 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-270791
PROSPECTUS
LAVORO LIMITED
UP TO 111,557,151 CLASS A ORDINARY SHARES
UP TO 10,083,606 CLASS A ORDINARY SHARES UNDERLYING WARRANTS
This prospectus relates to the offer and sale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of:
•
up to 10,000,000 Class A ordinary shares, par value US$0.001 per share (“Ordinary Shares”), of Lavoro Limited (“New Lavoro”) issued to The Production Board, LLC (“The Production Board”) in exchange for 10,000,000 SPAC Class A Ordinary Shares (as defined herein) acquired by The Production Board in a private placement under the TPB PIPE Investment (as defined herein) consummated in connection with the Business Combination (as defined herein), at a purchase price of US$10.00 per Ordinary Share. Certain of the Ordinary Shares issued under the TPB PIPE Investment are subject to lock-up restrictions under the Sponsor Letter Agreement, as amended (as defined herein);

•
up to 2,830,750 Ordinary Shares issued to certain Selling Securityholders in exchange for 2,830,750 SPAC Class A Ordinary Shares (as defined herein) that were held by such Selling Securityholders pursuant to the Forward Purchase Agreements (as defined herein) (“Forward Purchase Agreement Shares”) entered into in connection with the Business Combination at a purchase price of approximately US$10.00 per Ordinary Share; and

•
up to 98,726,401 Ordinary Shares issued to the Lavoro Original Shareholders (as defined herein) and which are subject to lock-up restrictions under the Lock-up Agreement (as defined herein). These Ordinary Shares were acquired by the Lavoro Original Shareholders based on a value of US$10.00 per Ordinary Share, however, these shares were issued in exchange for securities of Lavoro Agro Limited (as defined herein), which were acquired by the Lavoro Original Shareholders at prices that equate to purchase prices of less than US$10.00 per share, and in some cases, as low as approximately US$3.47 per share.

In addition, this prospectus relates to the issuance by us of up to 10,083,606 Ordinary Shares that are issuable by us upon the exercise of Warrants (as defined herein). 4,071,507 of our Warrants were originally acquired by TPB Acquisition Sponsor I, LLC in a private placement for a purchase price of US$1.50 per SPAC Private Warrant (as defined herein) in connection with TPB SPAC’s initial public offering, which were then converted into Private Warrants upon closing of the Business Combination at a ratio of one to one. 6,012,099 of our Warrants were originally acquired by the public shareholders of TPB SPAC in its initial public offering as part of a unit consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Public Warrant, at a price of US$10.00 per unit.
We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
We will not receive any of the proceeds from such sales of the Ordinary Shares or Warrants, except with respect to amounts we may receive upon the exercise of the Warrants and the sale of the Forward Purchase Agreement Shares. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was US$5.49 per share on May 5, 2023. Each Warrant is exercisable for one Ordinary Share at an exercise price of US$11.50. Therefore, if and when the trading price of the Ordinary Shares is less than US$11.50, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately US$115,961,469 if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on February 28, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities, as described in the section entitled “Plan of Distribution.”
Our Ordinary Shares and Public Warrants are listed on the Nasdaq Stock Market LLC (the “Nasdaq”) under the trading symbols “LVRO” and “LVROW,” respectively. On May 5, 2023, the closing price of our Ordinary Shares on Nasdaq was US$5.49 per share and the closing price of our Warrants on Nasdaq was US$0.71 per warrant.
Due to the significant number of SPAC Class A Ordinary Shares (as defined herein) that were redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. Furthermore, the 121,640,757 Ordinary Shares being registered for sale in this prospectus (including Ordinary Shares underlying Warrants) exceed the total number of outstanding Ordinary Shares (116,608,329 outstanding Ordinary Shares as of May 5, 2023, prior to any exercise of the Warrants). In addition, the Ordinary Shares beneficially owned by the Lavoro Original Shareholders represent 84.7% of our total outstanding Ordinary Shares (including 3,006,049 Vesting Founder Shares (as defined herein) outstanding as of the date hereof) and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the Lavoro Original Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the Lavoro Original Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.
In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. Even if the current market price is significantly below the price at the time of the initial public offering of TPB SPAC (as defined herein), certain Selling Securityholders may have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than our public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders or certain other Selling Securityholders would experience losses in connection with their investment. For additional information, see “Selling Securityholders” and “Risk Factors — Risks Relating to Our Ordinary Shares and Warrants — The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our outstanding Ordinary Shares and the sale of such securities could cause the market price of our Ordinary Shares to decline significantly.”
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Foreign Private Issuer.”
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
PROSPECTUS DATED MAY 25, 2023

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.
Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 filed with the SEC by Lavoro Limited. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.
The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”
The term “Brazil” refers to the Federative Republic of Brazil and the phrase “Brazilian government” refers to the federal government of Brazil. “Central Bank” refers to the Central Bank of Brazil (Banco Central do Brasil). References to “real,” “reais” or “R$” in this prospectus refer to the Brazilian real, the official currency of Brazil and references to “U.S. dollars,” “US$” and “$” in this prospectus are to United States dollars, the legal currency of the United States.

FREQUENTLY USED TERMS
Throughout this prospectus, unless otherwise stated or unless the context otherwise requires, the term “New Lavoro” refers to Lavoro Limited, a Cayman Islands exempted company, and the terms “we,” “us,” “our,” “the Company,” “our company,” “Lavoro” or “Lavoro Group” refer to: (i) the combined group of Lavoro Agro Holding S.A., or Lavoro Brazil, and its subsidiaries, Crop Care Holding S.A., or Crop Care, and its subsidiaries, and Lavoro Colombia S.A.S., or Lavoro Colombia, and its subsidiaries, prior to the contribution of the shares of Lavoro Brazil, Crop Care and Lavoro Colombia to an entity controlled by Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands, or Lavoro Agro Limited, which was completed in mid-2022; (ii) Lavoro Agro Limited, together with its consolidated subsidiaries, following the contribution of the shares of Lavoro Brazil, Crop Care and Lavoro Colombia to an entity controlled by Lavoro Agro Limited; and (iii) New Lavoro, together with its consolidated subsidiaries, following the completion of our corporate reorganization in January 2023 and the consummation of the Business Combination. Unless the context requires otherwise, all references to “our financial statements” mean the combined financial statements of Lavoro included herein.
In addition, in this document, unless otherwise stated or unless the context otherwise requires:
“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, entered into by New Lavoro and the Sponsor on the Closing Date, pursuant to which that certain Registration Rights Agreement, dated as of August 13, 2021, was amended and restated in its entirety as of the Closing Date.
“bag” means a unit of measurement equal to: (i) 60 kilograms or 2.36 bushels of grains, i.e., the products that our farmer clients produce; (ii) 40 kilograms of seeds, i.e., an input that we sell.
“Brazil” means the Federative Republic of Brazil.
“Brazilian government” means the federal government of Brazil.
“Business Combination” means the Mergers and the other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Investment.
“Business Combination Agreement” means the Business Combination Agreement, dated as of September 14, 2022, as may be amended, supplemented, or otherwise modified from time to time, by and among TPB SPAC, New Lavoro, First Merger Sub, Second Merger Sub, Third Merger Sub and Lavoro Agro Limited.
“CDI Rate” means the Brazilian interbank deposit (certificado de depósito interbancário) rate, which is an average of interbank overnight deposit interest rates in Brazil.
“Central Bank” means the Brazilian Central Bank (Banco Central do Brasil).
“Closing” means the closing of the transactions contemplated by the Business Combination Agreement.
“Closing Date” means February 28, 2023, the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Continental” refers to Continental Stock Transfer & Trust Company, the Company’s transfer agent.
“COPOM” means the Brazilian Monetary Policy Committee (Comitê de Política Monetária do Banco Central).
“COVID-19” or the “COVID-19 pandemic” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or other epidemics, pandemics or disease outbreaks.
“CPI” means the Colombia Consumer Price Index (Índice de Precios al Consumidor).
“DTF Rate” means the Colombian investment rate (certificado de depósito a término), which is an average of interbank and financial corporation loan rates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FGV” means the Getulio Vargas Foundation (Fundação Getulio Vargas).
“First Effective Time” means the time at which the First Merger became effective.
“First Merger” means the merger of First Merger Sub with and into TPB SPAC pursuant to the Business Combination Agreement, with TPB SPAC surviving as a directly wholly owned subsidiary of New Lavoro.
“First Merger Sub” means Lavoro Merger Sub I Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro prior to the consummation of the Business Combination.
“Forward Purchase Agreements” means the separate forward share purchase agreements entered into on February 21, 2023 by TPB SPAC and certain equity holders of TPB SPAC, pursuant to which TPB SPAC (or Second Merger Sub, as successor-in-interest to TPB SPAC following the Closing) agreed to purchase in the aggregate, on the date that is 24 months after the Closing Date, 2,830,750 Ordinary Shares then held by the referred to equity holders of TPB SPAC. See “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Forward Purchase Agreements.”
Our “governing documents” refers to our memorandum and articles of association, as amended and restated from time to time.
A “hectare” is a unit of measurement equal to 2.471 acres.
“IASB” means the International Accounting Standards Board.
“IBGE” means the Brazilian Institute for Geography and Statistics (Instituto Brasileiro de Geografia e Estatística).
“IBR Rate” means the Colombia banking reference rate (Indicador Bancario de Referencia).
“ICMS” means the Brazilian tax on the circulation of goods and services (imposto sobre a circulação de mercadorias e serviços).
“IFRS” means International Financial Reporting Standards, as issued by the International Accounting Standards Board, or IASB.
“IGP-M” means the General Market Price Index (Índice Geral de Preços — Mercado), which is published by FGV.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Funds” means a group of Cayman Islands, Delaware and Ontario entities, which are the record holders of certain of our Ordinary Shares. The Investment Funds are ultimately controlled by Patria, which may be deemed to beneficially own the Investment Funds. See “Beneficial Ownership of Securities.”
“IPCA” means the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), which is published by the IBGE.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Lavoro Agro Limited” means Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands.
“Lavoro Agro Limited Shares” means the common shares, par value US$1.00 per share, of Lavoro Agro Limited.
“Lavoro Original Shareholders” means the Investment Funds and Patria Finance, collectively.
“Lavoro Share Plan” means the Lavoro Agro Holding S.A. Long-Term Incentive Policy (Política de Incentivo de Longo Prazo da Lavoro Agro Holding S.A.).

“management” or our “management team” means the officers of the Company.
“Mergers” means the First Merger, Second Merger and Third Merger, collectively.
“Minimum viable product,” or “MVP,” is a development technique in which a version of a new product is developed with sufficient features to be usable by early customers who can then provide feedback for future product development. The concept will be used to validate a market need for the product and for incremental developments.
“Nasdaq” means The Nasdaq Stock Market LLC.
“New Lavoro” means Lavoro Limited, a Cayman Islands exempted company with limited liability.
“Ordinary Shares” means the Class A ordinary shares, par value US$0.001 per share, of the Company.
“Patria” means Patria Investments Limited, a Cayman Islands exempted company with limited liability, and its affiliates (including Patria Finance).
“Patria Finance” means Patria Finance Limited, a Cayman Islands exempted company with limited liability.
“PCAOB” means the Public Company Accounting Oversight Board.
“Private Warrants” means the 4,071,507 warrants issued by the Company, each exercisable at US$11.50 per one Ordinary Share, all of which are held by the Sponsor.
“Public Warrants” means the 6,012,099 warrants issued by the Company, each exercisable at US$11.50 per one Ordinary Share, and which are traded on Nasdaq under the symbol “LVROW.”
“RTVs” refer to Lavoro’s technical sales representatives (Representante Técnico de Vendas), who are linked to its retail stores, and who develop commercial relationships with farmers.
“SEC” means the U.S. Securities and Exchange Commission.
“SELIC rate” means the Brazilian interest rate established by the Brazilian Special Clearance and Custody System (Sistema Especial de Liquidação e Custódia).
“Second Effective Time” means the time at which the Second Merger became effective.
“Second Merger” means the merger of TPB SPAC with and into Second Merger Sub pursuant to the Business Combination Agreement, with Second Merger Sub surviving as our directly wholly owned subsidiary.
“Second Merger Sub” means Lavoro Merger Sub II Limited, a Cayman Islands exempted company and our direct, wholly owned subsidiary prior to the consummation of the Business Combination.
“Securities Act” means the Securities Act of 1933, as amended.
“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value US$0.0001 per share, of TPB SPAC.
“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value US$0.0001 per share, of TPB SPAC.
“SPAC Mergers” means the First Merger and Second Merger.
“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, collectively.
“SPAC Private Warrants” means the 4,071,507 private placement warrants issued by TPB SPAC and held by the Sponsor to acquire SPAC Class A Ordinary Shares that were outstanding immediately prior to the First Effective Time.

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“SPAC Public Warrants” means the 6,012,099 public warrants issued by TPB SPAC to acquire SPAC Class A Ordinary Shares that were outstanding immediately prior to the First Effective Time.
“Sponsor” means TPB Acquisition Sponsor I, LLC, a Delaware limited liability company.
“Sponsor Letter Agreement” means that certain Sponsor Letter Agreement, dated August 13, 2021, by and among Sponsor, TPB SPAC and TPB SPAC’s directors and officers (as amended on September 14, 2022 and February 28, 2023 by and among the Sponsor, TPB SPAC, TPB SPAC’s directors and officers, Lavoro Agro Limited and New Lavoro, and as further amended on March 22, 2023 by and among the Sponsor, Second Merger Sub (as successor to TPB SPAC), The Production Board, Lavoro Agro Limited and New Lavoro).
“The Production Board” means The Production Board, LLC, a Delaware limited liability company.
“TIB Rate” means the Colombian interbank deposit rate (Tasa Interbancaria).
“tonne” is a unit of measurement equal to 1,000 kilograms, 1.10 short tons or 0.98 long tons.
“TPB PIPE Investment” means the entry by us and TPB SPAC into a subscription agreement with The Production Board, pursuant to which The Production Board agreed to subscribe for and purchase, and TPB SPAC agreed to issue an aggregate of 10,000,000 SPAC Class A Ordinary Shares at a price of US$10.00 per share.
“TPB SPAC” means TPB Acquisition Corporation I, a Cayman Islands exempted company with limited liability.
“Third Effective Time” means the time at which the Third Merger became effective.
“Third Merger” means the merger of Third Merger Sub with and into Lavoro Agro Limited pursuant to the Business Combination Agreement, with Lavoro Agro Limited surviving as a directly wholly owned subsidiary of New Lavoro.
“Third Merger Sub” means Lavoro Merger Sub III Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of New Lavoro prior to the consummation of the Business Combination.
“Trust Account” means that certain trust account that held certain funds maintained and invested pursuant to that certain Investment Management Trust Account Agreement dated August 13, 2021, by and between TPB SPAC and Continental.
“U.S. GAAP” means United States generally accepted accounting principles.
“Warrant Agreement” means the warrant agreement covering the Warrants, which is filed as an exhibit hereto and is incorporated by reference herein.
“Warrants” means the 10,083,606 warrants issued by us, consisting of 6,012,099 Public Warrants and 4,071,507 Private Warrants.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION
Overview
New Lavoro was incorporated to become the holding entity of the Lavoro Group to effect the Business Combination. Prior to the consummation of the Business Combination on February 28, 2023, New Lavoro had only nominal assets and liabilities and no material contingent liabilities or commitments and did not conduct any material activities other than those incident to its formation and certain matters related to the Business Combination, such as the making of certain required securities law filings. Accordingly, no financial statements of New Lavoro have been included in this prospectus. New Lavoro continues not to have any assets other than its direct equity interests in its wholly-owned subsidiaries, Lavoro Merger Sub II Limited and Lavoro Agro Limited.
Lavoro Agro Limited was incorporated in late 2021 as part of a recent corporate reorganization undertaken by Lavoro to implement certain changes to its organizational structure. Under the reorganization, among other changes, Lavoro Agro Limited was formed to become the holding entity for the Lavoro Group, which, prior to the consummation of the Business Combination, was comprised of Lavoro Brazil, Crop Care and Lavoro Colombia, together with their respective subsidiaries. Upon the completion of the corporate reorganization in January 2023, Lavoro Brazil, Crop Care and Lavoro Colombia became indirect subsidiaries of Lavoro Agro Limited, and Lavoro Agro Limited, together with its consolidated direct and indirect subsidiaries, among other entities, formed a single, consolidated group with unified operations. Prior to the completion of the corporate reorganization, Lavoro Agro Limited had limited or no assets, liabilities, operations or activities and no material contingent liabilities or commitments and as such, the financial statements of Lavoro Agro Limited have been omitted from this prospectus. Accordingly, our financial statements presented in this prospectus are the combined financial statements of the Lavoro Group, comprising Lavoro Brazil, together with its subsidiaries, Crop Care, together with its subsidiaries, and Lavoro Colombia, together with its subsidiaries.
The Business Combination was accounted for as a capital reorganization. Under this method of accounting, TPB SPAC was treated as the “acquired” company for financial reporting purposes, and New Lavoro was the accounting “acquirer.” The net assets of TPB SPAC were stated at historical cost, with no goodwill or other intangible assets recorded. The Business Combination, which is not within the scope of IFRS 3 — Business Combinations, or IFRS 3, since TPB SPAC does not meet the definition of a “business” pursuant to IFRS 3, is accounted for within the scope of IFRS 2 — Share-Based Payments, or IFRS 2. Any excess of fair value of New Lavoro’s Ordinary Shares issued over the fair value of TPB SPAC identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.
Subsequent to the consummation of the Business Combination, (i) the historical operations of the Lavoro Group are deemed to be those of New Lavoro and (ii) our financial statements will present the operations of New Lavoro and its consolidated subsidiaries and will be prepared in accordance with IFRS as issued by the IASB.
Lavoro Group Financial Statements
We maintain our books and records in Brazilian reais, the presentation currency of our combined financial statements and also the functional currency of the Lavoro Group. The functional currency for the majority of our subsidiaries is also the Brazilian real, except that companies located in Colombia have the Colombian peso (“COP”) as their reporting currency. The financial statements of our Colombian subsidiaries are translated into Brazilian reais as follows:
i.
assets and liabilities for each statement of financial position presented are translated at the closing exchange rate at the date of that statement of financial position;

ii.
income and expenses for each statement of profit or loss are translated at the respective average monthly exchange rate; and

iii.
exchange rate differences arising from this translation are recognized in other comprehensive income.

Our financial statements presented in this prospectus are the combined financial statements of the Lavoro Group, which is comprised of Lavoro Brazil, together with its subsidiaries, Crop Care, together with its subsidiaries, and Lavoro Colombia, together with its subsidiaries. Our audited combined financial statements were prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. IFRS differs from the United States generally accepted accounting principles, or U.S. GAAP, in certain material respects and thus may not be comparable to financial information presented by U.S. companies. Our unaudited interim condensed combined financial statements were prepared in accordance with International Financial Reporting Standard No. 34 – Interim Financial Reporting, issued by the IASB, or IAS 34.
The audited combined financial statements as of June 30, 2022 and 2021 and for each of the three years in the period ended June 30, 2022, together with the notes thereto, included elsewhere in this prospectus, are referred to herein as our audited combined financial statements. The unaudited interim condensed combined financial statements as of December 31, 2022 and for the six-month period ended December 31, 2022 and 2021, together with the notes thereto, included elsewhere in this prospectus, are referred to herein as our unaudited interim condensed combined financial statements. All references herein to Lavoro Group’s financial statements or to Lavoro Group’s financial information are to Lavoro Group’s unaudited interim condensed combined financial statements and Lavoro Group’s audited combined financial statements, collectively. Lavoro Group’s financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and Lavoro’s unaudited interim condensed combined financial statements, and Lavoro’s audited combined financial statements, including the notes thereto, included elsewhere in this prospectus.
Our fiscal year ends on June 30. References in this prospectus to a fiscal year, such as “fiscal year 2022,” or “FY22” relate to our fiscal year, the year ended June 30, 2022.
Reportable Segments
We have three reportable segments: the Brazil Cluster, which comprises companies dedicated to the distribution of agricultural inputs such as crop protection, seeds, fertilizers and specialty products, in Brazil; the LATAM Cluster, which includes companies dedicated to the distribution of agricultural inputs outside Brazil (primarily in Colombia); and the Crop Care Cluster, which includes companies that produce and import our own portfolio of private label products including off-patent crop protection and specialty products (e.g., biologicals and specialty fertilizers). The table below sets forth the entities that comprise each of our three reportable segments:
Brazil Cluster
Facirolli Comércio e Representações S.A.
Cultivar Agrícola – Comércio, Importação e Exportação S.A.
Integra Soluções Agrícolas Ltda.
Produtec Comércio e Representações S.A.
Produtiva Agronegócios Comércio e Representação Ltda.
Qualiciclo Agrícola S.A.
Lavoro Agrocomercial S.A.
Agrocontato Comércio e Representações de Produtos Agropecuários S.A.
PCO – Comércio, Importação, Exportação e Agropecuária Ltda.
Agrovenci – Comércio, Importação, Exportação e Agropecuária Ltda.
Agrovenci Distribuidora de Insumos Agrícolas Ltda.
América Insumos Agrícola Ltda.
Central Agricola Rural Distribuidora de Defensivos Ltda.
Denorpi Distribuidora de Insumos Agrícolas Ltda.
Deragro Distribuidora de Insumos Agrícolas Ltda.

Brazil Cluster
Desempar Participações Ltda.
Desempar Tecnologia Ltda.
Futuragro Distribuidora de Insumos Agrícolas Ltda.
Distribuidora Pitangueiras de Produtos Agropecuários S.A.
Plenafértil Distribuidora de Insumos Agrícolas Ltda.
Realce Distribuidora de Insumos Agrícolas Ltda.
Nova Geração Comércio de Produtos Agrícolas Ltda.
Lavoro Agro Holding S.A.
Floema Soluções Nutricionais de Cultivos Ltda.
Sollo Sul Insumos Agrícolas Ltda.
Dissul Insumos Agrícolas Ltda.
Casa Trevo Comercial Agrícola Ltda.
Casa Trevo Participações S.A.
CATR Comercial Agrícola Ltda.
Lavoro Agro Fundo de Investimento nas Cadeias Produtivas Agroindustriais (FIAGRO) – Direitos Creditórios
LATAM Cluster
Agrointegral Andina S.A.S.
Agroquímicos para la Agricultura Colombiana S.A.S.
Agricultura y Servicios S.A.S.
Cenagral S.A.S.
Grupo Cenagro S.A.S.
Servigral Praderas S.A.S.
Lavoro Colombia S.A.S.
Grupo Gral S.A.S.
Provecampo S.A.S.
Crop Care Colombia S.A.S.
Crop Care Cluster
Agrobiológica Sustentabilidade S.A.
Agrobiológica Soluções Naturais Ltda.
Perterra Insumos Agropecuários S.A.
Perterra Trading S.A.
Union Agro S.A.
Crop Care Holding S.A. (Brasil)
Araci Administradora de Bens S.A.
Acquisitions
As of the date of this prospectus, we have completed the acquisition of the 24 following groups or companies since our inception: (1) Grupo Gral (comprising Agrointegral Andina S.A.S., Agroquímicos para la Agricultura Colombiana S.A.S., and Servigral Praderas S.A.S.); (2) Lavoro Agrocomercial; (3) Distribuidora Pitangueiras de Produtos Agropecuários S.A.; (4) Impacto Insumos Agrícola Ltda. (later merged into Lavoro Agrocomercial); (5) Agrovenci (as defined below); (6) Agrovale (as defined below); (7) AgSe Group (as defined below); (8) Produtec (as defined below); (9) Agrobiológica Soluções; (10) Central Agrícola (as defined below); (11) Integra (as defined below); (12) Qualicitrus (as defined below); (13)

América (as defined below); (14) Desempar (as defined below); (15) Cultivar (as defined below); (16) Cenagro/Cenagral (as defined below); (17) Produttiva (as defined below); (18) Union Agro (as defined below); (19) AgroZap (as defined below); (20) Nova Geração (as defined below); (21) Floema (as defined below); (22) Provecampo (as defined below); (23) Casa Trevo and CATR (as defined below); and (24) Sollo Sul and Dissul (both as defined below).
The following is a description of acquisitions completed in the fiscal years ended June 30, 2020, 2021 and 2022 and the six-month period ended December 31, 2022, and thereafter.
Acquisitions Completed in the Fiscal Year Ended June 30, 2020
On September 10, 2019, we entered into an agreement to acquire 100.0% of Agrocontato Comércio e Representações de Produtos Agropecuários S.A., PCO — Comércio, Importação, Exportação e Agropecuária Ltda., or Agrovale, and Agrovenci — Comércio, Importação, Exportação e Agropecuária Ltda., or Agrovenci, a group of companies referred to as the AGP Group, specializing in the sale of fertilizers and crop protection products. The contract provides for the payment of an installment in the event of the successful collection of receivables past due at the acquisition date in the amount of R$19.9 million, and in the amount of R$0.7 million in the event of success in an administrative proceeding relating to certain Brazilian federal tax credits. We recognize an account payable for the amounts to be probably disbursed. The transaction closed on January 21, 2020.
On December 9, 2019, we entered into an agreement to acquire 64.8% of Produtec Comércio e Representações S.A., or Produtec, a company specializing in the sale of seeds, crop protection products, specialties, and services. The transaction closed on April 1, 2020.
On December 23, 2019, we entered into an agreement to acquire 97.6% of each of Agricultura y Servicios S.A.S., or AgSe, and Fertilizantes Líquidos y Servicios S.A.S., or Fertilyser, a group of companies, which is referred to as the AgSe Group, specializing in the sale of agricultural inputs such as fertilizers, and related services such as product application services and soil analysis. The transaction closed on February 28, 2020.
On January 13, 2020, we entered into an agreement to acquire 100.0% of Central Agricola Rural Distribuidora de Defensivos Ltda., or Central Agrícola, a company specializing in the sale of crop protection products and fertilizers, among other products. Part of the payment was made through the exchange of shares of Lavoro Agrocomercial. The transaction closed on May 20, 2020.
Our acquisitions of the AGP Group, Produtec, Central Agrícola and the AgSe Group are collectively referred to in this prospectus as the “2020 Acquisitions.” For more information, see note 20 to our audited combined financial statements included elsewhere in this prospectus.
Acquisitions Completed in the Fiscal Year Ended June 30, 2021
On June 18, 2020, we entered into an agreement to acquire 100.0% of Integra Soluções Agrícolas Ltda., or Integra, a company specializing in the sale of crop protection products, fertilizers, seeds, and other agricultural inputs. Part of the payment was made through the exchange of shares of Integra. The transaction closed on September 1, 2020.
On July 17, 2020, we entered into an agreement to acquire 70.8% of Qualiciclo Agrícola S.A., or Qualicitrus, a company specializing in the sale of crop protection products, fertilizers, seeds, specialties and machinery, and related services such as soil testing and fertility maps. The transaction closed on November 17, 2020.
On July 21, 2020, we entered into an agreement to acquire 100.0% of Agrobiológica Soluções, a company specializing in the development, production and sale of biological agricultural products. Part of the payment was made through a share exchange with Agrobiológica Sustentabilidade. The transaction closed on August 28, 2020.
On September 11, 2020, we entered into an agreement to acquire 100.0% of América Insumos Agrícolas Ltda., or América, a company specializing in the sale of agricultural inputs, including crop protection products and fertilizers. The transaction closed on December 30, 2020.

x

On November 12, 2020, we entered into an agreement to acquire 60.7% of Cultivar Agrícola — Comércio, Importação e Exportação S.A., or Cultivar, a company specializing in the sale of agricultural inputs, including crop protection products and fertilizers. The contract provides for the payment of an installment in the event of the successful collection of receivables past due at the acquisition date in the amount of R$5.8 million. The transaction closed on April 1, 2021.
On December 4, 2020, we entered into an agreement to acquire 100.0% of Desempar Participações Ltda. (including its subsidiaries Denorpi Distribuidora de Insumos Agrícolas Ltda., Deragro Distribuidora de Insumos Agrícolas Ltda., Plenafértil Distribuidora de Insumos Agrícolas Ltda., Futuragro Distribuidora de Insumos Agrícolas Ltda., Realce Distribuidora de Insumos Agrícolas Ltda. and Desempar Tecnologia Ltda.), or Desempar, a group of companies specializing in the sale of crop protection products, fertilizer, specialties, and seeds, and related services. The transaction closed on March 31, 2021.
Our acquisitions of Integra, Qualicitrus, Agrobiológica Soluções, América, Cultivar and Desempar are collectively referred to in this prospectus as the “2021 Acquisitions.” For more information, see note 20 to our audited combined financial statements included elsewhere in this prospectus.
Acquisitions Completed in the Fiscal Year Ended June 30, 2022
On June 23, 2021, we entered into an agreement to acquire 100.0% of Produtiva Agronegócios Comércio e Representações S.A., or Produttiva, a company specializing in the sale of pesticides, seeds and foliar fertilizers as well as providing technical assistance to farmers in choosing products for planting. The total purchase price of R$86.9 million was divided as follows: (i) R$36.4 million was paid in cash on the closing date; (ii) R$22.5 million was paid in shares issued by Produtec to the selling shareholders on the closing date; and (iii) R$28.0 million was paid on the first anniversary of the closing date. The transaction closed on September 2, 2021.
On July 26, 2021, we entered into an agreement to acquire 73.0% of Union Agro, a company specializing in the production and distribution of special fertilizer. The total purchase price of R$124.0 million was divided as follows: (i) R$103.8 million was paid in cash on the closing date; and (ii) R$20.2 million is payable in cash within 12 months of the closing date. The transaction closed on October 28, 2021.
On July 28, 2021, we entered into an agreement to acquire 100.0% of each of Grupo Cenagro S.A.S., or Cenagro, and Cenagral S.A.S., or Cenagral, companies specializing in the sale of crop protection products, fertilizer, specialties, and seeds, and related services. The purchase price was the equivalent in Colombian pesos to R$44.2 million, of which: (i) the equivalent in Colombian pesos to R$32.1 million was paid in cash on the closing date; and (ii) the equivalent in Colombian pesos to R$12.1 million is payable in cash on the first anniversary of the closing date. The transaction closed on August 31, 2021.
On August 5, 2021, we entered into an agreement to acquire 75.0% of Facirolli Comércio e Representações Ltda., or AgroZap, a company specializing in the sale of agricultural inputs and related services. The total purchase price of R$41.0 million was divided as follows: (i) R$18.8 million was paid in cash on the closing date; and (ii) R$22.1 million is payable in cash within 12 months of the closing date. The transaction closed on January 7, 2022.
On December 24, 2021, we entered into an agreement to acquire 70.0% of Nova Geração Comércio de Produtos Agrícolas Ltda., or Nova Geração, a company specializing in the sale of agricultural inputs and related services. The total purchase price of R$30.7 million was divided as follows: (i) R$15.6 million was paid in cash on the closing date; (ii) R$7.8 million was paid in shares issued by Nova Geração to the selling shareholders on the closing date; and (iii) R$7.3 million is payable in cash within 12 months of the closing date. The transaction closed on April 6, 2022.
Our acquisitions of Produttiva, Union Agro, Cenagro, Cenagral, AgroZap and Nova Geração are collectively referred to in this prospectus as the “2022 Acquisitions.” For more information, see note 20 to our audited combined financial statements included elsewhere in this prospectus.
Acquisitions Completed in the Six-Month Period Ended December 31, 2022
On March 22, 2022, we entered into an agreement to acquire 100.0% of Floema Soluções Nutricionais de Cultivos Ltda., or Floema, a company specializing in the sale of agricultural inputs and related services.

The purchase price for 70% of Floema’s ownership interests is equivalent to R$27.6 million, of which: (i) R$20.7 million was payable in cash on the closing date, remaining subject to a preliminary price adjustment (which when calculated, was equivalent to a negative amount of R$9.5 million, resulting in a net payment in cash on the closing date amounting to R$11.2 million); and (ii) R$6.9 million is payable in cash on the first anniversary of the closing date (i.e. August 4, 2023), subject to a final price adjustment (to be calculated in the future). The purchase price for the remaining 30% of Floema’s ownership interests was paid in shares issued by AgroZap to the selling shareholders on the closing date, valued at R$11.8 million. The selling shareholders were also entitled to an earn-out of up to R$28.8 million, which was determined on the closing date to amount to R$18.8 million, of which: (i) R$14.1 million was paid in cash on the closing date; and (ii) R$4.7 million is payable in cash on the first anniversary of the closing date. Accordingly, on the closing date: (i) R$25.3 million was paid in cash; and (ii) R$12.3 million was paid in shares issued by AgroZap to the selling shareholders. The remaining R$11.6 million is subject to a final price adjustment and monetary adjustment and is payable in cash on the first anniversary of the closing date. The transaction closed on August 4, 2022.
On May 5, 2022, we entered into an agreement to acquire 85.0% of Casa Trevo Participações S.A. (including its subsidiary Casa Trevo Comercial Agrícola Ltda.), or Casa Trevo, and CATR Comercial Agrícola Ltda., or CATR, a Brazilian-based group of companies specializing in the sale of crop protection products, fertilizers, seeds, and other agricultural inputs. The total purchase price of R$42.5 million was divided as follows: (i) R$23.6 million was paid in cash on the closing date; and (ii) R$18.9 million is payable in cash in one annual installment within 12 months of the closing date. The transaction closed on August 31, 2022.
On June 16, 2022, we entered into an agreement to acquire 100% of Provecampo S.A.S., or Provecampo, a Colombian-based company specializing in the wholesale trade of basic chemical products, rubber and plastics in primary forms and chemical products for agricultural use. The total purchase price of R$21.7 million was divided as follows: (i) R$14.2 million was paid in cash on the closing date; and (ii) R$7.5 million is payable in cash in two equal annual installments within 24 months of the closing date. The transaction closed on July 29, 2022.
On July 22, 2022, we entered into an agreement to acquire 100% of Sollo Sul Insumos Agrícolas Ltda., or Sollo Sul, and Dissul Insumos Agrícolas Ltda., or Dissul, Brazilian-based companies specializing in the sale of crop protection products, fertilizers, seeds, and other agricultural inputs. The total purchase price of R$105.9 million was divided as follows: (i) R$53.0 million was paid in cash on the closing date; and (ii) R$53.0 million is payable in cash in two equal annual installments within 24 months of the closing date. The transaction closed on November 30, 2022.
Our acquisitions of Floema, Casa Trevo, CATR, Provecampo, Sollo Sul and Dissul are collectively referred to in this prospectus as the “2023 Acquisitions.” For more information, see notes 18 and 29 to our unaudited interim condensed combined financial statements included elsewhere in this prospectus and notes 20 and 30 to our audited combined financial statements included elsewhere in this prospectus.
Additionally, on August 25, 2022, we signed an agreement to acquire an 82% interest in NS Agro S.A., or NS Agro, for a total purchase price of R$664.2 million, to be paid in cash in three installments. Closing of this acquisition is subject to typical conditions precedent for this type of transaction, including the approval by regulatory authorities in Brazil, and had not been completed as of the date of this prospectus.
We have included elsewhere in this prospectus:
(i) our unaudited pro forma condensed combined financial information for the six-month period ended December 31, 2022 and for the fiscal year ended June 30, 2022, which gives pro forma effect to the 2023 Acquisitions and the 2022 Acquisitions as if they had been consummated on July 1, 2021, the beginning of the earliest period presented, and gives pro forma effect to the impact of the Business Combination (see “Unaudited Pro Forma Condensed Combined Financial Information”);
(ii) our unaudited supplemental condensed combined pro forma information for the fiscal year ended June 30, 2021, which gives pro forma effect to the 2021 Acquisitions, the 2022 Acquisitions and the 2023 Acquisitions as if they had been consummated on July 1, 2020 (which, for the avoidance of doubt, does not give pro forma effect to the impact of the Business Combination) (see “Management’s Discussion and

Analysis of Financial Condition and Results of Operations — Unaudited Supplemental Condensed Combined Pro Forma Information for the Year Ended June 30, 2021”); and
(iii) our unaudited supplemental condensed combined pro forma information for the fiscal year ended June 30, 2020, which gives pro forma effect to the 2020 Acquisitions, the 2021 Acquisitions, the 2022 Acquisitions and the 2023 Acquisitions as if they had been consummated on July 1, 2019 (which, for the avoidance of doubt, does not give pro forma effect to the impact of the Business Combination) (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Unaudited Supplemental Condensed Combined Pro Forma Information for the Year Ended June 30, 2020”).
Special Note Regarding Non-IFRS Financial Measures
This prospectus presents our Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Net Debt (Net Cash), and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, and their respective reconciliations for the convenience of investors, which are non-IFRS financial measures. A non-IFRS financial measure is generally defined as a numerical measure of historical or future financial performance, financial position, or cash flow that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable IFRS measure.
In addition, all non-IFRS financial measures presented in this prospectus (including pro forma non-IFRS financial measures) relate to the Lavoro Group only, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin
Pro Forma Adjusted EBITDA is defined as pro forma profit (loss) for the year, adjusted for pro forma finance income (costs), net, pro forma income taxes, pro forma depreciation and amortization, fair value on inventories sold from acquired companies, and pro forma M&A adjustments that in management’s judgment do not necessarily occur on a regular basis, minus gains on bargain purchases, in each case, without giving pro forma effect to the impact of the Business Combination. Pro Forma Adjusted EBITDA Margin is calculated as Pro Forma Adjusted EBITDA as a percentage of pro forma revenue for the period/year. We believe that our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin metrics are useful metrics used by analysts and investors because it provides additional information about trends in our operating performance prior to considering the impact of capital structure, depreciation, amortization and taxation on our results, as well as the effects of certain items or events that vary widely among similar companies, and therefore may hamper comparability across periods, although these measures are not explicitly defined under IFRS.
Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio
Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is calculated as Net Debt (Net Cash) divided by Pro Forma Adjusted EBITDA. Net Debt (Net Cash), also a non-IFRS financial measure, is calculated as borrowings (current and non-current) plus leases liabilities (current and non-current) plus payables for the acquisition of subsidiaries (current and non-current) plus obligations to FIAGRO quota holders less cash equivalents. We believe that Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is an important measure to monitor leverage and evaluate our financial position. With respect to Net Debt (Net Cash), cash and equivalents are subtracted from the IFRS measure of borrowings because they could be used to reduce our borrowings. A limitation associated with using Net Debt (Net Cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the comparable IFRS measures indicate. We believe that investors may find it useful to monitor leverage and evaluate our financial position using Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, although these measures are not explicitly defined under IFRS.
The non-IFRS financial measures described in this prospectus should not be viewed in isolation and are not a substitute for the IFRS measures of earnings. Additionally, our calculation of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Net Debt (Net Cash), and Net Debt (Net Cash)/Pro

Forma Adjusted EBITDA Ratio may be different from the calculation used by other companies, including our competitors in the agricultural industry, and therefore, our measures may not be comparable to those of other companies. See “Selected Combined Historical Financial Data — Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Net Debt (Net Cash), and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio to our pro forma profit (loss) for the year for the period.
TPB SPAC Financial Statements
The historical financial statements of TPB SPAC were prepared in accordance with U.S. GAAP and are reported in U.S. dollars.
Financial Information in U.S. Dollars
Solely for the convenience of the reader, we have translated some of the amounts included in this prospectus from reais into U.S. dollars. You should not construe these translations as representations by us that the amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated. Unless otherwise indicated, we have translated real amounts into U.S. dollars using a rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”
Rounding
Rounding adjustments have been made to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100%. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers.

INDUSTRY AND MARKET DATA
This prospectus contains data related to economic conditions in the market in which we operate. The information contained in this prospectus concerning economic conditions is based on publicly available information from third-party sources that we believe to be reasonable. Market data and certain industry forecast data used in this prospectus were obtained from internal reports and studies, where appropriate, as well as estimates, market research, publicly available information (including information available from the United States Securities and Exchange Commission website) and industry publications. We obtained the information included in this prospectus relating to the industry in which we operate, as well as the estimates concerning market shares, through internal research, public information and publications on the industry prepared by official public sources, such as the IBGE, the FAO and the USDA, among others, as well as private sources, such as consulting and research companies in the Brazilian agricultural industry, among others.
Market data used throughout this prospectus is based on management’s knowledge of the industry and the good faith estimates of management. All of management’s estimates presented are based on industry sources, including analyst reports and management’s knowledge. We also relied, to the extent available, upon management’s review of independent industry surveys and publications prepared by a number of sources and other publicly available information. We are responsible for all of the disclosure in this prospectus and we believe that each of the publications, studies and surveys used throughout this prospectus are prepared by reputable sources and are generally reliable, though we have not independently verified market and industry data from third-party sources. None of the publications, reports or other published industry sources referred to in this prospectus were commissioned by us or prepared at our request. We have not sought or obtained the consent of any of these sources to include such market data in this prospectus. All of the market data used in this prospectus involves a number of assumptions and limitations and therefore is inherently uncertain and imprecise, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.

FORWARD-LOOKING STATEMENTS
This prospectus contains a number of forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, results of operations, business strategy and plans and objectives of management for future operations, are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are also forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.
Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of our operations as set forth in the sections of this prospectus.
The forward-looking statements are based on the current expectations of our management and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by us and the following important factors:
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general economic, financial, political, demographic and business conditions in Brazil, as well as any other countries we may serve in the future and their impact on its business;

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geopolitical risk, including the political environment in Brazil and impacts of the ongoing conflict between Russia and Ukraine;

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the possibility that we may be adversely affected by other economic factors, particularly in Brazil;

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fluctuations in interest, inflation and exchange rates in Brazil and any other countries we may serve in the future;

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public health crises, such as the ongoing COVID-19 pandemic;

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competition in the agricultural industry;

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our ability to implement its business strategy;

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our ability to adapt to the rapid pace of technological changes in the agricultural industry;

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the reliability, performance, functionality and quality of our products and services;

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our ability to obtain certain licenses, grants, registrations and authorizations issued by government authorities for certain aspects of its operations;

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our ability to continue attracting and retaining new appropriately-skilled employees;

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our capitalization and level of indebtedness;

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the interests of our controlling shareholder;

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changes in government regulations applicable to the agricultural industry in Brazil and elsewhere;

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our ability to compete and conduct its business in the future;

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the success of operating initiatives, including advertising and promotional efforts and new product, service and concept development by us and our competitors;

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changes in consumer demand regarding agricultural products, customer experience and technological advances, and our ability to innovate to respond to such changes;

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changes in labor, distribution and other operating costs;

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our compliance with, and changes to, government laws, regulations and tax matters that currently apply to it;

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our ability to implement business plans, growth strategy and other expectations in the future;

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litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources, including potential litigation regarding the Business Combination; and

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other factors that may affect our financial condition, liquidity and results of operations.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult.
Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology/data adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information, as indicated. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” of this prospectus.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety, and our financial statements and related notes thereto, before making an investment decision.
Overview
We are a leading player in the Latin America agricultural inputs retail market, with operations spread across Brazil and Colombia, and an emergent agricultural input trading company in Uruguay. We play a key role in the agriculture value chain, providing farmers with a comprehensive portfolio of services and products through an omnichannel platform designed for farmers’ needs. We focus on serving small and medium-sized farmers (owning between 100 and 10,000 hectares), which represent 65% of the total agricultural land in Brazil, whereas large farmers (owning more than 10,000 hectares) and micro farmers (owning less than 100 hectares) represent 15% and 20%, respectively, according to a 2017 census by the IBGE. As of December 31, 2022, we have a broad geographical footprint, covering the most important agricultural states in Brazil and Colombia, supported by 215 physical stores and 1,012 RTVs, as well as its own digital channel. Our future growth plans include entry into Chile, Peru and Paraguay, where we are currently holding conversations with potential targets, as well as other countries in South and Central America.

Source: Company.
We have a long-standing relationships with several of the industry’s key suppliers, and as a result, we are able to deliver a comprehensive portfolio of crop protection, fertilizers, seeds and specialty products. We are also investing in the creation of a portfolio of private label products through its Crop Care Cluster. As a result of our large portfolio of products, we can offer a customized approach and better meet the needs of our farmer clients regardless of size, crop type or climate characteristics.

Source: Company analysis for the six-month period ended December 31, 2022.
(1)
Other revenues represent the remaining 6% of revenues.

Our digital channel consists of an e-commerce platform that enables farmers to place their agricultural inputs orders online both through an e-commerce site and via its proprietary mobile application for its clients called Super App. Our Super App is a hub of products and services to digitally integrate farmers with it and its partners. The application provides multiple solutions to our farmer clients, such as technical information, field monitoring, debt renegotiation, pre-pricing, weather forecasting, credit status verification, and other management and financial products.
We differentiate ourselves from competitors with a strong mergers and acquisitions, or M&A, execution track record and pipeline, a prominent leadership position in the agricultural inputs retail market in Latin America, a highly diversified operation across geographies, clients, suppliers and crops, highly trained and engaged RTVs to deliver the best service to our clients, and a strong position in the digital transformation of agriculture in the region.
Since we began operations in 2017 and as of the date of this prospectus, we have completed a total of 24 M&A transactions to become one of the leading agricultural inputs players in Colombia and Brazil in a short period of time. We have continued to strengthen this position by developing its own line of proprietary agricultural input products. The market in which we operate is still very fragmented and we believe we are one of the best positioned players to lead this consolidation. Moreover, our expertise allows us to integrate targets within our platform in less than 12 months, while our centralized management model enables us to extract synergies from every transaction, including economies of scale in procurement of agricultural input products, inventory management, logistics and other general and administrative operations. We also leverage our proprietary credit scoring system to mitigate financial risk for revenue booked via short-term credit to our clients.
Business Combination
On the Closing Date, we consummated the previously announced Business Combination pursuant to the Business Combination Agreement, by and among us, TPB SPAC, First Merger Sub, Second Merger Sub, Third Merger Sub and Lavoro Agro Limited.
Pursuant to the Business Combination Agreement, on the terms and subject to the conditions set forth therein, and on the date immediately prior to the date on which the Third Merger took place, substantially concurrently with and immediately after the closing of the TPB PIPE Investment, (i) First Merger Sub merged with and into TPB SPAC, with TPB SPAC surviving as a direct wholly owned subsidiary of New Lavoro, and (ii) immediately following the First Merger, TPB SPAC, as successor in the First Merger, merged with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of New Lavoro. On the Closing Date, Third Merger Sub merged with and into Lavoro Agro Limited, with Lavoro Agro Limited surviving as a direct wholly owned subsidiary of New Lavoro.
The Business Combination was unanimously approved by TPB SPAC’s board of directors and at the extraordinary general meeting of TPB SPAC’s shareholders held on February 22, 2023 (the “Extraordinary General Meeting”). TPB SPAC’s shareholders also voted to approve all other proposals presented at the Extraordinary General Meeting. Prior to the Closing Date, TPB SPAC public shareholders exercised their redemption rights in respect of 14,663,445 SPAC Class A Ordinary Shares. As a result, immediately prior to the Closing Date, there were 3,372,854 SPAC Class A Ordinary Shares outstanding.
As a result of the SPAC Mergers, (i) each SPAC Class A Ordinary Shares and SPAC Class B Ordinary Share, other than SPAC Ordinary Shares that were owned by TPB SPAC, First Merger Sub or any wholly owned subsidiary of TPB SPAC, were exchanged for Ordinary Shares, at a one-to-one ratio, and (ii) each SPAC Public Warrant and SPAC Private Warrant, each exercisable at US$11.50 per one SPAC Class A Ordinary Share, became a Public Warrant and Private Warrant, respectively, at a one-to-one ratio, on the same terms and conditions prior to such conversion.
As a result of the Third Merger, among other things, (i) each Lavoro Agro Limited Share owned by Lavoro Agro Limited, Third Merger Sub or any wholly owned subsidiary of Lavoro Agro Limited immediately prior to the Third Merger was automatically cancelled, and (ii) each Lavoro Agro Limited Share that was issued and outstanding immediately prior to the Third Effective Time (as defined in the Business Combination Agreement) was exchanged into and for all purposes represented only the right to receive a number of validly issued, fully paid and nonassessable Ordinary Shares equal to the Per Share Stock Consideration (as defined in the Business Combination Agreement).
Concurrently with the execution and delivery of the Business Combination Agreement, The Production Board entered into a subscription agreement pursuant to which The Production Board subscribed for and purchased 10,000,000 SPAC Class A Ordinary Shares at US$10.00 per share, for an aggregate purchase price of US$100,000,000. Moreover, certain other related agreements were executed in connection with the Business Combination, including the Voting and Support Agreement, the Lock-up Agreement, the Subscription Agreement, the Sponsor Letter Agreement and the A&R Registration Rights Agreement, each as described in “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination” included elsewhere in this prospectus.
As a result of the Business Combination, Lavoro Agro Limited has become a wholly owned direct subsidiary of New Lavoro. On March 1, 2023, the Ordinary Shares and the Public Warrants commenced trading on Nasdaq under the symbols “LVRO” and “LVROW,” respectively.
Due to the significant number of SPAC Class A Ordinary Shares that were redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. Furthermore, the 121,640,757 Ordinary Shares being registered for sale in this prospectus (including Ordinary Shares underlying Warrants) exceed the total number of outstanding Ordinary Shares (116,608,329 outstanding Ordinary Shares as of May 5, 2023, prior to any exercise of the Warrants). In addition, the Ordinary Shares beneficially owned by the Lavoro Original Shareholders represent 84.7% of our total outstanding Ordinary Shares (including 3,006,049 Vesting Founder Shares outstanding as of the date hereof) and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the Lavoro Original Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the Lavoro Original Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. Even if the current market price is significantly below the price at the time of the initial public offering of TPB SPAC, certain Selling Securityholders may have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than our public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders or certain other Selling Securityholders would experience losses in connection with their investment. For additional information, see “Selling Securityholders” and “Risk Factors — Risks Relating to Our Ordinary Shares and Warrants — The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our outstanding Ordinary Shares and the sale of such securities could cause the market price of our Ordinary Shares to decline significantly.”
Recent Developments
New Financing Transactions
Subsequent to December 31, 2022, through the date of this prospectus, certain of our Brazilian and Colombian subsidiaries entered into a number of financing agreements totaling an aggregate principal amount of R$193.2 million, with interest rates ranging from the CDI Rate plus 2.43% to 5.66% and maturing from May 2023 to March 2026, and COP$17,900.0 million, with a variable interest rate of IBR Rate plus 3.83% and up to 19.59% at a fixed rate and maturing from January 2024 to March 2024. These new financing transactions are in line with our business plan and reflect the seasonality of our business.
New Acquisitions
On January 13, 2023, our subsidiary Crop Care entered into an agreement for the acquisition of a 70% interest in Cromo Indústria Química Ltda., or “Cromo.” The purchase price of the acquisition totaled R$21.7 million, and is expected to be paid in cash in three installments: R$10.8 million on the closing date, R$5.4 million a year after the closing date and R$5.4 million two years after the closing date, all as adjusted by the IPCA. The completion of this acquisition is subject to the fulfilment of conditions precedent customary for this type of transaction, which include obtaining the requisite approvals from the relevant regulatory authorities in Brazil.
On February 28, 2023, our subsidiary Distribuidora Pitangueiras de Produtos Agropecuários S.A. entered into an agreement for the acquisition of a 70% interest in Referencia Agroinsumos Ltda., or “Referencia Agro.” The purchase price of the acquisition totaled R$140.0 million, and is expected to be paid in cash in two installments: R$105.0 million on the closing date and R$35.0 million a year after the closing date, as adjusted by the IPCA. The completion of this acquisition is subject to the fulfilment of conditions precedent customary for this type of transaction, which include obtaining the requisite approvals from the relevant regulatory authorities in Brazil.
Lavoro Agro Limited Capital Increase
On February 27, 2023, the board of directors of Lavoro Agro Limited approved, by unanimous written resolution, the issuance of an aggregate of 2.78 Lavoro Agro Limited Shares for a total subscription price of US$11,716,689. These Lavoro Agro Limited Shares were divided among, subscribed and paid for by the Investment Funds and Patria Finance Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.
Use of Proceeds
The Selling Securityholders may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Ordinary Shares or Warrants, except with respect to amounts we may receive upon the exercise of the Warrants. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was US$5.49 per share on May 5, 2023. Each Warrant is exercisable for one Ordinary Share at an exercise price of US$11.50. Therefore, if and when the trading price of the Ordinary Shares is less than US$11.50, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately US$115,961,469 if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on February 28, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Foreign Private Issuer
We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to shareholders of U.S. domestic reporting companies.
Our Corporate Information
We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Prior to the closing of the Business Combination, we did not conduct any material activities other than those incident to our formation and certain matters related to the Business Combination, such as the making of certain required securities law filings.
The mailing address of our principal executive office is Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo, SP, 04548-005, Brazil and our telephone number is +55 11 4280-0709. Our website is www.lavoroagro.com/en/. The information contained in, or accessible through, our website does not constitute a part of, and is not incorporated by reference into, this prospectus.
The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically, with the SEC at www.sec.gov.
Our agent for service of process in the United States is Cogency Global Inc. 122 East 42nd Street, 18th Floor, New York, NY 10168.
Our Organizational Structure
The following diagram depicts a simplified organizational structure of the Company as of the date hereof.

Lavoro
Original Shareholders
Other Holders of
Ordinary Shares
and Warrants
The
Production
Board
Lavoro Limited
(Cayman Islands)
Lavoro Agro
Limited
(Cayman Islands)
Lavoro Merger Sub
II Limited
(Cayman Islands)
Subsidiaries

For more information, see “Beneficial Ownership of Securities.”
Summary Risk Factors
Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. These risks include, among others:
Risks Relating to Our Business and Industry
•
We may be adversely affected by global market and economic conditions.

•
Our operating results are highly dependent upon and fluctuate based upon business and economic conditions and governmental policies affecting the agricultural industry in which we or our customers operate. These factors are outside of our control and may significantly affect our profitability.

•
Our business is highly seasonal and affected by adverse weather conditions and other factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

•
Climate change may have an adverse effect on agribusiness in Latin America and us.

•
We do not control the activities of our customers, and facts or circumstances that may occur as a result of their actions or omissions could harm our reputation and sales.

•
We operate in a competitive market. If we are unable to compete effectively, our financial results will suffer.

•
We may not be successful in selling or marketing the agricultural products that we offer in the markets in which we operate.

•
If we are unable to retain our existing customers or attract new customers, including through opening new stores and geographic expansion, our business, financial condition and results of operations will be adversely affected.

•
Our business depends on a well-regarded and widely known brand, and any failure to maintain, protect and enhance our brand would harm our business, financial condition and results of operations.

•
If we fail to manage our growth effectively, our business could be harmed.

•
Our continued international expansion efforts may not be successful, or may subject our business to increased risks.

•
Our results of operations and operating metrics may fluctuate and we may generate losses in the future, which may cause the market price of our Ordinary Shares to decline.

Risks Relating to Acquisitions and Pro Forma Financial Information
•
Any acquisition, partnership or joint venture we make or enter into could disrupt our business and harm our financial condition.

•
Our recent acquisitions and the comparability of our results may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects.

•
The unaudited pro forma financial information included in this prospectus is presented for illustrative purposes only and may not be indicative of our combined financial condition or results of operations after giving effect to our pro forma transactions.

Risks Relating to Legal and Regulatory Matters, Privacy, Litigation and Cybersecurity
•
Our business and the commercialization of our products are subject to various government regulations and agricultural, environmental, health and safety authorities and industry standards, and we or our collaborators may be unable to obtain, or may face delays in obtaining, necessary regulatory approvals.

•
Our operations are subject to various health and environmental risks associated with our production, handling, transportation, storage and commercialization.

•
Environmental, health and safety and food and agricultural input laws and regulations to which we are subject may become more stringent over time. This could increase the effects on us of these laws and regulations, and the increased effects could be materially adverse to our business, operations, liquidity and/or results of operations.

Risks Relating to Latin America
•
We are subject to risks relating to our significant presence in Latin American countries.

•
Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations.

•
The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of our Ordinary Shares.

Risks Relating to Our Ordinary Shares and Warrants
•
We will incur increased costs as a result of operating as a public company.

•
We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

•
The Lavoro Original Shareholders beneficially own approximately 84.7% of the outstanding Ordinary Shares, and control certain matters requiring shareholder approval. This concentration of ownership and voting power will limit your ability to influence corporate matters.

•
As a foreign private issuer, we will have different disclosure, Nasdaq corporate governance standards and other requirements than U.S. domestic registrants.

•
The exercise of our Warrants for our Ordinary Shares would increase the number of shares eligible for resale in the public market and result in dilution to our shareholders.

•
The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our outstanding Ordinary Shares and the sale of such securities could cause the market price of our Ordinary Shares to decline significantly.

•
We are a Cayman Islands exempted company with limited liability. The rights of our shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.

•
We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

THE OFFERING
The summary below describes the principal terms of the offering. The “Description of Share Capital” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.
Securities offered by the Selling Securityholders
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 111,557,151 Ordinary Shares. In addition, we are registering the issuance by us of up to 10,083,606 Ordinary Shares that are issuable by us upon the exercise of Warrants.
Offering prices
The exercise price of the Warrants is US$11.50 per Ordinary Share, subject to adjustment as described herein. The Ordinary Shares offered by the Selling Securityholders under this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”
Ordinary Shares issued and outstanding prior to any exercise of the Warrants
116,608,329 Ordinary Shares as of May 5, 2023.
Warrants issued and outstanding
10,083,606 Warrants, the exercise of which will result in the issuance of 10,083,606 Ordinary Shares.
Use of proceeds
The Selling Securityholders may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Ordinary Shares, except with respect to amounts we may receive upon the exercise of the Warrants. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was US$5.49 per share on May 5, 2023. Each Warrant is exercisable for one Ordinary Share at an exercise price of US$11.50. Therefore, if and when the trading price of the Ordinary Shares is less than US$11.50, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately US$115,961,469 if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on February 28, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Management’s

Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
We may also receive a portion of the aggregate gross proceeds with respect to certain sales under the Forward Purchase Agreement pursuant to that agreement, as described in “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Forward Purchase Agreements.”
See the section of this prospectus titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.
Dividend policy
We have never declared or paid any cash dividend on our Ordinary Shares. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. Any further determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors.
Market for our Ordinary Shares and Warrants
Our Ordinary Shares and Warrants are listed on Nasdaq under the trading symbols “LVRO” and “LVROW.”
Lock-Up Restrictions
Of the up to 111,557,151 Ordinary Shares that may be offered or sold by Selling Securityholders identified in this prospectus, 100,124,426 of those Ordinary Shares are subject to certain lock-up restrictions further described elsewhere in this prospectus. See “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination.”
Risk factors
Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.
The resale of Ordinary Shares pursuant to this prospectus could have a significant negative impact on the trading price of our Ordinary Shares. This impact may be heighted by the fact that certain of the Selling Securityholders purchased Ordinary Shares at prices that are well below the current trading price of the Ordinary Shares.

RISK FACTORS
You should carefully consider the risks described below before making an investment decision. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price and value of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement or related free writing prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement or related free writing prospectus.
Risks Relating to Our Business and Industry
We may be adversely affected by global market and economic conditions.
Our ability to continue to develop and grow our business, build proprietary distribution channels and generate revenues from product sales may be adversely affected by global economic conditions in the future, including instability in financial and credit markets, declining consumer and business confidence, fluctuating commodity prices and interest rates, volatile exchange rates and other challenges that could affect the global economy such as the changing financial regulatory environment. For example, our customers may experience deterioration of their businesses, cash flow shortages or difficulties obtaining financing, which could adversely affect the demand for our agricultural products and services. Changes in the prices of certain commodity products could result in higher overall costs along the agricultural supply chain, which may negatively affect our ability to commercialize our products due to a reduction of demand by our clients. Additionally, negative fluctuations in commodity prices could have an impact on growers’ purchasing decisions and negatively affect their ability and decisions to purchase our agricultural input products and services. We cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business and may not be able to anticipate or react to changing costs by adjusting our practices, which could cause our operating results to deteriorate. Any downturn in the global market or general economic conditions could have a material adverse effect on our results of operations, financial condition and business. See also “— Risks Relating to Latin America — Disruption or volatility in global financial and credit markets could have a material adverse effect on us.”
Our operating results are highly dependent upon and fluctuate based upon business and economic conditions and governmental policies affecting the agricultural industry in which we or our customers operate. These factors are outside of our control and may significantly affect our profitability.
Our operating results in particular, and agricultural production and trade flows more generally, are subject to factors outside our control that could adversely affect our operations and profitability. Therefore, the sale of our products may be adversely affected by circumstances beyond our control. The most important of these factors are:
•
weather, climatic variations and field conditions (particularly during periods of traditionally high agricultural and planting activity);

•
quantities of crop nutrients imported and exported;

•
cost increases by our suppliers and service providers for the agricultural inputs and services required in our activities, which may lead to decreased customer demand;

•
current and expected agricultural commodity inventories and prices (such as soybean and corn), which are heavily influenced by worldwide markets, with the United States, China, Brazil, Argentina and the European Union being the largest producers and consumers of these commodities; and

•
governmental policies and approvals of technologies affecting the agricultural industry, such as farm and biofuel policies, taxes, tariffs, duties, subsidies, incentives and import and export restrictions on agricultural commodities and commodity products, which may directly or indirectly influence the location or number of hectares planted, the level of inventories, the mix of crops planted or crop prices and the volume and types of imports and exports or otherwise negatively affect our operating results.
International market conditions, which are outside of our control, may significantly influence our operating results. The international market for agricultural inputs is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing agricultural inputs; foreign agricultural policies, including subsidy policies; the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets; changes in the hard currency demands of certain countries; and other regulatory policies of foreign governments; as well as the laws and policies affecting foreign trade and investment, including use of tariffs.
Moreover, our private label products use some basic raw materials, most of them mineral commodities, such as yellow phosphorus, acetic acid, CCMP (2-chloro-5-chloromethylpyridine), DMPAT (Dimethyl thiophosphoramidate), and manganese. These raw materials may suffer price increases in amounts higher than those expected by us, including changes to tax rates or the creation of new taxes, which can cause a decrease in the profitability of our products and, consequently, adversely affect our financial condition. Additionally, some of our raw materials are purchased in the foreign market and, therefore, their prices are linked to the variation of the dollar. If there is an increase in the price of the main raw materials that we or our suppliers use in the production process, our and/or their results of operations could be negatively impacted.
Our business is highly seasonal and affected by adverse weather conditions and other factors beyond our control, which may cause our sales and operating results to fluctuate significantly.
The sale of our products is dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. Demand for our products is typically strongest between October and December, with a second period of strong demand between January and March. The seasonality of agricultural inputs demand results in our sales volumes and net sales typically being the highest during the South American spring season and our working capital requirements typically being the highest just after the end of the spring season.
Weather conditions and natural disasters, such as heavy rains, hail, floods, frost, windstorms, drought or fire, as well as other factors beyond our control, such as demand conditions, availability of supply, food safety concerns, product recalls and government regulations also affect decisions by our distributors, direct customers and end users about the types and amounts of products to use and the timing of harvesting and planting. Disruptions may lead to delays in harvesting or planting by growers which can result in pushing orders to a future quarter, which could negatively affect results for the quarter in question and cause fluctuations in our operating results.
Moreover, we are exposed to the risk and significant cost of maintaining inventory if, due to the aforementioned reasons, the activities of our customers decrease. We cannot assure you that we will be able to distribute sufficient products during the year to meet the demand of our customers in peak seasons, nor that our customers will rapidly react to unexpected climate changes, which may adversely affect the demand for our products. Climate changes directly affect the planting schedule and demand of our customers and their crop yield and, as a result, adversely affect their financial condition and their ability to meet their obligations with us.
The overall level of seasonality in our business is difficult to evaluate as a result of our expansion into new geographical territories, the introduction of new products and the timing of introductions of new products. It is possible that our business may be more seasonal or experience seasonality in different periods than anticipated. Other factors may also contribute to the unpredictability of our operating results, including the size and timing of significant transactions. For example, as mentioned above, our most profitable months tend to be October, November and December in a given calendar year. If we acquire a large target between January and June of a given year, we would be missing its best performing months, and, therefore, our annual accounting statements for the fiscal year ended June 30 would not fully reflect the positive impact of the acquisition. Additionally, the delay or deferral of use of our agricultural products and services and the fiscal or quarterly budget cycles of our direct customers and end users may also impact the seasonality of our results. Customers may purchase large quantities of our products in a particular quarter to store and use over long periods of time or time their purchases to manage their inventories, which may cause significant fluctuations in our operating results for a particular quarter or year.
If seasonal demand exceeds our expectations, we will not have enough product volumes and our customers may acquire products from our competitors, which would negatively impact our profitability. If seasonal demand is less than we expect, we will be left with excess inventory and higher working capital and liquidity requirements. The degree of the seasonality of our business can change significantly from year to year due to conditions in the agricultural industry and other factors.
Climate change may have an adverse effect on agribusiness in Latin America and us.
We are subject to risks related to climate change which are commonly grouped into physical risk and transition risk categories.
Physical risks include the impact that climate change could have on our operations, the operations of our customers, and our supply chain. The impact of climate change is uncertain and may be harmful due to changes in rainfall patterns and intensity, shortage of water, changes in sea levels, and changes in global temperature, among others. These physical impacts may vary depending on the location and intensity of climate events, comprising acute risks, including increased severity of extreme climate events, and chronic risks, deriving from long-term changes in climate patterns. These acute or recurrent physical impacts can cause significant losses to rural producers in Latin America. It can increase the non-payment risk by current and future customers. Similarly, they may limit geographic expansion strategies in certain regions, and consequently require significant changes in our business strategy. We cannot assure you that any losses caused by climate change effects on the crops of our customers will be recovered, even in following seasons, considering current productivity standards. As a result, we may be materially adversely affected and our financial results may significantly vary each year. Physical risks from climate change may also result in operational or supply chain delays, depending on the nature of the event. These events may impact the demand for our products, availability and/or cost of resource inputs, materials or insurance or increase the costs to our operations.
Transition risks relate to the risk inherent in changing strategies, policies or investments as society and industry work to reduce the reliance on carbon and impact on the climate, and depend on political, regulatory, legal, technological, and market responses. Impacts of transition risks include, among other things, policy constraints on carbon emissions, imposition of carbon pricing mechanisms and carbon taxes, enhanced reporting obligations, risks associated with investments in new technologies, costs to transition to lower emissions technologies, stranded assets, diminished access to capital and financing, water restrictions, land use restrictions or incentives, changing consumer behavior and preferences, and market demand and supply shifts. There are also reputational risks associated with climate change including our stakeholders’ perception of our role in the transition to a lower- carbon economy.
Climate change laws could also increase our costs and have an impact on our financial condition and the results of operations. The adoption of a national or international policy to limit greenhouse gas emissions for some industries may require significant investments for implementation. Several countries, including Brazil, may adopt a carbon pricing regime through a regulated market or by creating an emission tax, or by combining these two factors. This could result in a regulated carbon market, which may impose limits on greenhouse gas emissions for various industries and businesses, including their suppliers and customers (i.e., in line with an extended value chain concept).
There can be no assurance that our efforts to anticipate the costs associated with mitigating the physical risks of climate change and ability to work with governments and industry on potential regulatory requirements associated with climate change will be effective or that climate change or related governmental policy action in response to climate change will not have an adverse impact on our business and negatively impact our strategy, financial condition, results of operations, and/or cash flows, and our reputation and stakeholders’ support.

We do not control the activities of our customers, and facts or circumstances that may occur as a result of their actions or omissions could harm our reputation and sales.
Environmental concerns worldwide are continuing to rise. Tracts of land cleared for the harvesting of crops cause deforestation. To this effect, we do not control our customers or their environmental or other practices. A violation of environmental, health, agricultural or other laws by our customers or business partners, or an environmental or public health incident at customer locations, including acts of deforestation, or any failure of these third parties to follow generally accepted ethical business practices, could create negative publicity and harm our reputation. In addition, we may be required to seek alternative customers if these violations or failures were to occur. Although we conduct periodic due diligence of our customers’ compliance with environmental, health, agricultural laws or practices, we may be unable to detect related violations and our due diligence practices may not be sufficient to ensure our customers’ compliance with environmental laws or practices. Any conduct or actions that our customers could take could reduce demand for our products, harm our ability to meet demand or harm our reputation, brand image, business, financial condition or results of operations.
We operate in a competitive market. If we are unable to compete effectively, our financial results will suffer.
We currently face competition in the markets in which we operate. The market for agricultural inputs is competitive and evolving. The influence of the agricultural sector in Brazil and in other Latin American markets has been increasing, including in the Brazilian retail market of agricultural inputs, due to the creation of groups resulting from mergers and acquisitions, the entry of international players in Brazil and Latin America, and competition among farmer cooperatives. Additionally, agricultural inputs suppliers may intensify their strategy of making direct sales to rural producers or even decide to progress in the value chain, becoming retailers of agricultural inputs. If we are unable to adapt to changes in the competitive landscape in the markets in which we operate, or intend to operate in the future, and this leads to loss of markets and/or difficulties in the operation of our business, our results of operations and business may be adversely affected.
Moreover, the advancement and adoption of technology and digital innovations in agriculture and across the value chain have increased and are expected to further accelerate as grower demographics shift and pressures from consumer preferences, governments, and climate change initiatives evolve. Some emerging trends include the development of seeds that require less crop nutrients, development of full or partial substitutes for our products, or developments in the application of crop nutrients such as improved nutrient use or efficiency through use of precision agriculture. If we are unable to provide new products and services to satisfy emerging trends, it may adversely affect our financial condition, results of operations, and cash flows. Further, digital innovations and use of new technology in the agriculture market, among other things, by new or existing competitors could alter the competitive environment, resulting in existing business models being disrupted, which may adversely impact our operations and financial performance.
Our ability to compete effectively and to achieve commercial success depends, in part, on our ability to control inventory and other supply-related costs; marketing costs and go to market strategy through our distribution channels; effectively price and market our products; successfully develop an effective marketing program and an efficient supply chain; obtain and commercialize new products and maintain an attractive product portfolio; among other factors. We may not be successful in achieving these factors and any such failure may adversely affect our business, results of operations and financial condition.
We may not be successful in selling or marketing the agricultural products that we offer in the markets in which we operate.
Our success depends on our ability to continue to identify, obtain and commercialize the agricultural products we offer in the markets in which we operate, including agricultural inputs with attractive and high-value characteristics and technologies. We commit substantial efforts and resources to locate and source products that we seek to bring to the markets in which we operate, and we may not be successful in obtaining or commercializing such products at the same pricing or market conditions. Also, if the agricultural products we sell are unsuccessful in achieving their desired effect or no longer perform according to our customers’ expectations, our customers’ demand for our products may be affected, which could materially and adversely affect our business, financial condition, results of operations and growth strategy.

Therefore, our success depends on our ability to (i) develop and distribute new products and technologies that are attractive to farmers, our final consumers, (ii) control expenses without affecting sales, (iii) predict and effectively respond to the products, prices and marketing sold by our competitors, (iv) develop marketing programs that meet the needs and desires of farmers and (v) maintain an efficient marketing and distribution system. There can be no assurances that our sales or marketing strategies will continue to be effective or that the amount we invest in RTV training and marketing activities will result in a corresponding increase in sales of our products. If our sales and marketing initiatives are not successful, including our ability to leverage new digital channels, we will have incurred significant expenses without the benefit of higher revenues.
If we are unable to retain our existing customers or attract new customers, including through opening new stores and geographic expansion, our business, financial condition and results of operations will be adversely affected.
The growth of our business depends on existing customers increasing their use of our agricultural products and services, attracting new customers, and our ability to continue expanding geographically and opening new stores. If we are unable to expand our sales footprint and encourage customers to increase their purchases of our products and use of our services, our growth may slow or stop, and our business may be materially and adversely affected. The growth of our business also depends on our ability to attract new customers and introduce new agricultural products and services. We have invested and will continue to invest in opening new stores and in improving our portfolio of products and services and our e-commerce digital platform in order to offer better or new features, products and services, but if those features, products and services fail to attract new customers or encourage existing customers to expand their use of our products and services, our growth may slow or decline.
Our customers have no obligation to continue to use our products and services, and we can make no assurances that our customers will continue to do so. We generally do not have long-term contracts with our customers. Our sales may decrease for a variety of reasons, including our customers’ level of satisfaction with our products and services, our pricing and the pricing and quality of competing products and services, the effects of global economic conditions or reductions in our customers’ spending levels.
Our business depends on a well-regarded and widely known brand, and any failure to maintain, protect and enhance our brand would harm our business, financial condition and results of operations.
Maintaining, protecting and enhancing our brand is critical to expanding our customer base. This will depend largely on our ability to remain — or, in markets into which we expand, become — widely known, gain and maintain our customers’ trust, be a technology leader and provide reliable, high-quality and secure products and services that continue to meet the needs of our customers at competitive prices, as well as the effectiveness of our marketing efforts and our ability to differentiate our services and platform capabilities from competitive products and services.
We believe that maintaining and promoting our brand in a cost-effective manner is critical to achieving widespread acceptance of our products and services and expanding our customer base. Maintaining and promoting our brand will depend largely on our ability to continue to provide useful, reliable and innovative agricultural products and services, which we may not do successfully. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, we could lose significant market share and our business could be materially and adversely affected.
Even if we are able to promote our brand in a cost-effective manner, our reputation and, consequently, our brand may suffer as a result of internal and external factors, including any failure by us or our partners to satisfy expectations of service and quality, inadequate protection of personal and sensitive information, compliance failures and claims, unethical behavior or business practices, employee misconduct or misconduct by our associated partners, service providers or other counterparties, litigation and significant fluctuations in our share price, or rumors of any of the foregoing. Our reputation and brand may also be harmed by statements made by current or former employees, customers, vendors, competitors or other third parties, regardless of the veracity of such statements. Any negative publicity about any of the foregoing, or our industry, our company, customer experience, customer service, the quality and reliability of or changes to our agricultural products and services, our privacy and security practices or any regulatory activity, would amplify the harm to our reputation and brand, and could consequently adversely affect customers’ or potential customers’ confidence in and purchasing and use of our agricultural products and services. This, in turn, would adversely affect our business, financial condition and results of operations.
If we fail to manage our growth effectively, our business could be harmed.
We have experienced and expect in the near term to continue to experience rapid growth. Our revenue increased to R$5,506.2 million for the six-month period ended December 31, 2022, from R$4,014.8 million for the six-month period ended December 31, 2021 (R$7,746.5 million for the fiscal year ended June 30, 2022, from R$5,098.5 million for the fiscal year ended June 30, 2021). Our growth has placed and will continue to place significant demands on our administrative, operational and financial resources.
Our ability to effectively manage our growth will depend on a number of factors, including our ability to:
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expand our sales and marketing, technology, finance and administration teams;

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grow our facilities and infrastructure;

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adapt and scale our information technology systems;

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refine our operational, financial and risk management controls and reporting systems and procedures;

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recruit, integrate, train and retain a growing employee base and maintain our corporate culture;

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secure an adequate supply and quality of raw materials and agricultural input products sold, as well as available sources of financing to implement our growth strategy;

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maintain and grow our customer base and provide quality customer service;

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obtain and maintain our environmental and other governmental licenses; and

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obtain, maintain, protect and develop our product portfolio, including our intellectual property and other proprietary rights.

Executing on these factors will require significant capital for working capital and investments and the allocation of valuable management and employee resources. We may be unable to effectively manage any future growth in an efficient, cost-effective or timely manner, or at all. Any failure to successfully implement accounting and other systems enhancements and improvements will likely negatively impact our ability to manage our expected growth, ensure uninterrupted operation of key business systems and comply with the rules and regulations that are applicable to public reporting companies. Moreover, if we do not effectively manage the growth of our business and operations, the quality of our agricultural inputs and services distribution platform could suffer, which could negatively affect our reputation, results of operations and overall business. Furthermore, as we grow, we may not be able to execute as quickly as smaller, more efficient organizations.
Our continued international expansion efforts may not be successful, or may subject our business to increased risks.
We currently have distribution operations in Brazil and Colombia, and have an emergent trading company in Uruguay. As part of our growth strategy, we intend to expand our operations by offering our services in additional international jurisdictions, including in Peru, Chile, Paraguay, Uruguay and other countries in South and Central America. We may not be successful in expanding our operations into these or other markets outside of Brazil, Colombia and Uruguay in a cost-effective or timely manner, if at all, and our products and services may not experience the same market adoption in such jurisdictions as we have enjoyed in the countries where we operate. In particular, the expansion of our business into new geographies may, depending on the local regulatory environment, require a commercial relationship with one or more local logistics providers or other intermediaries, which may prevent, delay or limit the introductions of our products and services in such countries.

Further, our international expansion efforts have and will continue to place a significant strain on our personnel (including management), technical, operational and financial resources, and our current resources may not be adequate to support our planned geographical expansion. Further, we may not be able to recoup our investments in new geographies in a timely manner, if at all. If our expansion efforts are unsuccessful, our ability to grow our business and revenue may be adversely affected.
Even if our international expansion efforts are successful, international operations will subject our business to increased risks, including:
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increased licensing and regulatory requirements;

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competition from service providers or other entrenched market participants that have greater experience in the local markets than we do;

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a lack of acceptance of our agricultural products and services;

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increased costs associated with and difficulty in obtaining, maintaining, processing, transmitting, storing, handling and protecting sensitive data and proprietary rights;

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changes to the way we do business as compared with our current operations;

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the ability to find and use local third-party selling agents, intermediaries and other service providers;

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difficulties in staffing and managing foreign operations in an environment of diverse culture, language, laws and customs;

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difficulties in recruiting and retaining qualified employees and maintaining our company culture;

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increased travel, infrastructure and legal and compliance costs;

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compliance with complex and potentially conflicting and changing tax regimes;

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potential tariffs, sanctions, fines or other trade restrictions;

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exchange rate exposure;

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increased exposure to public health issues such as the COVID-19 pandemic, and related industry and governmental actions to address these issues; and

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regional economic and political instability.

As a result of these risks, our international expansion efforts may not be successful or may be hampered, which could limit our ability to grow our business.
Our results of operations and operating metrics may fluctuate and we may generate losses in the future, which may cause the market price of our Ordinary Shares to decline.
While we generated revenue of R$5,506.2 million and R$4,014.8 million for the six-month period ended December 31, 2022 and 2021, respectively (R$7,746.5 million and R$5,098.5 million for the fiscal years ended June 30, 2022 and 2021, respectively), we generated profit of R$263.9 million and R$165.6 million for the six-month period ended December 31, 2022 and 2021 (R$107.8 million and R$21.5 million for the fiscal years ended June 30, 2022 and 2021, respectively). We intend to continue investing in our business, including with respect to acquisitions, our employee base, expanding our network of stores, sales and marketing, and development of the Lavoro Connected Farm digital solution; and general administration, including legal, finance and other compliance expenses related to being a public company. If these costs materially rise in the future, our expenses may rise significantly. If we are unable to generate adequate revenue growth and manage our expenses, we may incur losses and may not maintain profitability.
In addition, we intend to expand our customer base, and continue to invest in developing products and services that we believe will be attractive to our customers and therefore improve our long-term results of operations. However, customer acquisition could cause us to incur losses in the short term because costs associated with acquiring new customers are generally incurred up front, while revenue is recognized thereafter as customers make payments and purchase our products and utilize our services. Both could cause our results of operations and operating metrics to fluctuate.

Further, from time to time, we have made and may make decisions that will have a negative effect on our short-term operating results if we believe those decisions will improve our operating results over the long term. These decisions may not produce the long-term benefits that we expect, or they may be inconsistent with the expectations of investors and research analysts, either of which could cause the price of our Ordinary Shares to decline.
Our results of operations may be adversely affected if our customers are unable to repay trade receivables from us.
We extend commercial credit to our customers in Brazil and Colombia, in some cases for extended periods of time, by permitting customers to pay for agricultural inputs through installments or deferred payments. Although this receivable is typically guaranteed, as our exposure to longer trade credit extended to our customers increases, we are increasingly exposed to the risk that our guarantees may not suffice to cover the outstanding balance on these receivables should some of our customers fail to pay us. Additionally, we become increasingly exposed to risk due to weather and agricultural input conditions, fluctuations in agricultural input prices, commodity prices or foreign currencies, and other factors that influence the price, supply and demand for agricultural commodities, to the extent such factors affect the sufficiency of our guarantees to cover our loss if our customers fail to repay us.
We may incur significant losses if our customers do not meet their obligations under the barter transactions entered into with trading companies.
Under barter transactions, we carry out term sales of agricultural inputs (e.g., seeds, crop protection products, fertilizers, and specialty products) in exchange for the future delivery of commodities, primarily soybean and corn, at the time of their harvest. Most of these barter transactions involve contracts between three different parties: us, our clients and commodity trading companies. A first contract (grain purchase agreement) is entered into with our clients, pursuant to which we and our client agree on an exchange ratio between the price of inputs sold by us to our customer in reais and the corresponding value of the commodity on the date of execution of the grain. The clients’ main obligation under this contract is to deliver the agreed upon volume of commodities as payment at a future date. A second contract (grain sale agreement) is simultaneously entered into between us and a commodity trading company, pursuant to which we assume the obligation to deliver the commodities received as payment from our client to the trading company.
Although barter transactions operate as a hedge against commodity price depreciation, we might be subject to other materially adverse effects from commodity price volatility. The prices of inputs and, primarily, the prices of soybean and corn are also subject to the volatility resulting from weather conditions, crop yield, transportation costs, storage costs, the Brazilian government agricultural policy, exchange rates and the prices of these commodities in the international market, among other factors.
In the event of a significant appreciation of the price of the commodity provided for in the barter agreement, at the time of settlement of such agreement, producers may consider diverting their production to other trading companies or customers, hence failing to deliver grains to us. In this case, we are required to purchase the commodity in the spot market and deliver it to the commodity trading company, or pay compensation to the commodity trading company in an amount equal to the difference between the commodity price between the time of delivery and the time of closing of the agreement (the so-called “washout risk”). Our policy is to charge our customers for any losses we might incur in the case of such events.
Moreover, even though these agreements are settled physically (grains purchase and sale), we adopt IFRS 9 to designate, at initial recognition, such forward contracts as measured at fair value through profit and losses. The forward contracts fair values are estimated based on information available in the market and specific valuation methodologies, and discounted to present value, considering the contractual terms and the current market prices for such commodities.
For more information on the accounting policy underlying our barter transactions, see note 10 to our unaudited interim condensed combined financial statements and notes 8 and 11 to our audited combined financial statements included elsewhere in this prospectus. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure about Market Risk — Commodity Price Risk in Barter Transactions.”

If we fail to identify, develop and maintain relationships with a sufficient number of qualified suppliers, our ability to timely and efficiently access products that meet our standards for quality could be adversely affected, or we may experience an increase in the costs of our products that could reduce our overall profitability.
We buy the majority of the products we commercialize. Our ability to continue to identify and develop relationships with qualified suppliers and enter into exclusive or restrictive distribution rights agreements with suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner may be a challenge in the future. In the six-month period ended December 31, 2022 and 2021, 11.7% and 12.2% of our distribution sales derived from products purchased from our top supplier, respectively (11.6% and 16.9%, respectively, in the fiscal years ended June 30, 2022 and 2021). Our top ten largest suppliers accounted for approximately 53% and 56% of our total purchases in the six-month period ended December 31, 2022 and 2021, respectively (57% and 65%, respectively, in the fiscal years ended June 30, 2022 and 2021).
Any failure to maintain our relationship with any of our top ten largest suppliers, or a failure to replace any such supplier that is lost, could have a material adverse effect on our business, financial position, results of operations and cash flows.
Shortfalls or disruptions in the supply of agricultural inputs by our current suppliers may adversely affect us until we are able to procure a replacement supplier for certain categories of the agricultural products we sell.
The crop protection (including crop protection solutions through chemistry, or ag-chemicals) and crop productivity market is a consolidated market. A relatively small number of large companies (the so-called “Big Four” companies: BASF, Bayer, Corteva and Syngenta) hold a significant stake of this market, while other smaller companies (the so-called “tier two and three” companies) hold a growing and majority, albeit fragmented, share of this market. Due to the small number of large players in our market, we have maintained relationships with and purchase certain categories of crop protection products from both larger and smaller suppliers. If we fail to develop or maintain our relationships with our current suppliers, that could impact our relationships with other suppliers or lead us to rely on other smaller suppliers that may not be able to provide products in the same standards or pricing conditions. The loss or disruption of our supply arrangements for any reason, including for issues such as COVID-19 or other health epidemics or pandemics, labor disputes, loss or impairment of key manufacturing sites, inability to procure sufficient raw materials, quality control issues, ethical sourcing issues, a supplier’s financial distress, natural disasters, looting, vandalism or acts of war or terrorism, trade sanctions or other external factors over which we have no control, could interrupt product supply and, if not effectively managed and remedied, have a material adverse impact on our business operations, financial condition and results of operations.
In addition, even though other product categories are more fragmented (such as specialty fertilizers, biological products, and seeds), smaller players may not be able to immediately meet our volume demands and this could harm our sales and the relationship with our customers until we are able to procure additional supply chains with other large and/or small companies. While we seek to expand our portfolio of products in the future and to commercialize new agricultural input product candidates, we may need to obtain new relationships with crop protection companies to purchase such products from them. If we are unable to maintain or obtain such relationships, we may face challenges in expanding our commercial products portfolio and distribution networks, or other adverse impacts, which could have a material adverse effect on our business prospects.
We may be adversely affected by the ongoing armed conflict between Russia and Ukraine.
As a result of the current geopolitical tensions and conflict between Russia and Ukraine, and the recent recognition by Russia of the independence of the self-proclaimed republics of Donetsk and Luhansk in the Donbas region of Ukraine, the governments of the United States, the European Union, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia, Belarus and the regions of Donetsk and Luhansk, as well as enhanced export controls on certain products and industries. These and any additional sanctions and export controls, as well as any counter responses by the governments of Russia or other jurisdictions, could adversely affect, directly or indirectly, the global supply chain, with negative implications on the availability and prices of agricultural commodities and raw materials (including petrol, which would affect the price of agricultural inputs), energy prices, and our customers, as well as the global financial markets and financial services industry and the global supply chain in general, which has also been impacted by the ongoing COVID-19 pandemic.
As a result, in particular, the availability and pricing of fertilizers for the 2022/2023 soy harvest is subject to significant continuing uncertainty in Brazil. From a supply point of view, Brazil is highly dependent on fertilizers imports, and Russia and Belarus hold a market share in Brazilian soil fertilizer imports of approximately 24% to 30%, respectively (a share which is higher for potash-based products), according to the Brazilian Ministry of Industry, Foreign Trade and Services. We currently buy all of our fertilizers from suppliers based in Brazil, but most of our fertilizer suppliers conduct or have conducted imports, to some degree, from sources in Russia and Belarus. Fertilizers represented approximately 21% of our net revenues in the six-month period ended December 31, 2022, compared to 22% of our net revenues in the six-month period ended December 31, 2021 (20% of our net revenues in the fiscal year ended June 30, 2022, compared to 14% of our net revenues in the fiscal year ended June 30, 2021). In addition, fertilizer prices, which had already risen before the conflict, have continued to rise and have led producers to delay purchase negotiations. As a result of such supply risk and the slow pace of the market at present, we experienced a reduction in the total volume of fertilizers used in Brazil in the 2022/2023 harvest when compared to the 2021/2022 harvest; though we believe that this trend has since subsided and do not currently expect material shortages of fertilizers to continue in the future, no assurance can be provided in this respect. Furthermore, in connection with the Russian war against Ukraine, we have limited the acquisition of NPK of Russian origin to one-off purchases, a volume that represented between 15% and 20% of the total sold in the 2021/2022 harvest. NPK is an essential input for large-scale agriculture and we are focused on avoiding shortages as much as possible, seeking supply alternatives whenever necessary.
This did not have a material adverse effect on our business during the 2021/2022 harvest year, given that we had delivered substantially all soy and corn fertilizer for the harvest year,or during the 2022/2023 harvest year to date. However, given current market conditions and the continuing military conflict between Russia and Ukraine, the volume of fertilizers sold by us may be adversely affected in the future, which may adversely affect our results of operations, in particular if we are unable to mitigate any relevant reduction in fertilizer sales volumes through measures such as price increases of other products. In addition, we may also be unsuccessful in finding alternative direct imports from non-sanctioned regions or in increasing our prices to reflect increased supply costs in the future.
Disruptions of the supply or reliability of transportation services and/or changes in transportation service costs can affect our sales volumes and selling prices.
As of December 31, 2022, we transported 100% of our products to our customers via highways. Grains are also transported from our silos or from our clients’ sites to trading companies’ warehouses via highways. Considering the distance from the main agricultural regions in the locations where we operate, our operations primarily depend on the availability and reliability of logistics infrastructure in Latin America, especially truck transportation, to ensure that our agricultural inputs are delivered to our customers on time. Logistics bottlenecks as a result of poor highway conditions, which are aggravated during certain key planting periods, or resulting from adverse weather conditions or other causes, may delay or prevent the delivery of these products, adversely affecting the planting season of our customers and our relationship with them, which may adversely affect us.
Infrastructure deficiencies and the low development of transport services in the locations where we operate, increase the cost of the agricultural inputs we sell to our customers. The transportation of our products by trucks, for example, is significantly costlier than transportation by rail, which is not yet developed enough in the markets in which we operate to serve as a viable alternative, increasing the final cost of our products.
Therefore, our activities and those of our main service providers, including, but not limited to, resellers, suppliers and associated logistics, are subject to risks resulting from partial or total, as well as temporary or permanent transportation-related interruptions or stoppages. Disruption to the timely supply of these services or availability of associated infrastructure, or dramatic increases in the cost of these services for any reason including the availability of fuel for such services, labor disputes, governmental regulation, or governmental restrictions limiting specific forms of transportation could have an adverse effect on our ability to serve our customers and consumers and could have an adverse effect on our business and financial performance. Brazil and Colombia, for example, have faced significant social movements affecting their logistics infrastructure, such as the 2018 truck driver’s strike in Brazil or the political turmoil and protests in Colombia in 2021, which have in the past and may in the future negatively disrupt our operating schedule and result in increased transportation costs.
The cost of delivery adds to the total agricultural input cost to customers and farmers. As a result, changes in transportation costs, or in customer expectations about them, can affect our sales volumes and prices. We cannot assure you that transportation of our products via highways will not be subject to blockades, invasions or occupations by social movements or other protestors, which may lead to increased transportation costs and adversely affect the delivery of products to our customers and our relationship with them. Additionally, we rely on third-party carriers for the transportation of our products. Such carriers may be less efficient and more costly and may delay deliveries, adversely affecting our image.
In addition, one of our storage and handling locations is located in an environmentally sensitive area and, should an accident or other problem occur in such location, such as toxic substance leaks, our operations may be adversely affected and may result in financial losses. These risks can also result in the loss of life, significant damage to our or third-party property, contamination and environmental damage, which may require us to interrupt our operations, which, in turn, may result in financial losses and significant reputational losses. The transportation and movement of waste, such as water and toxic substances, involve a variety of inherent hazards and operational risks, such as spills, accidents and natural disasters, which could cause significant financial losses for us. The proximity of storage sites to populated areas, including residential, commercial and industrial facilities, could increase the damage resulting from these hazards. Moreover, business with controlled chemical or flammable products can lead to fires and explosions or the intoxication of employees or third parties. Fatal work accidents will result in investigations as to compliance with applicable occupational health and safety rules and as to potential criminal liability.
Interruptions in the production or transportation of certain agricultural inputs we sell could adversely affect our operations and profitability.
We rely on agricultural inputs manufacturers to produce and supply agricultural inputs sold by us. Poor execution, failure to follow required agronomic practices, protocols or regulatory requirements, or mishandling of agricultural inputs by these producers could adversely affect our availability of products. Such delays could adversely affect our ability to deliver agricultural inputs to farmers to meet their planting window. In addition, our production and transportation may be adversely affected in the event of customs delays. Our dependency upon timely agricultural input deliveries means that interruptions or stoppages in such deliveries, or delays or limitations with respect to seed production, could adversely affect our operations until alternative arrangements could be made. Such a delay would adversely affect our reputation and revenues. If we were unable to obtain the necessary agricultural inputs for an extended period for any reason, our business, customer relations, and operating results could suffer.
We may not be able to enter into cost-effective agreements with suitable agricultural input producers on acceptable terms. If any agricultural inputs producers whom we engage fail to perform their obligations as expected or breach or terminate their agreements with us, or if we are unable to secure the services of such third parties when and as needed, it may adversely affect our business.
Our failure to accurately forecast and manage inventory could result in an unexpected shortfall or surplus of products which could harm our business.
We are required to maintain inventories of certain of our agricultural inputs products and we monitor our inventory levels based on our own projections of future demand. Because of the significant time it takes to acquire commercial quantities of agricultural inputs, purchasing decisions must be made well in advance of sales. An inaccurate forecast of demand can result in the unavailability of agricultural inputs in high demand. Such unavailability may depress sales volumes and adversely affect customer relationships. Conversely, an inaccurate forecast could also result in an over-supply of agricultural inputs which may increase costs, negatively impact cash flow, reduce the quality of inventory and ultimately create write-offs of inventory, which could have a material adverse effect on our business, results of operations and financial condition.

We cannot guarantee that our suppliers will not engage in improper practices, including inappropriate labor or manufacturing practices.
We cannot guarantee that our suppliers’ business operations comply with all applicable laws and regulations relating to working conditions, sustainability, production chain assurance and appropriate safety conditions, or that they will not carry out improper practices relating to such matters to reduce the cost of the products they sell to us. In the event that our suppliers engage in such improper business practices, our customers’ perception of our business may be adversely affected, which may adversely affect our business, results of operations and our reputation.
Moreover, considering Brazilian law and judicial precedent, we may be involved in litigation concerning our suppliers’ inappropriate labor practices, as labor authorities may argue that we failed to adequately supervise our supply chain. This risk is particularly relevant if these suppliers are involved in sensitive labor issues, such as child labor and direct or indirect use of forced labor or modern slavery. Any such litigation could impact our customers’ perception of our business, and adverse decisions may compel us to disburse material amounts in connection therewith, which may adversely affect our business, results of operations and our reputation.
If we are unable to effectively develop the Lavoro Connected Farm platform, our operating results may be affected.
We sell certain products and services over the Internet through the Lavoro Connected Farm platform and through our Super App, which represents a small but growing percentage of our overall net sales. The success of our Lavoro Connected Farm platform depends on our investment in this platform, consumer preferences and buying trends relating to e-commerce, and our ability to both maintain the continuous operation of our online store and our fulfillment operations and provide a shopping experience that will generate orders and return visits to our online store.
We are also vulnerable to certain additional risks and uncertainties associated with our e-commerce business, including: changes in required technology interfaces; website downtime; increased costs and technical issues; data and system security; and changes in and compliance with applicable federal and state regulations. Our failure to successfully respond to these risks and uncertainties may adversely affect the sales of our Lavoro Connected Farm platform.
Additionally, the success of our Lavoro Connected Farm platform and the satisfaction of our consumers depend on their timely receipt of our products and services. The efficient delivery of our products and services to our consumers requires that our distribution centers have adequate capacity to support the current level of e-commerce operations and any anticipated increased levels that may occur as a result of the growth of our e-commerce business. If we encounter difficulties with our distribution centers, we could face shortages of inventory, resulting in out-of-stock conditions in our online store, which could have a material adverse effect on our business.
We are dependent on third-party service providers in our Lavoro Connected Farm platform.
We utilize numerous third-party service providers in our Lavoro Connected Farm platform, including credit card transaction processing, back office and business process support, information technology production and support, internet connections, network access and cloud computing. A failure by a third-party service provider could expose us to an inability to provide contractual services to our customers in a timely manner. Additionally, if a third-party service provider is unable to provide services, we may incur significant costs to either internalize some of these services or find a suitable alternative. In some cases, certain third-party vendors may be the sole source or one of a limited number of sources of the services they provide for us. It would be difficult and disruptive for us to replace some of our third-party vendors in a timely manner if they were unwilling or unable to provide us with these services in the future (as a result of their financial or business conditions or otherwise), and our business and operations likely would be materially adversely affected. Further, any failure in the performance of our due diligence processes and controls related to the supervision and oversight of these third parties in detecting and addressing conflicts of interest, fraudulent activity, data breaches and cyber-attacks, non-compliance with relevant laws could cause us to suffer financial loss, regulatory sanctions or damage to our reputation.

In addition, we sell certain third-party products or services for commission on the Lavoro Connected Farm platform, such as insurance or credit services. Sellers are responsible for the conditions of sale and delivery of products or services to buyers according to their respective offers. However, if sellers do not comply with their obligations toward buyers, we may be held jointly and severally liable, which could compromise our service indicators, lead to sanctions from regulatory agencies, increase our exposure to litigation, and cause to us to bear certain costs of such products or services to buyers. These events may adversely affect our financial results and our image, as well as the trading price of our Ordinary Shares or cause reputational damage if these events have public repercussion at any level.
We may require additional capital in the future, which may not be available on acceptable terms or at all.
In the future, we may need to raise additional capital to fund our expansion (organically or through strategic acquisitions), to obtain new licenses or develop new or enhanced products or services or to respond to competitive pressures. Our ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond our control. For example, financial markets have been negatively impacted by the COVID-19 pandemic and current macroeconomic trends, including high interest rates, rising inflation, and more recently, the government closures of Silicon Valley Bank and Signature Bank and liquidity concerns at other financial institutions, and concerns regarding the potential for local and/or global economic recession. Adequate funding may not be available on terms favorable to us or at all, particularly in light of these conditions. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of acquisition opportunities, develop or enhance our portfolio of agricultural products and services or respond to competitive pressures, which could have a material adverse effect on our business, results of operations and financial condition. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, our shareholders will experience dilution and the securities that we issue may have rights, preferences and privileges senior to those of our shares. Any additional funds raised through debt financing will likely require our compliance with restrictive covenants that impose operating and financial restrictions on us, including restrictions on our ability to incur additional indebtedness, create liens, make acquisitions, dispose of assets and make restricted payments, among others. In addition, such indebtedness may require us to maintain certain financial ratios. These restrictions may limit our ability to obtain future financings, to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. A breach of any such covenant would likely result in a default under the applicable agreement, which, if not waived, could result in acceleration of the indebtedness outstanding. See also “— Risks Relating to Latin America — Disruption or volatility in global financial and credit markets could have a material adverse effect on us.”
Finally, because of the likelihood that our Warrants will expire worthless or may be exercised on a “cashless” basis, we do not intend to rely on the receipt of proceeds from the exercise of Warrants to fund our liquidity and capital resource requirements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
We may not be successful in developing biological agricultural products that we offer in the markets in which we operate.
The activities of Agrobiológica, which are part of Crop Care, depend on the research and development of advanced technologies to be used in our biological products. As part of our research and development process, we require a highly qualified and experienced team, laboratories equipped to support basic research tests and the development of efficient industrial processes, investments in partnerships with research and development institutions, third-party service providers to support our efficacy and toxicological tests, storage equipment for our microorganism bank, and support from our agronomic team to carry out field tests with producers. In addition, we must bear the costs of the regulatory process and launch and train our RTVs on the correct way to use our product.
The process of creating new products and technologies is time-consuming, and only a small percentage of our research projects reach the final sales stage. Additionally, launching new products and technologies in the market presents several marketing challenges, as well as risks associated with customer acceptance, since we analyze and make certain assumptions about a given product that may, throughout the development process, not come to fruition. As a consequence, selling new products and technology and implementing sales and distribution strategies may prove ineffective or inadequate. Furthermore, if our competitors are able to develop and execute marketing efforts that are more efficient than ours, our sales could be adversely affected.
The complexity of the approval processes for in the production of our private label products may negatively affect our business and results of operations.
The production process of our private label products must be extensively tested for safety, effectiveness and environmental impact before they can be registered for use or sale in a given market, in accordance with the processes provided for in the applicable regulation. The regulatory approval process is long and complex. Any negative or delayed approval processes for our industrial business could have an adverse effect on our business, financial condition and results of operations.
The COVID-19 pandemic could impact our business, key metrics and results of operations in volatile and unpredictable ways.
Occurrences of epidemics or pandemics, depending on their scale, may cause different degrees of disruption to the regional, state and local economies in which we offer our products and services. While the COVID-19 pandemic in Brazil, Colombia, Uruguay, and worldwide will likely continue to adversely impact national and global economies, the full extent of the impact of the pandemic on our business, key metrics and results of operations depends on future developments that are uncertain and unpredictable, including the duration, severity and spread of the pandemic, its impact on capital and financial markets and any new information that may emerge concerning the virus, vaccines or other efforts to control the virus.
In response to the COVID-19 pandemic, we have implemented additional measures intended to both protect the health and safety of our employees and maintain our ability to provide products to our customers, including (i) requiring a significant part of our workforce to work from home, (ii) monitoring our employees for COVID-19 symptoms, (iii) making additional personal protective equipment available to our operations team, (iv) modifying work methods and schedules of our office and field employees to create distance or add barriers between employees, consumers and others, (v) expanding cleaning efforts at our stores and operation centers, and (vi) modifying attendance policies so that employees may elect to stay home if they have symptoms. While we believe that these efforts should enable us to maintain our operations during the COVID-19 pandemic, we can provide no assurance that we will be able to do so as a result of the unpredictability of the ultimate impact of the COVID-19 pandemic, including the responses of local, state, federal and foreign governmental authorities to the pandemic.
As of the date of this prospectus, we believe we have implemented adequate operational measures in order to avoid relevant disruptions to our business. However, we cannot assure you if, and to what extent, our business, results of operations, financial condition and liquidity will be impacted by the COVID-19 pandemic in the future, including regional or global outbreaks, or by national or international aftershocks of the pandemic once controlled, including a recession, slowdown of the economy or increase in unemployment levels. Further, if the COVID-19 pandemic adversely affects our business, results of operations, financial condition and liquidity in the future, many of the other risks described in this “Risk Factors” section may be heightened.
Consumer and government resistance to genetically modified organisms may negatively affect our public image and reduce sales of the genetically modified seeds that we commercialize.
We are active in the commercialization of seeds, and a portion of our seeds product offering includes genetically modified seeds, or GM seeds. These GM seeds are used by farmers to produce GM grains that are generally sold for animal consumption. However, some of these GM grains may be diverted for human consumption. Foods made from such seeds are not accepted by many consumers and in certain countries production of certain GM crops is effectively prohibited for human consumption, including throughout the European Union, due to concerns over such products’ effects on food safety and the environment. The high public profile of biotechnology in food production and lack of consumer acceptance could negatively affect our results of operations.

The prohibition on the production of certain GM crops in select countries, and the current resistance from consumer groups, particularly in Europe, to GM crops, has the potential to spread to and influence the acceptance of products developed through biotechnology in other regions of the world. This may also influence regulators in other countries and lead them to limit or ban the production of GM crops, which could limit the commercial opportunities through biotechnology.
GM crops are grown principally in the United States, Brazil and Argentina where there are fewer restrictions on their production. If any of the countries in which we operate where GM crops are grown enact laws or regulations that ban the production of such crops or make regulations more stringent, we could have to abandon the commercialization of certain seeds or in certain geographies and focus solely on increasing our non-GM seed production, both of which would negatively affect our business and results of operations if we were unable to fully offset this loss with non-GM seed sales. Furthermore, any changes in such laws and regulations or end customers’ acceptance of GM crops could negatively impact farmers, who in turn might terminate or reduce their demand for products from us.
If our products become adulterated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims; food safety and food-borne illness concerns could materially and adversely affect us.
We sell agricultural inputs, including seeds, fertilizers, and crop protection products, among others, for the agricultural industry. Selling products and additives that will be used in products sold for human and animal consumption involves inherent legal and other risks, including product contamination, spoilage, product tampering, allergens, or other adulteration. We could decide to, or be required to, recall the products we sell due to suspected or confirmed product contamination, adulteration, misbranding, mislabeling, tampering, or other deficiencies in our suppliers’ operations. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of a product for a period of time.
We may suffer losses if our products or operations are deemed to violate applicable laws or regulations, or if the products we sold caused injury, illness, or death. Depending on the issue at hand, we may be able to bring suit alleging damages or otherwise seek contribution from third-party product manufacturers, but it may take several years until we receive a definitive judgment on such third-party claim. The availability and price of insurance to cover claims for damages are subject to market forces that we do not control, and such insurance may not cover all the costs of such claims and would not cover damage to our reputation. Moreover, even if a product liability or fraud claim is unsuccessful, has no merit, or is not pursued, the negative publicity surrounding assertions against our products or processes could materially and adversely affect our business, financial condition and results of operations.
The incorrect or off-label use of our private label products may damage our reputation or negatively impact our results.
Our private label products (including liquid fertilizers, biological products and off-patent crop protection products) have been approved for use in agriculture in accordance with the instructions on their respective labels. If farmers, RTVs, other agronomists, or other individuals try to use our products incorrectly and/or as contraindicated, unwanted results and even harm related to the use of our products may arise, which may lead to possible claims against us and, consequently, adversely affect our reputation and results. In addition, the use of our products for indications other than those for which they have been approved could be harmful (including to the fauna, flora and to humans) or inefficient, which could negatively affect our reputation and increase the risk of litigation. Furthermore, the improper use of certain of our products may cause harmful effects to human beings and the environment, including health problems, diseases and contaminations.
If we are deemed to be involved, by any governmental, regulatory or judicial agency, in the promotion of any of our products for off-label uses, such agency may eventually require a change in our training procedures or promotional materials and practices, and we may further be subject to significant fines and penalties at the administrative and judicial level. The imposition of such sanctions could negatively affect our reputation and position in the market, and therefore, could adversely affect our results of operations and financial condition.

Our insurance policies may not be sufficient to cover all claims.
Our insurance policies may not cover all risks to which we are exposed. Courts have levied substantial damages in the United States and elsewhere against a number of companies in the agriculture industry in past years based upon claims for injuries allegedly caused by the use of their products. A significant claim may result in significant expenditures by us.
We depend on key management, as well as our experienced and capable employees, and any failure to attract, motivate and retain our employees could harm our ability to maintain and grow our business.
Our business functions at the intersection of rapidly changing technological, economic and regulatory developments that require a wide-ranging set of expertise and intellectual capital. Our future success is significantly dependent upon the continued service of our executives and other key employees, including our sellers. If we lose the services of any member of management or any key employee, we may not be able to locate a suitable or qualified replacement, and we may incur additional expenses to recruit and train a replacement, which could severely disrupt our business and growth.
To maintain and grow our business, we will need to identify, attract, hire, develop, motivate and retain highly skilled employees, which requires significant time, expense and effort. We may need to invest significant amounts of cash and equity to attract and retain new employees, and we may never realize returns on these investments. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. If our management team, including any new hires that we make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed.
Our ability to maintain a competitive position depends on the organizational culture spread by us and the ability to control and keep working with us a sufficient number of professionals who are aligned with our organizational culture and available to assist our clients through proximity and knowledge of the demand for each producer. In addition, our salespeople may take some of all of their respective customer portfolios with them if they leave us, which could harm our business.
Our holding company structure makes us dependent on the operations of our subsidiaries.
As a holding company, our corporate purpose is to invest, as a partner or shareholder, in other companies, consortia or joint ventures in Brazil, where most of our operations are located, and outside of Brazil. Accordingly, our material assets are our direct and indirect equity interests in our subsidiaries, and we are therefore dependent upon the results of operations of and, in turn, the payments, dividends and distributions from, our subsidiaries for funds to pay our operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our shares. In addition, the payments, dividends and distributions from our subsidiaries to us for funds to pay future cash dividends or distributions, if any, to holders of our shares could be restricted under financing arrangements that we or our subsidiaries may enter into in the future, and such subsidiaries may be required to obtain the approval of lenders to make such payments to us. Furthermore, we may be adversely affected if the Brazilian government imposes legal restrictions on dividend distributions by our Brazilian subsidiaries, and exchange rate fluctuations will affect the U.S. dollar value of any distributions our subsidiaries make with respect to our equity interests in those subsidiaries. For further information, see “— Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares,” and “— Risks Relating to Latin America — The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of our Ordinary Shares.”
We have a limited operating history as a consolidated company with financial results that may not be indicative of future performance, and our revenue growth rate is likely to slow as our business matures.
Our operations began in 2017, when the Lavoro Group was created. As a result of our limited operating history as a single, consolidated company, which is comprised of a number of pre-existing businesses that were acquired in recent years, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties. Our historical revenue growth and other historical results should not be considered indicative of our future performance. In particular, over the long-term, we expect that our revenue growth will slow as our business matures. It is also possible that our revenue growth could decline for a number of reasons, including slowing demand for our products, increasing competition, changes in technology, a decrease in the growth of our overall market, increased regulation or our failure, for any reason, to take advantage of growth opportunities. If our assumptions regarding our future revenue growth and other operating and financial results are incorrect or change, our operating and financial results could differ materially from our expectations.
We and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting and, if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.
Prior to the Business Combination, we were a private company with limited accounting personnel and other resources to address our internal control over financial reporting and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the audit of our combined financial statements for the fiscal years ended June 30, 2022 and 2021, we and our independent registered public accounting firm identified a number of material weaknesses in our internal controls over financial reporting as of June 30, 2022 and 2021. Specifically, (i) inadequate controls around the monthly closing process which resulted in the need to make adjustments to the financial statements; (ii) accounting procedures over revenue recognition, including cutoff procedures and revenue measurement at fair value; (iii) controls over the calculation of inventory impairment provisions and (iv) inadequate controls and knowledge in relation to the accounting and determination of the fair value of complex financial instruments. Moreover, our entity level controls are inadequate due to the lack of formalized procedures and controls in several processes, inadequate controls in the application of consistent accounting policies, lack of supervision and controls in the preparation of financial statements and the lack of an audit committee or equivalent. Consequently, our business is exposed to risk from potential non-compliance with policies, employee misconduct, negligence and fraud, which could result in regulatory sanctions, civil claims and serious reputational or financial harm. Accordingly, because of the inherent limitations in the control system, misstatements due to error or fraud may occur and not be detected.
We are working on a remediation plan with respect to the material weaknesses identified above adopting actions such as implementing a centralized ERP SAP S/4 Hana and SAP Business One with a two-year plan for a total rollout with all subsidiaries, the implementation of new processes and procedures, including additional levels of review to improve our internal controls procedures, additional training for our staff, changing our internal organizational structure, and enhancing our documentation. There can be no assurance that we will achieve that target or that our remediation efforts and actions we may take in the future will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. Any failure to maintain effective internal control over financial reporting could severely inhibit our ability to accurately report our consolidated financial condition or results of operations, which could cause investors to lose confidence in our financial statements, and the trading price of our Ordinary Shares to decline. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Material Weakness in Internal Controls and Remediation.”
Under Section 404 of the Sarbanes-Oxley Act of 2002, our management is not required to assess or report on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F for the fiscal year ended June 30, 2023. We are only required to provide such a report for the fiscal year ended June 30, 2024. At that time, our management may conclude that our internal control over financial reporting is not effective. In addition, we expect our independent registered public accounting firm will be required to attest to and report on the effectiveness of our internal control over financial reporting commencing with our annual report on Form 20-F for the fiscal year ended June 30, 2024. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may disagree with our assessment or may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as a newly-public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements, fail to meet our reporting obligations or fail to prevent fraud, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions.
Disclosure controls and procedures over financial reporting may not prevent or detect all errors or acts of fraud.
Disclosure controls and procedures, including internal controls over financial reporting, are designed to provide reasonable assurance that information required to be disclosed by the company in reports filed or submitted under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.
These disclosure controls and procedures have inherent limitations, which include the possibility that judgments in decision-making can be faulty and result in errors or mistakes. Additionally, controls can be circumvented by any unauthorized override of the controls. Consequently, our business is exposed to risk from potential non-compliance with policies, employee misconduct, negligence and fraud, which could result in regulatory sanctions, civil claims and serious reputational or financial harm. In particular, is not always possible to deter employee misconduct, and any precautions we take to prevent and detect this activity may not always be effective. Accordingly, because of the inherent limitations in the control system, misstatements due to error or fraud may occur and not be detected. See “— We and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting and, if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”
We may also acquire businesses with unknown liabilities, contingent liabilities, internal control deficiencies or other risks. We have plans and procedures to review potential acquisition candidates for a variety of due diligence matters, including compliance with applicable regulations and laws prior to acquisition. Despite these efforts, realization of any of these liabilities or deficiencies may increase our expenses, adversely affect our financial position or cause us to fail to meet our public financial reporting obligations (including as a result of difficulties in integrating different internal control systems with our existing internal control systems). For more information, see “— Risks Relating to Acquisitions and Pro Forma Financial Information — Any acquisition, partnership or joint venture we make or enter into could disrupt our business and harm our financial condition.”
We may not be able to renew or maintain all our stores and facilities’ leases.
Substantially all of the properties where our stores and certain of our facilities are located are subject to lease agreements. Our lease agreements in Brazil are governed by Law No. 8,245/1991, which establishes that tenants have the right to compulsory renewal of the agreement provided that: (1) the agreement is in writing and has a fixed term; (2) the term of the agreement is no less than five uninterrupted years, including taking into consideration contractual amendments; (3) the lessee engages in activity in the same branch, for the minimum and uninterrupted term of three years; and (4) the lessee files a proceeding requesting renewal within the one year to six months prior to the maturity of the lease. We may be adversely affected if: (1) we are unable to successfully negotiate current or future leases on acceptable terms; (2) we are unable to file proceedings requesting renewals within the statutory period or if we fail to satisfy the conditions listed above; or (3) we are unable to renew leases for properties having material locations or we renewed our leases on less favorable terms than those currently in effect.
We may be forced to vacate the property, or properties, if we fail to reach an agreement on renewal, or if our lessor decides to sell the property and we cannot reach an agreement with the new owner, or if we are unable to negotiate lease agreements on favorable conditions. Even though we do not rely on strategic locations for the success of our operations, and there are alternative lease locations in the markets where we operate, the loss of any of our locations, including by our not renewing or maintaining the leases of our stores or certain of our facilities, may adversely affect our operations, financial results and may impact our activities.
Risks Relating to Acquisitions and Pro Forma Financial Information
Any acquisition, partnership or joint venture we make or enter into could disrupt our business and harm our financial condition.
As part of our growth strategy, we intend to continue to acquire, or form partnerships or joint ventures with, businesses, technologies, services and products as appropriate opportunities arise. Any such transactions involve risks and uncertainties. We must fit them into our long-term growth strategies to generate sufficient value to justify their cost. We may not, however, be able to identify appropriate acquisition, partnership or joint venture targets in the future, and our efforts to identify such targets may result in a loss of time and financial resources. In addition, we may not be able to successfully negotiate or finance such future acquisitions, partnerships or joint ventures successfully or on favorable terms, or to effectively integrate acquisitions into our current business, and we may lose clients or personnel as a result of any such strategic transaction (in particular the clients and personnel of an acquired business).
The process of integrating an acquired business, technology, service or product into our business may divert management’s attention from our core business, and may result in unforeseen operating difficulties and expenditures and generate unforeseen pressures and strains on our organizational culture. Therefore, we may face significant challenges in the process of integrating the operations of any acquired companies with our existing business, such as the inability to manage a greater number of geographically dispersed employees and create and implement efficient uniform controls, procedures and policies, in addition to the incurrence of high or unexpected integration costs. We may acquire companies at various levels of maturity and managed by different internal controls, which could expose us to significant integration risks and increased organizational complexity in order for us to maintain a uniform control environment, including more complex and costly accounting processes and internal controls. Moreover, we may be unable to realize the expected benefits, synergies or developments that we initially anticipate from such a strategic transaction.
Financing an acquisition or other strategic transaction could result in dilution to existing shareholders from issuing equity securities or a weaker balance sheet from using cash or incurring debt, and equity or debt financing may not be available to us on favorable terms, if at all. In addition, in connection with an acquisition, it is possible that the goodwill that has been attributed, or may be attributed, to the target may have to be written down if the valuation assumptions are required to be reassessed as a result of any deterioration in the underlying profitability, asset quality and other relevant matters. There can be no assurances that we will not have to write down the value attributed to goodwill in the future, which would adversely affect our results of operations and net assets.
In addition, we may face contingent liabilities in connection with our acquisitions and joint ventures, including, among others, (1) judicial or administrative proceeding or contingencies relating to the company, asset or business acquired, including civil, regulatory, tax, labor, social security, environmental and intellectual property proceedings or contingencies; and (2) financial, reputational and technical issues, including with respect to accounting practices, financial statement disclosures and internal controls, as well as other regulatory or compliance matters, all of which we may not have identified as part of our due diligence process and that may not be sufficiently indemnifiable under the relevant acquisition or joint venture agreement.

Furthermore, certain proposed acquisitions or other transactions may be subject to the approval of or requirements or conditions imposed by relevant antitrust authorities in the countries in which we currently operate or may operate in the future. For example, Brazilian legislation provides that acquisitions meeting certain requirements must be approved by Brazil’s Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica), or CADE, prior to the completion of the acquisition if one of the companies or group of companies involved has gross annual revenues in Brazil of at least R$750.0 million in the year immediately prior to the acquisition and any other party or group of companies involved has gross income of at least R$75.0 million in that same period. As part of this process, CADE must determine whether the specific transaction affects the competitiveness of the market in question or the consumers in such markets. CADE may not approve our future acquisitions or may condition approval of our acquisitions on our disposition of certain of the acquisition target’s operations, or impose restrictions on the operations and commercial activities of the target. In Colombia, the Superintendence of Industry and Commerce (Superintendencia de Industria y Comercio) is responsible for approving economic mergers, acquisitions and integrations between and among enterprises and has the power to impose corresponding sanctions for antitrust violations. Similar entities, rules and sanctions may exist in other Latin American countries into which we plan on expanding. Failure to obtain any required approvals for future acquisitions or to satisfy any relevant conditions or requirements imposed by relevant authorities may result in unforeseen or additional costs and expenses, or may prevent us from consummating potential acquisitions and successfully executing our growth strategy, which could adversely affect our business, growth prospects, results of operations and financial condition.
Finally, the competition for acquisition targets may increase and the terms of the transactions with available targets could become less favorable to us. Our competitors may be willing to pay more than us for acquisitions or investments, which may cause us to lose certain opportunities that we would otherwise desire to complete. Attractive transactions could also become scarcer for other reasons, such as economic or industry sector downturns, geopolitical tensions, or increases in the cost of additional capital needed. This could increase the cost of, delay or otherwise complicate or frustrate our ability to find and consummate an acquisition, and may result in our inability to consummate an acquisition on terms favorable to us. We cannot assure you that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
Our recent acquisitions and the comparability of our results may make it difficult for investors to evaluate our business, financial condition, results of operations and prospects.
Our recent acquisitions may make it difficult for you to evaluate our business, financial condition, results of operations and prospects. Because the historical and pro forma financial information included elsewhere in this prospectus may not be representative of our results as a consolidated company, investors may have limited financial information on which to evaluate us, their investment decision and our prior performance. Our historical results of operations for the fiscal year ended June 30, 2022 are not directly comparable to our results of operations for the fiscal years ended June 30, 2021 and 2020 due to the effects of the acquisitions. Similarly, our historical results of operations for the six-month period ended December 31, 2022 are not directly comparable to our results of operations for the six-month period ended December 31, 2021 due to the effects of the acquisitions. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Our ability to forecast our future operating results, including revenue, cash flows and profitability, as well as the operational inefficiencies that we may face as we continue to integrate the companies acquired pursuant to the pro forma transactions, is limited and subject to a number of uncertainties. Moreover, past performance is no assurance of future returns.
The unaudited pro forma financial information included in this prospectus is presented for illustrative purposes only and may not be indicative of our combined financial condition or results of operations after giving effect to our pro forma transactions relating to our acquisitions.
The unaudited pro forma financial information contained in this prospectus is presented for illustrative purposes only, is based on various adjustments, assumptions and preliminary estimates, and may not be indicative of our combined financial condition or results of operations after giving effect to the 2023

Acquisitions, the 2022 Acquisitions, the 2021 Acquisitions and the 2020 Acquisitions. See the accompanying notes to our unaudited pro forma condensed combined financial information and our unaudited supplemental pro forma condensed combined financial information included elsewhere in this prospectus.
Our actual financial condition and results of operations after giving effect to the pro forma transactions may not be consistent with, or evident from, our unaudited pro forma financial information. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations after giving effect to the pro forma transactions.
Risks Relating to Legal and Regulatory Matters, Privacy, Litigation and Cybersecurity
Our business and the commercialization of our products are subject to various government regulations and agricultural, environmental, health and safety authorities and industry standards, and we or our collaborators may be unable to obtain, or may face delays in obtaining, necessary regulatory approvals.
We are subject to extensive federal, state and municipal laws, including agricultural, environmental, health and safety laws and regulations in Brazil and in other countries in which we operate. These laws and regulations govern a wide range of matters, including protection of human health, environmental and agricultural controls, land reclamation, the safety of our employees, discharges to air and water, and remediation of hazardous substance releases, among others. We are also required to obtain certain licenses, grants, registrations and authorizations issued by government authorities for certain aspects of our operations.
We are responsible for applying for and maintaining the regulatory approvals and registrations before agricultural and health agencies required for the commercialization of our agricultural products, in particular agrochemicals, fertilizers, and seeds. Additionally, we are responsible for hiring and maintaining responsible technicians in each of our facilities, who are responsible for the facility’s activities relating to agricultural products. We are also required to maintain annotations and certificates that prove the regularity of the responsible technician before the relevant work councils, and the legal relationship between the responsible technician and its respective facility. We may face difficulties in obtaining regulatory approvals in jurisdictions in which we have not previously operated or in which we have limited experience, or as a result of other specificities of the jurisdiction in which the approval is issued. In addition, for the granting and/or renewal of certain licenses, the competent authorities may determine that we make changes in our operations and facilities, causing us to incur additional costs. We may also struggle to hire and maintain responsible technicians for each of our facilities that handle agricultural products. Failure to comply with agricultural and health laws can lead to civil, criminal, and administrative liability, which may include penalties such as the apprehension or destruction of products, a ban on advertisement, the suspension or cancellation of licenses and authorizations, the temporary or definitive embargo of our facilities, and fines of up to R$3.0 million, which could adversely affect our operations.
Moreover, in some jurisdictions, environmental laws change frequently and it may be difficult for us to determine if we are in compliance with all material environmental laws at any given time. If we are not in compliance, we may be subject to enforcement or third-party claims, and may require new investment in our business. In those circumstances, our financial condition and results of operations may be materially adversely affected. Failure to comply with environmental laws can subject us to civil, criminal and administrative liability. Specifically, in the civil sphere, Brazilian environmental laws provides for strict and joint civil liability, which means that we can be held fully responsible for environmental damages that have been caused within our chain of activities, regardless of whether we acted with fault. Courts have concluded that statutes of limitation are not applicable in those instances. In the administrative sphere, environmental fines can reach up to R$50 million, and may be accompanied by other administrative sanctions such as a ban on distributing products, a suspension on product manufacturing and sale, a suspension of our activities, a suspension of tax benefits and the cancellation or interruption of governmental credit facilities. Moreover, we may be subject to criminal liability under the applicable environmental law for any criminal action or omission, which may lead to (i) the interruption of our activities in whole or in part, (ii) a temporary shutdown of our facilities, of construction work or of our activity, and (iii) a ban on contracting with governmental authorities and obtaining governmental subsides, incentives or donations. More serious cases can lead to the arrest of officers and managers, impacting both our management capacity and our image. In addition to the application of environmental laws in Brazil, we are subject to several obligations, such as obtaining and maintaining different types of licenses and authorizations issued by regulatory bodies, as well as observing various technical specifications regarding their products and services. Failure to comply with or comply with these laws, regulations, licenses or authorizations may result in penalties, for example, fines and an obligation to compensate for environmental damage or even suspend our activities, which could adversely affect our results of operations, and result in the cancellation of the environmental license.
With respect to human health and worker safety, new laws and regulations may increase expenses to comply with health and safety regulations resulting in additional costs, which may have an adverse effect on our operating and financial results. In addition, we depend on positive perceptions of the safety and quality of our products, in general, from our customers and final consumers, and the lack of such perceptions regarding the handling of our agricultural input products could harm the marketing of our products and our reputation. These issues and the losses related to them may adversely affect our results of operations and financial condition.
Our operations are subject to various health and environmental risks associated with our production, handling, transportation, storage and commercialization.
We are subject to restrict federal, state, municipal and foreign environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes, discharge of pollutants into the environment and human health and safety matters, mainly for our agrichemical portfolio. Considering that part of our portfolio involves chemical-related products, we are required to comply with regulations enacted by the Brazilian Institute of the Environment and Renewable Natural Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis), by state and local environmental agencies, by the Brazilian Health Surveillance Agency (Agência Nacional de Vigilância Sanitária), ANVISA, and by the Brazilian Ministry of Agriculture (Ministério da Agricultura, Pecuária e Abastecimento), MAPA, and with state and municipal regulations and authorities and official agencies, which are responsible for approving the products themselves, as well as the wording for warnings and procedure for use on ours labels and leaflet.
Furthermore, as chemical and flammable materials are used in our agricultural input products, we are subject to operational risks, including the risk of environmental contamination or even death and bodily harm to employees and service providers, which could result in administrative, civil and criminal liability for us, as well as criminal liability for our officers and employees.
Brazilian legislation is generally in accordance with internationally recognized agencies such as the European Food Safety Authority and the Food and Agriculture Organization, or the FAO. Our sales and use recommendation are restricted to those established on labels and leaflets approved by authorities. If we fail to comply with the approved labels and leaflets, we could incur substantial costs and liabilities, including civil or criminal fines and penalties.
Environmental, health and safety and food and agricultural input laws and regulations to which we are subject may become more stringent over time. This could increase the effects on us of these laws and regulations, and the increased effects could be materially adverse to our business, operations, liquidity and/or results of operations.
Heightened regulation on food and agricultural inputs and environmental, health and safety issues in Brazil, Colombia and other Latin American countries where we may operate can be expected to result in requirements that apply to us and our operations that may be more stringent than those described elsewhere in this prospectus. These requirements may include:
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increased levels of future investments and expenditures for environmental controls at ongoing operations, which will be charged against income from future operations;

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increased efforts or costs to obtain permits or denial of permits;

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new interpretations of existing statutes or regulations that impose new or more stringent standards; and

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other matters that could increase our expenses, capital requirements or liabilities, or adversely affect our business, liquidity or financial condition.

Trade agreements, foreign trade or environmental, health and safety, and food and agricultural inputs laws of countries importing Latin American agricultural production, especially Brazil, may, in the short and medium term, impose measures restricting access to such countries’ markets as a result of an actual or perceived non-conformity with matters relating to socio-environmental norms, rules or regulations, such as deforestation and increased greenhouse gas emissions associated with certain crops. The potential emergence of international barriers to Brazilian commodities exports because of an actual or perceived lack of deforestation control in Brazil may limit our ability to expand our business and our barter operations, e.g., in the event we are unable to adequately demonstrate traceability of grains (in particular soybeans and corn) and other products’ origination or their compliance with environmental requirements.
We may be liable for labor charges and disbursements if our sales representatives are considered to be our employees.
We and our subsidiaries, with the exception of Produtec Comércio e Representações S.A., Integra Soluções Agrícolas Ltda., and Qualiciclo Agrícola S.A., or Qualicitrus, engage all of our employees pursuant to employment relationships under Brazilian law. However, these three subsidiaries currently engage a minority of employees as third-party contractors or commercial representatives, particularly in the case of our RTVs. There is a risk, depending on how services are rendered in practice by each representative, that such RTVs or other governmental authorities could claim that an employment relationship between such subsidiaries and our RTVs exists, on a case-by-case basis, and thereby seek reclassification of such persons as employees — especially if they render services exclusively to us and under our exclusive control. Reclassification would mean that we would be liable for a series of labor charges and disbursements that we currently do not pay to our RTVs. Even if no such employment relationship is asserted, we may be deemed vicariously liable to pay the employees or agents of our RTVs if the latter become insolvent. In either event, any such disbursements may adversely affect our business, results of operations and our reputation.
Changes in tax laws, incentives, benefits and regulations may adversely affect us.
Changes in tax laws, regulations, related interpretations and tax accounting standards in Brazil, Colombia, the Cayman Islands or the United States may result in a higher tax rate on our earnings, which may significantly reduce our profits and cash flows from operations. For example, in 2015 the Brazilian government increased the rate of the social integration program contribution (Programa Integração Social), or PIS, and the social security program contribution (Contribuição para o Financiamento da Seguridade Social), or COFINS (both social contributions on gross revenues) from 0% to approximately 4.65% on financial income realized by Brazilian companies that are taxed under the non-cumulative regime (which is the tax regime that applies to us). However, it is not possible to precisely predict if and how potential changes may affect our business, but one or more states, municipalities, the federal government or other countries may seek to challenge the taxation or procedures applied to our transactions, and could impose taxes or additional reporting, record-keeping or indirect tax collection obligations on our business. New taxes could also require us to incur substantial costs to collect and remit taxes. If such obligations were imposed, the additional costs associated with tax collection, remittance and audit requirements could have a material adverse effect on our business and financial results. In addition, our profits may decline if certain tax incentives are not retained or renewed.
Further, Brazilian government authorities at the federal, state and local levels may consider changes in tax laws to cover budgetary shortfalls resulting from the recent economic downturn in Brazil, including the impact of COVID-19. If enacted, such changes may harm our profitability by increasing our tax burden, increasing our tax compliance costs or otherwise affecting our financial condition, results of operations and cash flows. The Brazilian government regularly enacts reforms to the tax and other assessment regimes to which we and our customers are subject. Such reforms include changes in tax rates and, occasionally, enactment of temporary levies, the proceeds of which are earmarked for designated governmental purposes. The effects of these changes and any other changes that result from the enactment of additional tax reforms cannot be quantified and there can be no assurance that any such reforms would not have an adverse effect upon our business. Furthermore, such changes may produce uncertainty in the financial system, increasing the cost of borrowing and contributing to an increase in our non-performing credit portfolio.

Recently, Brazilian government initiatives have proposed changes to the Brazilian tax regime that, if enacted, could impact our business. Bill No. 3,887/2020 would replace the PIS/COFINS tax (a social contribution on gross revenues) with a new Contribution on Goods and Services (CBS), and Bill No. 2,337/2021 would comprehensively reform income taxation rules primarily by revoking the income tax exemption on the distribution of dividends by Brazilian companies while also introducing new anti-avoidance provisions for a broad variety of transactions among related parties, ending the deductibility of interest on equity expenses, extending the minimum term for the amortization of intangibles, and changing the income tax rules related to Brazilian investment funds, among other changes. More specifically, ending the deductibility of interest on equity would impact the net amount to be received by our shareholders in the form of dividends. Although these laws have not yet been enacted and it is not possible to determine at this time the exact changes that will eventually pass into law, any such changes could have adverse effects on our results and operations.
In addition, establishing a provision for income tax expense and filing returns requires us to make judgments and interpretations about the application of inherently complex tax laws, and in particular Brazilian income tax laws, which are subject to different interpretations by the taxpayer and relevant governmental taxing authorities. If the judgments, estimates and assumptions we use in preparing our tax returns are subsequently found to be incorrect, we could become involved in a dispute with the relevant authority, which in Brazil can involve prolonged evaluation periods and litigation before a final resolution is reached, and which introduces further uncertainty and risk with respect to our tax and related liabilities.
Finally, Colombian tax authorities have imposed additional taxes in a variety of areas, such as taxes on financial transactions, to fund Colombia’s war against terrorism and taxes created in order to fund post-conflict programs related to the peace negotiations with guerrilla forces. The Colombian government is also obliged by Law No. 1,473/2011, also known as the Law of Fiscal Rule, to significantly reduce its fiscal deficit over the following years. This, in addition to pressure from rating agencies, could lead to higher taxation rates on our business and that of our borrowers. Changes in tax-related laws and regulations, and interpretations thereof, can impact tax burdens by increasing tax rates and fees, creating new taxes, limiting tax deductions, and eliminating tax-based incentives and non-taxed income. In addition, tax authorities or courts may interpret tax regulations differently than we do, which could result in tax litigation and associated costs and penalties.
We are subject to anti-corruption, anti-bribery and anti-money laundering laws and regulations.
We operate in jurisdictions that have a high risk for corruption and we are subject to various anti-corruption, anti-bribery and anti-money laundering laws and regulations, including the Brazilian Federal Law No. 12,846/2013, also known as the Clean Company Act (and Decree No. 11,129/2022 that regulates the Clean Company Act), Brazilian Federal Law No. 9,613/1998, as amended by Brazilian Federal Law No. 12,683/2012, and Brazilian Federal Law No. 8,429/1992, as amended by Brazilian Federal Law No. 14,230/2022, in addition to the United States Foreign Corrupt Practices Act of 1977, as amended, or the FCPA. Both the Clean Company Act and the FCPA impose liability against companies who engage in bribery of government officials, either directly or through intermediaries.
Anti-corruption laws are interpreted broadly and prohibit us and our collaborators from authorizing, offering, or directly or indirectly providing improper payments or benefits to recipients in the public or private sector. We or our collaborators may have direct and indirect interactions with government agencies and state-affiliated entities and universities in the course of our business. We use third-party collaborators, and strategic partners, law firms, and other representatives for regulatory compliance, patent registration, deregulation advocacy, field testing, and other purposes in countries that are known to present a high corruption risk such as Brazil and Colombia. We can be held liable for the corrupt or other illegal activities of these third-party collaborators, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.
Anti-money laundering, anti-bribery, anti-corruption and sanctions laws and regulations to which we are subject require us, among other things, to conduct full customer due diligence (including sanctions and politically exposed person screening) and keep our customer, account and transaction information up to date. We have implemented and are in the process of reviewing our policies and procedures detailing what is required from those responsible, but all such policies may not be completed or may not be fully in effect as of the date of this prospectus (in particular, our policies relating to sanctions laws and regulations). In addition, we rely heavily on our employees to assist us by spotting such illegal and improper activities and reporting them, and our employees have varying degrees of experience in recognizing criminal tactics and understanding the level of sophistication of criminal organizations. In addition, we rely upon our relevant counterparties to a large degree to maintain and appropriately apply their own appropriate compliance measures, procedures and internal policies. Accordingly, there can be no assurance that all of our employees, representatives, contractors, partners, or agents will comply with these laws at all times. If we are unable to apply the necessary scrutiny and oversight of employees, third parties to whom we outsource certain tasks and processes or counterparties, we increase the risk of regulatory breach.
Violations of — or even accusations of or associations with violations of — anti-corruption, anti-bribery and anti-money laundering laws and regulations could result in criminal liability, administrative and civil lawsuits, significant fines and penalties (including being added to “black lists” that would prohibit certain parties from engaging in transactions with us), forfeiture of significant assets and reputational harm. Non-compliance with these laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, injunctions, suspension and debarment from contracting with certain governments or other persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our reputation, business, results of operations, and financial condition.
If any person in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering, or is involved with terrorism or terrorist financing and property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated section, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, or the FRA, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands, if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the FRA, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure related to involvement with terrorism or terrorist financing and property. Such report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Adverse outcomes in legal proceedings could subject us to substantial damages and adversely affect our results of operations and profitability.
The agricultural inputs industry faces substantial regulatory risks and litigation. From time to time, we may be involved in major lawsuits concerning regulatory, intellectual property, biotechnology, torts, contracts, antitrust allegations, civil and tax claims and other matters, as well as governmental inquiries and investigations, including in connection with a criminal case involving our subsidiary Agrobiológica Soluções. See “Business — Legal Proceedings.” Pending and future lawsuits and governmental inquiries and investigations may have outcomes that may be significant to our results of operations in the period recognized or limit our ability to engage in our business activities. We have recorded reserves for potential liabilities where we believe the liability to be probable and reasonably estimable, in accordance with accounting requirements under IFRS. However, our actual costs may be materially different from this estimate. The degree to which we may ultimately be responsible for the particular matters reflected in the reserve is uncertain. We had provisions for civil, tax and labor contingencies amounting to R$0.9 million as of December 31, 2022 (R$3.0 million and R$3.6 million as of June 30, 2022 and 2021, respectively).
If our suppliers or outsourced service providers do not comply with their respective civil, administrative, labor and social security obligations, we may be jointly or severally liable for any non-compliance, resulting in fines, payment of these amounts and other sanctions, in accordance with labor and agricultural law. In addition, we may be liable for possible bodily injury and even the death of employees of our suppliers or outsourced service providers, in cases where such service providers do not observe or do not inspect the fulfillment of obligations related to the personal protection of their employees, which may adversely affect our results of operations and our reputation.
We are subject to costs and risks associated with increased or changing laws and regulations affecting our business, including those relating to data privacy, security and protection.
We operate in a complex regulatory and legal environment that exposes us to compliance and litigation risks that could materially affect our business, financial condition or results of operations. These laws may change, sometimes significantly, as a result of political, economic or social events. Responding to these changes and meeting existing and new requirements may be costly and burdensome. Changes in laws and regulations may occur that could:
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discourage us and other collaborators from offering, and end-markets from purchasing, our products;

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increase our export and import duties and costs or intensify controls and restrictions on our imports;

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restrict or increase the costs of making payments and distributions;

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render our technology less profitable or less attractive compared to that of competing products;

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require significant product redesign or redevelopment;

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increase our compliance and other costs of doing business through increases in the cost to protect our intellectual property, including know-how, trade secrets and regulatory data, or increases in the cost to obtain the necessary regulatory approvals to commercialize and market the products we develop directly or jointly; and

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impair or eliminate our ability to source technology and develop our products, including validating our products through field trials and passing biosafety evaluations.

Any of these events could have a material adverse effect on our business, results of operations and financial condition.
In addition to the laws and regulations governing our operations in the agricultural inputs industry, some of the federal, state or local laws and regulations that affect us include those relating to consumer products, product liability or consumer protection; those relating to the manner in which we advertise, market or sell products; labor and employment laws, including wage and hour laws; tax laws or interpretations thereof; data protection and privacy laws and regulations; and other health and safety laws and regulations. See “Regulatory Overview” for more information. We face significant compliance costs and risk of non-compliance with respect to these existing laws and regulations, which costs and risks could be heightened by changes and developments with respect to such laws and regulations. There can be no guarantee that we will be able to adapt our business, or have sufficient financial resources, to comply with any new regulations, or that we will be able to successfully compete in the context of a shifting regulatory environment.
In particular, data protection and privacy laws are developing rapidly to take into account the changes in cultural and consumer attitudes towards the protection of personal data. In operating our e-commerce business and selling our products and solutions to customers, we collect, use, store, transmit and otherwise process employee and customer data, including sensitive personal data, in and across multiple jurisdictions. As a result, we are subject to a variety of laws and regulations in Brazil, Colombia and other applicable countries, as well as contractual obligations, regarding data privacy, security and protection. In many cases, these laws and regulations apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiaries and other parties with which we have commercial relationships.
Privacy, information security, and data protection are significant issues globally. The regulatory framework governing the collection, processing, storage, use and sharing of certain information, particularly financial and other personal data, is rapidly evolving and is likely to continue to be subject to uncertainty and varying interpretations. The occurrence of unanticipated events and the development of evolving technologies often rapidly drive the adoption of legislation or regulation affecting the use, collection or other processing of data and the manner in which we conduct our business. Any failure or perceived failure by us to comply with our privacy policies or any applicable privacy, security or data protection, information security or consumer-protection related laws, regulations, orders or industry standards in one or more jurisdictions could expose us to costly litigation, significant awards, fines or judgments, civil and criminal penalties or negative publicity, and could materially and adversely affect our business, financial condition and results of operations.
In particular, on August 14, 2018, the President of Brazil approved Law No. 13,709 the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados), or the LGPD, which came completely into force on August 1, 2021. The LGPD is a comprehensive data protection law establishing general principles and obligations that apply across multiple economic sectors and contractual relationships. The LGPD applies to individuals or legal entities, private or government entities, who process personal data in Brazil or collect personal data in Brazil or, further, when the processing activities have the purpose of offering or supplying goods or services to data subjects located in Brazil. The LGPD establishes detailed rules for the collection, use, processing, storage and any operation carried out with personal data (including personal data of clients, suppliers and employees), and affects all economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers and other relationships in which personal data is collected, whether in a digital or physical environment.
Specifically, the LGPD establishes, among other things, data subjects’ rights, the legal basis for personal data protection, requirements for obtaining consent from data owners, obligations and requirements related to security incidents, data leaks and international data transfers, as well as the creation of the National Data Protection Authority (Autoridade Nacional de Proteção de Dados, “ANPD”), for the purposes of monitoring, implementing and supervising compliance with the LGPD in Brazil. In the event of non-compliance with the LGPD, we may be subject to penalties, including (1) warnings, with the impositions of a deadline for the adoption of corrective measures; (2) a one-time fine of up to 2% (subject to an upper limit of R$50,000,000) of our revenue; (3) a daily fine (subject to an upper limit of R$50,000,000); (4) public disclosure of the violation; (5) the restriction of access to the personal data to which the violation relates, until corrective measures are implemented; (6) deletion of the personal data to which the violation relates; (7) partial suspension of the databases to which the violation relates for up to six months, which can be extended for an equal period until corrective measures are implemented; (8) suspension of the personal data processing activities to which the violation relates for up to 12 months; and (9) partial or full prohibition on personal data processing activities. In addition, the LGPD creates a private cause of action, which means we are subject to both class-based and individual claims for violations of the LGPD.
While we are in the process of putting in place systems and processes to comply with the LGPD, we cannot assure you that our LGPD compliance efforts will be deemed appropriate or sufficient by regulatory authorities, in particular ANPD or by courts, such as the Brazilian Public Prosecution Office (Ministério Público). Moreover, as the LGPD requires further regulation from the ANPD regarding several aspects of the law, which are yet unknown, and we may have difficulty adapting our systems and processes to the new legislation due to the legislation’s complexity. The changes have impacted, and could further adversely impact, our business by increasing our operational and compliance costs.
In December 2022, we performed a maturity review based on US National Institute of Standards and Technology, or NIST, frameworks and we achieved an overall score of 3.65 (Policy), 3.32 (Practice) for Cyber Security (CSF) and 3.21 (Policy), 3.02 (Practice) for Privacy. The recommended target score is 3 (Defined), signifying that processes have become formal, standardized, and defined. We believe this helps create consistency across our organization. This review was conducted by BoxGroup, an independent firm.
Any additional privacy laws, rules or regulations enacted or approved in Brazil or in other jurisdictions in which we operate could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits and administrative procedures, and result in the imposition of material penalties and fines under state and federal laws or regulations, which could seriously harm our business, financial condition or results of operations. Any failure, real or perceived, by us to comply with our privacy policies or with any regulatory requirements or orders or other local, state, federal or international privacy or consumer protection-related laws and regulations could cause customers to reduce their purchases of our agricultural products and services and could materially and adversely affect our business.

For more information, see “Regulatory Overview — Brazil — Data Protection and Privacy.”
We may face restrictions and penalties under Brazilian and Colombian consumer protection laws.
Brazil has a series of strict consumer protection statutes, collectively known as the Consumer Protection Code (Código de Defesa do Consumidor) and Civil Code, that are intended to safeguard consumer interests and that apply to all companies in Brazil that supply products or services to Brazilian consumers. The Consumer Protection Code may apply to business customers if they are considered the “end user” of the products provided. Regardless, courts may understand that the rules of the Consumer Protection Code should exceptionally apply to instances where the company acquiring the products as input to its supply chain are considered to be technically, legally and/or financially vulnerable towards us. Similar protections exist in Colombia, where we are subject to laws that regulate competition and consumer protection, and which include the Consumer Protection Law (Ley de Protección al Consumidor), which is enforced by the Superintendence of Industry and Commerce (Superintendencia de Industria y Comercio). These consumer protection provisions include protection against misleading and deceptive advertising, protection against coercive or unfair business practices and protection in the formation and interpretation of contracts, usually in the form of civil liabilities and administrative penalties for violations. In addition, the Consumer Protection Code provides for a series of contractual clauses that are held null and void by operation of law, whenever they reduce or limit its liability towards consumers; entail a waiver or disposal of rights; transfer liability to third parties; establish obligations considered inequitable or abusive that place the consumer at an unreasonable disadvantage; or that are incompatible with good faith or equitable practices; among others.
In Brazil, penalties are often levied by the Brazilian Consumer Protection Agencies (Fundação de Proteção e Defesa do Consumidor, or PROCONs) and Public Prosecutors Office, which oversee consumer issues on a district-by-district basis. Companies that operate across Brazil may face penalties from multiple PROCONs, as well as the National Secretariat for Consumers (Secretaria Nacional do Consumidor, or SENACON). Companies may settle claims made by consumers via PROCONs and Judiciary by paying compensation for violations directly to consumers and through a mechanism that allows them to adjust their conduct, called a conduct adjustment agreement (Termo de Ajustamento de Conduta, or TAC). Brazilian Public Prosecutor Offices may also commence investigations related to consumer rights violations and this TAC mechanism is also available for them. Companies that violate TACs face potential automatic fines. Brazilian Public Prosecutor Offices may also file public civil actions against companies in violation of consumer rights, seeking strict observation to the consumer protection law provisions and compensation for the damages consumers may have suffered.
As of December 31, 2022, we had 12 active proceedings with ordinary civil courts in Brazil relating to consumer rights and clients’ rights. To the extent consumers in Brazil or Colombia file such claims against us in the future, we may face reduced revenue due to refunds and fines for non-compliance that could negatively impact our results of operations.
Unauthorized disclosure of sensitive or confidential customer information or our failure or the perception by our customers that we failed to comply with privacy laws or properly address privacy concerns could harm our business and standing with our customers.
We collect, store, handle, transmit, use and otherwise process certain personal data and other user data in our business, especially as a result of our e-commerce digital distribution platform. A significant risk associated with our operations is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may harm our business and results of operations. We must ensure that all collection, use, storage, dissemination, transfer, disposal and any other processing activity involving personal data for which we are responsible comply with relevant data protection and privacy laws. The protection of our customer, employee and company data is critical to us. We rely on commercially available systems, software, tools and monitoring to provide secure processing, transmission and storage of confidential customer information, such as credit card and other personal data. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors or other similar events. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or our vendors, could damage our reputation, expose us to administrative procedures and litigation risk and liability, subject us to negative publicity, disrupt our operations and harm our business. Our security measures may fail to prevent security breaches, which could harm our business, financial condition and results of operations.
Unauthorized disclosure of, improper access to, or destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise, or disruptions to our systems or services could expose us to liability, protracted and costly litigation and damage our reputation.
Our Lavoro Connected Farm platform involves the collection, storage, transmission and other processing activities involving customers’ personal data, including names, addresses, identification numbers and bank account numbers. We also have arrangements in place with certain third-party service providers that require us to share certain consumer information. Our and such third parties’ ability to protect such personal data and consumer information is dependent on our ability to prevent cybersecurity breaches and unauthorized access and disclosure.
An increasing number of organizations, including large clients and businesses, large technology companies, financial institutions and government institutions have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on portions of their websites, networks or infrastructure, or those of third parties who provide services to them. Information security risks for companies with e-commerce operations such as ours in particular have significantly increased recently, in part because of new technologies, the use of the Internet and telecommunications technologies (including mobile devices) to conduct business transactions and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. Because of our position in the payments value chain, we believe that we are likely to continue to be a target of such threats and attacks. In addition, due to the growing size and complexity of our digital platform and services, the amount of personal data and other data that we store and the number of customers, employees and third-party providers with access to personal data and other data, we are potentially vulnerable to a variety of intentional and inadvertent cybersecurity attacks and other security-related incidents and threats, which could result in a material adverse effect on our business, financial condition and results of operation.
The techniques used to obtain unauthorized, improper or illegal access to our systems, our data or our customers’ data, to disable or degrade service, or to sabotage systems are constantly evolving may be difficult to detect quickly and often are not recognized until launched against a target. Unauthorized parties may attempt to gain access to our systems or facilities through various means, including, among others, hacking into our systems or those of our customers, partners or vendors, attempting to fraudulently induce our employees, customers, partners, vendors or other users of our systems into disclosing user names, passwords, payment card information or other sensitive information, which may in turn be used to access our information technology systems, or installing malicious software. Certain efforts may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect.
Although we have developed systems and processes that are designed to protect our networks, applications, bank accounts and the confidentiality, integrity and availability of data and customer data and our information technology systems and to prevent data loss and other security breaches, and expect to continue to expend significant additional resources to bolster these protections, these security measures cannot provide absolute security and there can be no assurance that our safety and security measures (and those of our third-party providers) will prevent damage to, or interruption or breach of, our information systems and operations. Our information technology and infrastructure may be vulnerable to cyberattacks or security breaches, and third parties may be able to access our customers’ personal or proprietary information and card data that are stored on or accessible through those systems. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), phishing, ransomware, social engineering attacks, unauthorized access or misuse and denial-of-service attacks, sophisticated criminal networks as well as nation-state and nation-state supported actors now engage in attacks, including advanced persistent threat intrusions. Our security measures may also be breached due to human error, malfeasance, fraud or malice on the part of employees, accidental technological failures, system errors or vulnerabilities, or other irregularities.

Any actual or perceived cybersecurity attacks, security breaches, phishing attacks, ransomware attacks, computer malware, computer viruses, computer hacking attacks, unauthorized access, coding or configuration errors or similar incidents experienced by us or our third-party service providers could interrupt our operations, result in our systems or services being unavailable, result in the loss, compromise corruption or improper disclosure of data or personal data, subject us to regulatory or administrative investigations and orders, litigation, disputes, sanctions, indemnity obligations, damages for contract breach or penalties for violation of applicable laws or regulations, impair our ability to provide our solutions and meet our customers’ requirements, materially harm our reputation and brand, result in significant legal and financial exposure (including customer claims), lead to loss of customer confidence in, or decreased use of, our products and services, and adversely affect our business, financial condition and results of operations. In addition, any breaches of network or data security at our customers, partners or third-party service provides (including data center and cloud computing providers) could have similar negative effects. We could be forced to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies, investigating and remediating any information security vulnerabilities and defending against and resolving legal and regulatory claims, all of which could divert resources and the attention of our management and key personnel and materially and adversely affect our business, financial condition and results of operations.
Specifically, because we leverage third-party providers, including cloud, software, data center and other critical technology vendors to deliver our solutions to our customers, we rely heavily on the data security technology practices and policies adopted by these third-party providers. Such third-party providers have access to personal data and other data about our customers and employees, and some of these providers in turn may subcontract with other third-party providers. Our ability to monitor our third-party providers’ data security is limited. A vulnerability in a third-party provider’s software or systems, a failure of our third-party providers’ safeguards, policies or procedures, or a breach of a third-party provider’s software or systems could result in the compromise of the confidentiality, integrity or availability of our systems or the data housed in our third-party solutions.
Many jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data or information technology systems. Security compromises experienced by others in our industry, our customers, our third-party service providers or us may lead to public disclosures and widespread negative publicity. Any security compromise in our industry, whether actual or perceived, could erode customer confidence in the effectiveness of our security measures, negatively impact our ability to attract new customers, cause existing customers to elect not to renew or expand their use of our platform, services and products or subject us to third-party lawsuits, regulatory fines or other actions or liabilities, which could materially and adversely affect our business, financial condition and results of operations.
Additionally, while we maintain insurance policies, we do not maintain insurance policies specifically for cyber-attacks and our current insurance policies may not be adequate to reimburse us for losses caused by security breaches, and we may not be able to collect fully, if at all, under these insurance policies. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases in or the imposition of large deductible or co-insurance requirements, could adversely affect our business, financial condition and results of operations.
For information on the data protection and privacy laws and regulations to which we are subject and the risks associated therewith, see the section titled “— We are subject to costs and risks associated with increased or changing laws and regulations affecting our business, including those relating to data privacy, security and protection.”
Interruption or failure of our infrastructure, information technology and communications systems could impair our operations, which could also damage our reputation and harm our results of operations.
Our operations are dependent on our ability to protect the continuity of our infrastructure against damage from catastrophe or natural disaster, breach of security, cyber-attack, loss of power, telecommunications failure or other natural or man-made events. A catastrophic event could have a direct negative impact on us by adversely affecting our customers, partners, third-party service providers, employees or facilities, or an indirect impact on us by adversely affecting the agricultural market, payment processing services or the overall economy. In the event of a catastrophe, we could experience a material adverse interruption of our operations.
We serve our customers using third-party data centers and cloud services. While we have electronic access to the infrastructure and components of our platform that are hosted by third parties, we do not control the operation of these facilities. Consequently, we may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of our direct control. These data centers and cloud services are vulnerable to damage or interruption from a variety of sources, including earthquakes, floods, fires, power loss, system failures, cyber-attacks, physical or electronic break-ins, human error or interference (including by employees, former employees or contractors), and other catastrophic events. Our data centers may also be subject to local administrative actions, changes to legal or permitting requirements and litigation to stop, limit or delay operations. Despite precautions taken at these facilities, such as disaster recovery and business continuity arrangements, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in interruptions or delays in our services, impede our ability to scale our operations or have other adverse impacts upon our business. See “— We depend on data centers operated by third parties and third-party Internet hosting providers, and any disruption in the operation of these facilities or access to the Internet could adversely affect our business.”
We depend on data centers operated by third parties and third-party Internet hosting providers, and any disruption in the operation of these facilities or access to the Internet could adversely affect our business.
Our business requires the ongoing availability and uninterrupted operation of internal and external transaction processing systems and services. While we maintain oversight of our third-party providers of transaction processing and IT-related functions, such third parties are ultimately responsible for maintaining their own network security, disaster recovery and system management procedures. We primarily serve our customers from third-party data center hosting facilities, and we rely on cloud infrastructure to operate certain aspects of our solutions. Any disruption of or interference with our use of our ERP and other core systems could impair our ability to deliver our solutions to our customers, resulting in customer dissatisfaction, damage to our reputation, loss of customers and harm to our business.
Moreover, we have architected our solutions and computer systems to use data processing, storage capabilities and other services provided by specific providers. Given this, we cannot easily switch our ERP and other core systems operations to another cloud provider, so any disruption of or interference with our use of cloud/hosting services could increase our operating costs and materially and adversely affect our business, financial condition and results of operations, and we might not be able to secure service from an alternative provider on similar terms or at all.
The owners and operators of our current hosting facilities have a contract guaranteeing 99% availability and qualified professionals to keep the systems operating. However, such third-party providers may experience website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. We do not control the operation of these data center facilities, and such facilities are vulnerable to damage or interruption from human error, intentional bad acts, power loss, hardware failures, telecommunications failures, improper operation, unauthorized entry, data loss, power loss, cyberattacks, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes, natural disasters or similar catastrophic events. They also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or terminate our hosting arrangement or other unanticipated problems could result in lengthy interruptions in the delivery of our solutions, cause system interruptions, prevent our customers from accessing their accounts online, reputational harm and loss of critical data, prevent us from supporting our solutions or cause us to incur additional expense in arranging for new facilities and support.

We also depend on third-party Internet-hosting providers and continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our Internet-hosting or bandwidth providers for any reason or if their services are disrupted, for example, due to viruses or denial of service or other attacks on their systems, or due to human error, intentional bad acts, power loss, hardware failures, telecommunications failures, fires, wars, terrorist attacks, floods, earthquakes, hurricanes, tornadoes or similar catastrophic events, we could experience disruption in our ability to offer our solutions and adverse perception of our solutions’ reliability, or we could be required to retain the services of replacement providers, which could increase our operating costs and materially and adversely affect our business, financial condition and results of operations.
Furthermore, prolonged interruption in the availability, or reduction in the speed or other functionality, of our products or services could materially harm our reputation and business. Frequent or persistent interruptions in our products and services could cause customers to believe that our products and services are unreliable, leading them to switch to our competitors or to avoid our products and services, and could permanently harm our reputation and business.
Risks Relating to Latin America
We are subject to risks relating to our significant presence in Latin American countries.
Our operations are based in Latin America. For the six-month period ended December 31, 2022 and 2021, 88.2% and 85.9%, respectively, of our combined revenues were attributable to our Brazilian operations (84.9% and 83.2%, respectively, of our combined revenues for the years ended June 30, 2022 and 2021). We expect to increase our sales in Brazil and other countries in South and Central America. In particular, fluctuations in the economy of Brazil and actions adopted by the governments of Latin American countries have had and may continue to have a significant impact on our subsidiaries operating in those countries.
Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations.
Our business is dependent to a significant extent upon the economic conditions prevalent in Brazil, as well as the other Latin American countries in which we currently operate, including Colombia and Uruguay, and in which we may seek to expand operations in the future, such as Peru, Chile, Paraguay and other countries in South and Central America. Latin American countries have historically experienced uneven periods of economic growth, recessions, periods of high inflation and economic instability. Recently, the economic growth rates of the economies of many Latin American countries have slowed and some have entered mild recessions. Additionally, economic and political developments in Latin America, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, terrorism, civil strife, changes in laws and regulations, restrictions on the repatriation of dividends or profits, expropriation or nationalization of property, restrictions on currency convertibility, volatility of the foreign exchange market and exchange controls could impact our operations and/or the market value of our Ordinary Shares and have a material adverse effect on our business, financial condition and results of operations.
The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This influence, as well as Brazil’s political and economic conditions, could harm us and the price of our Ordinary Shares.
The Brazilian federal government frequently exercises significant influence over the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases or decreases in interest rates, changes in fiscal policies, wage and price controls, foreign exchange rate controls, blocking access to bank accounts, currency devaluations, capital controls and import and export restrictions. We have no control over and cannot predict what measures or policies the Brazilian government may take in the future. Our business and the market price of our Ordinary Shares may be harmed by changes in Brazilian government policies, as well as general economic factors, including, without limitation:
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growth or downturn of the Brazilian economy;

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interest rates and monetary policies;

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exchange rates and currency fluctuations;

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inflation;

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liquidity of the domestic capital and lending markets;

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import and export controls;

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exchange controls and restrictions on remittances abroad and payments of dividends;

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modifications to laws and regulations according to political, social and economic interests;

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fiscal policy, monetary policy and changes in tax laws;

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economic, political and social instability, including general strikes and mass demonstrations;

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labor and social security regulations;

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energy and water shortages and rationing;

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public health crises, such as the ongoing COVID-19 pandemic;

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commodity prices; and

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other political, diplomatic, social and economic developments in or affecting Brazil.

Uncertainty over whether the Brazilian federal government will implement reforms or changes in policy or regulation affecting these or other factors in the future may affect economic performance and contribute to economic uncertainty in Brazil, which may have an adverse effect on our activities and consequently our results of operations, and may also adversely affect the trading price of our Ordinary Shares. This scenario is further aggravated when analyzed together with the impacts of the COVID-19 pandemic, which may adversely affect our business, operations, results and share price.
Further, Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment. In addition, various investigations into allegations of money laundering and corruption being conducted by the Office of the Brazilian Federal Prosecutor, including the largest such investigation, known as “Operação Lava Jato,” have negatively impacted the Brazilian economy and political environment. The potential outcome of these investigations is uncertain, but they have already had an adverse impact on the image and reputation of the implicated companies, and on the general market perception of the Brazilian economy. In addition, the Brazilian Supreme Court is currently investigating Brazil’s current President in connection with allegations made by the former Minister of Justice. We cannot predict whether the ongoing investigations will result in further political and economic instability, or if new allegations against government officials or executives of private companies will arise in the future or will result in additional investigations.
As has been true in the past, the current political and economic environment in Brazil has and is continuing to affect the confidence of investors and the general public, which has historically resulted in economic deceleration and heightened volatility in the securities offered by companies with significant operations in Brazil, which may adversely affect us and our Ordinary Shares.
Any further downgrading of Brazil’s credit rating could reduce the trading price of our Ordinary Shares.
We may be harmed by investors’ perceptions of risks related to Brazil’s sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign ratings, which evaluations consider a number of factors including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the potential for changes in any of these factors. The rating agencies began to review Brazil’s sovereign credit rating in September 2015. Subsequently, the three major rating agencies downgraded Brazil’s investment-grade status:
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Standard & Poor’s initially downgraded Brazil’s credit rating from BBB-negative to BB-positive and subsequently downgraded it again from BB-positive to BB, maintaining its negative outlook, citing a worse credit situation since the first downgrade. On January 11, 2018, Standard & Poor’s further downgraded Brazil’s credit rating from BB to BB-stable, which was reaffirmed on November 30, 2021.
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In December 2015, Moody’s placed Brazil’s Baa3’s issue and bond ratings under review for downgrade and subsequently downgraded the issue and bond ratings to below investment grade, at Ba2 with a negative outlook, citing the prospect of a further deterioration in Brazil’s debt indicators, taking into account the low growth environment and the challenging political scenario. On May 25, 2021, Moody’s maintained Brazil’s credit rating at Ba2-stable.

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Fitch downgraded Brazil’s sovereign credit rating to BB-positive with a negative outlook, citing the rapid expansion of the country’s budget deficit and the worse-than-expected recession. In February 2018, Fitch downgraded Brazil’s sovereign credit rating again to BB-negative, citing, among other factors, fiscal deficits, the increasing burden of public debt and an inability to implement reforms that would structurally improve Brazil’s public finances. On December 14, 2021, Fitch reaffirmed Brazil’s credit rating at BB-negative.

Brazil’s sovereign credit rating is still rated below investment grade by the three main credit rating agencies. Consequently, the prices of securities offered by companies with significant operations in Brazil have been negatively affected. A continuation or deterioration of sluggish macroeconomic conditions in the Brazilian economy and continued political uncertainty, among other factors, could lead to further ratings downgrades. Any further downgrade of Brazil’s sovereign credit ratings could heighten investors’ perception of risk and, as a result, cause the trading price of our Ordinary Shares to decline.
Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future could harm our business and the price of our Ordinary Shares.
In the past, Brazil has experienced extremely high rates of inflation. Inflation and some of the measures taken by the Brazilian government in an attempt to curb inflation have had significant negative effects on the Brazilian economy generally. Inflation, policies adopted to curb inflationary pressures and uncertainties regarding possible future government intervention have contributed to economic uncertainty and heightened volatility in the Brazilian economy and capital markets.
According to the IPCA, Brazilian inflation rates were 4.5%, 4.3% and 3.7% as of December 31, 2020, 2019 and 2018, respectively. Brazil may continue to experience high levels of inflation in the future and inflationary pressures may continue to lead to the Brazilian government intervening in the economy and introducing policies that could harm our business and the trading price of our Ordinary Shares. In the past, the Brazilian government’s interventions included the maintenance of a restrictive monetary policy with high interest rates that restricted credit availability and reduced economic growth, causing volatility in interest rates. For example, the official interest rate in Brazil decreased from 14.25% as of December 31, 2015 to 4.50% as of December 31, 2018, as established by the COPOM. On February 7, 2018, the COPOM reduced the SELIC rate to 6.75% and further reduced the SELIC rate to 6.50% on March 21, 2018. The COPOM reconfirmed the SELIC rate of 6.50% on May 16, 2018 and subsequently on June 20, 2018. As of December 31, 2018, the SELIC rate was 6.50%. The COPOM reconfirmed the SELIC rate of 6.50% on February 6, 2019, but reduced the SELIC rate to 6.00% on August 1, 2019 and further reduced the rate to 4.50% on December 12, 2019. On February 5, 2020, the COPOM reduced the SELIC rate to 4.25% and further reduced the rate to 3.75% on March 18, 2020, to 3.00% on June 5, 2020, to 2.25% on June 17, 2020 and to 2.00% on August 5, 2020. On March 17, 2021, the COPOM raised the SELIC rate to 2.75% and further raised the SELIC rate to 3.50% on May 5, 2021, to 4.25% on June 16, 2021, to 5.25% on August 4, 2021, to 6.25% on September 22, 2021, to 7.75% on October 27, 2021, to 9.25% on December 8, 2021, to 10.75% on February 2, 2022, to 11.75% on March 16, 2022, to 12.75% on May 4, 2022, to 13.25% on June 15, 2022 and to 13.75% on August 3, 2022. As of the date of this prospectus, the SELIC rate was 13.75%. Conversely, more lenient government and Central Bank policies and interest rate decreases have triggered and may continue to trigger increases in inflation, and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect us, increase our indebtedness and, consequently, adversely affect the trading price of our Ordinary Shares.

Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.
The Brazilian currency has experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. The Brazilian government has implemented various economic plans and used various exchange rate policies to stabilize the real, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system, which plans and policies have had varying degrees of success. Exchange rate volatility could make our foreign-currency-linked obligations, purchases and funding more expensive in the event of depreciation of the real and, resulting in exchange rate exposure that may lead to losses in the event we fail to adequately manage exchange rate risk.
Although long-term depreciation of the real is generally linked to the rate of inflation in Brazil, depreciation of the real occurring over shorter periods of time has resulted in significant variations in the exchange rate among the real, the U.S. dollar and other currencies. During 2015, due to the poor economic conditions in Brazil, including as a result of political instability, the real devalued at a much higher rate than in previous years. Overall, in 2015, the real depreciated 47.0%, reaching R$3.9048 per US$1.00 on December 31, 2015. In 2016, the real fluctuated significantly, appreciating 16.5% to R$3.2591 per US$1.00 on December 31, 2016. In 2017, the real depreciated 1.5% against the U.S. dollar, ending the year at an exchange rate of R$3.3080 per US$1.00. In 2018, the real depreciated 17.1% against the U.S. dollar, ending the year at an exchange rate of R$3.8742 per US$1.00 mainly due to lower interest rates in Brazil as well as uncertainty regarding the results of the Brazilian presidential elections, which were held in October 2018. In 2019, the real depreciated 4.0% against the U.S. dollar. The real/U.S. dollar exchange rate reported by the Central Bank of Brazil was R$5.1967 per US$1.00 on December 31, 2020, which reflected a 22.4% depreciation in the real against the U.S. dollar during 2020. The real/U.S. dollar exchange rate reported by the Central Bank of Brazil was R$5.5805 per US$1.00 on December 31, 2021, which reflected a 7.4% depreciation in the real against the U.S. dollar since December 31, 2020. The real/U.S. dollar exchange rate reported by the Central Bank of Brazil was R$5.2380 per US$1.00 on June 30, 2022, which reflected a 5.2% appreciation in the real against the U.S. dollar since December 31, 2021. The real/U.S. dollar exchange rate reported by the Central Bank of Brazil was R$5.2177 per US$1.00 on December 31, 2022, which reflected a 0.4% appreciation in the real against the U.S. dollar since June 30, 2022. There can be no assurance that the real will not depreciate or appreciate further against the U.S. dollar.
Depreciation of the real relative to the U.S. dollar has created additional inflationary pressures in Brazil, which has led to increases in interest rates, limited Brazilian companies’ access to financial markets and negatively affect the price of our Ordinary Shares. Conversely, appreciation of the real relative to the U.S. dollar and other foreign currencies could lead to a deterioration of the Brazilian balance of payments, as well as dampen export-driven growth, and affect our farmer client economics. Depending on the circumstances, either depreciation or appreciation of the real could materially and adversely affect our business, financial condition and results of operations.
Disruption or volatility in global financial and credit markets could have a material adverse effect on us.
The global financial and credit markets are currently, and have from time to time experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, rising interest and inflation rates, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. Such volatility and uncertainty in global financial and credit markets have also generally led to an increase in the cost of funding for Brazilian and international issuers and borrowers. More recently, the closures of Silicon Valley Bank and Signature Bank and their placement into receivership with the Federal Deposit Insurance Corporation created bank-specific and broader financial institution liquidity risk and concerns. We do not hold cash deposits or securities at Silicon Valley Bank or Signature Bank and have not experienced any adverse impact to our liquidity or to our current and projected business operations, financial condition or results of operations. However, uncertainty remains over liquidity concerns in the financial services industry and potential impacts on the broader economy, and our business, our business partners, and/or industry as a whole may be adversely impacted in ways that we cannot predict at this time.

Such conditions may adversely affect our ability to access capital and liquidity on financial terms acceptable, if at all. If we are unable to access capital and liquidity on financial terms acceptable to us or at all, our financial condition and results of operations may be adversely affected. In addition, the economic and market conditions of other countries, including the United States, countries in the European Union and emerging markets, may affect the volume of foreign investments in Brazil. If the level of foreign investment declines, our access to capital may likewise decline, which could negatively affect our business, ability to take advantage of strategic opportunities and, ultimately, the trading price of our Ordinary Shares.
Further, the demand for agricultural products and services is directly impacted by macroeconomic variables, such as economic growth, income, unemployment rate, inflation and fluctuations in interest and foreign exchange rates. Disruptions and volatility in the global financial markets may have significant consequences in the countries in which we operate, such as volatility in the prices of securities, interest rates and foreign exchange rates. Higher uncertainty and volatility may result in a slowdown in the credit market and the economy, which, in turn, could lead to higher unemployment rates and a reduction in the purchasing power of consumers. In addition, such events may significantly impair our customers’ ability to perform their obligations and increase overdue accounts payable, resulting in an increase in the risk associated with our business.
Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us.
Brazilian GDP growth has fluctuated over the past few years, with a contraction of 3.5% in 2015, a contraction of 3.3% in 2016, growth of 1.3% in 2017, growth of 1.8% in 2018, growth of 1.2% in 2019, a contraction of 3.3% in 2020 and growth of 5.0% and 2.9% in 2021 and 2022, respectively. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, general strikes, the lack of a qualified labor force and the lack of private and public investments in these areas, which limit productivity and efficiency. Any of these factors could lead to labor market volatility, which could limit growth and ultimately have a material adverse effect on us.
Risks Relating to Our Ordinary Shares and Warrants
The listing of our securities on Nasdaq did not benefit from the process customarily undertaken in connection with an underwritten initial public offering, which could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities.
Unlike an underwritten initial public offering of our securities, the initial listing of our securities as a result of the Business Combination did not benefit from the following:
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the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities;

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underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing; and

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underwriter due diligence review of the offering and potential liability for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel.

The lack of such a process in connection with the listing of our securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for our securities during the period immediately following the listing than in connection with an underwritten initial public offering.
We will incur increased costs as a result of operating as a public company.
We are a public company and will incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage the transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its board committees or as executive officers.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors.
In addition, the public reporting obligations associated with being a public company in the United States may subject us to litigation as a result of increased scrutiny of our financial reporting. If we are involved in litigation regarding our public reporting obligations, this could subject us to substantial costs, divert resources and management attention from our business and seriously undermine our business.
Any of these effects could harm our business, financial condition and results of operations.
We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
We may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in us reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate covenants to which we may be subject. Accordingly, any of our shareholders could suffer a reduction in the value of their Ordinary Shares as a result of the foregoing factors and would be unlikely to have a remedy for such reduction in value.
The Lavoro Original Shareholders beneficially own approximately 84.7% of the outstanding Ordinary Shares, and control certain matters requiring shareholder approval. This concentration of ownership and voting power will limit your ability to influence corporate matters.
The Lavoro Original Shareholders control us through their beneficial ownership of approximately 84.7% of our outstanding Ordinary Shares (including 3,006,049 Vesting Founder Shares outstanding as of the date hereof). As a result, the Lavoro Original Shareholders are able to effectively control our decisions and are able to elect a majority of the members of our board of directors. The Lavoro Original Shareholders are also able to direct our actions in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses, and may cause us to make acquisitions that increase the amount of our indebtedness or outstanding ordinary shares, sell revenue-generating assets or inhibit change of control transactions that may benefit other shareholders. The decisions of the Lavoro Original Shareholders on these matters may be contrary to your expectations or preferences, and they may take actions that could be contrary to your interests.
We may not be able to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that apply to us following the consummation of the Business Combination.
Following the consummation of the Business Combination on February 28, 2023 and the transactions related thereto, we will be required to provide management’s attestation on internal controls in connection with our second annual report on Form 20-F following consummation of the Business Combination, i.e., our annual report on Form 20-F for the fiscal year ended June 30, 2024. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those that were required of us as a privately-held company. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that apply following the Business Combination. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Ordinary Shares.
As a foreign private issuer, we will have different disclosure, Nasdaq corporate governance standards and other requirements than U.S. domestic registrants.
As a foreign private issuer, we are subject to different disclosure and other requirements than domestic U.S. registrants. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to domestic U.S. registrants under Section 14 of the Exchange Act or the insider reporting and short-swing profit rules applicable to domestic U.S. registrants under Section 16 of the Exchange Act. In addition, we intends to rely on exemptions from certain U.S. rules which will permit us to follow Cayman Islands legal requirements rather than certain of the requirements that are applicable to U.S. domestic registrants. However, Cayman Islands laws and regulations applicable to Cayman Islands companies do not contain any provisions comparable to the U.S. proxy rules, the U.S. rules relating to the filing of reports on Form 10-Q or 8-K or the U.S. rules relating to liability for insiders who profit from trades made in a short period of time.
Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information, although we are subject to Cayman Islands laws and regulations having substantially the same effect as Regulation Fair Disclosure. As a result of the above, even though we are required to file reports on Form 6-K disclosing the limited information that we have made or are required to make public pursuant to Cayman Islands law, or are required to distribute to shareholders generally, and that are material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.
Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We currently prepares our financial statements in accordance with IFRS. We will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS, as issued by the IASB.
We cannot predict if investors will find our Ordinary Shares less attractive because we will rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile.
We may lose our foreign private issuer status which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur significant legal, accounting and other expenses.
In order to maintain our current status as a foreign private issuer, either (a) more than 50% of the voting power of all our outstanding classes of voting securities (on a combined basis) must be either directly or indirectly owned of record by non-residents of the United States or (b)(1) a majority of our executive officers or directors must not be U.S. citizens or residents; (2) more than 50% of our assets cannot be located in the United States; and (3) our business must be administered principally outside the United States. We intend to monitor the composition of our shareholder base to determine whether we meet these criteria. If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules, which may differ materially from IFRS, all of which may involve time, effort and additional costs to implement. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the costs we incur as a foreign private issuer.
As a foreign private issuer, we rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors. This may afford less protection to holders of our Ordinary Shares.
Section 5605 of Nasdaq equity rules requires listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters. As a foreign private issuer, however, we are permitted to follow, and we do follow, home country practice in lieu of the above requirements. See “Management — Foreign Private Issuer Status” and “Management — Significant Differences Between Our Current Governance Practices and the U.S. Corporate Governance Standards.”
If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our Ordinary Shares and our trading volume could decline.
The trading market for our Ordinary Shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our Ordinary Shares or publish inaccurate or unfavorable research about our business, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Ordinary Shares could decrease, which might cause the price of our Ordinary Shares and trading volume to decline. Moreover, if our financial results fail to meet, or significantly exceed, our announced guidance or the expectations of analysts or public investors, analysts could downgrade our securities or publish unfavorable research about it. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, our visibility in the financial markets could decrease, which in turn could cause our share price or trading volume to decline.
The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our outstanding Ordinary Shares and the sale of such securities could cause the market price of our Ordinary Shares to decline significantly.
This prospectus relates, among other things, to the offer and sale from time to time by the Selling Securityholders of (i) up to 10,000,000 Ordinary Shares purchased by The Production Board in a private placement under the TPB PIPE Investment consummated in connection with the Business Combination at a purchase price of US$10.00 per Ordinary Share; (ii) up to 2,830,750 Ordinary Shares issued to certain Selling Securityholders in exchange for 2,830,750 SPAC Class A Ordinary Shares that were held by such Selling Securityholders pursuant to the Forward Purchase Agreements entered into in connection with the Business Combination at a purchase price of approximately US$10.00 per Ordinary Share; and (iii) up to 98,726,401 Ordinary Shares issued to the Lavoro Original Shareholders in exchange for securities of Lavoro Agro Limited based on a value of US$10.00 per Ordinary Share, however, these shares were issued in exchange for securities of Lavoro Agro Limited that were acquired by the Lavoro Original Shareholders at prices that equate to purchase prices of less than US$10.00 per share. In addition, this prospectus relates to the issuance by us of up to 10,083,606 Ordinary Shares that are issuable by us upon the exercise of Warrants (including Warrants issued in exchange for SPAC Private Warrants and Warrants issued in exchange for SPAC Public Warrants).
Due to the significant number of SPAC Class A Ordinary Shares that were redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. Furthermore, the 121,640,757 Ordinary Shares being registered for sale in this prospectus (including Ordinary Shares underlying Warrants) exceed the total number of outstanding Ordinary Shares (116,608,329 outstanding Ordinary Shares as of May 5, 2023, prior to any exercise of the Warrants). In addition, the Ordinary Shares beneficially owned by the Lavoro Original Shareholders represent 84.7% of our total outstanding Ordinary Shares (including 3,006,049 Vesting Founder Shares outstanding as of the date hereof) and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the Lavoro Original Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the Lavoro Original Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.
In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. On May 5, 2023, the closing price of our Ordinary Shares on Nasdaq was US$5.49 per share. Even if the current market price is significantly below the price at the time of the initial public offering of TPB SPAC, certain Selling Securityholders may have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than our public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders or certain other Selling Securityholders would experience losses in connection with their investment. For example, the Lavoro Original Shareholders were issued 98,726,401 Ordinary Shares in exchange for securities of Lavoro Agro Limited based on a value of US$10.00 per Ordinary Share, however, these Ordinary Shares were issued in exchange for Lavoro Agro Limited Shares that were acquired by the Lavoro Original Shareholders in various rounds of capital increases at purchase prices as low as approximately US$3.47 per share. As a result, the Lavoro Original Shareholders may experience a positive rate of return on the securities they purchased due to the differences in their purchase price of Lavoro Agro Limited shares. Based on the closing price of our Ordinary Shares referenced above, the Lavoro Original Shareholders may experience a potential profit of up to US$2.02 per share. While the Lavoro Original Shareholders may experience a positive rate of return based on the current trading price of our Ordinary Shares, other Selling Securityholders may not. For example, The Production Board (in respect of their TPB PIPE Investment shares) and the FPA Investors (in respect of their Forward Purchase Agreement Shares) acquired our Ordinary Shares at an original purchase price of US$10.00 per Ordinary Share, or approximately US$4.51 greater than the closing price of our Ordinary Shares as of May 5, 2023. Similarly, the public holders of our securities may not experience a positive rate of return on the securities they purchase due to differences in the applicable purchase price and the trading price. Accordingly, as of the date of this prospectus and based on the closing price of our Ordinary Shares referenced above, The Production Board (in respect of their TPB PIPE Investment shares), FPA Investors (in respect of their Forward Purchase Agreement Shares) and public holders of Warrants would not experience a profit if they decided to sell their Ordinary Shares (including Ordinary Shares issued upon the exercise of Warrants).
As such, public shareholders of the Ordinary Shares have likely paid significantly more than certain of the Selling Securityholders, in particular the Lavoro Original Shareholders, for their Ordinary Shares, and should not expect to see a positive return unless the price of the Ordinary Shares appreciates above the price at which such shareholders purchased their Ordinary Shares. For example, investors who purchased SPAC Shares or SPAC Warrants in the initial public offering of TPB SPAC at a price of US$10.00 per unit, or investors who purchase the Ordinary Shares on Nasdaq following the Business Combination at prices above US$5.49 per Ordinary Share will not experience a similar rate of return on the Ordinary Shares they purchased due to differences in the purchase prices and the current trading price. In addition, sales by the Selling Securityholders may cause the trading prices of our securities to experience a decline. As a result, the Selling Securityholders may effect sales of Ordinary Shares at prices significantly below the current market price, which could cause market prices to decline further. For more information, see “Selling Securityholders.”
The restrictions on selling, limited public float and trading volume for our Ordinary Shares may make it difficult to sell your shares and may cause volatility in the price of our securities.
Historically, ownership of a significant portion of our outstanding Ordinary Shares has been concentrated in a small number of shareholders. The Ordinary Shares beneficially owned by the Lavoro Original Shareholders represent 84.7% of our total outstanding Ordinary Shares (including 3,006,049 Vesting

Founder Shares outstanding as of the date hereof) and, are subject to lock-up restrictions as described herein. Consequently, our Ordinary Shares have a relatively small float and low average daily trading volume, which could affect a shareholder’s ability to sell our Ordinary Shares or the price at which it can be sold.
Upon the effectiveness of this registration statement to which this prospectus forms a part, the Lavoro Original Shareholders will have the ability to sell all of their Ordinary Shares so long as it is available for use, subject to the lock-up restrictions described in “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Lock-Up Agreement.” Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the Lavoro Original Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the Lavoro Original Shareholders, may adversely impact the market price of our Ordinary Shares and result in increased volatility in the trading price of our Ordinary Shares.
Sales of our Ordinary Shares or the perception of such sales, by the Selling Securityholders pursuant to this prospectus, in the public market or otherwise, could cause the market price for our securities to decline, even if our business is doing well.
We have filed the registration statement of which this prospectus forms a part in order to register the resale under the Securities Act of the Ordinary Shares (including Ordinary Shares exercisable upon the issuance of Warrants) by the Selling Securityholders set forth herein. We will not receive any of the proceeds from such sales, and, based on the current trading price of our Ordinary Shares, we do not currently expect to receive any proceeds from the exercise of Warrants.
The market price of our Ordinary Shares could decline as a result of substantial sales of our Ordinary Shares, particularly sales by the Selling Securityholders. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of our Ordinary Shares may cause the market price of our securities to drop significantly, even if our business is doing well. In addition, the Selling Securityholders hold a disproportionately large portion of our outstanding Ordinary Shares. All of our issued and outstanding Ordinary Shares will be eligible for resale for so long as the registration statement of which this prospectus forms a part is in effect, subject to any applicable lock-up restrictions that affect the Selling Securityholders.
Sales of a substantial number of our Ordinary Shares, including as a result of the effectiveness of the registration statement of which this prospectus forms a part or upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these lock-up periods, could cause the trading price of our Ordinary Shares to fall or make it more difficult for you to sell your our Ordinary Shares at a time and price that you deem appropriate. For more information, see “— The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our outstanding Ordinary Shares and the sale of such securities could cause the market price of our Ordinary Shares to decline significantly.”
We may be required to repurchase up to 2,830,750 Ordinary Shares from the investors with whom we entered into Forward Purchase Agreement in connection with the closing of the Business Combination, which would reduce the amount of cash available to us to fund our growth plan.
On February 21, 2023, TPB SPAC entered into separate Forward Purchase Agreements with certain equity holders of TPB SPAC (together, the “FPA Investors”), pursuant to which TPB SPAC (or Second Merger Sub, as successor-in-interest to TPB SPAC following the Closing) agreed to purchase in the aggregate, on the date that is 24 months after the Closing Date (the “Maturity Date”), up to 2,830,750 Ordinary Shares then held by the FPA Investors (subject to certain conditions and purchase limits set forth in the Forward Purchase Agreements). Pursuant to the terms of the Forward Purchase Agreements, each FPA Investor further agreed not to redeem, in connection with the Extraordinary General Meeting, of any of the SPAC Class A Ordinary Shares owned by it at such time. The per Ordinary Share price at which the FPA Investors have the right to sell the Ordinary Shares to us on the Maturity Date is (i) the total amount of the Escrowed Property in the Escrow Account (in each case, as defined in “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Forward Purchase Agreements”), divided by (ii) the total number of Ordinary Shares held by the FPA Investors as of the Maturity Date.

The Forward Purchase Agreements may also be terminated, subject to certain conditions, if the trading price of our Ordinary Shares is less than US$5.00 per share (as adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and the like) on any 20 trading days within any consecutive 30 trading day period occurring following the six month anniversary of the date on which the Ordinary Shares are registered for resale. In this event, we would be required to deliver to the FPA Investors the FPA Investors, for the FPA Investors’ use without restriction, an amount equal to (i) the Escrowed Property, divided by (ii) the total number of Ordinary Shares then held by the FPA Investors, multiplied by (iii) the number of Ordinary Shares then held by the FPA Investors.
If the FPA Investors hold some or all of the 2,830,750 Forward Purchase Agreement Shares on the Maturity Date, and the per share trading price of our Ordinary Shares is less than the per Ordinary Share price at which the FPA Investors have the right to sell the Ordinary Shares to us on the Maturity Date, we would expect that the FPA Investors will exercise this repurchase right with respect to such shares. We have placed an amount equal to the Escrowed Property to secure our purchase obligation to the FPA Investors under the Forward Purchase Agreements. Nonetheless, in the event that we are required to repurchase these Forward Purchase Agreement Shares, or in the event that the Forward Purchase Agreements are terminated under the conditions described above, the amount of Escrowed Property to which we could be entitled to as of the Maturity Date may be reduced to zero, which would accordingly reduce the amount of cash arising from the Business Combination that would ultimately be available to fund our liquidity and capital resource requirements, which would adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the Forward Purchase Agreements.
For more information, see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Forward Purchase Agreements.”
An active trading market for our securities may not develop, which would adversely affect the liquidity and price of our securities.
The price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if it develops, it may not be sustained. You may be unable to sell your Ordinary Shares and Warrants unless a market can be established and sustained.
You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under the laws of the Cayman Islands, we conduct substantially all of our operations, and a majority of our directors and executive officers reside, outside of the United States.
We are an exempted company limited by shares incorporated under the laws of the Cayman Islands, and we conduct a majority of our operations through our subsidiary, Lavoro, outside the United States. Substantially all of our assets are located outside the United States, primarily in Brazil. A majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Latin American region could render you unable to enforce a judgment against our assets or the assets of our directors and officers.
Our corporate affairs are governed by our governing documents, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less exhaustive body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fulsome and judicially interpreted bodies of corporate law than the Cayman Islands.
As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a corporation incorporated in a jurisdiction in the United States.
While Cayman Islands law allows a dissenting shareholder to express the shareholder’s view that a court sanctioned reorganization of a Cayman Islands company would not provide fair value for the shareholder’s shares, Cayman Islands statutory law does not specifically provide for shareholder appraisal rights in connection with a court sanctioned reorganization (by way of a scheme of arrangement). This may make it more difficult for you to assess the value of any consideration you may receive in a merger or consolidation (by way of a scheme of arrangement) or to require that the acquirer gives you additional consideration if you believe the consideration offered is insufficient. However, Cayman Islands statutory law provides a mechanism for a dissenting shareholder in a merger or consolidation that does not take place by way of a scheme of arrangement to apply to the Grand Court of the Cayman Islands for a determination of the fair value of the dissenter’s shares if it is not possible for the company and the dissenter to agree on a fair price within the time limits prescribed.
Shareholders of Cayman Islands exempted companies (such as the Company) have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our governing documents to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.
Subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against the board of directors. Class actions are not recognized in the Cayman Islands, but groups of shareholders with identical interests may bring representative proceedings, which are similar.
We do not anticipate paying dividends in the foreseeable future.
It is expected that we will retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.
Our board of directors has complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. There is no guarantee that our Ordinary Shares will appreciate in value or that the trading price of the Ordinary Shares will not decline.
Our governing documents contain anti-takeover provisions that may discourage a third party from acquiring us and adversely affect the rights of holders of our Ordinary Shares.
Our governing documents contain certain provisions that could limit the ability of others to acquire control of our company, including provisions that:
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authorize our board of directors to issue, without further action by our shareholders, undesignated preferred shares with terms, rights and preferences determined by its board of directors that may be senior to our Ordinary Shares;

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impose advance notice requirements for shareholder proposals;

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limit our shareholders’ ability to call special meetings; and

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require approval from the holders of at least two-thirds in voting power of all outstanding shares who attend and voted at a general meeting of our shareholders to amend certain provisions of our governing documents.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in our control. These provisions could also make it more difficult for you and our other shareholders to elect directors of your choosing and cause us to take other corporate actions than you desire.
We have granted in the past, and intend to grant in the future, share incentives, which may result in increased share-based compensation expenses.
On the Closing Date, our board of directors adopted, and our shareholders approved the assumption of the Lavoro Share Plan. As a result, we reserved for issuance the number of Ordinary Shares equal to the number of Lavoro Share Plan Shares under the Lavoro Share Plan, as adjusted in accordance with the Business Combination Agreement. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees, and as such, we can also grant share-based compensation and incur share-based compensation expenses. As a result, expenses associated with share-based compensation may increase, which may have an adverse effect on our business and results of operations. See “Executive Compensation — Lavoro Share Plan.”
We are a “controlled company” within the meaning of Nasdaq listing standards and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.
The Lavoro Original Shareholders control a majority of the voting power of our Ordinary Shares. As a result, we are a “controlled company” within the meaning of Nasdaq listing standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We rely on some or all of these exemptions. As a result, we will not have a majority of independent directors and we will not have a compensation and nominating or a corporate governance committee. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
We are a Cayman Islands exempted company with limited liability. The rights of our shareholders, including with respect to fiduciary duties and corporate opportunities, may be different from the rights of shareholders governed by the laws of U.S. jurisdictions.
We are a Cayman Islands exempted company with limited liability. Our corporate affairs are governed, by our governing documents and by the laws of the Cayman Islands. The rights of shareholders and the responsibilities of members of our board of directors may be different from the rights of shareholders and responsibilities of directors in companies governed by the laws of U.S. jurisdictions. In particular, as a matter of Cayman Islands law, directors of a Cayman Islands company owe fiduciary duties to the company and separately a duty of care, diligence and skill to the company. Under Cayman Islands law, directors and officers owe the following fiduciary duties: (1) duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole; (2) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (3) directors should not properly fetter the exercise of future discretion; (4) duty to exercise powers fairly as between different sections of shareholders; (5) duty to exercise independent judgment; and (6) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests. Our governing documents have varied this last obligation by providing that a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or the listing rules of Nasdaq, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which he or she is interested and may be counted in the quorum at the meeting. Conversely, under Delaware corporate law, a director has a fiduciary duty to the corporation and its shareholders (made up of two components) and the director’s duties prohibit self-dealing by a director and mandate that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.
United States civil liabilities and certain judgments obtained against us by our shareholders may not be enforceable.
We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. In addition, the majority of our directors and officers are nationals and residents of countries other than the United States, and a substantial portion of the assets of these persons is located outside of the United States. As a result, it may be difficult to effect service of process within the United States upon these persons. It may also be difficult to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who are not resident in the United States and the substantial majority of whose assets are located outside of the United States.
Further, it is unclear if original actions predicated on civil liabilities based solely upon U.S. federal securities laws are enforceable in courts outside the United States, including in the Cayman Islands and Brazil. Courts of the Cayman Islands may not, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, courts of the Cayman Islands will recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, provided it is not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands’ judgment in respect of the same matters, and was not obtained in a manner which is contrary to the public policy of the Cayman Islands. In addition, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.
Judgments of Brazilian courts to enforce our obligations with respect to our Ordinary Shares will be payable only in reais.
Most of our assets will be located in Brazil. If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of our Ordinary Shares, we will not be required to discharge our obligations in a currency other than the real. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the real will only be satisfied in Brazilian currency at the exchange rate, typically as determined by the Central Bank, in effect on the date (i) of actual payment, (ii) on which such judgment is rendered, or (iii) on which collection or enforcement proceedings are started against us, and such amounts are then adjusted to reflect exchange rate variations through the effective payment date. The then-prevailing exchange rate may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under our Ordinary Shares.
We may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.
If we fail to satisfy the continued listing requirements of Nasdaq such as any applicable corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below Nasdaq’s minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. If we are delisted, there could be significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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a limited amount of news and analyst coverage for us; and

•
a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained. We may be unable to maintain the listing of our securities in the future.
The market price of our equity securities may be volatile, and your investment could suffer or decline in value.
Prior to the Business Combination, there was not a public market for our Ordinary Shares or Warrants. The stock exchanges, including Nasdaq, on which certain of our securities are listed as described elsewhere herein, may from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Ordinary Shares and Warrants, the market price of our Ordinary Shares and Warrants may be volatile and could decline significantly. Given the recent price volatility of our Ordinary Shares and relative lack of liquidity therein, there is no certainty that warrantholders will exercise their Warrants and, accordingly, we may not receive any proceeds in relation to our outstanding Warrants. In addition, the trading volume in our Ordinary Shares and Warrants may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our Ordinary Shares and Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
•
certain of the Selling Shareholders purchased the securities being registered for resale hereunder at prices that are lower than the current market prices for such securities and, accordingly, may be or are incentivized to sell them under the registration statement of which this prospectus is a part (for example, the Sponsor acquired its SPAC Private Warrants for US$1.50 per warrant, and each Warrant is exercisable for one Ordinary Share at an exercise price of US$11.50 per share);

•
the Ordinary Shares (including Ordinary Shares underlying Warrants) being offered under this prospectus exceeded the total number of outstanding Ordinary Shares as of May 5, 2023, and sales of a significant number of such Ordinary Shares could materially adversely affect the trading prices of our securities;

•
failure to comply with the requirements of Nasdaq;

•
failure to comply with the Sarbanes-Oxley Act or other laws or regulations; and

•
failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors.

In addition, if our performance does not meet market expectations, the price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Factors affecting the trading price of our Ordinary Shares and Warrants may also include:
•
actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•
changes in the market’s expectations about operating results;

•
our operating results failing to meet market expectations in a particular period;

•
operating and stock price performance of other companies that investors deem comparable to us;

•
changes in laws and regulations affecting our business;

•
commencement of, or involvement in, litigation involving us;

•
changes in our capital structure, such as future issuances of securities or the incurrence of debt;

•
any significant change in our board or management;

•
sales of substantial amounts of our Ordinary Shares by our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our Ordinary Shares and Warrants irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for companies engaging in digital payments or the stocks of other companies which investors perceive to be similar to us could depress the price of our Ordinary Shares regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our Ordinary Shares and Warrants also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Moreover, in the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been instituted against that company. If we were to be involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted, which would have a material adverse effect on us.
The exercise of our Warrants for our Ordinary Shares would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
Our Warrants to purchase our Ordinary Shares became exercisable in accordance with the terms of the Warrant Agreement on March 30, 2023, which was 30 days after the completion of the Business Combination. The exercise price of our Warrants is US$11.50 per share. Therefore, as from when our Warrants became exercisable, if and when the trading price of the Ordinary Shares is less than US$11.50, we expect that warrantholders would not exercise their Warrants. To the extent such warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the holders of our Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Ordinary Shares. However, there is no guarantee that our Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.
We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
We have the ability to redeem our outstanding Public Warrants at any time prior to their expiration at a price of US$0.01 per warrant, provided that the last reported sales price of our Ordinary Shares is equal to or exceed US$18.00 per share (as adjusted for share sub divisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date they send the notice of redemption to the warrantholders (the price for such period, the “Reference Value”). If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or if we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the Warrants were offered by us. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.
In addition, we may redeem your Public Warrants at any time prior to their expiration at a price of US$0.10 per warrant if, among other things, the Reference Value equals or exceeds US$10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants, including because the number of shares received is capped at 0.361 of our Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the Public Warrants.

In the event that we elect to redeem all of the outstanding Public Warrants, we would only be required to have the notice of redemption mailed by first class mail, postage prepaid by us not less than 30 days prior to the redemption date to registered holders of the outstanding Public Warrants to be redeemed at their last address as they shall appear on the registration books.
Our management has the ability to require holders of our Warrants to exercise such Warrants on a cashless basis, which will cause holders to receive fewer Ordinary Shares upon their exercise of the Warrants than they would have received had they been able to exercise their Warrants for cash.
If we call our Warrants for redemption after the redemption criteria have been satisfied, our management will have the option to require any holder that wishes to exercise their Warrant (including any Warrants held by the Sponsor or its permitted transferees) to do so on a “cashless basis.” If our management chooses to require holders to exercise their Warrants on a cashless basis, the number of Ordinary Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his Warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in us.
The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the each such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that the parties thereto irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The parties also agreed to waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in our warrants will be deemed to have notice of and to have consented to the forum provisions in the applicable agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.
Risks Relating to Taxation
New Lavoro may be or become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of Ordinary Shares or Warrants.
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, certain royalties and rents, and gains from the disposition of passive assets. Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.
Based on the expected composition of New Lavoro’s income and assets and the estimated value of New Lavoro’s assets, New Lavoro currently does not expect to be a PFIC for its taxable year ending June 30, 2023, or for the foreseeable future. However, because New Lavoro’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of New Lavoro’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the New Lavoro Ordinary Shares from time to time, which could be volatile), there can be no assurances New Lavoro will not be a PFIC for its taxable year ending June 30, 2023, or any future taxable year.
TPB SPAC was a PFIC for its taxable year ending December 31, 2022. Assuming the SPAC Mergers qualified as an F Reorganization, New Lavoro should be treated as the same corporation as TPB SPAC for purposes of the PFIC rules.
Therefore, although not free from doubt, assuming the SPAC Mergers qualified as an F Reorganization, even if New Lavoro is not a PFIC for the current taxable year, New Lavoro will still be treated as a PFIC as to any U.S. Holder who exchanged SPAC Class A Ordinary Shares for Ordinary Shares in connection with the SPAC Mergers and such had not made any of the PFIC Elections (defined under “Taxation — U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules”) with respect to the SPAC Class A Ordinary Shares, unless such U.S. Holder makes a purging election with respect to its shares. If New Lavoro is a PFIC for any taxable year during which a U.S. Holder owns Ordinary Shares (or is treated as a PFIC as to a U.S. Holder as described in the immediately preceding paragraph), the U.S. Holder generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. Prospective holders of Ordinary Shares and Warrants should consult their tax advisers regarding the application of the PFIC rules to New Lavoro and the risks of owning equity securities in a company that may be a PFIC. See “Taxation — U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”

CAPITALIZATION
The following table sets forth our capitalization as of December 31, 2022:
•
on an actual basis; and

•
on an unaudited pro forma combined basis, after giving effect to the Business Combination and the TPB PIPE Investment.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus or any prospectus supplement. Our historical results do not necessarily indicate our expected results for any future periods.
	As of December 31, 2022
	Actual	Pro forma
	(R$ thousands)
Equity:
Net investment from the Parent excluding Accumulated other comprehensive loss	1,597,469	—
Share capital(1)	—	578
Additional paid-in capital	—	2,345,485
Total (deficit) equity	1,597,469	2,346,063
Debt:
Borrowings(2)	1,733,556	1,733,556
Lease liabilities	178,335	178,335
Obligations to FIAGRO quota holders	143,082	143,082
Total debt	2,054,973	2,054,973
Total capitalization	3,652,442	4,401,036

(1)
Refers to the Class A Ordinary Shares of the Company. For further information, see our unaudited pro forma condensed combined statement of profit or loss for the six-month period ended December 31, 2022.

(2)
Subsequent to December 31, 2022, through the date of this prospectus, certain of our Brazilian and Colombian subsidiaries entered into a number of financing agreements totaling an aggregate principal amount of R$193.2 million, with interest rates ranging from the CDI Rate plus 2.43% to 5.66% and maturing from May 2023 to March 2026, and COP$17,900.0 million, with a variable interest rate of IBR Rate plus 3.83% and up to 19.59% at a fixed rate and maturing from January 2024 to March 2024. These new financing transactions are in line with our business plan and reflect the seasonality of our business. For more information on our indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness.” In addition, on February 27, 2023, subsequent to December 31, 2022, the board of directors of Lavoro Agro Limited approved, by unanimous written resolution, the issuance of an aggregate of 2.78 Lavoro Agro Limited Shares for a total subscription price of US$11,716,689. For more information, see “Prospectus Summary — Recent Developments — Lavoro Agro Limited Capital Increase.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined statement of financial position as of December 31, 2022, combines the historical balance sheet of TPB SPAC as of December 31, 2022, with the historical combined statement of financial position of the Lavoro Group as of December 31, 2022, giving pro forma effect to the Business Combination, as if it had occurred on December 31, 2022.
The following unaudited pro forma condensed combined statement of profit or loss for the year ended June 30, 2022 and the six-month period ended December 31, 2022 combines the historical statement of operations data of TPB SPAC for the year ended June 30, 2022 and the six-month period ended December 31, 2022, and the historical combined statement of profit or loss of the Lavoro Group for the year ended June 30, 2022 and the six-month period ended December 31, 2022, giving pro forma effect to the Business Combination and the acquisitions completed by the Lavoro Group of Cenagro, Cenagral, Produttiva, Union Agro, AgroZap, Nova Geração, Casa Trevo, CATR, Sollo Sul, Dissul, Floema, and Provecampo (collectively referred to as the “Lavoro Acquisitions”), as discussed further in note 20 to the combined financial statements as of and for the year ended June 30, 2022 and note 18 to the combined financial statements as of and for the six-month period ended December 31, 2022, which are below the threshold of significant acquisitions on an individual and aggregated basis, as if they had occurred on July 1, 2021.
The unaudited pro forma condensed combined statement of financial position as of December 31, 2022, has been derived from:
•
the historical audited financial statements of TPB SPAC as of and for the year ended December 31, 2022, and the related notes thereto, included elsewhere in this prospectus; and

•
the historical unaudited combined financial statements of the Lavoro Group as of and for the six-month period ended December 31, 2022, and the related notes thereto included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the year ended June 30, 2022 has been derived from:
•
the historical audited financial statements of TPB SPAC as of and for the period from February 8, 2021 (inception) to December 31, 2021 and the related notes thereto, included in the Form 10-K previously filed by TPB SPAC with the SEC, and the historical unaudited financial statements of TPB SPAC as of and for the six months ended June 30, 2022 and for the period from February  8, 2021 (inception) to June 30, 2021 and the related notes thereto, included in the Form 10-Qs previously filed by TPB SPAC with the SEC. Refer to 3. Basis of Presentation for more detail;

•
the historical audited combined financial statements of the Lavoro Group as of and for the year ended June 30, 2022 and the related notes thereto, included elsewhere in this prospectus, and

•
the unaudited financial data of the Lavoro Acquisitions.

The unaudited pro forma condensed combined statement of profit or loss for the six-month period ended December 31, 2022 has been derived from:
•
the historical audited financial statements of TPB SPAC as of and for the year ended December 31, 2022 and the related notes thereto, included elsewhere in this prospectus, and the historical unaudited financial statements of TPB SPAC as of and for the six months ended June 30, 2022 and the related notes thereto, included in the Form 10-Qs previously filed by TPB SPAC with the SEC. Refer to 3. Basis of Presentation for more detail; and

•
the historical unaudited combined financial statements of the Lavoro Group as of and for the six-month period ended December 31, 2022, included elsewhere in this prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this filing which incorporates requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”). The

Lavoro Group has elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and only present Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what the actual consolidated results of operations of the Lavoro Group would have been if the Business Combination and the Lavoro Acquisitions had occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations. The unaudited pro forma condensed combined financial information does not purport to represent what the actual consolidated financial position of the Lavoro Group would have been if the Business Combination had occurred on the date assumed.
This information should be read together with the combined financial statements of the Lavoro Group and its related notes, TPB SPAC’s financial statements and related notes, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31, 2022
	Lavoro Group Historical	TPB SPAC (Historical) (After IFRS conversion)(1)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(In thousands of Brazilian Reais)
ASSETS
Current Assets
Cash equivalents	363,282	3,612	689,777	B	798,221
			(108,682)	D
			(149,768)	F
Restricted cash	—	—	149,768	F	149,768
Trade receivables	3,750,885	—	—		3,750,885
Inventories	2,705,854	—	—		2,705,854
Taxes recoverable	128,386	—	—		128,386
Derivative financial instruments	7,085	—	—		7,085
Commodity forward contracts	33,887	—	—		33,887
Advances to suppliers	359,214	—	—		359,214
Prepaid expenses	—	1,188	(1,188)	D	—
Other assets	99,200	—	(30,779)	D	68,421
Total current assets	7,447,793	4,800	549,128		8,001,721
Non-current assets
Financial investments	111	—	—		111
Trade receivables	28,324	—	—		28,324
Other assets	2,666	—	—		2,666
Right of use assets	162,068	—	—		162,068
Judicial deposits	8,554	—	—		8,554
Tax recoverable	132,489	—	—		132,489
Deferred tax assets	253,443	—	—		253,443
Property, plant and equipment	162,867	—	—		162,867
Intangible assets	776,679	—	—		776,679
Investments held in Trust Account	—	954,215	(254,003)	A	—
			(700,212)	B
Total non-current assets	1,527,201	954,215	(954,215)		1,527,201
Total assets	8,974,994	959,015	(405,087)		9,528,922
Liabilities
Current liabilities
Trade payables	3,987,389	14,575	(14,575)	D	3,987,389
Trades payable – Supplier finance	14,753	—	—		14,753
Lease liabilities	82,534	—	—		82,534
Borrowings	1,679,171	—	—		1,679,171
Obligations to FIAGRO quota holders	143,082	—	—		143,082
Payables for the acquisition of subsidiaries	185,981	—	—		185,981
Derivative financial instruments	14,420	—	—		14,420
Commodity forward contracts	33,100	—	—		33,100
Salaries and social charges	189,635	—	—		189,635
Taxes payable	85,211	—	—		85,211
Dividends payable	3,896	—	—		3,896
Advances from customers	413,968	—	—		413,968
Accrued expenses	—	3,608	(3,608)	D	—

	Lavoro Group Historical	TPB SPAC (Historical) (After IFRS conversion)(1)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(In thousands of Brazilian Reais)
Note Payable – Related Party	—	10,435	(10,435)	B	—
Other liabilities	105,831	—	—		105,831
Total current liabilities	6,938,971	28,618	(28,618)		6,938,971
Non-current liabilities
Leases liabilities	95,801	—	—		95,801
Borrowings	54,385	—	—		54,385
Payables for the acquisition of subsidiaries	28,502	—	—		28,502
Provision for contingencies	893	—	—		893
Deferred underwriting commissions in connection with the Initial Public Offering	—	32,938	(32,938)	D	—
Derivative warrant liabilities	—	24,477	—		24,477
Other liabilities	—	953,694	(254,003)	A	149,768
			(699,691)	C
			149,768	F
Deferred tax liabilities	9,800	—	—		9,800
Total non-current liabilities	189,381	1,011,109	(836,864)		363,626
Total liabilities	7,128,352	1,039,727	(865,482)		7,302,597
Net investment
Net investment from the Parent	1,597,469	—	(1,597,469)	E(ii)	—
Class B ordinary shares	—	2	(2)	E(i)	—
Share capital (Lavoro Limited)	—	—	70	C	578
			8	E(i)
			515	E(ii)
			(15)	F
Additional paid-in capital (“APIC”)	—	—	699,621	C	2,345,485
			(89,528)	D
			(80,720)	E(i)
			1,647,547	E(ii)
			318,318	E(iii)
			(149,753)	F
Retained earnings (deficit)	—	(80,714)	80,714	E(i)	(318,318)
			(318,318)	E(iii)
Accumulated other comprehensive loss	—	—	(50,593)	E(ii)	(50,593)
Equity attributable to owners of the company	1,597,469	(80,712)	460,395		1,977,152
Non-controlling interest	249,173	—	—		249,173
Total net investment	1,846,642	(80,712)	460,395		2,226,325
Total liabilities and net investment	8,974,994	959,015	(405,087)		9,528,922

(1)
Refer to 4. TPB SPAC IFRS Conversion and Presentation Adjustments where the TPB SPAC historical unaudited financial statements as of December 31, 2022, are adjusted to give effect to conversion from US GAAP to IFRS.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED JUNE 30, 2022
	Pro forma Lavoro Group(1)	TPB SPAC Historical(2)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in thousands of Brazilian Reais, except share and per share amounts)
Revenue	8,990,918	—	—		8,990,918
Cost of goods sold	(7,438,506)	—	—		(7,438,506)
Gross profit	1,552,412	—	—		1,552,412
Operating expenses
Sales, general and administrative expenses	(1,120,718)	(15,107)	12,965	DD	(1,122,860)
Other operating income (loss), net	63,757	—	(318,318)	CC	(254,561)
Operating profit (loss)	495,451	(15,107)	(305,353)		174,991
Finance Income (costs)
Finance income	429,559	—	—		429,559
Finance costs	(656,810)	—	—		(656,810)
Change in fair value of derivative warrant liabilities	—	72,869	—		72,869
Income from investments in Trust Account	—	479	(479)	AA	—
Loss upon issuance of private placement warrants	—	(3,429)	—		(3,429)
Offering costs associated with derivative warrant liabilities	—	(3,028)	—		(3,028)
Profit (loss) before income taxes	268,200	51,784	(305,832)		14,152
Income taxes
Current	(129,370)	—	—		(129,370)
Deferred	81,408	—	—		81,408
Profit (loss) for the year	220,238	51,784	(305,832)		(33,810)
Attributable to:
Net investment of the Parent	161,598	51,784	(305,832)		(92,450)
Non-controlling interests	58,640	—	—		58,640
Total comprehensive income (loss) for the period	220,238	51,784	(305,832)		(33,810)
Attributable to:
Net investment of the Parent	161,598	51,784	(305,832)		(92,450)
Non-controlling interests	58,640	—	—		58,640
Weighted average Class A common shares outstanding – basic and diluted(3)		18,036,299	95,565,981	BB	113,602,280
Basic and diluted EPS per Class A common stock		2.29			(0.81)
Weighted average Class B common shares outstanding – basic and diluted		4,549,939	(4,549,939)	BB	—
Basic and diluted EPS per Class B common stock		2.29			N/A

(1)
Refer to The Lavoro Acquisitions for the year ended June 30, 2022, adjusted to give effect to the Lavoro Acquisitions. See Note 2 below.

(2)
Refer to 3. Basis of Presentation where the TPB SPAC historical operating results adjustments are described in order to align with Lavoro’s period ended.

(3)
Refer to 5. Transaction accounting adjustments of the Business Combination between the TPB SPAC and Lavoro for more details on the Company’s determination of basic and diluted EPS.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE SIX-MONTH PERIOD ENDED DECEMBER 31, 2022
	Pro forma Lavoro Group(1)	TPB SPAC Historical(2)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
	(in thousands of Brazilian Reais, except share and per share amounts)
Revenue	5,829,857	—	—		5,829,857
Cost of goods sold	(4,654,757)	—	—		(4,654,757)
Gross profit	1,175,100	—	—		1,175,100
Operating expenses
Sales, general and administrative expenses	(633,473)	(16,643)	6,126	CC	(643,990)
Other operating income (loss), net	31,392	—	—		31,392
Operating profit (loss)	573,019	(16,643)	6,126		562,502
Finance Income (costs)
Finance income	160,416	—	—		160,416
Finance costs	(478,155)	—	—		(478,155)
Change in fair value of derivative warrant liabilities	—	(14,018)	—		(14,018)
Income from investments in Trust Account	—	12,738	(12,738)	AA	—
Loss upon issuance of private placement warrants	—	—	—		—
Offering costs associated with derivative warrant liabilities	—	—	—		—
Profit (loss) before income taxes	255,280	(17,923)	(6,612)		230,745
Income taxes
Current	(18,822)	—	—		(18,822)
Deferred	55,440	—	—		55,440
Profit (loss) for the year	291,898	(17,923)	(6,612)		267,363
Attributable to:
Net investment of the Parent	234,277	(17,923)	(6,612)		209,742
Non-controlling interests	57,621	—	—		57,621
Total comprehensive income (loss) for the period	291,898	(17,923)	(6,612)		267,363
Attributable to:
Net investment of the Parent	234,277	(17,923)	(6,612)		209,742
Non-controlling interests	57,621	—	—		57,621
Weighted average Class A common shares outstanding – basic and diluted(3)		18,036,299	95,565,981	BB	113,602,280
Basic and diluted EPS per Class A common stock		(0.79)			1.85
Weighted average Class B common shares outstanding – basic and diluted		4,509,074	(4,509,074)	BB	—
Basic and diluted EPS per Class B common stock		(0.79)			N/A

(1)
Refer to The Lavoro Acquisitions for the six-month period ended December 31, 2022, adjusted to give effect to the Lavoro Acquisitions. See Note 2 below.

(2)
Refer to 3. Basis of Presentation where the TPB SPAC historical operating results adjustments are described in order to align with Lavoro’s period ended.

(3)
Refer to 5. Transaction accounting adjustments of the Business Combination between the TPB SPAC and Lavoro for more details on the Company’s determination of basic and diluted EPS.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Description of the Business Combination
On September 14, 2022, the Lavoro Group and TPB SPAC entered into the Business Combination Agreement. As a result of the transactions contemplated by the Business Combination Agreement, TPB SPAC and the Lavoro Group became direct wholly owned subsidiaries of New Lavoro and each of the shareholders of the Lavoro Group and the shareholders of TPB SPAC became shareholders of New Lavoro and received Ordinary Shares. At the closing of the Business Combination, New Lavoro’s shares and warrants were started to trade on the NASDAQ under the ticker symbol LVRO and LVROW, respectively, and New Lavoro became a publicly listed entity.
The TPB SPAC also entered into separate Subscription Agreements, each dated September 14, 2022, with the PIPE Investors, pursuant to which, and subject to the terms and conditions thereto, the PIPE Investors collectively subscribed for an aggregate of 10 million TPB SPAC Class A Ordinary Shares for an aggregate purchase price of R$523.8 million. The PIPE Investment was consummated immediately prior to the closing of the Business Combination and each TPB SPAC Class A Ordinary Share subscribed for by the PIPE Investors was exchanged for one New Lavoro Class A Ordinary Share, substantially concurrently with the closing of the Business Combination. As of the closing of the Business Combination, 14,663,445 shares were redeemed in aggregate by certain TPB SPAC shareholders.
Ultimately, (i) all TPB SPAC Class A Ordinary Shares, with a par value of R$0.0005, outstanding were exchanged with New Lavoro for the right to receive New Lavoro Class A Ordinary Shares, with a par value of R$0.005 in an exchange ratio of 1.00, (ii) each TPB SPAC Warrant is exercisable for New Lavoro Class A Ordinary Shares on an exchange ratio of 1.00 and with the same terms, and (iii) each Company Share that is not a ‘Cashout’ share outstanding was exchanged with New Lavoro for the right to receive New Lavoro Class A Ordinary Shares in accordance with the Exchange Ratio, as agreed upon by the parties.
Note that the right to purchase Forward Purchase Units in connection with the Business Combination has been waived by the Sponsor and the Sponsor Forward Purchase Agreement shall be terminated upon the consummation of the Business Combination. The right to purchase Forward Purchase Shares in connection with the Business Combination has been waived by each entity party to the Third Party Forward Purchase Agreements.
Last, the pre-existing employee benefit plan was assumed by New Lavoro at the close of the Business Combination. New Lavoro issued the number of New Lavoro ordinary shares necessary to rollover the existing company compensation plan.
Unvested Founder Shares and Vesting Founder Shares
The Sponsor was issued a certain number of New Lavoro Class A Ordinary Shares to replace the TPB SPAC Class B Ordinary Shares (i.e., Founder Shares) that they hold, of which (i) Two-thirds (3,006,050) of such New Lavoro Class A Ordinary Shares were deemed to be Vesting Founder Shares, and (ii) 54,613 Founder Shares were not vested and will only be vested upon the registration of certain shares of New Lavoro that will be registered through the filing of a form F-1 registration statement with the SEC.
Vesting Founder Shares are subject to certain vesting conditions. If at any time during the 3-year period following the close of the Business Combination, for over any 20 trading days within any consecutive 30 trading day period, the closing share price of New Lavoro Class A Ordinary Shares is greater than or equal to:
1.
$12.50, one-half of the Vesting Founder shares shall vest; and

2.
$15.00, an additional one-half of the Vesting Founder shares shall vest.

New Lavoro Class A Ordinary Share price targets shall be equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting New Lavoro Class A Ordinary Shares. Any Vesting Founder Shares that have not vested during the 3-year period following the closing of the Business Combination will be forfeited.

Forward Purchase Agreements
TPB SPAC entered into separate Forward Share Purchase Agreements with certain equity holders of TPB SPAC, in which TPB SPAC agreed to purchase in the aggregate, up to 2,830,750 shares held by the Forward Purchase Agreement investors, either after 24 months or after meeting certain criteria as defined in the Forward Purchase Agreement. New Lavoro placed the designated balance of funds into the Escrow Account at the closing of the Business Combination. See “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Forward Purchase Agreements.”
Lock-Up Period Restriction
New Lavoro, Lavoro, the TPB SPAC, and each of the parties listed as Equity Holders1 entered into a Lock-Up Agreement (the “Lock-Up Agreement”) which subjects certain New Lavoro Class A Ordinary Shares to certain transfer restrictions, including lock-up restrictions. Accordingly, except with the prior written consent of the TPB SPAC, during the Lock-up Period2, each Equity Holder agrees not to take any actions in furtherance of any of the matters described in below clauses.
(i)
Transfer any of its Lock-up Shares3,

(ii)
enter into any option, warrant, purchase right or other contract that could require the Equity Holder to transfer any of its Lock-up Shares, or

The Sponsor agreed that they shall not transfer any private placement warrants (or any New Lavoro ordinary shares underlying the warrants) until 30 days after the completion of the Business Combination.
TPB SPAC does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, rather the Business Combination is accounted for as a capital reorganization in accordance with IFRS 2.
For a description of the Business Combination and certain agreements executed in connection therewith, see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination.”
2.   Lavoro’s acquisitions
From the period July 1, 2021, through December 31, 2022, Lavoro acquired multiple businesses throughout Latin America, collectively referred to as the Lavoro Acquisitions. See note 20 to our audited combined financial statements as of and for the year ended June 30, 2022 and note 18 to our unaudited combined financial statements as of and for the six-month period ended December 31, 2022 included elsewhere in this prospectus.
Set forth below are the pro forma effects of the Lavoro Acquisitions on the unaudited pro forma condensed combined statement of profit or loss for the fiscal year ended June 30, 2022 and the six-month period ended December 31, 2022, as follows:

1
Equity Holders include Private Equity Investments V, L.P., Brazilian Private Equity Opportunities V, L.P., PE Fund V, L.P. and PBPE Fund V (Cayman 2), L.P.

2
Lock-Up Period means the period beginning on the closing date and ending on

•
for 25% of the Lock-Up Shares, the date that is 180 days following the closing date,

•
for an additional 25% of the Lock-Up Shares, the date that is 1 year following the Closing Date,

•
for an additional 25% of the Lock-Up Shares, the date that is 18 months following the Closing Date, and

•
for an additional 25% of the Lock-Up Shares, the date that is 2 years following the Closing Date.

3
Lock-Up Shares means New Lavoro ordinary shares (except any PIPE Shares) held by the Equity Holders in the aggregate on the Closing Date immediately following the consummation of the Mergers.

•
increase in amortization expense on the fair value of intangibles assets recognized (customer relationship, purchase contract and brands);

•
increase in depreciation expense on the fair value adjustment of property, plant and equipment;

•
tax effect on pro forma adjustments; and

•
non-controlling interests.

The Lavoro Acquisitions are accounted for using the acquisition method of accounting under IFRS 3. The pro forma effects of the Lavoro Acquisitions, including the amortization of the fair value of intangible assets and property, plant and equipment and the allocation of the consideration transferred, are based on our estimates of the fair value of the assets acquired and liabilities assumed. The effects of cost savings and operating synergies or revenue enhancements that we may achieve as a result of the acquisitions or the costs to integrate them to our operations or the costs necessary to achieve these cost savings and operating synergies, such as procurement, distribution and administrative structure efficiencies and revenue enhancements, have not been reflected in the unaudited pro forma condensed combined statement of profit or loss.
For further details on the allocation of the consideration transferred for the acquisitions listed above, see note 20 to our audited combined financial statements as of and for the year ended June 30, 2022 and our unaudited combined financial statements as of and for the six-month period ended December 31, 2022 included elsewhere in this prospectus.

Pro forma adjustments to Lavoro’s audited statements of operation for the year ended June 30, 2022
	Lavoro (Historical)	Produttiva Historical(i)	Cenagro Historical(ii)	Cenagral Historical(iii)	Union Agro Historical(iv)	AgroZap Historical(v)	Nova Geração(vi)	Casa Trevo(vii)	CATR(vii)	Sollo Sul(viii)	Disul(ix)	Floema(x)	Provecampo(xi)	Pro forma adjustments	Note	Pro forma Lavoro Group
											(in thousands of Brazilian Reais)
Revenue	7,746,534	17,967	27,874	5,286	95,846	201,103	68,586	141,298	96,504	350,273	19,936	175,028	44,683	—		8,990,918
Cost of goods sold	(6,421,037)	(15,306)	(23,705)	(3,211)	(61,899)	(167,853)	(52,037)	(118,674)	(79,187)	(300,098)	(17,257)	(146,495)	(31,747)	—		(7,438,506)
Gross profit	1,325,497	2,661	4,169	2,075	33,947	33,250	16,549	22,624	17,317	50,175	2,679	28,533	12,936	—		1,552,412
Operating expenses
Sales, general and administrative expenses	(1,022,388)	(2,160)	(3,103)	(616)	(14,006)	(15,477)	(9,708)	(6,277)	(2,863)	(27,416)	(1,185)	(7,497)	(2,920)	(4,667)	b(i)	(1,120,718)
														(435)	b(ii)
Other operating income (expenses), net	56,759	232	(84)	(13)	34	3,873	291	299	(5)	1,711	—	521	139	—		63,757
Operating profit (loss)	359,868	733	982	1,446	19,975	21,646	7,132	16,646	14,449	24,470	1,494	21,557	10,155	(5,102)		495,451
Finance Income (Costs)
Finance income	426,933	197	7	—	149	137	69	1,107	177	376	3	251	153	—		429,559
Finance costs	(646,377)	(53)	(97)	(12)	(362)	(3,641)	(443)	(771)	(481)	(3,384)	(42)	(376)	(771)	—		(656,810)
Loss before income tax and social contribution	140,424	877	892	1,434	19,762	18,142	6,758	16,982	14,145	21,462	1,455	21,432	9,537	(5,102)		268,200
Income tax and social contribution
Current	(111,409)	—	(265)	(283)	(2,689)	—	—	(5,770)	(4,801)	—	(107)	(1,073)	(2,973)	—		(129,370)
Deferred	78,747	—	—	—	—	—	—	—	—	—	—	821	135	1,705	b(iii)	81,408
Profit (loss) for the period	107,762	877	627	1,151	17,073	18,142	6,758	11,212	9,344	21,462	1,348	21,180	6,699	(3,397)		220,238
Attributable to:
Net investment of the parent	78,170	699	502	921	12,464	9,862	4,511	8,873	7,395	19,983	1,255	13,261	6,359	(2,657)	b(iv)	161,598
Non-controlling interest	29,592	178	125	230	4,609	8,280	2,247	2,339	1,949	1,479	93	7,919	340	(740)	b(iv)	58,640
Total comprehensive income (loss) for the year	107,762	877	627	1,151	17,073	18,142	6,758	11,212	9,344	21,462	1,348	21,180	6,699	(3,397)		220,238

(i)
Historical unaudited profit or loss data of Produttiva for the pre-acquisition period for the period from July 1, 2021 to September 2, 2021.

(ii)
Historical unaudited profit or loss data of Cenagro for the pre-acquisition period from July 1, 2021 to August 31, 2021.

(iii)
Historical unaudited profit or loss data of Cenagral for the pre-acquisition period from July 1, 2021 to August 31, 2021.

(iv)
Historical unaudited profit or loss data of Union Agro for the pre-acquisition period from July 1, 2021 to October 28, 2021.

(v)
Historical unaudited profit or loss data of AgroZap for the pre-acquisition period from July 1, 2021 to January 7, 2022.

(vi)
Historical unaudited profit or loss data of Nova Geração for the pre-acquisition period from July 1, 2021 to April 7, 2022.

(vii)
Historical unaudited profit or loss data of Casa Trevo for the pre-acquisition period from July 1, 2021 to June 30, 2022

(viii)
Historical unaudited profit or loss data of Sollo Sul for the pre-acquisition period from July 1, 2021 to June 30, 2022

(ix)
Historical unaudited profit or loss data of Disul for the pre-acquisition period from July 1, 2021 to June 30, 2022

(x)
Historical unaudited profit or loss data of Floema for the pre-acquisition period from July 1, 2021 to June 30, 2022

(xi)
Historical unaudited profit or loss data of Provecampo for the pre-acquisition period from July 1, 2021 to June 30, 2022

Pro forma adjustments to Lavoro’s unaudited six-month statements of operation for the period ended December 31, 2022
	Lavoro (Historical)	Casa Trevo Historical(i)	CATR Historical(i)	Sollo Sul Historical(ii)	Disul Historical(iii)	Floema Historical(iv)	Provecampo Historical(v)	Pro forma adjustments	Note	Pro forma Lavoro Group
	(in thousands of Brazilian Reais)
Revenue	5,506,175	81,550	28,033	188,702	15,506	5,938	3,953	—		5,829,857
Cost of goods sold	(4,380,852)	(67,361)	(25,611)	(160,217)	(12,681)	(4,945)	(3,090)	—		(4,654,757)
Gross profit	1,125,323	14,189	2,422	28,485	2,825	993	863	—		1,175,100
Operating expenses
Sales, general and administrative expenses	(618,438)	(2,580)	(1,279)	(9,470)	(291)	(744)	(257)	(414)	b(i)	(633,473)
Other operating income (expenses), net	31,710	(474)	43	364	4	(291)	36	—		31,392
Operating profit (loss)	538,595	11,135	1,186	19,379	2,538	(42)	642	(414)		573,019
Finance Income (Costs)
Finance income	159,883	229	197	75	4	11	17	—		160,416
Finance costs	(475,560)	(160)	(83)	(2,264)	(23)	(13)	(52)	—		(478,155)
Loss before income tax and social contribution	222,918	11,204	1,300	17,190	2,519	(44)	607	(414)		255,280
Income tax and social contribution
Current	(14,303)	(3,773)	(530)	—	—	—	(216)	—		(18,822)
Deferred	55,274	—	—	—	—	28	—	138	b(iii)	55,440
Profit (loss) for the period	263,889	7,431	770	17,190	2,519	(16)	391	(276)		291,898
Attributable to:
Net investment of the parent	209,310	5,881	610	16,006	2,345	(10)	371	(236)		234,277
Non-controlling interest	54,579	1,550	160	1,184	174	(6)	20	(40)		57,621
Total comprehensive income (loss) for the year	263,889	7,431	770	17,190	2,519	(16)	391	(276)		291,898

(i)
Historical unaudited profit or loss data of Casa Trevo for the pre-acquisition period for the period from July 1, 2022 to August 31, 2022.

(ii)
Historical unaudited profit or loss data of Sollo Sul for the pre-acquisition period from July 1, 2022 to November 30, 2022.

(iii)
Historical unaudited profit or loss data of Disul for the pre-acquisition period from July 1, 2022 to November 30, 2022.

(iv)
Historical unaudited profit or loss data of Floema for the pre-acquisition period from July 1, 2022 to August 4, 2022.

(v)
Historical unaudited profit or loss data of Provecampo for the pre-acquisition period from July 1, 2022 to July 29, 2022.

The adjustments with respect to the Lavoro Acquisitions are as follows:
(a)   Below is a summary of the fair value adjustments recorded on each acquisition date (except for inventories which is described in Note 3), see note 20 to our audited combined financial statements as of and for the year ended June 30, 2022 and note 18 to our unaudited combined financial statements as of and for the six-month period ended December, 31, 2022 included elsewhere in this prospectus:

	Produttiva	Cenagro	Cenagral(*)	Union Agro	Agrozap	Nova Geração	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo	Note
Customer relationship	26,070	2,609	—	6,970	6,015	4,258	1,030	395	2,083	14,879	12,394	(a)
Brand	4	—	7,437	1,323	—	—	—	—	—	—	—	(b)

(*)
Intangible asset with an indefinite useful life due to the continued use of the brand.

(b)
Transaction accounting adjustments

(i)
Pro forma amortization adjustment on the fair value of customer relationship

Below is the calculation of the pro forma amortization adjustment on the fair value of customer relationship for each acquisition. The amortization is calculated using the straight-line method.
	For the year ended June 30, 2022
	Produttiva	Cenagro	Union Agro	AgroZap	Nova Geração	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo	Total adjustments
Estimated useful life (years)	9.2	11.0	7.2	11.0	13.0	5.0	5.2	13.2	12.0	9.6	—
Pre-acquisition period (years)	0.162	0.177	0.329	0.466	0.737	1.000	0.996	2.523	0.989	1.113	—
Pro forma adjustments	458	42	318	255	241	208	76	399	1,226	1,444	4,667
	For the six-month period ended December 31, 2022
	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo	Total adjustments
Estimated useful life (years)	4.96	5.2	13.17	12.0	9.55	—
Pre-acquisition period (years)	0.167	0.166	1.044	0.074	0.084	—
Pro forma adjustments	35	13	165	92	109	414

(ii)
Pro forma amortization adjustment on the fair value of brand

Below is the calculation of the pro forma amortization adjustment on the fair value adjustment. The amortization is calculated using the straight-line method.
For the year ended June 30, 2022
Union Agro
Estimated useful life (years)	1.0
Pre-acquisition period (years)	0.329
Pro forma adjustments	435

(iii)
Tax Effect on pro forma adjustments

Represents the tax impact on the pro forma adjustments, using a statutory income tax rate of 34% applicable to all acquisitions located in Brazil and using a statutory income tax rate of 32% applicable to all acquisitions located in Colombia.
(iv)
Effect of pro forma adjustments on profit for the year attributable to the net investment of the parent and non-controlling interests

Below is the effect of the pro form adjustments on profit for the year attributable to the net investment from the parent and non-controlling interests.

	For the year ended June 30, 2022
	Cenagro	Union Agro	AgroZap	Produttiva	Nova Geração	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo	Total adjustments
Pro forma adjustments
Depreciation and amortization	(42)	(753)	(255)	(458)	(241)	(208)	(76)	(399)	(1,226)	(1,444)	—
Income taxes effect (34% Brazil and 32% Colombia)	14	256	87	156	82	71	26	136	417	462	—
Non-controlling interest (%)	20%	27%	46%	20%	33%	21%	21%	7%	37%	5%	—
Pro forma adjustments	(6)	(134)	(76)	(61)	(53)	(29)	(10)	(18)	(303)	(50)	(740)
	For the six-month period ended December 31, 2022
	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo	Total Adjustments
Pro forma adjustments
Depreciation and amortization	(35)	(13)	(165)	(92)	(109)
Income taxes effect (34% Brazil and 32% Colombia)	12	4	56	31	35
Non-controlling interest (%)	21%	21%	7%	37%	5%
Pro forma adjustments	(5)	(2)	(7)	(22)	(4)	(40)

(c)
Fair value adjustment on inventory

The estimated fair value adjustment on inventory amounted to R$26.4 million for the year ended June 30, 2022 and R$7.5 million for the six-month period ended December 31, 2022, which has not been reflected in the pro forma statement of income as it is not expected to have a continuing impact.
3.   Basis of Presentation
The included unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”) the Lavoro Group has elected not to present Management’s Adjustments and only presents adjustments as follows:
(i)
Transaction Accounting Adjustments that have been identified and adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination (refer to 5. Transaction accounting adjustments of the Business Combination between the TPB SPAC and Lavoro for more detail); and

(ii)
The pro forma adjustments to reflect the effect of the Lavoro Group Acquisitions on the condensed combined statement of profit or loss had they been completed as of July 1, 2021 includes the increase in amortization expense on fair value of intangibles assets recognized (customer relationship and brand), the tax effect on pro forma adjustments, and the allocation of adjustments to non-controlling interest (See Note 2 above, The Lavoro Acquisitions, for more detail).

The pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. Future results may vary significantly from the results reflected due to various factors, including those discussed in the section entitled “Risk Factors.” The Lavoro Group, TPB SPAC, and the Lavoro Group Acquisitions have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial statements of the Lavoro Group have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the Brazilian Real (“BRL”). The historical financial statements of TPB SPAC have been prepared in accordance with US GAAP in its presentation currency of the U.S. dollar. The condensed combined pro forma financial information reflects IFRS, the basis of accounting used by the registrant, New Lavoro. TPB SPAC’s historical financial statements have been converted from US GAAP to IFRS to align with the basis of accounting used by New Lavoro. For more information on the US GAAP to IFRS conversion of TPB SPAC’s balance sheet, please see 4. TPB SPAC IFRS Conversion and Presentation Adjustments.
The historical financial statements of TPB SPAC have been translated into and are presented in Brazilian Reais for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:
•
at the period end exchange rate as of December 31, 2022, of US$1.00 to R$5.2177 for the balance sheet;

•
the average exchange rate for the period from July 1, 2021, through June 30, 2022, of US$1.00 to R$5.2440 and for the period from July 1, 2022 through December 31, 2022 of US$1.00 to R$5.2507 for the statement of operations for the respective period ending on that date.

As the Lavoro Group and TPB SPAC have different fiscal year ends, in order to meet the SEC’s pro forma requirements of combining operating results for an annual period that ends within 93 days of the end of the Lavoro Group’s latest annual fiscal year ended June 30, 2022, the TPB SPAC’s financial results for the year ended June 30, 2022, have been calculated by taking (i) TPB SPAC’s results for the year ended December 31, 2021, minus the TPB SPAC’s results for the period from February 8, 2021 (inception) to June 30, 2021, plus (ii) the TPB SPAC’s results for the six months ended June 30, 2022. The TPB SPAC’s financial results for the six-month period ended December 31, 2022, have been calculated by taking TPB SPAC’s results for the year ended December 31, 2022, minus the TPB SPAC’s results for the six-month period ended June 30, 2022.
Included in the shares outstanding and weighted average shares outstanding as presented in the unaudited pro forma condensed combined financial statements are an aggregate of 3.4 million New Lavoro Class A Ordinary Shares to be issued to the TPB SPAC public shareholders, 10.0 million New Lavoro Class A Ordinary Shares to be issued to the PIPE Investors, 1.4 million New Lavoro Class A Ordinary Shares to be issued to the Sponsors and 96.3 million New Lavoro Class A Ordinary Shares to be issued to the Lavoro Group shareholders.
Immediately following the consummation of the Business Combination, TPB SPAC’s former public shareholders, the Sponsor and the current beneficial owners of the Sponsor, the PIPE Investors, investors exercising certain forward purchase agreements and former Lavoro Group shareholders own approximately the following percentages of New Lavoro:
	Shares	%
	(in millions)
Lavoro shareholders(1)	98.7	86.94
TPB SPAC public shareholders	3.4	2.97
PIPE Investors	10.0	8.81
Sponsors(2)	1.4	1.28
Total shares(3)	113.5	100.00

(1)
Excludes equity awards to be issued under the New Lavoro Equity Plan and an aggregate of up to approximately 2 million Class A Ordinary Shares reserved for issuance under the Lavoro Share Plan. To the extent equity awards are issued after Closing under the New Lavoro Equity Plan, shareholders will experience dilution resulting from the impact of new equity to be reserved pursuant to the rollover of the existing company compensation plan, which is total approximately 2 million shares.

(2)
Excludes 3,006,050 Founder Shares subject to vesting pursuant to the terms of the Amendment to the

Sponsor Letter Agreement following the consummation of the Business Combination (Vesting Founder Shares) and 54,613 Founder Shares that were not vested and will only be vested upon the registration of certain shares of New Lavoro. Refer to Note 1 Vesting Founder Shares for discussion of the vesting conditions.
(3)
As noted in Note 5 adjustment BB the Private Placement Warrants, Public Warrants, and Vesting Founder Shares of New Lavoro are out of the money and therefore, not included based on an assumed share price of $10 of New Lavoro for the purposes of this pro forma financial information.

The pro forma adjustments related to the Business Combination and the PIPE Investment do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently nondeductible or nontaxable based on the laws of the relevant jurisdiction.
Accounting for the Business Combination
The Business Combination is accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, TPB SPAC is treated as the “acquired” company for financial reporting purposes, and the Lavoro Group is the accounting “acquirer”. This determination was primarily based on the assumption that:
•
Lavoro’s current shareholders hold a majority of the voting power of New Lavoro post Business combination;

•
Lavoro’s operations substantially comprise the ongoing operations of New Lavoro;

•
Pursuant to the Business Combination Agreement, Lavoro’s current shareholders have the ability to nominate the majority of the members of the governing body of New Lavoro; and

•
Lavoro’s senior management comprises the senior management of the New Lavoro, including the CEO and CFO.

Another determining factor was that TPB SPAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination is accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of TPB SPAC are stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of the deemed equity interest issued by the Lavoro Group over the fair value of TPB SPAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred. The unaudited pro forma condensed combined financial information assumes that TPB SPAC Warrants would be expected to be accounted for as liabilities in accordance with IAS 32 following consummation of the Business Combination and, accordingly, would be subject to ongoing mark-to-market adjustments through the statement of profit or loss.
In connection to the Business Combination, the Sponsor was issued a certain number of Vesting Founder Shares and Unvested Founder Shares which are entitled to receive a certain number of New Lavoro Class A Ordinary Shares if certain conditions are met (See Note 1 above). Such shares are deemed to have been issued in exchange for listing services provided by the Sponsor (i.e., facilitating the Company being listed on the NASDAQ) and are therefore equity-classified as per IFRS 2 Share-based payment.
TPB SPAC executed certain Forward Purchase Agreements prior to closing of the Business Combination. The cash received in exchange for the underlying shares is held in escrow and has been classified as restricted cash. As these Agreements give the holder the right to put the instrument back to the issuer for cash, they are accounted for as puttable instruments, and have been liability classified in accordance with IAS 32 and valued based on the present value of the redemption amount in the escrow as of the first date that the amount could be required to be paid.
4.   TPB SPAC IFRS Conversion and Presentation Adjustments
The historical financial information of TPB SPAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The only adjustment required to convert TPB SPAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify TPB SPAC’s Ordinary Shares subject to redemption from temporary equity under US GAAP to non-current financial liabilities under IFRS.
Further, as part of the preparation of the unaudited pro forma condensed combined financial information, TPB SPAC’s historical financial information was converted from U.S. dollars to Brazilian Reais in accordance with the presentation of the Lavoro Group’s historical financial information, as discussed in “3. Basis of Presentation.”
US GAAP to IFRS conversion of TPB SPAC’s Balance Sheets as of December 31, 2022
TPB SPAC’s financial statements have been prepared in accordance with US GAAP and are converted to IFRS as follows:
	As of December 31, 2022
	Historical US GAAP	IFRS Policy and Presentation Alignment	Footnote reference	Historical IFRS
	(in Brazilian Reais)
ASSETS
Current assets:
Cash	3,612	—		3,612
Prepaid expenses	1,188	—		1,188
Total current assets	4,800	—		4,800
Investments held in Trust Account	954,215	—		954,215
Total assets	959,015	—		959,015
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	14,575	—		14,575
Accrued expenses	3,608	—		3,608
Note Payable – Related Party	10,435	—		10,435
Total current liabilities	28,618	—		28,618
Deferred underwriting commissions in connection with the Initial Public Offering	32,938	—		32,938
Derivative warrant liabilities	24,477	—		24,477
Class A ordinary shares, $0.0001 par value; 18,036,299 shares subject to possible redemption at $10.00 per share redemption value	—	953,694	(a)	953,694
Total Liabilities	86,033	953,694		1,039,727
Commitments and contingencies
Class A ordinary shares, $0.0001 par value; 18,036,299 shares subject to possible redemption at $10.00 per share redemption value	953,694	(953,694)	(a)	—
Shareholders’ Equity
Preference shares	—	—		—
Class A ordinary shares	—	—		—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,509,074 shares issued and outstanding	2	—		2
Additional paid-in capital	—	—		—
Accumulated deficit	(80,714)	—		(80.714)
Total Shareholders’ Equity	(80,712)	—		(80,712)
Total liabilities and stockholders’ equity	959,015	—		959,015

(a)
To reclassify and present redeemable ordinary shares of TPB SPAC as other liabilities under IFRS, as shareholders have the right to require TPB SPAC to redeem the ordinary shares and TPB SPAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption.
5.   Transaction accounting adjustments of the Business Combination between the TPB SPAC and Lavoro
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2022
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
A.
To reflect (i) the proceeds received from the PIPE Investment with the corresponding issuance of 10.0 million SPAC Ordinary Shares, with a nominal value of R$0.0005, at R$52.2 per share, or R$521.8 million, and (ii) the actual redemption of 14.7 million SPAC Ordinary Shares, at approximately R$52.9 per share.

B.
To reflect the release of cash and investments held in the trust account, including settling a Working Capital Loan totaling R$5.2 million.

C.
To reclassify other liabilities related to TPB SPAC Ordinary Shares subject to redemption against permanent equity at the closing of the Business Combination.

D.
To reflect the estimated payment in aggregate that consists of (i) TPB SPAC’s deferred underwriting fees of R$33.1 million and (ii) transaction costs settled at the Close of the Business Combination. Expenses incurred by the TPB SPAC are reflected as an adjustment to APIC as the Business Combination is accounted for as a capital reorganization. Therefore, both the Retained Earnings (Deficits) and APIC of the TPB SPAC are accounted for as the APIC of Lavoro Limited. Expenses incurred are considered direct and incremental costs related to the Business Combination. Such costs are capitalizable and are recorded to APIC.

E.
To reflect the capital reorganization of Lavoro Limited, as per the Business Combination Agreement, consisting of (i) the elimination of the equity of TPB SPAC and the conversion of certain Sponsor Shares into Ordinary shares of the New Lavoro, (ii) the derecognition of the Net investment from the Parent of Lavoro, the recognition of New Lavoro Ordinary Shares issued to existing Lavoro shareholders, and to separately disclose the accumulated other comprehensive income of Lavoro, and (iii) in accordance with IFRS 2, the deemed cost of the shares issued by Lavoro in excess of the net assets of the TPB SPAC, which primarily consists of cash and marketable securities held in the trust account and certain public and private warrants liabilities, is accounted for as stock-based compensation and reflected as an adjustment to APIC.

(in thousands of Reais)
Estimated deemed cost of shares issued to the TPB SPAC(1)	917,819
Net assets of the TPB SPAC as of June 30, 2022(2)	1,455,120
Less: Redemption of TPB SPAC ordinary shares	775,774
Less: TPB SPAC transaction costs	79,845
Adjusted net assets of the TPB SPAC as of June 30, 2022	599,501
IFRS 2 charge for listing services	318,318

(1)
The estimated deemed cost of shares is comprised of (i) 14,821,266 Lavoro Limited Class A Ordinary Shares, including 1,448,412 Retained Founder Shares, at a quoted market price of R$52.18 per share as of December 31, 2022 and foreign exchange rate of US$1.00 to R$5.218, and (ii) estimated fair value of 3,006,050 Vesting Founder Shares and 54,613 Unvested Founder Shares of R$144.5 million.

(2)
This balance includes the PIPE Investment and is calculated based on exchange rate as of December 31, 2022, of $1.00 to R$5.218 (see Note 3).

F.
To reclassify cash transferred to escrow immediately following the closing of the Business

Combination, with a corresponding reclassification of 2,830,750 ordinary shares to liabilities from equity in an amount equal to the cash being transfer to escrow, resulting in R$52.9 per share as of December 31, 2022, as a result of certain Forward Purchase Agreements entered into by TPB SPAC with certain shareholders.
Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss for the year ended June 30, 2022
The pro forma notes and adjustments with respect to the Business Combination, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
AA.
To reflect the elimination of interest income on marketable securities held in the trust account.

BB.
New Lavoro calculates the pro forma earnings (loss) per share in accordance with IAS 33, Earnings Per Share, which requires a dual presentation of basic and diluted earnings (loss) per share. Pro forma basic earnings (loss) per share is computed using the weighted average number of shares outstanding during the reporting period. Pro forma diluted earnings (loss) per share represents the pro forma basic earnings (loss) per share adjusted to include the potentially dilutive effect of the outstanding warrants assumed by New Lavoro (using the treasury stock method). The average market price of TPB SPAC common stock is assumed to be US$10 for the purposes of this Article 11 Pro Forma and all public and private warrants are out of the money; therefore, the approximately 6,012,099 and 4,071,507 public and private warrants, respectively, are excluded from both the calculation of the pro forma basic and diluted earnings (loss) per share. Similarly, the Vesting Founder Shares are not considered vested for both the basic and diluted earnings (loss) per share due to the assumed TPB SPAC’s share price of US$10.00.

CC.
To reflect the IFRS 2 stock-based compensation expenses for the deemed listing services received by the Lavoro Group and New Lavoro from TPB SPAC, which is the difference between the costs of the shares issued by the Lavoro Group in excess of the net assets of TPB SPAC.

DD.
To reflect the elimination of transaction costs incurred by TPB SPAC which qualify for capitalization as of the closing date of the Business Combination, and therefore would not be reported in the post-Business Combination statement of profit or loss of New Lavoro.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss for the six-month period ended December 31, 2022
The pro forma notes and adjustments with respect to the Business Combination, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
AA.
To reflect the elimination of interest income on marketable securities held in the trust account.

BB.
New Lavoro calculates the pro forma earnings (loss) per share in accordance with IAS 33, Earnings Per Share, which requires a dual presentation of basic and diluted earnings (loss) per share. Pro forma basic earnings (loss) per share is computed using the weighted average number of shares outstanding during the reporting period. Pro forma diluted earnings (loss) per share represents the pro forma basic earnings (loss) per share adjusted to include the potentially dilutive effect of the outstanding warrants assumed by New Lavoro (using the treasury stock method). The average market price of TPB SPAC common stock is assumed to be US$10 for the purposes of this Article 11 Pro Forma and all public and private warrants are out of the money; therefore, the approximately 6,012,099 and 4,071,507 public and private warrants, respectively, are excluded from both the calculation of the pro forma basic and diluted earnings (loss) per share. Similarly, the Vesting Founder Shares are not considered vested for both the basic and diluted earnings (loss) per share due to the assumed TPB SPAC’s share price of US$10.00.

CC.
To reflect the elimination of transaction costs incurred by TPB SPAC which qualify for capitalization as of the closing date of the Business Combination, and therefore would not be reported in the post-Business Combination statement of profit or loss of New Lavoro.

SELECTED COMBINED HISTORICAL FINANCIAL DATA
The following tables set forth, for the years and as of the dates indicated, our selected combined historical financial information and other data. Our historical results are not necessarily indicative of the results that may be expected in the future. This information should be read in conjunction with “Presentation of Financial and Other Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Unaudited Pro Forma Condensed Combined Financial Information,” and our combined financial statements, including the notes thereto, included elsewhere in this prospectus.
The selected statements of financial position as of December 31, 2022 and the statements of profit or loss for the six-month period ended December 31, 2022 and 2021 have been derived from our unaudited interim condensed combined financial statements included elsewhere in this prospectus, prepared in accordance with IAS 34. The selected statement of financial position data as of June 30, 2022 and 2021 and the statements of profit or loss data for each of the three years in the period ended June 30, 2022 have been derived from our audited combined financial statements included elsewhere in this prospectus, prepared in accordance with the IFRS, as issued by the IASB. The selected statement of financial position data as of June 30, 2020, has been derived from Lavoro’s audited combined financial statements not included in this prospectus, prepared in accordance with the IFRS, as issued by the IASB. Historical results for any period, including our historical results for the six-month period ended December 31, 2022, are not necessarily indicative of results to be expected for any future period.
Combined Statements of Profit or Loss Data
	For the Six-Month Period Ended December 31,			For the Fiscal Year Ended June 30,
	2022	2022	2021	2022	2022	2021	2020
	US$(1)	R$		US$(1)	R$
	(in millions)
Revenue	1,055.3	5,506.2	4,014.8	1,484.7	7,746.5	5,098.5	2,706.3
Cost of goods sold	(839.6)	(4,380.9)	(3,314.7)	(1,230.6)	(6,421.0)	(4,362.7)	(2,384.1)
Gross profit	215.7	1,125.3	700.1	254.0	1,325.5	735.9	322.2
Operating expenses:
Sales, general and administrative expenses	(118.5)	(618.4)	(465.1)	(195.9)	(1,022.4)	(619.5)	(394.7)
Other operating income, net	6.1	31.7	51.2	10.9	56.8	15.6	10.8
Operating profit (loss)	103.2	538.6	286.2	69.0	359.9	132.0	(61.7)
Finance income	30.6	159.9	200.4	81.8	426.9	227.1	55.5
Finance costs	(91.1)	(475.6)	(250.5)	(123.9)	(646.4)	(312.9)	(168.7)
Profit (loss) before income taxes	42.7	222.9	236.1	26.9	140.4	46.2	(174.9)
Income taxes:
Current	(2.7)	(14.3)	(88.7)	(21.4)	(111.4)	(61.7)	(23.5)
Deferred	10.6	55.3	18.1	15.1	78.7	37.0	76.9
Profit (loss) for the period/year	50.6	263.9	165.6	20.7	107.8	21.5	(121.5)
Attributable to:
Net investment of the Parent	40.1	209.3	121.0	15.0	46.6	22.3	(83.5)
Non-controlling interests	10.5	54.6	44.5	5.7	27.8	(17.3)	(12.2)
Earnings per share:
Basic, profit for the period attributable to ordinary equity holders of the parent(2)(3)	0.35	1.84	1.07	n.m.	n.m.	n.m.	n.m.
Diluted, profit for the period attributable to ordinary equity holders of the parent(2)(3)	0.35	1.84	1.07	n.m.	n.m.	n.m.	n.m.

n.m.=not meaningful.

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

(2)
As the unaudited interim condensed combined financial statements of the Lavoro Group, included elsewhere in this prospectus, were prepared on a combined basis and no share capital is presented, our basic and diluted earnings per share was calculated by dividing the profit for the period attributable to net investment of the parent by the Ordinary Shares of Lavoro Limited outstanding upon the consummation of the Business Combination. For more information, see note 23 to our unaudited interim condensed combined financial statements

(3)
Historical basic and diluted earnings (loss) per share are not presented in the audited combined financial statements of the Lavoro Group, included elsewhere in this prospectus. However, set forth below is a calculation on a retrospective basis of the Company’s basic and diluted earnings (loss) per share based on Ordinary Shares of Lavoro Limited outstanding upon the consummation of the Business Combination:

	For the Fiscal Year Ended June 30,
	2022	2021	2020
	(in R$ millions, except per share amounts)
Profit (loss) for the year attributable to net investment of the Parent	78.2	38.4	(108.7)
Basic and diluted earnings (loss) per share (in R$)	0.70	0.34	(0.97)
Combined Statements of Financial Position Data
	As of December 31,		As of June 30,
	2022	2022	2022	2022	2021	2020
	US$(1)	R$	US$(1)	R$
	(in millions)
Current assets:
Cash equivalents	69.6	363.3	48.8	254.4	459.5	158.5
Trade receivables	718.9	3,750.9	343.9	1,794.6	1,467.2	1,080.4
Inventories	518.6	2,705.9	335.2	1,749.0	849.1	431.5
Taxes recoverable	24.6	128.4	18.0	93.7	88.4	35.5
Derivative financial instruments	1.4	7.1	1.5	7.7	—	4.5
Commodity forward contracts	6.5	33.9	6.3	32.8	127.7	100.5
Advances to suppliers	68.8	359.2	73.5	383.3	442.4	252.5
Other assets	19.0	99.2	11.5	60.2	31.8	36.3
Total current assets	1,427.4	7,447.8	838.6	4,375.7	3,466.1	2,099.7
Non-current assets:
Financial investments	0.0	0.1	0.3	1.3	—	—
Trade receivables	5.4	28.3	7.6	39.8	—	5.1
Other assets	0.5	2.7	0.5	2.5	1.8	0.4
Right of use assets	31.1	162.1	26.9	140.2	64.3	34.7
Judicial deposits	1.6	8.6	0.7	3.9	4.6	3.5
Tax recoverable	25.4	132.5	9.8	50.9	—	—
Deferred tax assets	48.6	253.4	38.5	201.0	114.7	77.7
Property, plant and equipment	31.2	162.9	28.0	146.2	93.3	58.9
Intangible assets	148.9	776.7	138.8	724.3	656.8	382.5
Total non-current assets	292.7	1,527.2	251.1	1,310.1	935.5	562.8
Total assets	1,720.1	8,975.0	1,089.7	5,685.8	4,401.6	2,662.5

	As of December 31,		As of June 30,
	2022	2022	2022	2022	2021	2020
	US$(1)	R$	US$(1)	R$
	(in millions)
Current liabilities:
Trade payables	764.2	3,987.4	441.1	2,301.7	1,563.7	1,016.3
Trade payables – Supplier finance	2.8	14.8	—	—	—	—
Leases liabilities	15.8	82.5	13.3	69.2	34.5	8.8
Borrowings	321.8	1,679.2	130.6	681.2	221.8	160.3
Obligations to FIAGRO quota holders	27.4	143.1	—	—	—	—
Payables for the acquisition of subsidiaries	35.6	186.0	21.4	111.7	215.2	126.8
Derivative financial instruments	2.8	14.4	1.4	7.1	5.1	14.8
Commodity forward contracts	6.3	33.1	5.2	27.0	128.2	107.4
Salaries and social charges	36.3	189.6	35.9	187.3	88.4	40.4
Taxes payable	16.3	85.2	6.6	34.2	32.8	26.3
Dividends payable	0.7	3.9	0.1	0.4	6.9	6.9
Advances from customers	79.3	414.0	61.4	320.6	509.4	218.7
Other liabilities	20.3	105.8	18.4	95.9	62.1	37.1
Total current liabilities	1,329.9	6,939.0	735.3	3,836.4	2,868.1	1,763.8
Non-current liabilities:
Leases liabilities	18.4	95.8	16.5	86.0	40.6	32.8
Borrowings	10.4	54.4	5.6	29.3	20.6	8.3
Payables for the acquisition of subsidiaries	5.5	28.5	10.1	52.7	—	—
Provision for contingencies	0.2	0.9	0.6	3.0	3.6	0.0
Other liabilities	0.0	0.0	0.2	1.1	0.5	1.0
Deferred tax liabilities	1.9	9.8	1.4	7.5	—	—
Total non-current liabilities	36.3	189.4	34.4	179.7	65.3	42.1
Net investment:
Net investment from the parent	306.2	1,597.5	278.2	1,451.6	1,345.1	787.7
Non-controlling interests	47.8	249.2	41.8	218.1	123.1	68.9
Total net investment	353.9	1,846.6	320.0	1,669.7	1,468.2	856.6
Total liabilities and net investment	1,720.1	8,975.0	1,089.7	5,685.8	4,401.6	2,662.5

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

Non-IFRS Financial Measures and Reconciliations
The financial information and other data contained in this subsection (including pro forma non-IFRS financial measures) relates to the Lavoro Group only, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
This prospectus presents our Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, and their reconciliations for the convenience of investors, which are non-IFRS financial measures. A non-IFRS financial measure is generally defined as a numerical measure of historical or future financial performance, financial position, or cash flow that purports to measure financial performance but excludes or includes amounts that would not be so adjusted in the most comparable IFRS measure. For further information on why our management chooses to use these non-IFRS financial measures, and on the limits of using these non-IFRS financial measures, please see “Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures.”
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin
	For the Six-Month Period Ended December 31, 2022
		Pre-Acquisition Period(1)
	Lavoro Group Historical	Floema	Casa Trevo	CATR	Provecampo	Sollo Sul	Dissul	Pro Forma Adjustments(1)	New Lavoro Pro Forma
	(in R$ millions, except as otherwise indicated)
Pro forma profit for the period	263.9	(0.0)	7.4	0.8	0.4	17.2	2.5	(0.3)	291.9
(+) Pro forma depreciation and amortization	68.1	0.4	0.1	0.1	0.2	0.4	—	—	69.2
(+) Fair value on inventories sold from acquired companies	13.6	—	—	—	—	—	—	—	13.6
(+) Pro forma income taxes current and deferred	(41.0)	(0.0)	3.8	0.5	0.2	—	—	(0.1)	(36.6)
(+) Pro forma finance income (costs), net	315.7	0.0	(0.1)	(0.1)	0.0	2.2	0.0	—	317.7
(+) M&A expenses(2)	5.4	—	—	—	—	—	—	—	5.4
(-) Gain on bargain purchases	—	—	—	—	—	—	—	—	—
Pro Forma Adjusted EBITDA	625.6	0.4	11.2	1.3	0.8	19.7	2.5	(0.4)	661.1
(/) Pro forma revenue	5,506.2	5.9	81.5	28.0	4.0	188.7	15.5	—	5,829.9
Pro Forma Adjusted EBITDA Margin	11.4%	6.1%	13.8%	4.6%	20.4%	10.5%	16.4%	N/A	11.3%

	For the Six-Month Period Ended December 31, 2021
		Pre-Acquisition Period(1)
	Lavoro Group Historical	Produttiva	Cenagro	Cenagral	Union Agro	AgroZap	Nova Geração	Floema	Casa Trevo	CATR	Provecampo	Sollo Sul	Dissul	Pro Forma Adjustments(1)	New Lavoro Pro Forma
		(in R$ millions, except as otherwise indicated)
Pro forma profit for the period	165.6	0.9	0.6	1.2	17.1	18.1	4.8	(20.6)	6.4	5.0	3.7	9.2	0.9	(2.1)	210.6
(+) Pro forma depreciation and amortization	60.2	0.0	—	—	0.4	0.4	0.2	0.2	0.0	0.1	0.1	0.4	—	—	62.0
(+) Fair value on inventories sold from acquired companies	15.9	—	—	—	—	—	—	—	—	—	—	—	—	—	15.9
(+) Pro forma income taxes current and deferred	70.5	—	0.3	0.3	2.7	—	—	(0.3)	3.4	2.6	1.1	—	0.1	(1.1)	79.7
(+) Pro forma finance income (costs), net	50.1	(0.1)	0.1	0.0	0.2	3.5	0.2	15.1	(0.1)	0.3	0.3	0.9	0.0	—	70.6
(+) M&A expenses(2)	6.5	—	—	—	—	—	—	—	—	—	—	—	—	—	6.5
(-) Gain on bargain purchases	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Pro Forma Adjusted EBITDA	350.5	0.8	1.0	1.4	20.4	22.0	5.1	(5.5)	9.7	8.0	5.3	10.5	1.0	(3.2)	427.0
(/) Pro forma revenue	4,014.8	18.0	27.9	5.3	95.8	201.1	53.0	86.2	97.2	67.8	23.5	192.1	15.6	—	4,898.2
Pro Forma Adjusted EBITDA Margin	8.7%	4.3%	3.5%	27.4%	21.3%	10.9%	9.6%	(6.4)%	10.0%	11.8%	22.4%	5.5%	6.6%	N/A	8.7%
	For the Fiscal Year Ended June 30, 2022
		Pre-Acquisition Period(1)
	Lavoro Group Historical	Produttiva	Cenagro	Cenagral	Union Agro	AgroZap	Nova Geração	Floema	Casa Trevo	CATR	Provecampo	Sollo Sul	Dissul	Pro Forma Adjustments(1)	New Lavoro Pro Forma
		(in R$ millions, except as otherwise indicated)
Pro forma profit for the year	107.8	0.9	0.6	1.2	17.1	18.1	6.8	21.2	11.2	9.3	6.7	21.5	1.3	(3.4)	220.2
(+) Pro forma depreciation and amortization	118.5	—	0.3	0.1	0.4	0.4	0.3	0.4	0.0	0.1	0.1	0.8	—	5.1	126.5
(+) Fair value on inventories sold from acquired companies	27.0	—	—	—	—	—	—	—	—	—	—	—	—	—	27.0
(+) Pro forma income taxes current and deferred	32.7	—	0.3	0.3	2.7	—	—	0.3	5.8	4.8	2.8	—	0.1	(1.7)	48.0
(+) Pro forma finance income (costs), net	219.4	(0.1)	(0.1)	0.0	0.2	3.5	0.4	0.1	(0.3)	0.3	0.6	3.0	0.0	—	227.3
(+) M&A expenses(2)	15.8	—	—	—	—	—	—	—	—	—	—	—	—	—	15.8
(-) Gain on bargain purchases	(18.3)	—	—	—	—	—	—	—	—	—	—	—	—	—	(18.3)
Pro Forma Adjusted EBITDA	502.9	0.8	1.3	1.5	20.4	22.0	7.4	21.9	16.7	14.5	10.2	25.3	1.5	—	646.5
(/) Pro forma revenue	7,746.5	18.0	27.9	5.3	95.8	201.1	68.6	175.0	141.3	96.5	44.7	350.3	19.9	—	8,990.9
Pro Forma Adjusted EBITDA Margin	6.5%	4.3%	4.5%	28.6%	21.3%	10.9%	10.8%	12.5%	11.8%	15.0%	22.9%	7.2%	7.5%	N/A	7.2%

(1)
For an explanation of these pro forma adjustments, see the accompanying notes to our unaudited pro forma condensed combined financial information in “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
M&A expenses primarily include M&A team compensation expenses and accounting and tax due diligence expenses.

Historical Net Debt (Net Cash) and Historical Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio
	As of and For the Six-Month Period Ended December 31, 2022		As of and For the Fiscal Year Ended June 30, 2022
	(US$)(1)	(R$)	(US$)(1)	(R$)
	(in millions, except as otherwise indicated)
Borrowings (current and non-current)	332.2	1,733.6	136.2	710.6
Obligations to FIAGRO quota holders	27.4	143.1	—	—
Leases liabilities (current and non-current)	34.2	178.3	29.8	155.3
Payables for the acquisition of subsidiaries (current and non-current)	41.1	214.5	31.5	164.4
(-) Cash equivalents	(69.6)	(363.3)	(48.8)	(254.4)
Net Debt	365.3	1,906.2	148.7	775.8
Pro Forma Adjusted EBITDA	126.7	661.1	123.9	646.5
Net Debt/Pro Forma Adjusted EBITDA Ratio	N/A	2.9x	N/A	1.2x

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022 as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

USE OF PROCEEDS
All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales, except that we may receive a portion of the aggregate gross proceeds from the sellers under the Forward Purchase Agreements in connection with certain sales of our Ordinary Shares by the sellers pursuant to the Forward Purchase Agreements after the date of this prospectus. For more information, see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Forward Purchase Agreements.”
We could receive up to an aggregate of approximately US$115,961,469 from the exercise of all Warrants, assuming the exercise in full of such Warrants for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price.
Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was US$5.49 per share on May 5, 2023. Each Warrant is exercisable for one Ordinary Share at an exercise price of US$11.50. Therefore, if and when the trading price of the Ordinary Shares is less than US$11.50, we expect that warrantholders would not exercise their Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on February 28, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
We expect to use the net proceeds received from the Sellers under the Forward Purchase Agreements or from the exercise of the Warrants, if any, for general corporate purposes, which may include funding working capital requirements, capital expenditures, acquisitions, other strategic investments and other business opportunities and the repayment of outstanding indebtedness. Our management will have broad discretion over the use of proceeds from the Forward Purchase Agreements and the exercise of the Warrants. See “Plan of Distribution” elsewhere in this prospectus for more information.
We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities.

DIVIDEND POLICY
We have never declared or paid any cash dividend on our Ordinary Shares. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. Any further determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors.

BUSINESS
This section sets forth certain information on our business, financial and operating information appearing elsewhere in this prospectus. It may not contain all the information about us that may be important to you, and we urge you to read the entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements included elsewhere in this prospectus.
Overview
We are a leading player in the Latin America agricultural inputs retail market, with operations spread across Brazil and Colombia, and an emergent agricultural input trading company in Uruguay.
We have three reportable segments: (1) the Brazil Cluster, which comprises companies dedicated to the distribution of agricultural inputs such as crop protection, seeds, fertilizers and specialty products, in Brazil; (2) the LATAM Cluster, which includes companies dedicated to the distribution of agricultural inputs outside Brazil (primarily in Colombia); and (3) the Crop Care Cluster, which includes companies that produce and import our own portfolio of private label products including off-patent crop protection and specialty products (e.g., biologicals and specialty fertilizers).
As a result of our scale, differentiated business model, private label specialty products and digital strategy, we offer farmers a comprehensive portfolio of products and services. Our goal is to help our farmer clients succeed by providing omnichannel support throughout the crop cycle via our RTVs (Representante Técnico de Vendas), which are our technical sales representatives, our e-commerce platform and our digital application called Super App. We have a highly skilled and technical salesforce that provides high quality agronomic advisory services, generating value for farmers and, in turn, gaining their trust. With our proprietary database analysis, which is internally known as the Control Tower, we seek to acquire an intimate understanding of our farmer clients and to offer products and services tailored to their specific needs. We have also recently signed a multi-year agreement with Pattern Ag, Inc., or “Pattern Ag,” to deliver new services to farmers that use DNA sequencing and software-based tools to help improve farm productivity, aiming to increase crop yields and reduce farmers’ costs, land and water usage, and carbon footprint. Pattern Ag was founded with an initial investment from an affiliate of the Sponsor and is one of The Production Board’s portfolio companies. Moreover, we recently partnered with Brasilseg, an insurance company and affiliate of the BB Seguros group, to offer agricultural insurance solutions to Brazilian farmers. Agrotech, an insurance broker company, and Agristamp, an insurance platform, will be responsible for facilitating negotiations between Lavoro and its customers. The partnership reflects our expansion strategy, which seeks to implement integrated services aimed at farmers in a market that is still largely unexplored in Brazil. The type of insurance to be offered is called Agrícola Flex, which provides productivity coverage for soybean, corn and wheat crops. We will begin to offer insurance products in May 2023 at all our points of sale in Brazil, whether at our retail stores or through on-site visits by our RTVs.
We occupy a central role in the agribusiness chain: providing small and medium-sized farmers the most suitable agricultural inputs and services to grow their crops at higher yields, which in turn improves their profitability. These small and medium-sized farmers ranging between 100 and 10,000 hectares in planted acreage are typically not serviced directly by agricultural input producers. In Brazil, this segment of the market represents 65% of the cultivated land, whereas large farmers (owning more than 10,000 hectares) and micro farmers (owning less than 100 hectares) represent 15% and 20%, respectively, according to a 2017 census by IBGE. We do not focus on large farmers, who given their sizeable purchase volumes are typically directly serviced by agricultural inputs suppliers.
We have a broad geographical footprint in the countries where we operate. In Brazil, we are present in several states, with meaningful positions in the States of Mato Grosso, Paraná, Minas Gerais, Mato Grosso do Sul, Rio Grande do Sul, and São Paulo, key agriculture centers in the country. In Colombia, we are present in 30 states and are an important agricultural input distributor as well. Our future growth plans include entry into Chile, Peru and Paraguay, where we are currently holding conversations with potential targets, as well as other countries in South and Central America. Our geographic diversification across the continent provides us with an important risk mitigant to our operations, in particular with respect to potential adverse weather events and the seasonality of specific crop types.

Source: Company.
As of December 31, 2022, we have 215 physical stores, of which 176 are in Brazil and 39 are in Colombia. On average, it generally costs us approximately US$100,000 to open a new store, and our CAPEX-to-sales ratio has averaged under approximately 1% of sales. Our retail stores represent a footprint covering approximately 148,000,000 acres in Latin America. Our 1,012 RTVs monitor the day-to-day needs of farmers and the evolution of each crop through regular visits. Our technical visits provide a wide range of advisory assistance, including crop-planning, planting and harvest advice, agricultural input selection advice, product application recommendations, among others, which Lavoro believes are important for sales conversion and client loyalty.
Understanding our customer needs and providing first rate agronomic and other services is a critical element to our strategy. Building loyalty and trust with small and medium-size farmers is what we believe enables us to gain market share over time. As such, we regularly monitor our performance by conducting an annual survey with our customers to evaluate our Net Promoter Score, or our NPS. For our latest survey in June 2022, we contacted 12,000 customers across 122 stores and 18 subsidiaries. This survey showed an overall NPS of 67 out of 100 for 2021. Our overall NPS improved by +7 points relative to 2020. In the same survey, on a scale from 1 to 10 (10 being the highest), 74% of our clients responded with a 9 or 10 as their likelihood of recommending us to a friend or colleague. These results suggest strong and improving satisfaction and brand awareness among our customer base, and is testament to our relentless efforts in optimizing our commercial organization. Our goal is to reach and/or consistently remain a leader in client satisfaction and market share in the regions that we operate. To achieve this will require us to (1) continue to recruit and retain high performing RTVs, and continuously train them to operate at the highest level in terms of their technical and agronomic knowledge, (2) provide our RTVs with the requisite Customer Relationship Management (CRM) and business intelligence tools to improve their productivity and effectiveness of their client interactions, (3) retain our reputation as a reliable distributor of the most in-demand agricultural inputs at competitive prices, even in times of short supply (as was the case in the fiscal year ended June 30, 2022). In addition, our plans of adding new differentiated services and distributing value-add agricultural technology to small and medium-sized farmers, which are particularly underserved at present, will further bolster our reputation as a “one-stop-shop” go-to retailer and improve our wallet share over time.
Maintaining a strong relationship with input suppliers is critical to the success of any agricultural inputs retailers in Latin America. In that respect, we have developed long-lasting relationships with the major agricultural inputs suppliers in the region. Our present scale and high growth relative to the rest of the agricultural retail landscape makes us a vital partner to our suppliers. In addition to distributing third-party products, we also offer our portfolio of private label specialty products and private label products under our Crop Care Cluster. Our Crop Care product portfolio is complementary to the third-party branded products from key suppliers that we also distribute, as we are mindful to not compete and disrupt our close relationships with them. Overall, as a result of our comprehensive portfolio of products, we can offer a customized approach to our farmer clients, and better meet their needs regardless of size, crop type or climate characteristics.

Source: Company analysis for the six-month period ended December 31, 2022.
(1)
Other revenues represent the remaining 6% of revenues.

In addition to the personalized agronomic advisory assistance and agricultural inputs we provide to our clients, we also offer them different methods of payment for our products. For certain contracts with customers, we sell agricultural inputs at term (e.g., seeds, crop protection products, fertilizers, and specialty products) in exchange for the future delivery of grains and oilseeds, mainly soybeans and corn, at the time of their harvest. We call these contracts barter transactions. Barter transactions are important to our clients as a form of supplier financing, as it allows them to use their future production output as currency to purchase agricultural inputs at planting. This barter contract method of financing is a particular feature of the Latin American agricultural industry, especially in row crop farming, and has been common in the region in the past two decades.
The mechanics for these barter transactions are as follows. A contract (grain/oilseed forward purchase agreement) is signed prior to the start of the crop planting season between us and our client. The contract stipulates the volume of the commodity to be delivered at harvest in exchange for Lavoro delivery of our input products during the planting period (the credit term is typically 7-9 months). The volume in this contract is determined such as to be equivalent to the negotiated value of the input products to be delivered by Lavoro, and is calculated based on the prevailing future price of that commodity on the signing date of that contract. The client’s main obligation is to deliver the agreed upon volume of commodities as a payment at a future date, and this obligation becomes our collateral in this transaction. To hedge our commodity price, we simultaneously enter into a future commodity sale agreement with a grain/oilseed trading company, pursuant to which we agree to deliver the commodity to be received from our farmer client under the inputs sale transaction. This agreement is entered into for the same quantity and under the same terms as the contract between us and our client. Since we swap out the liability in-kind with trading houses, our exposure to commodity prices is limited. We also simultaneously fully hedge our foreign exchange exposure via futures and other derivative positions.
Barter transactions reduce the risk of customer default by guaranteeing our direct access to the farmer client’s harvest. Barter transactions are also an important commercial tool for us; they have the potential to increase client loyalty and allow us to sell farmers a wider and higher-quality range of products. In the six-month period ended December 31, 2022, 19.2% of our revenue was derived from barter transactions (14.0% in the fiscal year ended June 30, 2022).
We may incur losses if our farmer clients do not meet their obligations under the barter transactions entered into with trading companies, in which case we would need to purchase certain grains in the open market at our expense to close outstanding obligations with trading companies. Moreover, we may incur losses if our farmer clients default on their obligations. In addition to the future grain/oilseed harvest serving as a collateral in these barter contracts, we have an internal credit team leveraging our proprietary credit scoring systems to help us manage and mitigate our credit risk.
The prices of agricultural inputs and crop prices (such as soybean and corn) are subject to volatility resulting from weather conditions, crop yield, transportation costs, storage costs, the Brazilian government agricultural policy, exchange rates and demand for these commodities in the international market, among other factors. If we are unable to pass rising costs onto our farmer clients, or the farmer barter exchange ratios for our clients worsen over time, the demand for our products and our margins may be affected, and we may face significant losses in our operations. See “Risk Factors — Risks Relating to Our Business and Industry — Our operating results are highly dependent upon and fluctuate based upon business and economic conditions and governmental policies affecting the agricultural industry in which we or our customers operate. These factors are outside of our control and may significantly affect our profitability” and “Risk Factors — Risks Relating to Our Business and Industry — We may be adversely affected by the ongoing armed conflict between Russia and Ukraine.”
Our History
We first began operations in August 2017 with the acquisition of the Gral Group based in Colombia, which positioned us as a leading retailer of agricultural inputs in the country. In December of the same year, we entered the market in Brazil, with the acquisition of Lavoro Agrocomercial, a prominent player in the agricultural inputs sales industry located in Mato Grosso. Since then, as of the date of this prospectus, we have completed a total of 24 M&A transactions in the agricultural inputs market in Colombia and Brazil. The market continues to be fragmented, with several opportunities already mapped by our internal and experienced M&A team. Additionally, since 2019, we began our verticalization strategy of developing and purchasing input suppliers that sell both to Lavoro’s agricultural retail channel, as well as to third-party agricultural retailers. Collectively, this business is called Crop Care Cluster. It began in 2019 when we internally developed Perterra, our own line of off-patent crop protection products. We further strengthened our vertical integration strategy by acquiring Agrobiológica Soluções Naturais Ltda., or Agrobiológica, an agricultural biological player, in 2020. Finally, we acquired Union Agro, a special fertilizer manufacturer and supplier in 2021. As a result of these acquisitions, we have become one of the leading agricultural inputs players in Brazil in a short period of time, and we continue to consolidate this position by developing our own line of products. The Crop Care Cluster currently operates only in Brazil, with plans to expand to the rest of our footprint.

Source: Company analysis.
Note: Number of product registrations data as of August 26, 2022; Agrobiológica gross margins data for FY22E.
Our M&A Strategy
Despite our limited operating history as a consolidated company, we have a proven track record of successfully acquiring and integrating companies. Our expertise allows us to integrate targets within our platform in less than 12 months. Our centralized management model enables us to extract synergies from every transaction, including economies of scale in procurement of agricultural input products, inventory management, logistics and other general and administrative operations. Lavoro also leverages its proprietary credit scoring system to mitigate financial risk for revenue booked via short-term credit to its clients. In addition, with our central structure, we are able to provide centralized services, such as legal, accounting, information technology and human resources, to better integrate each company and bring efficiencies and improve our standard of service.
Moreover, we have successfully executed our synergy plan for the companies we have acquired and accelerated their organic growth. The market in which we operate is still very fragmented and we believe we are one of the best positioned players to lead the consolidation. We have already completed 24 acquisitions since the start of our operations in 2017 and we have a fully dedicated M&A team with 15 professionals with deep expertise in private equity and agribusiness. The revenue of these companies grew considerably in the years following the closing of their acquisitions and at a faster pace compared to their growth before they were acquired. As an example, for the nine companies acquired in the fiscal years ended June 30, 2018, 2019 and 2020 grouped into cohorts by acquisition year, pro forma revenue CAGR for these companies accelerated by over 2x in the years following their acquisitions (through FY21) relative to the growth rate preceding the acquisition by Lavoro.

Cohort average CAGR: before and after acquisitions[1,2]
FY2018 Cohort
3.3x acceleration
7.5
25.2
Grupo Gral
LAVORO
CAGR FY16-FY17
CAGR FY17-FY22
FY2019 Cohort
2.4x acceleration
9.1
21.4
GRUPO PITANGUEIRAS
IMPACTO
CAGR FY16-FY18
CAGR FY18-FY22
FY2020 Cohort
2.3x acceleration
11.7
27.6
AgSe
AGROVENCI
AGROVALE
CENTRAL AGRICOLA
GP Produtec
CAGR FY16-FY19
CAGR FY19-FY22
Pre-acquisition
Post-acquisition

Source: Company analysis.
(1)
Considers revenue in local currency terms for Brazilian and Colombian companies. Figure for each cohort calculated using a simple average of companies CAGR.

(2)
FY2018 Cohort: Grupo Gral and Lavoro; FY2019 Cohort: Pitangueiras and Impacto; FY2020 Cohort: AgSe, Agrovale, Agrovenci, Central Agrícola and Produtec.

The post-acquisition period for the companies acquired after June 2020 is limited, and our analysis of the performance of such companies is still ongoing. Our leadership and track record uniquely position us to continue consolidating the market and creating value from each acquisition, for our farmer clients, and for our shareholders.
Lavoro’s Management Model

Source: Company.
ESG Agenda: Execution Highlights
Our sustainability policy sets out the responsibilities and commitments shared by our senior leadership, employees, customers, investors, partners, suppliers, and other interested parties. This document guides the management of risks and opportunities based on the social, environmental and governance responsibility inherent to our corporate, economic, operational, and marketing activities. Our key priorities include food security, climate change, promoting sustainable agriculture, controlling deforestation, and looking at working conditions in the value chain. This commitment is reflected in the offering of innovation in biological solutions, low carbon inputs and specialty fertilizers, such as foliar products and organominerals, and in the engagement of teams and customers in a culture fostering maximum safety in the handling and use of chemical pesticides. We also conduct strict social and environmental due diligence of our clients and potential M&A targets.
To that end, in April 2021, we joined the United Nations Global Compact (the “UNGC”), which helps us commit to, measure and communicate our sustainability strategy. The UNGC is an arrangement by which companies voluntarily and publicly commit to a set of principles drawn from key UN conventions and declarations. The principles of the UNGC represent a set of values that the UN believes responsible businesses should incorporate into their operations in order to meet fundamental responsibilities in the areas of human rights, labor, the environment, and anti-corruption. These goals will focus on sustainable agriculture, deforestation prevention, portfolio, health and safety, development of human capital and equity, and recognition for good socio-environmental practices, and we expect to achieve these goals by 2025 and track our progress through key performance indicators that will be regularly reported to our board by our management. We believe that our sustainability programs will primarily contribute to goals 2 (zero hunger), 8 (decent work and economic worth), 12 (responsible consumption and production) and 15 (life on land) of the United Nations Sustainable Development Goals.

Main Operating and Financial Information
We have delivered rapid growth and profitability. Between July 1, 2020 and June 30, 2022, our number of stores grew at a compound annual growth rate, or CAGR, of 23.8% while our historical net revenue grew at a CAGR of 69% during the same period.
Historical Combined Financial Data
The tables below show our main financial indicators for the periods indicated:
	For the Six-Month Period Ended December 31,			For the Fiscal Year Ended June 30,
	2022	2022	2021	2022	2022	2021	2020
	(in US$)(1)	(in R$)		(in US$)(1)	(in R$)
	(in millions, except as otherwise indicated)
Revenue	1,055.3	5,506.2	4,014.8	1,484.7	7,746.5	5,098.5	2,706.3
Revenue growth(2)	N/A	37.1%	N/A	N/A	51.9%	88.4%	N/A
Gross margin(3)	N/A	20.4%	17.4%	N/A	17.1%	14.4%	11.9%
Profit (loss) for the period/year	50.6	263.9	165.6	20.7	107.8	21.5	(121.5)

N/A = Not Applicable.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

(2)
Revenue growth is calculated as the variation of revenue for a fiscal year/period compared to the prior fiscal year/period.

(3)
Gross margin is calculated as gross profit as a percentage of revenue for the period.

As of December 31, 2022, we had R$1,733.6 million in outstanding borrowings (current and non-current) (R$710.6 million, R$242.4 million and R$168.6 million as of June 30, 2022, 2021 and 2020, respectively). Our interest paid on borrowings amounted to R$64.5 million in the six-month period ended December 31, 2022 (R$7.4 million, R$30.4 million and R$23.0 million in the fiscal years ended June 30, 2022, 2021 and 2020, respectively). In addition, as of December 31, 2022, we had R$143.1 million in obligations to FIAGRO quota holders (nil as of June 30, 2022, 2021 and 2020). For more information on FIAGRO, see note 16 to our unaudited interim condensed combined financial statements. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Indebtedness.”
Pro Forma Financial Data — Lavoro Acquisitions
The pro forma financial data presented in the table below relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination. Our unaudited pro forma financial data is presented to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions and to improve the comparability of our financial information across multiple periods.
The table below shows certain unaudited pro forma financial data derived from our unaudited pro forma condensed combined statements of profit or loss.
Our unaudited pro forma condensed combined statement of profit or loss for the six-month period ended December 31, 2022 is based on our historical unaudited interim condensed combined financial statements, and the unaudited financial data of Integra, Qualicitrus, América, Desempar, Cultivar,

Agrobiológica Soluções, Produttiva, Cenagro, Cenagral, Union Agro, AgroZap, Nova Geração, Floema, Casa Trevo, CATR, Provecampo, Sollo Sul and Dissul and gives effect to the acquisition of Integra, Qualicitrus, América, Desempar, Cultivar, Agrobiológica Soluções, Produttiva, Cenagro, Cenagral, Union Agro, AgroZap, Nova Geração, Floema, Casa Trevo, CATR, Provecampo, Sollo Sul and Dissul as if they were completed on July 1, 2020.
Our unaudited pro forma condensed combined statement of profit or loss for the fiscal year ended June 30, 2022 is based on our historical audited combined financial statements, and the unaudited financial data of Integra, Qualicitrus, América, Desempar, Cultivar, Agrobiológica Soluções, Produttiva, Cenagro, Cenagral, Union Agro, AgroZap, Nova Geração, Floema, Casa Trevo, CATR, Provecampo, Sollo Sul and Dissul, and gives effect to the acquisition of Integra, Qualicitrus, América, Desempar, Cultivar, Agrobiológica Soluções, Produttiva, Cenagro, Cenagral, Union Agro, AgroZap, Nova Geração, Floema, Casa Trevo, CATR, Provecampo, Sollo Sul and Dissul as if they were completed on July 1, 2020. See note 18 to our unaudited interim condensed combined financial statements, note 20 to our audited combined financial statements and “Unaudited Pro Forma Condensed Combined Financial Information.”
	As of and For the Six-Month Period Ended December 31,		As of and For the Fiscal Year Ended June 30,
	2022	2022	2022	2022
	(in US$)(1)	(in R$)	(in US$)(1)	(in R$)
	(in millions, except as otherwise indicated)
Pro forma revenue	1,117.3	5,829.9	1,723.2	8,990.9
Pro forma gross margin(2)	N/A	20.2%	N/A	17.3%
Pro forma profit for the period/year	55.9	291.9	42.2	220.2
Pro Forma Adjusted EBITDA(3)	126.7	661.1	123.9	646.5
Pro Forma Adjusted EBITDA Margin(3)	N/A	11.3%	N/A	7.2%
Borrowings (current and non-current)	333.2	1,733.6	136.2	710.6
Net Debt(4)	365.3	1,906.2	148.7	775.8
Net Debt/Pro Forma Adjusted EBITDA Ratio(4)	N/A	2.9x	N/A	1.2x
Working capital/pro forma revenue(5)	N/A	41.3%	N/A	13.7%

N/A = Not Applicable.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

(2)
Pro forma gross margin is calculated as pro forma gross profit as a percentage of pro forma revenue for the period.

(3)
Pro Forma Adjusted EBITDA is defined as pro forma profit (loss) for the year, adjusted for pro forma finance income (costs), net, pro forma income taxes, pro forma depreciation and amortization, fair value on inventories sold from acquired companies, and pro forma M&A adjustments that in management’s judgment do not necessarily occur on a regular basis, minus gains on bargain purchases, in each case, without giving pro forma effect to the impact of the Business Combination. Pro Forma Adjusted EBITDA Margin is calculated as Pro Forma Adjusted EBITDA as a percentage of pro forma revenue for the period. For further information on Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin, see “Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures — Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin.” In addition, see “Selected Combined Historical Financial Data — Non-IFRS Financial Measures and Reconciliations,” “Management’s Discussion and Analysis of Financial Condition and

Results of Operations — Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin to our pro forma profit (loss) for the year for the period.
(4)
Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is calculated as Net Debt (Net Cash) divided by Pro Forma Adjusted EBITDA Ratio. Net Debt (Net Cash) is calculated as borrowings (current and non-current) plus leases liabilities (current and non-current) plus payables for the acquisition of subsidiaries (current and non-current) plus obligations to FIAGRO quota holders less cash equivalents. For further information on Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, see “Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures — Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio.” In addition, see “Selected Combined Historical Financial Data — Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio to our borrowings.

(5)
Working capital/pro forma revenue is calculated as working capital as a percentage of pro forma revenue for the period. Working capital is calculated as the sum of the balance (current and non-current) of trade receivables, inventories, advances to suppliers, taxes recoverable, and other assets less the sum of the balance (current and non-current) of trade payables, advances from customers, salaries and social charges, taxes payable and other liabilities.

Operational Data
The tables below show our main operating indicators as of the dates indicated:
	As of December 31,		Variation (%)	As of June 30,			2022 – 2021 Variation (%)	2021 – 2020 Variation (%)
	2022	2021		2022	2021	2020
Number of stores	215	171	25.7%	193	152	126	27.0%	20.6%
Number of RTVs(1)	1,012	855	18.4%	924	744	460	24.2%	61.7%
Number of employees(2)	4,021	3,341	20.4%	3,379	2,375	1,435	42.3%	65.5%
Number of clients(3)	72,773	64,211	13.3%	60,839	47,567	21,237	27.9%	124.0%

(1)
RTVs (Representante Técnico de Vendas) refer to our technical sales representatives for each of our retail stores, and who develop commercial relationships with farmers.

(2)
Includes number of RTVs.

(3)
Number of clients refers to the total number of small and medium-sized farmers that purchased products from us in the preceding 12 months.

Our Strategy
Execute our strong M&A pipeline to boost growth
Despite recent M&A activity in the agricultural input market, especially in Brazil, the market remains very fragmented. In Brazil, 89% of independent agricultural input distributors are controlled by their founders, and approximately three-quarters of such distributors mentioned they would be open to M&A discussions according to a 2019 survey by ANDAV. Our dedicated and specialized M&A team constantly monitors our industry, analyzing strategic opportunities to acquire businesses that complement ours and generate shareholder value. We pursue acquisitions of businesses with potential for growth and synergy, as well as businesses that enable our digital transformation. However, we may not be able to identify appropriate acquisition, partnership or joint venture targets in the future, and our efforts to identify such targets may result in a loss of time and financial resources. In addition, we may not be able to successfully negotiate or finance such future acquisitions, partnerships or joint ventures successfully or on favorable terms, or to effectively integrate acquisitions into our current business, and we may lose clients or personnel as a result of any such strategic transaction.

We are increasingly seeking to consolidate our leadership position in the agricultural inputs sales sector in Latin America. Currently, we have mapped over 200 companies in our planned acquisition pipeline. These potential new acquisitions are located largely in the Brazilian states of Minas Gerais, Goiás, Santa Catarina, and Rio Grande do Sul, as well as in Colombia, Chile, Peru, Paraguay, Uruguay and other countries in South and Central America. We also have a number of non-disclosure agreements signed and plan to expand our business into new markets such as in Paraguay as well as in Uruguay, where we currently have an emergent company. The following graphic reflects our acquisition pipeline characteristics:

Source: Company (as of April 13, 2023).
Our inorganic growth strategy, however, may require us to raise additional capital in the future, which may not be available on acceptable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of acquisition opportunities, develop or enhance our portfolio of agricultural products and services or respond to competitive pressures, which could have a material adverse effect on our business, results of operations and financial condition.
As of December 31, 2022, the aggregate amount of payables for the acquisition of subsidiaries consideration payments we are currently required to make within the next six fiscal years pursuant to our existing acquisitions amounts to R$186.0 million, all of which is required to be paid within the next 12 months.
Continue our organic growth strategy
We intend to continue expanding our network of stores to increase our physical presence in the regions where we operate. To open a new store, we study the regional agricultural production potential, our current store reach, the competitive dynamics in each region, and where we can add value. We expect to continue opening new physical stores in the coming years, in addition to adding new stores from potential M&A targets.
Our broad network of highly trained RTVs is an important strategic asset for us to expand our reach and connect small to medium-sized farmers with the products and services they need. We hire and train as new RTVs both recent graduates from universities and experienced professionals from the industry. This provides us with the right mix of experience and innovative thinking. We have an in-house training program to further develop our RTVs’ technical knowledge and sales management capabilities, at all levels of experience. In general, new hires take two to three years to develop and attain the same level of sales productivity as mature RTV. Thus, we also expect organic growth and margin improvement from recently hired RTVs gaining experience and traction with clients.
Our well-trained RTVs strive to educate our clients on the benefits advanced crop protection, seeds, fertilizers and specialty products have on their crop yields and financial results. Through our incentive compensation structure, we ensure that our RTVs’ interests and those of our farmer clients are well aligned, and that the high-end products that they recommend generate good outcomes for our farmer clients, improve loyalty, and improve our gross margins as well.

Vertically integrate via private label to further expand margins
Our Crop Care Cluster was created in 2019 and is quickly ramping up, with significant revenue growth between 2020 and 2022 (from R$43.0 million in the fiscal year ended June 30, 2020 to R$438.6 million in the fiscal year ended June 30, 2022).
Our Crop Care Cluster is comprised of three subdivisions: (1) the import and production of selected off-patent crop protection products via Perterra; (2) the production of biological products via Agrobiológica; and (3) the production of specialty fertilizers via Union Agro.
We see great potential in our Crop Care Cluster, and especially in our biological products, as Brazil’s tropical weather and particular soil characteristics subject farmers to a high proliferation of pests that need to be controlled. Additionally, Brazil and various other regions of Latin America have two to three crop cycles per year, a low crop rotation, and the repetitive use of the same crop protection products, such that pests there are becoming more resistant to traditional agrochemical products. This situation is unique to Brazil and various other regions of Latin America. It’s worth noting that these dynamics are different than those in the Northern Hemisphere where the winter snow tends to sterilize the soil, fewer crops are grown in a year, and there is greater prevalence of crop rotation. As such, there is a particular need in the Latin American market, especially in Brazil, for new and more effective crop protection products. In that regard, a key benefit of biological products is that they do not have the same loss in efficacy in eliminating pests as is the case with traditional agrochemical crop protection products.
An additional key benefit and driver of biological products demand is the reduction in environmental toxicity and chemical waste, as compared to traditional agrochemicals. Biological products are more ESG-friendly and provide a “win-win-win” solution, as they are more effective for farmers, better at protecting the environment, and generate better margins for Lavoro. With Crop Care, we are at the forefront of product innovation in the industry, and due to the growing adoption of biological products in the countries in which we operate, we expect demand for these products to increase with a resulting positive effect on our consolidated margins as a result of higher margins than our other product categories.
Our Crop Care Cluster products have a higher margin than our traditional agricultural inputs products for two reasons. First, biological products and specialty fertilizers are differentiated products (“specialty products”), and command a higher average price due to their improved results for farmers. Second, given our vertical integration in the specialty products market (where we produce these products in our owned manufacturing sites), we believe we are able to capture the manufacturer margin in addition to the distribution margin, which are additive for us.
We intend to further expand our Crop Care Cluster product portfolio by developing new biological products through R&D, continuing to apply and obtain new product registrations with Brazilian regulators which allows us to import additional off-patent crop protection products, and acquiring other specialty fertilizer and biological companies.
Crop Care Cluster products are sold both to our owned agricultural inputs retail distribution channel, as well as to third-party agricultural retail distributors.

Decription	Main Brands
AGRO BIOLÓGICA • Biological products • Differentiated products • ESG appealing	Skupa-Mite, Dobbel, Trippel, Nemakill, Aptur-PF, Torpeno
UnionAgro • Specialty fertilizers products • Cost-effective products (quality vs. price) • Regional and fragmented players	NutryGran 90 LC, ESSENZIALE, Nutry, NitroMax II, AGRIS
Perterra • Off-patent crop protection products • Highly competitive market	Clorotalonil R 720 SC Perterra, Sulfur 800 WG Perterra, Domani, Potere, Ultimare, Attuare, Totagile, Allenza, Eredità, Davero, Saggace, Hàvallo

Source: Company.
However, we may not be successful in developing new biological products, producing additional off-patent crop protection products or acquiring other special fertilizer and biological companies. The process of creating and producing new products, including the complexity of the approval processes for the production of our private label products, is time-consuming, and only a small percentage of such products may reach the final sales stage. Moreover, selling new products and technology and the sales and distribution strategies we implement may prove ineffective or inadequate. Finally, the incorrect or off-label use of our private label products may damage our reputation or negatively impact our results, and if our products become adulterated, misbranded, or mislabeled, we might need to recall those items and may experience product liability claims. Accordingly, such factors may negatively affect our business and results of operations.
Further develop planning operations, operational efficiency, and effective distribution
Our focus is on constantly improving our operations, pursuing greater efficiency, and providing better services to our clients. Over the last four years, we have invested in processes, systems and in our team to enable us to manage a sizeable operation while capturing the benefits of scale.
When it comes to processes and structure, our strategy is to centralize and consolidate activities at the corporate level that are fundamental to capturing synergies (e.g., supply and operations planning and purchasing) and retain operational activities that require greater agility and response time (e.g., logistics) decentralized at the regional level. For example, our operations planning team is responsible for ensuring the efficiency of our supply chain. We have a demand planning tool called Plannera that enables collaborative planning between our sales, marketing and operational teams.
Since 2020, we have centralized our negotiations in a professional purchasing structure. This structure is staffed by department managers with deep industry expertise in our main agricultural input product categories. Our department managers use a concerted and systematic approach to consolidate our purchasing needs, and plan for the right moment to place purchasing orders. Our growing scale and centralized purchasing process enables us to capture economies of scale, particularly in commoditized and off-patent products, and to establish strategies to optimize our results in patented, branded and higher end products.
To improve our commercial sales operations and supply chain management, we have implemented Salesforce’s Customer Relationship Management (CRM) tools. We expect the CRM tools to contribute to greater RTV productivity by improving the effectiveness of their client interactions, and by capturing and leveraging data on past RTV-client interactions to help optimize various parts of their sales processes.
We are also striving to attract, train and retain the best RTVs in the regions that we operate. We structure career management plans to ensure RTVs’ success and long-term alignment with Lavoro. We have also created our own proprietary recruitment channel via a trainee program which takes fresh graduates from college agronomy programs and trains them to become successful RTVs. Moreover, in October 2020, we launched Lavoro University, an online platform, to empower our staff with the tools they need to succeed, provide excellent service to our clients, and strive for continuous improvement. Courses at Lavoro University are available to all employees, and are free of charge.
We expect that all of the strategies mentioned will help us improve our operational leverage and margins going forward while making us more effective at serving our farmer clients.
Lead the digital transformation in the Latin American agricultural inputs market
Lavoro Connected Farm is our hub of products and services that digitally integrates our farmer with clients with us and our partners.

Source: Company.
The Lavoro Connected Farm has four pillars, which we describe below:
(1)
E-Commerce:   Our e-commerce platform, launched in May 2020, leverages our retail network in Brazil for inventory warehousing and last-mile logistics. It enables farmers to purchase their crop input products online and has seen significant traction to-date, and aims to provide our farmer clients with more flexibility and convenience in how they browse our inventory and place orders. Our e-commerce sales amounted to R$2,602.0 million in the six-month period ended December 31, 2022, representing 47.3% of our total net revenues in the period (R$425.3 million in the fiscal year ended June 30, 2022, representing 5.5% of our total net revenues in the period). As of the date of this filing, our farmer clients have access to more than 7,265 SKUs representing all of our primary product categories.

(2)
Super App:   Our Super App smartphone application was developed to create a user-friendly digital interface for our farmer clients to communicate with our RTVs, ask technical questions, place and monitor their purchase orders and delivery schedules, and review our extensive list of products and services. Additionally, Super App provides farmers with useful information such as local weather forecasts, commodity prices, and product information, among other topics of interest. It also enables them to manage their accounts with Lavoro online, such as their credit usage, purchasing history, status of pending orders, and expected delivery dates. Our application is available in the Apple App Store and in Google Play for users located in Brazil, and we plan to expand services to Colombia in the not too distant future.

"Minha Lavoro" App
Pre-pricing Of Products
Weather Forecast 15 days (rains)
Loyalty
Delivery Request (Scheduling or Emergency)
Agro News
Consumption and Order History
View Credit Status and Limit
Debt Renegotiation Request
Technical Information
Sales
Planning
Request of Advanced payments
Field Monitoring Report
Purchases
Pricing of Dollar and Grains
Crop
Chatbot with Artificial Intelligence
App
APPs Connection Field Management

(3)
Control Tower:   We have an extensive internal database, internally known as the Control Tower, which covers a customer’s entire planting and harvest cycle and consolidates data that was previously only available across different systems. We believe that data analysis on this database helps bring us closer to our farmer clients, enabling us to offer the right services at the right time. As of the date of this prospectus, we continue to develop this tool.

Source: Company.
(4)
Digital services:   Going forward, we intend to become the leading digital advisor to our farmer clients. We are actively seeking partnerships with technology solutions that we believe will increase our clients’ productivity, add significant value to their operations, and generate meaningful high-margin service revenue, or market share growth, for Lavoro. These opportunities might include digital agronomy tools, financial services, soil testing services, among others. We are early in this development process and have already started several early-stage experiments with vendors.
On October 21, 2022, Lavoro announced a multi-year partnership with soil metagenomics and digital agronomy leader Pattern Ag to offer farmers in Brazil a service that will help them assess crop risks and nutrient deficiencies and offer specific product recommendations through personalized software experience. Pattern Ag was founded with an initial investment from an affiliate of the Sponsor and is one of The Production Board’s portfolio companies. Given Lavoro’s scale and store footprint, we believe Lavoro is positioned to help bring this advantaged technology service offering to farmers across the country. This strategic partnership expands Lavoro’s portfolio of digital tools and services available to Brazilian farmers. With Pattern Ag, Lavoro plans to offer clients a digital agronomy platform that will help them map their fields, analyze their agronomy data, leverage applied metagenomics sequencing and soil chemistry analysis, and provide specific production application recommendations to clients, helping farmers improve productivity and aiming to increase crop yields and reduce farmers’ costs, land and water usage, and carbon footprint.
With the Lavoro Connected Farm, we seek to transform the way we interact with clients by offering all of the products and services they need in a more convenient and efficient manner. Such integration will mean our farmer clients will no longer have to coordinate with multiple vendors, increasing their productivity and enabling us to increase our wallet share. We expect our model will set us apart from our competitors and make us the “one-stop-shop” retailer for all of farmers’ needs. We utilize numerous third-party service providers in our Lavoro Connected Farm platform, including back office and business process support, information technology production and support, network access and cloud computing, among others. A failure by a third-party service provider could expose us to the risk of being unable to offer Lavoro Connected Farm services to our customers, compromise the quality of our services, and consequently, deteriorate our relationship and reputation with our clients. If we are unable to effectively develop the Lavoro Connected Farm platform, our business and operating results may be adversely affected. See “Risk Factors — Risks Relating to Our Business and Industry.”
Our Competitive Advantages
Our goal is to transform the Latin American agricultural inputs market with our scale, unique business model and execution of our digital strategy. We believe that the following competitive advantages set us apart from our competitors, contributing to our success.
We expect to be able to continue delivering strong growth, driven by a proven M&A integration strategy and organic expansion capabilities.
We have a clear track record of acquiring quality assets at an attractive valuation. Since the beginning of our operations in 2017, we have completed 24 acquisitions, as shown in the following figure.

Source: Company. For a description of our acquisitions, see “Presentation of Financial and Other Information — Lavoro Group Financial Statements — Acquisitions.”
(*)
As of the date of this prospectus.

Besides purchasing other companies, we also have the unique ability to significantly accelerate our newly acquired assets’ growth post-acquisition. Between fiscal year 2018 and fiscal year 2021, the revenue CAGR of our acquired companies was on average over two times greater than their respective revenue CAGR for years preceding the transaction’s closing.
Our M&A team is made up of 15 qualified and experienced professionals who are well versed in the intricacies of the agribusiness industry. This allows us to have our own proprietary “deal flow,” avoid competitive bidding processes, and negotiate acquisitions at attractive valuation multiples. Given our experience integrating over 20 acquisitions since 2017, we have developed and continue to create value creation levers and internal management improvements, to generate further operational efficiencies and organic expansion.
We have a prominent leadership position in the Latin American agricultural input retail market.
We are the largest agricultural inputs retailer in Brazil as of the end of the crop year 2022 ending in June according to our internal analysis based on third-party research, and excluding fertilizers as an input (for which third-party data was not available). We are also the top customer of four of the five largest crop protection and seeds suppliers in Brazil. Our scale brings with it competitive advantages that are especially relevant in a market characterized by high fragmentation and a large prevalence of small local resellers. Our back-office operations are located in Curitiba, Brazil, where we consolidate integrated planning, logistics and storage services activities for our entire regional network of stores are consolidated.
Brazil Market Size and Lavoro Ranking by State
(in R$ millions)

Lavoro's ranking by state
#1
#2
#1
#5
#2
#7
2,998
1,157
913
749
590
558
492
651
572
MT
RS
PR
MG
GO/DF
MS
SP
MATOPIBA
Others

Source: Company analysis. Chart includes only Brazilian states, considers the crop protection and seeds market in Brazil in 2020 and the breakdown of 2020 distribution revenue across Brazilian states and excludes private label revenues. MATOPIBA refers to the joint region of the states of Maranhão, Tocantins, Piauí and Bahia.
However, we are subject to risks relating to our significant presence in Latin American countries. Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations (in particular due to governmental intervention, inflation, exchange rate instability, and disruption or volatility in global financial and credit markets). In addition, as part of our growth strategy, we intend to expand our operations by offering our services in additional international jurisdictions, including in Peru, Chile, Paraguay, Uruguay and other countries in South and Central America. We may not be successful in expanding our operations into these or other markets outside of Brazil, Colombia and Uruguay in a cost-effective or timely manner, if at all, and our products and services may not experience the same market adoption in such jurisdictions as we have enjoyed in the countries where we operate. See “Risk Factors — Risks Relating to Our Business and Industry.”
We are highly diversified across geographies, clients, suppliers and crops.
Our stores and RTVs are located across Brazil and Colombia and we intend to expand our stores and RTVs to cover most of Latin America. We have a multi-product and multi-brand approach, which enables us to cater to numerous small and medium-sized farmers across many regions and have exposure to a wide variety of crops, including soybean, corn, potato, and rice. This wide-ranging sales network is reflected in our customer segmentation: our top 100 clients represented only 17% of our sales in the six-month period ended December 31, 2022 (16% in the fiscal year ended June 30, 2022).

Source: Company.
Note: Charts consider the breakdown in the six-month period ended December 31, 2022 of agricultural input revenue, but excludes private label revenues.
Nevertheless, our business is subject to significant risks on the supply side. We cannot guarantee that our suppliers will not engage in improper practices, including inappropriate labor or manufacturing practices, and in the event that our suppliers engage in such improper business practices, our customers’ perception of our business may be adversely affected, which may adversely affect our business, results of operations and our reputation. Moreover, disruptions of the supply or reliability of transportation services and/or changes in transportation service costs, including as a result of infrastructure deficiencies, can affect our sales volumes and selling prices, and interruptions in the production or transportation of certain agricultural inputs we sell could adversely affect our operations and profitability. See “Risk Factors — Risks Relating to Our Business and Industry.”
We are the partner of choice of our farmer clients through our highly trained and engaged sales team.
Our highly skilled RTVs play an important role in developing and building close and long-lasting relationships with our farmer clients. Our RTVs are responsible for providing tailored agronomic recommendations to our clients, helping them select the right products given their specific needs throughout the planting and harvest process.
Our RTVs undergo thorough sales training which covers all aspects of the sales process, and are taught by specialists in sales management. Mandatory training also includes modules on credit policies, integrity, compliance, and data protection. Additionally, training can be complemented through our Lavoro University platform, on which our RTVs and employees can complete elective courses on topics such as leadership, innovation, and time management, among others. Moreover, RTVs occasionally receive training from suppliers covering specific product characteristics or product application techniques.
Our training aims to develop the best RTVs in the market, which translates into satisfied and repeat customers. These long-term relationships are fully reflected in our NPS score. In June 2022, we conducted an NPS survey where we contacted 12,000 customers across 122 stores and 18 subsidiaries. Our overall NPS score was 67 out of 100 for 2021, and on a scale from 1 to 10 (10 being the highest), 74% of our clients responded with a 9 or 10 as their likelihood of recommending us to a friend or colleague. These results are a testament to our client satisfaction and strong brand.
We would not have received such results without our dedicated and engaged team of employees. In our latest employee survey, with approximately 1,500 respondents, 91% mentioned they were proud to say they worked at Lavoro. We were honored to receive the Great Place to Work ® (GPTW) certification in 2021 (valid through May 14, 2022).
We are a protagonist in the digital transformation of agriculture.
We believe we are in a unique position to lead digital advances in the agricultural sector. Our digital strategy was launched over two years ago with the ambition of connecting farmers to an extensive list of products and services. Our digital and marketing teams extensively studied the primary needs and pain points of farmers along their entire trajectory to create the best solutions for each step of the way through a combination of digital and physical services. The result is an omnichannel experience that offers the convenience and effectiveness of digital tools with the physical support from our team and store network when our farmer clients need it most.
We launched our online platform in May 2020, which consists of a digital marketplace that provides farmers with an online range of products suitable for their needs. In November 2021, we launched an updated version of our e-commerce platform as well as our new Super App, recognizing that farmers need a convenient way to interact with us at any time. Our digital retail platform features more than 7,265 SKUs and approximately 176 distribution points throughout our regional footprint in Brazil.
We believe that digital agronomy enables the capture and analysis of valuable actionable data which can be leveraged to drive the next step change in agricultural productivity gains. Farmers in Latin America are at the earliest stages of incorporating and utilizing digital tools to track, analyze, and manage their operations. We intend to bring our clients emerging digital services through an integrated offering, in partnership with select third-parties.
We believe that our digital strategy differentiates us from our competitors and allows us to better connect with our farmer clients. We offer them the products and services they need in one place, right when they need them, avoiding the need to coordinate with multiple vendors. By facilitating their production planning and execution we aim to improve client loyalty.
Our digital transformation will put us at an increased risk, however, that interruption or failure of our infrastructure, information technology and communications systems could impair our operations, which could also damage our reputation and harm our results of operations. For instance, we depend on data centers operated by third parties and third-party Internet hosting providers, and any disruption in the operation of these facilities or access to the Internet, including as a result of cyberattacks, could adversely affect our business. See “Risk Factors — Risks Relating to Our Business and Industry.”
Business Combination
On the Closing Date, we consummated the previously announced Business Combination pursuant to the Business Combination Agreement, by and among us, TPB SPAC, First Merger Sub, Second Merger Sub, Third Merger Sub and Lavoro Agro Limited.
Pursuant to the Business Combination Agreement, on the terms and subject to the conditions set forth therein, on the date immediately prior to the date on which the Third Merger took place, substantially concurrently with and immediately after the closing of the TPB PIPE Investment, (i) First Merger Sub merged with and into TPB SPAC, with TPB SPAC surviving as a direct wholly owned subsidiary of New Lavoro, and (ii) immediately following the First Merger, TPB SPAC, as successor in the First Merger, merged with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of New Lavoro. On the Closing Date, Third Merger Sub merged with and into Lavoro Agro Limited, with Lavoro Agro Limited surviving as a direct wholly owned subsidiary of New Lavoro.

The Business Combination was unanimously approved by TPB SPAC’s board of directors and at the extraordinary general meeting of TPB SPAC’s shareholders held on February 22, 2023 (the “Extraordinary General Meeting”). TPB SPAC’s shareholders also voted to approve all other proposals presented at the Extraordinary General Meeting. Prior to the Closing Date, TPB SPAC public shareholders exercised their redemption rights in respect of 14,663,445 SPAC Class A Ordinary Shares. As a result, immediately prior to the Closing Date, there were 3,372,854 SPAC Class A Ordinary Shares outstanding.
As a result of the SPAC Mergers, (i) each SPAC Class A Ordinary Shares and SPAC Class B Ordinary Share, other than SPAC Ordinary Shares that were owned by TPB SPAC, First Merger Sub or any wholly owned subsidiary of TPB SPAC, were exchanged for Ordinary Shares, at a one-to-one ratio, and (ii) each SPAC Public Warrant and SPAC Private Warrant, each exercisable at US$11.50 per one SPAC Class A Ordinary Share, became a Public Warrant and Private Warrant, respectively, at a one-to-one ratio, on the same terms and conditions prior to such conversion.
As a result of the Third Merger, among other things, (i) each Lavoro Agro Limited Share owned by Lavoro Agro Limited, Third Merger Sub or any wholly owned subsidiary of Lavoro Agro Limited immediately prior to the Third Merger was automatically cancelled, and (ii) each Lavoro Agro Limited Share that was issued and outstanding immediately prior to the Third Effective Time (as defined in the Business Combination Agreement) was exchanged into and for all purposes represented only the right to receive a number of validly issued, fully paid and nonassessable Ordinary Shares equal to the Per Share Stock Consideration (as defined in the Business Combination Agreement).
Concurrently with the execution and delivery of the Business Combination Agreement, The Production Board entered into a subscription agreement pursuant to which The Production Board subscribed for and purchased 10,000,000 SPAC Class A Ordinary Shares at US$10.00 per share, for an aggregate purchase price of US$100,000,000. Moreover, certain other related agreements were executed in connection with the Business Combination, including the Voting and Support Agreement, the Lock-up Agreement, the Subscription Agreement, the Sponsor Letter Agreement and the A&R Registration Rights Agreement, each as described in “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination” included elsewhere in this prospectus.
As a result of the Business Combination, Lavoro Agro Limited has become a wholly owned direct subsidiary of New Lavoro. On March 1, 2023, the Ordinary Shares and the Public Warrants commenced trading on Nasdaq under the symbols “LVRO” and “LVROW,” respectively.
Due to the significant number of SPAC Class A Ordinary Shares that were redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. Furthermore, the 121,640,757 Ordinary Shares being registered for sale in this prospectus (including Ordinary Shares underlying Warrants) exceed the total number of outstanding Ordinary Shares (116,608,329 outstanding Ordinary Shares as of May 5, 2023, prior to any exercise of the Warrants). In addition, the Ordinary Shares beneficially owned by the Lavoro Original Shareholders represent 84.7% of our total outstanding Ordinary Shares (including 3,006,049 Vesting Founder Shares outstanding as of the date hereof) and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the Lavoro Original Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the Lavoro Original Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.
In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. Even if the current market price is significantly below the price at the time of the initial public offering of TPB SPAC (as defined herein), certain Selling Securityholders may have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than our public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders or certain other Selling Securityholders would experience losses in connection with their investment. For additional information, see “Selling Securityholders” and “Risk Factors — Risks Relating to Our Ordinary Shares and Warrants — The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our outstanding Ordinary Shares and the sale of such securities could cause the market price of our Ordinary Shares to decline significantly.”
Legal Proceedings
From time to time, we are involved in disputes that arise in the ordinary course of our business. Any claims against us, whether meritorious or not, can be time-consuming, result in costly litigation, require significant management time, and result in the diversion of significant operational resources.
We are subject to a number of judicial and administrative proceedings, including civil, labor, criminal, tax, regulatory, and social security claims and other proceedings, which we believe are common and incidental to business operations in general. We recognize provisions for legal proceedings in our financial statements, in accordance with accounting rules, when we are advised by independent outside counsel that (1) it is probable that an outflow of resources will be required to settle the obligation; and (2) a reliable estimate can be made of the amount of the obligation. The assessment of the likelihood of loss includes analysis by outside counsel of available evidence, the hierarchy of laws, available case law, recent court rulings and their relevance in the legal system. Our provisions for probable losses arising from these matters are estimated and periodically adjusted by management. In making these adjustments our management relies on the opinions of our external legal advisors.
As of December 31, 2022, we had R$0.9 million in provisions for contingencies recorded in our unaudited interim condensed statements (R$3.0 million as of June 30, 2022) in connection with legal proceedings for which we believe a loss is probable in accordance with applicable accounting rules and have no judicial deposits in connection with outstanding proceedings. However, legal proceedings are inherently unpredictable and subject to significant uncertainties. If one or more cases were to result in a judgment against us in any reporting period for amounts that exceeded our management’s expectations, the impact on our results of operations or financial condition for that reporting period could be material. See “Risk Factors — Risks Relating to Lavoro’s Business and Industry — Adverse outcomes in legal proceedings could subject us to substantial damages and adversely affect our results of operations and profitability.”
For further information, see note 20 to our unaudited interim condensed combined financial statements and note 22 to our audited combined financial statements included elsewhere in this prospectus.
Agrobiológica Investigation
Our subsidiary Agrobiológica Soluções is currently subject to a police investigation in the municipality of Leme, State of São Paulo, which investigation is based on allegations made by CropLife Brasil (a Brazilian association of agricultural pesticide companies). Agrobiológica Soluções is alleged to have illegally promoted the so-called “on-farm” multiplication of bacteria for agricultural use because it sells products that allow farmers to carry out the “on-farm” multiplication of pesticides, an activity that, according to CropLife Brasil, would be illegal. However, Agrobiológica Soluções understands that no law in Brazil prohibits the “on-farm” multiplication of pesticides by farmers in their own establishments and used in their own agricultural production. The activities carried out by Agrobiológica Soluções concerning the “on-farm” multiplication of pesticides by the producers have not been questioned by any Brazilian regulatory or law enforcement agencies as of the date of this prospectus. The police investigation is a preliminary fact-finding inquiry, and it does not imply a financial contingency or penalty at this stage.
Intellectual Property
We rely on a combination of trademark, domain names and trade secret laws, as well as employee and third-party non-disclosure, confidentiality and other types of contractual arrangements to establish, maintain and enforce our intellectual property rights, including with respect to our proprietary rights related to our products and services. In addition, we license technology from third parties.
As of December 31, 2022, we owned one Brazil-issued patent related to bacterial growth medium. We own a number of trademarks including “Lavoro,” “Integra,” “Qualicitrus,” “América,” “Agrovenci,” and other valuable trademarks and designs covering various brands, products and services, including “Perterra.” We also own a number of domain names registered in Brazil, including lavoroagro.com, grupopitangueiras.com.br, impactoinsumos.com.br, and agrobiologica.com.br and abroad such as grupogral.co.
As of the date of this prospectus, our application to register the trademark “Lavoro” in the United States is pending approval by the relevant authority.
Properties
Our corporate headquarters are located in São Paulo, São Paulo State, and our executive offices, which include the majority of our product development, sales, marketing, and business operations, are located in the Brazilian states of São Paulo, Mato Grosso, Goiás, and Paraná, and in Colombia. We rely on lease agreements for all our properties. The lease for our corporate headquarters and principal executive office in São Paulo has been renewed for an indefinite term, and can be terminated upon 30 days’ notice. We also have offices in several other locations, including offshore in the Cayman Islands and in Uruguay, and believe our facilities are sufficient for our current needs.
The table below lists the types and number of properties we lease or own as of December 31, 2022:
Type of Property	Number	% of Total
Administrative Offices	13	5.6%
Silos	3	1.3%
Stores	215	93.1%
Total	231	100%
We believe that our facilities are suitable and adequate for our business as presently conducted, however, we periodically review our facility requirements and may acquire new space to meet the needs of our business or consolidate and dispose of facilities that are no longer required.
Employees
As of December 31, 2022 and June 30, 2022, 2021 and 2020, we had 4,021, 3,379, 2,375 and 1,435 employees, respectively. As of December 31, 2022, all our employees were based in our offices in Curitiba, State of Paraná and São Paulo, State of São Paulo, and our facilities in the Brazilian states of Mato Grosso, Mato Grosso do Sul, Paraná, Goiás, Tocantins, Rondônia, Rio Grande do Sul, Santa Catarina and Minas Gerais, as well as in Colombia, where we have business operations through the entities in our LATAM Cluster.
The table below breaks down our full-time personnel by function as of December 31, 2022:
Function	Number of Employees	% of Total
Management	355	8.8%
Technology	27	0.7%
Sales and Marketing	1,476	36.7%
Customer Support	22	0.6%
General and Administrative	2,141	53.2%
Total	4,021	100%
Our employees in Brazil are affiliated with the unions of independent sales agents and of consulting, information, research and accounting firms for the geographic area in which they render services. We believe we have a constructive relationship with these unions, as we have never experienced strikes, work stoppages or disputes leading to any form of downtime.
Additional Information
Lavoro Limited is a Cayman Islands exempted company incorporated with limited liability. Prior to the closing of the Business Combination, we did not conduct any material activities other than those incident to our formation and certain matters related to the Business Combination, such as the making of certain required securities law filings. Our principal executive offices are located at Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo, SP, 04548-005, Brazil and our telephone number is +55 (11) 4280-0709. Our principal website is www.lavoroagro.com/en/. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

REGULATORY OVERVIEW
Brazil
Data Protection and Privacy
On August 1, 2021, Brazilian Federal Law No. 13,709/2018, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais), or LGPD, came completely into effect to regulate the processing of personal data in Brazil. The LGPD establishes general principles, obligations and detailed rules to be observed by individuals or public or private companies in operations involving the processing of personal data in Brazil, including the collection, use, processing, storage and any operation carried out with personal data, which affects all economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers and other relationships in which personal data is processed, whether in a digital or physical environment. The LGPD provides for, among others, the rights of data subjects, the legal bases applicable to the processing of personal data, the requisites to obtain consent, the obligations and requisites related to security incidents and leakages and transfers of data, either Brazilian or international, as well as the creation of the National Authority for Data Protection (Autoridade Nacional de Proteção de Dados), or ANPD, responsible for the inspection, promotion, disclosure, regulation, the establishment of guidelines and application of the LGPD.
In case of non-compliance with the LGPD, we can be subject to administrative sanctions applicable by the ANPD on an isolated or cumulative basis, that can range from a warning, obligation to disclose incidents, temporary blocking and/or elimination of personal data related to the infraction, a simple fine of up to 2.0% of our revenue, or revenue of the company or group of companies in Brazil for the last fiscal year, excluding taxes, up to the global amount of R$50,000 thousand per violation, a daily fine, up to the aforesaid global limit, suspension of the operation of the database related to the infraction for a maximum period of six months, which can be extended for an equal period, up to the regularization of the processing by the controlling shareholder, suspension of activities related to processing of personal data related to the infraction for a period of six months, which can be extended for an equal period, and partial or total prohibition to exercise activities related to data processing.
The administrative sanctions that are set forth in the LGPD do not prevent the imposition of administrative sanctions set forth by other laws that address issues related to data privacy and protection, such as the Brazilian Code of Consumer Defense and the Brazilian Civil Rights Framework for the Internet. We can also be subject to civil liabilities for violation of these laws.
In addition to the administrative sanctions due to the non-compliance with the obligations established by the LGPD, we can be held liable for individual or collective material damages, and non-material damages caused to data subjects, including when caused by service providers, including SaaS partners, that serve as processors of personal data on our behalf.
Although we do not believe that compliance with these laws and regulations will have a material adverse effect on our business, financial condition or results of operations, the enactment of new data protection and privacy laws and regulations may increasingly affect the operation of our business, directly and indirectly, which could result in substantial regulatory compliance costs, litigation expense, adverse publicity, the loss of revenue and decreased profitability. To this end, we took key steps towards compliance with the LGPD through the calendar year ended December 31, 2021, such as approving information security, privacy and cybersecurity policies, creating an online channel for communications with personal data subjects, and training certain of our personnel on the requirements of the LGPD. We have been taking complimentary actions toward fully complying with the LGPD, which we expect to complete in the first half of 2023. Our LGPD adequacy action plan is based on six pillars: governance, data compliance, risk analysis and management, culture and communication, privacy by design and cybersecurity. Our governance, data compliance, risk analysis and management, culture and communication and privacy by design action plans have already been implemented, while our risk cybersecurity action plan is still in the process of being completed. In particular, in order to be fully compliant with the LGPD, we are required to test and prove the effectiveness of our backup and data recovery plan. As a result, we will only be fully compliant with the LGPD once this pending step of our action plan has been completed.

For more information, see “Risk Factors — Risks Relating to Our Business and Industry — We are subject to costs and risks associated with increased or changing laws and regulations affecting our business, including those relating to data privacy, security and protection.”
Anti-Corruption and Sanctions
We are subject to anti-corruption, anti-bribery, anti-money laundering and sanction laws and regulations, including the Brazilian Federal Law No. 12,846/2013, also known as the Clean Company Act. The Clean Company Act prohibits entities from engaging in improper activities to obtain or retain business or to influence a person working in an official capacity. Also prohibits, among other things, providing, directly or indirectly, anything of value to any foreign government official, or any political party or official thereof, or candidate for political influence to improperly influence such a person.
Fertilizers, Agrochemical and Seeds Regulations
Our activities are subject to specific legislation and regulation issued primarily by the Brazilian government, at the federal and local levels, as well as by MAPA, in relation to fertilizers and seeds, and by ANVISA. MAPA and IBAMA for agrochemicals.
Fertilizers, Inoculants, Correctives and Biofertilizers
Companies that perform activities with fertilizers are subject to the requirements provided in Law No. 6,894/1980, Decree No. 4,954/2004 and Normative Instruction No. 53/2013. Establishments that produce, sell, export and/or import fertilizer, inoculant, corrective and biofertilizer products must be registered with MAPA (or its local secretariats) and have a technician duly enrolled with the relevant professional council in charge of its activities. In addition, fertilizers, inoculants, correctives and biofertilizers can only be produced, bought or sold in Brazil upon prior registration with MAPA.
Agrochemicals and Pesticides
Companies that perform activities with agrochemicals are subject to the requirements provided in Law No. 7,802/1989 and Decree No. 4,074/2002. Establishments that produce, formulate, manipulate, export, import, sell, or provide services in connection with the application of agrochemicals and pesticides must register with the relevant local (state or municipal) agricultural office and must have a technician duly enrolled with the relevant professional council in charge of its activities. In addition, agrochemicals and pesticides can only be produced, manipulated, imported, exported, bought or sold in Brazil upon prior registration with MAPA.
Seeds and Plant Varieties
Companies that perform activities with seeds are subject to Law No. 10,711/2013 and Decree No. 10,586/2020. Establishments that pack, process, store, transport, or sell seeds must register with MAPA and the National Registry of Seeds and Seedlings (Registro Nacional de Sementes e Mudas), or RENASEM, and must have a technician duly enrolled with the relevant professional council in charge of its activities. In addition, any such seeds must be certified by RENASEM. Plant varieties can be protected as intellectual property rights under Law No. 9,456/1997, regulated by Decree No. 2,366/1997. To be eligible for protection, plant varieties must comply with certain specific requirements, which include novelty, distinctiveness, homogeneity, stability and denomination.
Under sanitary rules, some states and municipalities require establishments to be licensed with local health sanitary authorities to perform activities involving the aforementioned products. In addition, companies operating in these fields are required to have a responsible technician in charge of their activities and to comply with technical and operational requirements aimed at the protection of agriculture, human health and the environment.
Environmental Regulation
The Brazilian Federal Constitution grants each of the Brazilian federal government, state governments and municipalities the power to enact environmental protection laws, issue regulations under such laws and inspect those pollutant activities that are not fulfilling with such regulations. Since 2011, Federal Supplementary Law No. 140 defines the competent authority for granting the environmental licenses. Prior to this law, such matters were regulated by Resolution No. 237/1997, issued by the National Environmental Council (Conselho Nacional do Meio Ambiente, “CONAMA”). While the Brazilian federal government has the power to establish environmental regulations setting forth general standards of environmental protection and broad public environmental policies, state governments have the power to enact more stringent environmental regulations empowered within its own territory. Municipalities may only issue regulations with respect to matters of local interest or that cause local impact.
Each activity undertaken in Brazil considered as potentially polluting must be subject to the environmental licensing. Those activities with a more significant impact must be submitted to a three-phase environmental licensing process:
•
Preliminary License (Licença Prévia or “LP”) — issued during the preliminary phase of the project or the activity, approving its location and design, certifying the environmental feasibility and establishing the basic requirements and conditions to be met during the subsequent stages of implementation;

•
Installation License (Licença de Instalação or “LI”) — authorizes the construction of the project or activity in accordance with the specifications set forth in the plans, programs and projects approved by the relevant authority, including environmental control measures and other conditions; and

•
Operation License (Licença de Operação or “LO”) — authorizes the operation of the activity or project upon verification of compliance with the previous licenses, with environmental control measures and conditions specified for the operation.

The renewal of environmental licenses must generally be requested within 120 days prior to their respective expiration dates. If the renewal of a license is timely requested, its effectiveness is automatically extended until the issuance of a final opinion of the environmental agency on that request. Conversely, if the request is untimely, the license will be deemed to have expired. Moreover, the effectiveness of licenses depends on compliance with the technical conditions established by the competent environmental agency, which are included in the relevant licenses.
In addition, Law No. 9,985/2000 regulates the National System of Conservation Units (Sistema Nacional de Unidades de Conservação, “SNUC”). According to such law and Federal Decrees No. 4,340/2002 and No. 6,848/2009, certain activities deemed to cause an actual or potential significant environmental impact must pay compensation for damages by paying a certain amount to maintain conservation units that is proportionate to the impact caused by such activity, based on information provided in the Impact Environmental Assessment and the respective Impact Environmental Report (Estudo de Impacto Ambiental e respectivo Relatório de Impacto Ambiental, or EIA/RIMA), which is a complex technical study that is the basis for a request for an LP for such activities. The licensing environmental agency will calculate the compensation and its amount will vary, from 0% to 0.5% of the total cost of the investment made for the installation of the project, not including the amount related to the implementation and adoption of environmental programs and plans necessary to mitigate environmental damage.
The lack of environmental licenses to construct, implement, operate, expand or enlarge an enterprise or activity that causes significant environmental impact subjects the wrongdoers to criminal and administrative sanctions, despite the legal obligation to remedy the eventual damages caused. In the administrative sphere, the legislation in force authorizes the imposition of fines ranging from R$500.00 to R$10 million, among other penalties such as warning, embargo, full or partial suspension of the activities and demolition. Please notice that these sanctions are also applicable in case the entrepreneur fails to comply with the technical conditions established in the related environmental license.
Finally, the activities performed in Brazil are also subject to other several environmental legislations in force regarding the natural resources impact, such as specially protected areas, use of water resources, contamination, regular vegetation removals, biodiversity, solid waste management (including generation, storage, handling, use, transportation and discharge of hazardous materials into the ground, air and water), among others.

Colombia
In Colombia, our activities are subject to laws issued by the Colombian government; to regulations enacted by the Ministry of Agriculture and Rural Development (Ministerio de Agricultura y Desarrollo Rural), or the MADR, through the Colombian Agricultural Institute (Instituto Colombiano Agropecuario), or the ICA, and by the Ministry of Environment and Sustainable Development (Ministerio de Ambiente y Desarrollo Sostenible), or the MADS, among other relevant governmental authorities; and to Andean Community regulations (Communidad Andina), or the CAN.
For purposes of article 4 of CAN Decision No. 804/2015, the MADR, through the ICA, is the Colombian authority responsible for keeping a record of and controlling the use chemical pesticides for agricultural use. Likewise, it is the ICA’s responsibility to grant registration for the sale, and exercise legal and technical control, of fertilizers and soil conditioners, genetic material, and seeds in Colombia. In turn, the Colombian Environmental Licensing Authority (Autoridad Nacional de Licencias Ambientales), or ANLA, is the entity that controls and monitors technical environmental reports (such as licenses or technical environmental opinion) relating to the import or marketing of products. In addition, the Colombia Institute of Health (Instituto Nacional de Salud), or the INS, is the entity that issues the opinion and toxicological technical report for pesticides according to the toxicity of the product.
Regulation of Chemical Pesticides
The following are among the resolutions that govern chemical pesticides for agricultural use in Colombia:
•
ICA Resolution No. 3,759/2003:   sets forth procedures and requirements for the registration and control of chemical pesticides for agricultural use, and provides that manufacturers, producers, importers, exporters, packers and distributors of chemical pesticides for agricultural use must be registered with the ICA;

•
MADS Resolution No. 1,675/2013:   lists the requirements for management plans for the return of post-consumer pesticide products;

•
CAN Decision No. 804/2015:   the Andean Community standard for the registration and control of chemical pesticides for agricultural use;

•
MADR Decree No. 1,071/2015:   a regulatory decree that governs the Colombian administrative, agricultural and rural development sector;

•
ICA Resolution No. 2,075/2019:   enacts an Andean Community technical manual for the registration and control of chemical pesticides for agricultural use;

•
ICA Resolution No. 75,487/2020:   governs the gradual implementation of the United Nations Globally Harmonized System of Classification and Labelling of Chemicals; and

•
ICA-ANLA-INS Joint External Circular No. 2/2020:   joint guidelines for modification of registrations of chemical pesticides for agricultural use.

Regulation of Fertilizers
The following are among the resolutions that govern fertilizers for agricultural use in Colombia:
•
ICA Resolution No. 150/2003:   enacts technical regulations for fertilizers and soil conditioners;

•
ICA Resolution No. 68,370/2020:   sets forth the requirements for the registration of producers, packers, importers and technical departments of biological agricultural input agronomic efficacy tests for agricultural use, as well as the requirements for the registration of biological agricultural inputs for agricultural use; and

•
ICA External Circular No. 4/2020:   sets forth procedures to update company and product registration for all holders of current registrations of biological agricultural inputs for agricultural use.

Regulation of Seeds
The following are among the resolutions that govern seeds for agricultural use in Colombia:

•
ICA Resolution No. 3,168/2015:   regulates the production, import, sale and export of genetically modified seeds in Colombia, and the registration of agronomic evaluation and research units relating to plant breeding; and

•
ICA Resolution No. 3,888/2015:   amends the foregoing resolution.

Supplementary Standards
The following are among the resolutions that govern chemical pesticides for agricultural use in Colombia:
•
INS Resolution No. 10,834/1992:   broadens the categories and criteria for the toxicological classification of pesticides;

•
Law No. 253/1996 and Law No. 1,623/2012:   enacts and modifies, respectively, the Basel Convention on the control of transboundary movements of hazardous waste and its disposal, which includes ordinary waste resulting from the production and use of biocides and phytopharmaceutical products;

•
Presidential Decree No. 1,609/2002:   establishes technical and safety requirements for the handling and motorway transportation of dangerous products in Colombia;

•
Law No. 822/2003: establishes the requirements and procedures for the registration, control and sale of generic agrochemicals in Colombia, including their technical grade active ingredients and their formulations, to minimize the risks of contamination, to human health and to the environment;

•
MADR Decree No. 1,071/2015:   a regulatory decree that governs the Colombian administrative, agricultural and rural development sector;

•
ICA External Circular No. 1/2019:   sets forth measures for the import of raw materials and finished products;

•
ICA Resolution No. 11,768/2019:   governs the reentry period following the application of chemical pesticides for agricultural use in Colombia; and

•
ICA Resolution No. 2,039/2020:   sets forth the rates and formulas for the calculation of environmental management evaluation and monitoring services, and details the ANLA’s purview and monitoring instruments.

INDUSTRY OVERVIEW
We currently have distribution operations in Brazil and Colombia, and have an emergent agricultural input trading company in Uruguay. Brazil is a world powerhouse in agriculture that produced 262 million tonnes of grains in the 2020/21 harvest, while Colombia has a relevant local market and is a world leader in flower and coffee production. The combined planted area in these amounts to 88.8 million hectares, a number which has consistently grown in the past.
We seek further growth opportunities in other countries in South and Central America, such as Chile, Peru, and Paraguay, as well as Uruguay, where we currently have an emergent company. These countries, which together account for 11.4 million hectares of arable land according to the World Bank, have important local agricultural markets.
Brazil’s Agricultural Sector in a Global and Local Context
Overview
The Brazilian agricultural sector has experienced significant growth in the past decade, with the total planted area growing by 2% per year during the 2010-2021 period, reaching 83.1 million hectares in 2021, according to IBGE. This total planted area is approximately 62% of that of the United States, with 133 million hectares in 2020 according to the USDA, and similar to that in Russia, which had 80.0 million hectares of planted area in 2020 according to Statista. This places Brazil among the top nations globally in terms of harvested area.
Harvested Area by Country (Top Countries), Millions of Hectares

Source: FAO (2020).
In terms of exports of row crops (i.e., corn, soybean, wheat, rice and other grains, and oilseeds), Brazil has been the fastest growing exporter of the major global exporters between 1995 and 2021, with a CAGR of 12.9% over that period. Brazil was the second largest exporter in terms of total row crop exports in 2021, behind only the United States.

Source: OECD-FAO Agricultural Outlook 2022-2031 report FAO (2022).
(1)
Agricultural commodities included in the calculation: corn, soybeans, rice, wheat, and other grains and oilseeds;

(2)
2021 data.

According to the Brazilian Agricultural Research Corporation (Empresa Brasileira de Pesquisa Agropecuária), a Brazilian state-run agricultural research agency, Brazil accounted for 8% of global grain production in 2020, while the country’s exports of grains and oilseeds fed approximately 9% of the world’s population in 2020.
Despite a large amount of area already under cultivation, Brazil has plenty of additional room to increase farm production. According to MAPA, there are an additional 47.3 million hectares of natural pasture land which could be converted to planted area, mostly from cattle-breeding areas, representing an additional 56.4% in further potential for agricultural activity.
According to the FAO, Brazil holds the largest available freshwater reserve at 8,233 km3 per year in the world, almost the amount twice that of the second largest, Russia. Additionally, Brazil’s favorable climatic conditions, which includes a relatively stable temperature and the availability of rainfall throughout the year, together with a relatively flat topography, give it an important competitive advantage for agricultural production.
Water Resources by Country (Top Countries), Km3 per Year

Source: FAO.
Geographically, the main areas of agricultural activity in Brazil are located in the states of Mato Grosso, Paraná, Rio Grande do Sul, São Paulo, and Goiás. Together, these five states comprise approximately two-thirds of Brazil’s planted area. Together with planted areas located in six additional states, these areas comprise an aggregate of 90% of agricultural activity in the country.

Total Planted Area for All Brazilian Agricultural Production, Millions of Hectares by State, 2021
State	Planted Area (in millions of hectares)	Share of Country-wide Planted Area (%)
Mato Grosso (MT)	18.01	22%
Paraná (PR)	11.21	13%
Rio Grande do Sul (RS)	9.85	12%
São Paulo (SP)	7.56	9%
Goiás (GO)	7.07	9%
Mato Grosso do Sul (MS)	6.37	8%
Minas Gerais (MG)	5.92	7%
Bahia (BA)	4.13	5%
Maranhão (MA)	1.77	2%
Piauí (PI)	1.76	2%
Pará (PA)	1.71	2%
All other states	7.74	9%
Total	83.86	100%

Source: IBGE (2021).
Corn and soybean are the country’s two principal crops, and accounted for 58.3 million hectares, or 69.5%, of planted area in Brazil during the 2020/2021 harvest, according to MAPA. The planted area devoted to these two crops has grown at a rate of 3.9% and 4.6% per year, respectively, between 2010 and 2021, according to MAPA, faster than the pace of broader agricultural expansion in Brazil. The 2020/21 Brazilian grain harvest reflected a total volume of 262 million tonnes, with a total agricultural gross value of R$768 billion, setting a record for the biggest crop Brazil has ever had, according to MAPA and CONAB. This reflects positively on the economics of farmers, which supports the growth in demand for agricultural inputs.
In the 2020/21 harvest, 38.5 million hectares of soybeans were planted, generating a record 135 million tonnes of soybean grain, according to MAPA. States with the largest soy output consist of Mato Grosso (26.5%); Rio Grande do Sul (14.9%); Paraná (14.7%); Goiás (10.1%); and Mato Grosso do Sul (8.4%), according to MAPA. In the same year, 19.8 million hectares of corn were planted in Brazil, with production amounting to 96.4 million tonnes, while an additional 70.0 million tonnes were produced in the second harvest (safrinha). Five Brazilian states contributed approximately three-quarters of the 96.4 million tonnes volume: Mato Grosso (35.4%); Paraná (15.0%); Goiás (9.3%); Mato Grosso do Sul (8.5%) and Minas Gerais (8.0%), according to MAPA.
Farmers’ Economics and Profitability
Farmers’ profitability is a critical determinant of demand for our products and services, and therefore a metric that we track closely. The financial condition of farmers impacts the production decisions they make, which, in turn, influences the quantity and quality of agricultural inputs they purchase. There are two elements to this position: the health of the farmers’ balance sheets (driven by profits and losses accumulated from past years) and future profitability expectations.
Farmers’ perceptions of agricultural commodity price trends, production costs, credit availability, and level of competition with other major global row crop exporters all factor into the perceived profitability of planting a given crop. All else equal, at the start of a crop cycle, if our farmer clients are more optimistic of their profitability for the upcoming season, based on the relative spread of prevailing crop future prices and their projected inputs spend and operating expenses, they will purchase higher volumes of inputs with a higher mix towards premium products (i.e., higher average selling price) as they aim to maximize their crop yields. Examples of this may include purchasing high performance seeds, selecting biologicals, specialty fertilizers and premium forms of crop protection chemicals, or more intensive application of fertilizers to their land. Conversely, a less favorable financial standing or projected profitability may lead farmers to lower their spend on inputs, both in terms of volume and average mix of premium products. These purchasing decisions, in turn, impact the financial performance of agricultural input retailers. This is primarily expressed in terms of total revenues and gross profit collected over a given season, while product mix also has a significant impact on gross margin generated.

Farmer profitability in key Lavoro States in Brazil[1,2]

R$ per acre
R$ 2,500
R$ 2,000
R$ 1,500
R$ 1,000
R$ 500
R$ 0
R$ 420
R$ 671
R$ 630
R$ 515
R$ 730
R$ 672
R$ 1,694
R$ 2,274
R$ 2,085
2014
2015
2016
2017
2018
2019
2020
2021
2022
Corn
Soybean

Source: Company analysis based on data from Agroconsult.
(1)
Average of Mato Grosso and Paraná; data sourced from Agroconsult.

(2)
Years on x-axis reflect Brazil harvest years (ending in June).

Brazilian farmer economics in Mato Gross and Paraná, two key states for Lavoro in Brazil, have improved significantly over the past few years. The estimated profits per hectare in these regions have more than tripled in the last two harvest years, 2020/21 and 2021/22, relative to the 2018/19 harvest year. This means that Brazilian farmers are generating more profit from the land they utilize and are able to afford more and higher quality inputs for future harvests.
Barter Transactions
Barter is a common form of short-term operational financing for Brazilian farmers, especially in circumstances where financial credit is limited or unavailable. Farmers pledge a portion of their future crop as payment to input suppliers, who in turn provide the seeds, crop protection, fertilizers and specialty products needed at the start of the planting season. Suppliers can choose to take actual delivery of the agricultural products at the end of the season and resell or process them further down the value chain, or to immediately swap the liability with a grain trader and eliminate exposure to commodity prices at harvest time. Barter most commonly occurs with soybeans and corn. The easier it is for farmers to engage in low-risk bartering as a way to finance the current year’s production, the more likely it is that farmers will choose to buy more and better quality of products.
The barter exchange rate (relações de troca) measures how much crop needs to be pledged for a given set of agricultural inputs. For example, the data provided below shows the number of bags of soybeans needed to receive a fixed package of agricultural inputs in return. The barter rate is calculated by dividing input prices by crop prices. Greater volatility in the barter exchange rate of agricultural inputs is caused by larger fluctuations in its global prices. In the 2019/20 harvest, for example, the barter rate for crop protection and fertilizers spiked due to a combination of falling crop prices and the high cost of inputs, though it has since reverted to its historical average value of approximately five bags.
Soybean Barter Exchange Rate for Crop Protection in Brazil’s South and Southeast Regions

Source: Cogo Inteligência em Agronegócio. Refers to the number of bags of soybeans bartered for a set package of crop protection products, consistent over time.
Soybean Barter Exchange Rate for Fertilizers in Brazil’s South and Southeast Regions

Source: Cogo Inteligência em Agronegócio. Refers to the number of 60-kg bags of soybeans bartered for fertilizer used in covering one hectare of farmland, consistent over time.
Despite these variations, the barter exchange rate has remained comparatively stable when contrasted with the accumulated inflation and steadily depreciating exchange rate that Brazilian farmers have had to face during the past decade. With this reliable medium of exchange, farmers are more easily able to maintain stable patterns of agricultural input purchases. Furthermore, current high crop prices are likely to strengthen the barter rate in favor of farmers, which supports beneficial near-term demand for agricultural inputs in Brazil. For more information on the accounting policy underlying our barter transactions, see note 10 to our unaudited interim condensed combined financial statements and note 11 to our audited combined financial statements included elsewhere in this prospectus.

Growth in Agricultural Production
The table below shows the projected growth of the planted area and production volume of all grains in Brazil, according to a 2020 study by MAPA. As we mainly serve grain farmers, the outlook provides an important indication of the trends in our addressable market. The projections for the 2030/2031 harvest are for a grain harvest of 333.1 million tonnes, an increase of 22.7% (from 271.4 million tonnes in 2021 over the 2021/22 harvest), and implying an annual growth rate of 2.4%. The projected improvement of production yields can be supported by the use of better quality seeds, crop protection products, and specialty products, which are more valuable and generate higher margins for agricultural input retailers.
Evolution of Grains Planted Area in Brazil
	Harvest Year											CAGR
	2020 / 2021	2021 / 2022	2022 / 2023	2023 / 2024	2024 / 2025	2025 / 2026	2026 / 2027	2027 / 2028	2028 / 2029	2029 / 2030	2030 / 2031	‘20/’21 – ’30/’31
Planted Area (millions of hectares)	68.7	70.5	71.8	73.0	74.2	75.3	76.4	77.5	78.6	79.7	80.8	1.6%
Total Production (millions of tonnes)	262.1	271.4	277.4	285.0	291.6	298.7	305.5	312.5	319.3	326.2	333.1	2.4%
Production Yield (tonnes per hectare)	3.8	3.9	3.9	3.9	3.9	4.0	4.0	4.0	4.1	4.1	4.1	0.8%

Source: MAPA (Agribusiness Projections — Brazil 2020/2021 to 2030/2031).
According to this MAPA study, soybean production is expected to grow at an average annual rate of 2.6% between the 2020/2021 and the 2030/2031 harvests, with production expected to reach 175.4 million tonnes by the latter. This growth is supported by the increased use of soybeans as an ingredient in domestic animal feed, higher overall crop yields, and greater production of biodiesel. In addition, MAPA anticipates that states in the northern region of Brazil, such as Rondônia, Pará and Tocantins, will be the region in which a significant part of the projected production growth will occur. However, planted area will grow at a slower annual rate of 2.4% during this period.
The MAPA study also forecasts corn production in Brazil is projected to grow at an average annual rate of 2.6% until the 2030/31 harvest, with production reaching 124.1 million tonnes. The growing corn exports, the emerging use of corn as an ethanol feedstock, and a major increase in second corn crop planting are expected to drive this increase, according to the study. The growth of the planted area for corn is expected to grow at a compound annual growth rate of 1.0% during this period.
Corn and soybean production grows at a faster pace than that of its planted area, which could result in better technologies being used in the crop. In fact, according to McKinsey, over 30% of farmers consider input quality the second major attribute after price, 36% of farmers buy equipment/machinery based on performance (compared to 24% based on price), and 47% of farmers use at least one precision agriculture technology. This behavior is also reflected in the better use of products, such as fertilizer use, as shown in the table above.
Farm Size
We focus on serving small and medium-sized farmers in Brazil and Colombia. According to Brazil’s National Farm Census of 2017 conducted by IBGE, the small and medium-sized segment (i.e., farms size between 100 and 10,000 hectares) represent approximately 65% of all agricultural land in the country, providing a large addressable market for us to serve, whereas large farmers (owning more than 10,000 hectares) and micro farmers (owning less than 100 hectares) represent 15% and 20%, respectively. Usually, these small and medium-sized farmers do not have the scale to buy directly from agricultural input producers and need additional technical, logistics, and financial support to have a successful crop and harvest.

Source: IBGE.
Agricultural Input Retail Channels
Several different retail channels are available to provide farmers with the necessary products to plant and grow their crops and to improve their efficiency and production yields. These products include seeds, fertilizers, crop protection, and specialty products such as biologicals and specialty fertilizers. In Brazil, sales of these products have been growing at 16% per year on average during the 2017-2021 period, and reaching an estimated R$206.8 billion in 2021, according to our analysis of third-party data. This represents significant growth compared to other markets, such as the United States, which has decreased at a 3% rate in the same period.
Farmers can access agricultural inputs from three different channels. They can buy directly from agricultural input manufacturers, though this is usually reserved for large farmers (10,000 hectares or more). They can also buy products via a cooperative, provided that they are a member of such cooperative, or they can buy from independent retailers.
Brazilian Agricultural Input Market Size by Retail Channel Sales
(in R$ billions)
	2017A	2018A	2019A	2020A	2021E	CAGR 2017-2021
Independent Retailers (small and large)	44.5	46.8	56.9	74.0	84.8	17%
Cooperatives	31.2	33.1	42.5	50.7	53.8	15%
Direct Sales	38.2	41.0	52.7	50.5	68.2	16%
Total	113.9	120.9	152.1	168.2	206.8	16%

Source: Company.
Independent Retailers
Since 2017, independent retailers have been gaining market share from cooperatives, reaching approximately 41% of the total market in 2021, while the direct sales share has remained stable over time at approximately 33% of the total market in 2021. The independent retailer channel grew at an average of 17% per year between 2017 and 2021, outpacing market growth and reaching R$84.8 billion in 2021.
There are two segments among independent retailers: large, organized retailers, and small to medium-sized independent retailers, as described below:

•
Small Independent Retailers.   Small independent retailers are dominated by thousands of small, family-owned retailers. This is illustrated by a 2019 survey conducted by ANDAV, which found that 89% of retailers participating in the survey were owned by their founders, and that in 77% of cases, these founders were responsible for the day-to-day management of the business. Many founders have expressed an interest in receiving M&A offers. Small-scale independent operations generally have a very limited geographic sales range, work with only a few suppliers, and had approximately 55-65% market share, in the harvest year ended June 30, 2022, according to our internal analysis of third party sources; and

•
Large Independent Retailers.   Some large independent retailers are focused only on a particular region, while others have a broader geographical footprint. They generally carry a full product range of seeds, fertilizers, crop protection, and specialty products, and offer products from a wide variety of manufacturers. In addition, some large agricultural input retail chains offer ancillary services, including technical assistance, logistic solutions, precision agronomy, grain trading, seed production, and downstream processing, among others. Within this segment, retail arms of agricultural inputs suppliers and scaled fully-independent agricultural input retailers had 10-15% and 25-30% market share, respectively, in the harvest year ended June 30, 2022, according to our internal analysis or third-party research.

Cooperatives
Individual cooperatives are usually focused on serving local clients. For large cooperatives, their product offering can be wide and include a full range of inputs as well as barter services and grain origination. Cooperatives are especially prevalent in the south of Brazil due to historical immigration in this region. Revenues in this retail channel grew at an average of 15% per year between 2017 and 2021 (a growth of 6.1% for 2017/18, 28.4% for 2018/19, 2.8% for 2019/20 and 23.1% for 2020/21), and were expected to reach R$53.8 billion in 2021, according to our internal analysis of market data. Cooperatives are forecasted to have a 26% share of the Brazilian input retail market in 2021 according to our internal analysis.
Direct Sales
Through the direct sales channel, producers and importers of agricultural inputs sell directly to the consumer, bypassing an intermediary supply chain. Usually, only larger farmers can access agricultural inputs directly from agricultural input producers. The major disadvantage to farmers of direct sales is the lack of brand variety offered by an individual seller and more limited logistics and delivery services. As opposed to stores or cooperatives, which stock a variety of goods from different manufacturers, the direct sales option generally offers only a limited range of products that are made or imported by a specific company. Revenues in this retail channel grew at an average of 16% per year between 2017 and 2021 and are expected to reach R$68.2 billion in 2021, or 33% share in 2021, according to our internal analysis.
Major Agricultural Input Retail Lines in Brazil
The following table sets forth actual and estimated information regarding the major agricultural input retail lines in terms of sales as of the dates presented:
Brazilian Major Agricultural Input Retail Lines Market Size by Sales
(in R$ billions)
	2017A	2018A	2019A	2020A	2021E	CAGR 2017- 2020
Fertilizers	47.5	52.9	72.8	78.3	97.9	18%
Crop Protection	38.3	39.7	46.5	52.6	60.5	11%
Seeds	18.8	17.8	20.8	22.3	31.4	6%
Specialty Products	9.3	10.6	12.1	15.0	17.0	17%
Total	113.8	120.9	152.1	168.2	206.8	14%

Source: Company.

Fertilizers
Nutrients are added to the soil to boost the growth and yield of crops. There are three major forms of fertilizer: nitrogen (applied to the soil as urea); phosphate (applied to the soil as MAP); and potassium (applied to the soil as potash and referred to as “K”). Collectively, these are also known by the acronym NPK. These products can each be applied individually, or as a compound blend of the three nutrients, in varying concentrations. The application of such products is linked to specific crops, each of which has its specific fertilizer requirements. Maintaining good soil nutrient levels over time is required to maintain high output yields.
The three largest fertilizer companies in Brazil in terms of volumes are Yara, Mosaic, and Fertipar, according to a 2020 analysis by CADE. Revenues of the NPK market have grown at an average of 18% a year during 2017-2020, and are expected to reach R$97.9 billion in 2021, according to our internal analysis of market data.
Crop Protection
Crop protection chemicals are applied to both crops and the nearby soil to prevent damage to crops while they are growing. There are three major forms of crop protection chemicals: insecticides, which reduce threats from insects and pests, fungicides, which protect against mold and fungi, and herbicides, which eliminate weeds that compete for space and soil nutrients with the planted crops.
The application of crop protection chemicals varies from year to year, depending on the type of crop planted, and ambient soil and weather conditions.
In addition to function, crop protection products can be separated between patented and generic forms of products. Global companies such as Bayer, BASF, Syngenta, and Corteva invest significant resources in research and development to create new substances that combat plant diseases and threats. This results in the generation of new branded products that are protected by patents for a given period of time. After the patents expire, these chemicals are sold in the generic form of the compound at a discount to the branded price. In addition, some generics-producing companies seek to mix different types of chemicals together, creating unique formulations and functions based on off-patent products.
The crop protection market revenues have grown at an average of 11% a year during 2017-2020 and are forecasted to reach R$60.5 billion in 2021, according to our internal analysis of market data. Generics products represented 73% of the value of the total crop protection chemicals sold in Brazil in 2019 according to AMIS Crop Protection.
Seeds
Soybean and corn comprise a large portion of the planted area in Brazil, and are the most important varieties of seeds sold in the Brazilian market. There are two principal factors impacting seed demand: planted area and technological advancement. As the planted area for these two crops is forecasted to grow at a relatively low rate of 1.0% and 2.4% per year between the 2020/21 and the 2030/31 harvests, according to a 2021 study by MAPA, the advances in seed technology will drive the increase in overall market size.
For soybean, yield is the main criterion for a farmer’s seed purchase, followed by the choice of the desired plant traits and ascertaining the adaptability of the crop to the farmer’s land, according to our internal analysis. Therefore, a close relationship with farmers and strong branding is key to educating and informing them about the particular characteristics of seeds being offered for sale. In the Cerrado region of Brazil, approximately half of soy seed volumes are sold directly by producers, and the other half is marketed via retailers and cooperatives. In the south of Brazil, sales are mainly conducted through cooperatives and retailers, according to our internal analysis.
Brazilian soybean seeds are almost entirely based on genetically modified organisms, or GMOs, with non-modified products having less than 3% of the market share in 2017, as compared to 12% in 2012, according to our internal analysis. Monsanto had been the dominant supplier in the past. However, due to the expiration of its patents and resistance to glyphosate (RoundUp), other foreign producers such as Corteva, Syngenta and BASF have been introducing GMO seeds with different traits and characteristics. Local independent producers such as Don Mario and TMG also participate in this market. As soybeans can propagate further generations of crops from the same base seed, soybean harvests are genetically tested and cross-checked with the farmer’s identity to ensure that the required royalty has been paid for use of GMOs in the current season.
Corn, in turn, is sowed twice a year in Brazil, in both the summer and winter. During most of the last decade, the demand growth for winter corn seeds has been approximately double the demand for summer corn seeds, according to our internal analysis. The price of corn seeds is correlated with the real/U.S. dollar exchange rate.
The dynamics of the supply of corn seed differ from that of soybeans. Unlike soy, corn seed manufacturing is concentrated in the hands of select companies such as Corteva, Monsanto Bayer, and Syngenta. GMOs are slightly less used, with non-modified seeds comprising 8% of the market in 2017, according to our internal analysis. The corn plant does not re-propagate, so no genetic monitoring is required to ensure royalties are paid. Finally, the GMO product itself has already fragmented into several different traits, providing a much broader selection of characteristics to farmers, according to our internal analysis. This implies that future growth could be slower compared to the soybean seed, as there are fewer new technological factors to drive the expansion of market value.
The total Brazilian seed market has been growing at an average of 13.7% per year between 2017 and 2021, and according to our analysis of market data, should reach a value of R$31.4 billion in 2021.
Specialty Products
The specialty products market contains a diverse group of smaller products that enhance and augment the crop-growing process. These include foliar fertilizer, which are nutrients applied to and absorbed by plant leaves (as opposed to standard fertilizer application on the ground); adjuvants, which improve the effectiveness of crop protection chemicals in penetrating their target; and organominerals and soil correctives, in which trace amounts of certain minerals such as sulphur, magnesium, or boron are applied to improve the chemical balance and fertility of the soil.
The size of the specialty products market has grown at an average of 16.3% a year during 2017-2021, for a total increase of 83% during this period. One of the main drivers of growth is the new adoption of these niche products by farmers. It is forecasted to reach R$17.0 billion in 2021, according to our internal market analysis.
Colombia’s Agricultural Sector
Overview
Colombia’s agricultural sector is smaller and more diverse than that of Brazil. The focus is on more intensive production of various cash crops, as opposed to the expansive planting of grains as is common in Brazil. Colombia had 4.994 million hectares of planted area in 2021, an increase of 6.8% from planted area in 2018, according to our internal analysis. Moreover, agricultural activity in Colombia is expanding, but at a relatively slow pace. Farmed area is forecasted to increase by 3.6% between 2021 and 2025, representing an annual average growth of 0.9%, according to our internal analysis.
Evolution of Planted Area in Colombia
	2018	2019	2020	2021E	2022E	2023E	2024E	2025E
Planted Area in Colombia (thousands of hectares)	4,676	4,633	4,879	4,994	5,068	5,103	5,139	5,175

Source: Company; Federación Nacional de Cafeteros; Federación Nacional de Arroceros; Departamento Administrativo Nacional de Estadística; Agronet (Ministerio de Agricultura).
Geographically, the main areas of agricultural activity are spread relatively evenly around Colombia, with the top five producing states of Meta, Antioquia, Valle del Cauca, Tolima, and Santander representing approximately 40% of Colombia’s farming activity in 2021, as shown in the table and illustration below:

Planted Area by Colombian State
State	Planted Area (in thousands of hectares)	Proportion of National Planted Area (%)
Meta	530.6	11%
Antioquia	393.3	8%
Valle del Cauca	353.7	7%
Tolima	338.5	7%
Santander	335.2	7%
Huila	262.5	5%
Casanare	262.0	5%
Bolivar	239.9	5%
Nariño	236.3	5%
Cauca	231.9	5%
Cundina Marca	207.3	4%
Sesar	189.2	4%
Cordoba	187.5	4%
Magdalena	161.8	3%
Norte de Santander	149.7	3%
Caldas	132.4	3%
Boyaca	112.3	2%
Choco	100.0	2%
All others	567.8	11%
Total	4,991.9	100%

Source: Company; Federación Nacional de Cafeteros; Federación Nacional de Arroceros; Departamento Administrativo Nacional de Estadística; Agronet (Ministerio de Agricultura).

Bolivar,
5%
Antioquia,
8%
Santander,
7%
Casanare,
5%
Valle Del
Cauca,7%
Tolima,
7%
Meta,
11%
Cauca,
5%
Huila,
5%
Nariño,
5%

The table below shows the breakdown of major agricultural crops grown in Colombia’s planted areas:
Planted Area by Major Agricultural Crops in Colombia
Crop	Planted Area (in thousands of hectares)	Proportion of National Planted Area (%)
Coffee	845.9	17%
Plantain	661.4	12%
Oil Palm	598.1	13%
Rice	565.1	11%
Corn	512.0	10%
All others	1,809.2	36%
Total	4,991.7	100%

Source: Company; Federación Nacional de Cafeteros; Federación Nacional de Arroceros; Departamento Administrativo Nacional de Estadística; Agronet (Ministerio de Agricultura).
Coffee, oil palm, rice, plantain, and corn are Colombia’s principal crops, representing 3.182 million hectares (64%) of the country’s planted area in 2021. The area devoted to these crops grew 4.3% between 2018 and 2021, a rate lower than the general growth trend in farmed land, which points to the continued diversification of Colombia’s crop profile. Nonetheless, these crops are forecasted to maintain their top-five ranking through 2025 according to our internal analysis of data from Federación Nacional de Cafeteros, Federación Nacional de Arroceros; Departamento Administrativo Nacional de Estadística, and Agronet (Ministerio de Agricultura).
Colombian Agricultural Input Market
Total sales for the Colombian agricultural input market reached R$9,843 million in 2021, excluding specialty products. This included R$6,486 million in fertilizer sales, R$2,636 million in the sale of crop protection products, and R$722 million in seed sales. The most important purchasing geographies were the states of Meta, Antioquia, and Cundinamarca, which accounted for one-third of all sales during the year. From an individual crop point of view, inputs for coffee, rice and potatoes represented almost half of the agricultural input spending in Colombia in 2021.
Looking forward through 2025, the market is expected to grow at an average annual rate of 2.7%, according to our internal analysis. This growth will be driven by an increase in fertilizer, crop protection and seeds spending, and coffee, rice, and potatoes are expected to maintain their status as the main areas of input spending.
Market Size for Major Agricultural Input Retail Lines
	2021E	2025E	CAGR 2021-2025
	(in billions of R$)
Fertilizers	6,486	7,229	2.7%
Crop Protection	2,636	2,934	2.7%
Seeds	722	808	2.9%
Total	9,843	10,970	2.7%

Source: Company.
Agricultural Sector in Other Latin American Countries
We believe Chile, Peru, Uruguay and Paraguay are important avenues for diversification and growth given their combined size and the synergies that they have with our current operations in Brazil and Colombia.

Chile is among the top 10 agricultural exporters in the world. Its main exports include wine, fresh fruit, dairy, meat, and fishery products, according to the International Trade Administration, or the ITA. The agriculture industry, including agricultural-related products, is responsible for 28% of Chile’s overall trade, 11% of its total gross domestic product, and around 10% of the country’s national workforce, as reported by the ITA. According to our internal analysis, planted area in Chile has been declining over the past few years, shrinking by 0.7% per year between 2016 and 2020 to 1.23 million hectares. Despite this overall decline, the orchard fruit and nut market is still showing growth, with its planted area expanding by 2.8% per year during the same period and reaching 362,000 hectares in 2020. This category includes products such as apples, cherries, avocados, and walnuts, which are grown mainly for export. Chile’s agricultural input market grew at an average of 2.1% per year between 2016 and 2020.
Peruvian agriculture represented 6.8% of its gross domestic product in 2020, according to EMIS. That year, Peru’s agricultural exports reached US$7.8 billion, according to the American International Trade Administration. Peru’s harvested area totals 3.4 million hectares, and in 2020, cereal production totaled 5.3 million tonnes according to the FAO. According to our internal analysis, planted area has increased slightly over the past few years, growing by 0.8% per year between 2016 and 2020 to 3.33 million hectares. The fruit market is showing better growth, with its planted area expanding by 2.2% per year during the same period and reaching 440,000 hectares in 2020. This category includes products such as blueberries, avocados, and bananas. The increase in fruit planting has been driven by the completion of irrigation projects and a governmental focus on the conversion of land use for agricultural export products. Peru’s agricultural input market grew at an average of 7.2% per year between 2016 and 2020.
Uruguay’s agriculture accounts for approximately 12% of the country’s gross domestic product and 70% of its total exports, according to the ITA. Its main crops are soybean, rice, wheat and grapes. Uruguay’s harvested area amounts to 1.8 million hectares, as reported by the FAO, and in 2020, cereal production totaled 3.9 million tonnes according to the FAO.
Paraguayan agriculture, together with the forestry and fishing sectors, accounted for approximately 11.0% of the country’s gross domestic product in 2020, according to the World Bank. Harvested area in Paraguay amounts to 6.1 million hectares, according to the most recent FAO data. Further, Paraguay produced 3.8 million tonnes of corn and cereal production in the 2019-20 harvest, according to the International Grains Council.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with our unaudited interim condensed combined financial statements as of December 31, 2022 and for the six-month period ended December 31, 2022 and 2021 and the notes thereto, and our audited combined financial statements as of and for each of the three years in the period ended June 30, 2022 and the notes thereto, included elsewhere in this prospectus, as well as the information presented under “Presentation of Financial and Other Information,” “Selected Combined Historical Financial Data” and “Unaudited Pro Forma Condensed Combined Financial Information.”
The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those expressed or implied in such forward-looking statements as a result of various factors, including those set forth in “Forward-Looking Statements,” “Industry and Market Data” and “Risk Factors.”
Overview
Lavoro is a leading player in the Latin America agricultural inputs retail market, with operations spread across Brazil and Colombia, and an emergent agricultural input trading company in Uruguay. We play a key role in the agriculture value chain, providing farmers with a comprehensive portfolio of services and products through an omnichannel platform designed for farmers’ needs.
We focus on serving small and medium-sized farmers (owning between 100 and 10,000 hectares), which represent 65% of the total cultivated land in Brazil, whereas large farmers (owning more than 10,000 hectares) and micro farmers (owning less than 100 hectares) represent 15% and 20%, respectively, according to a 2017 census by the IBGE. We have a broad geographical footprint, covering the most important agricultural states in Brazil and Colombia, supported by 215 physical stores and 1,012 RTVs, as of December 31, 2022, as well as our own digital channel.
We have long-lasting relationships with several of the industry’s key suppliers, and as a result, we are able to deliver a comprehensive portfolio of crop protection, fertilizers, seeds and specialty products. We are also investing in the creation of a portfolio of private label products through our Crop Care Cluster. In order to provide a full one-stop-shop experience to our farmer clients, we also offer a full package of services, such as technical assistance, logistics solutions, barter offering, seed quality assistance, and precision agronomy.
Lavoro’s digital channel consists of an e-commerce platform that enables farmers to place their agricultural inputs orders online both through an e-commerce site and via its proprietary mobile application for its clients called Super App. Lavoro’s Super App is a hub of products and services to digitally integrate farmers with it and its partners. The application provides multiple solutions to Lavoro’s farmer clients, such as technical information, field monitoring, debt renegotiation, pre-pricing, weather forecasting, credit status verification, and other management and financial products.
Lavoro differentiates itself from competitors with a strong mergers and acquisitions, or M&A, execution track record and pipeline, a prominent leadership position in the agricultural inputs retail market in Latin America, a highly diversified operation across geographies, clients, suppliers and crops, highly trained and engaged RTVs to deliver the best service to its clients, and a strong position in the digital transformation of agriculture in the region.
Our financial condition and results of operations have been, or are expected to be, impacted by several significant trends, uncertainties and certain other factors, which primarily include:
•
Farmers’ financial condition, including their ability to purchase our goods and services and our use of barter transactions with farmers as a way of providing them with credit, which we believe is a fundamental aspect of our operational strategy as it helps us manage and mitigate risks relating to farmers’ financial condition.

•
Climatic conditions, as changes in temperature can directly impact crop yields and therefore farmers’ financial condition, which may lead them to reconsider their procurement strategy, including the terms and conditions of their arrangements with us, or change their product purchase mix. We believe that the effects of climatic conditions on our results can be partially mitigated given our broad geographical exposure and continental footprint, in addition to our expertise with different types of crops.
•
Seasonality, as the sale of our products is dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. The seasonality of agricultural inputs demand results in our sales volumes and net sales typically being the highest during the South American spring season and our working capital requirements typically being the highest just after the end of the spring season.

•
Macroeconomic and geopolitical environment, as supply and demand dynamics globally can affect our results. The level of demand for our products, exchange rate fluctuations, inflation, interest rates and the occurrence of significant geopolitical events, can all impact both our costs and our revenues. Demand for our products can benefit or be negatively impacted by the global performance of soft commodities (in our case, especially corn and soy), which is one of the most important drivers for the financial condition of farmers in the countries in which we operate. Moreover, changes in the prices of certain commodity products could result in higher overall costs along the agricultural supply chain, which may negatively affect our ability to commercialize our products due to a reduction of demand by our clients. In addition, the occurrence of significant geopolitical developments, such as the ongoing armed conflict between Russia and Ukraine, can adversely affect the global supply chain, with negative implications on the availability and prices of agricultural commodities and raw materials (including petrol, which would affect the price of agricultural inputs), energy prices, and our customers, as well as the global financial markets and financial services industry and the global supply chain in general. In particular, as a result of the ongoing Russia-Ukraine conflict, the availability and pricing of fertilizers for the 2022/2023 soy harvest is subject to significant continuing uncertainty in Brazil, which may adversely affect our results of operations, in particular if we are unable to mitigate any relevant reduction in fertilizer sales volumes through measures such as price increases of other products.

•
Acquisitions, which are a key business strategy to expand our business into new markets or territories, add additional facilities, bolster our competitive edge or acquire and access new technologies and skillsets. We seek targets with suitable qualifications, relationships with key clients, and operations in areas we are already present or toward which we are looking to expand. We seek to capture synergies when integrating our targets within our platform and expect our targets to generate cost synergies through increased bargaining power with suppliers or other cost-cutting measures that take advantage of overlapping resources. We can take advantage of revenue synergies and generate more revenue in many ways, including by reducing competitive pressures, branching out into new geographic regions, expanding our customer base, and increasing cross-selling opportunities, especially with our private label products (i.e., Crop Care). However, we may face challenges in finding suitable acquisition targets, integrating the operations of our acquired companies, and the size and timing of significant transactions may also increase the unpredictability of our operating results.

These factors are discussed in greater detail below under “— Significant Factors Affecting Our Results of Operations.” We expect that these factors will continue to impact our results of operations, cash flows, and financial position.
Our Corporate Structure
The Lavoro Group is controlled by the Lavoro Original Shareholders. The Lavoro Group is comprised of New Lavoro and its consolidated subsidiaries, which include, among others: (i) Lavoro Brazil, which was incorporated in 2017 and is located in São Paulo, Brazil, and its subsidiaries; (ii) Crop Care, which was incorporated in 2018 and is located in São Paulo, Brazil, and its subsidiaries; and (iii) Lavoro Colombia, which was incorporated in 2021 and is located in Bogotá, Colombia, and its subsidiaries.
Lavoro recently underwent a corporate reorganization to implement certain changes to its organizational structure whereby, among other changes, Lavoro Brazil, Crop Care and Lavoro Colombia were contributed to, and became indirect subsidiaries of, Lavoro Agro Limited. As a result, Lavoro Agro Limited, together with its consolidated direct and indirect subsidiaries, among other entities, came to form a single, consolidated group with unified operations. As from the completion of the corporate reorganization in January 2023 and the consummation of the Business Combination, the historical operations of the Lavoro Group are deemed to be those of New Lavoro.
Key Financial and Operating Metrics
We review a number of key financial and operating performance metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. These supplemental business metrics are presented to assist investors to better understand our business and how it operates.
Key Financial Metrics
This prospectus uses the terms gross margin, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Net Debt (Net Cash), Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, and working capital/pro forma revenue, for which definitions are presented below. We strongly advise that these measures may differ from the calculations of other companies, and as a result, may not be comparable. In addition, all such measures (including pro forma non-IFRS financial measures) relate to the Lavoro Group only, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
The following table presents certain key financial performance metrics as of the dates and for the periods indicated:
	As of and For the Six-Month Period Ended December 31,			As of and For the Fiscal Year Ended June 30,
	2022	2022	2021	2022	2022	2021	2020
	(in US$)(1)	(in R$)			(in US$)(1)	(in R$)
	(in millions, except as otherwise indicated)
Pro forma revenue	1,117.3	5,829.9	4,898.2	1,723.2	8,990.9	7,573.7	6,185.1
Pro forma gross margin(2)	N/A	20.2%	17.5%	N/A	17.3%	15.1%	13.7%
Pro forma profit for the period/year	55.9	291.9	210.6	42.2	220.2	151.1	3.7
Pro Forma Adjusted EBITDA(3)	126.7	661.1	427.0	123.9	646.5	471.7	292.8
Pro Forma Adjusted EBITDA Margin(3)	N/A	11.3%	8.7%	N/A	7.2%	6.2%	4.7%
Net Debt(4)	365.3	1,906.2	N/A	148.7	775.8	73.2	178.5
Net Debt/Pro Forma Adjusted EBITDA Ratio(4)	N/A	2.9x	N/A	N/A	1.2x	0.2x	0.6x
Working capital/pro forma revenue(5)	N/A	41.3%	N/A	N/A	13.7%	8.2%	8.1%

N/A = Not Applicable.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

(2)
Pro forma gross margin is calculated as pro forma gross profit as a percentage of pro forma revenue for the period.

(3)
Pro Forma Adjusted EBITDA is defined as pro forma profit (loss) for the year, adjusted for pro forma finance income (costs), net, pro forma income taxes, pro forma depreciation and amortization, fair value on inventories sold from acquired companies, and pro forma M&A adjustments that in management’s judgment do not necessarily occur on a regular basis, minus gains on bargain purchases, in each case, without giving pro forma effect to the impact of the Business Combination. Pro Forma Adjusted EBITDA Margin is calculated as Pro Forma Adjusted EBITDA as a percentage of pro forma revenue for the period. For further information on Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin, see “Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures — Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin.” In addition, see “Selected Combined Historical Financial Data — Non-IFRS Financial Measures and Reconciliations,” “— Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations” and “— Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin to our pro forma profit (loss) for the year for the period.

(4)
Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is calculated as Net Debt (Net Cash) divided by Pro Forma Adjusted EBITDA Ratio. Net Debt (Net Cash) is calculated as borrowings (current and non-current) plus leases liabilities (current and non-current) plus payables for the acquisition of subsidiaries (current and non-current) plus obligations to FIAGRO quota holders less cash equivalents. For further information on Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, see “Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures — Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio.” In addition, see “Selected Combined Historical Financial Data — Non-IFRS Financial Measures and Reconciliations,” “— Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations” and “— Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio to our borrowings.

(5)
Working capital/pro forma revenue is calculated as working capital as a percentage of pro forma revenue for the period/year. Working capital is calculated as the sum of the balance (current and non-current) of trade receivables, inventories, advances to suppliers, taxes recoverable, and other assets less the sum of the balance (current and non-current) of trade payables, advances from customers, salaries and social charges, taxes payable and other liabilities.

Pro Forma Gross Margin
Pro forma gross margin is calculated as pro forma gross profit as a percentage of revenue for the period/year. This financial ratio evaluates our ability to sell inputs above our purchasing cost. Gross margins are affected by our ability to use our scale to negotiate better terms with our suppliers, close strategic alliances to obtain better rates long-term, purchase products upfront (see also “— Working Capital as a Percentage of Pro Forma Revenue”) and negotiate better prices for our products with our customers.
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin, which are non-IFRS measures, are among the measures used by our management team to evaluate our financial and operating performance and make day-to-day financial and operating decisions and are presented in this prospectus to provide investors with additional information regarding our financial results. We also believe that Pro Forma Adjusted EBITDA is helpful to investors because it provides additional information about trends in our operating performance prior to considering the impact of capital structure, depreciation, amortization and taxation on our results, as well as the effects of certain items or events that vary widely among similar companies, and therefore may hamper comparability across periods.
Pro Forma Adjusted EBITDA is defined as pro forma profit (loss) for the year, adjusted for pro forma finance income (costs), net, pro forma income taxes, pro forma depreciation and amortization, fair value on inventories sold from acquired companies, and pro forma M&A adjustments that in management’s judgment do not necessarily occur on a regular basis, minus gains on bargain purchases, in each case, without giving pro forma effect to the impact of the Business Combination. Pro Forma Adjusted EBITDA Margin is calculated as Pro Forma Adjusted EBITDA as a percentage of pro forma revenue for the period/year.

By monitoring and controlling our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin, we can gauge the overall profitability of our Company. Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin are not measurements of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to pro forma profit (loss) for the period as indicators of operating performance or any other measures of performance derived in accordance with IFRS. For further information on Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin, see “Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures — Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin.” See “Selected Combined Historical Financial Data — Non-IFRS Financial Measures and Reconciliations,” “— Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations” and “— Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin to our pro forma profit (loss) for the year for the period.
Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio
Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is calculated as Net Debt (Net Cash) divided by Pro Forma Adjusted EBITDA Ratio. Net Debt (Net Cash), also a non-IFRS financial measure, is calculated as borrowings (current and non-current) plus leases liabilities (current and non-current) plus payables for the acquisition of subsidiaries (current and non-current) plus obligations to FIAGRO quota holders less cash equivalents. We believe that Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio is an important measure to monitor leverage and evaluate our financial position. With respect to Net Debt (Net Cash), cash and equivalents are subtracted from the IFRS measure of borrowings because they could be used to reduce our borrowings. A limitation associated with using Net Debt (Net Cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the comparable IFRS measures indicate. We believe that investors may find it useful to monitor leverage and evaluate our financial position using Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, although these measures are not explicitly defined under IFRS.
Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio are not measurements of indebtedness under IFRS and should not be considered an alternative to borrowings or cash equivalents as indicators of our financial condition or any other measures of performance derived in accordance with IFRS. For further information on Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, see “Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures — Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio.” See “Selected Combined Historical Financial Data — Non-IFRS Financial Measures and Reconciliations,” “— Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations” and “— Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations” for a reconciliation of our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio to our borrowings.
Working Capital as a Percentage of Pro Forma Revenue
Evaluating working capital as a percentage of pro forma revenue enables a status check of several aspects of our retail operations, offering important insights into our financing, profitability, pace of sales and receivables health. In general, as this percentage increases, it indicates that a larger proportion of sales must go toward meeting short-term operational expenses or liabilities. However, importantly, working capital is also closely linked to the prices we pay for inputs and, therefore, our input margins. To the extent we purchase inputs paying up-front with cash on hand, rather than relying on credit, we generally can obtain better prices, lowering our costs and improving our gross margins. However, this approach increases our working capital requirements. Similarly, selling to our clients in harvest terms (i.e., by granting credit to our clients until they collect their harvest) enables us to finance our clients, sell at better prices and improve our margins, at the cost of increased working capital needs. Accordingly, an increase in working capital as a percentage of revenues does not necessarily imply a deterioration in operations; this metric must be evaluated in conjunction with gross margin evolution rather than viewed in isolation.

Key Operating Metrics
The following table presents certain key operating performance metrics as of the dates indicated:
	As of December 31,		Variation (%)	As of June 30,			2022 – 2021 Variation (%)	2021 – 2020 Variation (%)
	2022	2021		2022	2021	2020
Number of stores	215	171	25.7%	193	152	126	27.0%	20.6%
Number of RTVs(1)	1,012	855	18.4%	924	744	460	24.2%	61.7%
Number of employees(2)	4,021	3,341	20.4%	3,379	2,375	1,435	42.3%	65.5%
Number of clients(3)	72,773	64,211	13.3%	60,839	47,567	21,237	27.9%	124.0%

(1)
RTVs (Representante Técnico de Vendas) refer to our technical sales representatives for each of our retail stores, and who develop commercial relationships with farmers.

(2)
Includes number of RTVs.

(3)
Number of clients refers to the total number of small and medium-sized farmers that purchased products from us in the preceding 12 months.

Total Number of RTVs
RTV is our designation for our technical sales representatives, which are supported by a particular retail store and the principal point of contact with customers in the field. They are responsible for developing commercial relationships with farmers, within their designated regions, and serving our clients on site or at our stores. Each RTV works in association with a given store to generate revenues and expand our retail presence in a particular region. Thus, the number of RTVs represents a measure of our sales operation footprint and sales potential. With more RTVs, we are able to cover more planted area and clients, and generate additional revenue. However, the average number of hectares covered by each RTV varies depending on their region of operation and average farm size; the northern area of Brazil, for example, has a greater average farm size relative to the southern region of Brazil.
Total Number of Stores
Our stores provide a location for the storage and distribution of products and offer administrative support to our RTVs. While most of our actual sales transactions occur in person on a client’s farm through our RTVs, our stores function as the regional base for customer outreach, and help build our brand awareness in a specific region. In addition, as we continue to consolidate the agricultural input sector in Latin America, our number of stores provides an indication of both the activity levels of our retail business, as well as our progress towards implementing our consolidation strategy.
Total Number of Employees
Total number of employees reflects our total administrative and operational headcount and includes RTVs. We grow our total number of employees as needed in order to accommodate the administrative and operational requirements associated with our growth and consolidation strategy in Latin America. The total number of employees therefore is helpful to understand our efficiency in scaling up our operations.
Total Number of Clients
Small and medium-sized farmers represent our key target market and main source of revenue. We grow our client base through organic and inorganic measures. The number of clients therefore reflects the success in the implementation of our overall growth strategy, and is a proxy for our ability to decrease client concentration and de-risk our operations. Total number of clients includes clients that purchased products from us in the preceding 12 months.
Significant Factors Affecting Our Results of Operations
Farmers’ Financial Condition
Farmers’ financial condition measures the capacity of our farmer clients to purchase our goods and services and pay for them accordingly. From a farmer clients’ perspective, these relate to decisions of when, what, how much, and where to buy a product. Ultimately, for the farmers, these decisions are with their balance sheet strength, the future price of the commodities they will sell at harvest and the price of the inputs they will acquire for their crops.
The financial position or availability of credit to farmers affects their total purchasing power and willingness to invest in their coming harvest. With more money at their disposal (either in the form of cash or commercial credit), farmers can spend more, boosting purchasing power and increasing our addressable market. Expected soft commodity prices play an important role in the planning decisions of farmers, including planted/harvested acreage of crops and willingness to invest in better agricultural inputs to obtain higher yield production. Sustained periods of low soft commodity prices increase food security for consumers but also reduce farm revenue. This causes farmers to increasingly rely on credit, making them vulnerable to changing economic conditions, such as interest rate increases. Periods of sustained high soft commodity prices, on the other hand, contribute to increases in farm revenues and farmer resilience to changes in economic conditions.
Agricultural input prices represent the main variable in a farmer’s cost base. Lower agricultural input costs increase farmers’ propensity to increase usage in volume terms, or to trade-up for a more sophisticated and high-end agricultural input product. However, agricultural input costs can be impacted by global commodity prices. Therefore, a key metric tracked by farmers, especially by soybean and corn producers, is the barter exchange rate for the agricultural input products they purchase. In a barter transaction, farmers pledge a portion of their future crop production as payment to input suppliers or input distributors, which, in turn, provide the seeds, crop protection, and fertilizers needed at the start of the harvest season. Suppliers or agricultural input distributors can take physical delivery of the crops at the end of the harvest season, with the corresponding commodity risk, or immediately swap the future receivable with a grain trader. In the latter case, the receivables in the form of “bags of grain” are exchanged with a pre-determined cash payment. We generally take the latter course of action and avoid incurring exposure to commodity trading risk. We also guarantee purchases from farmers and act as an intermediary between agricultural input producers and trading companies.
In the event of a significant appreciation of the price of the commodity provided for in the barter agreement, at the time of settlement of such agreement, producers may consider diverting their production to other trading companies or customers, hence failing to deliver grains to us. In this case, we are required to purchase the commodity in the spot market and deliver it to the commodity trading company, or pay compensation to the commodity trading company in an amount equal to the difference between the commodity price between the time of delivery and the time of closing of the agreement (the so-called “washout risk”). Our policy is to charge our customers for any losses we might incur in the case of such events. For more information, see “Risk Factors — Risks Relating to Our Business and Industry — We may incur significant losses if our customers do not meet their obligations under the barter transactions entered into with trading companies.”
Barter transactions are common in soy and corn due to the availability of future prices, enabling farmers to close future purchase contracts. Farmers use this information to evaluate the “barter exchange rate” (relação de troca), i.e., the number of bags of grain it would take to purchase agricultural inputs such as crop protection products and fertilizers. This ratio has been relatively stable over time, but a decrease in the barter rate would mean that inputs are relatively less expensive to purchase.
Bartering is an important tool for producers and distributors to manage risk, and, with the restricted availability of credit in Brazil, we believe it is a fundamental aspect of our operational strategy. Bartering enables producers to reduce their reliance on bank loans to finance the crop as well as to hedge part of their commodity exposure. At the same time, bartering is a currency that farmers can use to purchase agricultural inputs from us. For distributors, it is a way to provide credit using a farmer’s most liquid asset as collateral: their future production. Whereas credit lines for Brazilian farmers have historically been scarce, we use barter transactions to increase agrochemical sales. In the six-month period ended December 31, 2022, we bartered over 252,527 tonnes of soybean and 359,441 tonnes of corn, which represented 19.2% of our total sales in the same period (473,952 tonnes of soybean and 313,125 tonnes of corn in the fiscal year ended June 30, 2022, which represented 13.9% of our total sales in the period). For more information on the accounting policy underlying our barter transactions, see note 10 to our unaudited interim condensed combined financial statements and notes 8 and 11 to our audited combined financial statements included elsewhere in this prospectus. See also “— Quantitative and Qualitative Disclosure about Market Risk — Commodity Price Risk in Barter Transactions.”
Climatic Conditions
Agriculture is highly dependent on the climate, as changes in temperature can increase or decrease crop yields. Positive or negative impacts on agricultural productivity resulting from climate change may directly affect our results of operations by impacting the financial condition of farmers, which, as our customers, may lead them to reconsider their procurement strategy, including the terms and conditions of their arrangements with us, or change their product purchase mix. For more information, see “Risk Factors — Risks Relating to Our Business and Industry — Our business is highly seasonal and affected by adverse weather conditions and other factors beyond our control, which may cause our sales and operating results to fluctuate significantly” and “Risk Factors — Risks Relating to Our Business and Industry — Climate change may have an adverse effect on agribusiness in Latin America and us.”
However, we believe that the effects of climatic conditions on our results can be partially mitigated given our broad geographical exposure and continental footprint, in addition to our expertise with different types of crops. To realize potential benefits or minimize losses arising from climatic conditions, farmers can use different types of nutrients and products that we offer. Our RTVs are trained to understand the new conditions that farmers will have to face as a result of climatic changes, and assist farmers by offering the products most suited to them considering historical climatic conditions and any available weather forecasts in each of the regions in which we currently operate.
Seasonality
Seasonality is an important factor for companies that commercialize agricultural products, such as Lavoro. Seasonal supply and demand levels in agricultural product markets are important considerations in making negotiation decisions. Standardized trading months for corn, soybean and wheat futures reflect the seasonal patterns in the sowing, harvesting and marketing of each respective crop. During the sowing months (spring for corn and soybean and fall for wheat in the southern hemisphere), grains from the previous year’s harvest are available for sale to or for purchase by customers. On the other hand, during the harvest months, the recent harvest reaches the market and supply is increased.
Brazil has unique climatic and geographic conditions compared to most other countries producing agricultural commodities. These conditions enable farmers to plant two crops per year in a given area. The second crop is usually planted after a first, early soybean harvest, a practice that is most common in the South-Central region of Brazil given its more favorable climate. It is common to intercrop soybean and corn plantations, resulting in what is known as safrinha corn. Below is a simplified chart of changes in product offering mix for different crop periods throughout the year:

Source: Company.
Accordingly, the sale of our products is dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. Our sales typically track the seasonality of agricultural planting, with stronger sales of agricultural inputs in the months preceding the sowing of a certain crop. In particular, demand for our products is typically strongest between October and December, with a second period of strong demand between January and March. The seasonality of agricultural inputs demand results in our sales volumes and net sales typically being the highest during the South American spring season and our working capital requirements typically being the highest just after the end of the spring season. Additionally, the delay or deferral of use of our agricultural products and services and the fiscal or quarterly budget cycles of our direct customers and end users may also impact the seasonality of our results. Customers may purchase large quantities of our products in a particular quarter to store and use over long periods of time or time their purchases to manage their inventories, which may cause significant fluctuations in our operating results for a particular quarter or year.
The overall level of seasonality in our business is difficult to evaluate as a result of our expansion into new geographical territories, the introduction of new products and the timing of introductions of new products. It is possible that our business may be more seasonal or experience seasonality in different periods than anticipated. For more information, see “Risk Factors — Risks Relating to Our Business and Industry — Our business is highly seasonal and affected by adverse weather conditions and other factors beyond our control, which may cause our sales and operating results to fluctuate significantly.”
Macroeconomic and Geopolitical Environment
Our results of operations are impacted, to a large extent, by the macroeconomic and geopolitical environment. Supply and demand dynamics globally, as well as the occurrence of geopolitical events affecting global supply and demand dynamics, as in any other business, can affect our results. The level of demand for our products, exchange rate fluctuations, inflation, interest rates and the occurrence of significant geopolitical events, can all impact both our costs and our revenues. Demand for our products can benefit or be negatively impacted by the global performance of soft commodities (in our case, especially corn and soy), which is one of the most important drivers for the financial condition of farmers in the countries in which we operate. Changes in the prices of certain commodity products could result in higher overall costs along the agricultural supply chain, which may negatively affect our ability to commercialize our products due to a reduction of demand by our clients. Additionally, negative fluctuations in commodity prices could have an impact on growers’ purchasing decisions and negatively affect their ability and decisions to purchase our agricultural input products and services. For more information, see “Risk Factors — Risks Relating to Our Business and Industry — We may be adversely affected by global market and economic conditions” and “Risk Factors — Risks Relating to Our Business and Industry — Our operating results are highly dependent upon and fluctuate based upon business and economic conditions and governmental policies affecting the agricultural industry in which we or our customers operate. These factors are outside of our control and may significantly affect our profitability.”
In addition, we monitor and believe that the growth of the agriculture sector is a key macroeconomic variable, which can be estimated by population or GDP growth ratios. Currently, we face a positive outlook for food demand, which is expected to rise by 1.3% per year between 2021 and 2030, according to a 2021 OECD/FAO report, which growth is expected to come largely from the developing economies of China, India, other Asian countries, and the continent of Africa. An increasing population and GDP for these economies should have a positive impact on global demand for grains and, consequently, lead to higher prices. Given that Brazil is a primary exporting hub, grain prices in Brazil (in particular soy and corn prices) are directly influenced by these positive global trends.
Moreover, given that agricultural products in Latin America are mostly exported, their prices are denominated in U.S. dollars. Therefore, with the depreciation of the local currency in Latin American countries, the volume of grain sales tends to increase, as Latin American producers become more competitive in comparison to other markets (they incur at least a portion of their costs in local currency while receiving almost the entirety of their revenues in U.S. dollars). To this extent, a depreciated exchange rate favors exports from these countries and may have a positive impact on our sales.
Given our strong footprint in Brazil and Colombia, our results are largely affected by the financial conditions of Brazilian and Colombian farmers, which, in turn, are also exposed to these countries internal economic variables. For example, our customers may experience deterioration of their businesses, cash flow shortages or difficulties obtaining financing, which could adversely affect the demand for our agricultural products and services. As a result, our revenues and profitability are, to some extent, subject to political and economic developments in Brazil and Colombia and the effect that these factors have on the availability of credit and interest rates in both countries. Our operations, and the industry in general, may be affected by changes in economic conditions. For more information, see “Risk Factors — Risks Relating to Latin America — Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations.”
The following table shows data for local inflation (which affects our costs, in particular, the cost of labor), interest rates in Brazil and in Colombia, and the respective U.S. dollar exchange rates at the dates and for the periods indicated:
	Six-Month Period Ended December 31,	Fiscal Year Ended June 30,
	2022	2022	2021	2020
	(inter-annual data)
	(in percentages, except as otherwise indicated)
Brazil
Inflation (IGP-M)	(2.5)	10.7	35.8	7.3
Inflation (IPCA)	0.3	11.9	8.3	2.1
CDI Rate (average)(1)	13.6	8.7	2.3	4.6
Period-end exchange rate – R$ per US$1.00	5.2177	5.2380	5.0022	5.4760
Average exchange rate – R$ per US$1.00(2)	5.2507	5.2440	5.3854	4.4692
Appreciation (depreciation) of the real vs. US$ in the period(3)	(1.8)	(4.7)	8.7	(42.9)
Colombia
Inflation (CPI)	4.8	9.7	3.6	2.2
TIB Rate (average)	9.7	3.4	1.8	4.0
Period-end exchange rate – COP$ per US$1.00	4,810	4,127	3,757	3,759
Average exchange rate – COP$ per US$1.00(2)	4,591	3,888	3,659	3,530
Appreciation (depreciation) of the COP$ vs. US$ in the period(4)	15.9	(9.9)	0.1	(17.3)

Sources: FGV, IBGE, Central Bank, Colombian National Administrative Department of Statistics (Departamento Administrativo Nacional de Estadistica) and Banco de la República.
(1)
Average of annualized daily rates during the period indicated.

(2)
Average of the exchange rate on each business day of the period.

(3)
Comparing the US$ closing selling exchange rate as reported by the Central Bank at the end of the period’s last day with the day immediately prior to the first day of the period discussed.

(4)
Comparing the Representative Market Rate (Tasa Representativa del Mercado), or TRM, exchange rate as reported by the Banco de la República at the end of the period’s last day with the day immediately prior to the first day of the period discussed.

Interest Rates
Our financial performance can also be influenced by fluctuations in interest rates, such as the CDI Rate. Such fluctuations affect our finance income from our cash equivalents, which generally bear interest based on the CDI Rate, as well as our finance costs, as our loans and borrowings generally bear interest based on the CDI Rate. However, an increase in interest rates is expected to have an immaterial direct impact on our financial results given that we operate at a low leverage, which can be measured by our Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio of 2.7x as of December 31, 2022, which considers only six months of Pro Forma Adjusted EBITDA (1.2x as of June 30, 2022, i.e. reflecting a full fiscal year of Adjusted EBITDA). Even though we have historically made a series of acquisitions and will continue with our M&A strategy, our acquisitions are primarily self-funded with cash generated by our operations and opportunistic acquisition finance to acquire our targets, which typically represents a small portion of our source of funds.
The indirect impact of interest rates fluctuations can have a material impact on us as a result of our customers and suppliers’ decisions. As in most sectors, when interest rates rise, borrowers are less likely to borrow money from lenders, postponing or decreasing the purchase of goods. On the other hand, when interest rates go down, customers tend to anticipate their consumption decision. The agricultural input value chain indebtedness is heavily based on supply finance provided by the large input producers throughout the chain and is an important source of working capital for farmers and distributors. Even though typical macroeconomic dynamics for interest rates hold true in our sector, it has been operating over the past five to 10 years with constant or almost fixed interest rates on supply finance instruments, which has favored farmers’ finance planning and the sector’s stability.
Exchange Rates
Foreign exchange variations impact our financial performance primarily due to the impact on the prices of agricultural commodities, which are generally indexed to the U.S. dollar and affect the final price of our products.
Given that we also operate with foreign exchange-indexed trade receivables and payables (originated from our barter operations) and given that these could be affected by fair value differences in derivative financial instruments and result in potential foreign exchange differences and impacts on our results, we have a strict hedging policy in place. Whenever we make a transaction in a currency other than Brazilian reais or Colombian pesos, we seek to hedge our position to zero net our foreign exchange exposure. This hedging strategy allows us to stabilize our operational margins and mitigate our exposure to exchange rate fluctuations, which is key for our business given that our core activity is the resale and distribution of inputs.
In 2021 and 2020, the Brazilian real faced a strong devaluation in relation to the U.S. dollar, which caused an increase in the cost of fertilizers, chemicals and seeds. Such impacts are typical and easily reflected in market prices, and we believe we have a strong pass-through ability in terms of foreign exchange changes given that our customers have their revenue linked to the U.S. dollar. A devaluation of the Brazilian real is beneficial to our grain-exporting customers due to other factors, such as labor costs, denominated in local currency. Therefore, with lower local costs and higher export revenues, farmers’ margins generally expand when local currencies depreciate relative to the U.S. dollar. We do not expect exchange rate variation to significantly impact our cash flow and cash position, as our outstanding foreign currency indebtedness is not material. As a result, we understand that exchange rates did not have a material impact on our financial condition for the six-month period ended December 31, 2022 and 2021 and for the fiscal years ended June 30, 2022 and 2021.
Inflation
Global inflation tends to affect the prices of the goods we sell given that variables such as global energy prices, oil prices, salaries, and supply imbalances are directly linked with the production of agricultural inputs. On the other hand, our customers’ revenues are benefitted by a natural hedge against global inflation, given that soft commodities (in our case, mainly soybean and corn) follow international prices and are highly correlated with global inflation indexes, which enables us to more easily pass cost increases in our products arising from inflation onto our customers.
Local inflation also has an impact on our operations. Inflation can impact our sales, general and administrative expenses and our cost of goods sold primarily through logistics costs and wages, rents, and marketing expenses. As opposed to global inflation, local inflation is not necessarily linked to commodity prices, but we have been able to counterbalance the potential negative effects from a rise in local inflation by either improving our efficiency or adjusting prices without compromising our volume of goods sold and maintaining stable margins.
Geopolitical Developments — Impact of the Ongoing Armed Conflict between Russia and Ukraine
As a result of the current geopolitical tensions and conflict between Russia and Ukraine, and the recent recognition by Russia of the independence of the self-proclaimed republics of Donetsk and Luhansk in the Donbas region of Ukraine, the governments of the United States, the European Union, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia, Belarus and the regions of Donetsk and Luhansk, as well as enhanced export controls on certain products and industries. These and any additional sanctions and export controls, as well as any counter responses by the governments of Russia or other jurisdictions, could adversely affect, directly or indirectly, the global supply chain, with negative implications on the availability and prices of agricultural commodities and raw materials (including petrol, which would affect the price of agricultural inputs), energy prices, and our customers, as well as the global financial markets and financial services industry and the global supply chain in general, which has also been impacted by the ongoing COVID-19 pandemic.
As a result, in particular, the availability and pricing of fertilizers for the 2022/2023 soy harvest is subject to significant continuing uncertainty in Brazil. From a supply point of view, Brazil is highly dependent on fertilizers imports, and Russia and Belarus hold a market share in Brazilian soil fertilizer imports of approximately 24% to 30%, respectively (a share which is higher for potash-based products), according to the Brazilian Ministry of Industry, Foreign Trade and Services. We currently buy all of our fertilizers from suppliers based in Brazil, but most of our fertilizer suppliers conduct or have conducted imports, to some degree, from sources in Russia and Belarus. Fertilizers represented approximately 21% of our net revenues in the six-month period ended December 31, 2022, compared to 22% of our net revenues in the six-month period ended December 31, 2021 (20% of our net revenues in the fiscal year ended June 30, 2022, compared to 14% of our net revenues in the fiscal year ended June 30, 2021). In addition, fertilizer prices, which had already risen before the conflict, have continued to rise and have led producers to delay purchase negotiations. As a result of such supply risk and the slow pace of the market at present, we experienced a reduction in the total volume of fertilizers used in Brazil in the 2022/2023 harvest when compared to the 2021/2022 harvest; though we believe that this trend has since subsided and do not currently expect material shortages of fertilizers to continue in the future, no assurance can be provided in this respect. Furthermore, in connection with the Russian war against Ukraine, we have limited the acquisition of NPK of Russian origin to one-off purchases, a volume that represented between 15% and 20% of the total sold in the 2021/2022 harvest. NPK is an essential input for large-scale agriculture and we are focused on avoiding shortages as much as possible, seeking supply alternatives whenever necessary.
This did not have a material adverse effect on our business during the 2021/2022 harvest year, given that we had delivered substantially all soy and corn fertilizer for the harvest year, or during the 2022/2023 harvest year to date. However, given current market conditions and the continuing military conflict between Russia and Ukraine, the volume of fertilizers sold by us may be adversely affected in the future, which may adversely affect our results of operations, in particular if we are unable to mitigate any relevant reduction in fertilizer sales volumes through measures such as price increases of other products. In addition, we may also be unsuccessful in finding alternative direct imports from non-sanctioned regions or in increasing our prices to reflect increased supply costs in the future.
Acquisitions
Acquisitions are a key business strategy to expand our business into new markets or territories, add additional facilities, bolster our competitive edge or acquire and access new technologies and skillsets. We seek targets with suitable qualifications, relationships with key clients, and operations in areas we are already present or toward which we are looking to expand (including the Latin American markets toward which we seek to expand). We believe the long-term value of acquired companies should be greater than the purchase price. We seek to capture synergies when integrating our targets within our platform and expect our targets to generate cost synergies through increased bargaining power with suppliers or other cost-cutting measures that take advantage of overlapping resources.
We also expect to generate revenue synergies that alter the competitive balance of power and create opportunities to change market dynamics, sell more products, and/or raise our prices. We can take advantage of revenue synergies and generate more revenue in many ways, including by reducing competitive pressures, branching out into new geographic regions, expanding our customer base, and increasing cross-selling opportunities, especially with our private label products (i.e., Crop Care). For more information, see “Presentation of Financial and Other Information — Lavoro Group Financial Statements — Acquisitions.”
We may face challenges in integrating the operations of our acquired companies. If we are not able to manage these integrations effectively, our results of operations may be affected. See “Risk Factors — Risks Relating to Acquisitions and Pro Forma Financial Information — Any acquisition, partnership or joint venture we make or enter into could disrupt our business and harm our financial condition.” In addition, the size and timing of significant transactions may also increase the unpredictability of our operating results. For example, as mentioned above, our most profitable months tend to be October, November and December in a given calendar year. If we acquire a large target between January and June of a given year, we would be missing its best performing months, and, therefore, our annual accounting statements for the fiscal year ended June 30 would not fully reflect the positive impact of the acquisition. Moreover, we may not be able to successfully expand our international operations through acquisitions in a cost-effective or timely manner, if at all, as a result of a number of risks and uncertainties; see “Risk Factors — Risks Relating to Our Business and Industry — Our continued international expansion efforts may not be successful, or may subject our business to increased risks.”
Expansion of E-Commerce Operations and Adoption of Digital Channels by Farmers
The e-commerce market and digital channel adoption by farmers have experienced rapid growth over the past several years. Widespread access to the internet, the introduction of digital payment methods, and the increased use of smartphones have made online shopping more convenient worldwide, catalyzing the growth of the global e-commerce market. According to a 2021 study by Orion Market Reports, global e-commerce sales of agricultural products are estimated to grow at an annual average rate of 5.0% during the 2021-2027 period. A representative portion of our customers already prefers digital channels in acquiring agricultural inputs, according to a 2021 study by McKinsey, which found that approximately 46% of Brazilian farmers prefer online channels. A survey conducted by McKinsey in 2020 showed that approximately 44% of Brazilian farmers use digital channels to evaluate their input suppliers, and approximately 45% use digital channels to buy agricultural inputs. As more farmers choose to use online channels to acquire agricultural inputs, we expect to attract more customers to our omnichannel platform. Additionally, we have experienced a nine-fold increase in our average sales ticket since the launch of our online platform in May 2020.
Our digital transformation agenda, which includes our online sales platform, weather information system, online chatbot and our Super App, is an important step to integrate all of our digital channels. With this initiative, we not only expect to provide additional convenience to our customers, but also capture operational synergies between physical and digital sales channels. This ongoing initiative has the potential to be an important lever of profitability in our business.
Material Weakness in Internal Controls and Remediation
As mentioned elsewhere in this prospectus, prior to the Business Combination, we were a private company with limited accounting personnel and other resources to address our internal control over financial reporting and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the audit of our combined financial statements for the fiscal years ended June 30, 2022 and 2021, we and our independent registered public accounting firm identified a number of material weaknesses in our internal controls over financial reporting as of June 30, 2022 and 2021. Specifically, (i) inadequate controls around the monthly closing process which resulted in the need to make adjustments to the financial statements; (ii) accounting procedures over revenue recognition, including cutoff procedures and revenue measurement at fair value; (iii) controls over the calculation of inventory impairment provisions and (iv) inadequate controls and knowledge in relation to the accounting and determination of the fair value of complex financial instruments. Moreover, our entity level controls are inadequate due to the lack of formalized procedures and controls in several processes, inadequate controls in the application of consistent accounting policies, lack of supervision and controls in the preparation of financial statements and the lack of an audit committee or equivalent.
As of the date of this prospectus, we are working on a remediation plan with respect to the material weaknesses identified above adopting actions such as implementing a centralized ERP SAP S/4 Hana and SAP Business One with a two-year plan for a total rollout for all subsidiaries, the implementation of new processes and procedures, including additional levels of review to improve our internal controls procedures, additional training for our staff, changing our internal organizational structure, and enhancing our documentation. We cannot guarantee that the measures we have taken to date and actions we may take in the future will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. For additional information, see “Risk Factors — Risks Relating to Our Business and Industry — We and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting and, if we fail to implement and maintain effective internal controls over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.”
Description of Principal Line Items
Revenue
Revenue from contracts with customers is recognized when control of the goods or services is transferred to the customer at an amount that reflects the consideration which we expect to be entitled to receive in exchange for those goods or services. Revenue from the sale of agricultural inputs is recognized at the point in time when control of the product is transferred to the customer, as follows:
•
retail sales:   sale of products in retail locations or delivered to customers, including crop protection products, fertilizers, seeds, specialty inputs and grains as a result of barter transactions; and

•
private label products:   products delivered to the client, such as biological, specialty fertilizers and off-patent products.

When products are delivered to our customers, revenue is recognized when our customer receives the product at the specified location. We engage third parties to provide freight services. In addition, we provide pulverization services and recognize revenues from these services when the customer receives and consumes the benefits provided to them, at the time the pulverization services take place. The vast majority of our revenue is derived from the sale of agricultural inputs, and the cost of substantially all of the services we render (with the exception of certain services in Colombia) are embedded in the price of agricultural inputs sold.
In the six-month period ended December 31, 2022, only 1.5% of our revenues were derived from the provision of services rendered by Lavoro, as reported in note 24 to our unaudited interim condensed combined financial statements and note 26 to our audited combined financial statements (R$83.6 million out of a total of R$5,506.2 million) (1.0% in the fiscal year ended June 30, 2022 (R$78.1 million out of a total of R$7,746.5 million)).
We generally act as a principal as we have primary responsibility for delivering the contracted goods, bear the inventory risk, and have discretion to establish the price. Revenue from contracts with customers is recognized at an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Sales prices are substantially based on international benchmark market prices, which are variable and subject to global supply and demand, and other market factors. There are no general warranties to customers. Returns and incentives are estimated based on historical and forecasted data, contractual terms, and current conditions. Transportation costs are generally recovered from the customer through sales pricing and are included in the cost of goods sold.
Trade receivables usually include a significant financing component. As such, the transaction price is discounted using the implicit interest rate in the contract (i.e., the interest rate that discounts the trade receivable amount to the cash selling price), and revenue is recognized for such amount. The significant financing component is recognized as financial income under the amortized cost method. The average monthly interest rate applied was 0.96% for the six-month period ended December 31, 2022 and 2021 and for the fiscal years ended June 30, 2022 and 2021.
Moreover, we receive grains from certain customers in exchange to the product sold. The fair value of such non-cash consideration received from the customer is included in the transaction price and measured when we obtain control of the grains. We estimate the fair value of the non-cash consideration by reference to its market price. For more information, see note 10 to our unaudited interim condensed combined financial statements and note 11 to our audited combined financial statements included elsewhere in this prospectus.

Cost of Goods Sold
Our cost of goods sold consists of the cost of purchases of goods for resale, net of rebates, discounts and commercial agreements received from suppliers, variations in inventories and logistics costs (inbound and outbound). The cost of goods sold includes the cost of the logistics operations managed or outsourced by us, including storage, handling and freight costs incurred until the goods are ready to be sold.
Trade payables include a significant financing component. As such, trade payables are discounted using the interest rate implicit in the contract (i.e., the interest rate that discounts the trade payable amount to the purchase paid in cash), and inventory is recorded at such amount. The significant financing component is recognized as a financial expense under the amortized cost method. The average monthly interest rate applied was 1.58% for the six-month period ended December 31, 2022 and 1% for the fiscal years ended June 30, 2022 and 2021.
Gross Profit
Our gross profit consists of our revenue minus our cost of goods sold.
Operating Expenses
Our operating expenses consist of our sales, general and administrative expenses and other operating income (expenses), net, as described below.
Sales, General and Administrative Expenses
Sales, general and administrative expenses refer to indirect expenses and the cost of the corporate departments, information technology, treasury, salesforce personnel and marketing and advertising expenses.
Other Operating Income, Net
Our other operating income, net consists of recovery of expenses, awards and incentives, insurance indemnities, income from the sale of fixed assets (e.g., vehicles), bonuses, donations, and other items.
Operating Profit (Loss)
Our operating profit (loss) consists of our gross profit minus our operating expenses.
Finance Income
Our finance income consists of income generated by cash equivalents and judicial deposits, gains from foreign exchange differences, gains related to the measurement of derivatives at fair value, and gains from fair value of forward contracts, among others. Interest income is recorded for all financial assets measured at amortized cost, using the effective interest rate, which corresponds to the discount rate for future payments or cash receipts over the expected useful life of the financial instrument — or a shorter period, as appropriate — at the net carrying amount of the financial asset. Cash equivalents include cash, banks, and highly liquid floating rate securities, which have maturities of less than 90 days.
Finance Costs
Our finance costs include substantially all expenses generated by net borrowings and by the cost of selling receivables during the year, losses related to the measurement of derivatives at fair value, losses on disposals of financial assets, financial charges on lawsuits and taxes and interest expenses on finance leases, as well as adjustments related to discounts.
Profit (Loss) Before Income Taxes
Our profit (loss) before income taxes consists of our operating income minus our finance income (costs), net.

Income Taxes
Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where we operate and generate taxable income. Current income tax relating to items recognized directly in equity is recognized in equity and not in the statement of profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions, where appropriate. Income taxes in Brazil and Colombia are paid by each legal entity on a standalone basis.
Deferred taxes are calculated using the liability method on temporary differences between the carrying amount of assets and liabilities and their tax basis. Deferred tax liabilities are recognized for all taxable temporary differences, except:
•
when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or

•
in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:
•
when the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or

•
in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered. In assessing the recoverability of deferred tax assets, we rely on the same forecast assumptions used elsewhere in the financial statements and in other management reports. The benefits of uncertain tax positions are recorded only after determining, based on the position of its internal and external legal advisors, a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities.
Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority.
Profit (Loss) for the Year
Our profit (loss) for the year consists of our profit (loss) before income taxes minus our income tax obligations.

Historical Combined Statements of Profit or Loss
Six-Month Period Ended December 31, 2022 Compared to Six-Month Period Ended December 31, 2021
The following table sets forth our combined statements of profit or loss data for the period indicated.
	For the Six-Month Period Ended December 31,
	2022	2022	2021	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Revenue	1,055.3	5,506.2	4,014.8	37.1%
Cost of goods sold	(839.6)	(4,380.9)	(3,314.7)	32.2%
Gross profit	215.7	1,125.3	700.1	60.7%
Operating expenses:
Sales, general and administrative expenses	(118.5)	(618.4)	(465.1)	33.0%
Other operating income, net	6.1	31.7	51.2	(38.1)%
Operating profit	103.2	538.6	286.2	88.2%
Finance income (costs):
Finance income	30.6	159.9	200.4	(20.2)%
Finance costs	(91.1)	(475.6)	(250.5)	89.9%
Profit before income taxes	42.7	222.9	236.1	(5.6)%
Current income taxes	(2.7)	(14.3)	(88.7)	(83.9)%
Deferred income taxes	10.6	55.3	18.1	205.5%
Profit for the period	50.6	263.9	165.6	59.4%

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

Revenue
Revenue for the six-month period ended December 31, 2022 was R$5,506.2 million, an increase of R$1,491.4 million, or 37.1%, from R$4,014.8 million for the six-month period ended December 31, 2021, which was primarily attributable to (i) an increase of R$1,105.9 million in revenue from agricultural retail sales, primarily as a result of an increase in our market share in our Brazil Cluster, as a result of acquisitions in the period; and (ii) an increase of R$329.1 million in revenue from private label products, as a result of an increase in sales in our Crop Care Cluster.
Cost of Goods Sold
Cost of goods sold for the six-month period ended December 31, 2022 was R$4,380.9 million, an increase of R$1,066.2 million, or 32.2%, from R$3,314.7 million for the six-month period ended December 31, 2021, which was primarily attributable to (i) an increase of R$1,053.7 million in the cost of inventory as a result of acquisitions in the period, and (ii) an increase of R$5.9 million in freight expenses as a result of an increase in sales, primarily in the Brazil Cluster and as a result of acquisitions in the period.
Gross Profit
As a result of the foregoing, gross profit for the six-month period ended December 31, 2022 was R$1,125.3 million, an increase of R$425.2 million, or 60.7%, from R$700.1 million for the six-month period ended December 31, 2021. This represents a gross margin of 20.4% for the six-month period ended December 31, 2022, compared to 17.4% for the six-month period ended December 31, 2021. This margin growth was primarily attributable to an improvement in procurement and better product mix, which resulted in the sale of higher-margin products and synergies due to the acquisitions in the period.
Sales, General and Administrative Expenses
Sales, general and administrative expenses for the six-month period ended December 31, 2022 was R$618.4 million, an increase of R$153.4 million, or 33.0%, from R$465.1 million for the six-month period ended December 31, 2021, which was primarily attributable to an increase of (i) R$81.3 million in personnel expenses following the hiring of 44 RTVs, (ii) R$17.0 million in allowance for expected credit losses as a result of a larger volume of our operations, and (iii) R$9.9 million in commissions as a result of the increase in sales in the period. Sales, general and administrative expenses were primarily driven by the Brazil Cluster, followed by the Crop Care Cluster, as a result of acquisitions in the period.
Other Operating Income, Net
Other operating income, net for the six-month period ended December 31, 2022 was R$31.7 million, a decrease of R$19.5 million, or 38.1%, from R$51.2 million for the six-month period ended December 31, 2021, which was primarily attributable to a gain on bargain purchase of R$18.3 million arising from the acquisition of Union Agro in the six-month period ended December 31, 2021.
Operating Profit
For the reasons described above, operating profit for the six-month period ended December 31, 2022 was R$538.6 million, an increase of R$252.4 million from operating profit of R$286.2 million for the six-month period ended December 31, 2021.
Finance Income
Finance income for the six-month period ended December 31, 2022 was R$159.9 million, a decrease of R$40.5 million, or 20.2%, from R$200.4 million for the six-month period ended December 31, 2021, which was primarily attributable to a decrease of R$46.7 million in interest income from receivables from revenue contracts as a result of a lower volume of financing facilities provided to customers. This was partially offset by a R$15.8 million increase in other financial income arising from the financial gain of the interest over ICMS benefits in the calculation of the income tax in the six-month period ended December 31, 2022 compared to the same period in 2021.
Finance Costs
Finance costs for the six-month period ended December 31, 2022 were R$475.6 million, an increase of R$225.0 million, or 89.8%, from R$250.5 million for the six-month period ended December 31, 2021, which was primarily attributable to: (i) an increase of R$139.5 million in interest on borrowings, mainly due to an increase in our total indebtedness; and (ii) an increase of R$62.1 million in interest on trade payables charged by our suppliers as a result of an increase in the volume of our operations, as a result of acquisitions in the period.
Current Income Taxes
Current income expenses for the six-month period ended December 31, 2022 was R$14.3 million, a decrease of R$74.4 million, or 83.9%, from R$88.7 million for the six-month period ended December 31, 2021, which was primarily attributable to a tax benefit that allowed us to deduct ICMS taxes in the calculation of our income taxes. For more information, see note 9 to our unaudited interim condensed combined financial statements included elsewhere in this prospectus.
Deferred Income Taxes
Deferred income tax and social contribution for the six-month period ended December 31, 2022 was a gain of R$55.3 million, an increase of R$37.1 million, or 204.7%, from a gain of R$18.1 million for the six-month period ended December 31, 2021, which was primarily attributable to an increase in the recognition of deferred tax assets arising from: (i) tax losses, which increased by R$15.8 million and (ii) the unrealized profit, which increased by R$20.8 million.
Profit for the Period
Due to the foregoing, our profit for the six-month period ended December 31, 2022 was R$263.9 million, an increase of R$98.3 million, or 59.4%, compared to a profit of R$165.6 for the six-month period ended December 31, 2021.
Fiscal Year Ended June 30, 2022 Compared to Fiscal Year Ended June 30, 2021
The following table sets forth our combined statements of profit or loss data for the period indicated.
	For the Fiscal Year Ended June 30,
	2022	2022	2021	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Revenue	1,484.7	7,746.5	5,098.5	51.9%
Cost of goods sold	(1,230.6)	(6,421.0)	(4,362.7)	47.2%
Gross profit	254.0	1,325.5	735.9	80.1%
Operating expenses:
Sales, general and administrative expenses	(195.9)	(1,022.4)	(619.5)	65.0%
Other operating income, net	10.9	56.8	15.6	264.1%
Operating profit	69.0	359.9	132.0	172.6%
Finance income (costs):
Finance income	81.8	426.9	227.1	88.0%
Finance costs	(123.9)	(646.4)	(312.9)	106.6%
Profit before income taxes	26.9	140.4	46.2	203.9%
Current income taxes	(21.4)	(111.4)	(61.7)	80.6%
Deferred income taxes	15.1	78.7	37.0	112.7%
Profit for the year	20.7	107.8	21.5	401.4%

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

Revenue
Revenue for the fiscal year ended June 30, 2022 was R$7,746.5 million, an increase of R$2,648.0 million, or 51.9%, from R$5,098.5 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$2,349.7 million in revenue from agricultural retail sales, primarily as a result of an increase in our market share in our Brazil Cluster, as a result of acquisitions in the period; and (ii) an increase of R$290.4 million in revenue from private label products, as a result of an increase in sales in our Crop Care Cluster.
Cost of Goods Sold
Cost of goods sold for the fiscal year ended June 30, 2022 was R$6,421.0 million, an increase of R$2,058.3 million, or 47.2%, from R$4,362.7 million for the fiscal year ended June 30, 2021, which was primarily attributable to (i) an increase of R$2,011.4 million in the cost of inventory as a result of acquisitions in the period and (ii) an increase of R$16.1 million in freight expenses as a result of an increase in sales, primarily in the Brazil Cluster, also as a result of acquisitions in the period.
Gross Profit
As a result of the foregoing, gross profit for the fiscal year ended June 30, 2022 was R$1,325.5 million, an increase of R$589.6 million, or 80.1%, from R$735.9 million for the fiscal year ended June 30, 2021. This represents a gross margin of 17.1% for the fiscal year ended June 30, 2022, compared to 14.4% for the fiscal year ended June 30, 2021. This margin growth was primarily attributable to an improvement in procurement and better product mix, which resulted in the sale of higher-margin products and synergies due to the acquisitions in the period.
Sales, General and Administrative Expenses
Sales, general and administrative expenses for the fiscal year ended June 30, 2022 was R$1,022.4 million, an increase of R$402.9 million, or 65.0%, from R$619.5 million for the fiscal year ended June 30, 2021, which was primarily attributable to an increase of (i) R$199.6 million in personnel expenses following the hiring of 180 RTVs, (ii) R$50.2 million in consulting, legal and other professional services as a result of increased M&A efforts, (iii) R$33.2 million in amortization of rights of use assets as a result of the addition of 38 new stores to Lavoro’s retail network, and (iv) R$27.9 million in amortization of intangibles as a result of a larger asset base in comparison to the fiscal year ended June 30, 2021, as a result of acquisitions. Sales, general and administrative expenses were primarily driven by the Brazil Cluster, followed by the LATAM Cluster, as a result of acquisitions in the period.
Other Operating Income, Net
Other operating income, net for the fiscal year ended June 30, 2022 was R$56.8 million, an increase of R$41.2 million, or 264.1%, from R$15.6 million for the fiscal year ended June 30, 2021, which was primarily attributable to an increase of R$18.3 million in gain on bargain purchases arising from the acquisition of Union Agro.
Operating Profit
For the reasons described above, operating profit for the fiscal year ended June 30, 2022 was R$359.9 million, an increase of R$227.9 million from operating profit of R$132.0 million for the fiscal year ended June 30, 2021.
Finance Income
Finance income for the fiscal year ended June 30, 2022 was R$426.9 million, an increase of R$199.8 million, or 88.0%, from R$227.1 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$202.7 million in interest arising from revenue contracts as a result of a larger volume of our operations, as a result of acquisitions in the period; and (ii) an increase of R$6.2 million in interest from cash equivalents, which comprise of short-term highly liquid investments with a maturity of three months or less. This was partially offset by a R$12.8 million decrease in gains from foreign exchange differences related to the U.S. dollar for the fiscal year ended June 30, 2022 compared to the same period in 2021.
Finance Costs
Finance costs for the fiscal year ended June 30, 2022 were R$646.4 million, an increase of R$333.5 million, or 106.6%, from R$312.9 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$250.7 million in interest on trade payables charged by our suppliers as a result of a larger volume of our operations, as a result of acquisitions in the period; and (ii) an increase of R$40.1 million in interest on borrowings, mainly due to increase in borrowing levels.

Current Income Taxes
Current income taxes for the fiscal year ended June 30, 2022 was an expense of R$111.4 million, an increase of R$49.7 million, or 80.6%, from an expense of R$61.7 million for the fiscal year ended June 30, 2021, which was primarily attributable to an increase of total income taxes as a result of the increase in profit before income taxes. As total income taxes increased so did the corresponding current income taxes.
Deferred Income Taxes
Deferred income tax and social contribution for the fiscal year ended June 30, 2022 was a gain of R$78.7 million, an increase of R$41.7 million, or 112.7%, from a gain of R$37.0 million for the fiscal year ended June 30, 2021, which was primarily attributable to an increase in the recognition of deferred tax assets in relation to: (i) the adjustment to present value, which increased by R$21.9 million and (ii) the allowance for expected credit losses, which increased by R$20.7 million.
Profit for the year
Due to the foregoing, our profit for the fiscal year ended June 30, 2022 was R$107.8 million, an increase of R$86.3 million, or 401.4% compared to a profit of R$21.5 million for the fiscal year ended June 30, 2021.
Fiscal Year Ended June 30, 2021 Compared to Fiscal Year Ended June 30, 2020
The following table sets forth our combined statements of profit or loss data for the period indicated.
	For the Fiscal Year Ended June 30,
	2021	2021	2020	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Revenue	977.2	5,098.5	2,706.3	88.4%
Cost of goods sold	(836.1)	(4,362.7)	(2,384.1)	83.0%
Gross profit	141.0	735.9	322.2	128.4%
Operating expenses:
Sales, general and administrative expenses	(118.7)	(619.5)	(394.7)	57.0%
Other operating income, net	3.0	15.6	10.8	44.4%
Operating profit (loss)	25.3	132.0	(61.7)	n.m.
Finance income (costs):
Finance income	43.5	227.1	55.5	309.2%
Finance costs	(60.0)	(312.9)	(168.7)	85.5%
Profit (loss) before income taxes	8.9	46.2	(174.9)	n.m.
Current income taxes	(11.8)	(61.7)	(23.5)	162.5%
Deferred income taxes	7.1	37.0	76.9	(51.9)%
Profit (loss) for the year	4.1	21.5	(121.5)	n.m.

n.m. = not meaningful.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

Revenue
Revenue for the fiscal year ended June 30, 2021 was R$5,098.5 million, an increase of R$2,392.2 million, or 88.4%, from R$2,706.3 million for the fiscal year ended June 30, 2020, which was primarily attributable to: (i) an increase of R$2,311.5 million in revenue from agricultural retail sales, primarily as a result of an increase in our market share in our Brazil Cluster, as a result of acquisitions in the period; and (ii) an increase of R$41.0 million in revenue from private label products, as a result of an increase in sales in our Crop Care Cluster.
Cost of Goods Sold
Cost of goods sold for the fiscal year ended June 30, 2021 was R$4,362.7 million, an increase of R$1,978.6 million, or 83.0%, from R$2,384.1 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase of R$2,002.8 million in the cost of inventory and an increase of R$14.7 million in freight expenses as a result of an increase in sales, primarily in the Brazil Cluster.
Gross Profit
As a result of the foregoing, gross profit for the fiscal year ended June 30, 2021 was R$735.9 million, an increase of R$413.7 million, or 128.4%, from R$322.2 million for the fiscal year ended June 30, 2020. This represents a gross margin of 14.4% for the fiscal year ended June 30, 2021, compared to 11.9% for the fiscal year ended June 30, 2020. This margin growth was primarily attributable to an improvement in procurement and better product mix, which resulted in the sale of higher-margin products.
Sales, General and Administrative Expenses
Sales, general and administrative expenses for the fiscal year ended June 30, 2021 was R$619.5 million, an increase of R$224.8 million, or 57.0%, from R$394.7 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase of R$134.9 million and R$35.7 million in personnel expenses and sales commissions, respectively, following the hiring of 284 RTVs, of which 81 were hired as part of organic growth in existing operations, and 203 were taken on following our acquisition of their former employers through inorganic growth. This was partially offset by an R$75.8 million decrease in allowances for expected credit losses due to higher amount of collateral related to overdue amounts. Sales, general and administrative expenses were primarily driven by the Brazil Cluster, followed by the Crop Care Cluster.
Other Operating Income, Net
Other operating income, net for the fiscal year ended June 30, 2021 was R$15.6 million, an increase of R$4.8 million, or 44.4%, from R$10.8 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase of R$3.4 million in income from disposal of fixed assets in the Brazil Cluster.
Operating Profit (Loss)
For the reasons described above, operating profit for the fiscal year ended June 30, 2021 was R$132.0 million, an increase of R$193.7 million from an operating loss of R$61.7 million for the fiscal year ended June 30, 2020.
Finance Income
Finance income for the fiscal year ended June 30, 2021 was R$227.1 million, an increase of R$171.6 million, or 309.2%, from R$55.5 million for the fiscal year ended June 30, 2020, which was primarily attributable to: (i) an increase of R$155.7 million in interest arising from revenue contracts a result of a larger volume of our operations; and (ii) an increase of R$12.8 million in foreign exchange differences. This was partially offset by a R$4.3 million decrease in gain on changes in the fair value of derivative instruments.
Finance Costs
Finance costs for the fiscal year ended June 30, 2021 were R$312.9 million, an increase of R$144.2 million, or 85.5%, from R$168.7 million for the fiscal year ended June 30, 2020, which was primarily attributable to:

(i) an increase of R$211.1 million in interest on trade payables charged by our suppliers as a result of a larger volume of our operations; and (ii) an increase of R$11.0 million in interest on borrowings. This was partially offset by a R$78.7 million decrease in foreign exchange differences as a result of a more stable currency with fewer fluctuations over the accounting period, resulting in fewer foreign exchange accounting adjustments for the fiscal year ended June 30, 2021.
Current Income Taxes
Current income taxes for the fiscal year ended June 30, 2021 was an expense of R$61.7 million, an increase of R$38.1 million, or 162.5%, from an expense of R$23.5 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase of total income taxes as a result of the increase in profit (loss) before income taxes, and the corresponding increase in current taxes.
Deferred Income Taxes
Deferred income tax and social contribution for the fiscal year ended June 30, 2021 was a gain of R$37.0 million, a decrease of R$39.9 million, or 51.9%, from a gain of R$76.9 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase in the recognition of deferred tax assets in relation to: (i) the amortization of fair value adjustment; and (ii) the adjustment to present value of trade receivables and trade payables.
Profit (loss) for the year
Due to the foregoing, our profit for the fiscal year ended June 30, 2021 was R$21.5 million, a variation of R$143.0 million compared to a loss of R$121.5 million for the fiscal year ended June 30, 2020.
Supplemental Information — Unaudited Pro Forma Condensed Combined Statement of Profit or Loss
The following discussion is based on our pro forma condensed combined statements of profit or loss for the six-month period ended December 31, 2022 and 2021 and for the years ended June 30, 2022, 2021 and 2020, which is presented as supplemental information only for comparability purposes. In addition, the pro forma financial data presented in the discussion below relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods. See “Unaudited Pro Forma Condensed Combined Financial Information,” “— Unaudited Supplemental Condensed Combined Pro Forma Information for the Year Ended June 30, 2021” and “— Unaudited Supplemental Condensed Combined Pro Forma Information for the Year Ended June 30, 2020.”
Pro Forma Six-Month Period Ended December 31, 2022 Compared to Pro Forma Six-Month Period Ended December 31, 2021
The following table sets forth our unaudited condensed combined pro forma statements of profit or loss for the periods indicated.
	Pro forma
	For the Six-Month Period Ended December 31,
	2022	2022	2021	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Pro forma revenue	1,117.3	5,829.9	4,898.2	19.0%
Pro forma cost of goods sold	(892.1)	(4,654.8)	(4,039.3)	15.2%
Pro forma gross profit	225.2	1,175.1	859.0	36.8%
Pro forma operating expenses:
Pro forma sales, general and administrative expenses	(121.4)	(633.5)	(540.2)	17.3%

	Pro forma
	For the Six-Month Period Ended December 31,
	2022	2022	2021	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Pro forma other operating income, net	6.0	31.4	42.1	(25.5)%
Pro forma operating profit	109.8	573.0	360.9	58.8%
Pro forma finance income (costs):
Pro forma finance income	30.7	160.4	186.7	(14.1)%
Pro forma finance costs	(91.6)	(478.2)	(257.3)	85.8%
Pro forma profit before income taxes	48.9	255.3	290.3	(12.1)%
Pro forma income taxes	7.0	36.6	(79.7)	n.m.
Pro forma profit for the period	55.9	291.9	210.6	38.9%

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

Pro Forma Revenue
Pro forma revenue for the six-month period ended December 31, 2022 was R$5,829.9 million, an increase of R$931.6 million, or 19.0%, from R$4,898.2 million for the six-month period ended December 31, 2021, which was primarily attributable to the organic expansion of our agricultural retail sales network in the period, as we added 20 new RTVs. This growth can be further attributed to an increase of R$598.0 million in revenue from companies that we had already acquired as of December 31, 2021 and an increase of R$333.6 million in revenue from companies acquired after December 31, 2021, with Nova Geração, Casa Trevo and Floema being the most relevant contributors to net revenue growth within this group, all of which are part of the Brazil Cluster.
Pro Forma Cost of Goods Sold
Pro forma cost of goods sold for the six-month period ended December 31, 2022 was R$4,654.8 million, an increase of R$615.5 million, or 15.2%, from R$4,039.3 million for the six-month period ended December 31, 2021, which was primarily attributable to: (i) an increase of R$597.6 million in the cost of inventory and an increase of R$4.4 million in freight expenses as a result of an increase in sales, primarily in the Brazil Cluster; (ii) an increase of R$358.1 million in the cost of goods sold from companies that we had already acquired as of December 2021; and (iii) an increase of R$257.4 million in cost of goods sold from companies acquired after December 31, 2021.
Pro Forma Gross Profit
As a result of the foregoing, pro forma gross profit for the six-month period ended December 31, 2022 was R$1,175.1 million, an increase of R$316.1 million, or 36.8%, from R$859.0 million for the six-month period ended December 31, 2021. This represents a pro forma gross margin of 20.2% for the six-month period ended December 31, 2022, compared to 17.5% for the six-month period ended December 31, 2021. This margin growth was primarily attributable to: (i) an increase in the gross margin of companies that we had already acquired as of December 31, 2021, which rose from 17.9% in 2021 to 20.5% in 2022, as a result of an improvement in procurement and better product mix, which resulted in the sale of higher margin products; and (ii) an increase in the period in the gross margin of companies acquired after December 31, 2021, which rose from 14.6% in 2021 to 18.0% in 2022, with Casa Trevo, AgroZap and Nova Geração being the most relevant contributors to gross profit increase within this group.

Pro Forma Sales, General and Administrative Expenses
Pro forma sales, general and administrative expenses for the six-month period ended December 31, 2022 was R$633.5 million, an increase of R$93.3 million, or 17.3%, from R$540.2 million for the six-month period ended December 31, 2021, which was primarily attributable to: (i) an increase of R$63.3 million and R$2.7 million in personnel expenses and sales commissions, respectively, following the addition of 20 new RTVs in the period and an increase of R$12.5 million in allowance for expected credit losses as a result of a larger volume of our operations; (ii) an increase in the period of R$69.2 million in expenses from companies that we had already acquired as of December 31, 2021; and (iii) an increase of R$24.2 million in expenses from companies acquired after December 31, 2021, with Floema and AgroZap being the most relevant contributors to the increase in sales, general and administrative expenses within this group.
Pro Forma Other Operating Income, Net
Pro forma other operating income, net for the six-month period ended December 31, 2022 was R$31.4 million, a decrease of R$10.7 million, or 25.5%, from R$42.1 million for the six-month period ended December 31, 2021, which was primarily attributable to a decrease of R$21.1 million in other operating income from companies that we had already acquired as of December 31, 2021. This decrease was partially offset by an increase of R$10.4 million in other operating income from companies acquired after December 31, 2021.
Pro Forma Operating Profit
For the reasons described above, pro forma operating profit for the six-month period ended December 31, 2022 was R$573.0 million, an increase of R$212.1 million from R$360.9 million for the six-month period ended December 31, 2021.
Pro Forma Finance Income
Pro forma finance income for the six-month period ended December 31, 2022 was R$160.4 million, a decrease of R$26.3 million, or 14.1%, from R$186.7 million for the six-month period ended December 31, 2021, which was primarily attributable to: (i) a decrease of R$31.4 million in interest arising from revenue contracts as a result of a lower volume of financing operations in the period; and (ii) a decrease of R$47.7 million in income from companies that we had already acquired as of December 31, 2021. This decrease was partially offset by an increase of R$21.5 million in income from companies acquired after December 31, 2021 with Floema and AgroZap being the most relevant contributors to finance income increase within this group (both part of the Brazil Cluster).
Pro Forma Finance Costs
Pro forma finance costs for the six-month period ended December 31, 2022 were R$478.2 million, an increase of R$220.8 million, or 85.8%, from R$257.3 million for the six-month period ended December 31, 2021, which was primarily attributable to: (i) an increase of R$137.2 million in interest on borrowings as a result of a larger volume of our operations; (ii) an increase of R$196.2 million in costs from companies that we had already acquired as of December 31, 2021; and (iii) an increase of R$24.7 million in expenses from companies acquired after December 31, 2021, with AgroZap and Casa Trevo being the most relevant contributors to finance costs increase within this group (part of the Brazil Cluster).
Pro Forma Income Taxes
Pro forma income taxes for the six-month period ended December 31, 2022 was a gain of R$36.6 million, an increase of R$116.3 million from an expense of R$79.7 million for the six-month period ended December 31, 2021, which was primarily attributable to: (i) a tax benefit that allowed Lavoro to deduct ICMS taxes in the calculation of income taxes (for more information, see note 9 to our unaudited interim condensed combined financial statements included elsewhere in this prospectus); and (ii) a decrease of R$127.9 million in taxes and contributions from companies that we had already acquired as of December 31, 2021. This decrease in pro forma income taxes was partially offset by an increase of R$11.6 million in taxes and contributions from companies acquired after December 31, 2021.

Pro Forma Profit for the Period
Due to the foregoing, our pro forma profit for the six-month period ended December 31, 2022 was R$291.9 million, an increase of R$81.3 million, or 38.9%, compared to R$210.6 million for the six-month period ended December 31, 2021.
Pro Forma Fiscal Year Ended June 30, 2022 Compared to Pro Forma Fiscal Year Ended June 30, 2021
The following table sets forth our unaudited condensed combined pro forma statements of profit or loss for the periods indicated.
	Pro forma
	Fiscal Year Ended June 30,
	2022	2022	2021	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Pro forma revenue	1,723.2	8,990.9	7,573.7	18.7%
Pro forma cost of goods sold	(1,425.6)	(7,438.5)	(6,432.5)	15.6%
Pro forma gross profit	297.5	1,552.4	1,141.2	36.0%
Pro forma operating expenses
Pro forma sales, general and administrative expenses	(214.8)	(1,120.7)	(858.8)	30.5%
Pro forma other operating income, net	12.2	63.8	28.1	127.1%
Pro forma operating profit	95.0	495.5	310.5	59.6%
Pro forma finance income (costs):
Pro forma finance income	82.3	429.6	272.2	57.8%
Pro forma finance costs	(125.9)	(656.8)	(372.8)	76.2%
Pro forma profit before income taxes	51.4	268.2	210.0	27.7%
Pro forma income taxes	(9.2)	(48.0)	(58.8)	(18.4)%
Pro forma profit for the year	42.2	220.2	151.1	45.7%

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

Pro Forma Revenue
Pro forma revenue for the fiscal year ended June 30, 2022 was R$8,990.9 million, an increase of R$1,417.2 million, or 18.7%, from R$7,573.7 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) the organic expansion of our agricultural retail sales network in the period, as we added 132 new RTVs (from 883 as of June 30, 2021, to 1,015 as of June 30, 2022, a 14.9% increase in the period); (ii) an increase in the period of R$860.1 million in revenue from companies that we had already acquired as of June 30, 2021; and (iii) an increase of R$557.1 million in revenue from companies acquired in the fiscal year ended June 30, 2022, with Floema (part of the Brazil Cluster), AgroZap (part of the Brazil Cluster) and Union Agro (part of the Crop Care Cluster) being the most relevant contributors to net revenue growth within this group.
Pro Forma Cost of Goods Sold
Pro forma cost of goods sold for the fiscal year ended June 30, 2022 was R$7,438.5 million, an increase of R$1,006.0 million, or 15.6%, from R$6,432.5 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$974.7 million in the cost of inventory and an increase of R$10.9 million in freight expenses as a result of an increase in sales, primarily in the Brazil Cluster; (ii) an increase in the period of R$593.0 million in cost of goods sold from companies that we had already acquired as of June 30, 2021; and (iii) an increase of R$412.9 million in cost of goods sold from companies acquired in the fiscal year ended June 30, 2022.
Pro Forma Gross Profit
As a result of the foregoing, pro forma gross profit for the fiscal year ended June 30, 2022 was R$1,552.4 million, an increase of R$411.2 million, or 36.0%, from R$1,141.2 million for the fiscal year ended June 30, 2021. This represents a pro forma gross margin of 17.3% for the fiscal year ended June 30, 2022, compared to 15.1% for the fiscal year ended June 30, 2021. This margin growth was mainly driven by: (i) an increase in the period in the gross margin of companies that we had already acquired as of June 30, 2021, which rose from 14.9% in 2021 to 16.8% in 2022, as a result of an improvement in procurement and better product mix, which resulted in the sale of higher-margin products; and (ii) an increase in the period in the gross margin of companies acquired in the fiscal year ended June 30, 2022, which rose from 16.0% in 2021 to 18.9% in 2022 with AgroZap and Produttiva (both part of the Brazil Cluster) and Union Agro (part of the Crop Care Cluster) being the most relevant contributors to gross profit increase within this group.
Pro Forma Sales, General and Administrative Expenses
Pro forma sales, general and administrative expenses for the fiscal year ended June 30, 2022 was R$1,120.7 million, an increase of R$261.9 million, or 30.5%, from R$858.8 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$148.0 million and R$37.5 million in personnel expenses and consulting, legal and other professional services, respectively, following the addition of 132 RTVs; (ii) an increase in the period of R$220.2 million in expenses from companies that we had already acquired as of June 30, 2021; and (iii) an increase of R$41.3 million in expenses from companies acquired in the fiscal year ended June 30, 2022, with Union Agro, Sollo Sul and Nova Geração being the most relevant contributors to the increase in sales, general and administrative expenses within this group.
Pro Forma Other Operating Income, Net
Pro forma other operating income, net for the fiscal year ended June 30, 2022 was R$63.8 million, an increase of R$35.7 million, or 127.1%, from R$28.1 million for the fiscal year ended June 30, 2021, which was primarily attributable to an increase in the period of R$48.0 million in other operating income from companies that we had already acquired as of June 30, 2021. This was partially offset by a decrease in the period of R$12.3 million in other operating income from companies acquired in the fiscal year ended June 30, 2022.
Pro Forma Operating Profit
For the reasons described above, pro forma operating profit for the fiscal year ended June 30, 2022 was R$495.5 million, an increase of R$185.0 million, or 59.6%, from R$310.5 million for the fiscal year ended June 30, 2021.
Pro Forma Finance Income
Pro forma finance income for the fiscal year ended June 30, 2022 was R$429.6 million, an increase of R$157.3 million, or 57.8%, from R$272.2 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$161.5 million in interest arising from revenue contracts as a result of a larger volume of our operations; (ii) an increase in the period of R$116.6 million in expenses from companies that we had already acquired as of June 30, 2021; (iii) an increase of R$40.7 million in expenses from companies acquired in the fiscal year ended June 30, 2022, with Union Agro, Produttiva and Agrozap being the most relevant contributors to the increase in finance income within this group; and (iv) an increase of R$2.9 million in gain on change in fair value of commodity forward contracts. This was partially offset by a R$10.8 million decrease in foreign exchange differences.

Pro Forma Finance Costs
Pro forma finance costs for the fiscal year ended June 30, 2022 were R$656.8 million, an increase of R$284.0 million, or 76.2%, from R$372.8 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) an increase of R$206.0 million in interest on trade payables charged by our suppliers as a result of a larger volume of our operations; (ii) an increase in the period of R$243.3 million in expenses from companies that we had already acquired as of June 30, 2021; and (iii) an increase of R$40.7 million in expenses from companies acquired in the fiscal year ended June 30, 2022, with Union Agro, Produttiva and Agrozap being the most relevant contributors to the increase in finance costs within this group.
Pro Forma Income Taxes
Pro forma income taxes for the fiscal year ended June 30, 2022 was an expense of R$48.0 million, a decrease of R$10.8 million, or 18.4%, from an expense of R$58.8 million for the fiscal year ended June 30, 2021, which was primarily attributable to: (i) a gain in deferred income taxes; and (ii) a decrease of R$47.0 million in income taxes from companies that we had already acquired as of June 30, 2021, which was partially offset by an increase of R$37.4 million in income taxes from companies acquired in the fiscal year ended June 30, 2022.
Pro Forma Profit for the Year
Due to the foregoing, our pro forma profit for the fiscal year ended June 30, 2022 was R$220.2 million, an increase of R$69.1 million, or 45.7%, compared to R$151.1 million for the fiscal year ended June 30, 2021.
Fiscal Year Ended June 30, 2021 Compared to Fiscal Year Ended June 30, 2020
The following table sets forth our unaudited condensed combined pro forma statements of profit or loss for the periods indicated.
	Pro forma
	For the Fiscal Year Ended June 30,
	2021	2021	2020	Variation (%)
	(in US$ millions)(1)	(in R$ millions, except as otherwise indicated)
Pro forma revenue	1,451.5	7,573.7	6,185.1	22.5%
Pro forma cost of goods sold	(1,232.8)	(6,432.5)	(5,336.5)	20.5%
Pro forma gross profit	218.7	1,141.2	848.5	34.5%
Pro forma operating expenses:
Pro forma sales, general and administrative expenses	(164.6)	(858.8)	(710.4)	20.9%
Pro forma other operating income, net	5.4	28.1	20.0	40.5%
Pro forma operating profit	59.5	310.5	158.1	96.4%
Pro forma finance income (costs):
Pro forma finance income	52.2	272.2	136.5	99.4%
Pro forma finance costs	(71.4)	(372.8)	(302.3)	23.3%
Pro forma profit (loss) before income taxes	40.2	210.0	(7.7)	n.m
Pro forma income taxes	(11.3)	(58.8)	11.4	n.m
Pro forma profit for the year	29.0	151.1	3.7	n.m

n.m. = not meaningful.
(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”
Pro Forma Revenue
Pro forma revenue for the fiscal year ended June 30, 2021 was R$7,573.7 million, an increase of R$1,388.7 million, or 22.5%, from R$6,185.1 million for the fiscal year ended June 30, 2020, which was primarily attributable to the organic expansion of our agricultural retail sales network in the period, as we added 284 new RTVs. This growth can be further attributed to an increase of R$827.2 million in revenue from companies that we had already acquired as of June 30, 2020 and an increase of R$561.4 million in revenue from companies acquired after the fiscal year ended June 30, 2020, with Produttiva, Desempar, Cultivar, and AgroZap being the most relevant contributors to net revenue growth within this group, all of which are part of the Brazil Cluster.
Pro Forma Cost of Goods Sold
Pro forma cost of goods sold for the fiscal year ended June 30, 2021 was R$6,432.5 million, an increase of R$1,096.0 million, or 20.5%, from R$5,336.5 million for the fiscal year ended June 30, 2020, which was primarily attributable to: (i) an increase of R$1,119.2 million in the cost of inventory; (ii) an increase of R$646.0 million in the cost of goods sold from companies that we had already acquired as of June 30, 2020; (iii) an increase of R$450.0 million in cost of goods sold from companies acquired after the fiscal year ended June 30, 2020; and (iv) an increase of R$6.2 million in freight expenses as a result of an increase in sales, primarily in the Brazil Cluster.
Pro Forma Gross Profit
As a result of the foregoing, pro forma gross profit for the fiscal year ended June 30, 2021 was R$1,141.2 million, an increase of R$292.7 million, or 34.5%, from R$848.5 million for the fiscal year ended June 30, 2020. This represents a pro forma gross margin of 15.1% for the fiscal year ended June 30, 2021, compared to 13.7% for the fiscal year ended June 30, 2020. This increase was mainly driven by: (i) an increase in the gross margin of companies that we had already acquired as of June 30, 2020, which rose from 12.1% in 2020 to 13.9% in 2021 as a result of an improvement in procurement and better product mix, which resulted in the sale of higher margin products; and (ii) an increase in the gross margin of companies acquired after the fiscal year ended June 30, 2020, which rose from 12.1% in 2020 to 13.9% in 2021, with Cultivar, Desempar (both part of the Brazil Cluster), and Union Agro (part of the Crop Care cluster) being the most relevant contributors to gross profit increase within this group.
Pro Forma Sales, General and Administrative Expenses
Pro forma sales, general and administrative expenses for the fiscal year ended June 30, 2021 were R$858.8 million, an increase of R$148.4 million, or 20.9%, from R$710.4 million for the fiscal year ended June 30, 2020, which was primarily attributable to: (i) an increase of R$128.9 million and R$29.2 million in personnel expenses and sales commissions, respectively, as a result of the hiring of 284 new RTVs on a pro forma basis (without giving pro format effect to the impact of the Business Combination) in the period; (ii) an increase in the period of R$89.7 million in expenses from companies that we had already acquired as of June 30, 2020; and (iii) an increase of R$59.1 million in expenses from companies acquired after the fiscal year ended June 30, 2020, with AgroZap, Desempar, Cultivar, and Agrobiológica being the most relevant contributors to the increase in sales, general and administrative expenses within this group.
Pro Forma Other Operating Income, Net
Pro forma other operating income for the fiscal year ended June 30, 2021 was R$28.1 million, an increase of R$8.1 million, or 40.5%, from other operating income of R$20.0 million for the fiscal year ended June 30, 2020. This increase was primarily attributable to an increase of R$11.6 million in other operating income from companies acquired after the fiscal year ended June 30, 2020, with Agrobiológica, Produttiva and AgroZap being the most relevant contributors to other operating income increase within this group of companies. This increase was partially offset by a decrease of R$3.5 million in other operating income from companies that we had already acquired as of June 30, 2020.
Pro Forma Operating Profit
For the reasons described above, our pro forma operating profit for the fiscal year ended June 30, 2021 was R$310.5 million, an increase of R$152.4 million, or 96.4%, from R$158.1 million for the fiscal year ended June 30, 2020.
Pro Forma Finance Income
Pro forma finance income for the fiscal year ended June 30, 2021 was R$272.2 million, an increase of R$135.7 million, or 99.4%, from R$136.5 million for the fiscal year ended June 30, 2020, which was primarily attributable to an increase of R$174.6 million in interest arising from revenue contracts as a result of a larger volume of our operations which was partially offset by a decrease in foreign exchange differences of R$33.7 million. This increase can be further attributed to: (i) an increase of R$32.5 million in income from companies acquired after the fiscal year ended June 30, 2020 with Desempar, Cultivar, and Integra being the most relevant contributors to finance income increase within this group (all part of the Brazil Cluster); and (ii) an increase of R$103.4 million in income from companies that we had already acquired as of June 30, 2020.
Pro Forma Finance Costs
Pro forma finance costs for the fiscal year ended June 30, 2021 were R$372.8 million, an increase of R$70.4 million, or 23.3%, from R$302.3 million for the fiscal year ended June 30, 2020. This increase was primarily attributable to: (i) an increase of R$239.4 million in interest on trade payables charged by our suppliers as a result of a larger volume of our operations; (ii) an increase of R$41.8 million in costs from companies acquired after the fiscal year ended June 30, 2020, with Desempar, Qualicitrus, and Cultivar being the most relevant contributors to finance costs increase within this group (part of the Brazil Cluster); and (iii) an increase of R$28.8 million in costs from companies that we had already acquired as of June 30, 2020. This increase was partially offset by a R$150.1 million decrease in foreign exchange variations as a result of a more stable currency with fewer fluctuations in the period, resulting in fewer foreign exchange accounting adjustments.
Pro Forma Income Taxes
Pro forma income taxes for the fiscal year ended June 30, 2021 was an expense of R$58.8 million, an increase of R$70.2 million from an income of R$11.4 million for the fiscal year ended June 30, 2020. This increase was primarily attributable to: (i) an increase in profit (loss) before taxes, and the corresponding increase in current taxes; (ii) an increase of R$50.3 million in taxes and contributions from companies that we had already acquired as of June 30, 2020; and (iii) an increase of R$19.8 million in taxes and contributions from companies acquired after the fiscal year ended June 30, 2020.
Pro Forma Profit for the Year
Due to the foregoing, our pro forma profit for the fiscal year ended June 30, 2021 was R$151.1 million, an increase of R$147.5 million compared to a profit of R$3.7 million for the fiscal year ended June 30, 2020.
Unaudited Supplemental Condensed Combined Pro Forma Information for the Year Ended June 30, 2021
The comparability of our results of operations is affected for the periods presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” by the 2023 Acquisitions, 2022 Acquisitions, the 2021 Acquisitions and the 2020 Acquisitions. To supplement the discussion of our historical results of operations for the fiscal years ended June 30, 2022 and 2021, we have included unaudited supplemental pro forma condensed combined statement of income information for the fiscal year ended June 30, 2021. The unaudited supplemental pro forma information for the fiscal year ended June 30, 2021 was prepared in a manner comparable to the requirements of Article 11 of

Regulation S-X, but does not comply with Article 11 in that Rule 11-02(c) of Article 11 does not allow for the presentation of pro forma combined statement of income prior to the most recent year.
Our unaudited supplemental pro forma condensed combined statement of profit or loss for the year ended June 30, 2021 is based on our historical audited combined financial statements, appearing elsewhere in this prospectus, and the unaudited financial data of business combinations completed during the period from July 1, 2019 through December 31, 2022, and gives effect to the acquisition of the AGP Group, Produtec, Central Agrícola, Fertilyser, AgSe, Integra, Qualicitrus, América, Desempar, Cultivar, Agrobiológica Soluções, Produttiva, Cenagro, Cenagral, Union Agro, AgroZap, Nova Geração, Floema, Casa Trevo, CATR, Provecampo, Sollo Sul and Dissul as if they were completed on July 1, 2019. See note 20 to our audited combined financial statements and note 18 to our unaudited interim condensed combined financial statements. In addition, the unaudited supplemental pro forma information for the fiscal year ended June 30, 2021 included in this subsection relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited supplemental pro forma condensed combined statement of profit or loss for the fiscal year ended June 30, 2021.
Pro forma adjustments, as applicable, reflect the effect of the acquisitions mentioned above on the combined statement of profit or loss had they been completed on July 1, 2019, as follows:
•
increase in amortization expense on fair value of intangibles assets recognized (customer relationship, purchase contract and brands);

•
increase in depreciation expense on fair value adjustment of property, plant and equipment; and

•
tax effect on pro forma adjustments; and

•
non-controlling interests.

The unaudited supplemental pro forma adjustments are based on available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. We have only included material adjustments that are directly attributable to the acquisitions, factually supportable and, expected to have a continuing impact on the combined profit or loss. The unaudited supplemental pro forma condensed combined statement of profit or loss is presented for informational purposes only. The unaudited pro forma condensed combined statement of profit or loss does not purport to represent what our actual combined results of operations would have been had the acquisitions occurred on the date indicated, nor it is indicative of future combined results of operations.
The unaudited supplemental pro forma condensed combined statement of profit or loss should be read in conjunction with the following:
•
the accompanying notes to the unaudited supplemental pro forma condensed combined statement of profit or loss; and

•
our historical audited combined financial statements for the fiscal year ended June 30, 2021, included elsewhere in this prospectus.

The unaudited supplemental pro forma condensed statement of profit or loss has been prepared using the acquisition method of accounting under IFRS 3. The unaudited pro forma condensed combined statement of profit or loss including the allocation of the consideration transferred, is based on our estimates of the fair value of the assets acquired and liabilities assumed, using available information. The unaudited pro forma condensed combined statement of profit or loss does not reflect any cost savings and operating synergies or revenue enhancements that we may achieve as a result of the acquisitions or the costs to integrate them into our operations or the costs necessary to achieve these cost savings and operating synergies, such as procurement, distribution and administrative structure efficiencies and revenue enhancements.
For further details on the allocation of the consideration transferred for the acquisitions listed above, see note 18 to our unaudited interim condensed combined financial statements as of December 31, 2022 and for the six-month period ended December 31, 2022 and 2021 and note 20 to our audited combined financial statements as of and for the year ended June 30, 2022 included elsewhere in this prospectus.

Unaudited Supplemental Pro Forma Condensed Combined Statement of Profit or Loss
For the Year Ended June 30, 2021
(amounts in millions of reais)
	Lavoro Group Historical	Integra Historical (i)	Qualicitrus Historical (ii)	América Historical (iii)	Desempar Historical (iv)	Cultivar Historical (v)	Agrobiológica Historical (vi)	Produttiva Historical (vii)	Cenagro Historical (viii)	Cenagral Historical (ix)	Union Agro Historical (x)	AgroZap Historical (xi)	Nova Geração Historical (xii)	Floema Historical (xiii)	Casa Trevo Historical (xiv)	CATR Historical (xv)	Provecampo Historical (xvi)	Sollo Sul Historical (xvii)	Dissul Historical (xviii)	Pro forma adjust- ments	Note	Lavoro Group Pro Forma
Revenue	5,098.5	11.5	119.7	145.4	557.9	294.2	4.6	175.2	163.9	16.3	153.0	230.1	17.0	89.8	99.2	65.2	43.6	275.0	13.5	—		7,573.7
Cost of goods sold	(4,362.7)	(9.5)	(110.0)	(128.7)	(469.3)	(224.8)	(1.0)	(153.7)	(140.7)	(9.1)	(104.3)	(209.2)	(13.1)	(74.0)	(86.7)	(57.4)	(28.0)	(235.4)	(15.2)	—		(6,432.5)
Gross profit	735.9	2.0	9.8	16.7	88.7	69.5	3.6	21.5	23.2	7.1	48.7	21.0	3.9	15.8	12.5	7.7	15.5	39.6	(1.6)	—		1,141.2
Operating expenses:
Sales, general and administrative expenses	(619.5)	(2.5)	(3.2)	(4.6)	(44.9)	(36.6)	(0.5)	(9.4)	(18.7)	(1.5)	(19.0)	(38.9)	(3.5)	(4.8)	(5.0)	(3.3)	(2.1)	(23.3)	3.0	(20.6)	2(a) 2(b) 2(c) 2(d)	(858.9)
Other operating income (expenses), net	15.6	—	0.6	(4.9)	2.1	2.7	(0.4)	7.3	(0.7)	0.0	(0.3)	4.7	0.2	0.2	(0.2)	(0.2)	0.1	1.2	—	—		28.1
Operating profit (loss)	132.0	(0.5)	7.3	7.1	45.9	35.6	2.7	19.4	3.9	5.7	29.4	(13.3)	0.6	11.3	7.3	4.3	13.5	17.6	1.4	(20.6)		310.4
Finance income (costs):
Finance income	227.1	0.0	0.1	—	35.4	4.6	0.0	0.1	3.2	—	0.2	0.8	0.1	0.2	0.1	0.0	0.2	0.1	0.0	—		272.2
Finance costs	(312.9)	(0.0)	(0.0)	(0.4)	(38.5)	(10.2)	(0.2)	(0.5)	(1.7)	(0.0)	(1.4)	(4.5)	(0.0)	(0.4)	(0.4)	(0.1)	(0.3)	(1.3)	(0.0)	—		(372.8)
Profit (loss) before income taxes	46.2	(0.5)	7.4	6.8	42.9	30.0	2.6	19.0	5.4	5.7	28.2	(17.0)	0.7	11.0	7.0	4.2	13.4	16.3	1.4	(20.6)		209.8
Income taxes	(24.7)	(0.1)	(0.0)	(4.1)	(13.8)	(3.7)	—	—	(2.9)	(2.1)	(5.6)	—	—	(0.5)	(2.3)	(1.4)	(4.5)	—	—	7.0		(58.8)
Net income (loss)	21.5	(0.6)	7.4	2.7	29.1	26.3	2.6	19.0	2.5	3.6	22.6	(17.0)	0.7	10.6	4.7	2.8	8.9	16.3	1.4	(13.6)		151.1
Attributable to:
Equity holders of the parent	38.4	(0.4)	4.0	2.3	24.7	16.7	1.7	15.2	2.0	2.9	16.5	(9.3)	0.4	6.6	3.7	2.2	8.5	15.2	1.3	(10.9)		141.5
Non-controlling interest	(16.9)	(0.2)	3.4	0.4	4.4	9.6	0.9	3.8	0.5	0.7	6.1	(7.8)	0.2	4.0	1.0	0.6	0.4	1.1	0.1	(2.7)	2(f)	9.7

(i)
Historical unaudited profit or loss data of Integra for the pre-acquisition period for the period from July 1, 2020 to September 1, 2020.

(ii)
Historical unaudited profit or loss data of Qualicitrus for the pre-acquisition period from July 1, 2020 to November 17, 2020.

(iii)
Historical unaudited profit or loss data of América for the pre-acquisition period from July 1, 2020 to December 30, 2020.

(iv)
Historical unaudited profit or loss data of Desempar for the pre-acquisition period from July 1, 2020 to March 31, 2021.

(v)
Historical unaudited profit or loss data of Cultivar for the pre-acquisition period from July 1, 2020 to April 1, 2021.

(vi)
Historical unaudited profit or loss data of Agrobiológica for the pre-acquisition period from July 1, 2020 to August, 28, 2020.

(vii)
Historical unaudited profit or loss data of Produttiva for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(viii)
Historical unaudited profit or loss data of Cenagro for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(ix)
Historical unaudited profit or loss data of Cenagral for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(x)
Historical unaudited profit or loss data of Union Agro for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(xi)
Historical unaudited profit or loss data of AgroZap for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(xii)
Historical unaudited profit or loss data of Nova Geração for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(xiii)
Historical unaudited profit or loss data of Floema for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(xiv)
Historical unaudited profit or loss data of Casa Trevo for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(xv)
Historical unaudited profit or loss data of CATR for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(xvi)
Historical unaudited profit or loss data of Provecampo for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(xvii)
Historical unaudited profit or loss data of Sollo Sul for the pre-acquisition period from July 1, 2020 to June 30, 2021.

(xviii)
Historical unaudited profit or loss data of Dissul for the pre-acquisition period from July 1, 2020 to June 30, 2021.

Notes to Unaudited Supplemental Pro Forma Condensed Combined Statement of Profit or Loss
For the Year Ended June 30, 2021
(amounts in millions of reais, except percentages)
1.
Summary of fair value adjustments

Below is a summary of the fair value adjustments recorded on each acquisition date (except for inventories which described in note 3):
	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Cenagral(*)	Union Agro	Agro Zap	Nova Geração	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo	Note
Customer relationship	8.4	11.8	32.2	55.4	6.2	5.5	26.1	2.6	—	7.0	6.0	4.3	1.0	0.4	2.1	14.9	12.4	2(a)
Purchase contracts	—	—	8.6	—	—	0.0	—	—	—	—	—	—	—	—	—	—	—	2(b)
Property, plant and equipment	—	0.3	—	2.4	2.0	—	—	—	—	—	—	—	—	—	—	—	—	2(c)
Brands	—	—	—	—	—	5.9	0.0	—	7.4	1.3	—	—	—	—	—	—	—	2(d)

(*)
Intangible asset with an indefinite useful life due to the continued use of the brand.

2.
Pro forma adjustments

(a)
Pro forma amortization adjustment on the fair value of customer relationship

Below is the calculation of the pro forma amortization adjustment on the fair value of customer relationship for each acquisition. The amortization is calculated using the straight-line method.
	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Union Agro	AgroZap	Nova Geração	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo	Total pro forma adjustment
Estimated useful life (years)	7.6	8.0	5.3	8.3	16.5	3.0	9.2	11.0	7.2	11.0	13.0	5.0	5.2	13.2	12.0	9.6	—
Pre-acquisition period (years)	0.173	0.384	0.501	0.754	0.754	0.170	0.995	1.096	1.000	0.970	0.984	1.000	0.996	2.523	0.989	1.113	—
Pro forma adjustments	0.2	0.6	3.0	5.0	0.3	0.3	2.8	0.3	1.0	0.5	0.3	0.2	0.1	0.4	1.2	1.6	17.8
(b)
Pro forma amortization adjustment on the fair value of purchase contracts

The fair value adjustment corresponds to certain long term supply bargain purchase contracts acquired. Below is the calculation of the pro forma amortization adjustment on the fair value of purchase contracts. The amortization is calculated using the straight-line method.
	América	Agrobiológica	Total pro forma adjustment
Estimated useful life (years)	4.0	3.0	—
Pre-acquisition period (years)	0.501	0.170	—
Pro forma adjustments	1.0	0.0	1.0

(c)
Pro forma amortization adjustment on the fair value of property, plant and equipment

Below is the calculation of the pro forma amortization adjustment on the fair value adjustment on property, plant and equipment. The depreciation is calculated using the straight-line method.
	Qualicitrus	Desempar	Cultivar	Total pro forma adjustment
Estimated useful life (years)	8.9	8.9	8.9	—
Pre-acquisition period (years)	0.384	0.754	0.754	—
Pro forma adjustments	0.0	0.2	0.2	0.4

(d)
Pro forma amortization adjustment on the fair value of brands

Below is the calculation of the pro forma amortization adjustment on the fair value adjustment of the Agrobiológica brand. The amortization is calculated using the straight-line method.
	Agrobiológica	Union Agro	Total adjustment
Estimated useful life (years)	20.0	1.0	—
Pre-acquisition period (years)	0.170	1.000	—
Pro forma adjustments	0.0	1.3	1.3

(e)
Tax Effect on pro forma adjustments

Represents the tax impact on the pro forma adjustments, using a statutory income tax rate of 34% applicable to all acquisitions located in Brazil.
(f)
Effect of pro forma adjustments on profit for the year attributable to the net investment of the parent and non-controlling interests

Below is the effect of the pro forma adjustments on profit for the year attributable to the net investment from the parent and non-controlling interests. The pro forma adjustment relate to non-controlling interests in Qualiciclo and Cultivar acquisitions, as described below:
	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Union	Nova Geração	Agrozap	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo	Total Pro forma adjustments
Pro forma adjustments:
Depreciation and amortization	(0.2)	(0.6)	(4.1)	(5.2)	(0.5)	(0.4)	(2.8)	(0.3)	(2.3)	(0.3)	(0.5)	(0.2)	(0.1)	(0.4)	(1.2)	(1.6)	—
Income taxes effect (34%)	0.1	0.2	1.4	1.8	0.2	0.1	1.0	0.1	0.8	0.1	0.2	0.1	0.0	0.1	0.4	0.5	—
Non-controlling interest (%)	28%	46%	13%	15%	37%	35%	20%	20%	27%	33%	46%	21%	21%	7%	37%	5%	—
Pro forma adjustments	(0.0)	(0.2)	(0.4)	(0.5)	(0.1)	(0.1)	(0.4)	(0.0)	(0.4)	(0.1)	(0.2)	(0.0)	(0.0)	(0.0)	(0.3)	(0.1)	(2.7)
3.
Fair value adjustment on inventory

The estimated fair value adjustment on inventory amounted to R$55.9 million, which has not been reflected in the pro forma statement of income as it is not expected to have a continuing impact.
Unaudited Supplemental Condensed Combined Pro Forma Information for the Year Ended June 30, 2020
The comparability of our results of operations is affected for the periods presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” by the 2023 Acquisitions, the 2022 Acquisitions, the 2021 Acquisitions and the 2020 Acquisitions. To supplement the discussion of our historical results of operations for the fiscal years ended June 30, 2021 and 2020, we have included unaudited supplemental pro forma condensed combined statement of income information for the fiscal year ended June 30, 2020. The unaudited supplemental pro forma information for the fiscal year ended June 30, 2020 was prepared in a manner comparable to the requirements of Article 11 of Regulation S-X, but does not comply with Article 11 in that Rule 11-02(c) of Article 11 does not allow for the presentation of pro forma combined statement of income prior to the most recent year.

Our unaudited supplemental pro forma condensed combined statement of profit or loss for the year ended June 30, 2020 is based on our historical audited combined financial statements, appearing elsewhere in this prospectus, and the unaudited financial data of business combinations completed during the period from July 1, 2019 through December 31, 2022, and gives effect to the acquisition of the AGP Group, Produtec, Central Agrícola, Fertilyser, AgSe, Integra, Qualicitrus, América, Desempar, Cultivar, Agrobiológica Soluções, Produttiva, Cenagro, Cenagral, Union Agro, AgroZap, Nova Geração, Floema, Casa Trevo, CATR, Provecampo, Sollo Sul and Dissul as if they were completed on July 1, 2019. See note 20 to our audited combined financial statements and note 18 to our unaudited interim condensed combined financial statements. In addition, the unaudited supplemental pro forma information for the fiscal year ended June 30, 2020 included in this subsection relates to Lavoro, prior to and without giving pro forma effect to the impact of the Business Combination, to aid the reader to evaluate our business, financial condition, results of operations and prospects, considering the pro forma effect of our recent acquisitions on our historical results of operations and to improve the comparability of our financial information across multiple periods.
The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited supplemental pro forma condensed combined statement of profit or loss for the fiscal year ended June 30, 2020.
Pro forma adjustments, as applicable, reflect the effect of the acquisitions mentioned above on the combined statement of profit or loss had they been completed on July 1, 2019, as follows:
•
increase in amortization expense on fair value of intangibles assets recognized (customer relationship, purchase contract and brands);

•
increase in depreciation expense on fair value adjustment of property, plant and equipment; and

•
tax effect on pro forma adjustments; and

•
non-controlling interests.

The unaudited supplemental pro forma adjustments are based on available information and certain assumptions that are factually supportable and that we believe are reasonable under the circumstances. We have only included material adjustments that are directly attributable to the acquisitions, factually supportable and, expected to have a continuing impact on the combined profit or loss. The unaudited supplemental pro forma condensed combined statement of profit or loss is presented for informational purposes only. The unaudited pro forma condensed combined statement of profit or loss does not purport to represent what our actual combined results of operations would have been had the acquisitions occurred on the date indicated, nor it is indicative of future combined results of operations.
The unaudited supplemental pro forma condensed combined statement of profit or loss should be read in conjunction with the following:
•
the accompanying notes to the unaudited supplemental pro forma condensed combined statement of profit or loss; and

•
our historical audited combined financial statements for the fiscal year ended June 30, 2020, included elsewhere in this prospectus.

The unaudited supplemental pro forma condensed statement of profit or loss has been prepared using the acquisition method of accounting under IFRS 3. The unaudited pro forma condensed combined statement of profit or loss including the allocation of the consideration transferred, is based on our estimates of the fair value of the assets acquired and liabilities assumed, using available information. The unaudited pro forma condensed combined statement of profit or loss does not reflect any cost savings and operating synergies or revenue enhancements that we may achieve as a result of the acquisitions or the costs to integrate them to our operations or the costs necessary to achieve these cost savings and operating synergies, such as procurement, distribution and administrative structure efficiencies and revenue enhancements.
For further details on the allocation of the consideration transferred for the acquisitions listed above, see note 18 to our unaudited interim condensed combined financial statements as of December 31, 2022 and for the six-month period ended December 31, 2022 and 2021 and note 20 to our audited combined financial statements as of and for the year ended June 30, 2021 included elsewhere in this prospectus.

Unaudited Supplemental Pro Forma Condensed Combined Statement of Profit or Loss
For the Year Ended June 30, 2020
(amounts in millions of reais)
	Lavoro Group Historical	AGP Group Historical (i)	Produtec Historical (ii)	Central Agrícola Historical (iii)	Fertilyser Historical (iv)	AgSe Historical (v)	Integra Historical (vi)	Qualicitrus Historical (vii)	América Historical (viii)	Desempar Historical (ix)	Cultivar Historical (x)	Agrobiológica Historical (xi)	Produttiva Historical (xii)	Cenagro Historical (xiii)	Cenagral Historical (xiv)	Union Agro Historical (xv)	AgroZap Historical (xvi)	Nova Geração Historical (xvii)	Floema Historical (xviii)	Casa Trevo Historical (xvix)	CATR Historical (xvx)	Provecampo Historical (xxi)	Sollo Sul Historical (xxii)	Dissul Historical (xxiii)	Pro forma adjust- ments	Note	Lavoro Group Pro Forma
Revenue	2,706.3	416.2	114.7	355.1	4.0	60.1	126.0	296.2	173.0	629.5	252.4	42.8	113.9	124.7	2.2	105.3	185.1	21.9	76.7	51.0	61.5	26.7	228.7	11.4	—		6,185.1
Cost of goods sold	(2,384.1)	(375.9)	(87.5)	(311.2)	(2.9)	(51.7)	(97.3)	(266.2)	(144.8)	(540.8)	(203.3)	(6.0)	(100.1)	(107.3)	(1.9)	(62.5)	(165.6)	(16.6)	(62.4)	(43.7)	(67.4)	(22.2)	(205.0)	(10.0)	—		(5,336.5)
Gross profit	322.2	40.3	27.2	43.8	1.1	8.4	28.7	30.0	28.2	88.7	49.1	36.8	13.8	17.4	0.3	42.7	19.5	5.3	14.3	7.3	(6.0)	4.5	(16.7)	1.3	—		848.5
Operating expenses:
Sales, general and administrative expenses	(394.7)	(16.4)	(10.9)	(7.3)	(0.9)	(9.6)	(8.4)	(33.3)	(5.9)	(58.2)	(36.9)	(4.0)	(5.6)	(14.1)	(0.2)	(17.8)	(14.5)	(2.1)	(4.1)	(5.1)	(5.2)	(1.8)	(16.7)	(0.1)	(36.7)	2(a) 2(c) 2(d) 2(b)	(710.4)
Other operating income (expenses), net	10.8	(0.0)	3.3	0.9	0.0	0.0	0.0	0.9	(0.4)	2.3	2.6	(8.9)	3.6	0.0	0.0	(0.2)	2.2	0.1	0.3	0.0	0.1	1.1	1.3	(0.0)	—		20.0
Operating profit (loss)	(61.7)	23.8	19.6	37.5	0.2	(1.1)	20.4	(2.5)	21.9	32.8	14.8	23.9	11.8	3.4	0.1	24.7	7.2	3.2	10.5	2.2	(11.1)	3.9	8.2	1.2	(36.7)		158.1
Finance income (costs):
Finance income	55.5	4.2	1.3	38.7	—	0.1	0.2	3.6	2.7	24.4	0.3	0.1	0.1	2.3	—	0.1	1.7	0.0	0.0	0.1	0.1	0.7	0.2	0.0	—		136.5
Finance costs	(168.7)	(8.9)	(0.8)	(59.5)	—	—	(15.8)	(0.7)	(6.6)	(17.6)	(12.1)	(0.1)	(0.3)	(1.2)	—	(0.6)	(6.5)	0.0	(0.4)	(0.1)	(0.1)	(0.1)	(1.9)	(0.0)	—		(302.3)
Profit (loss) before income taxes	(174.9)	19.1	20.1	16.6	0.2	(1.0)	4.8	0.4	17.9	39.6	3.1	23.9	11.5	4.5	0.1	24.2	2.4	3.3	10.1	2.2	(11.1)	4.5	6.5	1.2	(36.7)		(7.7)
Income taxes	53.4	(8.0)	(3.6)	(8.8)	(0.4)	(1.5)	(2.3)	(0.1)	(5.0)	(11.9)	(1.4)	—	—	(0.3)	0.0	(3.9)	—	(0.9)	(2.6)	(0.5)	(2.2)	—	(0.7)	(0.3)	12.4	2(e)	11.4
Net income (loss)	(121.5)	11.1	16.5	7.8	(0.2)	(2.4)	2.4	0.3	12.9	27.7	1.6	23.9	11.5	4.1	0.1	20.3	2.4	2.4	7.4	1.7	(13.3)	4.5	5.9	0.9	(24.3)		3.7
Attributable to:
Equity holders of the parent	(108.7)	9.1	10.7	6.4	(0.2)	(2.4)	1.8	0.2	11.2	23.5	1.0	15.6	9.2	3.3	0.1	14.8	1.3	1.6	4.7	1.4	(10.5)	4.2	5.5	0.8	(19.3)		(14.8)
Non-controlling interest	(12.8)	2.0	5.8	1.4	(0.0)	(0.0)	0.7	0.1	21.7	54.2	0.6	8.3	2.3	0.8	0.0	85.5	1.1	0.8	2.8	0.3	(2.8)	0.2	0.4	0.1	(5.0)	2(f)	18.5

(i)
Historical unaudited profit or loss data of the AGP Group for the pre-acquisition period from July 1, 2019 to January 21, 2020.

(ii)
Historical unaudited profit or loss data of Produtec for the pre-acquisition period from July 1, 2019 to April 1, 2020.

(iii)
Historical unaudited profit or loss data of Central Agrícola for the pre-acquisition period from July 1, 2019 to May 20, 2020.

(iv)
Historical unaudited profit or loss data of Fertilyser for the pre-acquisition period from July 1, 2019 to February 28, 2020.

(v)
Historical unaudited profit or loss data of AgSe for the pre-acquisition period from July 1, 2019 to February 28, 2020.

(vi)
Historical unaudited profit or loss data of Integra for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(vii)
Historical unaudited profit or loss data of Qualicitrus for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(viii)
Historical unaudited profit or loss data of América for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(ix)
Historical unaudited profit or loss data of Desempar for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(x)
Historical unaudited profit or loss data of Cultivar for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xi)
Historical unaudited profit or loss data of Agrobiológica Soluções for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xii)
Historical unaudited profit or loss data of Produttiva for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xiii)
Historical unaudited profit or loss data of Cenagro for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xiv)
Historical unaudited profit or loss data of Cenagral for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xv)
Historical unaudited profit or loss data of Union Agro for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xvi)
Historical unaudited profit or loss data of AgroZap for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xvii)
Historical unaudited profit or loss data of Nova Geração for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xviii)
Historical unaudited profit or loss data of Floema for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xvix)
Historical unaudited profit or loss data of Casa Trevo for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xvx)
Historical unaudited profit or loss data of CATR for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xxi)
Historical unaudited profit or loss data of Provecampo for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xxii)
Historical unaudited profit or loss data of Sollo Sul for the pre-acquisition period from July 1, 2019 to June 30, 2020.

(xxiii)
Historical unaudited profit or loss data of Dissul for the pre-acquisition period from July 1, 2019 to June 30, 2020.

Notes to Unaudited Supplemental Pro Forma Condensed Combined Statement of Profit or Loss
For the Year Ended June 30, 2020
(amounts in millions of reais, except percentages)
1.
Summary of fair value adjustments

Below is a summary of the fair value adjustments recorded on each acquisition date (except for inventories which is described in note 3). See note 20 to our audited combined financial statements:
	AGP Group	Produtec	Central Agrícola	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Cenagral (*)	Union Agro	AgroZap	Nova Geração	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo
Customer relationship (2(a))	65.6	2.8	2.5	8.4	11.8	32.2	55.4	6.2	5.5	26.1	2.6	—	7.0	6.0	4.3	1.0	0.4	2.1	14.9	12.4
Purchase contracts (2(b))	—	—	0.2	—	—	8.6	—	—	0.0	0.0	—	—	—	—	—	—	—	—	—	—
Property, plant and equipment (2(c))	—	—	—	—	0.3	—	2.4	2.0	—	—	—	—	—	—	—	—	—	—	—	—
Brands (2(d))	—	—	—	—	—	—	—	—	5.9	—	—	7.4	1.3	—	—	—	—	—	—	—

(*)
Intangible asset with an indefinite useful life due to the continued use of the brand.

2.
Pro forma adjustments

(a)
Pro forma amortization adjustment on the fair value of customer relationship

Below is the calculation of the pro forma amortization adjustment on the fair value of customer relationship for each acquisition. Amortization is calculated using the straight-line method.
	AGP Group	Produtec	Central Agrícola	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Union Agro	AgroZap	Nova Geração	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo	Total pro forma adjustments
Estimated useful life (years)	6.0	4.0	13.5	7.6	8.0	5.3	8.3	16.5	3.0	9.2	11.0	7.2	11.0	13.0	5.0	5.2	13.2	12.0	9.6	—
Pre-acquisition period (years)	0.526	0.753	0.887	1.000	1.000	1.000	1.003	1.000	1.001	0.995	0.941	1.000	0.970	0.980	1.000	1.000	1.000	1.000	1.000	—
Pro forma adjustments	5.8	0.5	0.2	1.1	1.5	6.1	6.7	0.4	1.8	2.8	0.2	0.9	0.5	0.3	0.2	0.1	0.4	1.2	1.6	32.4

(b)
Pro forma amortization adjustment on the fair value of purchase contracts

Below is the calculation of the pro forma amortization adjustment on the fair value adjustment on purchase contracts acquired. Amortization is calculated using the straight-line method.
	Central Agrícola	América	Agrobiológica	Total pro forma adjustments
Estimated useful life (years)	5.0	4.0	3.0	—
Pre-acquisition period (years)	0.882	1.000	1.001	—
Pro forma adjustments	0.0	2.1	0.0	2.2

(c)
Pro forma amortization adjustment on the fair value of property, plant and equipment

Below is the calculation of the pro forma amortization adjustment on the fair value adjustment on property, plant and equipment. Depreciation is calculated using the straight-line method.
	Qualicitrus	Desempar	Cultivar	Total pro forma adjustments
Estimated useful life (years)	8.9	8.9	8.9	—
Pre-acquisition period (years)	1.000	1.000	1.000	—
Pro forma adjustments	0.0	0.3	0.2	0.5

(d)
Pro forma amortization adjustment on the fair value of brands

Below is the calculation of the pro forma amortization adjustment on the fair value adjustment of the Agrobiológica and Union Agro brands. Amortization is calculated using the straight-line method.
	Agrobiológica	Union Agro	Total pro forma adjustments
Estimated useful life (years)	20.0	1.0	—
Pre-acquisition period (years)	1.000	1.000	—
Pro forma adjustments	0.3	1.3	1.6

(e)
Tax effects on pro forma adjustments.

Represents the tax impact on the pro forma adjustments, using a statutory income tax rate of 34% for acquisitions located in Brazil and 32% for acquisition located in Colombia.
(f)
Effect of pro forma adjustments on profit for the year attributable to the net investment of the parent and non-controlling interests

Pro forma adjustments:	Group AGP	Produtec	Central Agrícola	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Union	Agrozap	Nova Geração	Casa Trevo	CATR	Sollo Sul	Floema	Provecampo	Total Pro forma Adjustments
Depreciation and amortization	(5.8)	(0.5)	(0.2)	(1.1)	(1.5)	(8.2)	(7.0)	(0.6)	(2.1)	(2.8)	(0.2)	(2.3)	(0.5)	(0.3)	(0.2)	(0.1)	(0.4)	(1.2)	(1.6)	—
Income taxes effect (34% Brazil and 32% Colombia)	2.0	0.2	0.1	0.4	0.5	2.8	2.4	0.2	0.7	1.0	0.1	0.8	0.2	0.1	0.1	0.0	0.1	0.4	0.5	—
Non-controlling interests (%)	18%	35%	18%	28%	46%	13%	15%	37%	35%	20%	20%	27%	46%	33%	21%	21%	7%	37%	5%	—
Pro forma adjustments	(0.7)	(0.1)	(0.0)	(0.2)	(0.5)	(0.7)	(0.7)	(0.1)	(0.5)	(0.4)	(0.0)	(0.4)	(0.2)	(0.1)	(0.0)	(0.0)	(0.0)	(0.3)	(0.1)	(5.0)

3.
Fair value adjustment on inventory

The estimated fair value adjustment on inventory amounted to R$95.4 million, which has not been reflected in the pro forma statement of income as it is not expected to have a continuing impact.

Fiscal Year 2021 Non-IFRS Financial Measures and Reconciliations
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin
The following table sets forth our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin information and reconciliations to our profit (loss) for the fiscal year ended June 30, 2021:
	For the Fiscal Year Ended June 30, 2021
	Lavoro Group Historical	Pre-Acquisition Period(1)																		Pro Forma Adjustments(1)	Lavoro Group Pro Forma
		Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Cenagral	Union Agro	AgroZap	Nova Geração	Floema	Casa Trevo	CATR	Provecampo	Dissul	Sollo Sul
		(in R$ millions, except as otherwise indicated)
Pro forma profit (loss) for the year	21.5	(0.6)	7.4	2.7	29.1	26.3	2.6	19.0	2.5	3.6	22.6	(17.0)	0.7	10.6	4.7	2.8	8.9	1.4	16.3	(13.6)	151.1
(+) Pro forma depreciation and amortization	53.4	0.0	0.2	0.1	1.0	0.4	0.0	0.2	1.7	0.2	1.3	0.8	0.1	0.2	0.1	0.1	0.1	0.0	1.0	20.6	81.8
(+) Fair value on inventories sold from acquired companies	39.5	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	39.5
(+) Pro forma income taxes current and deferred	24.7	0.1	—	4.1	13.8	3.7	—	—	2.9	2.1	5.6	—	—	0.5	2.3	1.4	4.5	—	—	(7.0)	58.7
(+) Pro forma finance income (costs), net	85.8	—	(0.1)	0.4	3.0	5.6	0.1	0.4	(1.5)	0.0	1.2	3.8	(0.1)	0.5	2.3	1.4	4.5	—	—	(7.0)	58.7
(+) M&A expenses(2)	40.2	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Pro Forma Adjusted EBITDA	265.1	(0.5)	7.4	7.3	46.9	36.0	2.7	19.6	5.6	5.9	30.7	(12.4)	0.7	11.5	7.4	4.4	13.6	1.4	18.6	—	471.7
(/) Pro forma revenue	5,098.5	11.5	119.7	145.4	557.9	294.2	4.6	175.2	163.9	16.3	153.0	230.1	17.0	89.8	99.2	65.2	43.6	13.5	275.0	—	7,573.7
Pro Forma Adjusted EBITDA Margin	5.2%	(4.3)%	6.3%	5.0%	8.4%	12.2%	60.9%	11.2%	3.4%	36.2%	20.0%	(5.4)%	4.0%	12.8%	7.4%	6.8%	31.3%	10.2%	6.8%	N/A	6.2%

(1)
For an explanation of these pro forma adjustments, see the accompanying notes to our unaudited pro forma condensed combined financial information.

(2)
M&A expenses primarily include M&A team compensation expenses and accounting and tax due diligence expenses.

Historical Net Debt (Net Cash) and Historical Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio
The following table sets forth our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio information and reconciliations to our borrowings for the fiscal year ended June 30, 2021:
As of and For the Fiscal Year Ended June 30, 2021
(in R$ millions, except as otherwise indicated)
Borrowings (current and non-current)	242.4
Leases liabilities (current and non-current)	75.1
Payables for the acquisition of subsidiaries (current and non-current)	215.2
(-) Cash equivalents	(459.5)
Net Debt	73.2
Pro Forma Adjusted EBITDA	471.7
Net Debt/Pro Forma Adjusted EBITDA Ratio	0.2x
For further information on why our management chooses to use these non-IFRS financial measures, and on the limits of using these non-IFRS measures, please see “Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures.”

Fiscal Year 2020 Non-IFRS Financial Measures and Reconciliations
Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin
The following table sets forth our Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA Margin information and reconciliations to our profit (loss) for the fiscal year ended June 30, 2020:
	For the Fiscal Year Ended June 30, 2020
	Lavoro Group Historical	Pre-Acquisition period(1)																							Pro Forma Adjustments(1)	Lavoro Group Pro Forma
		AGP Group	Produtec	Central Agrícola	Fertilyser	AgSe	Integra	Qualicitrus	América	Desempar	Cultivar	Agrobiológica	Produttiva	Cenagro	Cenagral	Union Agro	AgroZap	Nova Geração	Floema	Casa Trevo	CATR	Provecampo	Sollo Sul	Dissul
	(in R$ millions, except as otherwise indicated)
Pro forma profit (loss) for the year	(121.5)	11.1	16.5	7.8	(0.2)	(2.4)	2.4	0.3	12.9	27.7	1.6	23.9	11.5	4.1	0.1	20.3	2.4	2.4	7.4	1.7	(13.3)	4.5	5.9	0.9	(24.3)	3.7
(+) Pro forma depreciation and amortization	36.7	0.4	0.0	0.6	—	—	0.1	0.6	0.5	2.4	0.5	—	0.2	1.4	0.1	1.2	0.9	0.1	0.1	0.1	0.1	0.1	1.2	—	36.7	84.0
(+) Fair value on inventories sold from acquired companies	13.8	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	13.8
(+) Pro forma income taxes current and deferred	(53.4)	8.0	3.6	8.8	0.4	1.5	2.3	0.1	5.0	11.9	1.4	—	—	0.3	(0.0)	3.9	—	0.9	2.6	0.5	2.2	—	0.7	0.3	(12.4)	(11.4)
(+) Pro forma finance income (costs), net	113.2	4.7	(0.5)	20.8	—	(0.1)	15.6	(2.9)	3.9	(6.8)	11.7	0.0	0.3	(1.1)	(0.0)	0.5	4.8	(0.0)	0.4	(0.0)	0.1	(0.6)	1.7	0.0	—	165.8
(+) M&A expenses(2)	36.9	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	36.9	36.9
Pro Forma Adjusted EBITDA	25.7	24.2	19.6	38.0	0.2	(1.0)	20.4	(1.9)	22.3	35.2	15.2	23.9	12.0	4.7	0.2	25.9	8.1	3.4	10.6	2.3	(10.9)	4.0	9.4	1.2	—	292.8
(/) Pro forma revenue	2.706.3	416.2	114.7	355.1	4.0	60.1	126.0	296.2	173.0	629.5	252.4	42.8	113.9	124.7	2.2	105.3	185.1	21.9	76.7	51.0	61.5	26.7	228.7	11.4	(91.1)	6,185.1
Pro Forma Adjusted EBITDA Margin	0.9%	5.8%	17.1%	10.7%	5.0%	(1.7)%	16.2%	(0.6)%	12.9%	5.6%	6.0%	55.8%	10.5%	3.8%	11.3%	24.6%	4.4%	15.5%	13.8%	4.4%	(17.8)%	14.8%	4.1%	10.4%	N/A	4.7%

(1)
For an explanation of these pro forma adjustments, see the accompanying notes to our unaudited supplemental pro forma condensed combined financial information above.

(2)
M&A expenses primarily include M&A team compensation expenses and accounting and tax due diligence expenses.

Historical Net Debt (Net Cash) and Historical Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio
The following table sets forth our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio information and reconciliations to our borrowings for the fiscal year ended June 30, 2020:
As of and For the Fiscal Year Ended June 30, 2020
(in R$ millions, except as otherwise indicated)
Borrowings (current and non-current)	168.6
Leases liabilities (current and non-current)	41.6
Payables for the acquisition of subsidiaries (current and non-current)	126.8
(-) Cash equivalents	(158.5)
Net Debt	178.5
Pro Forma Adjusted EBITDA	292.8
Net Debt/Pro Forma Adjusted EBITDA Ratio	0.6x
For further information on why our management chooses to use these non-IFRS financial measures, and on the limits of using these non-IFRS measures, please see “Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures.”
Liquidity and Capital Resources
As of December 31, 2022, we had R$363.3 million in cash equivalents. As of June 30, 2022, 2021 and 2020, we had R$254.4 million, R$459.5 million and R$158.5 million in cash equivalents, respectively. We believe that our current available cash equivalents and the cash flows from our operating activities will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for the next 12 months.
Because of the likelihood that our Warrants will expire worthless or may be exercised on a “cashless” basis, we do not intend to rely on the receipt of proceeds from the exercise of Warrants to fund our liquidity and capital resource requirements. See “— Proceeds from Warrants” below. Similarly, because of the likelihood that we will be required to repurchase Forward Purchase Agreement Shares from FPA Investors on the Maturity Date, we do not intend to rely on the receipt of proceeds in connection therewith to fund our liquidity and capital resource requirements. See “— Forward Purchase Agreements” below.
Cash Flows
The following table shows the generation and use of cash for the periods indicated:
	For the Six-Month Period Ended December 31,			For the Fiscal Year Ended June 30,
	2022	2022	2021	2022	2022	2021	2020
	(US$ millions(1))	(R$ millions)		(US$ millions(1))	(R$ millions)
Cash Flow Data
Net cash flows (used in) from operating activities	(135.7)	(707.8)	(504.8)	(46.9)	(244.6)	53.8	(11.4)
Net cash flows used in investing activities	(43.4)	(226.2)	(143.2)	(56.3)	(294.0)	(393.4)	(280.4)
Net cash flows provided by financing activities	199.9	1,042.9	378.7	63.9	333.5	640.5	381.0

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”
Cash equivalents are comprised of short-term highly liquid investments with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value. For more information, see note 4 to our unaudited interim condensed combined financial statements and note 5 to our audited combined financial statements included elsewhere in this prospectus.
Operating Activities
In the six-month period ended December 31, 2022, our net cash used in operating activities increased by R$202.9 million, from R$504.8 million in the six-month period ended December 31, 2021 to R$707.8 million in the six-month period ended December 31, 2022, mainly due to : (i) an increase of R$422.7 million in our cash use for operating assets and liabilities, the variations of trade payables, taxes recoverable and salaries and social charges being the largest contributors to this increase, and (ii) an increase of R$28.5 million in interest paid on trade payables and lease liabilities as a result of the larger volume of our operations. This was partially offset by an increase of R$249.5 million in our profit for the period and the adjustments to reconcile profit for the year to net cash flows, as a result of the larger volume of our operations and an increase in our operating margins in the period.
In the fiscal year ended June 30, 2022, our net cash used in operating activities increased by R$298.4 million, from net cash flows generated from operating activities of R$53.8 million in the fiscal year ended June 30, 2021 to net cash used in operating activities of R$244.6 million in the fiscal year ended June 30, 2022, mainly due to: (i) a decrease of R$593.3 million in our cash use for operating assets and liabilities, the variations of inventories, trade receivables and advances from customers being the largest contributors to this decrease, and (ii) an increase of R$151.7 million in interest paid on trade payables and leases liabilities as a result of a larger volume of our operations. This was partially offset by: (i) an increase of R$202.7 million in interest received from revenue contracts as a result of a larger volume of our operations, and (ii) an increase of R$86.2 million in our profit for the period and the adjustments to reconcile profit for the year to net cash flows, as a result of the larger volume of our operations and an increase in our operating margins in the period.
In the fiscal year ended June 30, 2021, our net cash generated from operating activities increased by R$65.3 million, from net cash flows used in operating activities of R$11.4 million in the fiscal year ended June 30, 2020 to net cash flows from operating activities of R$53.8 million in the fiscal year ended June 30, 2021, mainly due to: (i) an increase of R$124.0 million in our cash operating results as a result of the larger volume of our operations and an increase in our operating margins in the period; and (ii) an increase of R$24.4 million in our cash use for operating assets and liabilities as a result of a decrease in our cash conversion cycle; this was partially offset by an increase in interest paid on trade payables and leases liabilities of R$181.1 million as a result of a larger volume of our operations.
Investing Activities
In the six-month period ended December 31, 2022, our net cash used in investing activities increased by R$83.0 million, from R$143.2 million in the six-month period ended December 31, 2021 to R$226.2 million in the six-month period ended December 31, 2022, mainly due to: (i) an increase of R$87.5 million in the acquisition of non-controlling interests, relating to Cultivar and Pitangueiras, in the six-month period ended December 31, 2022 compared to the corresponding period in 2021; and (ii) an increase in additions to property, plant and equipment and intangible assets in the period of R$25.0 million, in particular as a result of the larger volume of our operations. This was partially offset by a R$30.1 million decrease in the acquisition of subsidiaries, net of cash acquired, in the period.
In the fiscal year ended June 30, 2022, our net cash flows used in investing activities decreased by R$99.4 million, or 25.3%, from R$393.4 million in the fiscal year ended June 30, 2021 to R$294.0 million in the fiscal year ended June 30, 2022, mainly due to: (i) a decrease of R$70.0 million in acquisition of subsidiaries, net of cash acquired in 2022 compared to 2021; and (ii) and decrease in acquisition of non-controlling interests of R$45.1 million. This was partially offset by a R$12.8 million increase in additions to property, plant and equipment and intangible assets.
In the fiscal year ended June 30, 2021, our net cash flows used in investing activities increased by R$112.9 million, or 40.3%, from R$280.4 million in the fiscal year ended June 30, 2020 to R$393.4 million in the fiscal year ended June 30, 2021, mainly due to an increase in acquisitions of non-controlling interests in Lavoro Agrocomercial of R$79.5 million and an increase of R$36.0 million related to acquisition of subsidiaries in 2021 compared to 2020 (see note 20 to our audited combined financial statements). This was partially offset by a R$3.7 million increase in proceeds from the sale of property, plant and equipment.
Financing Activities
In the six-month period ended December 31, 2022, our net cash provided by financing activities increased by R$664.2 million, from R$378.7 million in the six-month period ended December 31, 2021 to R$1,042.9 million in the six-month period ended December 31, 2022, mainly due to a R$782.4 million increase in proceeds from borrowings and a R$143.1 million increase in proceeds from FIAGRO quota holders, net of transaction costs, which was partially offset by a R$76.7 million decrease in the repayment of borrowings.
In the fiscal year ended June 30, 2022, our net cash flows provided by financing activities decreased by R$307.0 million, or 47.9%, from R$640.5 million in the fiscal year ended June 30, 2021 to R$333.5 million in the fiscal year ended June 30, 2022, mainly due to a R$592.2 million decrease in proceeds from capital contributions and dividends paid, which was partially offset by a R$323.0 million decrease in the repayment of borrowings and proceeds from borrowings.
In the fiscal year ended June 30, 2021, our net cash flows provided by financing activities increased by R$259.5 million, or 68.1%, from R$381.0 million in the fiscal year ended June 30, 2020 to R$640.5 million in the fiscal year ended June 30, 2021, mainly due to: (i) a R$404.2 million increase in proceeds from borrowings, which were used mostly for working capital needs; and (ii) a R$163.1 million increase in capital contributions. This was partially offset by a R$301.5 million increase in the repayment of borrowings.
Indebtedness
As of December 31, 2022, we had R$1,733.6 million in outstanding borrowings (current and non-current) (compared to R$710.6 million, R$242.4 million and R$168.6 million as of June 30, 2022, 2021 and 2020, respectively). In addition, as of December 31, 2022, we had R$143.1 million in obligations to FIAGRO quota holders (nil as of June 30, 2022, 2021 and 2020). For more information on FIAGRO, see note 16 to our unaudited interim condensed combined financial statements.
The following is a description of our material indebtedness as of December 31, 2022:
On September 15, 2014, our subsidiary Union Agro issued a Credito Fixo to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$1.4 million, with interest accruing at a rate per annum equal to the 4.50% and maturing on October 15, 2024. As of December 31, 2022, R$0.2 million was outstanding under this credit facility.
On December 22, 2014, our subsidiary Union Agro issued a Credito Fixo to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$0.1 million, with interest accruing at a rate per annum equal to the 4.5% and maturing on January 15, 2025. As of December 31, 2022, R$0.0 million was outstanding under this credit facility.
On December 4, 2015, our subsidiary Union Agro issued a Credito Fixo to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$0.1 million, with interest accruing at a rate per annum equal to the 7.00% and maturing on December 15, 2023. As of December 31, 2022, R$0.0 million was outstanding under this credit facility.
On December 7, 2015, our subsidiary Union Agro issued a Credito Fixo to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$0.4 million, with interest accruing at a rate per annum equal to the 7.00% and maturing on December 15, 2023. As of December 31, 2022, R$0.1 million was outstanding under this credit facility.
On June 1, 2020, our subsidiary Distribuidora Pitangueiras de Produtos Agropecuários S.A., or Pitangueiras, issued an Export Credit Note (Nota de Crédito à Exportação), or NCE, to Banco ABC Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$20.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.40% and maturing on June 1, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$20.3 million was outstanding under this credit facility.
On July 7, 2020 (as amended on June 22, 2021 and as further amended on June 22, 2022), our subsidiary Lavoro Agrocomercial issued an Export Credit Note (Nota de Crédito à Exportação), or NCE, to Banco ABC Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$11.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.60% and maturing on June 22, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$11.0 million was outstanding under this credit facility.
On July 24, 2020 (as amended on April 20, 2021, October 14, 2021 and April 18, 2022), our subsidiary Pitangueiras issued a Bank Credit Note (Cédula de Crédito Bancário, or “CCB”), to Banco Itaú Unibanco S.A. in consideration of a term loan credit facility in the principal amount of R$26.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.60%, through October 18, 2021, and to the CDI Rate plus 3.30%, as of October 19, 2021 and to the CDI Rate plus 2.70%, as of April 13, 2022. This loan matures on April 13, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$28.9 million was outstanding under this credit facility.
On August 20, 2020, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$1.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.50% and maturing on August 19, 2023. As of December 31, 2022, R$0.3 million was outstanding under this credit facility.
On August 22, 2020, our subsidiary Cultivar entered into a BNDES FGI term loan facility with Banco Santander (Brasil) S.A., in the principal amount of R$5.0 million, with interest accruing at a rate of 9.3807% per annum and maturing on August 21, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$1.6 million was outstanding under this credit facility.
On August 27, 2020, our subsidiary Cultivar entered into a BNDES FGI term loan facility with Banco Itaú Unibanco S.A. in the principal amount of R$10.0 million, with interest accruing at a rate of 9.38% per annum and maturing on September 28, 2024. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$4.7 million was outstanding under this credit facility.
On September 8, 2020, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$4.5 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.50% and maturing on September 15, 2023. As of December 31, 2022, R$1.7 million was outstanding under this credit facility.
On September 12, 2022, our subsidiary Lavoro Agrocomercial issued an NCE to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$50.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.86% and maturing on August 25, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$52.8 million was outstanding under this credit facility.
On October 27, 2020, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$1.7 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.50% and maturing on October 21, 2023. As of December 31, 2022, R$0.7 million was outstanding under this credit facility.
On November 9, 2020, our subsidiary Facirolli Comércio e Representação S/A. issued a CCB to Banco Bradesco S.A. in consideration of a term loan credit facility in the principal amount of R$4.8 million, with interest accruing at a rate per annum equal to 10.25% and maturing on November 10, 2025. As of December 31, 2022, R$3.5 million was outstanding under this credit facility.
On November 16, 2020, our subsidiary Facirolli Comércio e Representação S/A. issued a CCB to Banco Daycoval S.A. in consideration of a term loan credit facility in the principal amount of R$4.0 million, with interest accruing at a rate per annum equal to 10.03% and maturing on September 16, 2024. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$1.5 million was outstanding under this credit facility.
On January 22, 2021, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$2.5 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.50% and maturing on August 10, 2023. As of December 31, 2022, R$0.8 million was outstanding under this credit facility.
On September 29, 2021, our subsidiary Lavoro Agrocomercial S.A. issued a CCB to Banco C6 S.A. in consideration of a term loan credit facility in the principal amount of R$12.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.91% and maturing on September 29, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$4.5 million was outstanding under this credit facility.
On August 18, 2021, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$3.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.10% and maturing on February 25, 2023. As of December 31, 2022, R$0.5 million was outstanding under this credit facility.
On September 21, 2021, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$5.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 9.25% and maturing on March 5, 2023. As of December 31, 2022, R$1.3 million was outstanding under this credit facility.
On October 11, 2021, our subsidiary Union Agro issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$6.5 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.09% and maturing on October 11, 2023. As of December 31, 2022, R$5.4 million was outstanding under this credit facility.
On October 13, 2021, our subsidiary Lavoro Agrocomercial issued an NCE to Banco Itaú Unibanco S.A. in consideration of a term loan credit facility in the principal amount of R$20.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.40% and maturing on October 18, 2022. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$20.7 million was outstanding under this credit facility.
On October 28, 2021, our subsidiary Facirolli Comércio e Representações S.A. issued a 4131 note to Banco ABC S.A. in consideration of a term loan credit facility in the principal amount of R$7.0 million, with interest accruing at a rate per annum equal to 3.91% and maturing on May 22, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$2.5 million was outstanding under this credit facility.
On November 22, 2021, (as amended on May 23, 2022) our subsidiary Produtec entered into a Law No. 4,131/1962 term loan credit facility, or a 4,131 facility, with Banco Itaú Unibanco S.A., in the principal amount of R$25.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.75% and maturing on November 21, 2022. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$25.5 million was outstanding under this credit facility.
On December 2, 2021, (as amended on June 1, 2022) our subsidiary Produtec issued an NCE to Banco Alfa S.A. in consideration for a term loan credit facility in the principal amount of R$6.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.40% and amortizing monthly during the life of the contract until maturity on June 1, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$6.1 million was outstanding under this credit facility.

On December 2, 2021, (as amended on June 1, 2022) our subsidiary Produtec issued a CCB to Banco Alfa S.A. in consideration for a term loan credit facility in the principal amount of R$20.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.40% and amortizing monthly during the life of the contract until maturity on June 1, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$20.3 million was outstanding under this credit facility.
On December 10, 2021, (as amended on August 5, 2022) our subsidiary Lavoro Agrocomercial issued an NCE to Banco BTG Pactual S.A. in consideration for a term loan credit facility in the principal amount of R$46.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.65% and maturing on April 10, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$47.0 million was outstanding under this credit facility.
On February 21, 2022, our subsidiary Pitangueiras issued an NCE to Banco do Brasil S.A. in consideration for a term loan credit facility in the principal amount of R$16.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.34% and maturing on February 24, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$18.1 million was outstanding under this credit facility.
On March 11, 2022, our subsidiary Agrobiológica issued a CCB to SICOOB S.A. in consideration of a term loan credit facility in the principal amount of R$19.3 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.35% and maturing on March 15, 2027. As of December 31, 2022, R$16.4 million was outstanding under this credit facility.
On March 29, 2022, our subsidiary Pitangueiras entered into a 4,131 facility with Banco Itaú S.A. in the principal amount of R$28.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.46% and maturing on March 24, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$31.3 million was outstanding under this credit facility.
On May 10, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$11,700.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.40% and maturing on May 10, 2023. As of December 31, 2022, COP$11,700.0 million was outstanding under this credit facility.
On May 13, 2022, our subsidiary Lavoro Holding entered into a 4,131 facility with Banco Itaú BBA S.A. in the principal amount of R$62.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.55% and maturing on May 11, 2023. This term loan credit facility is guaranteed by our subsidiaries Lavoro Agrocomercial S.A and Distribuidora Pitangueiras. As of December 31, 2022, R$67.4 million was outstanding under this credit facility.
On May 16, 2022, our subsidiary Lavoro Holding S.A. entered into a 4,131 facility with Banco Santander S.A. in consideration of a term loan credit facility in the principal amount of R$26.1 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.35% and maturing on May 11, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$28.7 million was outstanding under this credit facility.
On May 16, 2022, our subsidiary Crop Care issued a 4131 note to Banco Santander S.A. in consideration of a term loan credit facility in the principal amount of R$23.9 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.35% and maturing on May 11, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$26.3 million was outstanding under this credit facility.
On May 20, 2022, our subsidiary Pitangueiras issued a CCB to Banco Santander (Brasil) S.A. in consideration of a term loan credit facility in the principal amount of R$18.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.33% and maturing on May 22, 2023. This term loan credit facility is guaranteed by our subsidiaries Lavoro Agro Holding S.A. and Lavoro Agrocomercial. As of December 31, 2022, R$19.7 million was outstanding under this credit facility.
On May 24, 2022, our subsidiary Lavoro Agrocomercial S.A. issued a CCB to Banco Santander S.A. in consideration of a term loan credit facility in the principal amount of R$80.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.04% and maturing on August 23, 2022. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$84.9 million was outstanding under this credit facility.
On May 26, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$5,500.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.40% and maturing on May 26, 2023. As of December 31, 2022, COP$2,291.7 million was outstanding under this credit facility.
On June 14, 2022, our subsidiary Lavoro Holding S.A. issued a CCB to Banco BTG S.A. in consideration of a term loan credit facility in the principal amount of R$17.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.4% and maturing on June 14, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$18.5 million was outstanding under this credit facility.
On June 20, 2022, our subsidiary Lavoro Holding S.A. issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$17.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.79% and maturing on June 20, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$17.1 million was outstanding under this credit facility.
On June 24, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$3,195.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.70% and maturing on June 24, 2023. As of December 31, 2022, COP$1,597.5 million was outstanding under this credit facility.
On June 24, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$1,805.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.70% and maturing on June 24, 2023. As of December 31, 2022, COP$902.5 million was outstanding under this credit facility.
On June 25, 2022, our subsidiary Lavoro Holding S.A. issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$32.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.79% and maturing on June 25, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$32.1 million was outstanding under this credit facility.
On June 29, 2022, our subsidiary Agroquimicos para la Agricultura Colombiana S.A.S. entered into a Finagro credit facility with Bancolombia S.A. for a term loan in the principal amount of COP$1,200.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.70% and maturing on June 29, 2023. As of December 31, 2022, COP$600.0 million was outstanding under this credit facility.
On July 14, 2022, our subsidiary Perterra issued a 4131 note to Banco Santander S.A. in consideration of a term loan credit facility in the principal amount of R$25.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.40% and maturing on May 30, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$26.9 million was outstanding under this credit facility.
On July 15, 2022, our subsidiary Union Agro issued a Credito Fixo to Banco Santander S.A. in consideration of a term loan credit facility in the principal amount of R$0.2 million, with interest accruing at a rate per annum equal to the CDI Rate plus 13.40% and maturing on July 14, 2025. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$0.2 million was outstanding under this credit facility.
On July 27, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. in the principal amount of COP$10,000.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 2.45% and maturing on July 27, 2023. This term loan credit facility is guaranteed by our subsidiary Agroquimicos para la Agricultura Colombiana S.A.S. and Grupo Gral S.A.S. As of December 31, 2022, COP$5,833.0 million was outstanding under this credit facility.

On July 27, 2022, our subsidiary Agricultura y Servicios S.A.S issued a Tesorería to Bancolombia S.A. in consideration of a term loan credit facility in the principal amount of COP$12,002.4 million, with interest accruing at a rate per annum equal to the IBR Rate plus 4.00% and maturing on July 27, 2027. This term loan credit facility is guaranteed by our subsidiary Lavoro Colombia S.A.S. As of December 31, 2022, COP$11,855.5 million was outstanding under this credit facility.
On July 27, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Banco de Bogotá S.A. in the principal amount of COP$8,500.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 2.90% and maturing on July 22, 2023. This term loan credit facility is guaranteed by our subsidiary Grupo Gral S.A.S. As of December 31, 2022, COP$4,958.3 million was outstanding under this credit facility.
On July 29, 2022, our subsidiary Distribuidora Pitangueiras de Produtos Agropecuários S.A., or Pitangueiras, issued a CCB to Banco Alfa S.A. in consideration of a term loan credit facility in the principal amount of R$20.0 million , with interest accruing at a rate per annum equal to the CDI Rate plus 3.70% and maturing on January 30, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$20.6 million was outstanding under this credit facility.
On July 29, 2022, our subsidiary Perterra issued a 4131 note to Banco Bocom BBM S.A. S.A. in consideration of a term loan credit facility in the principal amount of R$27.7 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.50% and maturing on May 29, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$27.8 million was outstanding under this credit facility.
On August 25, 2022, our subsidiary Lavoro Holding S.A. issued a export credit note (cédula de crédito a Exportação) to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$22.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.79% and maturing on February 12, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$23.2 million was outstanding under this credit facility.
On August 30, 2022, our subsidiary Grupo Cenagro S.A.S entered into a Finagro credit facility with Banco de Occidente S.A. in the principal amount of COP$5,450.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 1.50% and maturing on January 25, 2025. As of December 31, 2022, COP$4,995.8 million was outstanding under this credit facility.
On September 7, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Banco de Bogotá S.A in the principal amount of COP$7,300.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 4.55% and maturing on September 2, 2023. This term loan credit facility is guaranteed by our subsidiary Grupo Gral S.A.S. As of December 31, 2022, COP$4,916.5 million was outstanding under this credit facility.
On September 9, 2022, our subsidiary Union Agro issued an agribusiness credit rights note (cédula de direitos creditórios do agronegócio) to Banco Alfa de Investimento S.A. in consideration of a term loan credit facility in the principal amount of R$25.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.70% and maturing on March 7, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$26.3 million was outstanding under this credit facility.
On September 16, 2022, our subsidiary Lavoro Agrocomercial issued an NCE to Banco Original S.A. in consideration of a term loan credit facility in the principal amount of R$20.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.85% and maturing on March 16, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$21.0 million was outstanding under this credit facility.
On September 19, 2022, our subsidiary Distribuidora Pitangueiras de Produtos Agropecuários S.A., or Pitangueiras, issued an NCE to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$50.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.86% and maturing on August 25, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$52.8 million was outstanding under this credit facility.

On September 20, 2022, our subsidiary Lavoro Agrocomercial issued an NCE to Banco Citibank S.A. in consideration of a term loan credit facility in the principal amount of R$84.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.98% and maturing on November 20, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$86.1 million was outstanding under this credit facility.
On September 21, 2022, our subsidiary Distribuidora Pitangueiras de Produtos Agropecuários S.A., or Pitangueiras, issued an NCE to Banco C6 S.A. in consideration of a term loan credit facility in the principal amount of R$7.0 million , with interest accruing at a rate per annum equal to the CDI Rate plus 4.70% and maturing on November 21, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$7.0 million was outstanding under this credit facility.
On September 22, 2022, our subsidiary Distribuidora Pitangueiras de Produtos Agropecuários S.A., or Pitangueiras, issued an NCE to Banco Safra S.A. in consideration of a term loan credit facility in the principal amount of R$100.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.80% and maturing on November 22, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$104.3 million was outstanding under this credit facility.
On September 27, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. in the principal amount of COP$1,850.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 3.30% and maturing on September 27, 2023. This term loan credit facility is guaranteed by our subsidiary Agroquimicos para la Agricultura Colombiana S.A.S. and Grupo Gral S.A.S. As of December 31, 2022, COP$1,850.0 million was outstanding under this credit facility.
On September 28, 2022, our subsidiary Produtec issued a 4131 note to Banco Itaú Unibanco S.A. in consideration of a term loan credit facility in the principal amount of R$50.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.76% and maturing on September 28, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$52.0 million was outstanding under this credit facility.
On September 29, 2022, our subsidiary Lavoro Agrocomercial issued an NCE to Banco BTG Pactual S.A. in consideration of a term loan credit facility in the principal amount of R$30.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.90% and maturing on November 29, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$30.0 million was outstanding under this credit facility.
On September 30, 2022, our subsidiary Union Agro issued a financial rural products note (cédulo de produto rural financeira), or a CPR-F, to Banco Itaú BBA S.A. in consideration of a term loan credit facility in the principal amount of R$20.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 2.87% and maturing on September 30, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$20.8 million was outstanding under this credit facility.
On October 3, 2022, our subsidiary Union Agro issued a Credito Fixo to SICOOB S.A.in consideration of a term loan credit facility in the principal amount of R$19.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 4.95% and maturing on October 10, 2025. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$20.3 million was outstanding under this credit facility.
On October 11, 2022, our subsidiary Perterra issued a CCB to Banco Industrial S.A. in consideration of a term loan credit facility in the principal amount of R$30.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 5.85% and maturing on July 7, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$30.3 million was outstanding under this credit facility.
On October 13, 2022, our subsidiary Pitangueiras issued an NCE to Banco Itaú Unibanco S.A. in consideration of a term loan credit facility in the principal amount of R$20.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.40% and maturing on October 13, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$20.7 million was outstanding under this credit facility.
On October 14, 2022, our subsidiary Union Agro issued a Credito Fixo to Banco Santander S.A. in consideration of a term loan credit facility in the principal amount of R$0.1 million, with interest accruing at a rate per annum equal to the CDI Rate plus 13.40% and maturing on October 14, 2024. As of December 31, 2022, R$74,515 was outstanding under this credit facility.
On October 25, 2022, our subsidiary Crop Care issued a CCB to Banco Industrial S.A. in consideration of a term loan credit facility in the principal amount of R$10.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 5.85% and maturing on March 7, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$10.0 million was outstanding under this credit facility.
On October 26, 2022, our subsidiary Agroquimicos para la Agricultura Colombiana S.A.S. entered into a Finagro credit facility with Bancolombia S.A. in the principal amount of COP$2,100.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 3.55% and maturing on October 26, 2023. This term loan credit facility is guaranteed by our subsidiary Grupo Gral S.A.S. and Agrointegral Andina S.A.S. As of December 31, 2022, COP$2,100.0 million was outstanding under this credit facility.
On October 26, 2022, our subsidiary Agrointegral Andina S.A.S. entered into a Finagro credit facility with Bancolombia S.A. in the principal amount of COP$1,900.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 3.55% and maturing on October 26, 2023. This term loan credit facility is guaranteed by our subsidiary Agroquimicos para la Agricultura Colombiana S.A.S. and Grupo Gral S.A.S. As of December 31, 2022, COP$1,900.0 million was outstanding under this credit facility.
On October 26, 2022, our subsidiary Union Agro issued a CPR-F to Banco Itaú BBA S.A. in consideration of a term loan credit facility in the principal amount of R$10.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.13% and maturing on April 24, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$10.3 million was outstanding under this credit facility.
On October 27, 2022, our subsidiary Lavoro Agrocomercial issued an NCE to Banco ABC S.A. in consideration of a term loan credit facility in the principal amount of R$50.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.00% and maturing on October 27, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$50.1 million was outstanding under this credit facility.
On October 31, 2022, our subsidiary Lavoro Agrocomercial issued an NCE to Banco BV S.A. in consideration of a term loan credit facility in the principal amount of R$15.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.05% and maturing on November 30, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$15.4 million was outstanding under this credit facility.
On November 23, 2022, our subsidiary Agrobiológica issued an CPR-F to Banco Itaú BBA S.A. in consideration of a term loan credit facility in the principal amount of R$1.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.05% and maturing on November 23, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$1.0 million was outstanding under this credit facility.
On November 23, 2022, our subsidiary Agrobiológica issued an CPR-F to Banco Itaú BBA S.A. in consideration of a term loan credit facility in the principal amount of R$2.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 3.05% and maturing on November 23, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$2.0 million was outstanding under this credit facility.
On November 28, 2022, our subsidiary Agricultura y Servicios S.A.S issued a Tesorería to Bancolombia S.A. in consideration of a term loan credit facility in the principal amount of COP$3,002.0 million, with interest accruing at a rate per annum equal to the IBR Rate plus 6.35% and maturing on November 28, 2027.

This term loan credit facility is guaranteed by our subsidiary Lavoro Colombia S.A.S. and Provecampo S.A.S. As of December 31, 2022, COP$3,002.0 million was outstanding under this credit facility.
On November 29, 2022, our subsidiary Agrointegral Andina S.A.S issued a Tesorería to Banco de Bogotá S.A. in consideration of a term loan credit facility in the principal amount of COP$4,000.0 million, with interest accruing at a rate per annum equal to 15.72% and maturing on November 24, 2023. This term loan credit facility is guaranteed by our subsidiary Grupo Gral S.A.S. As of December 31, 2022, COP$3,682.0 million was outstanding under this credit facility.
On December 8, 2022, our subsidiary Lavoro Holding S.A issued a CCB to Banco Alfa S.A. in consideration of a term loan credit facility in the principal amount of R$125.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 1.60% and maturing on April 8, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$126.1 million was outstanding under this credit facility.
On December 15, 2022, our subsidiary Lavoro Holding S.A issued a CCB to Banco do Brasil S.A. in consideration of a term loan credit facility in the principal amount of R$125.0 million, with interest accruing at a rate per annum equal to the CDI Rate plus 1.70% and maturing on April 15, 2023. This term loan credit facility is guaranteed by our subsidiary Lavoro Agro Holding S.A. As of December 31, 2022, R$125.8 million was outstanding under this credit facility.
As of December 31, 2022 and as of the date of this prospectus, we are in compliance with the covenants in our borrowing agreements, which do not contain financial covenants. For further information on our indebtedness, see note 15 to our unaudited interim condensed combined financial statements included elsewhere in this prospectus.
FIAGRO (Agribusiness Credit Rights Investment Fund)
On July 22, 2022, we entered into an agreement to transfer receivables in the aggregate amount of R$160.0 million to Lavoro Agro Fundo de Investimentos nas Cadeias Produtivas Agroindustriais (Fiagro) — Direitos Creditórios, or “Fiagro,” an investment fund legal structure established under Brazilian law designed specifically for investing in agribusiness credit rights receivables. Given the long collection period associated with certain of our receivables, the acquisition of such receivables by the Fiagro investment fund enables us to anticipate the receipt of funds from such receivables, and to use such resources to obtain more favorable payment terms and conditions with our vendors.
The Fiagro fund was structured with several tranches of quotas, with senior and mezzanine quotas bearing interest at a benchmark rate of return ranging from the CDI rate + 2.45% per year up to the CDI rate + 8.0% per year. Residual returns from the Fiagro fund, if any, are paid on the subordinated quotas, which do not bear interest and are not otherwise entitled to any pre-established rate of return. Senior and mezzanine quotas amortize annually over a three year period after an initial 24-month grace period, whereas subordinated quotas amortize at the end of the fifth annual period.
Certain of Patria’s related parties acquired the mezzanine quotas of Fiagro in an aggregate amount of R$56.0 million. We acquired the subordinated quotas of Fiagro in an aggregate amount of R$8.1 million. Under the terms of the Fiagro, we are not liable in case there is a default on the credit rights acquired by the fund, but any such default may adversely affect our stake in Fiagro quotas. Our agreement to assign certain credit rights to Fiagro will expire when all assigned receivables have been liquidated.
In accordance with IFRS 10, we concluded we control FIAGRO and, therefore, it is consolidated in our financial statements. The senior and mezzanine quotas are accounted for as a financial liability under “Obligations to FIAGRO quota holders” and the remuneration paid to senior and mezzanine quota holders is recorded as interest expense. For further information, see note 16 to our unaudited interim condensed combined financial statements included elsewhere in this prospectus.
Proceeds from Warrants
We will not receive any of the proceeds from sales of Warrants, except with respect to amounts we may receive upon the exercise of the Warrants. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Ordinary Shares, the last reported sales price for which was US$5.49 per share on May 5, 2023. Each Warrant is exercisable for one Ordinary Share at an exercise price of US$11.50. Therefore, if and when the trading price of the Ordinary Shares is less than US$11.50, we expect that warrantholders would not exercise their Warrants.
We could receive up to an aggregate of approximately US$115,961,469 if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants which, based on the current trading price of our Ordinary Shares, is unlikely unless there is a relevant increase in trading price. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration and, therefore, it is possible that the Warrants may not be exercised prior to their maturity on February 28, 2028, even if they are in the money, and as such, may expire worthless with minimal proceeds received by us, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.
Forward Purchase Agreements
On February 21, 2023, TPB SPAC entered into separate Forward Purchase Agreements with certain FPA Investors, pursuant to which TPB SPAC (or Second Merger Sub, as successor-in-interest to TPB SPAC following the Closing) agreed to purchase in the aggregate, on the Maturity Date, up to 2,830,750 Ordinary Shares then held by the FPA Investors (subject to certain conditions and purchase limits set forth in the Forward Purchase Agreements). Pursuant to the terms of the Forward Purchase Agreements, each FPA Investor further agreed not to redeem, in connection with the Extraordinary General Meeting, of any of the SPAC Class A Ordinary Shares owned by it at such time. The per Ordinary Share price at which the FPA Investors have the right to sell the Ordinary Shares to us on the Maturity Date is (i) the total amount of the Escrowed Property in the Escrow Account (in each case, as defined in “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Forward Purchase Agreements”), divided by (ii) the total number of Ordinary Shares held by the FPA Investors as of the Maturity Date. The Forward Purchase Agreements may also be terminated, subject to certain conditions, if the trading price of our Ordinary Shares is less than US$5.00 per share (as adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and the like) on any 20 trading days within any consecutive 30 trading day period occurring following the six month anniversary of the date on which the Ordinary Shares are registered for resale. In this event, we would be required to deliver to the FPA Investors the FPA Investors, for the FPA Investors’ use without restriction, an amount equal to (i) the Escrowed Property, divided by (ii) the total number of Ordinary Shares then held by the FPA Investors, multiplied by (iii) the number of Ordinary Shares then held by the FPA Investors.
If the FPA Investors hold some or all of the 2,830,750 Forward Purchase Agreement Shares on the Maturity Date, and the per share trading price of our Ordinary Shares is less than the per Ordinary Share price at which the FPA Investors have the right to sell the Ordinary Shares to us on the Maturity Date, we would expect that the FPA Investors will exercise this repurchase right with respect to such shares. We have placed an amount equal to the Escrowed Property to secure our purchase obligation to the FPA Investors under the Forward Purchase Agreements. Nonetheless, in the event that we are required to repurchase these Forward Purchase Agreement Shares, or in the event that the Forward Purchase Agreements are terminated under the conditions described above, the amount of Escrowed Property to which we could be entitled to as of the Maturity Date may be reduced to zero, which would accordingly reduce the amount of cash arising from the Business Combination that would ultimately be available to fund our liquidity and capital resource requirements, which would adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the Forward Purchase Agreements.
For more information, see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Forward Purchase Agreements.”
Capital Expenditures
In the fiscal years ended June 30, 2022 and 2021, our principal capital expenditures consisted of additions to property, plant and equipment and intangible assets, which amounted to R$47.7 million and

R$34.9 million in such fiscal years, respectively. In these fiscal years, our capital expenditures were primarily used to acquire vehicles, machines and equipment, to improve facilities to support the growth of our operations and to improve efficiency and quality, including a R$100 million investment (between 2022 and 2025) in Agrobiológica to develop its research and development and production site in Itapolis, state of São Paulo. Such capital expenditures are financed through cash generated from our operations or, in the case of the Agrobiológica expenditure, through long-term indebtedness. In the six-month period ended December 31, 2022, our principal capital expenditures consisted of additions to property, plant and equipment and intangible assets, which amounted to R$29.4 million. To the extent the proceeds of the Business Combination and cash from our business activities are insufficient to fund future capital requirements, including potential future acquisitions, we may need to seek equity or debt financing in the future. We will continue to make capital expenditures to support the expected growth of our business.
Tabular Disclosure of Contractual Obligations
The following is a summary of our contractual obligations as of December 31, 2022:
	Payments Due By Period as of December 31, 2022
	Total	Up to 1 year	1 – 5 years
	(in R$ millions)
Leases liabilities	196.4	88.0	108.4
Borrowings	1,851.5	1,789.9	61.6
Payables for the acquisition of subsidiaries	221.0	190.9	30.0
Obligations to FIAGRO quota holders	152.5	152.5	—
Total	2,421.4	2,221.3	200.0
The following is a summary of our contractual obligations as of June 30, 2022:
	Payments Due By Period as of June 30, 2022
	Total	Up to 1 year	1 – 5 years
	(in R$ millions)
Leases liabilities	165.7	72.2	93.5
Borrowings	741.0	709.3	31.8
Payables for the acquisition of subsidiaries	170.0	114.5	55.4
Total	1,076.7	896.0	180.7
Off-Balance Sheet Arrangements
We provide guarantees to our input suppliers in consideration for installment purchases of agricultural inputs. These guarantees are represented by short-term bank guarantees and the endorsement of rural producer notes (cédula do produtor rural), or CPRs, obtained from customers in the sales process. The amount of these guarantees was R$1,647.4 million as of December 31, 2022 (R$506.8 million and R$146.7 million as of June 30, 2022 and 2021, respectively).
Other than as set forth above, we did not have any off-balance sheet arrangements as of December 31, 2022.
Critical Accounting Estimates and Judgments
Our combined financial statements are prepared in conformity with IFRS. In preparing our combined financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in our combined financial statements. We base our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. We regularly reevaluate our assumptions, judgments and estimates. Our significant accounting policies are described in note 2 to our unaudited interim condensed combined financial statements and in notes 2(b), 7, 11, 16, 20, and 21 to our audited combined financial statements included elsewhere in this prospectus.
Recent Accounting Pronouncements
For information about recent accounting pronouncements that will apply to us in the near future, see note 2(b) to our unaudited interim condensed combined financial statements and note 3 to our audited combined financial statements included elsewhere in this prospectus.
JOBS Act
We ceased to be an “emerging growth company,” as defined in the JOBS Act, on June 30, 2022 as our annual gross revenue exceeded the US$1.235 billion threshold for the fiscal year ended June 30, 2022. However, under SEC rules and regulations, we were treated as an emerging growth company for certain purposes until February 28, 2023, the date of the completion of the Business Combination. As such, we are no longer eligible to take, and have not taken, advantage of certain exemptions that allow emerging growth companies to comply with certain reduced disclosure obligations, which are not available to non-emerging growth companies.
Quantitative and Qualitative Disclosure about Market Risk
We are exposed to market risks in the ordinary course of our business, including the effects of credit, interest rate, capital and liquidity risks. Information relating to quantitative and qualitative disclosures about these market risks is described below and in note 7 to our unaudited interim condensed combined financial statements and note 8 to our audited combined financial statements included elsewhere in this prospectus.
Credit Risk
Credit risk is the risk of financial losses if our customers or a counterparty to a financial instrument fails to fulfill its contractual obligations, which arise mainly from our receivables. We maintain short-term investments with financial institutions approved by our management according to objective criteria for diversification of risks.
We seek to mitigate our credit risk related to trade receivables by setting forth credit limits for each counterparty based on the analysis of our credit management area. Such credit exposure determination is performed considering the qualitative and quantitative information of each counterparty. We also focus on the diversification of our portfolio and monitor different solvency and liquidity indicators of the counterparties that were previously approved. In addition, primarily for receivables in installments, we monitor the risk by granting credit and by constantly analyzing the balances of allowances for expected credit losses (see note 7 to our unaudited interim condensed combined financial statements and notes 6 and 8 to our audited combined financial statements).
Our primary strategies to mitigate credit risk include:
•
creating credit approval policies and procedures for new and existing customers;

•
extending credit to qualified customers:

•
through a review of credit agency reports, financial statements and/or credit references, when available;

•
through a review of existing customer accounts every 12 months based on individual credit limits;

•
by evaluating customer and regional risks;

•
by obtaining guarantees through the endorsement of CPRs, which give physical ownership of the relevant agricultural goods in the event of the customer’s default;

•
setting up provisions using the lifetime expected credit loss method considering all possible default events over the expected life of a financial instrument. Receivables are categorized based on the number of overdue days and/or a customer’s credit risk profile. Estimated losses on receivables are based on known troubled accounts and historical losses. Receivables are considered to be in default and are written off against the allowance for credit losses when it is probable that all remaining contractual payments due will not be collected in accordance with the terms of the respective contractual agreement;
•
requiring minimum acceptable counterparty credit ratings from financial counterparties;

•
setting limits for counterparties or credit exposure; and

•
developing relationships with investment-grade counterparties.

The table below presents our maximum exposure to credit risk as of the dates presented:
	As of December 31,		As of June 30,
	2022	2022	2022	2022	2021	2020
	(US$ millions(1))	(R$ millions)	(US$ millions(1))	(R$ millions)
Trade receivables (current and non-current)	724.3	3,779.2	351.6	1,834.4	1,467.2	1,085.5
Advances to suppliers	68.8	359.2	73.5	383.3	442.4	252.5
Total	793.1	4,138.4	425.0	2,217.6	1,909.6	1,338.0

(1)
For convenience purposes only, amounts in reais have been translated to U.S. dollars using an exchange rate of R$5.2177 to US$1.00, the commercial selling rate for U.S. dollars as of December 31, 2022, as reported by the Central Bank. These translations should not be considered representations that any such amounts have been, could have been or could be converted at that or any other exchange rate. See “Risk Factors — Risks Relating to Latin America — Exchange rate instability may impact our ability to hedge exchange rate risk, which may lead to interest rate volatility and have a material adverse effect on the price of our Ordinary Shares.”

Liquidity Risk
We define liquidity risk as the risk that we may have difficulty in complying with our obligations associated with financial liabilities that are settled in cash or other financial assets. Our approach to managing this risk is to ensure that we have sufficient liquidity to settle our obligations without incurring losses or affecting our operations. Our management is ultimately responsible for managing our liquidity risk, which relies on a liquidity risk management model to manage funding requirements and liquidity in the short, medium and long terms.
Our cash position is monitored by our senior management through management reports and periodic performance meetings. We also manage our liquidity risk by maintaining reserves, bank credit facilities and other borrowing facilities deemed appropriate, through ongoing monitoring of forecast and actual cash flows, as well as through the combination of maturity profiles of financial assets and liabilities. For additional information on the outstanding contractual maturities of our non-derivative financial liabilities and contractual repayment terms, see note 7 to our unaudited interim condensed combined financial statements and notes 7 and 8 to our audited combined financial statements included elsewhere in this prospectus.
For more information on liquidity, see “— Tabular Disclosure of Contractual Obligations.”
Capital Risk
We manage our capital to ensure our ability to continue as a going concern and at the same time maximize the return of stakeholders by optimizing the balances of debt and equity. We further monitor our significant capital risk indicators, such as our Net Debt (Net Cash) and our Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio. For further information on Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio, see “Presentation of Financial and Other Information — Special Note Regarding Non-IFRS Financial Measures — Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio.” In addition, see “Selected Combined Historical Financial Data — Non-IFRS

Financial Measures and Reconciliations” for a reconciliation of our Net Debt (Net Cash) and Net Debt (Net Cash)/Pro Forma Adjusted EBITDA Ratio to our borrowings.
Interest Rate Risk
Our interest rates on financial investments are primarily linked to the CDI Rate and the DTF Rate, with conditions, rates and terms compatible with those of similar transactions carried out in the market. Fluctuations in interest rates, such as the CDI Rate and the DTF Rate, may have an effect on the cost of our borrowings and new borrowings. We periodically monitor the effects of market changes in interest rates on our financial instruments portfolio. Funds raised by us are used to finance working capital for each crop season and are substantially raised at short-term conditions.
As of December 31, 2022 and June 30, 2022, we had no derivative financial instruments used to mitigate interest rate risk.
To mitigate our exposure to interest rate risk, we use different scenarios to evaluate the sensitivity of variations in transactions impacted by the CDI Rate and the DTF Rate. The “probable” scenario below represents the impact on booked amounts considering the most current CDI Rate and DTF Rate (as of January 2023, for figures as of December 31, 2022, and as of July 2022, for figures as of June 30, 2022, respectively) and reflects management’s best estimates. The other scenarios consider an appreciation of 25% and 50% in such market interest rates before taxes, which represents a significant change in the probable scenario for sensitivity purposes:
		As of December 31, 2022
	Current Index	Probable	Possible(1)	Remote(2)
		(in R$ millions)
Floating rate borrowings in Brazil	CDI Rate (13.75%)	231.5	279.3	327.1
Floating rate borrowings in Colombia	IBR Rate (12.75%)	11.0	13.2	15.3
Total		242.5	292.5	342.4

(1)
Considers a 25% appreciation in the CDI Rate and the IBR Rate.

(2)
Considers a 50% appreciation in the CDI Rate and the IBR Rate.

		As of June 30, 2022
	Current Index	Probable	Possible(1)	Remote(2)
		(in R$ millions)
Floating rate borrowings in Brazil	CDI Rate (13.15)%	114.1	22.7	45.4
Floating rate borrowings in Colombia	DTF Rate (7.72)%	3.9	1.4	2.2
Total		118.0	24.1	47.6

(1)
Considers a 25% appreciation in the CDI Rate and the DTF Rate.

(2)
Considers a 50% appreciation in the CDI Rate and the DTF Rate.

Exchange Rate Risk
We are exposed to foreign exchange risk arising from our operations and to exposure to the U.S. dollar, which significantly impacts global prices of agricultural inputs in general. Although all purchases and sales of agricultural inputs are conducted locally, certain purchase and sale contracts are indexed to the U.S. dollar.
Our current commercial policy seeks to reduce this exposure. Our marketing department is responsible for managing pricing tables and commercial strategies to seek a natural hedge between purchases and sales and to match currency and terms to the greatest extent possible. Our corporate treasury department is responsible for monitoring the forecasted cash flow exposure to the U.S. dollar, and whenever any mismatches as to terms and currencies are identified, non-deliverable forward derivative financial instruments are purchased to offset these exposures, and fulfill internal policy requirements. Management is made by macro hedging through the analysis of the forecasted cash flow for the next two harvests.
To mitigate our exposure to exchange rate risk, we use different scenarios to evaluate our asset and liability positions in foreign currency and their potential effects on our results. The “probable” scenario below represents the impact on carrying amounts of the most current market rates for the U.S. dollar (R$5.21 to US$ 1.00, for figures as of December 31, R$5.238 to US$1.00, for figures as of June 30, 2022). This analysis assumes that all other variables, particularly interest rates, remain constant. The other scenarios consider the appreciation of the Brazilian real against the U.S. dollar at the rates of 25% and 50% before taxes, which represents a significant change in the probable scenario for sensitivity purposes:
		As of December 31, 2022
		Effect of Profit or Loss and Net Investments
	Current Index	Probable	Possible(1)	Remote(2)
		(in R$ millions)
Trade receivables in U.S. dollars	R$5.2072	(0.6)	70.5	141.5
Trade payables in U.S. dollars	R$5.2072	0.7	(81.7)	(164.1)
Borrowings in U.S. Dollars	R$5.2072	0.5	(65.9)	(132.4)
Net impacts on commercial operations		0.6	(77.2)	(155.1)
Derivative financial instruments	R$5.2072	(0.5)	65.0	130.6
Total impact, net of derivatives		0.1	(12.2)	(24.5)

(1)
Considers a 25% appreciation in the CDI Rate and the DTF Rate.

(2)
Considers a 50% appreciation in the CDI Rate and the DTF Rate.

		As of June 30, 2022
		Effect of Profit or Loss and Net Investments
	Current Index	Probable	Possible(1)	Remote(2)
		(in R$ millions)
Trade receivables in U.S. dollars	R$5.2570	5.1	71.9	138.7
Trade payables in U.S. dollars	R$5.2570	(4.9)	(69.6)	(134.2)
Borrowings in U.S. Dollars	R$5.2570	(2.8)	(40.0)	(77.1)
Net impacts on commercial operations		(2.7)	(37.6)	(72.6)
Derivative financial instruments	R$5.2570	0.0	0.1	0.3
Total impact, net of derivatives		(2.7)	(37.5)	(72.3)

(1)
Considers a 25% appreciation in the CDI Rate and the DTF Rate.

(2)
Considers a 50% appreciation in the CDI Rate and the DTF Rate.

Commodity Price Risk in Barter Transactions
In all of our barter transactions, we use future commodity market prices as the reference to value the quantities of commodities included in the forward contracts to be delivered by the customers as payment for our products. We use prices quoted by commodity trading companies to value the grain purchase contracts from farmers. Immediately thereafter, we enter into grain sale contracts to sell those same grains to trading companies, at the same price of the purchase contracts we enter into with farmers. As such, we manage our exposure to those commodity prices by entering into the purchase and sale contracts at similar conditions. These transactions are conducted by a corporate department which manages and controls such contracts as well as our compliance with our policies.
To mitigate our exposure to commodity price risk, we use different scenarios to evaluate our asset and liability positions on forward contracts in soybean and corn and their potential effects on our results. The

“probable” scenario below represents the impact on carrying amounts as of December 31, 2022 and June 30, 2022, with assumptions described in note 10 to our unaudited interim condensed combined financial statements and note 11 to our audited combined financial statements. The other scenarios consider the appreciation of our main assumptions at the rates of 25% and 50% before taxes, which represents a significant change in the probable scenario for sensitivity purposes:
	As of December 31, 2022
	Tons	Position	Current Risk	Current Market (R$)	Possible(1)		Remote(2)
					Market (R$)	Impact	Market (R$)	Impact
	(in R$ millions, except as otherwise indicated)
Position
Soybean 2023	150,450	Purchased	11.9	15.5	19.3	3.0	23.2	6.0
Soybean 2023	139,217	Sold	(8.5)	15.3	19.2	(2.1)	23.0	(4.3)
Corn 2023	287,380	Purchased	(2.7)	89.1	111.3	(0.7)	133.6	(1.4)
Corn 2023	63,297	Sold	2.9	88.0	110.0	0.7	132.0	1.5
Soybean 2024	66,585	Purchased	(2.8)	13.9	17.4	(0.7)	20.9	(1.4)
Net exposure				0.8		0.2		0.4

(1)
Considers a 25% appreciation in carrying amounts.

(2)
Considers a 50% appreciation in carrying amounts.

	As of June 30, 2022
	Tons	Position	Current Risk	Current Market (R$)	Possible(1)		Remote(2)
					Market (R$)	Impact	Market (R$)	Impact
	(in R$ thousands, except as otherwise indicated)
Position
Soybean 2022	104	Purchased	23	16.75	20.94	6	25.13	12
Soybean 2022	804	Sold	(61)	16.75	20.94	(15)	25.13	(31)
Corn 2022	66,038	Purchased	(1,562)	87.29	109.11	(391)	130.94	(781)
Corn 2022	65,438	Sold	3,447	87.29	109.11	862	130.94	1723
Soybean 2023	80,465	Purchased	10,461	14.53	18.17	2,615	21.80	5,230
Soybean 2023	69,387	Sold	(9,480)	14.53	18.17	(2,370)	21.80	(4,740)
Corn 2023	115,438	Purchased	(8,672)	86.75	108.44	(2,168)	130.13	(4,336)
Corn 2023	48,626	Sold	10,797	86.75	108.44	2699	130.13	5,398
Soybean 2024	450	Purchased	234	13.28	16.60	58	19.92	117
Soybean 2025	180	Purchased	260	13.28	16.60	65	19.92	130
Soybean 2026	180	Purchased	314	13.28	16.60	79	19.92	157
Net exposure			5,761			1,440		2,879

(1)
Considers a 25% appreciation in carrying amounts.

(2)
Considers a 50% appreciation in carrying amounts.

	As of June 30, 2021
	Tons	Position	Current Risk	Current Market (R$)	Possible(1)		Remote(2)
					Market (R$)	Impact	Market (R$)	Impact
	(in R$ thousands, except as otherwise indicated)
Position
Corn 2021	3,008	Purchased	79,382	60.06	75.08	19,846	90.09	39,691
Corn 2020	2,928	Sold	(81,003)	60.06	75.08	(20,251)	90.09	(40,503)
Soybean 2022	2,144	Purchased	44,637	138.34	172.93	11,159	207.51	22,318
Soybean 2022	2,134	Sold	(43,588)	138.34	172.93	(10,897)	207.51	(21,794)
Corn 2022	238	Purchased	652	54.72	68.40	163	82.08	326
Corn 2022	238	Sold	(652)	54.72	68.40	(163)	82.08	(326)
Net exposure			(572)			(143)		(288)

(1)
Considers a 25% appreciation in carrying amounts.

(2)
Considers a 50% appreciation in carrying amounts.

MANAGEMENT
We are managed by our board of directors and by our senior management, pursuant to our governing documents, the Companies Act and the common law of the Cayman Islands.
Board of Directors
Our board of directors is comprised of seven members. Each director holds office for the term, if any, fixed by the shareholder resolution that appointed him or her, or, if no term is fixed on the appointment of the director, until the earlier of his or her removal from or vacating office as a director in accordance with our governing documents. Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to its first annual general meeting) serving a three-year term. Our directors do not have a retirement age requirement under our governing documents.
The following table sets forth certain information, as of the date of this prospectus, concerning our directors. Unless otherwise indicated, the business address for our directors is Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo, SP, 04548-005.
Name	Age	Position(s)
Marcos de Mello Mattos Haaland	57	Chairman
Ricardo Leonel Scavazza	44	Director
Daniel Fisberg	38	Director
David Friedberg	42	Director
Michael Stern	61	Independent Director(1)
Lauren StClair	42	Independent Director(1)
Eduardo Daher	73	Independent Director(1)

(1)
Member of the Audit Committee.

Marcos de Mello Mattos Haaland is the chairman of our board of directors. Mr. Haaland was appointed as the Operating Partner at Patria starting February 2023. Prior to that, Mr. Haaland was a Managing Director for Alvarez & Marsal Brasil Participações Ltda for over 10 years from May 2012 to January 2023, most recently leading the Agribusiness business unit. He was also a board member and chairman at certain periods at Affinity Petcare, trademark of Mogiana Alimentos S.A. from July 2013 to August 2021 and board member and chairman at certain periods for Guabi Nutrição e Saude Animal S.A. from May 2010 to December 2019. From April 2006 to July 2011, Mr. Haaland was General Manager at Nutriplant Industria e Comercio S.A., a specialty fertilizer company, leading its IPO in 2008. He was also General Manager at Mogiana Alimentos S.A., a feed and pet food company, from February 1995 to April 2003. He was also a consultant with Booz, Allen & Hamilton from March 1990 to February 1995. Mr. Haaland holds a bachelors’ degree in mechanical engineering from Universidade Estadual de Campinas, Brazil, a MSc from University of Illinois, USA and a MBA from INSEAD, France. He is a certified board member from the Brazilian Institute of Corporate Governance. We believe Mr. Haaland is well qualified to serve as director due to his extensive business management experience.
Ricardo Leonel Scavazza is a member of our board of directors. Mr. Scavazza is a Managing Partner of Patria and is the Chief Executive Officer and Chief Investments Officer of Latin American Private Equity since December 2020. Mr. Scavazza is responsible for all Latin America Private Equity strategy at Patria. Before taking over as CEO and CIO for Private Equity Latin America, Mr. Scavazza served as the Head of Private Equity Strategy in Brazil. Mr. Scavazza joined Patrimônio in 1999, became a Partner in 2005, and has worked on several new investments and acquisitions for the portfolio companies of Private Equity Funds I, II, III, IV and V. Mr. Scavazza held operating roles in several investments, including a tenure as Chief Executive Officer at Anhanguera between 2009 and 2013. He was Chief Financial Officer at DASA in 2001 and at Anhanguera Educacional from 2003 to 2006. Mr. Scavazza holds a bachelor’s degree in Business Administration and Management from Fundação Getulio Vargas (FGV) and the University of Texas at Austin. Mr. Scavazza also holds a Master’s in Business Administration and Management from the Kellogg

School of Management at Northwestern University. We believe Mr. Scavazza is well qualified to serve as director due to his extensive private equity and investment experience.
Daniel Fisberg is a member of our board of directors. Mr. Fisberg is a Private Equity director and primarily responsible for M&A projects for Lavoro. Prior to that, Mr. Fisberg was Lavoro’s Chief Investment Officer, a position he held from October 2019 to January 2022. Prior to joining us, Mr. Fisberg was the head of M&A and corporate development for South America at the Archer-Daniels-Midland Company, a Fortune 50 agribusiness powerhouse. From 2012 to 2014, Mr. Fisberg served as head of M&A for Cielo S.A., a leading financial services company in Brazil. Mr. Fisberg also acted as a management consultant for over five years for Roland Berger, a strategy-consulting firm, with projects in Europe and in South America. Mr. Fisberg holds a bachelor’s degree in business from Universidade de São Paulo and an MBA from London Business School. Mr. Fisberg also spent a semester at the Massachusetts Institute of Technology, focusing on venture capital and private equity investments. We believe Mr. Fisberg is well qualified to serve as director due to his extensive agribusiness and investment experience.
David Friedberg is a member of our board of directors. Mr. Friedberg has served as the Chief Executive Officer of The Production Board since 2015. In his role at The Production Board, Mr. Friedberg is also the founder and sits on the boards of several private companies. From September 2006 to October 2013, Mr. Friedberg founded and was the Chief Executive Officer of The Climate Corporation, an agriculture-focused weather insurance and software company acquired by The Monsanto Company in 2013. Mr. Friedberg was also the founder of Metromile, a pay-per-mile car insurance company (“Metromile”), and served as the Chairman of Metromile’s Board of Directors from January 2011 to December 2021. Previously, Mr. Friedberg worked in Corporate Development and Product Management at Google. Mr. Friedberg holds a Bachelor of Arts in Astrophysics from the University of California, Berkeley. We believe Mr. Friedberg is well qualified to serve as director due to his role as the founder of TPB, his executive leadership experience, and his service as a director at numerous companies.
Michael Stern is a member of our board of directors. Dr. Stern Head of Digital Farming for Bayer Crop Sciences (Bayer) from August 2018 to April 2021 and a member of the Crop Sciences Executive Team from August 2018 to March 2021. Before joining Bayer, Dr. Stern had a 30-year career at Monsanto Company from December 1988 to June 2018, where he was the CEO of the Climate Corporation, a member of Monsanto’s executive team. In addition, Dr. Stern served in a variety of leadership roles at Monsanto, including leading their Row Crop Business across the Americas, Vice President of U.S. Seeds and Traits, President of American Seeds, CEO of Renessen LLC, a biotechnology joint venture with Cargill, and Director of Technology for Agricultural Productivity. Dr. Stern also serves on the board of directors of Aquabounty Technologies Inc (AQB). Dr. Stern received a Ph.D. in Chemistry from Princeton University, a Masters in Chemistry from the University of Michigan and a Bachelor of Science degree in Chemistry from Denison University. We believe Dr. Stern is well qualified to serve as director due to his extensive agribusiness and investment experience.
Lauren StClair is a member of our board of directors. Ms. StClair has served as NerdWallet’s Chief Financial Officer since December 2020. Prior to joining NerdWallet, Ms. StClair served as Chief Financial Officer, North America at eBay Inc., a position she held since June 2019. Prior to June 2019, Ms. StClair served as Chief Financial Officer, International at StubHub, a position she held since February 2017. Prior to February 2017, Ms. StClair served as Director, Investor Relations at eBay Inc. Ms. StClair holds a Bachelor of Science from Stanford University and a Masters of Business Administration from Duke University. We believe Ms. StClair is well qualified to serve as director due to her extensive business experience.
Eduardo Daher is a member of our board of directors. Mr. Daher has been an Executive Director at Associação Brasileira do Agronegócio (ABAG) since February 2020. From April 2010 to April 2016, Mr. Daher took over as Executive Director of the Brazilian Crop Protection National Association (Andef). Mr. Daher was a founding member of the Brazilian Association of Rural Marketing and Agribusiness. Mr. Daher also held a seat on the Superior Council for Agribusiness (Cosag) of the Federation of Industries of the State of São Paulo (Fiesp) and advisor to Fiesp at the Foundation for the Development of Agribusiness Research (Fundepag). From October 2003 to April 2010, Mr. Daher was an Executive Officer of the Brazilian National Fertilizer Association (ANDA). Mr. Daher holds a bachelors’ degree in economics and business administration and management from Universidade de São Paulo and Fundação

Getulio Vargas (FGV), respectively, and a master’s degree in marketing from Fundação Getulio Vargas (FGV). We believe Mr. Daher is well qualified to serve as director due to his extensive agribusiness experience.
Executive Officers
Our executive officers are responsible for the management and representation of our company.
The following table sets forth certain information, as of the date of this prospectus, concerning our executive officers following the closing of the Business Combination. Unless otherwise indicated, the business address for our executive officers is Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo, SP, 04548-005.
Name	Age	Position
Ruy Cunha	49	Chief Executive Officer
Julian Garrido Del Val Neto	55	Chief Financial Officer
Marcelo Pessanha	38	Crop Care Chief Executive Officer
Gustavo Modenesi	38	Chief Strategy Officer
Karen Christiane Ramirez Chaves de Mello	46	Chief Human Resources Officer
Gustavo Ocampo Duran	62	Latin America General Manager
Marcos Strobel	52	Chief Digital Officer
Rafael Ughini Villarroel	49	Business Unit Brazil President
Ruy Cunha is our Chief Executive Officer, a position he has held since February 2022. Mr. Cunha joined Lavoro in January 2018, having served as Chief Transformation Officer of Lavoro Group until December 2019 and Chief Operating Officer until January 2021. Prior to joining us, from January 2013 to December 2017, Mr. Cunha was president of Santal Equipamentos S.A., and managing director for sugar cane equipment at AGCO Corp., a leading global manufacturer of agriculture equipment. From August 2010 to December 2012, Mr. Cunha served as director of strategy and integration for AGCO in South America. Prior to joining AGCO, Mr. Cunha was a management consultant at Booz & Company, an international consulting firm, and led the process engineering teams at General Motors of Brasil from 1997 to 2004. Mr. Cunha has a bachelor’s engineering degree from Instituto Mauá de Tecnologia, a specialist degree in business from Fundação Getulio Vargas and an MBA from the Kellogg School of Management at Northwestern University.
Julian Garrido Del Val Neto is our Chief Financial Officer, a position he has held since May 2023. Mr. Garrido has over 30 years of executive leadership experience in multinational and publicly traded companies. He most recently served as Chief Financial Officer and Head of Investor Relations at Alpargatas S.A., a large manufacturing company (from August 2018 until April 2023) and has held CFO and senior roles at SKY Brasil (from December 2014 until August 2018), at General Electric Healthcare Latin America (from March 2011 until December 2014), and at Andritz Hydro Inepar (from January 2009 until January 2011). Mr. Garrido holds a Business Administration degree from Fundação Getulio Vargas and completed Management and Leadership programs from Harvard University and the GE Management Development Institute — Crotonville.
Marcelo Pessanha is our Crop Care Chief Executive Officer, a position he has held since April 2022. Mr. Pessanha joined Lavoro in November 2019, having served as Crop Care’s business officer from November 2019 to April 2022. Prior to joining us, from June 2010 to November 2019, Mr. Pessanha served in various capacities at UPL Brasil, an agricultural solutions and agriculture technology company, including serving as Head of Business Unit F&V, Citrus and Coffee from April 2019 to November 2019 and Head of Business Unit Centro from April 2018 to November 2019, among other positions held at the company. Mr. Pessanha holds a degree in agronomy engineering and agriculture from Faculdade Dr. Francisco Maeda — FAFRAM (2007), an MBA from Fundação Dom Cabral (2017) and an MBA in marketing from Fundação Getulio Vargas (2012).
Gustavo Modenesi is our Chief Strategy Officer, a position he has held since February 2022. Mr. Modenesi has been working in Lavoro since its inception, having served as Chief Transformation

Officer of Lavoro from June 2019 to January 2022. Prior to joining us, from 2015 to 2017, Mr. Modenesi worked at Patria, one of the leading firms in alternative asset management in Latin America, leading the transformation programs at Patria’s portfolio companies, as well as developing a new investment thesis for the agricultural sector. From 2007 to 2015, Mr. Modenesi worked at The Boston Consulting Group Company, a leading management consulting firm, with his latest role being the project manager. Mr. Modenesi holds an industrial engineering degree from Universidade de São Paulo and an MBA with distinctions from the Ross School of Business at the University of Michigan.
Karen Christiane Ramirez Chaves de Mello is our Chief Human Resources Officer, a position she has held since February 2022. Prior to joining us, from 2020 to 2021, Ms. Mello was business strategy, people and culture director at Hospital Sírio Libanês, a healthcare company. From 2016 to 2020, Ms. Mello served as HR Director of Philip Morris International (PMI), a consumer goods/tobacco company. Prior to joining PMI, Ms. Mello was organizational and development head at Pepsico do Brasil Ltda., a consumer goods/foods company. Ms. Mello has a business administration degree from Pontifícia Universidade Católica de Minas Gerais MG and a master of arts from London Metropolitan University.
Gustavo Ocampo Duran is our Latin America General Manager, a position he has held since August 2017. Prior to joining us, from 2005 to 2017, Mr. Ocampo was chief executive officer of Agrointegral Andina S.A.S., an agricultural input retailing company, which belonged to Grupo Gral (acquired by Lavoro in 2017). From 2000 to 2005, Mr. Ocampo served as marketing manager of Syngenta, an agricultural science and technology company. Previously, from 1983 to 1990, Mr. Ocampo was the commercial manager of Procampo S.A., an agribusiness company. Mr. Ocampo holds an agricultural engineering degree from Universidad de Caldas and a business management postgraduate degree from Universidad de Los Andes.
Marcos Strobel is our Chief Digital Officer, a position he has held since December 2021. Prior to joining us, from September 2020 to December 2021, Mr. Strobel was Chief Information Officer of DIA Brasil Ltda, a multinational supermarket chain company. From February 2019 to September 2019, Mr. Strobel served as Chief Information Officer of VIA S.A., a Brazilian retail company. Previously, from March 2015 to February 2019, Mr. Strobel was the Chief Information Officer of CIA Brasileira de Distribuição, a food retailer company. From August 2013 to February 2015, Mr. Strobel served as Information Technology Officer of SARAIVA Livreiros S.A, a Brazilian bookstore company. Previously, from December 1999 to August 2013, he served as Information Technology Manager of TAM Linhas Aéreas S.A., a Brazilian airlines company and from January 1998 to December 1999 as Technology Consultant at Andersen Consulting. Mr. Strobel holds a Bachelor of Technology degree from UNESP-Universidade Estadual Paulista Julio de Mesquita Filho/FATEC SP, a Project Management postgraduate degree from Fundação Carlos Alberto Vanzolini and a Certificate in Business Administration from Insper-Ibmec School.
Rafael Ughini Villarroel is our Business Unit Brazil President, a position he has held since November 2022. Mr. Villarroel joined Lavoro in April 2021, as Head of Business Unit East in Brazil. Prior to joining Lavoro, he was CEO of Oceana Minerais Marinhos Ltda., from July 2019 to February 2021, a key player in the seaweed business for plant and animal nutrition. From June 2017 to March 2019, Mr. Villarroel acted as CEO of Rural Brasil Ltda., a leading regional distribution player in the Cerrados area. From January 1996 to March 2017, he held several leading positions as Supply Chain Director, Strategy VP, COO, and CEO within Bayer S.A., located in Brazil, Germany and Central America. Mr. Villarroel has a bachelor’s engineering degree from Universidade Federal do Rio Grande do Sul and MBA degrees in Finance & Administration from Fundação Getulio Vargas and in Strategy & Marketing in Fundação Dom Cabral / Kellogg School of Management at Northwestern University.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Foreign Private Issuer Status
Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the

Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:
•
the majority independent director requirement under Section 5605(b)(1) of Nasdaq listing rules;

•
the requirement under Section 5605(d) of Nasdaq listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

•
the requirement under Section 5605(e) of Nasdaq listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors;

•
the requirement under Section 5635(d) of Nasdaq listing rules that a listed issuer obtain shareholder approval prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) transactions other than public offerings. Pursuant to the laws of the Cayman Islands and our governing documents, we are not required to obtain any such approval; and

•
the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent directors have regularly scheduled meetings with only the independent directors present.

Cayman Islands law does not impose a requirement that the board consist of a majority of independent directors or that such independent directors meet regularly without other members present. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process.
Significant Differences Between Our Current Governance Practices and the U.S. Corporate Governance Standards
We are subject to Nasdaq corporate governance listing standards. As a foreign private issuer, however, the standards applicable to us are considerably different from the standards that apply to U.S. listed companies. Under Nasdaq rules, as a foreign private issuer, we may follow the “home country” practice of the Cayman Islands, except that we are required (a) to have an audit committee or audit board that meets certain requirements, pursuant to an exemption available to foreign private issuers (subject to the phase-in rules described under “— Committees of the Board of Directors — Audit Committee”); (b) to provide prompt certification by our chief executive officer of any material non-compliance with any corporate governance rules; and (c) to provide a brief description of the significant differences between our corporate governance practices and Nasdaq corporate governance practice required to be followed by U.S. listed companies.
Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of Nasdaq. The application of such exceptions requires that we disclose each Nasdaq corporate governance standard that we do not follow and describe the Cayman Islands corporate governance practices we do follow in lieu of the relevant Nasdaq corporate governance standard. We currently follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of Nasdaq in respect of the following:
•
the majority independent director requirement under Section 5605(b)(1) of Nasdaq listing rules;

•
the requirement under Section 5605(d) of Nasdaq listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation;

•
the requirement under Section 5605(e) of Nasdaq listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors;

•
the requirement under Section 5635(d) of Nasdaq listing rules that a listed issuer obtain shareholder approval prior to an issuance of securities in connection with: (i) the acquisition of the stock or assets of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control; and (iv) transactions other than public offerings. Pursuant to the laws of the Cayman Islands and our governing documents, we are not required to obtain any such approval; and
•
the requirement under Section 5605(b)(2) of Nasdaq listing rules that the independent directors have regularly scheduled meetings with only the independent directors present.

Cayman Islands law does not impose a requirement that the board consist of a majority of independent directors or that such independent directors meet regularly without other members present. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process.
Committees of the Board of Directors
We have an audit committee. The composition and responsibilities of our audit committee is described below. Members serve on this committee until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Michael Stern, Lauren StClair and Eduardo Daher, with Lauren StClair serving as Chairperson. Our board of directors has determined that each of Michael Stern, Lauren StClair and Eduardo Daher meet the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that Lauren StClair is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Following the Closing of the Business Combination, our audit committee will, among other things:
•
select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
help to ensure the independence and performance of the independent registered public accounting firm;

•
discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operation;

•
develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
review our policies on risk assessment and risk management;

•
review related party transactions; and

•
approve or, as required, pre-approve, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee will operate under a written charter, to be effective prior to the completion of the Business Combination, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.
Controlled Company Exception
As of the date of this prospectus, the Lavoro Original Shareholders beneficially own approximately 84.7% of our outstanding Ordinary Shares. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq corporate governance rules. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements.

As a “controlled company,” we may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of our board of directors consist of independent directors; (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For so long as we qualify as a controlled company, we may take advantage of these exemptions. Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that we ceases to be a “controlled company” and our Ordinary Shares continue to be listed on Nasdaq, we will be required to comply with the corporate governance standards within the applicable transition periods.
Code of Business Conduct and Ethics
Our board of directors will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in public filings. The information on our website is not incorporated by reference into this prospectus, and you should not consider the information contained on our website to be a part of this prospectus.
Indemnity of Directors and Officers
In accordance with our governing documents, each of our directors and officers must be indemnified out of our assets against any liability incurred by that director or officer as a result of any act or failure to act in carrying out their functions, except for any such liability that the director or officer may incur by their own actual fraud or willful default.
In accordance with our governing documents, we purchase directors’ and officers’ liability insurance from time to time in an amount determined by our board of directors to be reasonable and customary and must maintain such coverage for so long as each director nominated pursuant to our governing documents serves as our director. We use commercially reasonable efforts to extend such coverage for a period of not less than six years from any removal or resignation of such director, in respect of any act or omission occurring at or prior to such event.
Share Ownership
The shares and any outstanding beneficially owned by our directors and officers and/or entities affiliated with these individuals are disclosed in the section entitled “Beneficial Ownership of Securities.”

EXECUTIVE COMPENSATION
Compensation of Directors and Officers
Under Cayman Islands law, we are not required to disclose compensation paid to our senior management on an individual basis and we have not otherwise publicly disclosed this information elsewhere. Our executive officers, directors and management receive fixed and variable compensation. They also receive benefits in line with market practice in Brazil. The fixed component of their compensation is set on market terms and adjusted annually. The variable component consists of cash bonuses. Cash bonuses are paid to executive officers and members of our management based on previously agreed targets for the business.
For the six-month period ended December 31, 2022, the aggregate compensation expense for our executive officers and the executive officers of our subsidiaries for services in all capacities was R$24.3 million. For the fiscal years ended June 30, 2022 and 2021, the aggregate compensation expense for our executive officers and the executive officers of our subsidiaries for services in all capacities was R$11.7 million and R$13.2 million, respectively, which includes both benefits paid in kind and compensation. See note 22(c) to our unaudited interim condensed combined financial statements and note 24(c) to our audited combined financial statements included elsewhere in this prospectus. For the six-month period ended December 31, 2022 and for the fiscal years ended June 30, 2022 and 2021, we did not pay any compensation to the members of the board of directors of New Lavoro.
Employment Agreements
We have entered into employment agreements with our executive officers. The employment agreements provide for the compensation that our executive officers are entitled to receive, including certain equity grants, and contain termination notice periods of 36 months. We will have title to the intellectual property rights developed in connection with the executive officer’s employment, if any. There is a standard 12-24 month non-compete period following the end of employment in our agreement for all executive officers.
Lavoro Share Plan
On August 17, 2022, Lavoro approved the Lavoro Agro Holding S.A. Long-Term Incentive Policy (Política de Incentivo de Longo Prazo da Lavoro Agro Holding S.A.) (the “Lavoro Share Plan”). Under the Lavoro Share Plan, individuals selected by the Lavoro board of directors (“Selected Employees”) are eligible to receive incentive compensation consisting of cash, assets or share options issued by Lavoro Agro Limited, in an amount linked to the appreciation in the company share price at the time of the liquidity event, upon the satisfaction of certain conditions (as described below). At the Company’s sole discretion, and subject to obtaining any required corporate approvals, the Company may also make payments of incentive compensation under the Lavoro Share Plan in Lavoro Agro Limited’s shares. Share options granted under the Lavoro Share Plan will vest in the event the following market conditions are met (the “Market Conditions”): (i) the occurrence of a liquidity event satisfying a minimum internal rate of return specified in the Lavoro Share Plan; and (ii) the price per share obtained under such liquidity event must be greater than or equal to one of the following amounts: (a) a pre-established reference price multiplied by three; or (b) an amount calculated in accordance with a pre-established formula, in each case specified under the Lavoro Share Plan. Moreover, upon the satisfaction of the Market Conditions, such share options will vest according to the following schedule (the “Service Conditions”): (i) one-third of the options vest on the third anniversary of the grant date; (ii) one-third of the options vest on the fourth anniversary of the grant date; and (iii) one-third of the options vest on the fifth anniversary of the grant date. The Lavoro Share Plan has a term of five years; if the Market Conditions have not been satisfied within this period, all options granted under the Lavoro Share Plan will be extinguished, with no further payment or incentive obligation remaining due by Lavoro. As of the date of this prospectus, no share options granted as incentive compensation have vested and no other incentive compensation payments have been made, in each case under the Lavoro Share Plan, as the Market Conditions for vesting have not been satisfied. See note 23 to our unaudited interim condensed combined financial statements and note 30 to our audited combined financial statements included elsewhere in this prospectus.
On the Closing Date, our board of directors adopted, and our shareholders approved, the assumption of the Lavoro Share Plan. As a result, we reserved for issuance the number of Lavoro Limited Ordinary Shares equal to the number of Lavoro Share Plan Shares under the Lavoro Share Plan, as adjusted in accordance with the Business Combination Agreement. As of the date of this prospectus, Lavoro has granted

1,663,405 share options relating to Lavoro Limited Ordinary Shares as incentive compensation to Selected Employees under the Lavoro Share Plan.
New Lavoro Equity Plan
We intend to implement a long-term incentive plan (the “New Lavoro Equity Plan”) in which eligible participants may include members of our management, our employees and our directors. Beneficiaries under the New Lavoro Equity Plan will be granted equity awards pursuant to the terms and conditions of the New Lavoro Equity Plan and any applicable award agreement. The final eligibility of any beneficiary to participate in and the terms and conditions of the applicable equity awards will be determined by our board of directors. Pursuant to the Business Combination Agreement, the New Lavoro Equity Plan shall initially reserve a number of Ordinary Shares not exceeding five percent (5%) of the total number of Ordinary Shares that were outstanding (on a fully diluted basis), as of prior to the Closing.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of May 5, 2023:
•
each person known by us to be the beneficial owner of more than 5% of Ordinary Shares;

•
each of our directors and executive officers; and

•
all our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if that person possesses sole or shared voting or investment power over that security. A person is also deemed to be a beneficial owner of securities that person has a right to acquire within 60 days including, without limitation, through the exercise of any option, warrant or other right or the conversion of any other security. Such securities, however, are deemed to be outstanding only for the purpose of computing the percentage beneficial ownership of that person but are not deemed to be outstanding for the purpose of computing the percentage beneficial ownership of any other person. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Pursuant to our governing documents, each Ordinary Share entitles the holder to one vote on all matters upon which the holders are entitled to vote.
The percentage of our Ordinary Shares beneficially owned is computed on the basis of 116,608,329 Ordinary Shares issued and outstanding as of May 5, 2023, prior to the exercise of any Warrants. This amount includes 3,006,049 Ordinary Shares outstanding as of the date hereof that constitute Vesting Founder Shares. Vesting Founder Shares are subject to certain vesting, lock-up and beneficial ownership limitations upon the Sponsor under the terms of Sponsor Letter Agreement, as amended. See “Certain Relationships and Related Person Transactions —  Transactions Related to the Business Combination — Sponsor Letter Agreement” elsewhere in this prospectus.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all New Lavoro Ordinary Shares beneficially owned by them.

Beneficial Owners	Ordinary Shares(1)	% of Total Ordinary Shares(2)
Directors and Executive Officers(3)
Ruy Cunha	—	—
Julian Garrido Del Val Neto	—	—
Marcelo Pessanha	—	—
Gustavo Modenesi	—	—
Karen Christiane Ramirez Chaves de Mello	—	—
Gustavo Ocampo Duran	—	—
Marcos Strobel	—	—
Rafael Ughini Villarroel	—	—
Ricardo Leonel Scavazza	—	—
Marcos de Mello Mattos Haaland	—	—
Daniel Fisberg	—	—
David Friedberg(4)	—	—
Michael Stern	—	—
Lauren StClair	—	—
Eduardo Daher	—	—
All directors and executive officers as a group (15 individuals)	—	—
Principal Shareholders
Investment Funds(5)	96,359,488	82.6%
Patria Finance Limited(5)	2,366,913	2.0%
Patria Investments Limited(6)	98,726,401	84.7%
Sponsor(7)	1,649,172	1.4%
The Production Board, LLC(8)	11,649,172	9.9%

(1)
The number of Ordinary Shares listed for each Selling Securityholder assumes the exercise of all of the Warrants beneficially owned by such Selling Securityholder.

(2)
In calculating the percentages of Ordinary Shares outstanding, (a) the numerator is calculated by adding the number of Ordinary Shares beneficially owned by such beneficial owner and the number of Ordinary Shares issuable upon the exercise of Warrants beneficially owned by such beneficial owner (if any); and (b) the denominator is calculated by adding the total aggregate number of Ordinary Shares outstanding, the number of Ordinary Shares issuable upon the exercise of Warrants beneficially owned by such beneficial owner, if any (but not the number of Ordinary Shares issuable upon the exercise of Warrants beneficially owned by any other beneficial owner).

(3)
Unless otherwise noted, the business address of the directors and executive officers of New Lavoro is Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo — SP, 04548-005, Brazil.

(4)
As noted in footnotes (7) and (8) below, Mr. Friedberg is a manager on the board of managers of both the Sponsor and The Production Board. There are three or more managers or directors on the board of managers or board of directors, as applicable, of each of the Sponsor and The Production Board. Each manager on each such board has one vote, and the approval of a majority is required to approve an action. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and voting or dispositive decisions require the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual manager of either the Sponsor or The Production Board exercises voting or dispositive control over any of the securities held by the applicable entity, even those in which he holds a pecuniary interest. Accordingly, Mr. Friedberg will not be deemed to have or share beneficial ownership of such shares.

(5)
The Investment Funds, a group of Cayman Islands, Delaware and Ontario entities, are the record holders of such shares, and PBPE General Partner V, Ltd. is the general partner of the Investment Funds; Patria Finance Limited is the sole shareholder of PBPE General Partner V, Ltd.; Patria Finance Limited is wholly owned by Patria Investments Cayman Limited; Patria Investments Cayman Limited

is wholly owned by Patria Investments Latam S.A.; Patria Investments Latam S.A. is wholly owned by Patria Investments Limited; Patria Investments Limited is controlled by Patria Holdings Limited. Each of the entities described in this footnote (other than to the extent it directly holds securities as described herein) may be deemed to beneficially own the shares directly or indirectly controlled by such entities, but each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of each of the Cayman, Delaware and Ontario Investment Funds is c/o Maples Corporate Services, PO Box 309, Ugland House, South Church Street, KY1-1104, George Town, Grand Cayman, Cayman Islands, c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennet Pike, Suite 302, Wilmington, DE 19807, United States, 199 Bay St, Commerce Court West, Suite 5300 (c/o 152928 Canada Inc.), Toronto, ON M5L 189, Canada; respectively. The business address of PBPE General Partner V, Ltd. is c/o Maples Corporate Services, PO Box 309, Ugland House, South Church Street, KY1-1104, George Town, Grand Cayman, Cayman Islands. The business address of each of the other entities described in this footnote is c/o Patria Investments Limited, at 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006, Grand Cayman, Cayman Islands.
(6)
While Patria Investments Limited does not own such shares directly, as described in the foregoing footnote, Patria Investments Limited may be deemed to beneficially own the shares directly or indirectly held by the entities controlled (directly or indirectly) by it, whenever those entities are acting in the capacity of general partner and to the extent and subject to the limitations set forth in the limited partnership agreements of the Investment Funds. Patria Investments Limited disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest it may have therein, directly or indirectly. The business address of Patria Investments Limited is c/o Patria Investments Limited, at 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006, Grand Cayman, Cayman Islands.

(7)
Consists of (1) 1,398,025 Ordinary Shares that are not subject to further vesting and (2) 251,147 Ordinary Shares that are subject to vesting as set forth in Amendment No. 3 (as defined herein). The Ordinary Shares subject to further vesting will vest if at any time during the three-year period following the Closing Date the closing share price of the Ordinary Shares is greater than or equal to certain market values over any 20 trading days within any consecutive 30 trading day period; provided that, per the terms of Amendment No. 3, no such Ordinary Shares shall vest to the extent that after giving effect to such vesting, the Sponsor and its affiliates would beneficially own a number of Ordinary Shares in excess of 9.99%. The Production Board is the sole member of the Sponsor. David Friedberg, Bharat Vasan and William Hauser are managers on the board of managers of the Sponsor, and each disclaims beneficial ownership of the securities held by the Sponsor and its subsidiaries except to the extent of his pecuniary interest therein. The business address of the Sponsor is 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129.

(8)
Consists of (a) 10,000,000 Ordinary Shares owned by The Production Board (of which 1,398,025 Ordinary Shares are subject to lock-up restrictions, as set forth in Amendment No. 3) that are not subject to further vesting, (b) 1,398,025 Ordinary Shares owned by the Sponsor that are not subject to further vesting and (c) 251,147 Ordinary Shares owned by the Sponsor that are subject to further vesting as set forth in Amendment No. 3. While The Production Board does not own the Ordinary Shares or Warrants beneficially owned by the Sponsor directly, as described in the foregoing footnote, The Production Board may be deemed to beneficially own the securities directly or indirectly held by the entities controlled (directly or indirectly) by it. The Production Board disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest it may have therein, directly or indirectly. David Friedberg, Anil Patel, Sen. Bob Kerrey and Barney Schauble are directors on the board of directors of The Production Board, and each disclaims beneficial ownership of the securities held by The Production Board and its subsidiaries except to the extent of his pecuniary interest therein. The business address of The Production Board, LLC is 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129.

SELLING SECURITYHOLDERS
This prospectus relates to the sale from time to time of up to an aggregate of 121,640,757 Ordinary Shares (including Ordinary Shares that may be issued upon exercise of Warrants), as follows:
•
up to 10,000,000 Ordinary Shares issued to The Production Board in exchange for 10,000,000 SPAC Class A Ordinary Shares acquired by The Production Board in a private placement under the TPB PIPE Investment consummated in connection with the Business Combination, at a purchase price of US$10.00 per Ordinary Share. Certain of the Ordinary Shares issued under the TPB PIPE Investment are subject to lock-up restrictions under the Sponsor Letter Agreement, as amended;

•
up to 2,830,750 Ordinary Shares issued to certain Selling Securityholders in exchange for 2,830,750 SPAC Class A Ordinary Shares that were held by such Selling Securityholders pursuant to the Forward Purchase Agreements entered into in connection with the Business Combination at a purchase price of approximately US$10.00 per Ordinary Share; and

•
up to 98,726,401 Ordinary Shares issued to the Lavoro Original Shareholders (as defined herein) and which are subject to lock-up restrictions under the Lock-up Agreement. These Ordinary Shares were acquired by the Lavoro Original Shareholders based on a value of US$10.00 per Ordinary Share, however, these shares were issued in exchange for securities of Lavoro Agro Limited, which were acquired by the Lavoro Original Shareholders at prices that equate to purchase prices of less than US$10.00 per share, and in some cases, as low as approximately US$3.47 per share.

In addition, this prospectus relates to the issuance by us of up to 10,083,606 Ordinary Shares that are issuable by us upon the exercise of Warrants (including Warrants issued in exchange for SPAC Private Warrants and Warrants issued in exchange for SPAC Public Warrants). 4,071,507 of our Warrants were originally acquired by TPB Acquisition Sponsor I, LLC in a private placement for a price of US$1.50 per SPAC Private Warrant (as defined herein), which were then converted into Private Warrants upon closing of the Business Combination at a ratio of one to one. 6,012,099 of our Warrants were originally acquired by the public shareholders of TPB SPAC in its initial public offering as part of a unit consisting of one SPAC Class A Ordinary Share and one-third of a SPAC Public Warrant at a price of US$10.00 per unit.
The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our Ordinary Shares and Warrants after the date of this prospectus.
The Selling Securityholders will determine the timing, pricing and rate at which they sell such securities into the public market. Certain of the Selling Securityholders have an incentive to sell their securities because they have purchased Ordinary Shares and/or Warrants at prices below, in some cases significantly below, the recent trading prices of our securities. Sales by such investors may cause the trading prices of our securities to experience a decline.
Due to the significant number of SPAC Class A Ordinary Shares that were redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. Furthermore, the 121,640,757 Ordinary Shares being registered for sale in this prospectus (including Ordinary Shares underlying Warrants) exceed the total number of outstanding Ordinary Shares (116,608,329 outstanding Ordinary Shares as of May 5, 2023, prior to any exercise of the Warrants). In addition, the Ordinary Shares beneficially owned by the Lavoro Original Shareholders represent 84.7% of our total outstanding Ordinary Shares (including 3,006,049 Vesting Founder Shares outstanding as of the date hereof) and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the Lavoro Original Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary

Shares, particularly the Lavoro Original Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.
In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. On May 5, 2023, the closing price of our Ordinary Shares on Nasdaq was US$5.49 per share. Even if the current market price is significantly below the price at the time of the initial public offering of TPB SPAC, certain Selling Securityholders may have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than our public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders or certain other Selling Securityholders would experience losses in connection with their investment. For example, the Lavoro Original Shareholders were issued 98,726,401 Ordinary Shares in exchange for securities of Lavoro Agro Limited based on a value of US$10.00 per Ordinary Share, however, these Ordinary Shares were issued in exchange for Lavoro Agro Limited Shares that were acquired by the Lavoro Original Shareholders in various rounds of capital increases at purchase prices as low as approximately US$3.47 per share. As a result, the Lavoro Original Shareholders may experience a positive rate of return on the securities they purchased due to the differences in their purchase price of Lavoro Agro Limited shares. Based on the closing price of our Ordinary Shares referenced above, the Lavoro Original Shareholders may experience a potential profit of up to US$2.02 per share. While the Lavoro Original Shareholders may experience a positive rate of return based on the current trading price of our Ordinary Shares, other Selling Securityholders may not. For example, The Production Board (in respect of their TPB PIPE Investment shares) and the FPA Investors (in respect of their Forward Purchase Agreement Shares) acquired our Ordinary Shares at an original purchase price of US$10.00 per Ordinary Share, or approximately US$4.51 greater than the closing price of our Ordinary Shares as of May 5, 2023. Similarly, the public holders of our securities may not experience a positive rate of return on the securities they purchase due to differences in the applicable purchase price and the trading price. Accordingly, as of the date of this prospectus and based on the closing price of our Ordinary Shares referenced above, The Production Board (in respect of their TPB PIPE Investment shares), FPA Investors (in respect of their Forward Purchase Agreement Shares) and public holders of Warrants would not experience a profit if they decided to sell their Ordinary Shares (including Ordinary Shares issued upon the exercise of Warrants). As such, public shareholders of the Ordinary Shares have likely paid significantly more than certain of the Selling Securityholders, in particular the Lavoro Original Shareholders, for their Ordinary Shares, and should not expect to see a positive return unless the price of the Ordinary Shares appreciates above the price at which such shareholders purchased their Ordinary Shares. For example, investors who purchased SPAC Shares or SPAC Warrants in the initial public offering of TPB SPAC at a price of US$10.00 per unit, or investors who purchase the Ordinary Shares on Nasdaq following the Business Combination at prices above US$5.49 per Ordinary Share will not experience a similar rate of return on the Ordinary Shares they purchased due to differences in the purchase prices and the current trading price. In addition, sales by the Selling Securityholders may cause the trading prices of our securities to experience a decline. As a result, the Selling Securityholders may effect sales of Ordinary Shares at prices significantly below the current market price, which could cause market prices to decline further.
The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The following table sets forth the names of the Selling Securityholders, the number of Ordinary Shares (including Ordinary Shares underlying the Warrants) and Warrants owned by each of them as of the date of this prospectus, the maximum number of Ordinary Shares (assuming exercise of all of the Warrants beneficially owned by such Selling Securityholder) and Warrants which may be offered pursuant to this prospectus, and the number and percentage of Ordinary Shares and Warrants to be beneficially owned by each Selling Securityholder assuming all of the Ordinary Shares (assuming exercise of all of the Warrants beneficially owned by the Selling Securityholders) and Warrants which may be offered by such Selling Securityholder pursuant to this prospectus are sold.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s Ordinary Shares or Warrants pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares or Warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”
	Securities beneficially owned prior to the offering				Securities to be sold in the offering		Securities beneficially owned after the offering
	Ordinary shares(1)	%(2)	Warrants	%	Ordinary Shares	Warrants	Ordinary shares (1)	%(2)	Warrants	%
Name of Selling Securityholder
Investment Funds(3)	96,359,488	82.6%	—	—	96,359,488	—	—	—	—	—
Patria Finance Limited(3)	2,366,913	2.0%	—	—	2,366,913	—	—	—	—	—
Patria Investments Limited(4)	98,726,401	84.7%	—	—	98,726,401	—	—	—	—	—
The Production Board, LLC(5)	10,000,000	8.6%	—	—	10,000,000	—	—	—	—	—
TPB Acquisition Sponsor I, LLC(6)	4,071,507	3.4%	4,071,507	3.4%	4,071,507	—	—	—	—	—
Sandia Investment Management LP(7)	1,098,250	0.9%	—	—	1,098,250	—	—	—	—	—
Spring Creek Capital, LLC(8)	1,732,500	1.5%	—	—	1,732,500	—	—	—	—	—

(1)
The number of Ordinary Shares listed for each Selling Securityholder assumes the exercise of all of the Warrants beneficially owned by such Selling Securityholder.

(2)
In calculating the percentages of Ordinary Shares outstanding, (a) the numerator is calculated by adding the number of Ordinary Shares held by such beneficial owner and the number of Ordinary Shares issuable upon the exercise of Warrants held by such beneficial owner (if any); and (b) the denominator is calculated by adding the total aggregate number of Ordinary Shares outstanding, the number of Ordinary Shares issuable upon the exercise of Warrants held by such beneficial owner, if any (but not the number of Ordinary Shares issuable upon the exercise of Warrants held by any other beneficial owner).

(3)
The Investment Funds, a group of Cayman Islands, Delaware and Ontario entities, are the record holders of such shares, and PBPE General Partner V, Ltd., is the general partner of the Investment Funds; Patria Finance Limited is the sole shareholder of PBPE General Partner V, Ltd.; Patria Finance Limited is wholly owned by Patria Investments Cayman Limited; Patria Investments Cayman Limited is wholly owned by Patria Investments Latam S.A.; Patria Investments Latam S.A. is wholly owned by Patria Investments Limited; Patria Investments Limited is controlled by Patria Holdings Limited. Each of the entities described in this footnote (other than to the extent it directly holds securities as described herein) may be deemed to beneficially own the shares directly or indirectly controlled by such entities, but each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of each of the Cayman, Delaware and Ontario Investment Funds is c/o Maples Corporate Services, PO Box 309, Ugland House, South Church Street, KY1-1104, George Town, Grand Cayman, Cayman Islands, c/o Maples Fiduciary Services (Delaware) Inc., 4001 Kennet Pike, Suite 302, Wilmington, DE 19807, United States, 199 Bay St, Commerce Court West, Suite 5300 (c/o 152928 Canada Inc.), Toronto, ON M5L 189, Canada; respectively. The business address of PBPE General Partner V, Ltd. is c/o Maples Corporate Services, PO Box 309, Ugland House, South Church Street, KY1-1104, George Town, Grand Cayman, Cayman Islands. The business address of each of the other entities described in this footnote is c/o Patria Investments Limited, at 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006, Grand Cayman, Cayman Islands.
(4)
While Patria Investments Limited does not own such shares directly, as described in the foregoing footnote, Patria Investments Limited may be deemed to beneficially own the shares directly or indirectly held by the entities controlled (directly or indirectly) by it (including Patria Finance), whenever those entities are acting in the capacity of general partner and to the extent and subject to the limitations set forth in the limited partnership agreements of the Investment Funds. Patria Investments Limited disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest it may have therein, directly or indirectly. The business address of Patria Investments Limited is c/o Patria Investments Limited, at 18 Forum Lane, 3rd floor, Camana Bay, PO Box 757, KY1-9006, Grand Cayman, Cayman Islands.

(5)
The Production Board disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest it may have therein, directly or indirectly. David Friedberg, Anil Patel, Sen. Bob Kerrey and Barney Schauble are directors on the board of directors of The Production Board, and each disclaims beneficial ownership of the securities held by The Production Board and its subsidiaries except to the extent of his pecuniary interest therein. The business address of The Production Board, LLC is 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129.

(6)
The Warrants will become exercisable on March 30, 2023, which is 30 days after the completion of the Business Combination and upon effectiveness of this registration statement on Form F-1. The business address of TPB Acquisition Sponsor I, LLC is 1 Letterman Drive, Suite A3-1, San Francisco, CA 94129. Excludes Vesting Founder Shares.

(7)
Sandia Investment Management LP is the investment manager for BoothBay Absolute Return Strategies, LP, Boothbay Diversified Alpha Master Fund LP, Sandia Crest LP, Walleye Opportunities Master Fund Ltd, Walleye Investments Fund LLC, Crestline Summit Master, SPC — Peak SP and Crestline Summit Master, SPC — Crestline Summit APEX SP. The business address of Sandia Investment Management LP is 201 Washington Street, Boston, MA 02108.

(8)
The business address of Spring Creek Capital, LLC is c/o Koch Industries, Inc., P.O. Box 2256. Wichita, KS 67201.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. See also note 22 to our unaudited interim condensed combined financial statements and note 24 to our audited combined financial statements included elsewhere in this prospectus.
As a Cayman Islands exempted company with limited liability that has the majority of its operations in Brazil, Lavoro Limited adopted corporate governance policies and practices required by applicable legislation to govern transactions with related parties, including those requirements of Brazilian Corporate Law. Brazilian Corporate Law prohibits a company’s management from, among other matters (i) performing any action that may result in a personal advantage at the Company’s expense, (ii) receiving any personal advantage from third parties arising, directly or indirectly, as a result of the exercise of that person’s responsibilities with the Company and (iii) participating in any transaction, or resolution with respect thereto taken by management, in which they have a conflict of interest.
Limitation of Liability and Indemnification of Officers and Directors
Our governing documents contain provisions that limit the liability of our directors, agents and officers for monetary damages for any liability incurred by them as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur (i) arising from their own actual fraud, willful default or willful neglect, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such person derived any improper benefit.
Any repeal or modification of the foregoing provisions of our governing documents by our shareholders shall not adversely affect any right or protection of a director, agent or officer of the Company existing at the time of, or increase the liability of any director, agent or officer of the Company with respect to any acts or omissions of such Director, agent or officer occurring prior to, such repeal or modification.
In addition, our governing documents contain provisions that indemnify every director, agent or officer of the Company out of the assets of the Company against any liability incurred by them as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur (i) arising from their own actual fraud, willful default or willful neglect, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which such person derived any improper benefit.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are expected to be included in our governing documents and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Prior to the consummation of the Business Combination, we intend to obtain insurance policies under which, subject to the limitations of the policies, coverage will be provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Following the completion of the Business Combination, our audit committee will have the primary responsibility for reviewing and approving or disapproving transactions with related parties. Our related party transaction policy states that any related party transaction must be approved or ratified by our audit committee, board of directors or a designated committee thereof. In determining whether to approve or ratify a transaction with a related person, our audit committee, board of directors or the designated committee will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person. Our audit committee, board of directors or the designated committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, such transaction is in, or not inconsistent with, our best interests and the best interests of our shareholders.
Certain Related Party Transactions
In the ordinary course of our business, we sell products to the non-controlling shareholders of some of the companies that we have acquired. We received revenue from sales of products in the amount of R$14.3 million in the six-month period ended December 31, 2022 (R$13.0 million and R$5.6 million from these services in the fiscal years ended June 30, 2022 and 2021, respectively).
We have incurred certain expenses payable to Patria and its affiliates for management support services rendered in connection with our acquisitions:
•
On July 1, 2021, Crop Care Holding S.A. entered into a consultancy services agreement with Gestão e Transformação Consultoria S.A., or Gestão, an affiliate of Patria, which was entitled to a monthly compensation of R$397,000. The agreement expired on December 31, 2021. On January 3, 2022, Crop Care Holding S.A. entered into a second consultancy services agreement with Gestão, which was entitled to annual compensation of R$106,000. The agreement expired on December 31, 2022. On January 3, 2023, Crop Care Holding S.A. entered into a third consultancy services agreement with Gestão, which is entitled to annual compensation of R$1.2 million. The agreement expires on December 31, 2023.

•
On July 1, 2021, Lavoro Agro Holding S.A. entered into a consultancy services agreement with Gestão, which was entitled to a monthly compensation of R$132,000. The agreement expired on December 31, 2021. On January 3, 2022, Lavoro Agro Holding S.A. entered into a second consultancy services agreement with Gestão, which was entitled to annual compensation of R$3.4 million. The agreement expired on December 31, 2022. On January 3, 2023, Lavoro Agro Holding S.A. entered into a third consultancy services agreement with Gestão, which is entitled to annual compensation of R$14.2 million. The agreement expires on December 31, 2023.

We recorded M&A and monitoring expenses in the amount of R$6.2 million in the six-month period ended December 31, 2022 (R$2.5 million and nil in the fiscal years ended June 30, 2022 and 2021, respectively).
On February 27, 2023, the board of directors of Lavoro Agro Limited approved, by unanimous written resolution, the issuance of an aggregate of 2.78 Lavoro Agro Limited Shares for a total subscription price of US$11,716,689. These Lavoro Agro Limited Shares were divided among, subscribed and paid for by the Investment Funds and Patria Finance, affiliates of Patria.
Transactions Related to the Business Combination
Certain other related agreements have been entered into in connection with the Business Combination. This section describes the material provisions of certain additional agreements entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety. For a summary of the Business Combination and the Business Combination Agreement, see “Business — Business Combination.”
Voting and Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, New Lavoro, TPB SPAC and the Investment Funds entered into a voting and support agreement (the “Voting and Support Agreement”), pursuant to which, prior to the First Effective Time (and conditioned upon the occurrence of the First Effective Time), the Investment Funds voted to approve the Third Merger and such other actions as contemplated in the Business Combination Agreement for which their approval was required.
The foregoing description is only a summary of the Voting and Support Agreement and is qualified in its entirety by reference to the full text of the Voting and Support Agreement, the form of which is filed as an exhibit hereto and is incorporated by reference herein.
Lock-up Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, New Lavoro, TPB SPAC and the Investment Funds entered into a lock-up agreement (the “Lock-up Agreement”), pursuant to which the Investment Funds agreed, among other things, to certain transfer restrictions on the Ordinary Shares held by such Investment Funds (and their respective permitted transferees) as of the Closing Date (the “Lock-up Shares”) for a period (i) for 25% of the Lock-Up Shares (and their respective permitted transferees), the date that is 180 days following the closing date, (ii) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 50% of the Lock-Up Shares), the date that is one year following the closing date, (iii) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 75% of the Lock-Up Shares), the date that is eighteen (18) months following the closing date, and (iv) for an additional 25% of the Lock-Up Shares (i.e., totaling an aggregate of 100% of the Lock-Up Shares), the date that is two years following the closing date, subject to certain exceptions. The Lock-up Agreement also provides for a carveout from the Investment Funds’ lockup after Closing, such that the Investment Funds are permitted to transfer their Ordinary Shares to any third party so long as such third party agrees to be bound by the same lockup period set forth in the Lock-up Agreement.
The foregoing description is only a summary of the Lock-up Agreement and is qualified in its entirety by reference to the full text of the Lock-up Agreement, which is filed as an exhibit hereto and is incorporated by reference herein.
Subscription Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, The Production Board entered into a subscription agreement with TPB SPAC and the Company pursuant to which The Production Board subscribed for and purchased, for an aggregate purchase price of US$100,000,000, 10,000,000 SPAC Class A Ordinary Shares (at US$10.00 per share). Such subscribed shares were converted to Ordinary Shares in connection with the Business Combination. New Lavoro also agreed to grant certain customary registration rights to The Production Board in connection with the TPB PIPE Investment.
The foregoing description is only a summary of the Subscription Agreement and is qualified in its entirety by reference to the full text of the Subscription Agreement, which is filed as an exhibit hereto and is incorporated by reference herein.
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement (“Amendment No. 1”) at the closing of the Business Combination (“Amendment No. 2”) and following the closing of the Business Combination (“Amendment No. 3”), we, TPB SPAC, the Sponsor, The Production Board and certain affiliates of the Sponsor agreed to amend the existing Sponsor Letter Agreement. Under Amendment No. 1, Amendment No. 2 and Amendment No. 3, the Sponsor agreed to, among other things, (i) vote all of their SPAC Class B Ordinary Shares in favor of the Business Combination and related transactions, (ii) to take certain other actions in support of the Business Combination Agreement and related transactions, and (iii) waive certain anti-dilution protections to which it would otherwise be entitled to in connection with the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement, as amended.
In addition, the Sponsor agreed to be bound by transfer restrictions for two years after the Closing Date (the “Sponsor Lock-Up”) in respect of 3,006,049 Ordinary Shares into which certain of its SPAC Class B Ordinary Shares were exchanged at Closing (the “Sponsor Lock-Up Shares”) and The Production Board agreed to be bound by transfer restrictions for two years after the Closing Date (the “PIPE Lock-Up” and together with the Sponsor Lock-Up, the “TPB Lock-Up”) in respect of 1,398,025 Ordinary Shares acquired pursuant to the Subscription Agreement (the “PIPE Lock-Up Shares” and together with the Sponsor Lock-Up Shares, the “TPB Lock-Up Shares”), provided however (x) 50% of the TPB Lock-up Shares shall be released from the TPB Lock-Up one year following the Closing Date, (y) an additional 25% of the TPB Lock-up Shares (i.e., totaling an aggregate of 75% of the TPB Lock-up Shares) shall be released from the TPB Lock-Up eighteen (18) months following the Closing Date, and (z) an additional 25% of the TPB Lock-up Shares (i.e., totaling an aggregate of 100% of the TPB Lock-up Shares) shall be released from the TPB Lock-Up the date that is two years following the Closing Date.
The Sponsor also agreed that 3,006,049 of the Founder Shares held by the Sponsor (the “Vesting Founder Shares”) shall be subject to vesting and that (i) 50% of the Vesting Founder Shares will vest if at any time during the 3-year period following the Closing Date the closing share price of the Ordinary Shares is greater than or equal to US$12.50 over any 20 trading days within any consecutive 30 trading day period and (ii) the remaining 50% of the Vesting Founder Shares will vest if at any time during the three year period following the Closing Date the closing share price of the Ordinary Shares is greater than or equal to US$15.00 over any 20 trading days within any consecutive 30 trading day period, subject to the terms of the Sponsor Letter Agreement, as amended (the end of such period, the “Vesting Release Date”). In addition, Sponsor and TPB agreed that, to the extent Sponsor, taken together with its affiliates and any other persons whose beneficial ownership of the Company’s securities would be aggregated with the Sponsor’s for purposes of Section 13(d) of the Exchange Act (such as any other members of a Section 13(d) “group”), would otherwise beneficially own a number of Ordinary Shares in excess of 9.99% of the number of Ordinary Shares outstanding (the “Ownership Limitation”), Sponsor and TPB will, and will cause their affiliates and transferees to, waive any right to vote or transfer, sell or otherwise dispose of, directly or indirectly such number of Ordinary Shares as is necessary for the Ownership Limitation to not be exceeded. Any Ordinary Shares that would otherwise vest pursuant to the Sponsor Letter Agreement but remain unvested subject to the Ownership Limitation shall vest at the earlier of such time as when the Ownership Limitation would not be exceeded, subject to the Ownership Limitation Priority (as defined in Amendment No. 3).
For clarity, the Sponsor cannot transfer any Vesting Founder Shares until such shares vest, even subsequent to the expiration of the Sponsor Lock-Up. Any Vesting Founder Shares that have not vested in accordance with the Sponsor Letter Agreement, as amended, on or before the Vesting Release Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Vesting Release Date (except that any Vesting Founder Shares that would have vested in accordance with the Sponsor Letter Agreement but for the Ownership Limitation, shall not be subject to forfeiture on the Vesting Release Date).

Any dividends or other distributions paid with respect to the Vesting Founder Shares during any period of time that such Vesting Founding Shares are subject to vesting shall be deposited by us for the benefit of the Sponsor in a separate account held and maintained solely for the benefit of Sponsor, subject to the terms and conditions of that certain escrow agreement to be entered into by and between the parties (the “Escrow Agreement”). The parties agree that for U.S. federal, state and local tax purposes, Sponsor is the owner of the Vesting Founder Shares and the Escrow Account, and in furtherance of the foregoing, Sponsor will be treated as the recipient of (A) any dividends or other distributions paid with respect to the Vesting Founder Shares (“Dividends”) and (B) any interest or other income or gains earned with respect to amounts held in the Escrow Account (“ Escrow Income”), whether or not ultimately distributed from the Escrow Account to Sponsor. Upon the vesting of any Vesting Founder Shares, we shall instruct the escrow agent to release any amounts held in the escrow account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares to Sponsor. In the event that any Vesting Founder Shares are forfeited, then any amounts held in the escrow account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares shall be forfeited to Lavoro Agro Limited. For the avoidance of doubt, no tax reporting shall be required in respect of the release of all or a portion of any amounts from the escrow account to Sponsor, and Sponsor shall be responsible for paying taxes (including any penalties and interest thereon) on all taxable Dividends and any Escrow Income, and for filing all necessary tax returns with respect to such income.
The foregoing descriptions are only a summary of Amendment No. 1, Amendment No. 2 and Amendment No. 3 and are qualified in their entirety by reference to the full text of Amendment No. 1 Amendment No. 2 and Amendment No. 3, which are filed as exhibits hereto and are incorporated by reference herein.
Registration Rights Agreement
On the Closing Date, we and the Sponsor entered into that certain Amended and Restated Registration Rights Agreement, pursuant to which that certain Registration Rights Agreement, dated as of August 13, 2021, was amended and restated in its entirety. Under the A&R Registration Rights Agreement, the holders of certain Registrable Securities (as defined therein) are able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to certain limitations so long as such demand includes a number of registrable securities with a total offering price in excess of US$30.0 million. Any such demand may be in the form of an underwritten offering, it being understood that, subject to certain exceptions, we shall not be required to conduct more than two underwritten offerings in any 12-month period. In addition, the holders of registrable securities will have “piggy-back” registration rights to include their securities in other registration statements filed by us subsequent to the closing of the Business Combination. We have also agreed to file with the SEC a resale shelf registration statement covering the resale of all registrable securities within 30 days of the closing of the Business Combination, to be declared effective within 90 days of the closing of the Business Combination.
The foregoing description is only a summary of the A&R Registration Rights Agreement and is qualified in its entirety by reference to the full text of the A&R Registration Rights Agreement, the form of which is filed as an exhibit hereto and is incorporated by reference herein.
Forward Purchase Agreements
On February 21, 2023, TPB SPAC entered into separate forward share purchase agreements (each, a “Forward Purchase Agreement” and together, the “Forward Purchase Agreements”) with certain equity holders of TPB SPAC (together, the “FPA Investors”), pursuant to which TPB SPAC (or Second Merger Sub, as successor-in-interest to TPB SPAC following the Closing) agreed to purchase in the aggregate, on the date that is 24 months after the Closing Date (the “Maturity Date”), up to 2,830,750 Ordinary Shares then held by the FPA Investors (subject to certain conditions and purchase limits set forth in the Forward Purchase Agreements). Pursuant to the terms of the Forward Purchase Agreements, each FPA Investor, acting separately and solely for its own account, further agreed not to redeem, in connection with the Extraordinary General Meeting, of any of the SPAC Class A Ordinary Shares owned by it at such time.
On the Closing Date, and pursuant to an escrow agreement (the “Escrow Agreement”) entered into with Citibank, N.A., a national banking association organized and existing under the laws of the United

States of America (the “Escrow Agent”), we placed into an escrow account (the “Escrow Account”) an amount equal to the Escrowed Property (as defined below) to secure our purchase obligation to the FPA Investors. “Escrowed Property” refers to (i) (a) the price per share that SPAC Class A Ordinary Shares were redeemed for in connection with TPB SPAC’s shareholder’s approval of the Business Combination (the “Shares Purchase Price”) multiplied by the number of SPAC Class A Ordinary Shares held by the FPA Investors as of the Closing Date less (b) any amounts previously disbursed from the Escrow Account in accordance with the Forward Purchase Agreements and the Escrow Agreement, plus (ii) the interest, investment income, or proceeds accrued from the deposit or investment from the Escrow Account.
Following the Third Effective Time, we agreed to use our best efforts to cause the filing of a registration statement, at our cost and expense, with the SEC registering the resale of the Ordinary Shares subject to the Forward Purchase Agreements (the “FPA Registration Statement”) under the Securities Act within 30 days following the Closing Date, and have the FPA Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earliest of (i) the 45th calendar day (or 90th calendar day if the SEC notifies us that it will review the FPA Registration Statement) following such closing and (ii) the 5th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such FPA Registration Statement will not be reviewed or will not be subject to further review. Pursuant to the Forward Purchase Agreements, the FPA Investors will use commercially best efforts to sell any or all of their Ordinary Shares in the open market if the per share sale price exceeds the Shares Purchase Price prior to the payment of any commissions due by the FPA Investors for such sale, with such sales commencing after the date on which the Ordinary Shares are registered on the FPA Registration Statement after the Closing Date.
If and when any FPA Investor sells Ordinary Shares to any third party, upon receipt by the Escrow Agent and us of written notice of such sale of Ordinary Shares (such date, the “Instruction Date”), the Escrow Agent shall release to us an amount equal to (i) the Escrowed Property divided by the number of Ordinary Shares held by such FPA Investor as of the Instruction Date, multiplied by (ii) the number of Ordinary Shares sold by such FPA Investor pursuant to the Forward Purchase Agreements.
The per Ordinary Share price at which the FPA Investors have the right to sell the Ordinary Shares to us on the Maturity Date is (i) the total amount of the Escrowed Property in the Escrow Account, divided by (ii) the total number of Ordinary Shares held by the FPA Investors as of the Maturity Date (subject to the Share Purchase Limit (as defined in the Forward Purchase Agreements)). The FPA Investors will notify us in writing not less than five business days prior to the Maturity Date, specifying the number of Ordinary Shares that we will be required to purchase (the “Shares Sale Notice”). In exchange for our commitment to purchase Ordinary Shares on the Maturity Date, the FPA Investors agreed to continue to hold, and not to redeem, SPAC Class A Ordinary Shares prior to the Closing. Any FPA Investor that fails to timely deliver a Shares Sale Notice shall be deemed to have forfeited its right to sell any Ordinary Shares to us pursuant to the Forward Purchase Agreements.
The Forward Purchase Agreements may be terminated on the date on which the VWAP Price (as defined below) of the Ordinary Shares exceeds US$12.50 per share (as adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and the like) on any 20 trading days within any consecutive 30 trading day period occurring following the date on which the Ordinary Shares are registered on the FPA Registration Statement; provided that the cumulative number of Ordinary Shares that have been traded on the principal trading market of the Ordinary Shares since such date, as reported by Bloomberg, exceeds 25,000,000 Ordinary Shares. If the Forward Purchase Agreements are so terminated, then the Escrow Agent shall promptly release to us any Escrowed Property that remains in the Escrow Account. “VWAP Price” means, for any trading day, the Rule 10b-18 volume weighted average price per Ordinary Share for such day as reported on Bloomberg Screen “LVRO <Equity> AQR SEC” (or any successor thereto), or if such price is not so reported on such trading day for any reason or is erroneous, the VWAP Price shall be as reasonably determined by us.
In addition, the Forward Purchase Agreements may be terminated on or after the VWAP Price of the Ordinary Shares is less than US$5.00 per share (as adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and the like) on any 20 trading days within any consecutive 30 trading day period occurring following the six month anniversary of the date on which the Ordinary Shares are registered on the FPA Registration Statement; provided that the cumulative number of Ordinary

Shares that have been traded on the principal trading market of the Ordinary Shares since such date, as reported by Bloomberg, exceeds 25,000,000 Ordinary Shares (“US$5.00 Notice Trigger”), and within five business days of the US$5.00 Notice Trigger, the FPA Investors deliver written notice to us and to the Escrow Agent expressing their intention to terminate the Forward Purchase Agreements. If the Forward Purchase Agreements are so terminated, the FPA Investors shall deliver, or cause to be delivered, all of their Ordinary Shares free and clear of all liens and encumbrances to us and, in exchange therefor, the Escrow Agent shall deliver to the FPA Investors, for the FPA Investors’ use without restriction, an amount equal to (i) the Escrowed Property, divided by (ii) the total number of Ordinary Shares held by the FPA Investors as of the date of the US$5.00 Notice Trigger, multiplied by (iii) the number of Ordinary Shares then held by the FPA Investors.
The Forward Purchase Agreements contain customary representations, warranties and covenants from the parties thereto. The foregoing descriptions are only a summary of the Forward Purchase Agreements and Escrow Agreement and are qualified in their entirety by reference to the full text of the Forward Purchase Agreements, including the Escrow Agreement, the form of which is included as Exhibit A thereto, which is filed as an exhibit hereto and is incorporated by reference herein.
If the FPA Investors hold some or all of the 2,830,750 Forward Purchase Agreement Shares on the Maturity Date, and the per share trading price of our Ordinary Shares is less than the per Ordinary Share price at which the FPA Investors have the right to sell the Ordinary Shares to us on the Maturity Date, we would expect that the FPA Investors will exercise this repurchase right with respect to such shares. We have placed an amount equal to the Escrowed Property to secure our purchase obligation to the FPA Investors under the Forward Purchase Agreements. Nonetheless, in the event that we are required to repurchase these Forward Purchase Agreement Shares, or in the event that the Forward Purchase Agreements are terminated under the conditions described above, the amount of Escrowed Property to which we could be entitled to as of the Maturity Date may be reduced to zero, which would accordingly reduce the amount of cash arising from the Business Combination that would ultimately be available to fund our liquidity and capital resource requirements, which would adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the Forward Purchase Agreements. For more information, see “Risk Factors — Risks Relating to Our Ordinary Shares and Warrants — We may be required to repurchase up to 2,830,750 Ordinary Shares from the investors with whom we entered into Forward Purchase Agreement in connection with the closing of the Business Combination, which would reduce the amount of cash available to us to fund our growth plan.”

DESCRIPTION OF SHARE CAPITAL
The following is a summary of the material terms of our share capital. This summary is not intended to be complete and it is qualified by reference to our governing documents, a copy of which is included elsewhere in this registration statement.
We are an exempted company incorporated with limited liability in the Cayman Islands. Our affairs are governed by our governing documents, the Companies Act and the common law of the Cayman Islands.
Share Capital
Our authorized share capital is US$1,500,000 consisting of 1,400,000,000 Ordinary Shares and 100,000,000 preferred shares. As of the date of this prospectus, issued and outstanding share capital is US$116,608.33 consisting of 116,608,329 Ordinary Shares.
General
All of the issued and outstanding Ordinary Shares are fully paid and non-assessable. Certificates (to the extent any are issued) representing the issued and outstanding Ordinary Shares are generally not issued and legal title to the issued shares is recorded in fully registered, book-entry form in the register of members. Holders of Ordinary Shares have no pre-emptive, subscription, redemption or conversion rights.
Register of Members
We must keep a register of members in accordance with the Companies Act, and there shall be entered therein:
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the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares of each member;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. As a result, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.
If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved (or any member of the company or the company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.
Issue of Shares
Subject to our governing documents and the rules of Nasdaq, our board of directors may issue, allot and dispose of or grant options over all shares and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to dividend, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. Subject to the description in “— Variation of Rights of Shares” below, the issuance of any such shares is subject to and cannot adversely affect the rights of the holders of any of our existing shares.
Dividends
Subject to the Companies Act and the special rights attaching to shares of any class, our directors may, in their absolute discretion, declare dividends on shares in issue and authorize payment of the dividends out of our funds lawfully available for those purposes. Dividends must be paid out of our realized or unrealized profits, out of our share premium account, or as otherwise permitted by the Companies Act. A dividend may not be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of business.
Except as otherwise provided by the rights attached to shares, or as otherwise determined by the directors, all dividends in respect of shares must be declared and paid according to the par value of the shares that a shareholder holds. If any share is issued on terms providing that it shall rank for dividend as from a particular date, then that share will rank for dividend accordingly.
For the purpose of determining the shareholders entitled to receive payment of any dividend, our directors may either before or on the date of declaration of such dividend fix a date as the record date for such determination. If no record date is fixed for the determination of shareholders entitled to receive payment of a dividend, the date on which the resolution of the directors declaring such dividend is adopted will be the record date.
Voting Rights
Each Ordinary Share entitles the holder to one vote on all matters upon which the holders are entitled to vote. Voting at any general meeting is by show of hands, unless voting by way of poll is demanded by the chairman of the board of directors or any shareholder present in person or by proxy.
General meetings require a quorum to be present. Quorum is met by the presence, in person or by proxy, of one or more persons holding at least twenty per cent in par value of the issued Ordinary Shares that confer the right to attend and vote at that meeting.
A special resolution will be required for important matters such as a reduction of our share capital, registration by way of continuation, approval of a plan of merger or consolidation, making changes to our governing documents, or our voluntary winding up.
An ordinary resolution of our shareholders requires the affirmative vote of at least a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting. Any action required or permitted to be taken at our general meeting may be taken by resolution in writing of all the shareholders.
Variation of Rights of Shares
All or any of the rights attached to any class of our shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.
Transfer of Ordinary Shares
Any shareholder may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or any other form prescribed by Nasdaq or as otherwise approved by the board of directors. The transferor shall be deemed to remain the holder of such shares until the name of the transferee is entered in the register of members.
Redemption of Ordinary Shares
We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the shareholder, on such terms and in such manner as may be determined by our board of directors before the issue of such shares. We may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors and agreed with the shareholder or are otherwise authorized by our governing documents. Subject to the Companies Act, the redemption or repurchase of any share may be paid out of a company’s profits, its capital, or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase. In addition, under the Companies Act no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares in issue, or (iii) if the company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.
Changes in Capital
We may from time to time by ordinary resolution:
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increase the share capital by such sum as the resolution prescribes;

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consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

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sub-divide our existing shares into shares of a smaller amount than that fixed by our governing documents or into shares without par value; and

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cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so canceled.

Subject to the Companies Act and our governing documents, our shareholders may by special resolution reduce its share capital.
Liquidation
On our winding up, if the assets available for distribution among our shareholders shall be insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them. If the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us for unpaid calls or otherwise.
Warrants
General
There are currently outstanding an aggregate of 6,012,099 Public Warrants. The Public Warrants, which entitle the holder to purchase one Ordinary Share at an exercise price of US$11.50 per share (“Exercise Price”), became exercisable on March 30, 2023, which was 30 days after the completion of the Business Combination. The Public Warrants will expire on February 28, 2028 (i.e., five years after the completion of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms.
Upon the completion of the Business Combination, there were also 4,071,507 Private Warrants held by the Sponsor. The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by us, (ii) may be exercised by the holders on a cashless basis and (iii) are entitled to registration rights. Private Warrants that are transferred to persons other than permitted transferees shall upon such transfer cease to be Private Warrants and shall become Public Warrants.
Exercise
A Warrant may be exercised by delivering to the warrant agent (i) the Warrant, (ii) an election to purchase form, and (iii) the payment in full of the Exercise Price and any and all applicable taxes due in connection with the exercise.

As soon as practicable after the exercise of any Warrant we will issue a book-entry position or certificate, as applicable, for the Ordinary Shares. All Ordinary Shares issued upon the proper exercise of a Warrant in conformity with the Warrant Agreement will be validly issued, fully paid and non-assessable.
Adjustments
We may, in our sole discretion, lower the Exercise Price at any time prior to the expiration date for a period of not less than 20 business days, provided that we provide at least three days prior written notice of such reduction to registered holders of the Warrants and that any such reduction shall be identical among all of the Warrants.
The number of Ordinary Shares issuable upon the exercise of the Warrants is subject to customary adjustments in certain circumstances, such as a share sub-division, dividend or reclassification of our Ordinary Shares, as described in the Warrant Agreement. In the event the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, the Exercise Price will be adjusted (to the nearest cent) by multiplying the Exercise Price immediately prior to such adjustment, by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.
If, by reason of any adjustment made pursuant to the events described above, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, we will, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.
Warrant holders also have replacement rights in the case of certain reorganization, merger, consolidation or sale transactions involving our company or substantially all of our assets (each a “Replacement Event”). Upon the occurrence of any Replacement Event, Warrant holders will have the right to purchase and receive (in lieu of our Ordinary Shares) the kind and amount of shares or other securities or property (including cash) receivable upon such Replacement Event that the holder would have received if the Warrants were exercised immediately prior to such event.
Upon any adjustment of the Exercise Price or the number of Ordinary Shares issuable upon exercise of a Warrant, we will provide written notice of such adjustment to the warrant agent stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant. We will also provide notice of any adjustment described above to each Warrant holder at the last address set forth in the warrant register stating the date of the event.
Cashless Exercise
We agreed to use commercially reasonable efforts to file with the SEC as soon as practicable a registration statement for the registration, under the Securities Act, of the Ordinary Shares issuable upon exercise of the Warrants. We are obligated to use commercially reasonable efforts to cause the registration statement to become effective and to maintain its effectiveness, and a current prospectus relating thereto, until the expiration or redemption of the Warrants. If any such registration statement has not been declared effective by the 60th business say following the closing of the Business Combination, Warrant holders have the right, during the period beginning on the 61st business day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when we shall fail to have maintained an effective registration statement covering the Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis.” In a cashless exercise, holders may exchange their Warrants for a number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the Fair Market Value (as defined hereinafter) over the Exercise Price by (y) the Fair Market Value and (B) 0.361. “Fair Market Value” in this paragraph means the volume weighted average price of the Ordinary Shares as reported during the ten trading days ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such Warrants or its securities broker or intermediary.

If, by reason of any exercise of Warrants on a “cashless basis,” the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, we will round down to the nearest whole number, the number of Ordinary Shares to be issued to such holder.
Redemption
We have the right to redeem all the Public Warrants (but not less than all the Public Warrants), at any time while they are exercisable and prior to their expiration, at the price of US$0.01 per Warrant if (i) the last reported sale price of our Ordinary Shares has been at least US$18.00 per share (subject to certain adjustments), on 20 trading days within the 30-trading-day period ending on the third business day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30 days prior to the redemption date. These redemption rights do not apply to the Private Warrants unless and until they are transferred to persons other than the Sponsor and its permitted transferees.
We may also redeem the Public Warrants in whole (but not in part) at any time while they are exercisable and prior to their expiration, at the price of US$0.10 per Warrant if the last reported sale price of our Ordinary Shares has been at least US$10.00 per share (subject to certain adjustments) on 20 trading days within the 30-trading-day period ending on the third business day prior to the date on which notice of the redemption is given. If the last reported sale price of our Ordinary Shares has been less than US$18.00 per share (subject to certain adjustments) on 20 trading days within the 30-trading-day period ending on the third business day prior to the date on which notice of the redemption is given, the Private Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day redemption period, Warrant holders may elect to exercise their Warrants on a “cashless basis” and receive a number of Ordinary Shares as described under “— Cashless Exercise” above.
If we choose to redeem our Warrants, we are required to (i) fix a date for the redemption and (ii) provide notice to the registered holders of the Warrants at least 30 days prior to the redemption date. We will mail any such notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the redemption date to registered Warrant holders. The notice will be sent to each registered holder’s last address as it appears on the registration books. Any notice so mailed will be conclusively presumed to have been duly given, whether or not the registered holder actually receives such notice.
On and after the redemption date, the record holder of the warrants will have no further rights except to receive, upon surrender of the warrants, the redemption price.
Transfers and Exchanges
Warrants may be exchanged or transferred upon surrender of the Warrant to the warrant agent, together with a written request for exchange or transfer. Upon any transfer, a new Warrant representing an equal aggregate number of Warrants will be issued and the old Warrant will be cancelled by the warrant agent.
Book-entry Warrants may be transferred only in whole and Warrants bearing a restrictive legend may transferred or exchanged only if the Warrant agent has received an opinion of counsel stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.
No Rights as a Shareholder
A Warrant does not entitle the holder to any of the rights of a shareholder of our company, including, without limitation, the right to receive dividends or other distributions, exercise any preemptive right to vote or to consent or the right to receive notice as shareholders in respect of the meetings of shareholders or the appointment of directors of our company or any other matter.
Directors
Appointment and Removal
Our management is vested in a board of directors. Our governing documents provide that there shall be a board of directors consisting of no less than one (1) director, provided that the directors may increase or decrease the limits on the number of directors. Our board of directors consists of seven directors and.

Our governing documents provide that the directors shall be divided into three (3) classes designated as Class 1, Class 2 and Class 3, with as nearly equal a number of directors in each group as possible. Subject to our governing documents, directors must be assigned to each class in accordance with a resolution or resolutions adopted by the board of directors.
Director nominees must be elected by an ordinary resolution in accordance with our governing documents at each annual general meeting of our shareholders to fill the seats of those directors whose terms expire at such annual general meeting and the persons to stand for election at each annual general meeting of our shareholders shall be nominated by the directors. For illustrative purposes, at the 2023 annual general meeting, the term of office of the Class 1 directors shall expire and Class 1 directors shall be elected for a full term of three (3) years. At the 2024 annual general meeting, the term of office of the Class 2 directors shall expire and Class 2 directors shall be elected for a full term of three (3) years. At the 2025 annual general meeting, the term of office of the Class 3 directors shall expire and Class 3 directors shall be elected for a full term of three (3) years. Subject to our governing documents, at each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting.
Without prejudice to our power to appoint a person to be a director by ordinary resolution and subject to our governing documents, the board of directors, so long as a quorum of directors remains in office, has the power at any time and from time to time to appoint any person to be a director so as to fill a casual vacancy or otherwise.
Indemnity of Directors and Officers
In accordance with our governing documents, every director and officer must be indemnified out of our assets against any liability incurred by that director or officer as a result of any act or failure to act in carrying out their functions, except for any such liability that the director or officer may incur by their own actual fraud or willful default.
In accordance with our governing documents, we must purchase directors’ and officers’ liability insurance from time to time in an amount determined by our board of directors to be reasonable and customary and must maintain such coverage for so long as each director nominated pursuant to our governing documents serves as our director. We must use commercially reasonable efforts to extend such coverage for a period of not less than six (6) years from any removal or resignation of such director, in respect of any act or omission occurring at or prior to such event.
Certain Anti-Takeover Provisions in our Governing Documents
As described in “— Directors — Appointment and Removal” above, our governing documents provide that our board of directors will be classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual general meetings.
Our authorized but unissued Ordinary Shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control by means of a proxy contest, tender offer, merger or otherwise.
Enforcement of Civil Liabilities — Cayman Islands
The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.
Our Cayman Islands legal counsel have advised that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against the company judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against the company predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Anti-Money Laundering — Cayman Islands
If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (as revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (as revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
Data Protection Law — Cayman Islands
We have certain duties under the Data Protection Act (as revised) of the Cayman Islands (the “DPA”) based on internationally accepted principles of data privacy.
Privacy Notice
Introduction
This privacy notice puts our shareholders on notice that through investment in the company the shareholder will provide the company with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, references to “the company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities of on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Whom this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How the Company May Use a Shareholder’s Personal Data
The company, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:
(i)
where this is necessary for the performance of our rights and obligations under any purchase agreements;

(ii)
where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

(iii)
where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.
We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SHARES ELIGIBLE FOR FUTURE SALE
As of May 5, 2023, we had 1,500,000,000 Ordinary Shares and 100,000,000 preferred shares authorized, and 116,608,329 Ordinary Shares issued and outstanding. Subject to the lock-up restrictions described below and with the exception of Ordinary Shares in connection with the TPB PIPE Investment, the Ordinary Shares issued in connection with the Business Combination are freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares. Prior to the Business Combination, there was no public market for Ordinary Shares. We have been approved for listing of the Ordinary Shares on Nasdaq, but we cannot assure you that a regular trading market will develop in the Ordinary Shares.
Lock-Up Restrictions
Certain of the Ordinary Shares that may be offered or sold by Selling Securityholders identified in this prospectus are subject to certain lock-up restrictions, including pursuant to the Lock-up Agreement and the Sponsor Letter Agreement, each as further described elsewhere in this prospectus. See “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination.”
Regulation S
Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.
We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as an officer or director of the Company may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of the Company solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of the Company other than by virtue of his or her status as an officer or director of the Company.
We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted our ordinary shares or warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned our restricted ordinary shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
one percent (1%) of the total number of ordinary shares then issued and outstanding; or

•
the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•
at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, which was filed promptly after consummation of the Business Combination, reflecting its status as an entity that is not a shell company.

Rule 701
In general, under Rule 701 of the Securities Act, each of our employees, consultants or advisors who purchased equity shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.
Registration Rights
On the Closing Date, we and the Sponsor entered into the A&R Registration Rights Agreement, pursuant to which we granted certain registration rights to holders of our Ordinary Shares. Moreover, we granted customary registration rights to The Production Board in connection with the TPB PIPE Investment and to the FPA Investors in connection with the Forward Purchase Agreements. For more information, see “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination.”

TAXATION
U.S. Federal Income Tax Considerations
The following is a summary of certain material U.S. federal income tax consequences generally applicable to the ownership and disposition of our Ordinary Shares and Warrants by U.S. Holders (as defined below).
This summary is limited to certain U.S. federal income tax considerations generally relevant to U.S. Holders that hold Ordinary Shares and Warrants, as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their individual circumstances or status, including but not limited to:
•
our Sponsor or any member, founder, director, or officer, thereof;

•
banks, financial institutions or financial services entities;

•
broker-dealers or traders in securities or currencies;

•
taxpayers that are subject to the mark-to-market tax accounting rules;

•
tax-exempt entities including private foundations;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
pension plans;

•
cooperatives;

•
partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities or arrangements (or investors therein);

•
regulated investment companies;

•
real estate investment trusts;

•
persons liable for alternative minimum tax;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of our Ordinary Shares by vote or value;

•
persons that acquired Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that own Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•
persons that own Ordinary Shares in connection with a trade or business, permanent establishment, or fixed place of business outside the United States; or

•
U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) owns Ordinary Shares or Warrants, the tax treatment of such partnership and its partners will generally depend on the status of the partners and the activities of the partnership. Partnerships holding any Ordinary Shares or Warrants and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of ownership and disposition of Ordinary Shares or Warrants.
This summary is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing are subject to differing interpretation and subject to change, which differing interpretation or change could apply retroactively and could affect the tax considerations described herein. This summary does not address any estate or gift tax considerations, any alternative minimum considerations, Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code or U.S. federal taxes other than those pertaining to U.S. federal income taxation, nor does it address any aspects of U.S. state, local or non-U.S. taxation.
We have not requested nor will we request any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any of the U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions would not be sustained by a court.
As used herein, the term “U.S. Holder” means a beneficial owner of Ordinary Shares or Warrants, as the case may be, who or that is for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election to be treated as a United States person.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES OR WARRANTS. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISERS REGARDING THEIR PARTICULAR TAX CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.
Ownership and Disposition of Ordinary Shares or Warrants
Distributions on Ordinary Shares
Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on Ordinary Shares at the time actually or constructively received to the extent the distribution is paid out of New Lavoro’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Ordinary Shares. Because New Lavoro may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by New Lavoro will be reported as dividends for U.S. federal income tax purposes.
With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “— Gain or Loss on Sale, or Other Taxable Disposition of Ordinary Shares and Warrants”) only if the Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. However, this lower rate applicable to non-corporate U.S. Holders is unavailable for any year in which we were a PFIC in the preceding taxable year. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the Ordinary Shares.
Gain or Loss on Sale or Other Taxable Disposition of Ordinary Shares and Warrants
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the Ordinary Shares or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares or Warrants exceeds one year at the time of such disposition. It is unclear, however, whether the redemption rights with respect to the SPAC Class A Ordinary Shares may have suspended the running of the applicable holding period for this purpose.
The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Ordinary Shares or Warrants so disposed of. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “— Exercise, Lapse or Redemption of Warrants” below for a discussion regarding a U.S. Holder’s basis in an Ordinary Share acquired pursuant to the exercise of a Warrant. The deductibility of capital losses is subject to certain limitations.
Exercise, Lapse or Redemption of Warrants
Subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an Ordinary Share upon the exercise of a Warrant for cash. A U.S. Holder’s tax basis in an Ordinary Share received upon exercise of the Warrant generally will equal the sum of the U.S. Holder’s tax basis in the Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant. Such capital loss will be long-term capital loss if the U.S. Holder held the Warrant for more than one year at the time of such lapse.
The tax consequences of a cashless exercise of a Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for United States federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Ordinary Share received generally would equal the U.S. Holder’s tax basis in the Warrants. If the cashless exercise was not treated as a recapitalization (but not a realization event), it is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the Warrant or the day following the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Share would include the holding period of the Warrant.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered Warrants with an aggregate value equal to the exercise price for the total number of Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Warrants deemed exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.
Due to the absence of authority on the United States federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Possible Constructive Distributions
The terms of the Warrants provide for an adjustment to the number of Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of Warrants would, however, be treated as receiving a constructive distribution from New Lavoro if, for example, the adjustment increases the warrantholders’ proportionate interest in New Lavoro’s assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Ordinary Shares which is taxable to the U.S. Holders of such Ordinary Shares as described under “— Distributions on Ordinary Shares.” Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Warrants received a cash distribution from New Lavoro equal to the fair market value of the increase in the interest. U.S. Holders should consult their tax advisors regarding the tax consequences in their particular circumstances, including the possibility of any constructive distributions.
Passive Foreign Investment Company Rules
The treatment of a U.S. Holder of Ordinary Shares and Warrants could be materially different from that described above if New Lavoro is or was treated as a PFIC for U.S. federal income tax purposes or if the U.S. Holder of Ordinary Shares received those shares in exchange for SPAC Class A Ordinary Shares in connection with the SPAC Mergers.
In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, certain royalties and rents, and gains from the disposition of passive assets.
Based on the expected composition of New Lavoro’s income and assets and the estimated value of New Lavoro’s assets, New Lavoro currently does not expect to be a PFIC for its taxable year ending June 30, 2023, or for the foreseeable future. However, because New Lavoro’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of New Lavoro’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the Ordinary Shares from time to time, which could be volatile), there can be no assurances New Lavoro will not be a PFIC for its taxable year ending June 30, 2023, or any future taxable year.
TPB SPAC was a PFIC for its taxable year ending December 31, 2022.
Assuming the SPAC Mergers qualified as an F Reorganization, New Lavoro should be treated as the same corporation as TPB SPAC for purposes of the PFIC rules.
Therefore, although not free from doubt, assuming the SPAC Mergers qualified as an F Reorganization, even if New Lavoro is not a PFIC for the current taxable year, New Lavoro will still be treated as a PFIC as to any U.S. Holder who exchanged SPAC Class A Ordinary Shares for Ordinary Shares in connection with the SPAC Mergers and had not made any of the PFIC Elections (as defined below) with respect to the SPAC Class A Ordinary Shares, unless such U.S. Holder makes a purging election with respect to its shares. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an “excess distribution,” as described below. As a result of this purging election, the U.S. Holder will have additional tax basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in such holder’s Ordinary Shares. In the absence of a purging election, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such Ordinary Shares for a period that includes its holding period for the SPAC Class A Ordinary Shares exchanged therefor. U.S. Holders are urged to consult their tax advisors regarding the application of the purging elections rules to their particular circumstances.
If New Lavoro is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares (or is treated as a PFIC as to a U.S. Holder as described in the immediately preceding paragraph), gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of its Ordinary Shares will be allocated ratably over the U.S. Holder’s holding period for such Ordinary Shares. The amounts allocated to the taxable year of the sale or disposition and to any year before New Lavoro became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year.

Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its Ordinary Shares exceed 125% of the average of the annual distributions on the Ordinary Shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. The foregoing PFIC tax consequences are referred to as the “PFIC Default Regime.”
If New Lavoro is a PFIC for any taxable year during which a U.S. person owns Ordinary Shares and any entity in which it owns equity interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.
In general, a U.S. Holder may avoid the PFIC Default Regime in respect of the Ordinary Shares by making and maintaining a timely and valid qualified electing fund (“QEF”) election to include in income its pro rata share of New Lavoro’s net capital gains (as long-term capital gains) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which New Lavoro’s taxable year ends. The QEF election along with an applicable purging election, or a mark-to-market election are collectively the “PFIC Elections.” The QEF election is made on a shareholder-by-shareholder basis and, once made, can only be revoked with the IRS’s consent. A retroactive QEF election generally may be made only by filing a protective statement with a timely filed U.S. federal income tax return for the taxable year to which such election relates and if certain other conditions are met or with the IRS’s consent. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from TPB SPAC or New Lavoro, as the case may be. New Lavoro intends to provide the information necessary for a U.S. Holder to make and maintain a QEF election with respect to New Lavoro Ordinary Shares for the taxable year ending June 30, 2023 and the following taxable year if New Lavoro determines that it is a PFIC for such year, but may not make such information available for any subsequent taxable years.
A U.S. Holder may not make a QEF election with respect to its Warrants to acquire Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such Warrants (other than upon exercise of such Warrants) and TPB SPAC or New Lavoro was a PFIC at any time during the U.S. Holder’s holding period of such Warrants, proposed Treasury Regulations would provide that any gain generally will be treated as an excess distribution, taxed in accordance with the PFIC Default Regime described above. If a U.S. Holder that exercises such Warrants properly makes a QEF election with respect to the newly acquired Ordinary Shares (or has a properly maintained QEF election in effect with respect to Ordinary Shares), the QEF election will apply to the newly acquired Ordinary Shares. Notwithstanding the foregoing, the adverse tax consequences relating to PFIC shares under the PFIC Default Regime, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which may be deemed to have a holding period for purposes of the PFIC rules that includes all or a portion of the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election (discussed above). As a result of a purging election, the U.S. Holder will have a new tax basis and holding period in the Ordinary Shares acquired upon the exercise of the Warrants for purposes of the PFIC rules.
Alternatively, if New Lavoro is a PFIC and if the Ordinary Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could avoid the PFIC Default Regime by making a mark-to-market election. The Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the Ordinary Shares are listed, is a qualified exchange for this purpose. If a U.S. Holder of Ordinary Shares makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Ordinary Shares in a year in which we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). If a U.S. Holder makes the mark-to-market election, distributions paid on Ordinary Shares will be treated as discussed under “— Distributions on Ordinary Shares” above. U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of New Lavoro, even if the U.S. Holder made a mark-to-market election with respect to the Ordinary Shares. A mark-to-market election may not be made with respect to the Warrants.
If New Lavoro is a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any Ordinary Shares, subject to certain limited exceptions set forth in applicable Treasury regulations, the U.S. Holder will be required to file annual reports with the IRS with respect to New Lavoro and any Lower-tier PFIC. U.S. Holders should consult their tax advisers regarding the determination of whether TPB SPAC or New Lavoro is a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of Ordinary Shares.
Information Reporting and Backup Withholding
Dividend payments with respect to Ordinary Shares and proceeds from the sale, exchange or redemption of Ordinary Shares or Warrants may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. U.S. Holders are urged to consult their tax advisors with respect to the tax consequences to them of the SPAC Mergers, ownership and disposition of Ordinary Shares and Warrants and the exercise of their redemption rights, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.
Cayman Islands Tax Considerations
The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of Ordinary Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Ordinary Shares. The summary is based upon the tax laws of Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.
Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.
The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Ordinary Shares, as the case may be, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of Ordinary Shares or on an instrument of transfer in respect of Ordinary Shares.
We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have obtained an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:
The Tax Concessions Law
Undertaking as to Tax Concessions
In accordance with section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, the Governor in Cabinet of the Cayman Islands has undertaken with the Company that:
(a)
no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

(b)
in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)
on or in respect of the shares, debentures or other obligations of the Company; or

(ii)
by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.

The concessions apply for a period of twenty years from August 29, 2022.
The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

PLAN OF DISTRIBUTION
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 111,557,151 Ordinary Shares. In addition, we are registering the issuance by us of up to 10,083,606 Ordinary Shares that are issuable by us upon the exercise of Warrants. We previously registered the issuance of the Warrants in connection with the Business Combination.
We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder, except with respect to amounts received by us upon exercise of our Warrants to the extent such Warrants are exercised for cash and except that we may receive a portion of the aggregate gross proceeds from the sellers under the Forward Purchase Agreements in connection with certain sales of our Ordinary Shares by the sellers pursuant to the Forward Purchase Agreements after the date of this prospectus. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities.
The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling Ordinary Shares or Warrants received after the date of this prospectus from the Selling Securityholders. We have registered the Ordinary Shares covered by this prospectus for offer and sale so that those Ordinary Shares may be freely sold to the public by the Selling Securityholders. Registration of the Ordinary Shares covered by this prospectus does not mean, however, that those Ordinary Shares necessarily will be offered or resold by the Selling Securityholders.
The Selling Securityholders may use any one or more of the following methods when disposing of Ordinary Shares or Warrants:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the Ordinary Shares or Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•
directly to one or more purchasers;

•
through agents;

•
through agreements with broker-dealers, who may agree with the Selling Securityholders to sell a specified number of such Ordinary Shares or Warrants at a stipulated price per share or warrant;

•
a combination of any such methods of sale; and

•
any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge, mortgage, charge or grant a security interest in some or all of the Ordinary Shares or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares or Warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Ordinary Shares or Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
In connection with the sale of our Ordinary Shares or Warrants, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares or Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell our Ordinary Shares or Warrants short and deliver these securities to close out their short positions, or loan or pledge the Ordinary Shares or Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Ordinary Shares or Warrants offered by this prospectus, which Ordinary Shares or Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of Ordinary Shares or Warrants offered by them will be the purchase price of such Ordinary Shares or Warrants less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Ordinary Shares or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Ordinary Shares or Warrants may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Ordinary Shares or Warrants may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
To the extent required, our Ordinary Shares or Warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Ordinary Shares or Warrants may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares or Warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
At the time a particular offering of securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

There can be no assurance that the Selling Securityholders will sell all or any of the Ordinary Shares and Warrants offered by this prospectus. In addition, the Selling Securityholders may also sell Ordinary Shares and Warrants under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.
To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the Ordinary Shares and Warrants against certain liabilities, including liabilities arising under the Securities Act.
Lock-Up Restrictions
Of the Ordinary Shares that may be offered or sold by Selling Securityholders identified in this prospectus, some are subject to certain lock-up restrictions, including pursuant to the Lock-up Agreement and the Sponsor Letter Agreement, each as further described elsewhere in this prospectus. See “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination.”

EXPENSES RELATED TO THE OFFERING
The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of the Ordinary Shares being registered by this registration statement. With the exception of the SEC Registration Fee, all amounts are estimates.
SEC registration fee	US	$96,867.16
FINRA filing fee		*
Legal fees and expenses		*
Accountants’ fees and expenses		*
Printing expenses		*
Transfer agent fees and expenses		*
Miscellaneous costs		*
Total	US	$96,867.16

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities.

LEGAL MATTERS
Maples and Calder (Cayman) LLP has advised us on certain legal matters as to Cayman Islands law. We have been represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law.
EXPERTS
The financial statements of Lavoro Merger Sub II Limited (fka TPB Acquisition Corporation I) as of December 31, 2022 and December 31, 2021, and for the year ended December 31, 2022 and the period from February 8, 2021 (inception) through December 31, 2021, included in this prospectus have been audited by Frank, Rimerman + Co. LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.
The combined financial statements of the Lavoro Group at June 30, 2022 and 2021 and for each of the three years in the period ended June 30, 2022 appearing in this prospectus and registration statement have been audited by Ernst & Young Auditores Independentes S/S Ltda., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
From June to November 2020, a member firm of Ernst & Young Global Limited (“EYG”) in Colombia (“EY Colombia”) provided legal advisory services to a consolidated subsidiary of Lavoro Agro Limited related to an intercompany merger transaction. This service was not prohibited under the International Ethics Standards Board for Accountants Code of Ethics or applicable home country independence rules; however, it is inconsistent with the U.S. Securities and Exchange Commission (“SEC”) and Public Company Accounting Oversight Board (United States) (“PCAOB”) independence rules. The service did not involve advocacy or EY Colombia making management decisions on behalf of Lavoro Agro Limited or its subsidiary. The service had no impact on the combined financial statements of Lavoro Agro Limited or the related audit procedures or judgments of Ernst & Young Auditores Independentes S/S Ltda. (“EY Brazil”). The related fees are not material to the respective parties.
During certain periods from July 2021 to September 2022, two staff-level employees of EY Brazil were covered persons on the audit engagement team for the Lavoro Agro Limited while holding immaterial financial interests in a sister affiliate under common control with Lavoro Agro Limited. Such financial relationships are inconsistent with the SEC and PCAOB independence rules. Neither of the financial relationships related to investments in the Lavoro Agro Limited, and neither of these matters had an impact on the Lavoro Agro Limited’s operations or combined financial statements. Upon identification of the covered person financial relationship matters, the investments were promptly disposed. We have not identified any new inconsistencies with the applicable independence rules.
After careful consideration of the facts and circumstances and the applicable independence rules, EY Brazil has concluded that (i) the aforementioned matters do not impair EY Brazil’s ability to exercise objective and impartial judgment in connection with its audits of Lavoro Agro Limited combined financial statements, and (ii) a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion. After considering these matters, management and those charged with governance of Lavoro Agro Limited concurred with EY Brazil’s conclusions.

ENFORCEABILITY OF CIVIL LIABILITIES AND AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES
We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. A majority of our directors and executive officers, and certain of the experts named in this prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.
We have been advised by our Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Our registered office address is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and our principal executive office is Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401, São Paulo, SP, 04548-005, Brazil.
We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.
We also maintain an Internet website at www.lavoroagro.com/en/. We make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO FINANCIAL STATEMENTS
Lavoro Merger Sub II Limited
(fka TPB ACQUISITION CORPORATION I)
Page No.
Audited Financial Statements of Lavoro Merger Sub II Limited (fka TPB Acquisition Corporation I)
Report of Independent Registered Public Accounting Firm (PCAOB ID: 1596)	F-2
Financial Statements:
Balance Sheets as of December 31, 2022 and 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021	F-4
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021	F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7
LAVORO GROUP
Lavoro Group — Combined Financial Statements as of June 30, 2022 and 2021 and for each of the three years in the period ended June 30, 2022
Combined Statement of Financial Position as of June 30, 2022 and 2021	F-71
Combined Statement of Profit or Loss for the years ended June 30, 2022, 2021 and 2020	F-72
Combined Statement of Comprehensive Income for the years ended June 30, 2022, 2021 and 2020	F-73
Combined Statement of Changes in Net Investment for the years ended June 30, 2022, 2021 and 2020	F-74
Combined Statement of Cash Flows for the years ended June 30, 2022, 2021 and 2020	F-75
Notes to the Combined Financial Statements	F-77

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Lavoro Merger Sub II Limited
San Francisco, California
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Lavoro Merger Sub II Limited (formerly known as TPB Acquisition Corporation I) (the “Company”) as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2022, and the period from February 8, 2021 (inception) through December 31, 2021, and the related notes to the financial statements (collectively the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022, and the period from February 8, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Frank, Rimerman + Co. LLP
We have served as the Company’s auditor since 2021.
San Francisco, California
May 2, 2023

LAVORO MERGER SUB II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
BALANCE SHEETS
As of December 31, 2022 and 2021
	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$692,228	$481,265
Prepaid expenses	227,678	594,223
Total current assets	919,906	1,075,488
Investments held in Trust Account	182,880,462	180,368,211
Total Assets	$183,800,368	$181,443,699
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit:
Current liabilities:
Accounts payable	$2,793,367	$2,600
Accrued expenses	691,423	121,581
Note Payable – Related Party	2,000,000	—
Total current liabilities	5,484,790	124,181
Deferred underwriting commissions in connection with the Initial Public Offering	6,312,705	6,312,705
Derivative warrant liabilities	4,691,149	7,408,784
Total Liabilities	16,488,644	13,845,670
Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 18,036,299 shares subject to possible redemption at $10.13 and $10.00 per share as of December 31, 2022 and December 31, 2021, respectively	182,780,462	180,362,990
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no non-redeemable shares issued or oustanding	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,509,074 shares issued and outstanding	451	451
Additional paid-in capital	—	—
Accumulated deficit	(15,469,189)	(12,765,412)
Total shareholders’ deficit	(15,468,738)	(12,764,961)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$183,800,368	$181,443,699
The accompanying notes are an integral part of these financial statements.

LAVORO MERGER SUB II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
STATEMENTS OF OPERATIONS
For the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021
	For the Year Ended December 31, 2022	For the Period from February 8, 2021 (inception) through December 31, 2021
General and administrative expenses	$5,396,191	$552,124
General and administrative expenses – Related Party	120,000	46,774
Loss from operations	(5,516,191)	(598,898)
Other income (expenses) :
Change in fair value of derivative warrant liabilities	2,717,635	8,508,405
Income from investments in Trust Account	2,512,251	5,221
Loss upon issuance of private placement warrants	—	(653,860)
Offering costs associated with derivative warrant liabilities	—	(577,447)
Total other income, net	5,229,886	7,282,319
Net (loss) income	$(286,305)	$6,683,421
Weighted average number of shares outstanding of Class A ordinary shares, basic and diluted	18,036,299	7,770,560
Basic net (loss) income per share, Class A ordinary shares	$(0.01)	$0.55
Diluted net (loss) income per share, Class A ordinary shares	$(0.01)	$0.54
Weighted average number of shares outstanding of Class B ordinary shares – Basic	4,509,074	4,431,172
Weighted average number of shares outstanding of Class B ordinary shares – Diluted	4,509,074	4,509,074
Basic net (loss) income per share, Class B ordinary shares	$(0.01)	$0.55
Diluted net (loss) income per share, Class B ordinary shares	$(0.01)	$0.54
The accompanying notes are an integral part of these financial statements.

LAVORO MERGER SUB II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – February 8, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,031,250	503	24,497	—	25,000
Forfeiture of Class B Shares	—	—	(522,176)	(52)	52	—	—
Accretion to Class A ordinary shares to redemption amount	—	—	—	—	(24,549)	(19,448,833)	(19,473,382)
Net income	—	—	—	—	—	6,683,421	6,683,421
Balance – December 31, 2021	—	—	4,509,074	451	—	(12,765,412)	(12,764,961)
Net loss	—	—	—	—	—	(286,305)	(286,305)
Accretion to Class A ordinary shares to redemption amount	—	—	—	—	—	(2,417,472)	(2,417,472)
Balance – December 31, 2022	—	$—	4,509,074	$451	$—	$(15,469,189)	$(15,468,738)
The accompanying notes are an integral part of these financial statements.

LAVORO MERGER SUB II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
STATEMENTS OF CASH FLOWS
For the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021
	For the Year Ended December 31, 2022	For the Period from February 8, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net (loss) income	$(286,305)	$6,683,421
Adjustments to reconcile net (loss) income to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	—	21,400
Income from investments in Trust Account	(2,512,251)	(5,221)
Change in fair value of derivative warrant liabilities	(2,717,635)	(8,508,405)
Loss upon issuance of private placement warrants	—	653,860
Offering costs associated with derivative warrant liabilities	—	577,447
Changes in operating assets and liabilities:
Prepaid expenses	366,545	(594,223)
Accounts payable	2,790,767	2,600
Accrued expenses	569,842	51,581
Net cash used in operating activities	(1,789,037)	(1,117,540)
Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(180,362,990)
Cash used in investing activities	—	(180,362,990)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	2,000,000	300,000
Repayment of note payable to related party	—	(300,000)
Proceeds received from initial public offering, gross	—	180,362,990
Proceeds received from private placement	—	6,107,260
Offering costs paid	—	(4,508,455)
Net cash provided by financing activities	2,000,000	181,961,795
Net change in cash	210,963	481,265
Cash – beginning of the period	481,265	—
Cash – end of the period	$692,228	$481,265
Supplemental disclosure of noncash investing and financing activities:
Accretion to Class A ordinary shares to redemption amount	$2,417,472	$19,358,382
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$3,600
Offering costs included in accrued expenses	$—	$70,000
Deferred underwriting commissions in connection with the Initial Public Offering	$—	$6,312,705
The accompanying notes are an integral part of these financial statements.

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
TPB Acquisition Corporation I (the “Company”), predecessor to Lavoro Merger Sub II Limited was a blank check company incorporated as a Cayman Islands exempted company on February 8, 2021. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).
Business Prior to the Business Combination
All activity through December 31, 2022, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below and, subsequent to the Initial Public Offering, identifying a prospective target for an initial Business Combination. The Company had not generate any operating revenues through December 31, 2022. The Company generated non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering held in trust. The Company’s fiscal year end is December 31
The Company’s sponsor was TPB Acquisition Sponsor I, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 10, 2021. On August 13, 2021, the Company consummated its Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.5 million, of which approximately $6.1 million and approximately $489,000 was for deferred underwriting commissions (see Note 5) and offering costs allocated to derivative warrant liabilities, respectively. On August 17, 2021, the Company consummated a partial exercise by the underwriters of their over-allotment option for 536,299 additional Units, generating gross proceeds of approximately $5.4 million (the “Over-Allotment”), and incurring offering costs of $295,000, of which $188,000 was for deferred underwriting commissions.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million (see Note 4). Concurrent with the consummation of the Over-Allotment on August 17, 2021, the Sponsor purchased 71,507 additional Private Placement Warrants, generating proceeds of $107,260 (the “Second Private Placement”).
Upon the closing of the Initial Public Offering, Over-Allotment, Private Placement and the Second Private Placement, approximately $180.4 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located in the United States, and only invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company was to provide the holders of its issued and outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The Public Shareholders were entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, (initially at $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and net of taxes payable), divided by the number of then issued and outstanding Public Shares. The per-share amount to be distributed to Public Shareholders

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
who redeem their Public Shares was not to be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). There were to be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codifications (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC Topic 480”).
If the Company had not completed a Business Combination within the Combination Period, the Company would have had to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There would have been no redemption rights or liquidating distributions with respect to the Company’s warrants, which would have expired worthless if the Company failed to complete a Business Combination within the Combination Period.
The Sponsor agreed to waive its liquidation rights with respect to the Founder Shares if the Company failed to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares would have been entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company did not complete a Business Combination within the Combination Period and, in such event, such amounts would have been included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it would have been possible that the per-share value of the assets remaining available for distribution could have been less than the Initial Public Offering price per Unit ($10.00).
Consummated Business Combination
On September 14, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Lavoro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Lavoro Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Lavoro Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Lavoro Merger Sub III Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Lavoro Agro Limited”), and the Company. New PubCo, the Merger Subs, Lavoro Agro Limited and the Company are collectively referred to herein as the “Parties”.
Pursuant to the Business Combination Agreement, the Parties agreed that, on the terms and subject to the conditions set forth in the Business Combination Agreement, on the date immediately prior to the date on which the Third Merger takes place (the “Closing Date”), substantially concurrently with and immediately after the closing of the PIPE Investment (as defined below), (A) First Merger Sub shall be merged with

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
and into the Company (the “First Merger”), with the Company surviving as a direct wholly owned subsidiary of New PubCo, (B) immediately following the First Merger, the Company, as successor in the First Merger, shall be merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “SPAC Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of New PubCo, and (C) on the Closing Date, Third Merger Sub shall be merged with and into Lavoro Agro Limited (the “Third Merger” and, together with the SPAC Merger, the “Mergers”) Lavoro Agro Limited surviving as a direct wholly owned subsidiary of New PubCo.
As a result of the Third Merger, among other things, (i) each common share, par value US$0.00005 per share, of Lavoro Agro Limited ( the “Lavoro Agro Limited Share”) owned by Lavoro Agro Limited, Third Merger Sub or any wholly owned subsidiary of Lavoro Agro Limited immediately prior to the Third Merger shall automatically be cancelled, (ii) each Lavoro Agro Limited Share that is not a Cashout Share (as defined in the Business Combination Agreement) that is issued and outstanding immediately prior to the Third Effective Time (as defined in the Business Combination Agreement) will be converted into and shall for all purposes represent only the right to receive a number of validly issued, fully paid and nonassessable Class A ordinary shares of New PubCo, par value $0.001 per share equal to the Per Share Stock Consideration (as defined in the Business Combination Agreement) and (iii) each Cashout Share, if any, shall be converted into and shall for all purposes represent only the right to receive the Per Share Cash Consideration.
The Per Share Stock Consideration delivered to shareholders of Lavoro Agro Limited shall be an amount of New PubCo Ordinary Shares equal to the equity value of $1.125 billion, as adjusted by the Adjustment Factor (as defined in the Business Combination Agreement), divided by the fully diluted outstanding shares of Lavoro Agro Limited prior to the closing of the consummated Business Combination (the “Closing”), divided by $10.00 (the per share reference price). Pursuant to the SPAC Mergers, (i) each of the Company’s Class A ordinary shares and the Company’s Class B ordinary shares (collectively, the “ordinary shares”), other than ordinary shares that are owned by Company, First Merger Sub or any wholly owned subsidiary of the Company, will be exchanged for New PubCo Ordinary Shares (as adjusted in accordance with the SPAC Exchange Ratio (as defined in the Business Combination Agreement)), and (ii) each Public Warrant and Private Placement Warrant will become a warrant to acquire New PubCo Ordinary Shares (as adjusted in accordance with the SPAC Exchange Ratio) on the same terms and conditions.
In addition, each party’s obligations to consummate the Closing was subject to the condition that SPAC Cash (as defined in the Business Combination Agreement), comprising the aggregate amount of cash contained in the Trust Account (giving effect to the Redemption (as defined in the Business Combination Agreement)), plus proceeds of the PIPE Investment, minus transaction costs, shall equal or exceed $180,000,000. The parties agreed that they may solicit additional PIPE Investments prior to the Closing, on terms and with counterparties mutually agreeable to the parties In connection with closing of the Consummated Business Combination, the Parties have waived such condition precedent.
PIPE Subscription Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into a share subscription agreement (a “PIPE Subscription Agreement”) pursuant to which the Sponsor has committed (the “PIPE Investment”) to subscribe for and purchase, 10,000,000 Class A ordinary shares (at $10.00 per share), for an aggregate purchase price of $100,000,000.
Amendments to the Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor also amended its existing letter agreement, dated August 13, 2021 (the “Amendment to the Sponsor Letter Agreement”) with the Company. Concurrently with the closing of the Consummated Business Combination, on February 28, 2023, the Sponsor entered into Amendment No. 2 to the Sponsor Letter Agreement, dated

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
August 13, 2021, as amended September 14, 2022 (the “Amendment No. 2 to the Sponsor Letter Agreement”), among the Company, Lavoro Limited, Lavoro Agro Limited, and the parties named therein. Pursuant to the terms of Amendment No. 2 to the Sponsor Letter Agreement, the Sponsor agreed, among other things, to certain beneficial ownership limitations whereby Sponsor’s beneficial ownership of Lavoro shall not exceed 9.99% of Lavoro’s outstanding ordinary shares. On March 22, 2023, the Sponsor, The Production Board, LLC (“TPB”), Second Merger Sub (as successor to TPB SPAC), Lavoro Agro Limited, and Lavoro Limited entered into Amendment No. 3 to the Sponsor Letter Agreement, pursuant to which, among other agreements, Sponsor and TPB agreed to certain ownership restrictions on their Lavoro Limited ordinary shares to ensure that the Sponsor and its affiliates will not beneficially own a number of Lavoro Limited ordinary shares in excess of 9.99% of the Lavoro Limited ordinary shares outstanding at any time. See Note 4.
On September 15, 2022, the Business Combination Agreement, form of PIPE Subscription Agreement, and the Amendment to the Sponsor Letter Agreement were filed with Securities and Exchange Commission (‘SEC”) by the Company as exhibits to a Current Report on Form 8-K. On February 28, the Amendment No. 2 to the Sponsor Letter Agreement was filed on a Form 8-K with the SEC.
On January 31, 2023, Lavoro Limited (“Lavoro”) filed with the SEC an amended registration statement on Form F-4/A (File No. 333-267653) (the “Registration Statement”) that includes a proxy statement/prospectus relating to the consummated business combination (the “Consummated Business Combination”) by and among TPB Acquisition Corporation I, Lavoro and certain other parties as more fully described in the Registration Statement. The Registration became effective on February 3, 2023.
On February 3, 2023, the Company filed a final prospectus with SEC to hold an extraordinary general meeting of its shareholders (the “Extraordinary General Meeting”) to: 1) consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of September 14, 2022 (the “Business Combination Proposal”), 2) to authorize, by special resolution, the plan of merger (the Plan of Merger”), and to 3) to consider and vote upon three separate proposals (collectively the “Governing Documents Proposals”) to approve, by special resolution, material differences between the amended and restated memorandum of association of New Lavoro to be in effect following the Consummated Business Combination and the existing Amended and Restated Memorandum and Articles of Association of the Company. The meeting was held on February 22, 2023, and all three proposals were approved.
In connection with the shareholder vote at the Extraordinary General Meeting, the Company’s Public Shareholders had the right to elect to redeem all or a portion of their Class A ordinary shares for a per share price calculated in accordance with the Company’s organizational documents. Public Shareholders holding 14,663,445 Class A ordinary shares redeemed their shares at approximately $10.20 per share.
On February 28, 2023, the Company and Lavoro consummated the business combination and, beginning on March 1, 2023, Lavoro’s ordinary shares and public warrants began trading on the Nasdaq Stock Market under the ticker symbols “LVRO” and “LVROW”, respectively.
NOTE 2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Liquidity and Capital Resources
As of December 31, 2022, the Company had approximately $692,000 in its operating bank account and a working capital deficit of approximately $4.6 million inclusive of note payable-related party of $2.0 million.

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the cash contribution of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and the loan from the Sponsor of $300,000 under the note. The Company repaid the Note in full on August 16, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of December 31, 2022 and 2021, there were no outstanding Working Capital Loans.
On April 28, 2022, the Company issued an unsecured promissory note (the “2022 Note”) in the principal amount of up to $3.0 million to the Sponsor, of which $1.0 million was funded upon execution of the 2022 Note. The principal balance of the 2022 Note will be payable on the earliest to occur of (i) the date on which the Company consummates its initial Business Combination or (ii) the date that the winding up of the Company is effective. See Note 4 where more fully described. As of December 31, 2022, the Company had $2.0 million outstanding under the 2022 Note.
On February 28, 2023, the Company completed a Business Combination and closed the related financing agreements in connection therewith. As a result, management believes that the Company will have sufficient liquidity to fund its operations for at least 12 months after these financial statements are available to be issued.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2022 and 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation (FDIC) coverage limit of $250,000 per institution, and any investments held in Trust Account. As of December 31, 2022 and 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Investments Held in the Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” equal or approximate the carrying amounts represented in the balance sheet primarily due to their short-term nature.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Offering Costs Associated with Initial Public Offering
Offering costs consist of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to the total proceeds received. Offering costs associated with the Class A ordinary shares issued were charged against the carrying value of Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Derivative Financial Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants and forward purchase agreements, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC Topic 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value will be recognized in the Company’s statement of operations. Prior to being separately listed and traded, the fair value of the Public Warrants was measured at fair value using a Monte Carlo simulation model. The Private Placement Warrants were initially and subsequently measured using a Monte Carlo simulation model. Derivative warrant liabilities are classified as non-current liabilities as their liquidation will not be reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 (as defined above). Shares of Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity.

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
At all other times, shares of Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 18,036,299 shares of Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
Under ASC 480-10-S99, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of the reporting period. Effective with the closing of the Initial Public Offering (including exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net (loss) income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net (loss) income per ordinary share is calculated by dividing the net income by the weighted average number of ordinary shares outstanding for the respective period.
The Company does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 10,083,600 ordinary shares in the calculation of diluted income per share, because their exercise is contingent upon future events. For the period from February 8, 2021 (inception) through December 31, 2021, the Company has considered the effect of Class B ordinary shares that was excluded from the weighted average number of basic shares outstanding as they were contingent on the exercise of over-allotment option by the underwriters. Since the contingency was satisfied, the Company has included these shares in the weighted average number as of the beginning of the period to determine the dilutive impact of these shares. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of ordinary shares:
	For the Year Ended December 31, 2022
	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss – Basic and diluted	$(229,044)	$(57,261)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	18,036,299	4,509,074
Basic and diluted net loss per ordinary share	$(0.01)	$(0.01)
	For the Period from February 8, 2021 (inception) through December 31, 2021
	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income – Basic	$4,256,275	$2,427,146
Allocation of net income – Diluted	$4,229,273	$2,454,148
Denominator:
Basic weighted average ordinary shares outstanding	7,770,560	4,431,172
Effect of dilutive securities	—	77,902
Diluted weighted average ordinary shares outstanding	7,770,560	4,509,074
Basic net income per ordinary share	$0.55	$0.55
Diluted net income per ordinary share	$0.54	$0.54
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
On August 13, 2021, the Company consummated its Initial Public Offering of 17,500,000 Units, at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.5 million, of which approximately $6.1 million was for deferred underwriting commissions and approximately $489,000 of the offering costs were allocated to derivative warrant liabilities.
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 2,625,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On August 17, 2021, the Company consummated a partial exercise by the underwriters of their over-allotment option for 536,299 additional Units, generating gross proceeds of approximately $5.4 million, and incurring offering costs of $295,000, of which $188,000 was for deferred underwriting commissions.
Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
of $11.50 per share, subject to adjustment (see Note 8). Commencing on October 1, 2021, holders of the Company’s Units may elect to separately trade the Class A ordinary shares, par value $0.0001 per share, and warrants included in the Units.
NOTE 4.   RELATED PARTY TRANSACTIONS
Founder Shares
In February 2021, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in consideration for 7,187,500 Class B ordinary shares (the “Founder Shares”). On April 21, 2021, the Sponsor forfeited 1,437,500 Class B ordinary shares, resulting in a decrease in the total number of Class B ordinary shares outstanding from 7,187,500 to 5,750,000. On August 10, 2021, the Sponsor forfeited 718,750 Class B ordinary shares, resulting in a decrease in the total number of Class B ordinary shares outstanding from 5,750,000 to 5,031,250. The Founder Shares include an aggregate of up to 656,250 shares that are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option and purchased additional 536,299 Units on August 17, 2021; and the remaining 522,176 Class B ordinary shares were forfeited.
The Sponsor agreed, not to transfer, assign or sell any Founder Shares until the earlier to occur of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, or other similar transaction that results in all of the Company’s Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Amendment to the Sponsor Letter Agreement with the Company pursuant to which the Sponsor agreed to, among other things, (i) vote all of their Founder Shares in favor of the Business Combination and related transactions, (ii) to take certain other actions in support of the Business Combination Agreement and related transactions, and (iii) to be bound by transfer restrictions for two years after the Closing Date (“Sponsor Lock-Up”), provided however (x) 50% of the Founder Shares shall be released from the Sponsor Lock-Up one year following the Closing Date, (y) an additional 25% of the Founder Shares (i.e., totaling an aggregate of 75% of the Founder Shares) shall be released from the Sponsor Lock-Up eighteen (18) months following the Closing Date, and (z) an additional 25% of the Founder Shares (i.e., totaling an aggregate of 100% of the Founder Shares) shall be released from the Sponsor Lock-Up the date that is two years following the Closing Date.
The Sponsor also agreed that 3,006,050 of the Founder Shares of the Sponsor will be deemed to be “Vesting Founder Shares.” The Sponsor agreed that the Vesting Founder Shares shall be subject to vesting and that (i) 50% of the Vesting Founder Shares will vest if at any time during the 3-year period following the Closing Date the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period and (ii) the remaining 50% of the Vesting Founder Shares will vest if at any time during the 3 year period following the Closing Date the closing share price of the New PubCo Ordinary Shares is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period, subject to the terms of the existing letter agreement, dated August 13, 2021.
Concurrently with the closing of the Business Combination, on February 28, 2023, the Sponsor entered into Amendment No. 2 to the Sponsor Letter Agreement, dated August 13, 2021, as amended

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
September 14, 2022 (the “Amendment No. 2 to the Sponsor Letter Agreement”), among the Company, Lavoro Limited,, Lavoro Agro Limited, and the parties named therein. Pursuant to the terms of Amendment No. 2 to the Sponsor Letter Agreement, the Sponsor agreed, among other things, to certain beneficial ownership limitations whereby Sponsor’s beneficial ownership of Lavoro shall not exceed 9.99% of Lavoro’s outstanding ordinary shares. On March 22, 2023, TPB Acquisition Sponsor I, LLC (the “Sponsor”), The Production Board, LLC (“TPB”), Second Merger Sub (as successor to TPB SPAC), Lavoro Agro Limited, and Lavoro Limited entered into Amendment No. 3 to the Sponsor Letter Agreement, pursuant to which, among other agreements, Sponsor and TPB agreed to certain ownership restrictions on their Lavoro Limited ordinary shares to ensure that the Sponsor and its affiliates will not beneficially own a number of Lavoro Limited ordinary shares in excess of 9.99% of the Lavoro Limited ordinary shares outstanding at any time.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,000,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. Concurrent with the consummation of the Over-Allotment on August 17, 2021, the Sponsor purchased 71,507 additional Private Placement Warrants, generating proceeds of $107,260 (the “Second Private Placement”).
Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.
Related Party Loans
On February 9, 2021, the Company issued an unsecured promissory note (the “Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company fully repaid the Note on August 16, 2021.
On April 28, 2022, the Company issued the 2022 Note in the principal amount of up to $3.0 million to the Sponsor, of which $1.0 million was funded upon execution of the 2022 Note. The 2022 Note does not bear interest, is not convertible, and may be further drawn down from time to time prior to the maturity date upon request by the Company, subject to the Sponsor’s approval. In accordance with the terms, the principal balance of the 2022 Note was to be payable on the earliest to occur of (i) the date on which the Company consummates its initial Business Combination or (ii) the date that the winding up of the Company is effective. The 2022 Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the 2022 Note and all other sums payable with regard to the 2022 Note becoming immediately due and payable. As of December 31, 2022, the Company had $2.0 million outstanding under the 2022 Note. The Note was settled in connection with the closing of the Business Combination on February 28, 2023.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors were not obligated but may have loaned the Company funds as required (the “Working Capital Loans”). In accordance with their terms, if the Company completed a Business Combination, the Company would repay the Working Capital Loans. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would have either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may have been convertible into

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
warrants of the post-Business Combination entity at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2022 and 2021, the Company had no outstanding borrowings under the Working Capital Loans.
Forward Purchase Agreements
On August 10, 2021, the Company entered into a forward purchase agreement with the Sponsor, pursuant to which the Sponsor agreed to purchase up to an aggregate of 2,500,000 Units (the “Forward Purchase Units”), at a price of $10.00 per Unit, for an aggregate purchase price of up to $25,000,000 (the “Sponsor Forward Purchase Agreement”). The purchase of the Forward Purchase Units is expected to take place in one or more private placements, with the full amount to have been purchased no later than simultaneously with the closing of the initial Business Combination. The Sponsor’s obligation to purchase the forward purchase shares included within the Forward Purchase Units (the “Forward Purchase Shares”) may be transferred, in whole or in part, to the forward transferees who are investors in, or affiliates of, the Sponsor, provided that upon such transfer the forward transferees assume the rights and obligations of the Sponsor. The forward purchase warrants included in the Forward Purchase Units will be exercised on the same terms as the Public Warrants.
In connection with the Consummated Business Combination, the Sponsor has waived all rights under the Sponsor Forward Purchase Agreement and has agreed the Sponsor Forward Purchase Agreement will terminate upon consummation of the Consummated Business Combination.
The Company also entered into Third Party Forward Purchase Agreements on August 10, 2021, whereby the additional forward purchasers agreed to purchase approximately 8,750,000 Class A ordinary shares, at a price of $10.00 per share, for an aggregate purchase price of approximately $87,500,000 in connection with the closing of the initial Business Combination (the “Third Party Forward Purchase Agreements”). Pursuant to the terms of the Third Party Forward Purchase Agreements, the Company will provide to the additional forward purchasers notice of its intent to enter into a definitive agreement with respect to an initial Business Combination, and thereafter the additional forward purchasers will have 10 business days to provide their respective funding commitments, including the ability to oversubscribe for any unallocated additional Forward Purchase Shares. The additional forward purchasers may satisfy their funding commitments with respect to a number of additional Forward Purchase Shares by (i) committing to purchase some or all of the additional Forward Purchase Shares allocated to such additional forward purchaser, (ii) executing a non-redemption agreement with respect to an equal number Public Shares held by it (on a share-for-share basis such that the agreement not to redeem one Class A ordinary share shall be deemed to satisfy a commitment to purchase one additional Forward Purchase Share), or (iii) a combination of the foregoing. The additional forward purchasers’ obligation to purchase the additional Forward Purchase Shares may be transferred, in whole or in part, to forward transferees, provided that upon such transfer the forward transferees assume the rights and obligations of the additional forward purchaser. Any purchases of the additional Forward Purchase Shares are expected to take place in one or more private placements, but no later than simultaneously with the closing of the initial Business Combination. Pursuant to the Third Party Forward Purchase Agreements, the Sponsor agreed to transfer up to 50% (not to exceed 2,187,500 Class B ordinary shares), but not less than 10% (not to exceed 437,500 Class B ordinary shares), of the Class B ordinary shares outstanding as of the closing of the Initial Public Offering to fully subscribing additional forward purchasers. The number of Class B ordinary shares to be transferred to such additional forward purchasers will be equal to the greater of (i) 10% of the Class B ordinary shares outstanding as of the closing of the Initial Public Offering and (b) 50% of the Class B ordinary shares outstanding as of the closing of the Initial Public Offering multiplied by the percentage of Public Shares redeemed in connection with the initial Business Combination. In addition, the Sponsor agreed that the remaining Class B ordinary shares held by it will be subject to price-based vesting conditions. Such shares will vest in three equal installments when the price of the Class A ordinary shares on Nasdaq equals or exceeds $10.00, $12.50 and

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
$15.00 for any 20 trading days within any 30 trading-day period, commencing on the date of the closing of the initial Business Combination and ending on the third anniversary thereof. The Sponsor will forfeit any remaining Founder Shares for no consideration to the extent the trading price thresholds described above are not met during the specified period.
The proceeds of any purchases under the forward purchase agreements will not be deposited in the Trust Account. The Forward Purchase Shares will not have any redemption rights in connection with the initial Business Combination or in connection with certain amendments to the amended and restated memorandum and articles of association and will not be entitled to liquidating distributions from the Trust Account if the Company failed to complete the initial Business Combination within the Combination Period. The Forward Purchase Shares will be subject to certain registration rights, as long as such Forward Purchase Shares are held by the Sponsor, the additional forward purchasers or the forward transferees. The forward purchase shares, to the extent issued prior to the record date for a shareholder vote on the initial Business Combination or any other matter, will have the right to vote on such matter with all other outstanding Class A ordinary shares.
In connection with the Consummated Business Combination, the right to purchase Forward Purchase Shares in connection with the Business Combination has been waived by each entity party to the Third Party Forward Purchase Agreements.
PIPE Subscription Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, our Sponsor entered into a share subscription agreement (a “PIPE Subscription Agreement”) pursuant to which the Sponsor committed (the “PIPE Investment”) to subscribe for and purchase 10,000,000 Class A ordinary shares (at $10.00 per share), for an aggregate purchase price of $100,000,000. The purchase was executed on February 28,2023 in connection with the Consummated Business Combination.
Administrative Service Fee
Commencing on the date of the final prospectus, the Company has agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. Upon completion of the Business Combination or the Company’s liquidation, the Company ceased paying these monthly fees. For the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021, the Company incurred $120,000 and approximately $47,000 of such fees, respectively, presented as general and administrative fees — related party on the accompanying statements of operations. At December 31, 2022 and 2021, approximately $167,000 and $47,000, respectively, is unbilled and payable for such fees and is included in accrued expenses on the accompanying balance sheets.
NOTE 5.   COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed upon the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $3.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or approximately $6.1 million in the aggregate to be paid to upon the completion of a Business Combination. The deferred fee was to become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
In connection with the consummation of the Over-Allotment on August 17, 2021, the underwriter was paid an additional fee of approximately $107,000 upon closing of the Over-Allotment and incurred an additional amount of approximately $188,000 in deferred underwriting commissions. On February 28,2023, the total underwriting fee payable of $6.3 million was paid in connection with the closing.
NOTE 6.   CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. Holder of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 18,036,299 Class A ordinary shares outstanding, all of which were subject to possible redemption. Public Shareholders holding 14,913,445 Class A ordinary shares validly elected to redeem their shares in connection with the closing of the Consummated Business Combination. See Note 1.
The Class A ordinary shares reflected on the balance sheet is reconciled on the following table:
Gross proceeds	$180,362,990
Less:
Proceeds allocated to Public Warrants	(9,156,069)
Class A ordinary share issuance costs, net of reimbursement from underwriter	(10,317,313)
Plus:
Accretion of carrying value to redemption value	19,473,382
Class A ordinary shares subject to possible redemption, December 31, 2021	180,362,990
Increase in redemption value of Class A ordinary shares subject to possible redemption	2,417,472
Class A ordinary shares subject to possible redemption as of December 31, 2022	$182,780,462
NOTE 7.   SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
vote for each share. As of December 31, 2022 and 2021, all 18,036,299 Class A ordinary shares issued or outstanding are subject to possible redemption and as such are classified outside of permanent equity as temporary equity. See Note 6.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, the Company had 4,509,074 Class B ordinary shares issued and outstanding, which have been adjusted to reflect the forfeiture as discussed in Note 4.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares (including any Founder Shares transferable pursuant to the terms of the additional forward purchase agreement) will equal, in the aggregate, on an as converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants), excluding (1) any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and (2) any private placement warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by Public Shareholders in connection with the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 8.   WARRANTS
As of December 31, 2022 and 2021, in connection with the Initial Public Offering and subsequent over-allotment, the Company has 6,012,099 Public Warrants and 4,071,507 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) one year from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Company’s Business Combination, the Company will use its commercially reasonable

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:   Once the warrants become exercisable, the Company may redeem the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The Company established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption to the warrant holders; and

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share, the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

In addition, if (x) the Company issue additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. The calculation of the Newly Issued Price with respect to the Forward Purchase Shares will not take into account any Class B ordinary shares transferred pursuant to the additional Forward Purchase Agreements.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable as described above so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2022 and 2021:
December 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Funds	$182,880,462	$—	$—
Liabilities:
Derivative warrant liabilities – Level 1	$2,765,565	$—	$—
Derivative warrant liabilities – Level 3	$—	$—	$1,925,584

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Funds	$180,368,211	$—	$—
Liabilities:
Derivative warrant liabilities – Level 1	$4,388,832	$—	$—
Derivative warrant liabilities – Level 3	$—	$—	$3,019,952
Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in an active market in November 2021. The estimated fair value of Public Warrants was transferred from a Level 1 measurement to a Level 2 measurement due to lack of trading activity as of June 30, 2022. However, at December 31, 2022 the Public Warrants had adequate trading activity and, as such are presented as a Level 1 measurement. There were no other transfers to/from Levels 1, 2, and 3 during the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021.
Level 1 assets include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
Prior to being separately listed and traded, the fair value of the Public Warrants was measured at fair value using a Monte Carlo simulation model. The Private Placement Warrants were initially and subsequently measured using a Monte Carlo simulation model. As of December 31, 2022 and 2021, the value of the Public Warrants was measured based on the trading price since being separately listed and traded.
For the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021, the Company recognized a gain of approximately $2.7 million and $8.5 million, respectively, resulting from a decrease in the fair value of the derivative warrant liabilities, since their issuance date presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.
The initial estimated fair value of the Public and Private Placement Warrants, and the ongoing valuation of the Private Placement Warrants, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

LAVORO SUB MERGER II LIMITED
(FORMERLY KNOWN AS TPB ACQUISITION CORPORATION I)
NOTES TO FINANCIAL STATEMENTS
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:
	As of December 31, 2022	As of December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$10.03	$9.80
Volatility	28.7%	12.1%
Term (years)	5.59	6.12
Risk-free rate	4.75%	1.36%
Dividend yield	0.0%	0.0%
The change in the fair value of the derivative warrant liabilities, classified as Level 3, for the year ended December 31, 2022 and for the period from February 8, 2021 (inception) through December 31, 2021, is summarized as follows:
Derivative warrant liabilities at February 8, 2021 (inception)	$—
Issuance of Public and Private Warrants – Level 3	15,917,189
Change in fair value of derivative warrant liabilities – Level 3	(3,717,347)
Transfer of Public Warrants to Level 1 measurement	(9,179,890)
Level 3 derivative warrant liabilities at December 31, 2021	$3,019,952
Change in fair value of derivative warrant liabilities – Level 3	(1,094,368)
Level 3 derivative warrant liabilities at December 31, 2022	$1,925,584
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred up to the date the financial statements were issued. Other than the Extraordinary Shareholder Meeting and closing of the Consummated Business Combination described in Note 1, amendments to the Sponsor letter, settlement of the related party loan and closing of the PIPE described in Note 4, settlement of the deferred underwriting fees described in Note 5, and redemption of Public Shares in connection with the Extraordinary Shareholder Meeting as described in Note 1 and 5, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Boardof Directors of
Lavoro Group
Opinion on theCombined Financial Statements
We have audited the accompanying combined statements of financial position of Lavoro Group (the “Group”) as of June 30, 2022 and 2021, the related combined statements of profit or loss, comprehensive income, changes in net investment and cash flows for each of the three years in the period ended June 30, 2022, and the related notes (collectively referred to as the “combined financial statements”).In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Group at June 30, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2022, in conformity with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board (IASB).
Basis for Opinion
These combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ ERNST & YOUNG
Auditores Independentes S.S.
We have served as the Group’s auditor since 2020.
São Paulo, Brazil
December 5, 2022

Interim condensed combined statement of financial position
As of
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	December 31, 2022	June 30, 2022
		Unaudited	Audited
Assets
Current assets
Cash equivalents	4	363,282	254,413
Trade receivables	5	3,750,885	1,794,602
Inventories	8	2,705,854	1,749,041
Taxes recoverable	9	128,386	93,725
Derivative financial instruments		7,085	7,677
Commodity forward contracts	10	33,887	32,800
Advances to suppliers		359,214	383,257
Other assets		99,200	60,165
Total current assets		7,447,793	4,375,680
Non-current assets
Financial instruments		111	1,344
Trade receivables	5	28,324	39,751
Other assets		2,666	2,473
Judicial deposits		8,554	3,887
Right of use assets	11	162,068	140,179
Tax recoverable		132,489	50,937
Deferred tax assets	19	253,443	200,986
Property, plant and equipment	12	162,867	146,205
Intangible assets	13	776,679	724,321
Total non-current assets		1,527,201	1,310,083
Total assets		8,974,994	5,685,763
The accompanying notes are an integral part of the unaudited interim condensed combined financial statements.

Interim condensed combined statement of financial position
As of (continued)
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	December 31, 2022	June 30, 2022
		Unaudited	Audited
Liabilities
Current liabilities
Trade payables	14.a	3,987,389	2,301,700
Trades payable – Supplier finance	14.c	14,753	—
Leases liabilities	11	82,534	69,226
Borrowings	15	1,679,171	681,217
Obligations to FIAGRO quota holders	16	143,082
Payables for the acquisition of subsidiaries	17	185,981	111,684
Derivative financial instruments		14,420	7,121
Commodity forward contracts	10	33,100	27,038
Salaries and social charges		189,635	187,285
Taxes payable		85,211	34,216
Dividends payable		3,896	411
Advances from customers	21	413,968	320,560
Other liabilities		105,831	95,893
Total current liabilities		6,938,971	3,836,351
Non-current liabilities
Leases liabilities	11	95,801	86,027
Borrowings	15	54,385	29,335
Payables for the acquisition of subsidiaries	17	28,502	52,747
Provision for contingencies	20	893	2,966
Other liabilities		—	1,119
Deferred tax liabilities		9,800	7,491
Total non-current liabilities		189,381	179,685
Net investment
Net investment from the parent	23	1,597,469	1,451,647
Non-controlling interests		249,173	218,080
Total net investment		1,846,642	1,669,727
Total liabilities and net investment		8,974,994	5,685,763
The accompanying notes are an integral part of the unaudited interim condensed combined financial statements.

Interim condensed combined statement of profit or loss
For the six-month period ended December 31
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	2022	2021
		Unaudited
Revenue	24	5,506,175	4,014,781
Cost of goods sold	25	(4,380,852)	(3,314,690)
Gross profit		1,125,323	700,091
Operating expenses
Sales, general and administrative expenses	25	(618,438)	(465,067)
Other operating income, net		31,710	51,196
Operating profit		538,595	286,220
Finance Income (costs)
Finance income	26	159,883	200,416
Finance costs	26	(475,560)	(250,531)
Profit before income taxes		222,918	236,105
Income taxes
Current	19	(14,303)	(88,665)
Deferred	19	55,274	18,139
Profit for the period		263,889	165,579
Attributable to:
Net investment of the parent		209,310	121,039
Non-controlling interests		54,579	44,540
Earnings per share
Basic, profit for the period attributable to ordinary equity holders of the parent	23	1.84	1.07
Diluted, profit for the period attributable to ordinary equity holders of the parent	23	1.82	1.07
The accompanying notes are an integral part of the unaudited interim condensed combined financial statements.

Interim condensed combined statement of comprehensive income
For the six-month period ended December 31
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2022	2021
	Unaudited
Profit for the period	263,889	165,579
Items that may be reclassified to profit or loss in subsequent periods
Exchange differences on translation of foreign operations	(28,488)	(4,092)
Total comprehensive income for the period	235,401	161,487
Attributable to:
Net investment of the parent	181,829	117,137
Non-controlling interests	53,572	44,350
The accompanying notes are an integral part of the unaudited interim condensed combined financial statements.

Interim condensed combined statement of changes in net investment
For the six-month period ended December 31, 2022 and 2021
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	Net investment of the Parent	Non-controlling interests	Total Net investment
At June 30, 2021 (audited)		1,345,114	123,056	1,468,170
Capital contributions	23	186,766	10,517	197,283
Acquisition of non-controlling interests	23	(1,877)	1,877	—
Acquisition of subsidiaries		5,077	75,954	81,031
Profit for the period		121,039	44,540	165,579
Exchange differences on translation of foreign operations		(3,902)	(190)	(4,092)
At December 31, 2021 (unaudited)		1,652,217	255,754	1,907,971
At June 30, 2022 (audited)		1,451,647	218,080	1,669,727
Capital contributions	23	1,871	—	1,871
Acquisition of non-controlling interests	23	(51,324)	(36,176)	(87,500)
Non-controlling dilution on capital contributions	23	(7,475)	7,475	—
Dividends paid	23	—	(3,485)	(3,485)
Acquisition of subsidiaries	18	8,809	9,707	18,516
Share-based payments	23	12,112	—	12,112
Profit for the period		209,310	54,579	263,889
Exchange differences on translation of foreign operations		(27,481)	(1,007)	(28,488)
At December 31, 2022 (unaudited)		1,597,469	249,173	1,846,642
The accompanying notes are an integral part of the unaudited interim condensed combined financial statements.

Interim condensed combined statement of cash flows
For the six-month period ended December 31
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	2022	2021
		Unaudited
Operating activities:
Profit before income taxes		222,918	236,105
Adjustments to reconcile profit for the period to net cash flow:
Allowance for expected credit losses	25	17,838	888
Foreign exchange differences	26	7,705	(7,435)
Accrued interest expenses	26	443,148	238,715
Interest arising from revenue contracts	26	(139,450)	(186,101)
Loss (gain) on derivatives	26	7,513	2,063
Other finance loss, net	26	(3,582)	9,715
Fair value on commodity forward contracts	26	4,974	(2,168)
Amortization of intangibles	25	35,677	33,772
Amortization of right of use	25	24,170	22,185
Depreciation	25	8,240	4,256
Losses and damages of inventories	25	6,103	8,764
Gain on bargain Purchase		—	(18,295)
Contingencies reversals		(2,073)	(2,820)
Share-based payment expense		12,112	—
Others		(32,706)	23,521
Changes in operating assets and liabilities:
Assets
Trade receivables		(1,759,501)	(1,450,144)
Inventories		(860,497)	(984,709)
Advances to suppliers		24,043	14,755
Taxes recoverable		(116,213)	(24,492)
Other receivables		20,514	(71,897)
Liabilities
Trade payables		1,420,984	1,764,611
Advances from customers		32,293	(80,210)
Derivative financial instruments		378	(2,865)
Salaries and social charges		2,350	36,586
Taxes payable		65,114	36,995
Other payables		(29,847)	(16,318)
Interest paid on borrowings	15	(64,546)	(9,789)
Interest paid on trade payables, acquisition of subsidiary and lease liabilities		(70,764)	(42,349)
Interest received from revenue contracts		43,738	39,450
Income taxes paid		(28,422)	(77,636)
Net cash flows used in operating activities		(707,789)	(504,847)
Investing activities:	Notes
Acquisition of subsidiary, net of cash acquired	17 and 18	(110,919)	(141,050)
Acquisition of non-controlling interests	23	(87,500)	—
Additions to property, plant and equipment and intangible assets		(29,399)	(4,392)
Proceeds from the sale of property, plant and equipment		1,598	2,247
Net cash flows used in investing activities		(226,220)	(143,195)
Financing activities:
Proceeds from borrowings	15	1,105,864	323,489
Repayment of borrowings	15	(199,715)	(123,026)
Payment of principal portion of lease liabilities		(22,977)	(19,028)
Proceeds from FIAGRO quota holders, net of transaction costs	16	143,082	—
Trades payable – Supplier finance		14,753	—
Capital contributions	23	1,871	197,283
Net cash flows provided by financing activities		1,042,878	378,718
Net increase (decrease) in cash equivalents		108,869	(269,324)
Cash equivalents at July 1		254,413	459,458
Cash equivalents at December 31		363,282	190,134
The accompanying notes are an integral part of the unaudited interim condensed combined financial statements.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
1.
BACKGROUND INFORMATION

(a)
The Lavoro Group, Lavoro Agro Limited and Lavoro Limited

The Lavoro Group (“Lavoro” or the “Group”) is one of the main agricultural input distribution platforms in Latin America, with relevant agricultural input distribution operations in Brazil and Colombia, and an early stage agricultural input trading company in Uruguay. Also, as a result of verticalization strategy, Lavoro produces agricultural biological and special fertilizers products through its own facilities. The Group offers farmers a complete portfolio of products and services with the goal of helping farmer customers succeed by providing multi-channel support.
As of December 31, 2022, the Group is owned by investment funds, managed by general partners which are ultimately controlled by Patria Investments Limited (the “Parent” or “Patria”), a manager of alternative assets with its shares listed on the NASDAQ.
The Group includes the following legal entities: (i) Lavoro Agro Holding S.A. and its subsidiaries (“Lavoro Holding”) which was incorporated in 2017 and is domiciled in the city of São Paulo, Brazil (ii) Crop Care Holding S.A., and its subsidiaries (“Crop Care”) which was incorporated in 2018 and is domiciled in the city of São Paulo, Brazil and (iii) Lavoro Colombia S.A.S. and its subsidiaries (“Lavoro Colombia”) which was incorporated in 2021 and is domiciled in the city of Bogotá, Colombia.
On January, 2023, the Group completed a reorganization whereby Lavoro Brazil, Crop Care and Lavoro Colombia were contributed to, and became subsidiaries of Lavoro Agro Limited a Cayman Islands exempted company with limited liability which was incorporated on November 21, 2021 to become the holding company of all the operations of the Group.
Lavoro Limited, incorporated on August 22, 2022 and TPB Acquisition Corporation I (“TPB Acquisition Corp.”) (Nasdaq: TPBA, TPBAW, TPBAU), a special purpose acquisition company sponsored by The Production Board, signed an agreement on September 14, 2022, pursuant which they have entered into a definitive business combination agreement that resulted in Lavoro Limited becoming a U.S. publicly listed company at NASDAQ. Following the consummation of the merger, Lavoro Limited became the parent company of Lavoro Agro Limited and the holding company of all the operations of the Group, and will be the predecessor for financial reporting purposes.
On February 28, 2023, Lavoro Limited and TPB Acquisition Corp consummated a corporate reorganization (the “SPAC Transaction”), pursuant to which (i) Lavoro Agro Limited a wholly owned direct subsidiary of Lavoro Limited and the Lavoro Agro Limited’s shareholders became shareholders of Lavoro Limited at a pre-determined exchange ratio and (ii) TPB Acquisition Corp’s shareholders became shareholders of Lavoro Limited in exchange for the net assets of TPB Acquisition Corp, which primarily consisted of cash and marketable securities held in the trust account and certain public and private warrants liabilities. The SPAC Transaction was approved at an extraordinary general meeting of TPBA’s shareholders on February 22, 2023.
On March 1, 2023, Lavoro Limited’s ordinary shares and warrants commenced trading on the Nasdaq Global Market under the ticker symbols “LVRO” and “LVROW”, respectively.
(b)
The Group’s business

The Group initiated its operations in 2017 and has expanded mainly through mergers and acquisitions in the distribution of agricultural inputs such as crop protection products, fertilizers, seeds and specialty inputs (foliar fertilizers, biologicals, adjuvants and organominerals) and its production through its proprietary portfolio of products under the crop care segment.
Through Crop Care, the Group operates as an importer of post-patent agricultural inputs and producer of specialties products through its own factories manufacturing plants. The inputs produced are delivered through the Group’s own distribution channels and by means of direct sales to customers.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The Group operates in Brazil and Colombia in the agricultural input distribution market through its own stores and sells agricultural inputs and products, in particular fertilizers, seeds, and pesticides. The Group’s customers are rural producers that operate in the production of cereals, mainly soybeans and corn, in addition to cotton, citrus and fruit and vegetable crops, among others.
Seasonality
Agribusiness is subject to a relevant seasonality throughout the year, especially due to the crop cycles that depend on specific weather conditions. Operations, especially in Brazil, have unique weather conditions compared to other countries producing agricultural commodities, making it possible to harvest two to three crops in the same area per year. Thus, considering that the activities of the Group’s customers are directly related to crop cycles, which are seasonal in nature, revenues and cash flows from sales may also be substantially seasonal.
The sale of our products is dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. Demand for our products is typically strongest between October and December, with a second period of strong demand between January and March. The seasonality of agricultural inputs demand results in our sales volumes and net sales typically being the highest during the period between September to February and our working capital requirements typically being the highest just after the end of this period.
For this reason, we observe during soybean crop year a high amount of trade receivables and trade payables that will be settled between April and May. Therefore, there is an increase of the advances in general.
(c)
Relevant events

•
Acquisitions

The Group performed several business acquisitions during the six-month period ended December 31, 2022. Total consideration for the acquisitions completed during the period was R$239,576 which might include cash, amounts payable in installments and issuance of shares. The acquisitions are further described in Note 18.
Additionally, the Group signed an agreement on August 25, 2022, for the acquisition of 82% interest in NS Agro S.A. (“NS Agro”), establishing the terms and other conditions for its acquisition. Consideration transferred for the acquisition amounted to R$664,210 to be paid in cash in three installments. The completion of this acquisition is subject to the usual precedent conditions for this type of transaction, including the approval by the regulatory authorities in Brazil, and has not been completed by the Group as of the issuance date of these interim financial statements.
The Group also signed two agreements for acquisitions subsequent to December, which is described in Note 28.
•
Ongoing armed conflict between Russia and Ukraine

As a result of the current geopolitical tensions and conflict between Russia and Ukraine, and the recent recognition by Russia of the independence of the self-proclaimed republics of Donetsk and Luhansk in the Donbas region of Ukraine, the governments of the United States, the European Union, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia, Belarus and the regions of Donetsk and Luhansk, as well as enhanced export controls on certain products and industries. These and any additional sanctions and export controls, as well as any counter responses by the governments of Russia or other jurisdictions, could adversely affect, directly or indirectly, the global supply chain, with negative implications on the availability and prices of agricultural commodities

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
and raw materials (including petrol, which would affect the price of agricultural inputs), energy prices, and Group’s customers, as well as the global financial markets and financial services industry and the global supply chain in general.
From a supply point of view, Brazil is highly dependent on fertilizers imports, and Russia and Belarus hold a market share in Brazilian soil fertilizer imports of approximately 26% to 30%, respectively (a share which is higher for potash-based products). The Group currently buy all of Group’s fertilizers from suppliers based in Brazil, but most of Group’s fertilizer suppliers conduct or have conducted imports, to some degree, from sources in Russia and Belarus. Fertilizers represented approximately 21% of Group’s net revenues in the six-month period ended December 31, 2022 (22% of Group’s net revenues in the fiscal year ended December 31, 2021). In addition, fertilizer prices, which had already risen before the conflict, have continued to rise and have led producers to delay purchase negotiations. Despite such supply risk, the Group does not expect material shortages of fertilizers.
The Group does not believe that this will cause any material adverse effects on Group’s business during the 2022/2023 crop year, given that the Group has delivered substantially all soy and corn fertilizer for the crop year.
2.
Significant accounting policies

(a)
Basis for preparation of the unaudited interim condensed combined financial statements

The unaudited interim condensed combined financial statements as of December 31, 2022 and for the six-month period ended December 31, 2022 and 2021 have been prepared in accordance with IAS 34 Interim Financial Reporting. The Group has prepared the financial statements on the basis that it will continue to operate as a going concern. The Directors consider that there are no material uncertainties that may cast significant doubt over this assumption. They have formed a judgement that there is a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future, and not less than 12 months from the end of the reporting period.
The unaudited interim condensed combined financial statements have been prepared under the historical cost basis, except for financial assets and financial liabilities (including commodity forward contracts and derivative instruments) at fair value through profit or loss.
The interim condensed combined financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the Group’s annual combined financial statements as of June 30, 2022.
The interim condensed combined financial statements are presented in Brazilian Reais (“BRL” or “R$”), which is the Group’s functional and presentation currency. All amounts are rounded to the nearest thousand (R$000), except when otherwise indicated.
These unaudited interim condensed combined financial statements as of December 31, 2022 and for the six-month period ended December 31, 2022 and 2021 were authorized for issuance by the Board of Directors on April 10, 2023
(b)
New standards, interpretations and amendments adopted by the Group

The accounting policies adopted in the preparation of the unaudited interim condensed combined financial statements are consistent with those followed in the preparation of the Group’s annual combined financial statements for the year ended June 30, 2022. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.
Certain amendments apply for the first time in 2022, but do not have an impact on the interim condensed combined financial statements of the Group.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(c)
Basis of combination procedures

The interim condensed combined financial statements include the following subsidiaries of Lavoro Brazil, Crop Care and Lavoro Colombia:
			Direct and indirect control
Name	Core activities	Location	December 31, 2022	June 30, 2022
Lavoro Brasil:
Lavoro Agro Holding S.A.	Holding	São Paulo – Brazil	100%	100%
Lavoro Agrocomercial S.A.	Distributor of agricultural inputs	Rondonópolis – Brazil	97.42%	97.42%
Agrocontato Comércio e Representações de Produtos Agropecuários S.A.	Distributor of agricultural inputs	Sinop – Brazil	97.42%	97.42%
PCO Comércio, Importação, Exportação e Agropecuária Ltda.	Distributor of agricultural inputs	Campo Verde – Brazil	97.42%	97.42%
Agrovenci Distribuidora de Insumos Agrícolas Ltda. (MS)(ii)	Distributor of agricultural inputs	Chapadão do Sul – Brazil	86.2%	86.2%
Produtiva Agronegócios Comércio e Representação Ltda.	Distributor of agricultural inputs	Paracatu – Brazil	87.4%	87.4%
Facirolli Comércio e Representação S.A. (Agrozap)	Distributor of agricultural inputs	Uberaba – Brazil	62.61%	62.61%
Agrovenci Comércio, Importação, Exportação e Agropecuária Ltda.	Distributor of agricultural inputs	Campo Verde – Brazil	93.11%	97.42%
Central Agrícola Rural Distribuidora de Defensivos Ltda.	Distributor of agricultural inputs	Vilhena – Brazil	97.42%	97.42%
Distribuidora Pitangueiras de Produtos Agropecuários S.A.	Distributor of agricultural inputs	Ponta Grossa – Brazil	93.11%	86.22%
Produtec Comércio e Representações S.A.	Distributor of agricultural inputs	Cristalina – Brazil	87.40%	87.40%
Qualiciclo Agrícola S.A.	Distributor of agricultural inputs	Limeira – Brazil	65.89%	61%
Desempar Participações Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	93.11%	86.2%
Denorpi Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	93.11%	86.2%
Deragro Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	93.11%	86.2%
Desempar Tecnologia Ltda.	Holding	Palmeira – Brazil	93.11%	86.2%
Futuragro Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	93.11%	86.2%

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
			Direct and indirect control
Name	Core activities	Location	December 31, 2022	June 30, 2022
Plenafértil Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	93.11%	86.2%
Realce Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	93.11%	86.2%
Cultivar Agrícola Comércio, Importação e Exportação S.A.	Distributor of agricultural inputs	Chapadão do Sul – Brazil	93.11%	63.58%
América Insumos Agrícolas Ltda.(i)	Distributor of agricultural inputs	Sorriso – Brazil	—	97.42%
Integra Soluções Agrícolas Ltda.	Distributor of agricultural inputs	Catalão – Brazil	87.4%	87.4%
Nova Geração	Distributor of agricultural inputs	Pinhalzinho – Brazil	65.89%	61%
Floema Soluções Nutricionais de Cultivos Ltda.	Distributor of agricultural inputs	Uberaba – Brazil	62.61%	—
Casa Trevo Participações S.A.	Holding	Nova Prata – Brazil	79.14%	—
Casa Trevo Comercial Agrícola LTDA	Distributor of agricultural inputs	Nova Prata – Brazil	79.14%	—
CATR Comercial Agrícola LTDA	Distributor of agricultural inputs	Nova Prata – Brazil	79.14%	—
Sollo Sul Insumos Agrícolas Ltda	Distributor of agricultural inputs	Pato Branco – Brazil	93.11%	—
Dissul Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Pato Branco – Brazil	93.11%	—
Lavoro Agro Fundo de Investimento nas Cadeias Produtivas Agroindustriais (ii)	FIAGRO	São Paulo – Brazil	5%	—
Lavoro Colômbia:
Lavoro Colombia S.A.S.	Holding	Bogota – Colombia	94.9%	94.9%
Crop Care Colombia	Distributor of agricultural inputs	Bogota – Colombia	94.9%	94.9%
Agricultura y Servicios S.A.S.	Distributor of agricultural inputs	Ginebra – Colombia	94.9%	94.9%
Grupo Cenagro S.A.S.	Distributor of agricultural inputs	Yumbo – Colombia	94.9%	94.9%
Cenagral S.A.S	Distributor of agricultural inputs	Yumbo – Colombia	94.9%	94.9%
Grupo Gral S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	94.9%	94.9%
Agrointegral Andina S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	94.9%	94.9%
Servigral Praderas S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	94.9%	94.9%

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
			Direct and indirect control
Name	Core activities	Location	December 31, 2022	June 30, 2022
Agroquímicos para la Agricultura Colombiana S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	94.9%	94.9%
Provecampo S.A.S.	Distributor of agricultural inputs	Envigado – Colombia	94.9%	—
Crop Care:
Crop Care Holding S.A.	Holding	São Paulo – Brazil	100%	100%
Perterra Insumos Agropecuários S.A.	Private label products	São Paulo – Brazil	100%	100%
Araci Administradora de Bens S.A.	Private label products	São Paulo – Brazil	100%	100%
Union Agro S.A.	Private label products	Pederneiras – Brazil	73%	73%
Agrobiológica Sustentabilidade S.A.	Private label products	São Paulo – Brazil	65.13%	65.13%
Agrobiológica Soluções Naturais Ltda.	Private label products	Leme – Brazil	100%	100%
Perterra Trading S.A.	Private label products	Montevideu – Uruguay	100%	100%

(i)
América Insumos Agrícolas Ltda. was merged in November 2022.

(ii)
Lavoro Agro Fundo de Investimentos nas Cadeias Produtivas Agroindustriais — Direitos Creditórios was incorporated in July 2022. (see Note 16)

3.
Segment information

(a)
Financial information by segment

Main assets and liabilities as of December 31, 2022:
Description	Brazil Cluster	LATAM Cluster	Crop Care Cluster	Adjustments(i)	Combined
Main assets
Cash equivalentes	255,600	34,900	93,600	(20,818)	363,282
Trade receivables	3,337,100	292,300	467,600	(346,115)	3,750,885
Inventories	2,595,600	191,000	106,100	(186,846)	2,705,854
Advances to Suppliers	132,500	1,900	45,100	179,714	359,214
Total assets	7,944,700	640,600	824,300	(434,606)	8,974,994
Main liabilities
Trade payables	4,230,000	287,400	43,400	(558,658)	4,002,142
Borrowings	1,294,300	67,500	323,500	48,256	1,733,556
Advances from customers	471,200	20,400	32,600	(110,232)	413,968
Total liabilities	7,944,700	640,600	824,300	(434,606)	8,974,994

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
December 31, 2022, pro forma adjustments related to the Sollo Sul and Dissul acquisitions are not included in the CODM reports See Note 18.
Statement of profit or loss data for the six-month period ended December 31, 2022:
Description	Brazil Cluster	LATAM Cluster	Crop Care Cluster	Corporate	Eliminations between segments(ii)	Adjustments(i)	Combined
Revenue	4,850,800	655,600	490,200	—	(213,700)	(276,725)	5,506,175
Cost of goods sold	(3,945,900)	(538,600)	(255,000)	—	141,400	217,248	(4,380,852)
Sales, general and administrative expenses	(377,600)	(56,000)	(78,500)	(57,700)		19,449	(550,351)
Other operating income, net	(27,100)	(2,300)	2,000	115,300		(56,190)	31,710
Financial income (costs)	(290,500)	(4,600)	(23,600)	(2,200)		5,223	(315,677)
Income taxes	67,900	(16,500)	(32,800)	(13,800)	24,600	11,571	40,971
Profit (loss) for the period	208,100	33,200	98,500	36,300	(47,700)	(64,511)	263,889
Depreciation and amortization	(69,500)	(4,400)	(3,800)	(5,300)	—	14,913	(68,087)

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of December 31, 2022, pro forma adjustments related to the Sollo Sul and Dissul acquisitions are not included in the CODM reports. See Note 18.

(ii)
Sales between the Crop Care Cluster and the Brazil Cluster.

Main assets and liabilities as of June 30, 2022:
For comparative purposes, management has revised the balance sheet segment data as June 30, 2022 to include the acquisitions completed within 100 days from June 30, 2022 and subsequent to June 30, 2022 (Floema, Casa Trevo and Provecampo)
Description	Brazil Cluster	LATAM Cluster	Crop Care Cluster	Adjustments(i)	Combined
Main assets
Cash equivalents	233,326	20,399	41,141	(40,453)	254,413
Trade receivables	2,110,904	269,545	171,750	(757,597)	1,794,602
Inventories	1,598,851	145,035	121,585	(116,430)	1,749,041
Advances to Suppliers	870,647	7,007	77,246	(571,643)	383,257
Total assets	5,943,328	509,039	509,463	(1,276,067)	5,685,763
Main liabilities	—		—
Trade payables	3,325,113	278,879	53,206	(1,355,498)	2,301,700
Borrowings	588,123	31,870	110,430	(19,871)	710,552
Advances from customers	514,206	7,531	31,397	(232,574)	320,560
Total liabilities	5,943,328	509,039	509,463	(1,276,067)	5,685,763

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2022, pro forma adjustments related to the Sollo Sul and Dissul acquisitions are not included in the CODM reports.
Statement of profit or loss data for the six-month period ended December 31, 2021:
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Corporate	Elimination between segments(ii)	Adjustments(i)	Combined
Revenue	4,342,800	625,800	269,200	—	(88,000)	(1,135,019)	4,014,781
Cost of goods sold	(3,657,700)	(510,100)	(151,600)	—	77,100	927,610	(3,314,690)
Sales, general and administrative expenses	(321,000)	(57,600)	(69,500)	(57,700)	—	100,946	(404,854)
Other operating income, net	(10,900)	(1,500)	1,900	115,300	—	(53,604)	51,196
Financial income (costs)	(73,900)	(2,200)	(1,500)	(2,200)	—	29,685	(50,115)
Income taxes	(57,900)	(13,900)	(9,300)	(13,800)	3,700	20,674	(70,526)
Profit (loss) for the period	153,500	30,800	36,800	36,300	(7,200)	(84,621)	165,579
Depreciation and amortization	(67,900)	(9,700)	(2,400)	(5,300)	—	25,087	(60,213)

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of December 31, 2021, pro forma adjustments related to the Sollo Sul and Dissul acquisitions are not included in the CODM reports.

(ii)
Sales between the Crop Care Cluster and the Brazil Cluster.

Revenues from external customers for each product and service is disclosed in Note 24, further breakdown in relation to product and service provided by the Group is not available and that such information cannot be produced without unreasonable effort.
4.
Cash equivalents

	Annual yield	December 31, 2022	June 30, 2022
Cash equivalents (Brazil)	100% CDI(i)	330,558	237,462
Cash equivalents (Colombia)	100% DTF(ii)	32,724	16,951
Total cash equivalents		363,282	254,413

(i)
Represents the Brazilian interbank deposit rate, which is an average of the overnight interbank rates in Brazil (the “CDI”).

(ii)
Colombian investment rate, which is an average of interbank and corporate finance (“DTF”).

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
5.
Trade receivables

	December 31, 2022	June 30, 2022
Trade receivables (Brazil)	3,614,674	1,639,637
Trade receivables (Colombia)	330,588	345,830
(-) Allowance for expected credit losses	(166,053)	(151,114)
Total	3,779,209	1,834,353
Current	3,750,885	1,794,602
Non-current	28,324	39,751
The average effective interest rate for the six months ended December 31, 2022 was 0.96% per month (1.00% as of June 30, 2022). The Group does not have any customer that represents more than 10% of its trade receivables or revenues.
The Group has transferred its rights to receive cash flows from some of its trade receivables in the amount of R$125,378 for the six-month period ended December 31, 2022. For the six month ended December 31, 2022, the Group also transferred trades receivable for the FIAGRO in the amount of R$ 151,680 (see note 16). There was no transfer of receivables for the year ended June 30, 2022, and for the six-month period ended December 31, 2021.
As Group has retained the risks and rewards of ownership, this amount was not derecognized from trade receivables.
Allowance for expected credit losses
	December 31, 2022	December 31, 2021
Opening balance	(151,114)	(111,969)
Increase in allowance	(17,838)	(888)
Allowance for credit losses from acquisitions	(761)	(12,744)
Trade receivables write-off	1,497	1,143
Exchange rate translation adjustment	2,163	(621)
Ending balance	(166,053)	(125,079)
The aging analysis of trade receivables is as follow:
	December 31,2022	June 30, 2022
Current (not past due)	3,517,590	1,534,224
Overdue
1 to 60 days	91,448	93,436
61 to 180 days	119,509	240,320
181 to 365 days	89,628	7,157
Over 365 days	127,087	110,398
Allowance for expected credit losses	(166,053)	(151,182)
	3,779,209	1,834,353

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
6.
Financial instruments

The Group’s financial instruments were classified according to the following categories:
	December 31, 2022
	Amortized cost	Fair value through profit or loss
Assets:
Trade receivables	3,779,209
Commodity forward contracts		33,887
Derivative financial instruments		7,085
Financial instruments	111
Total assets	3,779,320	40,972
Liabilities:
Trade payables	4,002,142
Leases liabilities	178,335
Borrowings	1,733,556
Obligations to FIAGRO quota holders	143,082
Payables for the acquisition of subsidiaries	214,483
Derivative financial instruments		14,420
Salaries and social charges	189,635
Taxes payable	85,211
Commodity forward contracts		33,100
Dividends payable	3,896
Total liabilities	6,550,340	47,520
	June 30, 2022
	Amortized cost	Fair value through profit or loss
Assets:
Trade receivables	1,834,353
Commodity forward contracts		32,800
Derivative financial instruments		7,677
Financial instruments	1,344
Total assets	1,835,697	40,477
Liabilities:
Trade payables	2,301,700
Leases liabilities	155,253
Borrowings	710,552
Payables for the acquisition of subsidiaries	164,431
Derivative financial instruments		7,121
Salaries and social charges	187,285

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	June 30, 2022
	Amortized cost	Fair value through profit or loss
Taxes payable	34,216
Commodity forward contracts		27,038
Dividends payable	411
Total liabilities	3,553,848	34,159

The Group considers that assets and liabilities measured at amortized cost, have a carrying value approximate to their fair value and, therefore, information on their fair values is not being presented.
(a)
Hierarchy of fair value

The Group uses various methods to measure and determine fair value (including market approaches and income or cost approaches) and to estimate the value that market participants would use to price the asset or liability. Financial assets and liabilities carried at fair value are classified and disclosed within the following fair value hierarchy levels:
Level 1 — Quoted prices (unadjusted) in active, liquid and visible markets, for identical assets and liabilities that are readily available at the measurement date;
Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; and
Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.
For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
All financial instruments accounted for at fair value are classified as level 2. On December 31, 2022 and June 30, 2022, there were no changes in the fair value methodology of the financial instruments and, therefore, there were no transfers between levels.
7.
Financial and capital risk management

(a)
Considerations on risk factors that may affect the business of the Group

The Group is exposed to several market risk factors that might impact its business. The Group’s board of directors is responsible for monitoring these risk factors, as well as establishing policies and procedures to address them. The Group’s risk management structure considers the size and complexity of its activities, which allows for a better understanding of how such risks could impact Group’s strategy through committees and other internal meetings.
Currently, the Group is focused on action plans relating to risks that could have a significant impact on its strategic goals, including those required by applicable regulations. To efficiently manage and mitigate these risks, its risk management structure conducts risk identification and assessments to prioritize the risks that are key to pursuing potential opportunities that may prevent value from being created or that may compromise existing value, with the possibility of impacting its results, capital, liquidity, customer relationships and/or reputation.
The Group’s risk management strategies which were developed to mitigate and/or reduce the financial market risks which it is exposed to are as follows:

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
•
credit risk

•
liquidity risk

•
capital risk

•
interest rate risk

•
exchange rate risk

•
commodity price risk in barter transactions

(b)
Credit risk

Credit risk is the risk of financial losses if a customer or a counterparty to a financial instrument fails to fulfill its contractual obligations, which arise mainly from the Group’s trade receivables. The Group maintains short-term investments and derivatives with financial institutions approved by its management according to objective criteria for diversification of such risk.
The Group seeks to mitigate its credit risk related to trade receivables by setting forth credit limits for each counterparty based on the analysis of its credit management area. Such credit exposure determination is performed considering the qualitative and quantitative information of each counterparty. The Group also focuses on the diversification of its portfolio and monitors different solvency and liquidity indicators of its counterparties. In addition, primarily for receivables in installments, the Group monitors the balance of allowances for expected credit losses. (see Note 5)
The main strategies on credit risks management are listed below:
•
creating credit approval policies and procedures for new and existing customers.

•
extending credit to qualified customers through a review of credit agency reports, financial statements and/or credit references, when available.

•
reviewing existing customer accounts every twelve months based on the credit limit amounts.

•
evaluating customer and regional risks.

•
obtaining guarantees through the endorsement of rural producer notes (“CPR”), which give physical ownership of the relevant agricultural goods in the event of the customer’s default.

•
establishing credit approval for suppliers in case of payments in advance.

•
setting up provisions using the lifetime expected credit loss method considering all possible default events over the expected life of a financial instrument. Receivables are categorized based on the number of overdue days and/or a customer’s credit risk profile. Estimated losses on receivables are based on known troubled accounts and historical losses. Receivables are considered to be in default and are written off against the allowance for credit losses when it is probable that all remaining contractual payments due will not be collected in accordance with the terms of the agreement.

•
requiring minimum acceptable counterparty credit ratings from financial counterparties.

•
setting limits for counterparties or credit exposure; and

•
developing relationships with investment-grade counterparties.

The current credit policy sets forth credit limits for customers based on credit score analysis made by the Group’s credit management area. Such score is determined considering the qualitative and quantitative information related to each customer, resulting in a rating classification and a level of requirement of guarantees as follows:

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
			% Of guarantees required on sales
Credit rating	% Customers	Risk classification	Medium-sized farmers(i)	Other
AA & A	18%	Very small	80 – 90%	0%
B	49%	Medium	100%	30%
C & D	15%	High	100%	60%
Simplified	18%	Small farmers	N/A	N/A

(i)
Medium-sized farmers ranging between 100 and 10,000 hectares in planted acreage that are typically not serviced directly by agricultural input producers.

For Colombia there is a similar credit scoring process, however guarantees are not required based on credit ratings but based on qualitative factors such as relationships and past experiences with customers.
Maximum exposure to credit risk as of December 31, 2022 and June 30, 2022:
	December 31, 2022	June 30, 2022
Trade receivables (current and non-current)	3,779,209	1,834,353
Advances to suppliers	359,214	383,257
	4,138,423	2,217,610

(c)
Liquidity risk

The Group defines liquidity risk as the risk of financial losses if it is unable to comply with its payment obligations in connection with financial liabilities settled in cash or other financial assets in a timely manner as they become due. The Group’s approach to managing this risk is to ensure that it has sufficient cash available to settle its obligations without incurring losses or affecting the operations. Management is ultimately responsible for managing liquidity risk, which relies on a liquidity risk management model to manage funding requirements and liquidity in the short, medium and long term.
The Group’s cash position is monitored by its senior management, through management reports and periodic performance meetings. The Group also manages its liquidity risk by maintaining reserves, bank credit facilities and other borrowing facilities deemed appropriate, through ongoing monitoring of forecast and actual cash flows, as well as through the combination of maturity profiles of financial assets and liabilities.
The following maturity analysis of the Group’s financial liabilities and gross settled derivative financial instruments contracts (for which the cash flows are settled simultaneously) is based on the expected undiscounted contractual cash flows from the year end date to the contractual maturity date:
	December 31, 2022
	Up to 1 year	From 1 to 5 years	Total
Trade payables	4,258,495		4,258,495
Leases liabilities	87,977	108,437	196,414
Borrowings	1,789,911	61,558	1,851,469
Obligations to FIAGRO quota holders	152,518		152,518
Payables for the acquisition of subsidiaries	190,932	30,019	220,951
Commodity forward contracts	33,981		33,981
Derivative financial instruments	14,804		14,804
Salaries and social charges	190,476		190,476
Taxes payable	85,589		85,589
Dividends payable	4,000		4,000
	6,808,683	200,014	7,008,697

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	June 30, 2022
	Up to 1 year	From 1 to 5 years	Total
Trade payables	2,377,256	—	2,377,256
Leases liabilities	72,228	93,487	165,715
Borrowings	709,266	31,751	741,017
Payables for the acquisition of subsidiaries	114,540	55,444	169,984
Commodity forward contracts	27,729	—	27,729
Derivative financial instruments	7,303	—	7,303
Salaries and social charges	188,083	—	188,083
Taxes payable	34,362	—	34,362
Dividends payable	422	—	422
	3,531,189	180,682	3,711,871

(d)
Capital risk

The Group manages its capital risk through its leverage policy to ensure its ability to continue as a going concern and maximize the return of its stakeholders by optimizing its balances of debt and net investment.
The Group’s main financial leverage indicator as of December 31, 2022 and June 30, 2022 is presented below:
	December 31, 2022	June 30, 2022
Borrowings	1,733,556	706,662
(-) Cash equivalents	(363,282)	(254,413)
Net debt	1,370,274	452,249
The Group’s strategy is to maintain the net debt up to 2.2 times the adjusted EBITDA.
(e)
Interest rate risk

Fluctuations in interest rates, such as the Brazilian interbank deposit rate, which is an average of interbank overnight rates in Brazil, and Colombian investment rate, which is an average of interbank and financial corporations loans, may have an effect on the cost of the Group’s borrowings and new borrowings.
The Group periodically monitors the effects of market changes in interest rates on its financial instruments portfolio. Funds raised by the Group are used to finance working capital on each crop season, and are substantially raised at short term conditions.
As of December 31, 2022 and June 30, 2022, the Group had no derivative financial instruments used to mitigate interest rate risks.
(i) Sensitivity analysis — exposure to interest rates
To mitigate its exposure to interest rate risk, the Group uses different scenarios to evaluate the sensitivity of variations transactions impacted by the CDI Rate and IBR Rate. The “probable” scenario represents the impact on booked amounts considering the most current (February, 2023) CDI Rate and IBR Rate and reflects management’s best estimates. The other scenarios consider an appreciation of 25% and 50% in such market interest rates, before taxes, which represents a significant change in the probable scenario for sensitivity purposes.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The following table sets forth the potential impacts on the statements of profit or loss:
	As of December 31, 2022
		Expense on profit or loss
	Current Index	Probable	Possible (+25%)	Remote (+50%)
Floating rate borrowings in Brazil	CDI Rate (13.75%)	231,494	279,287	327,080
Floating rate borrowings in Colombia	IBR Rate (12.75%)	11,043	13,187	15,330
		242,537	292,474	342,410

(f)
Exchange rate risk

The Group is exposed to foreign exchange risk arising from its operations related to agricultural inputs, mainly related to the U.S. dollar, which significantly impacts global prices of agricultural inputs in general. Although all purchases and sales are conducted locally, certain purchase and sales contracts are indexed to the U.S. dollar.
The Group’s current commercial department seeks to reduce this exposure. Its marketing department is responsible for managing pricing tables and commercial strategies to seek a natural hedge between purchases and sales and to match currency and terms to the greatest extent possible.
The Group’s corporate treasury department is responsible for monitoring the forecasted cash flow exposure to the U.S. dollar, and whenever any mismatches as to terms and currencies are identified, non-deliverable forwards derivative financial instruments are purchased to offset these exposures, and therefore fulfill internal policy requirements. U.S. dollar exposure are managed by macro hedging through the analysis of the forecasted cash flow for the next two harvests. The Group may not have any leveraged derivative position.
The Group’s exchange rate exposure monitoring committee meets periodically across the commercial, treasury and corporate business departments. There are also committees on purchase valuation and business intelligence for the main goods traded by the Group.
The Group does not adopt hedge accounting. Therefore, gains and losses from derivative operations are fully recognized in the statements of profit or loss, as disclosed in Note 26.
(i)
Sensitivity analysis — exposure to exchange rates

To gauge its exposure to exchange rate risk, the Group uses different scenarios to evaluate its asset and liability positions in foreign currency and their potential effects on its results.
The “probable” scenario below represents the impact on carrying amounts of the most current (February, 2023) market rates for the U.S. dollar (R$5.21 to US$ 1.00). This analysis assumes that all other variables, particularly, interest rates, remain constant. The other scenarios consider the appreciation of the Brazilian real against the US dollar at the rates of 25% and 50%, before taxes, which represents a significant change in the probable scenario for sensitivity purposes.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The following table set forth the potential impacts on the statements of profit or loss:
	As of December 31, 2022
		Effect on profit or loss and
	Current Index	Probable	Possible (+25%)	Remote (+50%)
Trade receivables in U.S. Dollars	5.2072	(573)	70,451	141,474
Trade payables in U.S. Dollars	5.2072	665	(81,741)	(164,146)
Borrowings in U.S. Dollars	5.2072	536	(65,935)	(132,407)
Net impacts on commercial operations		628	(77,225)	(155,079)
Derivative financial instruments	5.2072	(529)	65,043	130,615
Total impact, net of derivatives		99	(12,182)	(24,464)
(g)   Commodity prices risk in barter transactions
In all barter transactions mentioned in Note 10, the Group uses future commodity market price as the reference to value the quantities of commodities included in the forward contracts to be delivered by the customers as payment for the Group’s products into currency. The Group uses prices quoted by commodity trading companies to value the grain purchase contracts from farmers. Lavoro enters into grain sale contracts to sell those same grains to trading companies, at the same price of the purchased contracts with farmers. As such, the Group manages its exposure to those commodity prices by entering into the purchase and sale contracts at similar conditions.
These transactions are conducted by a corporate department which manages and controls such contracts as well as the compliance to Group’s policies.
(i)
Sensitivity analysis — exposure to commodity price

To gauge its exposure to commodity price risk, the Group uses different scenarios to evaluate its asset and liability positions on commodity forward contracts in soybean and corn and their potential effects on its results.
The “current risk” scenario below represents the impact on carrying amounts as of December 31, 2022, with assumptions described in Note 10. The other scenarios consider the appreciation of main assumptions at the rates of 25% and 50%, before taxes, which represents a significant change in the probable scenario for sensitivity purposes.
As of December 31, 2022:
	Tons	Position	Current Risk	Current Market	+25% current		+50% current
Position					Market	Impact	Market	Impact
Soybean 2023	150,450	Purchased	11,908	15,46	19,32	2,977	23,19	5,954
Soybean 2023	139,217	Sold	(8,548)	15,32	19,16	(2,137)	22,99	(4,274)
Corn 2023	287,380	Purchased	(2,728)	89,05	111,32	(682)	133,58	(1,364)
Corn 2023	63,297	Sold	2,921	87,97	109,96	730	131,95	1,461
Soybean 2024	66,585	Purchased	(2,766)	13,92	17,40	(692)	20,88	(1,383)
Net Exposure			787			196		394

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
8.
Inventories

	December 31, 2022	June 30, 2022
Goods for resale	2,719,568	1,759,227
(-) Allowance for inventory losses	(13,714)	(10,186)
Total	2,705,854	1,749,041

9.
Taxes recoverable

	December 31, 2022	June 30, 2022
State VAT (“ICMS”)(i)	78,407	63,671
Brazilian federal contributions(ii)	152,476	59,975
Colombian federal contributions	29,992	21,016
Total	260,875	144,662
Current	128,386	93,725
Non-current	132,489	50,937

(i)
Refers to the Brazilian value-added tax on sales and services. The Group’s ICMS relates mainly to the purchase of inputs and the Group has the benefit to a reduced ICMS tax rate.

(ii)
Includes: a) credits arising from the Brazilian government’s taxes charged for the social integration program (PIS) and the social security program (COFINS), and Brazilian corporate income tax and social contributions. These credits, which are recognized as current assets, will be used by the Group to offset other Federal taxes; b) withholding and overpaid taxes which can be to settle overdue or future payable federal taxes; c) withholding income tax on cash equivalents which can be used to offset taxes owed at the end of the calendar year, in case of taxable profit, or are carried forward in case of tax loss; and d) During 2022 the Group obtained the benefit of deduct the ICMS benefit explained in item (i) in the income tax calculation. This was applied for the prior periods and generated an income tax credit recorded in the six-month period ended December 31, 2022.

10.
Commodity forward contracts — Barter transactions

The fair value of commodity forward contracts is as follows:
	December 31, 2022	June 30, 2022
Fair value of commodity forward contracts as of June:
Assets
Purchase contracts	24,750	16,054
Sale contracts	9,137	16,746
	33,887	32,800
Liabilities
Purchase contracts	(18,336)	(14,995)
Sale contracts	(14,764)	(12,043)
	(33,100)	(27,038)
The changes in fair value recognized in the statements of profit or loss are in note 26.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The main assumptions used in the fair value calculation are as follows:
	Outstanding Volume (tons)	Average of contract prices R$/Bag	Average Market Prices (Corn R$/bag (ii); Soybean US$/bu(i))	Soybean market premium (US$/bu)	Freight (R$/ton)
Purchase Contracts
Soybean
As of June 30, 2022	81,379	147.65	14.52	0.4	358.55
As of December 31, 2022	218,027	154.47	14.88	0.4	300.74
Corn
As of June 30, 2022	181,475	67.47	86.95	N/A	381.00
As of December 31, 2022	286,273	68.94	89.36	—	349.46
Selling Contracts
Soybean
As of June 30, 2022	70,191	147.46	14.56	0.5	367.46
As of December 31, 2022	140,385	153.96	15.30	0.4	323.79
Corn
As of June 30, 2022	114,063	67.45	87.06	N/A	451.83
As of December 31, 2022	62,106	72.34	89.36	—	330.82

(i)
Market price published by Chicago Board of Trade which is a futures and options exchange in United States.

(ii)
Market price published by B3 — Brasil, Bolsa, Balcão which is a futures, options and stock exchange in Brazil.

11.
Right of use assets and lease liabilities

The carrying amounts of right-of-use assets and lease liabilities as of December 31, 2022 and June 30, 2022 are described below:
(a)   Right of use assets
	Vehicles	Buildings	Machinery and equipment	Total
Cost	74,604	124,594	46,110	245,308
Accumulated depreciation	(28,756)	(60,564)	(15,809)	(105,129)
Balance at June 30, 2022	45,848	64,030	30,301	140,179
Cost	88,795	143,319	63,467	295,581
Accumulated depreciation	(40,211)	(71,225)	(22,077)	(133,513)
Balance at December 31, 2022	48,584	72,094	41,390	162,068
Right of use assets amortization expense for the six-month period December 31, 2022 was R$24,170 (R$22,185 for the six-month period December 31, 2021).

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(b)   Lease liabilities
	December 31, 2022	June 30, 2022
Vehicles	58,434	49,588
Buildings	93,057	80,768
Machinery and equipment	26,844	24,897
Total	178,335	155,253
Current	82,534	69,226
Non-current	95,801	86,027
Total interest on lease liabilities incurred for the six-month period ended December 31, 2022 was R$ 8,327 (R$5,496 for the six-month period ended December 31, 2021).
12.
Property, plant and equipment

a)   Property, plant and equipment balance is as follows:
	Vehicles	Lands, buildings and improvements	Machines, equipment and facilities	Furniture and fixtures	Computer equipment	Total
Cost	36,316	99,541	53,699	11,892	4,372	205,820
Accumulated depreciation	(26,208)	(7,968)	(18,581)	(5,031)	(1,827)	(59,615)
Balance at June 30, 2022	10,108	91,573	35,118	6,861	2,545	146,205
Cost	39,069	109,367	65,153	13,843	5,221	232,653
Accumulated depreciation	(28,654)	(10,831)	(22,057)	(5,962)	(2,282)	(69,786)
Balance at December 31, 2022	10,415	98,536	43,096	7,881	2,939	162,867
Depreciation expense of property, plant and equipment for the six-month period ended December 31, 2022 was R$8,240 (R$4,256 for the six-month period ended December 31, 2021).
There were no indications of impairment of property and equipment as of and for the six-month period ended December 31, 2022.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
13.
Intangible assets

(b)   Intangible assets balance is as follows:
	Goodwill	Customer relationship	Purchase contracts and brands	Software and other	Total
Cost:
At June 30, 2021	396,716	256,225	15,031	38,580	706,552
Additions	—	—	—	6,386	6,386
Business combination	29,962	35,642	8,764	—	74,368
Translation adjustment	1,405	546	—	—	1,951
Others(ii)	7,878	—	—	—	7,878
At December 31, 2021	435,961	292,413	23,795	44,966	797,135
At June 30, 2022	451,974	301,477	21,846	56,373	831,670
Additions	—	—	—	8,273	8,273
Business combination(i)	53,603	30,755	—	—	84,358
Translation adjustment	(3,393)	(414)	(796)	7	(4,596)
At December 31, 2022	502,184	331,818	21,050	64,653	919,705
Amortization:
At June 30, 2021		45,760	1,085	2,897	49,742
Amortization for the period		21,712	3,650	8,410	33,772
At December 31, 2021		67,472	4,735	11,307	83,514
At June 30, 2022		89,502	6,929	10,918	107,349
Amortization for the period		19,955	1,502	14,220	35,677
At December 31, 2022		109,457	8,431	25,138	143,026
At June 30, 2022	451,974	211,975	14,917	45,455	724,321
At December 31, 2022	502,184	222,361	12,619	39,515	776,679

(i)
Balances arising from business combinations (Note 18).

(ii)
Balances arising from the adjustment in the purchase price from acquisitions of Desempar and Cultivar, which was completed in the year ended June 30, 2021. The consideration transferred for each acquisition was subject to post-closing price adjustments, based on the working capital variations of the purchased company.

Impairment of intangible assets
For the six-month period ended December 31, 2022, there were no indications that the Group’s intangible assets might be impaired.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
14.
Trade payables

(a)   Trade payables
	December 31, 2022	June 30, 2022
Trade payables – Brazil	3,704,878	1,990,089
Trade payables – Colombia	282,511	311,611
Total	3,987,389	2,301,700
The average effective interest rate for the six-month period ended December 31, 2022 was 1.58% per month (1.18% as of June 30, 2022).
(b)   Guarantees
The Group acquires guarantees with financial institutions in connection with installment purchases of agricultural inputs from certain suppliers. These guarantees are represented by short-term bank guarantees and endorsement to the supplier of CPRs obtained from customers in the sales process. The amount of these guarantees as of December 31, 2022 was R$1,647,360 (R$506,750 as of June 30, 2022).
(c)   Trades payable — Supplier finance
During the six-month period December 31, 2022, the Group signed agreements with financial institutions to negotiate with suppliers to extend the payment terms and discounting of trade receivable from its suppliers, with interest rates ranging from 1 and 1.5 per month in 2022. When trade payable is included in this transaction, such amount is transferred from “Trade Payables” to “Trades payable — Supplier finance”.
15.
Borrowings

	December 31, 2022	June 30, 2022
Borrowing in Colombia	67,254	39,755
Borrowings in Brazil	1,666,302	670,797
Total borrowings	1,733,556	710,552
(a)   Debt composition
	Average interest rate December 31, 2022(i)	December 31, 2022	Average interest rate June 30, 2022(i)	June 30, 2022
Debt contracts in Brazil in:
R$, indexed to CDI(ii)(iv)	16.57%	1,386,292	14,45%	525,099
R$, with fixed interest(iv)	9.59%	13,588	—
U.S. Dollars, with fixed interest(iv)	2.63%	266,422	3,16%	145,698
Debt contracts in Colombia in:
COP, indexed to IBR(iii) / (iv)	13.59%	67,254	14,26%	39,755
Total		1,733,556		710,552
Current		1,679,171		681,217
Non-current		54,385		29,335

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)

(i)
In order to determine the average interest rate for debt contracts with floating rates, the Group used the rates prevailing during the periods.

(ii)
Brazilian reais denominated debt that bears interest at the CDI Rate (see Note 7 for a definition of those indexes), plus spread.

(iii)
Colombian peso-denominated debt that bears interest at the IBR rate (see Note 7 for a definition of those indexes), plus spread.

(iv)
There are no guarantees attached to these borrowings.

(b)   Movement in borrowings
At June 30, 2022	710,552
Proceeds from borrowings	1,105,864
Repayment of principal amount	(199,715)
Accrued interest	155,645
Borrowings from acquired companies	25,756
Interest payment	(64,546)
At December 31, 2022	1,733,556
(c)   Schedule of maturity of noncurrent portion of borrowings
The installments are distributed by maturity year:
December 31, 2022
2024	17,992
2025	16,197
2026	4,135
2027	16,061
Total	54,385
(d)   Covenants
As of December 31, 2022, the Group has borrowings subject to covenants related to the current liquidity ratio (higher than 1.1). These conditions will be verified only June 30, 2023.
16.
Obligations to FIAGRO quota holders

On July 22, 2022, the Group entered into an agreement to transfer receivables in the aggregate amount of R$160,000 to FIAGRO, a structured entity, as defined by IFRS 10, established under Brazilian law designed specifically for investing in agribusiness credit rights receivables. The acquisition of such receivables by the FIAGRO investment fund enables the Group to anticipate the receipt of funds from such receivables.
The Group holds all subordinated quotas issued by the FIAGRO, representing approximately 5% of the total outstanding quotas in an aggregate amount of R$8,100, while other parties hold all senior and mezzanine quotas, representing approximately 95% of the total outstanding quotas, which includes certain of Patria’s related parties that acquired the mezzanine quotas of FIAGRO in an aggregate amount of R$56,000. Under the terms of the FIAGRO, we are not liable in case there is a default on the credit rights acquired by the fund, but any such default may adversely affect our stake in FIAGRO quotas. Our agreement to assign certain credit rights to FIAGRO will expire when all assigned receivables have been liquidated.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The bylaws of the FIAGRO was established by the Group at their inception, and grant the Group significant decision-making authority over these entities, such as the right to determine which credits rights are eligible to be acquired by the FIAGRO.
In addition, senior and mezzanine quota holders receive an interest at a benchmark rate of return ranging from the CDI rate + 2.45% per year up to the CDI rate + 8.0% per year. Residual returns from the FIAGRO fund, if any, are paid on the subordinated quotas, which do not bear interest and are not otherwise entitled to any pre-established rate of return. Senior and mezzanine quotas amortize annually over a three year period after an initial 24-month grace period, whereas subordinated quotas amortize at the end of the fifth annual period.
In accordance with IFRS 10, we concluded we control FIAGRO and, therefore, it is consolidated in our financial statements. The senior and mezzanine quotas are accounted for as a financial liability under “Obligations to FIAGRO quota holders” and the remuneration paid to senior and mezzanine quota holders is recorded as interest expense.
17.
Payables for the acquisition of subsidiaries

The purchase agreements for acquisition of subsidiaries include payments to the seller in the event of successful collection, after the acquisition date of outstanding receivables and certain tax credits subject to administrative proceedings. See Note 18.
Consideration paid during the six-month period December 31, 2022, net of cash acquired, was R$ 110,919 which includes installment payments for acquisitions completed in previous years in the amount of R$54,751 (R$213,212 on June 30, 2022 which includes payments for acquisitions made in previous years in the amount of R$140,346). All these payments are included in the “Acquisition of subsidiary, net of cash acquired” in the cash flows.
18.
Acquisition of subsidiaries

(a)   Acquisitions in the six-month period ended December 31, 2022
The fair value of the identifiable assets and liabilities, consideration transferred and goodwill as of the date of each acquisition were:
	Fair value as of the acquisition date
Assets	Floema (d)	Casa Trevo (e)	Provecampo (f)	Sollo Sul and Dissul (g)	Total
Cash equivalents	24,167	12,306	10,479	16,307	63,259
Trade receivables	19,892	32,106	7,499	132,467	191,964
Inventories	52,133	61,734	11,320	84,226	209,413
Other assets	11,739	4,750	23	46,663	63,175
Property, plant and equipment	1,152	867	983	2,372	5,374
Intangible assets	14,879	1,676	12,117	2,083	30,755
	123,962	113,439	42,421	284,118	563,940
Liabilities
Trade payables	88,902	48,070	10,980	80,811	228,763
Borrowings	—	—	—	25,756	25,756
Provision for contingencies	—	10,245	—	—	10,245
Other liabilities	1,543	13,659	6,910	87,921	110,033
	90,445	71,974	17,890	194,488	374,797

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Fair value as of the acquisition date
Assets	Floema (d)	Casa Trevo (e)	Provecampo (f)	Sollo Sul and Dissul (g)	Total
Total identifiable net assets at fair value	33,517	41,465	24,531	89,630	189,143
Non-controlling interests(i)		(6,220)	—	—	(6,220)
Goodwill arising on acquisition	25,796	9,625	2,010	16,172	53,603
Consideration transferred	59,313	44,870	26,541	105,802	236,526
Cash paid	25,294	23,619	17,682	52,832	119,427
Shares issued(i)	12,296	—	—	—	12,296
Payable in installments	21,723	21,251	8,859	52,970	104,803

(i)
The total of non-controlling interests and shares issued represents the acquisition of subsidiaries presented in the statement of changes in net investment.

(b)   Acquisitions in the year ended June 30, 2022
The fair value of the identifiable assets and liabilities, consideration transferred and goodwill as of the date of each acquisition were:
	Fair value as of the acquisition date
Assets	Produtiva (h)	Cenagro (i)	Cenagral (j)	Union Agro (k)	Agrozap (l)	Nova Geração (m)	Total
Cash and cash equivalents	53,699	2,142	1,064	66,256	9,028	1,617	133,806
Trade receivables	27,610	11,792	7,492	117,882	98,201	47,978	310,955
Inventories	46,261	22,670	5,833	42,435	85,683	9,631	212,513
Other assets	8,472	12,225	1,023	4,524	22,204	2,893	51,341
Property, plant and equipment	1,223	1,266	363	26,659	2,642	585	32,738
Intangible assets(i)	26,074	2,602	7,437	8,293	6,015	4,265	54,686
	163,339	52,697	23,212	266,049	223,773	66,969	796,039
Liabilities
Trade payables	77,063	17,008	2,097	24,750	136,086	37,532	294,536
Borrowings	—	3,045	—	25,157	50,701	6,194	85,097
Provision for contingencies	—	—	—	11,362	—		11,362
Other liabilities	8,898	18,410	5,750	9,923	25,029	743	68,753
	85,961	38,463	7,847	71,192	211,816	44,469	459,748
Total identifiable net assets at fair value	77,378	14,234	15,365	194,857	11,957	22,500	336,291
Non-controlling interests	—	(2,847)	(3,073)	(52,611)	(4,215)	—	(62,746)
Goodwill arising on acquisition	9,491	11,468	9,003	—	33,218	8,168	71,348
Gain on bargain purchase	—	—	—	(18,295)	—		(18,295)
Consideration transferred	86,869	22,855	21,295	123,951	40,960	30,668	326,598
Cash paid	36,385	16,724	15,376	103,800	18,813	15,574	206,672
Shares issued	22,500	—	—	—	—	7,807	30,307
Payable in installments	27,984	6,131	5,919	20,151	22,147	7,287	89,619

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(c)   Fair value of assets acquired
The Group estimated the fair value of significant assets acquired using the following valuation methods:
Item	December 31, 2022	June 30, 2022	Nature	Valuation method
Customer relationship	30,755	45,922	A loyal relationship between the acquirees and its customers, which translates into recurring purchases of products and services	Multi Period Excess Earnings Method (MPEEM)
Inventories	209,413	212,513	Inventories	Selling price less all expenses related to the distribution of that good
Brand	—	8,764	Private label products (Produtiva, Union and Cenagral)	Relief from Royalty method
	240,168	267,199
There were no differences between accounting basis and tax basis on fair value adjustments, therefore no deferred taxes were recorded, except for Provecampo that the Group recorded a deferred tax liability of R$4,110 once the Group does not have a viable tax plan that will permit that the accounting basis and tax basis be the same after the acquisition.
(d)   Acquisition of Floema
On March, 2022, the Group signed an agreement for the acquisition of Floema Soluções Nutricionais de Cultivos Ltda. (“Floema”), establishing the terms and other conditions for its acquisition.
The fair value of the shares issue to this acquisition was based on an equity transaction with third parties close to the acquisition date.
The acquisition was completed on August 4, 2022 and the Group currently owns 63.61% interest.
(e)   Acquisition of Casa Trevo Participações S.A.
On May 5, 2022, the Group signed an agreement for the acquisition of Casa Trevo Participações S.A. (“Casa Trevo”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on August 31, 2022 and the Group currently owns and 79.14% interest.
(f)   Acquisition of Provecampo
On June 16, 2022, the Group signed an agreement for the acquisition of Provecampo S.A.S. (“Provecampo”), an entity incorporated in Colombia, establishing the terms and other conditions for its acquisition.
The acquisition was completed on July 29, 2022 and the Group currently owns 94.93% interest.
(g)   Acquisition of Sollo Sul e Dissul
On July 22, 2022, the Group signed an agreement for the acquisition of Sollo Sul Insumos Agrícolas Ltda (“Sollo Sul”) and Dissul Insumos Agrícolas Ltda. (“Dissul”), establishing the terms and other conditions for its acquisition.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The acquisition was completed on November 30, 2022 and the Group currently owns 93.11% interest.
(h)   Acquisition of Produtiva
On June 23, 2021, an agreement was signed between Produtec Comércio e Representações S.A. (“Produtec”), a subsidiary of Lavoro Brazil, to acquire Produtiva Agronegócios Comércio e Representações S.A. (“Produtiva”), establishing the terms and other conditions for its acquisition.
The fair value of the shares issued to this acquisition was based on an equity transaction with third parties close to the acquisition date.
The acquisition was completed on September 2, 2021, and the Group currently indirectly owns 80% interest.
Under the terms of the acquisition agreement the Group is committed to repay the sellers an amount of R$4,733 related to the successful collection of receivables past due at the acquisition date.
(i)   Acquisition of Cenagro
On July 28, 2021, the Group signed an agreement to acquire Grupo Cenagro SAS (“Cenagro”), an entity incorporated in Colombia, establishing the terms and other conditions for its acquisition.
The acquisition was completed on August 31, 2021 and the Group currently owns 80% interest in Cenagro.
(j)   Acquisition of Cenagral
On July 28, 2021, the Group signed an agreement to acquire Cenagral SAS (“Cenagral”), an entity incorporated in Colombia, establishing the terms and other conditions for its acquisition.
The acquisition was completed on August 31, 2021 and the Group currently owns 80% interest in Cenagral.
(k)   Acquisition of Union Agro
On July 26, 2021, the Group signed an agreement to acquire Union Agro S.A. (“Union Agro”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on October 28, 2021 and the Group currently owns 73% interest.
A gain on bargain purchase in the amount of R$18,295 was recognized on the acquisition date. This gain is recorded under other operating income, net, according to Note 26.
(l)   Acquisition of Agrozap
On August 5, 2021, the Group signed an agreement for the acquisition of Facirolli Comércio e Representações Ltda. (“AgroZap”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on January 7, 2022 and the Group currently owns 54.36% interest.
Under the terms of the acquisition agreement the Group is committed to repay the sellers an amount of R$4,029 related to the successful collection of receivables past due at the acquisition date.
(m)   Acquisition of Nova Geração
On December 24, 2021, the Group signed an agreement for the acquisition of Nova Geração Comércio de Produtos Agrícolas Ltda. (“Nova Geração”), establishing the terms and other conditions for its acquisition.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The acquisition was completed on April 6, 2022 and the Group currently owns 66.75% interest.
Total consideration transferred amounted to R$30,668, of which R$10,930 was paid in cash on the closing date of the acquisition on April 6, 2022 and R$7,807 paid in shares. The remaining R$11,931 will be paid in cash until April 2023.
(h)   Pro forma information
The following tables discloses the Group’s revenues and profit or loss for the period assuming all the acquisitions completed during the year were completed at the beginning of such year:
	December 31, 2022	December 31, 2021
Revenues	5,830,176	4,900,705
Profit for the period	291,984	213,079
(i)   Revenues and results from new subsidiaries
The revenues and profit of the acquisitions from the acquisition date through the end of the fiscal year in which the acquisition was completed and included in the combined statement of profit or loss are as follows:
Acquisitions in the period ended December 31, 2022:
	Revenues	Profit (loss)	Period from
Provecampo	18,097	2,684	August 2022
Floema	108,634	8,981	August 2022
Casa Trevo	87,024	8,574	September 2022
Sollo Sul	14,556	(5,908)	December 2022
Dissul	1,007	(623)	December 2022
Total	229,318	13,708
Acquisitions in the year ended December 31, 2021:
	Revenues	Profit	Period from
Produtiva	76,446	7,472	September 2021
Cenagro	67,502	3,540	September 2021
Cenagral	10,400	154	September 2021
Union Agro	46,030	2,411	November 2021
Total	200,378	13,577

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
19.   Income taxes
(a)
Reconciliation of income taxes expense

	December 31, 2022	December 31, 2021
Profit before income taxes	222,918	236,105
Statutory rate(i)	34%	34%
Income taxes at statutory rate	(75,792)	(80,276)
Deferred income taxes not recognized as deferred tax asset(ii)	(43,598)	(8,005)
Difference from income taxes calculation based on taxable profit computed as a percentage of gross revenue	11,356	6,626
Tax benefit(iii)	146,171	7,533
Others	2,835	3,596
Income tax expense	40,971	(70,526)
Income tax and social contribution at the effective rate	-18%	30%
Current income taxes	(14,303)	(88,665)
Deferred income taxes	55,274	18,139

(i)
The effective rate reconciliation considers the statutory income taxes rates in Brazil, due to the significance of the Brazilian operation when compared to Colombia. The difference to reconcile the effective rate to the Colombian statutory rate (32%) is included in others.

(ii)
The Group did not recognize deferred tax on tax losses from certain subsidiaries in a total amount of unrecognized credits on tax losses is R$140,738 (R$75,489 for June 30, 2022). The Group assessed that is unlikely that these subsidiaries will generate future taxable income in the foreseeable future.

(iii)
This amount reflects the tax benefit that allows the deduction of the ICMS tax benefits in the calculation of the income tax. (see note 9)

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(b)
Deferred income taxes balances

	December 31, 2022	June 30, 2022
Deferred assets and liabilities:
Amortization of fair value adjustment	56,135	32,787
Tax losses	63,568	49,332
Allowance for expected credit losses	58,394	51,379
Adjustment to present value	34,054	40,639
Provision for management bonuses	18,569	26,738
Allowance for inventory losses	4,663	3,463
Financial effect on derivatives	547	2,001
Fair value of commodity forward contracts	64	(1,959)
Unrealized exchange gains or losses	147	(1,803)
Gain on bargain puchase	(6,221)	(6,221)
Rebates	(8,103)	(7,325)
Unrealized profit in Inventories	24,562	8,187
Amortized right of use	3,300	2,617
Other provisions	(6,036)	(6,340)
Deferred income tax assets, net	253,443	200,986
Deferred income tax liabilities, net	(9,800)	(7,491)
Deferred income tax assets, net	243,643	193,495
Deferred income tax and social contribution
At June 30, 2021	114,748
Recognized in the statement of income	78,747
At June 30, 2022	193,495
Recognized in the statement of income	55,274
Deferred tax from the acquisition of companies	(5,126)
At December 31, 2022	243,643

20.
Provisions for contingencies

Probable losses
The balance of probable losses from civil, and labor contingencies recognized by the Group was R$ 893 and R$2,966, respectively as of December 31, 2022 and June 30, 2022.
Possible losses
The Group is a party to various proceedings involving tax, environmental and civil matters that were assessed by management, under advice of legal counsel, as possibly leading to losses. Possible losses from contingencies amounted to R$40,665 and R$11,600 as of December 31, 2022 and June 30, 2022, respectively.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
21.
Advances from customers

(a)   Movement in the period
	December 31, 2022	June 30, 2022
Balance as of the beginning of the period	320,560	509,403
Revenue recognized that was included in the contract liability balance at the beginning of the year	(320,560)	(509,403)
Increase in advances	352,853	301,963
Advances from acquired companies	61,115	18,597
Balance at the end of the period	413,968	320,560

22.
Related parties

Related parties of the Group that have receivable, payable or other balances are either (i) Non-controlling shareholders, (ii) Patria Investments Limited, which manages the funds that control the Group or (iii) Key management personnel.
(a)   Breakdown of assets and liabilities:
	December 31, 2022	June 30, 2022
Assets
Trade receivables(i)	15,876	11,677
Advances to suppliers(i)	67	67
Total assets	15,943	11,744
Liabilities
Trade payable(i)	1,067	274
Advances from customers(i)	59	1,097
Payables for the acquisition of subsidiaries(ii)	174,221	63,930
Total liabilities	175,347	65,301

(i)
Refer to commercial transactions in the ordinary course of business with non-controlling shareholders of subsidiaries. Such transactions are carried at the same commercial terms as non-related parties customers.

(ii)
Payments in installments to the non-controlling shareholders related certain business combination described in Note 18.

(b)   Statement of profit or loss
	December 31, 2022	December 31, 2021
Revenue from sales of products(i)	14,348	12,277
M&A and monitoring expenses(ii)	(6,242)	(792)
Interest on payables for the acquisition of subsidiaries	(492)	(4,197)
Other expenses	(145)	(36)
Total	7,469	7,252

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)

(i)
Refer to commercial transactions in the ordinary course of business with non-controlling shareholders of subsidiaries. Such transactions are carried at the same commercial terms as non-related parties customers.

(ii)
Expenses paid to the Parent in relation to management support services for acquisition transactions by Gestão e Transformação S.A.

(c)   Key management personnel compensation
	December 31, 2022	December 31, 2021
Wages	6,337	5,200
Direct and indirect benefits(i)	262	275
Share-based payment benefits	6,177	—
Variable compensation (bonuses)(i)	11,525	3,046
Short-term benefits(ii)	24,301	8,521

(i)
Comprised of short-term benefits.

(ii)
The amounts described above include payments to Lavoro Brazil’s board of directors and the executive officers.

23.
Net investment

The combined financial statements were prepared in accordance with principles described in Note 2. No share capital is presented. The net investment and the profit for the period is derived by aggregating the net assets and business activities of the Group.
Acquisition of non-controlling interests
Acquisitions of non-controlling interests in the period ended December 31, 2022:
In 2022, the Group acquired an additional 26.24% stake of Cultivar for R$42,500. The carrying amount of the 26.24% non-controlling interest was R$16,607. The Group recognized a decrease in non-controlling interest of R$16,607 and a decrease in net investment of the Parent of R$25,893.
In 2022, the Group acquired an additional 6.89% stake of Pitangueiras for R$45,000. The carrying amount of the 6.89% non-controlling interest was R$19,569. The Group recognized a decrease in non-controlling interest of R$19,569 and a decrease in net investment of the Parent of R$25,431.
The effect on the total net investment during the period is summarized as follow:
In the period ended December 31, 2022:
Carrying amount of non-controlling interests acquired	36,176
Consideration paid to non-controlling interests	(87,500)
Excess of consideration paid recognized in net investment of the Parent	(51,324)
Acquisitions of non-controlling interests in the period ended December 31, 2021:
In December 2021, the Group acquired an additional 20% stake of Group Cenagro through the exchange of shares of Lavoro Colombia SAS representing a 2.68% interest. No cash consideration was paid. The fair value of such shares was R$6,480 and the carrying amount of the 20% non-controlling interest

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
was R$4,602. The fair value of the consideration was based on an equity transaction with third parties close to the acquisition date.The Group recognized an increase in non-controlling interest of R$1,878 and a decrease in net investment of the Parent of R$1,878.
Share based payments
Accounting policy for equity-settled transactions
The cost of equity-settled transactions is determined by the fair value at the date when the grant is made using an appropriate valuation model. That cost is recognized in personnel expenses (Note 25), together with a corresponding increase in equity (other capital reserves), over the period in which the service and, where applicable, the performance conditions are fulfilled (the vesting period). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest.
Service conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions.
No expense is recognized for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.
When the terms of an equity-settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.
Stock Option Plan (“SOP”)
On August 17, 2022, the Group approved the Lavoro Agro Holding S.A. Long-Term Incentive Policy (the “Lavoro Share Plan”). Under the Lavoro Share Plan, individuals selected by the Lavoro board of directors (“Selected Employees”) are eligible to receive incentive compensation consisting of cash, assets or share options issued by Lavoro Agro Limited, in an amount linked to the appreciation in the company share price at the time of the liquidity event, upon the satisfaction of certain conditions (as described below).
As of December 31, 2022, Lavoro has granted 46,875,000 share options as incentive compensation to Selected Employees. Share options granted under the Lavoro Share Plan will vest in the event the following market conditions are met (the “Market Conditions”):
(i)   the occurrence of a liquidity event satisfying a minimum internal rate of return specified in the Lavoro Share Plan; and
(ii)   the price per share obtained under such liquidity event must be greater than or equal to one of the following amounts:
(a)   a pre-established reference price multiplied by three; or
(b)   an amount calculated in accordance with a pre-established formula, in each case specified under the Lavoro Share Plan.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Moreover, upon the satisfaction of the Market Conditions, such share options will vest according to the following schedule (the “Service Conditions”):
(i)   one-third of the options vest on the third anniversary of the grant date;
(ii)   one-third of the options vest on the fourth anniversary of the grant date; and
(iii)   one-third of the options vest on the fifth anniversary of the grant date.
The Lavoro Share Plan has a term of five years: if the Market Conditions have not been satisfied within this period, all options granted under the Lavoro Share Plan will be extinguished, with no further payment or incentive obligation remaining due by Lavoro. The consummation of the Business Combination (see note 1) did not satisfy the Market Conditions.
As of February 28, 2023, the shareholders of Lavoro Limited approved the Lavoro Share Plan. As a result, Lavoro Limited reserved for issuance the number of Ordinary Shares equal to the number of Lavoro Share Plan Shares under the Lavoro Share Plan, as adjusted in accordance with the Business Combination Agreement, in amount of 1,663,405 ordinary shares.
The exercise price of the stock options is equal to the options price agreed with the employee in the contracts, representing the amount of R$1 monetarily adjusted until the date on which the liquidity event occurs.
The fair value of share options granted is estimated at the date of grant considering the terms and conditions using the Black-Scholes model, taking into account the terms and conditions on which the share options were granted. The model also takes into account historical and expected dividends, and the share price volatility of the Group.
The Group will settle these awards through equity instruments and accounts for the SOP as an equity-settled plan.
The expense recognized for employee services received during the year is shown in the following table:
Share-based payments reserve
At June 30, 2022	—
Share-based payments expense during the year	12,112
At December 31, 2022	12,112
There were no cancellations or modifications to the awards in 2022.
(a)   Movement in the period
The following table illustrates the number and weighted average exercise prices (WAEP) of, and movements in, share options during the period:
	2022
	Number	WAEP
Outstanding at June 30, 2022	—	—
Granted during the year	46,875,000	0.56
Outstanding at December 31, 2022	46,875,000	0.56

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The weighted average fair value of the options granted during the period was R$0.56 per option. The significant data included in the model were: weighted average share price of R$3.10 on the grant date, exercise price presented above, volatility of 33.88%, no dividend yield, an expected option life of three years and a risk-free annual interest rate of 12.49%.
New Lavoro Equity Plan
The Group intends to implement a long-term incentive plan (the “New Lavoro Equity Plan”) in which eligible participants may include members of our management, our employees and our directors. Beneficiaries under the New Lavoro Equity Plan will be granted equity awards pursuant to the terms and conditions of the New Lavoro Equity Plan and any applicable award agreement. The final eligibility of any beneficiary to participate in and the terms and conditions of the applicable equity awards will be determined by our board of directors.
Earnings per share
As the interim condensed combined financial statements have been prepared on a combined basis and no share capital is presented, the basic and diluted EPS was calculated by dividing the profit for the period attributable to net investment of the parent by the ordinary shares of Lavoro Limited outstanding upon the consummation of the merger (see note 1) net of treasury shares, which is 113,602,280 ordinary shares.
Additionally for the diluted EPS calculation also consider the dilutive effect of the stock option plan, as presented below:
	Thousands
	December 31, 2022	December 31, 2021
Ordinary shares of Lavoro Limited for basic EPS	113,602	113,602
Effects of dilution from:
Stock Options(i)	1,632	—
Number of ordinary shares adjusted for the effect of dilution	115,234	113,602
	December 31, 2022	December 31, 2021
Profit for the period attributable to net investment of the parent	209,310	121,039
Basic earnings per share	1.84	1.07
Diluted earnings per share	1.82	1.07

(i)
Based on the numbers of shares reserved by Lavoro Limited to the Lavoro Share Plan, as explained above.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
24.
Revenue from contracts with customers

Below is revenue from contracts with customers disaggregated by product line and geographic location:
	December 31, 2022	December 31, 2021
Retail sales
Brazil	4,365,020	3,286,206
Colombia	566,064	538,962
	4,931,084	3,825,168
Private Label products
Brazil	491,539	162,475
Services
Colombia	83,552	27,138
Total Revenues	5,506,175	4,014,781
Summarized by region
Brazil	4,856,559	3,448,681
Colombia	649,616	566,100

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
25.
Costs and expenses by nature

The breakdown of costs and expenses by nature is as follows:
	December 31, 2022	December 31, 2021
Cost of inventory(i)	4,345,018	3,291,330
Personnel expenses	298,485	217,230
Maintenance of the units	15,456	15,085
Consulting, legal and other professional services	50,234	58,956
Freight on sales	27,566	21,653
Commissions	27,931	18,027
Storage	3,017	2,465
Travels	16,818	10,066
Depreciation	8,240	4,256
Amortization of intangibles	35,677	33,772
Amortization of rights of use	24,170	22,185
Taxes and fees	14,626	10,664
Short term rentals	14,309	7,568
Business events	4,930	1,683
Marketing and advertising	7,138	11,390
Insurance	4,374	1,103
Utilities	11,209	5,048
Allowance for expected credit losses	17,838	888
Losses and damages of inventories	6,103	8,764
Fuels and lubricants	13,857	8,686
Legal fees	2,081	2,829
Other administrative expenditures	50,213	26,109
Total	4,999,290	3,779,757
Classified as:
Cost of goods sold	4,380,852	3,314,690
Sales, general and administrative expenses	618,438	465,067

(i)
Includes fair value on inventory sold from acquired companies, in the amounts of R$13,557 and R$ 15,853 respectively for the six-month period December 31, 2022 and 2021.

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
26.
Finance income (costs)

	December 31, 2022	December 31, 2021
Finance income
Interest from cash equivalents	4,631	4,674
Interest arising from revenue contracts	139,450	186,101
Foreign exchange differences	—	7,435
Gain on fair value of commodity forward contracts	—	2,168
Other	15,802	38
Total	159,883	200,416
Finance costs
Interest on borrowings	(155,645)	(16,112)
Interest on leases	(8,327)	(5,496)
Interest on trade payables and acquisitions of subsidiary	(279,176)	(217,107)
Foreign exchange differences	(7,705)	—
Loss on changes in fair value of derivative instruments	(7,513)	(2,063)
Loss on fair value of commodity forward contracts	(4,974)	—
Other	(12,220)	(9,753)
Total	(475,560)	(250,531)
Finance costs, net	(315,677)	(50,115)

27.
Non-cash transactions

The Group carries out non-cash transactions which are not reflected in the statement of cash flows.
The Group had non-cash transactions related to the acquisition of subsidiaries through the issuance of shares and accounts payable as described in Note 18.
The Group had non-cash transaction related to the acquisition of non-controlling interest through the exchange of shares as described in Note 23.
The Group also had non-cash additions to right-of-use assets and lease liabilities of R$43,969 in the six-month period ended December 31, 2022 (R$66,480 in the six-month period ended December 31, 2021).
28.
Subsequent events

•
Acquisition of Cromo Indústria Química Ltda. (“Cromo”)

On January 13, 2023, the Group entered into an agreement for the acquisition of a 70% interest in Cromo Indústria Química Ltda., or “Cromo.” The purchase price of the acquisition totaled R$21,700, and is expected to be paid in cash in three installments: R$10,800 on the closing date, R$5,400 a year after the closing date and R$5,400 two years after the closing date.
The completion of this acquisition is subject to the fulfilment of conditions precedent customary for this type of transaction, including the approval by the regulatory authorities in Brazil, and has not been completed by the Group as of the issuance date of these interim financial statements.
•
Acquisition of Referencia Agroinsumos LTDA. (“Referencia”)

On February 28, 2023, the Group entered into an agreement for the acquisition of a 70% interest in Referencia Agroinsumos LTDA., or “Referencia Agro.” The purchase price of the acquisition totaled

Notes to the interim condensed combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
R$140,000 and is expected to be paid in cash in two installments: R$105,000 on the closing date and R$35,000 a year after the closing date.
The completion of this acquisition is subject to the fulfilment of conditions precedent customary for this type of transaction, which include obtaining the requisite approvals from the relevant regulatory authorities in Brazil, and has not been completed by the Group as of the issuance date of these interim financial statements.
•
New financing transactions

Subsequent to December 31, 2022, certain of our Brazilian and Colombian subsidiaries entered into a number of financing agreements totaling an aggregate principal amount of R$137,400, with interest rates ranging from CDI Rate plus 2.47% to 5.66% and maturities ranging from May 2023 to March 2026 and COP$8,000,000, with interest rates up to 19.59% at a fixed rate and maturities to March 2024. These new financing transactions are in line with our business plan and reflect the seasonality of our business as the last quarter usually demands additional working capital.

Combined statement of financial position
As of June 30, 2022 and 2021
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	2022	2021
Assets
Current assets
Cash equivalents	5	254,413	459,458
Trade receivables	6	1,794,602	1,467,200
Inventories	9	1,749,041	849,143
Taxes recoverable	10	93,725	88,400
Derivative financial instruments		7,677	—
Commodity forward contracts	11	32,800	127,671
Advances to suppliers	12	383,257	442,408
Other assets		60,165	31,842
Total current assets		4,375,680	3,466,122
Non-current assets
Financial investments		1,344	—
Trade receivables	6	39,751	—
Other assets		2,473	1,754
Right of use assets	13	140,179	64,296
Judicial deposits		3,887	4,583
Tax recoverable	10	50,937	—
Deferred tax assets	21	200,986	114,748
Property, plant and equipment	14	146,205	93,260
Intangible assets	15	724,321	656,810
Total non-current assets		1,310,083	935,451
Total assets		5,685,763	4,401,573
Liabilities
Current liabilities
Trade payables	17	2,301,700	1,563,664
Lease liabilities	13	69,226	34,525
Borrowings	18	681,217	221,772
Payables for the acquisition of subsidiaries	19	111,684	215,158
Derivative financial instruments		7,121	5,126
Commodity forward contracts	11	27,038	128,243
Salaries and social charges		187,285	88,385
Taxes payable		34,216	32,805
Dividends payable		411	6,854
Advances from customers	23	320,560	509,403
Other liabilities		95,893	62,137
Total current liabilities		3,836,351	2,868,072
Non-current liabilities
Leases liabilities	13	86,027	40,613
Borrowings	18	29,335	20,632
Payables for the acquisition of subsidiaries		52,747	—
Provision for contingencies	22	2,966	3,602
Other liabilities		1,119	484
Deferred tax liabilities		7,491	—
Total non-current liabilities		179,685	65,331
Net investment
Net investment from the Parent	25	1,451,647	1,345,114
Non-controlling interests		218,080	123,056
Total net investment		1,669,727	1,468,170
Total liabilities and net investment		5,685,763	4,401,573
The accompanying notes are an integral part of these combined financial statements.

Combined statement of profit or loss
For the years ended June 30, 2022, 2021 and 2020
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	2022	2021	2020
Revenue	26	7,746,534	5,098,545	2,706,281
Cost of goods sold	27	(6,421,037)	(4,362,657)	(2,384,080)
Gross profit		1,325,497	735,888	322,201
Operating expenses
Sales, general and administrative expenses	27	(1,022,388)	(619,506)	(394,657)
Other operating income, net		56,759	15,618	10,795
Operating profit (loss)		359,868	132,000	(61,661)
Finance Income (costs)
Finance income	28	426,933	227,099	55,489
Finance costs	28	(646,377)	(312,892)	(168,706)
Profit (loss) before income taxes		140,424	46,207	(174,878)
Income taxes
Current	21	(111,409)	(61,676)	(23,544)
Deferred	21	78,747	37,000	76,919
Profit (loss) for the year		107,762	21,531	(121,503)
Attributable to:
Net investment of the Parent		78,170	38,390	(108,700)
Non-controlling interests		29,592	(16,859)	(12,803)
The accompanying notes are an integral part of these combined financial statements.

Combined statement of comprehensive income
For the years ended June 30, 2022, 2021 and 2020
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2022	2021	2020
Profit (loss) for the year	107,762	21,531	(121,503)
Items that may be reclassified to profit or loss in subsequent periods Exchange differences on translation of foreign operations	(34,263)	(16,436)	25,864
Total comprehensive income (loss) for the year	73,499	5,095	(95,639)
Attributable to:
Net investment of the Parent	45,630	22,346	(83,454)
Non-controlling interests	27,829	(17,251)	(12,185)
The accompanying notes are an integral part of these combined financial statements.

Combined statement of changes in Net investment
For the years ended June 30, 2022, 2021 and 2020
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	Net investment of the Parent	Non-controlling interests	Total Net Investment
At June 30, 2019		378,643	81,055	459,698
Capital contributions	25	492,004	—	492,004
Acquisition of subsidiaries	20	(104)	670	566
Loss for the year		(108,700)	(12,803)	(121,503)
Exchange differences on translation of foreign operations		25,864	—	25,864
At June 30, 2020		787,707	68,922	856,629
Capital contributions	25	554,735	100,350	655,085
Acquisition of non-controlling interests	25	(22,071)	(57,422)	(79,493)
Acquisition of subsidiaries	20	2,789	28,065	30,854
Profit for the year		38,390	(16,859)	21,531
Exchange differences on translation of foreign operations		(16,436)	—	(16,436)
At June 30, 2021		1,345,114	123,056	1,468,170
Capital contributions	25	190,003	12,422	202,425
Dividends paid		(131,979)	(1,090)	(133,069)
Acquisition of non-controlling interests	25	(3,257)	(31,094)	(34,351)
Acquisition of subsidiaries	20	6,136	86,917	93,053
Profit for the year		78,170	29,592	107,762
Exchange differences on translation of foreign operations		(32,540)	(1,723)	(34,263)
At June 30, 2022		1,451,647	218,080	1,669,727
The accompanying notes are an integral part of these combined financial statements.

Combined statement of cash flows
For the years ended June 30, 2022, 2021 and 2020
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Notes	2022	2021	2020
Operating activities
Profit (loss) for the year		107,762	21,531	(121,503)
Adjustments for:
Allowance for expected credit losses	6 and 27	27,393	11,094	86,901
Foreign exchange differences	28	1,957	(12,759)	78,728
Accrued interest expenses	28	594,076	295,169	70,103
Interest arising from revenue contracts	28	(407,449)	(204,744)	(49,010)
Loss (gain) on derivatives	28	26,323	4,883	(4,260)
Other finance income (cost), net	28	22,440	12,042	12,254
Fair value on commodity forward contracts	28	(9,200)	(6,337)	6,909
Income taxes	21	32,662	24,676	(53,375)
Amortization of intangibles	27	57,607	29,717	20,024
Amortization of right of use assets	27	51,203	17,997	10,862
Depreciation	27	9,697	5,717	5,770
Losses and damages of inventories	27	23,339	9,808	726
Gain on bargain purchase	20	(18,295)	—	—
Contingencies provision		(11,998)	(3,564)	(38)
Others		(26,495)	(7,484)	9,633
		481,022	197,746	73,724
Changes in operating assets and liabilities:
Assets
Trade receivables		19,563	262,671	(88,585)
Inventories		(721,602)	5,745	(19,916)
Advances to suppliers		74,542	(201,351)	(43,234)
Derivative financial instruments		(7,677)	—	23,765
Taxes recoverable		(41,685)	(23,374)	(14,692)
Other receivables		(6,765)	4,493	(29,992)
Liabilities
Trade payables		273,611	(316,575)	(46,855)
Advances from customers		(207,440)	187,035	130,912
Derivative financial instruments		(24,328)	(14,250)	—
Salaries and social charges		91,540	46,363	24,969
Taxes payable		(39,463)	25,518	8,674
Other payables		(2,237)	25,051	31,880
Interest paid on borrowings	18	(7,401)	(30,424)	(23,009)
Interest paid on trade payables and lease liabilities		(360,665)	(208,938)	(27,860)
Interest received from revenue contracts		310,967	179,796	28,120
Income taxes paid		(76,546)	(85,682)	(39,334)
Net cash flows (used in) from operating activities		(244,564)	53,824	(11,433)
Investing activities:
Acquisition of subsidiary, net of cash acquired	19 and 20	(213,212)	(283,171)	(247,145)
Acquisition of non-controlling interests	25	(34,351)	(79,493)	—
Additions to property, plant and equipment and intangible assets		(47,697)	(34,940)	(33,840)
Proceeds from the sale of property, plant and equipment		1,309	4,242	551
Net cash flows used in investing activities		(293,951)	(393,362)	(280,434)
The accompanying notes are an integral part of these combined financial statements.

	Notes	2022	2021	2020
Financing activities:
Proceeds from borrowings	18	615,984	466,280	62,105
Repayment of borrowings	18	(299,613)	(472,909)	(171,439)
Payment of principal portion of lease liabilities		(45,814)	(7,957)	(1,673)
Dividends paid		(139,512)	—	—
Capital contributions		202,425	655,085	492,004
Net cash flows provided by financing activities		333,470	640,499	380,997
Net (decrease) increase in cash equivalents		(205,045)	300,961	89,130
Cash equivalents at beginning of year		459,458	158,497	69,367
Cash equivalents at end of year		254,413	459,458	158,497

The accompanying notes are an integral part of these combined financial statements.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
1.   Background information
(a)   The Lavoro Group and Lavoro Agro Limited
The Lavoro Group (“Lavoro” or the “Group”) is one of the main agricultural input distribution platforms in Latin America, with relevant agricultural input distribution operations in Brazil and Colombia, and an early stage agricultural input trading company in Uruguay. The Group offers farmers a complete portfolio of products and services with the goal of helping farmer customers succeed by providing multi-channel support.
The Group is owned by investment funds ultimately controlled by Patria Investments Limited (the “Parent”), a manager of alternative assets with its shares listed on the NASDAQ.
The Group includes the following legal entities: (i) Lavoro Agro Holding S.A. and its subsidiaries (“Lavoro Holding”) which was incorporated in 2017 and is domiciled in the city of São Paulo, Brazil (ii) Crop Care Holding S.A., and its subsidiaries (“Crop Care”) which was incorporated in 2018 and is domiciled in the city of São Paulo, Brazil and (iii) Lavoro Colombia S.A.S. and its subsidiaries ( Lavoro Colombia”) which was incorporated in 2021 and is domiciled in the city of Bogotá, Colombia.
The Group is currently undergoing a reorganization whereby Lavoro Brazil, Crop Care and Lavoro Colombia were contributed to, and became subsidiaries of Lavoro Agro Limited a Cayman Islands exempted company with limited liability which was incorporated on November 21, 2021 to become the holding company of all the operations of the Group.
Lavoro Limited, incorporated on August 22, 2022, and TPB Acquisition Corporation I (“TPB Acquisition Corp.”) (Nasdaq: TPBA, TPBAW, TPBAU), a special purpose acquisition company sponsored by The Production Board (“TPB”), signed an agreement on September 14, 2022, pursuant which they have entered into a definitive business combination agreement that will result in Lavoro Limited becoming a U.S. publicly listed company at NASDAQ. Following the consummation of the business combination, Lavoro Limited will become the holding company of all the operations of the Group and will be the predecessor for financial reporting purposes.
(b)   The Group’s business
The Group initiated its operations in 2017 and has expanded mainly through mergers and acquisitions in the distribution of agricultural inputs such as crop protection products, fertilizers, seeds and specialty inputs (foliar fertilizers, biologicals, adjuvants and organominerals) and its production through its proprietary portfolio of products under the crop care segment.
Through Crop Care, the Group operates as an importer and producer of post-patent agricultural inputs, specifically in the specialties sector, through its own factories manufacturing plants. The inputs produced are delivered through the Group’s own distribution channels and by means of direct sales to customers.
The Group operates in Brazil and Colombia in the agricultural input distribution market through its own stores and sells agricultural inputs and products, in particular fertilizers, seeds, and pesticides. The Group’s customers are rural producers that operate in the production of cereals, mainly soybeans and corn, in addition to cotton, citrus and fruit and vegetable crops, among others.
Agribusiness is subject to a relevant seasonality throughout the year, especially due to the crop cycles that depend on specific weather conditions. Operations, especially in Brazil, have unique weather conditions compared to other countries producing agricultural commodities, making it possible to harvest two to three crops in the same area per year. Thus, considering that the activities of the Group’s customers are directly related to crop cycles, which are seasonal in nature, revenues and cash flows from sales may also be substantial seasonality.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(c)   Relevant events
•
Acquisitions

The Group performed several business acquisitions during the years ended June 30, 2022, 2021 and 2020 and the total consideration for the acquisitions were R$326,598, R$566,771 and R$271,211, respectively which might include cash, amounts payable in installments and issuance of shares. The acquisitions are further described in note 20. Additionally, the Group completed acquisitions subsequent to June 30, 2022, which are described in note 30.
•
Ongoing armed conflict between Russia and Ukraine

As a result of the current geopolitical tensions and conflict between Russia and Ukraine, and the recent recognition by Russia of the independence of the self-proclaimed republics of Donetsk and Luhansk in the Donbas region of Ukraine, the governments of the United States, the European Union, Japan and other jurisdictions have recently announced the imposition of sanctions on certain industry sectors and parties in Russia, Belarus and the regions of Donetsk and Luhansk, as well as enhanced export controls on certain products and industries. These and any additional sanctions and export controls, as well as any counter responses by the governments of Russia or other jurisdictions, could adversely affect, directly or indirectly, the global supply chain, with negative implications on the availability and prices of agricultural commodities and raw materials (including petrol, which would affect the price of agricultural inputs), energy prices, and Group`s customers, as well as the global financial markets and financial services industry and the global supply chain in general.
As a result, in particular, the availability and pricing of fertilizers for the 2022/2023 soy harvest is subject to significant uncertainty in Brazil. From a supply point of view, Brazil is highly dependent on fertilizers imports, and Russia and Belarus hold a market share in Brazilian soil fertilizer imports of approximately 26% to 30%, respectively (a share which is higher for potash-based products). The Group currently purchases all of Group`s fertilizers from suppliers based in Brazil, but most of Group`s fertilizer suppliers conduct or have conducted imports, to some degree, from sources in Russia and Belarus. Fertilizers represented approximately 20% of Group`s net revenues in the fiscal year (14% of Group`s net revenues in the fiscal year ended June 30, 2021). In addition, fertilizer prices, which had already risen before the conflict, have continued to rise and have led producers to delay purchase negotiations. As a result of such supply risk and the slow pace of the market at present, the Group expects that there may be shortages of some types of fertilizers (mainly for potash-based products) as well as a reduction in the total volume of fertilizers used in Brazil is possible for the 2022/2023 harvest when compared to the 2021/2022 crop).
The Group does not believe that this will cause any material adverse effects on Group`s business during the 2021/2022 crop year, given that the Group has delivered substantially all soy and corn fertilizer for the crop year. However, for the 2022/2023 harvest, given current market conditions, the Group expects the volume of fertilizers sold by us to be adversely affected, which may adversely affect Group`s results of operations, in particular if the Group is unable to mitigate reduced fertilizer sales volumes through measures such as price increases of other products. The Group may also be unsuccessful in finding alternative direct imports from non-sanctioned regions or in increasing Group`s prices to reflect increased supply costs in the future.
(d)   Impacts of the COVID-19 pandemic
In relation to the impacts caused by the COVID-19 pandemic, the following has been assessed by the Group:
a)
Actions taken by the Group as a result of COVID-19 and possible impacts on its Internal controls;

b)
Increased risk of losses on financial assets (IFRS 9 — Financial Instruments);

c)
Realizable value of inventories (IAS2 — Inventories);

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
d)
Impact on revenue and margins;

e)
Impairment of fixed and intangible assets (IAS 36 — Reduction to the Recoverable Value of Assets);

f)
Analysis of the Group’s operational continuity;

g)
Cash flow impacts on credit access to borrowings.

The Group did not identify any relevant impacts on the combined financial statements for the years ended June 30, 2022 and 2021.
The Group continues to monitor macro-economic trends and its respective government responses, as well as its effects on customer’s behavior.
2.   Basis of preparation of the combined financial statements
(a)   Basis of preparation and presentation
The combined financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (“IASB”).
The combined financial statements include balances and results of operations of the entities listed in note 2 (c) above which were under the common control of the Parent for all periods presented.
IFRS provides no guidelines for the preparation of combined financial statements. As such, based on guidance in International Accounting Standards (“IAS”) 8, Accounting Policies, Changes in Accounting Estimates and Errors, paragraphs 10 through 12, the Group developed and applied an accounting policy considering the most recent pronouncements of other standard setting bodies that use a similar conceptual framework to develop accounting standards, other accounting literature and industry practices.
The Group applied IFRS for the first time for the year ended June 30, 2021, with a transition date of July 1, 2019. The adoption of IFRS 1, First time Adoption of International Financial Reporting Standards, required that the Group adopt accounting policies based on the standards and related interpretations effective at the reporting date of its first annual IFRS financial statements. These accounting policies were applied as of the date of transition to IFRS and throughout all periods presented in the first IFRS combined financial statements. In accordance with IFRS 1, assets and liabilities were recognized and measured in accordance with those IFRS required to be applied as of July 1, 2019. The Group did not use any of the mandatory exceptions and optional exemptions to full retrospective application of IFRS set out within IFRS 1 requires that an entity explains how the transition from previous generally accepted accounting principles (“GAAP”) to IFRS affected its reported financial position, financial performance and cash flows. As the Group neither prepared nor reported a complete set of financial statements in the past, these reconciliations from previous GAAP to IFRS were not required.
The combined financial statements have been prepared under the historical cost basis, except for financial assets and financial liabilities (including commodity forward contracts and derivative instruments) at fair value through profit or loss.
The combined financial statements are presented in Brazilian reais (“BRL” or “R$”), which is the Group’s functional currency. All amounts are rounded to the nearest thousand (R$000), except when otherwise indicated.
The Group has prepared the combined financial statements on the basis that it will continue as a going concern.
On December 01, 2022, the issuance of the combined financial statements was approved by the Group’s Board of Directors.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(b)   Significant accounting judgments, estimates and assumptions
Use of critical accounting estimates and judgments
The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, revenues, income, and expenses. These estimates are based on Management’s experience and knowledge, information available at the reporting date and other factors, including expectations of future events that are believed to be reasonable under normal circumstances. Any changes in facts and circumstances may lead to a revision of these estimates. Actual results could differ from these estimates.
The estimates and assumptions are revised on an ongoing basis. Revisions to estimates are recognized on a forward-looking basis. The significant estimates and judgments applied by the Group in the preparation of these combined financial statements are presented in the following notes:
Note	Significant estimates and judgments
7	Allowance for expected credit losses
11	Commodity forward contracts
16	Impairment testing of non-financial assets
20	Business combination
21	Deferred income taxes recoverability
(c)   Basis of combination procedures
As mentioned above, the scope of combination for the combined financial statements was determined based on the principles of the legal reorganization approach. This approach is based on the fact that the economic activities that form a new entity were not managed as one division in the past, but the entities are legally bound together through a common control reorganization process. During the reporting periods of the combined financial statements, the assets and liabilities forming the Group were under the common control of the Parent. Control is established when the Group is exposed or has a right to variable returns arising from its equity interest in a subsidiary and can affect those returns through its voting power in relation to the investee.
Lavoro’s fiscal year end is June 30. The combined financial statements are prepared for the same reporting periods, using consistent accounting policies.
All unrealized intra-group and intercompany balances, transactions, gains and losses relating to transactions between group companies were eliminated in full.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Subsidiaries whose financial statements have been included in the consolidation of Lavoro Brazil, Crop Care and Lavoro Colombia, are as follows:
			Direct and indirect control
Name	Core activities	Location	2022	2021	2020
Lavoro Brasil:
Lavoro Agro Holding S.A.	Holding	São Paulo – Brazil	100%	100%	100%
Lavoro Agrocomercial S.A.	Distributor of agricultural inputs	Rondonópolis – Brazil	97.42%	91.65%	82.25%
Impacto Insumos Ltda.(i)	Distributor of agricultural inputs	Sorriso – Brazil	—%	—%	82.25%
Agrocontato Comércio e Representações de Produtos Agropecuários S.A.	Distributor of agricultural inputs	Sinop – Brazil	97.42%	91.65%	82.25%
PCO Comércio, Importação, Exportação e Agropecuária Ltda.	Distributor of agricultural inputs	Campo Verde – Brazil	97.42%	91.65%	82.25%
Agrovenci Distribuidora de Insumos Agrícolas Ltda. (MS)(ii)	Distributor of agricultural inputs	Chapadão do Sul – Brazil	86,22%	—	—
Produtiva Agronegócios Comércio e Representação Ltda.	Distributor of agricultural inputs	Paracatu – Brazil	87.40%	—	—
Facirolli Comércio e Representação S.A. (Agrozap)	Distributor of agricultural inputs	Uberaba – Brazil	62.61%	—	—
Agrovenci Comércio, Importação, Exportação e Agropecuária Ltda.	Distributor of agricultural inputs	Campo Verde – Brazil	97.42%	91.65%	82.25%
Central Agrícola Rural Distribuidora de Defensivos Ltda.	Distributor of agricultural inputs	Vilhena – Brazil	97.42%	91.65%	82.25%
Distribuidora Pitangueiras de Produtos Agropecuários S.A.	Distributor of agricultural inputs	Ponta Grossa – Brazil	86,22%	86.22%	70%
Produtec Comércio e Representações S.A.	Distributor of agricultural inputs	Cristalina – Brazil	87.40%	72.42%	64.75%
Qualiciclo Agrícola S.A.	Distributor of agricultural inputs	Limeira – Brazil	61%	61%	—
Desempar Participações Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	86.2%	86.2%	—
Denorpi Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	86.2%	86.2%	—
Deragro Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	86.2%	86.2%	—

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
			Direct and indirect control
Name	Core activities	Location	2022	2021	2020
Desempar Tecnologia Ltda.	Holding	Palmeira – Brazil	86.2%	86.2%	—
Futuragro Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	86.2%	86.2%	—
Plenafértil Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	86.2%	86.2%	—
Realce Distribuidora de Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Palmeira – Brazil	86.2%	86.2%	—
Cultivar Agrícola Comércio, Importação e Exportação S.A.	Distributor of agricultural inputs	Chapadão do Sul – Brazil	63.58%	63.58%	—
América Insumos Agrícolas Ltda.	Distributor of agricultural inputs	Sorriso – Brazil	97.42%	91.65%	—
Integra Soluções Agrícolas Ltda.	Distributor of agricultural inputs	Catalão – Brazil	87.4%	72.42%	—
Nova Geração	Distributor of agricultural inputs	Pinhalzinho – Brazil	61%	—	—
Lavoro Colômbia:
Lavoro Colombia S.A.S.	Holding	Bogota – Colombia	94.9%	—	—
Crop Care Colombia	Distributor of agricultural inputs	Bogota – Colombia	94.9%	100%	100%
Agricultura y Servicios S.A.S.	Distributor of agricultural inputs	Ginebra – Colombia	94.9%	97.61%	97.61%
Fertilizantes Liquidos y Servicios S.A.S.(iii)	Distributor of agricultural inputs	Cali – Colombia	—%	97.61%	97.61%
Grupo Cenagro S.A.S.	Distributor of agricultural inputs	Yumbo – Colombia	94.9%	—	—
Cenagral S.A.S	Distributor of agricultural inputs	Yumbo – Colombia	94.9%	—	—
Grupo Gral S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	94.9%	100%	100%
Agrointegral Andina S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	94.9%	100%	100%
Servigral Praderas S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	94.9%	100%	100%
Agroquímicos para la Agricultura Colombiana S.A.S.	Distributor of agricultural inputs	Bogota – Colombia	94.9%	100%	100%

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
			Direct and indirect control
Name	Core activities	Location	2022	2021	2020
Crop Care:
Crop Care Holding S.A.	Holding	São Paulo – Brazil	100%	100%	100%
Perterra Insumos Agropecuários S.A.	Private label products	São Paulo – Brazil	100%	100%	100%
Araci Administradora de Bens S.A.	Private label products	São Paulo – Brazil	100%	100%	100%
Union Agro S.A	Private label products	Pederneiras – Brazil	73.00%	—	—
Agrobiológica Sustentabilidade S.A.	Private label products	São Paulo – Brazil	65.13%	65.13%	100%
Agrobiológica Soluções Naturais Ltda.	Private label products	Leme – Brazil	65.13%	65.13%	—
Perterra Trading S.A.	Private label products	Montevideu – Uruguay	100%	—	—

(i)
Impacto Insumos Ltda.was merged in May 2021 with another entity within the Group.

(ii)
Agrovenci Distribuidora de Insumos Agrícolas Ltda. was incorporated in August 2021.

(iii)
Fertilizantes Liquidos y Servicios S.A.S.was merged in May 2022 with another entity within the Group.

3.   Summary of significant accounting policies
The significant accounting policies applied in the preparation of the combined financial statements have been included in the related explanatory notes and are consistent in all reporting years.
(a)   New accounting standards, interpretations and amendments adopted starting July 1, 2019:
The following new accounting standards, interpretations and amendments were adopted starting July 1, 2019:
•
IFRS 16 Leases;

•
IFRIC Interpretation 23 Uncertainty over Income Tax Treatments;

•
Amendments to IFRS 9 Prepayment Features with Negative Compensation;

•
Amendments to IAS 28 Long-term Interests in Associates and Joint Ventures;

•
Amendments to IAS 19 Plan Amendment, Curtailment or Settlement;

•
Annual IFRS Improvement Process;

•
IFRS 3 Business Combinations — Previously held Interests in a joint operation;

•
IFRS 11 Joint Arrangements — Previously held Interests in a joint operation;

•
IAS 12 Income Taxes — Income tax consequences of payments on financial instruments classified as equity;

•
IAS 23 Borrowing Costs — Borrowing costs eligible for capitalization;

•
Definition of ‘material’: modification in IAS I “Presentation of Financial Statement” and IAS 8 —  Accounting Policies, Changes in Accounting Estimates and Errors;

•
Business definition: modification of IFRS 3 — Business Combinations;

•
IBOR Renovation: modification in IFRS 9, IAS 39 and IFRS 7 — “Financial Instruments”;

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
•
Conceptual Structure Reviewed for Financial Reports;

•
Benefits Related to Covid-19 Granted to Leases: modification in IFRS 16 — “Leases”;

•
Interest Rate Benchmark Reform — Phase 2: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16; and

•
Covid-19-Related Rent Concessions beyond 30 June 2021 Amendments to IFRS 16.

The adoption of these new standards and interpretations did not have a material effect on the combined financial statements.
(b)   New accounting standards, interpretations and amendments issued but not yet effective
Some accounting standards and interpretations have been issued, but are not yet effective.
The Group has not early adopted any of these standards and does not expect these standards to have a material impact on the financial statements in subsequent periods.
New and amended standards and interpretations issued, but not yet effective up to the date of the issuance of the Group’s combined financial statements are as follows:
•
Reference to the Conceptual Framework — Amendments to IFRS 3;

•
Property, Plant and Equipment: Proceeds before Intended Use — Amendments to IAS 16;

•
IFRS 1 First-time Adoption of International Financial Reporting Standards — Subsidiary as a first-time Adopter;

•
IFRS 9 Financial Instruments — Fees in the ‘10 per cent’ test for derecognition of financial liabilities;

•
IAS 41 Agriculture — Taxation in fair value measurements; and

•
Onerous Contracts — Costs of Fulfilling a Contract — Amendments to IAS 37.

•
Amendments to IAS 1: Classification of Liabilities as Current or Non-current;

•
Definition of Accounting Estimates — Amendments to IAS 8;

•
Disclosure of Accounting Policies — Amendments to IAS 1 and IFRS Practice Statement 2.

•
Deferred Tax related to Assets and Liabilities arising from a Single Transaction — Amendments to IAS 12: requires the recognition of deferred tax on transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences. It will apply to transactions such as leases of lessees and decommissioning obligations and will require the recognition of additional deferred tax assets and liabilities. The amendment should be applied to transactions that occur on or after the beginning of the earliest comparative period presented.

The Group intends to adopt these new standards, amendments and interpretations, if applicable, when they become effective, the Group does not expect them to have a material impact on the financial statements, except for the Amendment to IAS 12 that the Group is evaluating the impact.
(c)   Foreign currency
(i)   Functional currency and presentation
The combined financial statements are presented in Brazilian reais (“R$”), which is the Group’s functional currency.
The Group determines the functional currency of each of the combined entities. Items included in the financial statements of each entity are measured using that functional currency. The functional currency for

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
the majority of the Group’s entities is the Brazilian real. (Brazil Cluster and Crop Care Cluster — see Note 4), except to companies in Colombia for which the functional currency if the Colombian peso (COP$).
On combination, the operations in Colombia are translated into Brazilian reais, as follows:
(i)
Assets and liabilities are translated into Reais at the closing exchange rate prevailing at the reporting date;

(ii)
Profit or loss items are translated at the average monthly exchange rate; and

(iii)
Exchange differences arising on translation are recognized in other comprehensive income.

On disposal of a foreign operation, the component of other comprehensive income relating to that particular foreign operation is reclassified to profit or loss. Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amounts of assets and liabilities arising on the acquisition are treated as assets and liabilities of the foreign operation and translated at the spot rate of exchange at the reporting date.
(j)   Transactions and balances
Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition.
Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in the statement of profit or loss.
Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognized in other comprehensive income or profit or loss are also recognized in other comprehensive income, respectively).
(d)   Current versus non-current classification
The Group presents assets and liabilities in the statement of financial position based on current/non-current classification. An asset is current when it is:
•
Expected to be realized or intended to be sold or consumed in the normal operating cycle;

•
Held primarily for the purpose of trading;

•
Expected to be realized within twelve months after the reporting period; or

•
Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period.

All other assets are classified as non-current.
A liability is current when:
•
It is expected to be settled in the normal operating cycle;

•
It is held primarily for the purpose of trading;

•
It is due to be settled within twelve months after the reporting period; or

•
There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.
The Group classifies all other liabilities as non-current Deferred tax assets and liabilities are classified as non-current assets and liabilities.
4.   Segment information
(a)   Reportable segments by management
The chief operating decision-maker of the Group (the “CODM”) is the board of directors which is responsible for allocating resources among operating segments and assessing their performance and for making strategic decisions.
The determination of the reportable segments is based on internal reports reviewed by the CODM, which include considerations in relation to risks and returns, organizational structure, etc. Certain expenses across segments are allocated based on reasonable allocation criteria, such as revenues or historical trends.
The Group’s reportable segments are the following:
•
Brazil Cluster: includes group companies located in Brazil that sell agricultural inputs.

•
LATAM Cluster: includes group companies that are located outside of Brazil, and currently concentrated in Colombia;

•
Crop Care Cluster: includes companies that produce and import its own portfolio of proprietary products including off-patent crop protection and specialty products (e.g, biologicals and special fertilizers).

(b)   Financial information by segment
Main assets and liabilities as of June 30, 2022:
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Adjustments(i)	Combined
Main Assets
Cash equivalents	183,000	16,400	41,100	13,913	254,413
Trade receivables	1,337,800	306,600	155,600	(5,398)	1,794,602
Inventories	1,381,100	173,800	121,600	72,541	1,749,041
Advances to Suppliers	172,400	1,400	73,600	135,857	383,257
Total assets(ii)	4,297,400	582,600	493,300	312,463	5,685,763
Main Liabilities
Trade payables	1,891,800	309,400	37,000	63,500	2,301,700
Borrowings	549,600	40,500	110,500	9,952	710,552
Advances from customers	420,600	8,000	31,400	(139,440)	320,560
Total liabilities(ii)	4,297,400	582,600	493,300	312,463	5,685,763

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2022, pro forma adjustments related to the Agrozap and Nova Geração acquisitions are not included in the CODM reports. See Note 20.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Statement of profit or loss data for the year ended June 30, 2022:
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Corporate	Eliminations between segments(ii)	Adjustments(i)	Combined
Revenue	6,643,900	1,197,100	438,600	—	(112,300)	(420,766)	7,746,534
Cost of goods sold	(5,606,500)	(991,400)	(249,300)	—	112,300	313,863	(6,421,037)
Sales, general and administrative expenses	(597,900)	(115,200)	(91,800)	(18,400)	—	(80,581)	(903,881)
Other operating income, net	(105,000)	(2,000)	(500)	42,800	—	121,459	56,759
Financial income (costs)	(190,700)	(11,500)	(9,100)	(5,300)	—	(2,844)	(219,444)
Income taxes	3,200	(22,700)	(13,900)	1,200	—	(462)	(32,662)
Profit (loss) for the year	31,100	41,600	68,300	4,700	—	(37,938)	107,762
Depreciation and amortization	(115,900)	(12,700)	(5,700)	(15,600)	—	31,393	(118,507)

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2022, pro forma adjustments related to the Agrozap and Nova Geração acquisitions are not included in the CODM reports. See Note 20.

(ii)
Sales between the Crop Care Cluster and the Brazil Cluster.

Main assets and liabilities as of June 30, 2021:
For comparative purposes, management has revised the segment data as June 30, 2021 to include the acquisitions completed within 100 days from June 30, 2021 and subsequent to June 30, 2021 (Cultivar, Desempar, Produtiva, Cenagro, Cenagral and Union)
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Adjustments(i)	Combined
Main Assets
Cash equivalents	419,700	21,100	97,900	(79,242)	459,458
Trade receivables	797,600	276,100	99,200	294,300	1,467,200
Inventories	713,600	157,300	43,800	(65,557)	849,143
Advances to Suppliers	141,600	2,500	13,700	284,608	442,408
Total assets	2,944,200	542,300	156,900	758,173	4,401,573
Main Liabilities
Trade payables	955,700	288,100	21,300	299,048	1,564,148
Borrowings	206,400	35,000	28,500	(27,496)	242,404
Advances from customers	490,500	9,300	15,600	(5,997)	509,403
Total liabilities	2,944,200	542,300	156,900	758,173	4,401,573

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2021, pro forma adjustments related to the Agrozap and Nova Geração acquisitions are not included in the CODM reports.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Statement of profit or loss data for the year ended June 30, 2021:
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Corporate	Eliminations between segments(ii)	Adjustments(i)	Combined
Revenue	5,740,500	1,016,700	204,500	—	(4,100)	(1,859,055)	5,098,545
Cost of goods sold	(4,956,100)	(840,600)	(107,200)	—	4,100	1,537,143	(4,362,657)
Sales, general and administrative expenses	(508,475)	(110,200)	(57,400)	6,375	—	(3,237)	(672,937)
Other operating income, net	(22,874)	(2,000)	(5,800)	15,374	—	30,918	15,618
Financial income (costs)	(100,636)	(6,800)	(4,200)	(2,664)	—	28,507	(85,793)
Income taxes	(20,083)	(16,800)	(7,100)	(6,517)	—	25,824	(24,676)
Profit (loss) for the year	55,564	30,800	17,300	5,036	—	(87,169)	21,531
Depreciation and amortization	(76,769)	(9,500)	(5,500)	(7,531)	—	152,731	53,431

(i)
Management reports reviewed by the CODM include pro forma adjustments in relation to material acquisitions as if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2021, pro forma adjustments related to the Agrozap and Nova Geraçãoacquisitions are not included in the CODM reports.

(ii)
Sales between the Crop Care Cluster and the Brazil Cluster.

Statement of profit or loss data for the year ended June 30, 2020:
For comparative purposes, management has revised the segment data as June 30, 2020 to include the acquisitions completed within 100 days from June 30, 2020 and subsequent to June 30, 2020 (AGP, Produtec, Central, Integra, Qualicitrus, América, Cultivar, Desempar, Produtiva, Cenagro, Cenagral and Union).
Description	Brazil Cluster	Cluster LATAM	Crop Care Cluster	Corporate	Adjustments(i)	Combined
Revenue	4,618,800	780,200	147,500	—	(2,840,219)	2,706,281
Cost of goods sold	(4,061,600)	(642,700)	(67,700)	—	2,387,920	(2,384,080)
Sales, general and administrative expenses	(342,000)	(87,500)	(42,200)	(27,300)	104,343	(394,657)
Other operating income, net	(100,250)	(9,800)	(1,300)	17,350	104,795	10,795
Financial income (costs)	(75,900)	(7,300)	(1,800)	1,800	(30,017)	(113,217)
Income taxes	(6,950)	(5,300)	(5,300)	6,350	64,575	53,375
Profit (loss) for the year	(5,100)	19,100	26,900	(7,600)	(154,803)	(121,503)
Depreciation and amortization	(36,700)	(8,500)	(2,300)	(5,800)	2,796	(50,504)

(i)
Segment information includes pro forma adjustments in relation to material acquisitions in 2021 and 2020 if they had been completed at the beginning of the year. Acquisitions that occurred within 100 days prior to the balance sheet date are not included in the pro forma adjustment. As of June 30, 2020, pro forma adjustments related to Agrozap and Nova Geração acquisitions are included in the segment information.

Revenues from external customers for each product and service is disclosed in note 26, further breakdown in relation to product and service provided by the Group is not available and such information cannot be produced without unreasonable effort.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
5.   Cash equivalents
Accounting policy
Cash equivalents are comprised of short-term highly liquid investments with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to an insignificant risk of changes in value.
	Annual yield	2022	2021
Cash equivalents (Brazil)	100% CDI	237,462	446,155
Cash equivalents (Colombia)	100% DTF	16,951	13,303
Total cash equivalents		254,413	459,458
6.   Trade receivables
Accounting policy
Trade receivables correspond to amounts receivable from customers for the sale of goods or services in the ordinary course of the Group’s business.
A receivable is recognized if an amount of consideration that is unconditional is due from the customer (i.e., only the passage of time is required before payment of the consideration is due). Refer to accounting policies of financial assets in Note 7.
	2022	2021
Trade receivables (Brazil)	1,639,637	1,266,226
Trade receivables (Colombia)	345,830	312,943
(-) Allowance for expected losses	(151,114)	(111,969)
Total	1,834,353	1,467,200
Current	1,794,602	1,467,200
Non-current	39,751	—
The average effective interest rate for June 30, 2022, 2021 and 2020 was 1% per month.
The Group does not have any customer that represents more than 10% of its trade receivables or revenues.
Allowance for expected credit losses
	2022	2021	2020
Opening balance	(111,969)	(89,173)	(9,781)
Increase in allowance(i)	(27,393)	(11,094)	(86,901)
Allowance for credit losses from acquisitions	(16,274)	(12,623)	(14,229)
Trade receivables write-off	3,492	3,058	18,502
Exchange rate translation adjustment	1,030	(2,137)	3,236
Closing balance	(151,114)	(111,969)	(89,173)

(i)
See Note 8(b).

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The aging analysis of trade receivables is as follow:
	2022	2021
Current (not past due)	1,534,224	1,203,320
Overdue
1 to 60 days	93,436	96,798
61 to 180 days	240,320	164,698
181 to 365 days	7,157	47,660
Over 365 days	110,398	66,693
Allowance for expected credit losses	(151,182)	(111,969)
	1,834,353	1,467,200

7.
Financial instruments

Accounting policy
Initial recognition and measurement
(i)   Financial assets
Financial assets are classified, at initial recognition, as subsequently measured at amortized cost and fair value through profit or loss.
The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.
In order for a financial asset to be classified and measured at amortized cost, it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.
The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortized cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows.
Subsequent measurement
For purposes of subsequent measurement, Group’s financial assets are classified in following categories:
•
Financial assets at amortized cost

•
Financial assets at fair value through profit or loss

Financial assets at amortized cost
Financial assets at amortized cost are subsequently measured using the effective interest method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.
Financial assets at fair value through profit or loss
Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognized in the statement of profit or loss.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Derecognition
A financial asset is primarily derecognized when the rights to receive cash flows from the asset have expired.
Impairment
The Group recognizes an allowance for expected credit losses for trade receivables, which is the only debt instruments not held at fair value through profit or loss.
Critical accounting estimates and judgments
The expected credit loss is based on assumptions on the risk of the expected loss. The Group applies judgment in establishing these assumptions, based on the Group’s default history and client’s credit history, the existence of collateral, the customer’s liquidity status, existing market conditions, and future estimates at the end of each year.
(ii)   Financial liabilities:
The Group classifies its financial liabilities in the following categories: (i) measured at amortized cost and (ii) fair value through profit or loss. Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Financial liabilities are derecognized when contractual obligations are withdrawn, canceled, or expired. The difference between the extinguished book value and the consideration paid (including transferred assets or assumed liabilities) is recognized in the statement of income.
The Group’s financial instruments were classified according to the following categories:
	2022
	Amortized cost	Fair value through profit or loss
Assets:
Trade receivables	1,834,353	—
Commodity forward contracts	—	32,800
Derivative financial instruments	—	7,677
Financial investments	1,344	—
Total assets	1,835,697	40,477
Liabilities:
Trade payables	2,301,700	—
Leases liabilities	155,253	—
Borrowings	710,552	—
Payables for the acquisition of subsidiaries	164,431	—
Derivative financial instruments	—	7,121
Salaries and social charges	187,285	—
Taxes payable	34,216	—
Commodity forward contracts	—	27,038
Dividends payable	411
Total liabilities	3,553,848	34,159

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2021
	Amortized cost	Fair value through profit or loss
Assets:
Trade receivables	1,467,200	—
Commodity forward contracts	—	127,671
Total assets	1,467,200	127,671
Liabilities:
Trade payables	1,563,664	—
Leases liabilities	75,138	—
Borrowings	242,404	—
Payables for the acquisition of subsidiaries	215,158	—
Derivative financial instruments	—	5,126
Salaries and social charges	88,385	—
Taxes payable	32,805	—
Commodity forward contracts	—	128,243
Dividends payable	6,854	—
Total liabilities	2,224,408	133,369
The Group considers that assets and liabilities measured at amortized cost, have a carrying value approximate their fair value and, therefore, information on their fair values is not being presented.
(a)   Hierarchy of fair value
The Group uses various methods to measure and determine fair value (including market approaches and income or cost approaches) and to estimate the value that market participants would use to price the asset or liability. Financial assets and liabilities carried at fair value are classified and disclosed within the following fair value hierarchy levels:
Level 1 — Quoted prices (unadjusted) in active, liquid and visible markets, for identical assets and liabilities that are readily available at the measurement date;
Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable; and
Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.
For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.
All financial instruments accounted for at fair value are classified as level 2. On June 30, 2022 and 2021, there were no changes in the fair value methodology of the financial instruments and, therefore, there were no transfers between levels.
8.   Financial and capital risk management
(a)   Considerations on risk factors that may affect the business of the Group
The Group is exposed to several market risk factors that might impact its business. The Group’s board of directors is responsible for monitoring these risk factors, as well as establishing policies and procedures

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
to address them. The Group’s risk management structure considers the size and complexity of its activities, which allows for a better understanding of how such risks could impact Group’s strategy through committees and other internal meetings.
Currently, the Group is focused on action plans relating to risks that could have a significant impact on its strategic goals, including those required by applicable regulations. To efficiently manage and mitigate these risks, its risk management structure conducts risk identification, and assessments to prioritize the risks that are key to pursuing potential opportunities and/or that may prevent value from being created or that may compromise existing value, with the possibility of impacting its results, capital, liquidity, customer relationships and/or reputation.
The Group’s risk management strategies which were developed to mitigate and/or reduce the financial market risks which it is exposed to are as follows:
•
credit risk

•
liquidity risk

•
capital risk

•
interest rate risk

•
exchange rate risk

•
commodity price risk in barter transactions

(b)   Credit risk
Credit risk is the risk of financial losses if a customer or a counterparty to a financial instrument fails to fulfill its contractual obligations, which arise mainly from the Group’s trade receivables. The Group maintains short-term investments and derivatives with financial institutions approved by its management according to objective criteria for diversification of such risk.
The Group seeks to mitigate its credit risk related to trade receivables by setting forth credit limits for each counterparty based on the analysis of its credit management area. Such credit exposure determination is performed considering the qualitative and quantitative information of each counterparty. The Group also focuses on the diversification of its portfolio and monitors different solvency and liquidity indicators of its counterparties. In addition, primarily for receivables in installments, the Group monitors the balance of allowances for expected credit losses. (see Note 6)
The main strategies on credit risks management are listed below:
•
creating credit approval policies and procedures for new and existing customers.

•
extending credit to qualified customers through:

•
a review of credit agency reports, financial statements and/or credit references, when available.

•
a review of existing customer accounts every twelve months based on the credit limit amounts.

•
evaluating of customer and regional risks.

•
obtaining guarantees through the endorsement of rural producer notes (“CPR”), which give physical ownership of the relevant agricultural goods in the event of the customer’s default.

•
Establishment of credit approval for suppliers in case of payments in advance.

•
setting up provisions using the lifetime expected credit loss method considering all possible default events over the expected life of a financial instrument. Receivables are categorized based on the number of overdue days and/or a customer’s credit risk profile. Estimated losses on receivables are based on known troubled accounts and historical losses. Receivables are considered to be in default and are

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
written off against the allowance for credit losses when it is probable that all remaining contractual payments due will not be collected in accordance with the terms of the agreement.
•
requiring minimum acceptable counterparty credit ratings from financial counterparties.

•
setting limits for counterparties or credit exposure; and

•
developing relationships with investment-grade counterparties.

The Group reviewed its credit policy in 2021 requiring a higher level of guarantees from its customers. The current credit policy sets forth credit limits for customers based on credit score analysis made by the Group’s credit management area. Such score is determined considering the qualitative and quantitative information related to each customer, resulting in a rating classification and a level of requirement of guarantees as follows:
			% Of guarantees required on sales
Credit rating	% Customers	Risk classification	Medium farmers	Other
AA & A	18%	Very small	80 – 90%	0%
B	49%	Medium	100%	30%
C & D	15%	High	100%	60%
Simplified	18%	Small farmers	N/A	N/A
For Colombia there is a similar credit scoring process, however guarantees are not required based on credit ratings but based on qualitative factors such as relationships and past experiences with customers.
This change in credit policy reduced the expense with credit losses for the year ended June 30, 2022 and 2021 when compared to the year ended June 30, 2020 due to higher amount of collateral related to the overdue amounts.
Maximum exposure to credit risk as of June 30, 2022 and 2021:
	2022	2021
Trade receivables (current and non-current)	1,834,353	1,467,200
Advances to suppliers	383,257	442,408
Total	2,217,610	1,909,608
(c)   Liquidity risk
The Group defines liquidity risk as the risk of financial losses if it is unable to comply with its payment obligations in connection with financial liabilities settled in cash or other financial assets in a timely manner as they become due. The Group’s approach to managing this risk is to ensure that it has sufficient cash available to settle its obligations without incurring losses or affecting the operations. Management is ultimately responsible for managing liquidity risk, which relies on a liquidity risk management model to manage funding requirements and liquidity in the short, medium and long term.
The Group’s cash position is monitored by its senior management, through management reports and periodic performance meetings. The Group also manages its liquidity risk by maintaining reserves, bank credit facilities and other borrowing facilities deemed appropriate, through ongoing monitoring of forecast and actual cash flows, as well as through the combination of maturity profiles of financial assets and liabilities.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The following maturity analysis of the Group’s financial liabilities and gross settled derivative financial instruments contracts (for which the cash flows are settled simultaneously) is based on the expected undiscounted contractual cash flows from the year end date to the contractual maturity date:
	2022
	Up to 1 year	From 1 to 3 years	Total
Trade payables	2,377,256	—	2,377,256
Leases liabilities	72,228	93,487	165,715
Borrowings	709,266	31,751	741,017
Payables for the acquisition of subsidiaries	114,540	55,444	169,984
Commodity forward contracts	27,729	—	27,729
Derivative financial instruments	7,303	—	7,303
Salaries and social charges	188,083	—	188,083
Taxes payable	34,362	—	34,362
Dividends payable	422	—	422
Total	3,531,189	180,682	3,711,871
	2021
	Up to 1 year	From 1 to 3 years	Total
Trade payables	1,579,300	—	1,579,300
Leases liabilities	35,561	43,862	79,423
Borrowings	228,425	22,283	250,708
Payables for the acquisition of subsidiaries	220,537	—	220,537
Commodity forward contracts	128,243	—	128,243
Derivative financial instruments	5,177	—	5,177
Salaries and social charges	88,827	—	88,827
Taxes payable	33,133	—	33,133
Dividends payable	6,923	—	6,923
Total	2,326,126	66,145	2,392,271
(d)   Capital risk
The Group manages its capital risk through its leverage policy to ensure its ability to continue as a going concern and maximize the return of its stakeholders by optimizing its balances of debt and equity.
The Group’s main financial leverage indicator as of the years ended June, 30, 2022 and 2021 is presented below:
	2022	2021
Borrowings	706,662	242,404
(-) Cash equivalents	(254,413)	(459,458)
Net debt	452,249	(217,054)
(e)   Interest rate risk
Fluctuations in interest rates, such as the Brazilian interbank deposit rate, which is an average of interbank overnight rates in Brazil (the “CDI”), and Colombian investment rate, which is an average of interbank and financial corporations loans (“DTF”), may have an effect on the cost of the Group’s borrowings and new borrowings.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The Group periodically monitors the effects of market changes in interest rates on its financial instruments portfolio. Funds raised by the Group are used to finance working capital on each crop season, and are substantially raised at short term conditions.
As of June, 30, 2022 and 2021, the Group had no derivative financial instruments used to mitigate interest rate risks.
(i) Sensitivity analysis — exposure to interest rates
To mitigate its exposure to interest rate risk, the Group uses different scenarios to evaluate the sensitivity of variations transactions impacted by the CDI Rate and DTF Rate. The “probable” scenario represents the impact on booked amounts considering the most current (July, 2022) CDI Rate and DTF Rate and reflects management’s best estimates. The other scenarios consider an appreciation of 25% and 50% in such market interest rates, before taxes, which represents a significant change in the probable scenario for sensitivity purposes.
The following table sets forth the potential impacts on the statements of profit or loss:
	As of June 30, 2022
		Effect on profit or loss and net investment
	Current Index	Probable (Base Value)	Possible (+25%)	Remote (+50%)
Floating rate borrowings in Brazil	CDI Rate (13.15)%	114,081	22,686	45,373
Floating rate borrowings in Colombia	DTF Rate (7.72)%	3,926	1,436	2,231
		118,007	24,122	47,604
(f)   Exchange rate risk
The Group is exposed to foreign exchange risk arising from its operations related to agricultural inputs, mainly related to the U.S. dollar, which significantly impacts global prices of agricultural inputs in general. Although all purchases and sales are conducted locally, certain purchase and sales contracts are indexed to the U.S. dollar.
The Group’s current commercial department seeks to reduce this exposure. Its marketing department is responsible for managing pricing tables and commercial strategies to seek a natural hedge between purchases and sales and to match currency and terms to the greatest extent possible.
The Group’s corporate treasury department is responsible for monitoring the forecasted cash flow exposure to the U.S. dollar, and whenever any mismatches as to terms and currencies are identified, non deliverable forwards derivative financial instruments are purchased to offset these exposures, and therefore fulfill internal policy requirements. Management is made by macro hedging through the analysis of the forecasted cash flow for the next two harvests. The Group may not have any leveraged derivative position.
The Group’s exchange rate exposure monitoring committee meets periodically across the commercial, treasury and corporate business departments. There are also committees on purchase valuation and business intelligence for the main goods traded by the Group.
The Group does not adopt hedge accounting. Therefore, gains and losses from derivative operations are fully recognized in the statements of profit or loss, as disclosed in Note 28.
(i) Sensitivity analysis — exposure to exchange rates
To gauge its exposure to exchange rate risk, the Group uses different scenarios to evaluate its asset and liability positions in foreign currency and their potential effects on its results.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The “probable” scenario below represents the impact on carrying amounts of the most current (October 2022) market rates for the U.S. dollar (R$5.2570 to US$ 1.00). This analysis assumes that all other variables, particularly, interest rates, remain constant. The other scenarios consider the appreciation of the Brazilian real against the US dollar at the rates of 25% and 50%, before taxes, which represents a significant change in the probable scenario for sensitivity purposes.
The following table set forth the potential impacts in absolute amounts:
	As of June 30, 2022
		Effect on profit or loss and net investments
	Current Index	Probable	Possible (+25%)	Remote (+50%)
Trade receivables in U.S. Dollars	5.2570	5,106	71,925	138,744
Trade payables in U.S. Dollars	5.2570	(4,939)	(69,581)	(134,223)
Borrowings in U.S. Dollars	5.2570	(2,837)	(39,971)	(77,105)
Net impacts on commercial operations		(2,670)	(37,627)	(72,584)
Derivative financial instruments	5.2570	2	142	281
Total impact, net of derivatives		(2,668)	(37,485)	(72,303)
(g)   Commodity prices risk in barter transactions
In all barter transactions mentioned in Note 11, the Group uses future commodity market price as the reference to value the quantities of commodities included in the forward contracts to be delivered by the customers as payment for the Group’s products into currency. The Group uses prices quoted by commodity trading companies to value the grain purchase contracts from farmers. Immediately thereafter, Lavoro enters into grain sale contracts to sell those same grains to trading companies, at the same price of the purchased contracts with farmers. As such, the Group manages its exposure to those commodity prices by entering into the purchase and sale contracts at similar conditions.
These transactions are conducted by a corporate department which manages and controls such contracts as well as the compliance to Group’s policies.
(i)   Sensitivity analysis — exposure to commodity price
To gauge its exposure to commodity price risk, the Group uses different scenarios to evaluate its asset and liability positions on commodity forward contracts in soybean and corn and their potential effects on its results.
The “probable” scenario below represents the impact on carrying amounts of as of June 30, 2022, with assumptions described in Note 11. The other scenarios consider the appreciation of main assumptions at the rates of 25% and 50%, before taxes, which represents a significant change in the probable scenario for sensitivity purposes.
Year ended June 30, 2022
	Tons	Position	Current Risk	Current Market	+25% current		+50% current
Position					Market	Impact	Market	Impact
Soybean 2022	104	Purchased	23	16.75	20.94	6	25.13	12
Soybean 2022	804	Sold	(61)	16.75	20.94	(15)	25.13	(31)
Corn 2022	66,038	Purchased	(1,562)	87.29	109.11	(391)	130.94	(781)
Corn 2022	65,438	Sold	3,447	87.29	109.11	862	130.94	1,723
Soybean 2023	80,465	Purchased	10,461	14.53	18.17	2,615	21.80	5,230
Soybean 2023	69,387	Sold	(9,480)	14.53	18.17	(2,370)	21.80	(4,740)

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Tons	Position	Current Risk	Current Market	+25% current		+50% current
Position					Market	Impact	Market	Impact
Corn 2023	115,438	Purchased	(8,672)	86.75	108.44	(2,168)	130.13	(4,336)
Corn 2023	48,626	Sold	10,797	86.75	108.44	2,699	130.13	5,398
Soybean 2024	450	Purchased	234	13.28	16.60	58	19.92	117
Soybean 2025	180	Purchased	260	13.28	16.60	65	19.92	130
Soybean 2026	180	Purchased	314	13.28	16.60	79	19.92	157
Net Exposure			5,761			1,440		2,879

9.   Inventories
Accounting policy
Inventories are valued at the lower of cost and net realizable value. The costs of individual items of inventory are determined using weighted average costs less any losses, when applicable.
Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion (when applicable) and the estimated costs necessary to make the sale.
An inventory loss is recognized for inventories that are close to their expiration date and there is no expectation that they will be sold.
	2022	2021
Goods for resale	1,759,227	856,951
(-) Allowance for inventory losses	(10,186)	(7,808)
Total	1,749,041	849,143
10.   Taxes recoverable
	2022	2021
State VAT (“ICMS”)(i)	63,671	27,270
Brazilian federal contributions(ii)	59,975	58,727
Colombian federal contributions	21,016	2,403
Total	144,662	88,400
Current	93,725	88,400
Non-current	50,937	—

(i)
Refers to the Brazilian value-added tax on sales and services. The Group’s ICMS relates mainly to the purchase of inputs. Due to an ICMS tax benefit obtained in 2022, there are less taxes to be collected and consequently a lower liability to offset the ICMS tax recoverable. The amounts will be gradually used over a period of five years.

(ii)
Includes: a) credits arising from the Brazilian government’s taxes charged for the social integration program (PIS) and the social security program (COFINS), and Brazilian corporate income tax and social contributions. These credits, which are recognized as current assets, will be used by the Group to offset other Federal taxes. b) withholding and overpaid taxes which can be to settle overdue or future payable federal taxes. c) withholding income tax on cash equivalents which can be used to offset taxes owed at the end of the calendar year, in case of taxable profit, or are carried forward in case of tax loss. Due to an income tax benefit obtained in 2022 (note 21), there are less taxes to be collected and, consequently, a smaller liability to offset the accumulated tax recoverable.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
11.   Commodity forward contracts — Barter transactions
For certain contracts with customers, the Group carries out term sales of agricultural inputs (e.g., fertilizers, crop chemicals, seeds) in exchange for future delivery of grains, mainly soybeans and corn, at the time of their harvest (“Barter transactions”).
A contract (grain purchase agreement) is signed between the Group and the customer, pursuant to which Lavoro and the customer agree on an amount of commodity, to be delivered at harvesting, which is equivalent to the total sales price based on the future commodity price on the date in which the contract with the customer is entered into. The customers’ main obligation under this contract is to deliver the agreed upon volume of commodities as payment at a future date.
Contemporaneously, the Group enters into a future grain sale agreement with a commodity trading company, pursuant to which the Group is committed to deliver the commodity to be received by the customer under the inputs sales transaction. This agreement is signed for the same quantity and the same terms of the contract between the Group and its customer.
In the event the customer fails to deliver the committed commodity amount upon harvesting, for example due to a significant increase in the commodity price the Group is required to:
•
purchase the commodity in the spot market and deliver it to the commodity trading company; or

•
pay compensation to the commodity trading company in an amount equal to the difference between the commodity price between the time of delivery and the time of closing of the agreement (“washout risk.”)

The Group is entitled to charge its customers for any losses arising from the settlement of its obligations above with the commodity trading companies.
Even though these agreements are settled physically (grains purchase and sale), under IFRS 9, the Group designates, at initial recognition, such forward contracts as measured at fair value through profit and losses (FVTPL).
The fair value of the commodity forward contracts, entered into with the customer and the commodity trading company is estimated based on information available in the market and specific valuation methodologies, and discounted to present value, considering the contractual terms and the current market prices for such commodities. Such contracts are disclosed on a gross basis in the statement of financial position.
Critical accounting estimates and judgments
Fair value of commodity forward contracts is estimated on a regional basis, and they are based on the commodity prices available at exchange future markets, over the counter premium data quoted by market players and the expected freight costs estimated by the Group considering historical inland freight data.
As of June 30, fair value of commodity forward contracts is as follows:
	2022	2021
Fair value of commodity forward contracts as of June:
Assets
Purchase contracts	16,054	126,187
Sale contracts	16,746	1,484
	32,800	127,671

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2022	2021
Liabilities
Purchase contracts	(14,995)	(1,515)
Sale contracts	(12,043)	(126,728)
	(27,038)	(128,243)
Changes in fair value recognized in the statements of profit or loss	9,200	6,337

The main assumptions used in the fair value calculation are as follows:
	Outstanding Volume (tons)	Average of contract prices R$/Bag	Average Market Prices (Corn R$/bag(ii); Soybean US$/bu(i))	Soybean market premium (US$/bu)	Freight (R$/ton)
Purchase Contracts
Soybean
As of June 30, 2021	128,645	117.43	13.65	0.2	201.37
As of June 30, 2022	81,379	147.65	14.52	0.4	358.55
Corn
As of June 30, 2021	193,748	35.73	90.26	N/A	495.86
As of June 30, 2022	181,475	67.47	86.95	N/A	381.00
Selling Contracts
Soybean
As of June 30, 2021	128,020	117.84	13.65	0.2	201.11
As of June 30, 2022	70,191	147.46	14.56	0.5	367.46
Corn
As of June 30, 2021	189,998	34.58	90.23	N/A	497.88
As of June 30, 2022	114,063	67.45	87.06	N/A	451.83

(i)
Market price published by Chicago Board of Trade which is a futures and options exchange in United States.

(ii)
Market price published by B3 S.A. — Brasil, Bolsa, Balcão which is a futures, options and stock exchange in Brazil.

12.   Advances to suppliers
Advances to suppliers arise from the “Cash purchases” modality, in which the Group advances payments to suppliers of agricultural inputs at the beginning of a harvest and before the actual physical delivery of the products. These advances are short-term and are part of the strategy of formation of margins and guarantee of quality and product supply.
13.   Right of use assets and lease liabilities
Accounting policy
The Group leases commercial buildings for its administrative functions, retail stores, equipment, and vehicles. In general, lease agreements have a term of three years to eight years, but they may include extension options.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Lease terms are individually negotiated and contain differentiated terms and conditions. The lease contracts do not contain restrictive clauses, but the leased assets cannot be used as collateral for loans.
Right of use assets:
The Group recognizes right-of-use assets at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of ease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:
Vehicles	3.4 years
Buildings	4.9 years
Machines and equipment	3 years
Lease liabilities:
At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include:
•
fixed payments (including fixed payments in essence, less any incentives from

•
amounts expected to be paid by the lessee in accordance with residual value guarantees;

•
payments of fines for lease termination if the lease term reflects the lessee exercising the option to terminate the lease.

Lease payments are discounted using the lessee’s incremental borrowing rate, which is the rate a lessee would have to pay on a loan to obtain the funds necessary to acquire an asset of similar value in a similar economic environment with equivalent terms and conditions.
In determining the incremental borrowing rate, the Group:
•
whenever possible, uses as a starting point rates from recent financing contracts third-party financing, adjusted to reflect changes in financing conditions since such third-party financing was received;

•
uses a progressive approach that starts from a risk-free interest rate adjusted for credit risk

•
uses a progressive approach that takes a risk-free interest rate adjusted for credit risk for leases held by the Group with no recent third-party financing; and

•
makes specific adjustments to the rate, such as to term, country, currency and collateral.

Lease payments are allocated between principal and finance expense. Finance expense is recognized in the statement of profit or loss over the lease term to produce a constant periodic rate of interest on the remaining balance of the liability for each period.
Payments associated with short-term leases of equipment and vehicles and all and leases of low-value assets are recognized as incurred as an expense in income statement. Short-term leases are those with a term of 12 months or less. Low-value assets include IT equipment, small items of office furniture and other contracts of small value.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
As of June 30, 2022 and 2021, the Group had no lease agreements with variable lease payments.
(a)   Right of use assets
	Vehicles	Buildings	Machinery and equipment	Total
Cost	10,470	58,357	2,161	70,988
Accumulated depreciation	(868)	(5,709)	(115)	(6,692)
Balance at June 30, 2021	9,602	52,648	2,046	64,296
Cost	74,604	124,594	46,110	245,308
Accumulated depreciation	(28,756)	(60,564)	(15,809)	(105,129)
Balance at June 30, 2022	45,848	64,030	30,301	140,179
25% of the accumulated cost of right-of-use assets as of June 30, 2022 come from business acquisitions occurred during the year ended June 30, 2022.
Right of use assets amortization expense for the year ended June 30, 2022 was R$ 50,171 (R$17,997 for June 30, 2021 and R$ 10,862 for June 30, 2020).
(b)   Lease liabilities
	2022	2021
Vehicles	49,588	11,786
Buildings	80,768	59,761
Machinery and equipment	24,897	3,591
Total	155,253	75,138
Current	69,226	34,525
Non-current	86,027	40,613
Total interest on lease liabilities incurred for the year ended June 30, 2022 was R$ 13,217 (R$ 5,076 for June 30, 2021 and R$ 2,058 for June 30, 2020).
14.   Property, plant and equipment
Accounting policy
Items of property, plant and equipment are measured at historical cost of acquisition or construction, less accumulated depreciation. When significant parts of an item of property, plant and equipment have different useful lives, they are recorded as separate items (major components) of property, plant and equipment. Any gains and losses on the disposal of an item of property, plant and equipment are recognized in the statement of profit or loss. Subsequent costs are capitalized only when it is probable that future economic benefits associated with the expenditure will be earned by the Group.
Depreciation is calculated and its residual values estimated, using the straight-line method based on the estimated useful lives of the items. Depreciation is recognized in the statement of profit or loss. Land is not depreciated. The estimated useful lives of property, plant and equipment are as follows:
Vehicles	5 years
Building and Improvements	25 years
Machines, equipment and facilities	10 years
Furnitures and fixtures	10 years
Computer equipments	5 years

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The Group uses an estimated useful life of the assets to depreciate property, plant and equipment. At the end of each fiscal year, this estimate is reviewed and, if necessary, adjusted prospectively.
An asset’s carrying amount is written down immediately to its recoverable amount when the asset’s carrying amount is higher than its estimated recoverable value.
Gains and losses on disposals are determined by comparing the proceeds from the sale with the carrying amount and are recognized under “Other (expenses) income, net” in the statement of profit or loss.
(a)
Property, plant and equipment balance is as follows:

	Vehicles	Lands, buildings and improvements	Machines, equipment and facilities	Furniture and fixtures	Computer equipment	Total
Cost	43,277	73,371	32,830	8,805	4,489	162,772
Accumulated depreciation	(27,681)	(18,624)	(16,449)	(3,509)	(3,249)	(69,512)
Balance at June 30, 2021	15,596	54,747	16,381	5,296	1,240	93,260
Cost	36,316	99,541	53,699	11,892	4,372	205,820
Accumulated depreciation	(26,208)	(7,968)	(18,581)	(5,031)	(1,827)	(59,615)
Balance at June 30, 2022	10,108	91,573	35,118	6,861	2,545	146,205
Depreciation expense of property, plant and equipment for the year ended June 30, 2022 was R$ 9,697 (R$ 5,717 for June 30, 2021 and R$ 5,770 for June 30, 2020).
15.
Intangible assets

Accounting policy
Intangible assets are recorded at acquisition cost or at the fair value of intangible assets acquired in a business combination and, for finite useful life intangibles, less accumulated amortization calculated using the straight-line method. These intangible assets have useful lives defined based on the useful economic life.
The goodwill arising on a business combination is initially measured as the excess of the consideration transferred over the fair value of the net assets acquired (net identifiable assets acquired and liabilities assumed). Subsequent to initial recognition, goodwill is measured at cost, less any accumulated impairment losses, as described in Note 16.
The useful lives and methods of amortization of intangibles are reviewed at each balance sheet date and adjusted prospectively, if appropriate.
The estimated useful lives of intangible assets for the years ended June 30, 2022 and 2021 are as follows:
Customer relationship	9 years
Purchase contacts	4 years
Software and other	5 years
An intangible asset is derecognized upon disposal or when no future economic benefits are expected, and any gain or loss is recognized in the statement of profit or loss when the asset is derecognized.
The impairment policy for intangibles is described in note 16.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(b)   Intangible assets balance is as follows:
	Goodwill	Customer relationship	Purchase contracts	Software and other	Total
Cost:
At June 30, 2019	172,646	65,832	—	2,667	241,145
Additions	—	—	—	558	558
Business combination	86,880	72,347	204	1,374	160,805
At June 30, 2020	259,526	138,179	204	4,599	402,508
Additions	—	—	—	32,015	32,015
Business combination	137,190	118,046	14,827	1,966	272,029
At June 30, 2021	396,716	256,225	15,031	38,580	706,552
Additions	—	—	—	17,793	17,793
Business combination(i)	71,348	45,922	8,764	—	126,034
Translation adjustment	(1,559)	(670)	(1,949)	—	(4,178)
Others(ii)	(14,531)	—	—	—	(14,531)
At June 30, 2022	451,974	301,477	21,846	56,373	831,670
Amortization:
At June 30, 2019	—	—	—	—
Amortization for the year	—	19,344	4	676	20,024
At June 30, 2020	—	19,344	4	676	20,024
Amortization for the year	—	26,416	1,081	2,221	29,718
At June 30, 2021	—	45,760	1,085	2,897	49,742
Amortization for the year	—	43,742	5,844	8,021	57,607
At June 30, 2022	—	89,502	6,929	10,918	107,349
At June 30, 2021	396,716	210,465	13,946	35,683	656,810
At June 30, 2022	451,974	211,975	14,917	45,455	724,321

(i)
Balances arising from business combinations (Note 20).

(ii)
Balances arising from the adjustment in the purchase price from acquisitions of Desempar and Cultivar, which occurred in the year ended June 30, 2021. The consideration for each acquisition was subject to post-closing price adjustments, based on the working capital variations of the purchased company.

16.
Impairment testing of non-financial assets

Accounting policy
The carrying amount of the Group’s non-financial assets are reviewed at each reporting date to assess whether there is an indication of impairment. This indication may be due to internal factors arising from the operational efficiency of the assets or external factors due to the macroeconomic scenario and the behavior of the commodity prices and the U.S. dollar. If there is such indication, the recoverable amount of the asset is estimated. The recoverable amount of an asset is defined as the higher of the fair value of the asset and the value in use of its CGU, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and a provision for impairment is recognized to adjust the carrying amount to its recoverable amount. In assessing value in use, the estimated future cash flow is discounted to present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.
Impairment losses are recognized in the statement of profit or loss in expense categories consistent with the function of the impaired asset, when applicable. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized, except in the case of goodwill that cannot be reversed in future periods.
The Group assessed its business segments by grouping the assets of each region into independent cash-generating units (“CGUs”), which represent the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets.
Critical accounting estimates and judgments
The Group determines its cash flows based on the budgets approved by its management, which use the following assumptions: (i) revenue growth rate (ii) margins applied to the cost of sale of its products; and (iii) discount rates that reflect specific risks of each CGU. These assumptions are subject to risks and uncertainties. Therefore, it is possible that changes in circumstances may alter these projections, which may affect the recoverable amount of the assets.
Business segments are composed by certain CGUs as follows:
Segment	Identified CGUs
LATAM Cluster	Colombia CGU
Brazil Cluster	North CGU, East CGU, South CGU
Crop Care Cluster	Biological products and special fertilizers CGU
Goodwill arising from business combinations are allocated to the CGUs that benefited from the acquisition and are tested for impairment at that level.
The Group consistently monitors whether new CGUs are identified, and whether they are justifiable.
For June 30, 2022 and 2021, the Group did not identify any indicators of impairment for the GCUs with no Goodwill allocated and the recoverable amount calculation was not performed.
The main assumptions used in the impairment test are as follows:
Cash-generating unit	Revenue growth rate	Gross margin average	Pre Tax discount rate	Recoverable amount
Colombia CGU	6.8%	20,1%	15.9%	121,863
North CGU	18.7%	15.7%	17.0%	1,113,280
East CGU	4.2%	16.6%	18.2%	138,999
South CGU	4.4%	16.7%	18.2%	330,575
Biological products and special fertilizers CGU	22.4%	45.5%	19.2%	194,603
As a result of this analysis, the Group did not record any impairment loss, even after considering the impact of the COVID-19 pandemic, as shown in Note 30. As the value in use of these assets is significantly higher than their carrying amount, any change in the assumptions would not trigger any impairment recognition.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
17.   Trade payables
Accounting policy
Trade payables related to the purchase of goods for resale of agricultural inputs are financial liabilities (see Note 7) initially recognized at fair value and subsequently stated at amortized cost using the effective interest rate method, considering the average rate of contracts negotiated with the suppliers.
	2022	2021
Trade payables – Brazil	1,990,089	1,245,465
Trade payables – Colombia	311,611	318,199
Total	2,301,700	1,563,664
The average effective interest rate for June 30, 2022, 2021 and 2020 was 1.18% per month.
(a)
Guarantees

The Group acquires guarantees with financial institutions in connection with installment purchases of agricultural inputs from certain suppliers. These guarantees are represented by short-term bank guarantees and endorsement to the supplier of CPRs obtained from customers in the sales process. The amount of these guarantees as of June 30, 2022 was R$ 506,750 (R$ 146,700 as of June 30, 2021).
18.
Borrowings

Accounting policy
Borrowings are financial liabilities initially recognized at fair value, net of transaction costs incurred in the transaction and are subsequently stated at amortized cost.
Any difference between the borrowed amounts (net of transaction costs) and total payments is recognized in the statement of profit or loss over the period during which the borrowings are outstanding using the effective interest rate method.
	2022	2021
Borrowing in Colombia	39,755	25,018
Borrowings in Brazil	670,797	217,386
Total borrowings	710,552	242,404
The Group’s borrowings are contracted for the purpose of strengthening the working capital and have repayment terms scheduled in conjunction with the operating cycles of each harvest. The Group has no financial covenants in its borrowing agreements.
(a)
Debt composition

	Average interest rate 2022(i)	2022	Average interest rate 2021(i)	2021
Debt contracts in Brazil in:
R$, indexed to CDI(ii)(iv)	14,99%	525,099	6.04%	163,254
R$, with fixed interest(iv)	—	—	7.40%	54,132
U.S. Dollars, with fixed interest(iv)	3,16%	145,698	—	—
Debt contracts in Colombia in:

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Average interest rate 2022(i)	2022	Average interest rate 2021(i)	2021
COP, indexed to DTF and IBR(iii)(iv)	14,26%	39,755	4.10%	25,018
Total		710,552		242,404
Current		681,217		221,772
Non-current		29,335		20,632

(i)
In order to determine the average interest rate for debt contracts with floating rates, the Group used the rates prevailing during the years June 30, 2022 and 2021.

(ii)
Brazilian reais denominated debt that bears interest at the CDI Rate (see Note 8 for a definition of those indexes), plus spread.

(iii)
Colombian peso-denominated debt that bears interest at the DTF rate (see Note 8 for a definition of those indexes), plus spread.

(iv)
There are no guarantees attached to these borrowings.

Movement in borrowings
At June 30, 2019	182,528
Proceeds from borrowings	62,105
Repayment of principal amount	(171,439)
Accrued interest	23,010
Borrowings from acquired companies	95,376
Interest payment	(23,009)
At June 30, 2020	168,571
Proceeds from borrowings	466,280
Repayment of principal amount	(472,909)
Accrued interest	33,971
Borrowings from acquired companies	76,915
Interest payment	(30,424)
At June 30, 2021	242,404
Proceeds from borrowings	615,984
Repayment of principal amount	(299,613)
Accrued interest	74,081
Borrowings from acquired companies	85,097
Interest payment	(7,401)
At June 30, 2022	710,552

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(b)
Schedule of maturity of noncurrent portion of borrowings

The installments are distributed by maturity year:
	2022	2021
2023	4,509	15,889
2024	23,842	4,159
2025	929	584
2026	55	—
Total	29,335	20,632
19.   Payables for the acquisition of subsidiaries
The purchase agreements for acquisition of subsidiaries include payments to the seller in the event of the successful collection of outstanding receivables past the acquisition date and in the event of success in an administrative proceeding relating to certain tax credits pending before the Tax Authority. Detailed information by acquisition is available in Note 20.
Consideration paid during the exercise ended June 30, 2022, net cash acquired, was R$213,212 which includes acquisitions made in previous years in amount of R$ 140,346 (R$283,171 on June 30, 2021 which includes acquisitions made in previous years in amount of R$84,193 and R$247,145 on June 30, 2020 which includes acquisitions made in previous years in amount of R$179,248)
20.   Acquisition of subsidiaries
Accounting policy
The acquisition method is used to account for each business combination carried out by the Group, which consists of the following:
•
Determining the acquisition date;

•
Determining the acquirer and the acquiree;

•
Determining the consideration transferred for the acquisition of control; and

•
Determining the fair value of separately identifiable assets and liabilities

•
Determining the residual goodwill or gain on bargain purchase

The acquisition date is typically the date on which the Group assumes the control of the business.
Consideration transferred is measured at the acquisition date at the fair value of the assets transferred, including cash, the liabilities incurred, and the equity instruments issued by the Group at the acquisition date.
For each business combination, the Group measures the non-controlling interests in the acquiree at fair value or based on its share of the subsidiary’s identifiable net assets. Acquisition-related costs are expensed as incurred.
When the Group acquires a business, it assesses the fair value of the assets and liabilities assumed in order to allocate them according to the contractual terms, economic circumstances and pertinent conditions at the acquisition date.
Any contingent consideration to be transferred by the acquirer is recognized at the acquisition date fair value. Subsequent changes in the fair value of the contingent consideration, considered an asset or a liability, shall be recognized in accordance with IFRS 9 Financial Instruments, in the statement of profit or loss.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Goodwill or a gain on bargain purchase is the difference between the fair value of the assets acquired and liabilities assumed and the consideration transferred. When the consideration transferred is higher than the fair value of the net assets acquired goodwill is recognized for the difference, and it is subsequently tested for impairment. When the consideration transferred is lower that the fair value of net assets acquired, a gain on bargain purchase is recognized in the statement of profit or loss.
Intangible assets recognized within the scope of a business combination are accounted for in accordance with the accounting policy described in Note 15.
Critical accounting estimates and judgments
Accounting for business combination requires the Group to exercise critical judgment in determining the fair value of the assets and liabilities of the businesses being acquired. Accordingly, the Group makes certain assumptions about future conditions that are uncertain, including future commodity prices, interest rates, inflation and weather conditions.
Changes in some of these assumptions may impact the Group’s business and expected results may differ materially from the estimated amounts at the acquisition date.
The Group entered into several agreements to acquire groups of companies to expand its business into new markets or territories, add additional facilities, bolster its competitive edge, or acquire and access new technologies and skillsets.
(a)
Acquisitions in the year ended June 30, 2022

The fair value of the identifiable assets and liabilities, consideration transferred and goodwill as of the date of each acquisition were:
	Fair value as of the acquisition date
Assets	Produttiva (e)	Cenagro (f)	Cenagral (g)	Union Agro (h)	Agrozap (i)	Nova Geração (j)	Total
Cash and cash equivalents	53,699	2,142	1,064	66,256	9,028	1,617	133,806
Trade receivables	27,610	11,792	7,492	117,882	98,201	47,978	310,955
Inventories	46,261	22,670	5,833	42,435	85,683	9,631	212,513
Other assets	8,472	12,225	1,023	4,524	22,204	2,893	51,341
Property, plant and equipment	1,223	1,266	363	26,659	2,642	585	32,738
Intangible assets(i)	26,074	2,602	7,437	8,293	6,015	4,265	54,686
	163,339	52,697	23,212	266,049	223,773	66,969	796,039
Liabilities
Trade payables	77,063	17,008	2,097	24,750	136,086	37,532	294,536
Borrowings	—	3,045	—	25,157	50,701	6,194	85,097
Provision for contingencies	—	—	—	11,362	—		11,362
Other liabilities	8,898	18,410	5,750	9,923	25,029	743	68,753
	85,961	38,463	7,847	71,192	211,816	44,469	459,748
Total identifiable net assets at fair value	77,378	14,234	15,365	194,857	11,957	22,500	336,291
Non-controlling interests (i)	—	(2,847)	(3,073)	(52,611)	(4,215)	—	(62,746)
Goodwill arising on acquisition	9,491	11,468	9,003	—	33,218	8,168	71,348
Gain on bargain purchase	—	—	—	(18,295)	—		(18,295)
Consideration transferred	86,869	22,855	21,295	123,951	40,960	30,668	326,598

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	Fair value as of the acquisition date
Assets	Produttiva (e)	Cenagro (f)	Cenagral (g)	Union Agro (h)	Agrozap (i)	Nova Geração (j)	Total
Cash paid	36,385	16,724	15,376	103,800	18,813	15,574	206,672
Shares issued (i)	22,500	—	—	—	—	7,807	30,307
Payable in installments	27,984	6,131	5,919	20,151	22,147	7,287	89,619

(i)
The total of non-controlling interests and shares issued represents the capital increase of acquisition of subsidiaries presented in the statement of changes in net investment.

(b)
Acquisitions in the year ended June 30, 2021

The fair value of the identifiable assets and liabilities, consideration transferred and goodwill as of the date of each acquisition were:
	Fair value as of the acquisition date in 2021
Assets	Integra (k)	Quali Ciclo (l)	América (m)	Culti Var (n)	Desem Par (o)	Agrobi Ológica (p)	Total
Cash and cash equivalents	19,905	42,259	7,576	44,223	59,428	2,064	175,455
Trade receivables	21,543	81,377	76,123	231,784	251,002	30,154	691,983
Inventories	30,774	110,946	58,188	68,471	178,697	2,789	449,865
Other assets	5,489	31,940	3,840	11,505	34,119	69	86,962
Property, plant and equipment	832	9,914	603	2,770	7,652	4,083	25,854
Intangible assets	8,398	16,648	40,816	8,375	55,579	11,446	141,262
	86,941	293,084	187,146	367,128	586,477	50,605	1,571,381
Liabilities
Trade payables	47,082	205,861	114,474	217,486	348,213	1,256	934,372
Borrowings	48	5,518	—	50,870	17,231	3,248	76,915
Other liabilities	6,287	4,873	18,871	16,795	45,966	102	92,894
	53,417	216,252	133,345	285,151	411,410	4,606	1,104,181
Total identifiable net assets at fair value	33,524	76,832	53,801	81,977	175,067	45,999	467,200
Non-controlling interests	—	(22,458)	—	(13,706)	—	—	(36,164)
Goodwill arising on acquisition	22,259	19,231	7,841	6,467	72,933	7,004	135,735
Consideration transferred	55,783	73,605	61,642	74,738	248,000	53,003	566,771
Cash paid	27,723	34,021	42,505	54,184	188,000	28,000	374,433
Shares issued	12,848	—	—	—	—	18,006	30,854
Payable in installments	15,212	39,584	19,137	20,554	60,000	6,997	161,484

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(c)
Acquisitions in the year ended June 30, 2020

The fair value of the identifiable assets and liabilities, consideration paid and goodwill as of the date of each acquisition were:
	Fair value as of the acquisition date in 2020
	AGP (q)	AgSe and Fertilyser (r)	Produtec (s)	Central Agrícola (t)	Total
Cash and cash equivalents	12,207	2,405	49,989	23,191	87,792
Trade receivables	279,881	19,131	87,618	64,074	450,704
Inventories	107,725	8,614	13,689	8,387	138,415
Other assets	116,992	7,839	70,493	5,389	200,713
Property, plant and equipment	2,264	2,180	1,123	1,704	7,271
Intangible assets	66,479	1,356	4,275	2,746	74,856
	585,548	41,525	227,187	105,491	959,751
Liabilities
Trade payables	330,334	32,440	55,414	33,425	451,613
Borrowings	67,931	—	6,553	20,892	95,376
Other liabilities	99,907	1,943	105,285	—	207,135
	498,172	34,383	167,252	54,317	754,124
Total identifiable net assets at fair value	87,376	7,142	59,935	51,174	205,627
Non-controlling interests	—	(169)	(21,127)	—	(21,296)
Goodwill arising on acquisition	67,533	—	11,373	7,974	86,880
Consideration transferred	154,909	6,973	50,181	59,148	271,211
Cash paid	72,268	6,973	31,616	44,832	155,689
Shares issued	—	—	—	566	566
Payable in installments	82,641	—	18,565	13,750	114,956

(d)
Fair value of assets acquired

The Group estimated the fair value of significant assets acquired using the following valuation methods:
Item	2022	2021	2020	Nature	Valuation method
Customer relationship	45,922	119,466	70,975	A loyal relationship between the acquirees and its customers, which translates into recurring purchases of products and services	Multi Period Excess Earnings Method (MPEEM)
Inventories	212,513	449,865	138,415	Inventories	Selling price less all expenses related to the distribution of that good
Brand	8,764	5,930	—	Private label products (Produttiva, Union and Cengral)	Relief from Royalty method
Purchase Contracts	—	8,598	204	Favorable purchase contract with suppliers	Multi Period Excess Earnings Method (MPEEM)
	267,199	583,859	209,594

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
There were no differences between accounting basis and tax basis on fair value adjustments, therefore no deferred taxes were recorded, except for Cenagro and Cenagral that the Group recorded a deferred tax liability of R$1,188 once the Group does not have a viable tax plan that will permit that the accounting basis and tax basis be the same after the acquisition.
(e)
Acquisition of Produttiva

On June 23, 2021, an agreement was signed between Produtec Comércio e Representações S.A. (“Produtec”), a subsidiary of Lavoro Brazil, to acquire Produtiva Agronegócios Comércio e Representações S.A. (“Produttiva”), establishing the terms and other conditions for its acquisition.
Consideration transferred for the acquisition amounted to R$86,869, of which 70% will be paid in cash and 30% paid in shares issued by Produtec to the selling shareholders representing 9.1% of its capital. The fair value of such shares was R$ 22,500 and was based on an equity transaction with third parties close to the acquisition date.
The acquisition was completed on September 2, 2021, and the Group currently indirectly owns 79.7% interest.
Under the terms of the acquisition agreement the Group is committed to repay the sellers an amount of R$4,733 related to the successful collection of receivables past due at the acquisition date.
(f)
Acquisition of Cenagro

On July 28, the Group signed an agreement to acquire Grupo Cenagro SAS (“Cenagro”), an entity incorporated in Colombia, establishing the terms and other conditions for its acquisition.
The acquisition was completed on August 31, 2021 and the Group currently owns 80% interest in Cenagro.
(g)
Acquisition of Cenagral

On July 28, the Group signed an agreement to acquire Cenagral SAS (“Cenagral”), an entity incorporated in Colombia, establishing the terms and other conditions for its acquisition.
The acquisition was completed on August 31, 2021 and the Group currently owns 80% interest in Cenagral.
(h)
Acquisition of Union Agro

On July 26, 2021, the Group signed an agreement to acquire Union Agro S.A. (“Union Agro”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on October 28, 2021 and the Group currently owns 73% interest.
A gain on bargain purchase in the amount of R$ 18,295 was recognized on the acquisition date. This gain is recorded under other operating income, net, according to note 25.
(i)
Acquisition of Agrozap

On August 5, 2021, the Group signed an agreement for the acquisition of Facirolli Comércio e Representações Ltda. (“AgroZap”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on January 7, 2022 and the Group currently owns 54.36% interest.
Under the terms of the acquisition agreement the Group is committed to repay the sellers an amount of R$4,029 related to the successful collection of receivables past due at the acquisition date.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(j)
Acquisition of Nova Geração

On December 24, 2021, the Group signed an agreement for the acquisition of Nova Geração Comércio de Produtos Agrícolas Ltda. (“Nova Geração”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on April 6, 2022 and the Group currently owns 66.75% interest.
Total consideration transferred amounted to R$ 30,668, of which R$ 10,930 was paid in cash on the closing date of the acquisition on April 6, 2022 and R$ 7,807 paid in shares. The remaining R$ 11,931 will be paid in cash until April 2023.
(k)
Acquisition of Integra

On June 18, 2020, an agreement was signed between a subsidiary of Lavoro Brazil, Produtec Comércio e Representações S.A. (“Produtec”), and the shareholders of Integra Soluções Agrícolas Ltda. (“Integra”), establishing the terms and other conditions for its acquisition.
Consideration transferred to the acquisition was composed by 70.3% to be paid in cash and 29.7% settled in shares issued by Produtec to the selling shareholders representing 8.4% of its capital. The fair value of such shares was R$ 12,848 and was based on an equity transaction with third parties close to the acquisition date.
The acquisition was completed on September 1, 2020, and the Group currently indirectly owns 72.42% interest at Integra through Produtec, which owns directly 100% at Integra.
(l)
Acquisition of Qualiciclo

On July 17, 2020, an agreement was signed between the Group and the shareholders of Qualiciclo Agrícola S.A. (“Qualiciclo”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on November 17, 2020. The Group currently owns a 53.66% interest.
Under the terms of the agreement the Group is committed the repay the sellers amounts related to the successful collection of administrative proceeding on tax credits with the RFB in the amount of R$13,844. The Group recognizes an account payable for the amounts of probable disbursements as of the acquisition date.
(m)
Acquisition of América

On September 11, 2020, an agreement was signed between the Group and the shareholders of América Insumos Agrícolas Ltda. (“América”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on December 30, 2020. The Group currently owns a 86.9% interest.
(n)
Acquisition of Cultivar

On November 12, 2020, an agreement was signed between Distribuidora Pitangueiras de Produtos Agropecuários S.A, a subsidiary Lavoro Agro, and the current shareholders of Cultivar Agrícola e Comércio, Importação e Exportação Ltda. (“Cultivar”), establishing the terms and other conditions for its acquisition.
Pitangueiras became the parent company of Cultivar, holding 63.49% of its capital on the deal’s closing date, April 1, 2021. The contract guarantees the payment of installment in the event of successful collection of receivables past due at the acquisition date in the amount of R$5,752. The Group recognizes an account payable for the amounts for which there are probable disbursements.
(o)
Acquisition of Desempar

On December 4, 2020, an agreement was signed by the Group for the acquisition of Desempar Participações Ltda. (“Desempar”), establishing the terms and other conditions for its acquisition.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The acquisition was completed on March 31, 2021. The Group currently owns 84.84% interest.
(p)
Acquisition of Agrobiológica

On July 21, 2020, an agreement was signed by Agrobiológica Sustentabilidade S.A. (formerly Maneogene Agrociência S.A.) (“Agrobiológica Sustentabilidade”), a subsidiary Lavoro Brazil, to acquire Agrobiológica Soluções Naturais Ltda. (“Agrobiológica”), establishing the terms and other conditions for its acquisition.
Consideration transferred to the acquisition was composed by 55.2% to be paid in cash and 44.8% settled in shares issued by Agrobiológica Sustentabilidade to the selling shareholders representing 34.9% of its capital. The fair value of the shares issues was R$ 18,006 and was based on discounted cash flow methodology.
The acquisition was completed on August 28, 2020. The Group currently indirectly owns 65.1% interest at Agrobiológica through Agrobiológica Sustentabilidade, which directly owns 100% interest at Agrobiológica.
(q)
Acquisition of AGP Group

On September 10, 2019, the Group entered into an agreement for the acquisition of the “AGP Group”, establishing the terms and other conditions for its acquisition. The acquisition was completed on January 21, 2020.
Under the terms of the agreement the Group is committed to repay the sellers amounts related to the successful collection of receivables past due at the acquisition date in the amount of R$19,876 and R$699 for the successful collection of administrative proceeding on tax credit with the RFB. The Group recognizes an account payable for the amounts of probable disbursements as of the acquisition date. The Group currently owns 82.37% interest.
(r)
Acquisition of AgSe and Fertilyser

On December 23, 2019, an agreement was signed between the Group and the shareholders of Agricultura y Servicios S.A.S (“AgSe”) and Fertilizantes Liquidos y Servicios S.A.S. (“Fertilyser”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on February 28, 2020 and the Group currently owns a 97.61% interest.
(s)
Acquisition of Produtec

On December 9, 2019, an agreement was signed between the Group and the shareholders of Produtec Comércio e Representações S.A. (“Produtec”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on April 1, 2020, and the Group currently owns a 64.76% interest.
(t)
Acquisition of Central Agrícola

On January 13, 2020, an agreement was signed by Lavoro Agrocomercial S.A. (“Lavoro Agrocomercial”), a subsidiary Lavoro Brazil for the acquisition of Central Agrícola Rural Distribuidora de Defensivos Ltda. (“Central Agrícola”), establishing the terms and other conditions for its acquisition.
Consideration transferred to the acquisition was composed by 95.0% to be paid in cash and 5% settled in shares issued by Lavoro Agrocomercial to the selling shareholders representing 0.2% of its capital. The fair value of such shares was R$ 566 and was based on an equity transaction with third parties.
The acquisition was completed on May 20, 2020. The Group currently indirectly owns 82.37% interest at Central Agrícola which directly owns 100% interest at Central Agricola.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(u)
Pro forma information (unaudited)

The following tables discloses the Group’s revenues and profit or loss for the year as all the acquisitions completed during the year were completed at the beginning of the such year:
	2022	2021	2020
Revenues	8,163,196	6,231,988	5,176,161
Profit (loss) for the year	151,235	81,742	(38,122)

(v)
Revenues and results from new subsidiaries

The revenues and profit (loss) of the acquisitions from the acquisition date through the end of the fiscal year in which the acquisition was completed and included in the combined statement of profit or loss are as follows:
Acquisitions in the year ended June 30, 2022
	Revenues	Profit (loss)	Period from
Produttiva	175,335	14,152	September 2021
Cenagro	156,722	6,372	September 2021
Cenagral	26,267	(1,013)	September 2021
Union Agro	156,000	23,428	November 2021
Agrozap	132,911	1,632	January 2022
Nova Geração	7,179	(3,828)	April 2022
Total	654,414	40,743
Acquisitions in the year ended June 30, 2021
	Revenues	Profit (loss)	Period from
Integra	144,087	(4,773)	September 2020
Agrobiológica	39,839	17,217	September 2020
Qualiciclo	210,521	(12,571)	December 2020
América	74,446	9,304	January 2021
Cultivar	15,263	(9,185)	April 2021
Desempar	130,771	(13,409)	April 2021
Total	614,927	(13,417)
Acquisitions in the year ended June 30, 2020
	Revenues	Profit (loss)	Period from
AGP Group	347,609	(28,948)	February 2020
AgSe and Fertilyser	61,094	326	March 2020
Produtec	5,255	(1,699)	April 2020
Central Agrícola	14,106	(4,402)	June 2020
Total	428,064	(34,723)

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
21.   Income taxes
Accounting policy
a)
Current income tax

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income. Current income tax relating to items recognized directly in equity is recognized in equity and not in the statement of profit or loss.
Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.
Income taxes in Brazil and Colombia are paid by each legal entity on a stand alone basis.
b)
Deferred tax

Deferred taxes is provided using the liability method on temporary differences between the carrying amount of assets and liabilities and their tax basis.
Deferred tax liabilities are recognized for all taxable temporary differences, except:
•
When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

•
In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:
•
When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss

•
In respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized.
Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered. In assessing the recoverability of deferred tax assets, the Group relies on the same forecast assumptions used elsewhere in the financial statements and in other management reports.
The benefits of uncertain tax positions are recorded only after determining, based on the position of its internal and external legal advisors, a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from taxing authorities.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority.
Critical accounting estimates and judgments
Significant judgements, estimates and assumptions are required to determine the amount of deferred tax assets that are recognized based on the likely timing and future taxable profits. Deferred tax assets arising from tax losses carryforward and temporary differences are recognized considering assumptions and projected cashflows. Deferred tax assets may be affected by factors including, but not limited to: (i) internal assumptions on the projected taxable income, which are based on sales planning, operational costs and planned capital costs; (ii) macroeconomic environment; and (iii) trade and tax scenarios.
The Group applies significant judgement in identifying uncertainties over income tax treatments, which could impact the consolidated financial statements. The Group operates in multiple jurisdictions where uncertainties arise in the application of complex tax regulations. The Group and its subsidiaries are subject to reviews of income tax filings and other tax payments, and disputes can arise with the taxing authorities over the interpretation of the applicable laws and regulations.
(a)   Reconciliation of income taxes expense
	2022	2021	2020
Profit (loss) before income taxes	140,424	46,207	(174,878)
Statutory rate(i)	34%	34%	34%
Income taxes at statutory rate	(47,744)	(15,710)	59,459
Deferred income taxes not recognized as deferred tax asset(ii)	(7,055)	(11,755)	(6,343)
Difference from income taxes calculation based on taxable profit computed as a percentage of gross revenue	7,080	5,375	—
Tax benefits(iii)	15,066	—	—
Others	(9)	(2,586)	259
Income tax expense	(32,662)	(24,676)	53,375
Income tax and social contribution at the effective rate	23%	52%	31%
Current income taxes	(111,409)	(61,676)	(23,544)
Deferred income taxes	78,747	37,000	76,919

(i)
The effective rate reconciliation considers the statutory income taxes rates in Brazil, due to the significance of the Brazilian operation when compared to Colombia. The difference to reconcile the effective rate to the Colombian statutory rate (32%) is included as others.

(ii)
The Group did not recognize deferred tax on tax losses from the following subsidiaries: Lavoro Agro Holging S.A and Qualicíclo Agrícola S.A. The total amount of unrecognized credits on tax losses is R$ 75,489 (2021 R$ 93,404). The Group assessed that is unlikely that these subsidiaries will generate future taxable income in the foreseeable future.

(iii)
This amount reflects the tax benefit that allows the deduction of the ICMS tax benefits in the calculation of the income tax.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
(b)   Deferred income taxes balances
	2022	2021
Deferred assets and liabilities:
Amortization of fair value adjustment	32,787	40,820
Tax losses	49,332	31,801
Allowance for expected credit losses	51,379	30,721
Adjustment to present value	40,639	18,708
Provision for management bonuses	26,738	9,475
Allowance for inventory losses	3,463	2,655
Financial effect on derivatives	2,001	1,743
Fair value of commodity forward contracts	(1,959)	194
Unrealized exchange gains or losses	(1,803)	(1,569)
Gain on bargain purchase	(6,221)	—
Rebates	(7,325)	(19,800)
Other provisions	4,464	—
Deferred tax assets	200,986	114,748
Deferred tax liabilities	(7,491)	—
Deferred tax assets, net	193,495	114,748
Deferred income taxes
Reconciliation of deferred tax assets, net:
At June 30, 2020	77,748
Recognized in the statement of profit or loss	37,000
At June 30, 2021	114,748
Recognized in the statement of profit or loss	78,747
At June 30, 2022	193,495
(c)   IFRIC 23 Uncertainty over Income Tax Treatments
IFRIC 23 addresses the accounting of income taxes when tax treatments involve uncertainty that affects the application of IAS 12 Income Taxes. It does not apply to taxes or levies outside the scope of IAS 12, nor specifically includes requirements relating to interest and fines associated with uncertain tax treatments. IFRIC 23 specifically addresses the following:
•
whether an entity considers uncertain tax treatments separately;

•
the assumptions an entity makes about the examination of tax treatments by taxation authorities;

•
how an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates; and

•
how an entity considers changes in facts and circumstances.

The Group decides whether to consider each uncertain tax treatment separately or together with one or more other uncertain tax treatments and considers the approach that best predicts the resolution of such uncertainty. The Group also applies significant judgment in identifying uncertainties over income tax treatments.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
After adopting the Interpretation, the Group considered whether it has uncertain tax positions, and concluded that there was no impact on the financial statements with the adoption of this new interpretation.
22.
Provisions for contingencies

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are reviewed and adjusted to reflect management’s best estimate at the reporting dates.
Probable Losses
The balance of probable losses from civil, tax and labor contingencies recognized by the Group was R$ 2,966 and R$ 3,602, respectively as of June 30, 2022 and June 30, 2021.
Possible Losses
The Group is a party to various proceedings involving tax, environmental and civil matters that were assessed by management, under advice of legal counsel, as possibly leading to losses. Possible losses from contingencies amounted to R$ 11,600 and R$ 9,762, as of June 30, 2022 and June 30, 2021, respectively.
23.
Advances from customers

Advances from customers arise from the “Cash sale” modality, in which rural producers advance payments to the Group at the beginning of a harvest, before the billing of agricultural inputs. These advances are settled in the short term.
(a)   Movement in the year:
	2022	2021	2020
Balance as of the beginning of the year	509,403	218,699	25,652
Revenue recognized that was included in the contract liability balance at the beginning of the year	(509,403)	(218,699)	(25,652)
Increase in advances	301,963	390,809	109,760
Advances from acquired companies	18,597	118,594	108,939
Balance at the end of the year	320,560	509,403	218,699

24.
Related parties

Related parties of the Group that have receivable, payable or other balances are either (i) Non-controlling shareholders, (ii) Patria Investments Limited, which manages the funds that control the Group or (iii) Key management personnel.
(a)   Breakdown of assets and liabilities:
	2022	2021
Assets
Trade receivables(i)	11,677	13,088
Advances to suppliers(i)	67	4,825
Total assets	11,744	17,913

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2022	2021
Liabilities
Trade payables(i)	274	—
Advances from customers(i)	1,097	327
Payables for the acquisition of subsidiaries(ii)	63,930	57,495
Dividends payable	—	8,520
Payroll liabilities	—	207
Total liabilities	65,301	66,549

(i)
Refer to commercial transactions in the ordinary course of business with non-controlling shareholders of subsidiaries. Such transactions are carried at the same commercial terms as non-related parties’ customers or suppliers.

(ii)
Payments in installments to the non-controlling shareholders related certain business combination described in Note 19.

(b)   Statement of profit or loss
	2022	2021	2020
Revenue from sales of products(i)	13,046	5,592	285
M&A and monitoring expenses(ii)	(2,504)	—	(4,564)
Other expenses	(1,417)	—	—
Total	9,125	5,592	(4,279)

(i)
Refer to commercial transactions in the ordinary course of business with non-controlling shareholders of subsidiaries. Such transactions are carried at the same commercial terms as non-related parties’ customers.

(ii)
Expenses paid to the Parent in relation to management support services for acquisition transactions.

(c)   Key management personnel compensation
	2022	2021	2020
Wages	7,241	6,540	5,036
Direct and indirect benefits	509	551	505
Variable compensation (bonuses)	3,950	6,148	5,812
Short-term benefits	11,700	13,239	11,353
All compensation is comprised of short-term benefits. The amounts described above include payments to Lavoro Brazil’s board of directors and the executive officers.
25.   Net investment
The combined financial statements were prepared in accordance with principles described in Note 2. No share capital is presented. The net investment and the profit (loss) for the year is derived by aggregating the net assets and business activities of the Group.
Acquisition of non-controlling interests
A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. When the proportion of the equity held by non-controlling interests changes, the Group

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
adjusts the carrying amount of the controlling and non-controlling interests to reflect the changes in its relative interests in the subsidiary. The Group recognizes directly in equity any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received.
Acquisitions of non-controlling interests in the year ended June 30, 2022
In December 2021, the Group acquired an additional 20% stake of Group Cenagro through the exchange of shares of Lavoro Colombia SAS representing a 2.68% interest. No cash consideration was paid. The fair value of such shares was R$6,480 and the carrying amount of the 20% non-controlling interest was R$4,602. The fair value of the consideration was based on an equity transaction with third partiesclose to the acquisition date.The Group recognized an increase in non-controlling interest of R$1,878 and a decrease in net investment of the Parent of R$1,878.
In June 2022, the Group acquired an additional 5.77% stake of Lavoro Agrocomercial S.A. paid in cash for R$16,782. The carrying amount of the 5.77% non-controlling interest was R$9,769. The Group recognized a decrease in non-controlling interest of R$9,769 and a decrease in net investment of the Parent of R$7,013.
In June 2022, the Group acquired an additional 7.65% stake of Produtec Comércio e Representações S.A. paid in cash for R$17,569. The carrying amount of the 6.89% non-controlling interest was R$23,203. The Group recognized a decrease in non-controlling interest of R$23,203 and an increase in net investment of the Parent of R$5,634.
The effect on the total net investment during the year is summarized as follow:
In the year ended June 30, 2022:
Carrying amount of non-controlling interests acquired in cash	32,972
Difference between consideration paid in shares and non-controlling interest acquired	(1,878)
Total carrying amount of non-controlling interests acquired, net	31,094
Consideration paid in cash to non-controlling interests	(34,351)
Excess of consideration paid recognized in net investment of the Parent	(3,257)
Acquisitions of non-controlling interests in the year ended June 30, 2021
In fiscal year ended June 30, 2021, the Group acquired an additional 8.94% stake of Lavoro Agrocomercial paid in cash for R$79,493. The carrying amount of the 8.94% non-controlling interest was R$57,422. The Group recognized a decrease in non-controlling interests of R$57,422 and a decrease in net investment of the Parent of R$22,071, as follows:
Carrying amount of non-controlling interests acquired	57,422
Consideration paid in cash to non-controlling interests	(79,493)
Excess of consideration paid recognized in net investment of the Parent	(22,071)
Earnings per share
As the financial statements have been prepared on a combined basis, earnings per share is not a meaningful measure of financial performance for any of the periods presented. Therefore, Group management has determined that presenting an earnings per share calculated on the combined information would not accurately reflect the historical earnings per share. Accordingly, the requirement of IAS 33 —  Earnings per share to disclose earnings per share is not applicable.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
26.   Revenue from contracts with customers
Accounting policy
The Group is engaged in the agricultural input distribution in Latin America and started on July 2021 an agricultural input trading Group in Uruguay.
Revenue from contracts with customers is recognized when control of the goods or services are transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services.
Revenue from the sale of agricultural inputs is recognized at the point in time when control of the product is transferred to the customer as follows:
(i)
Retail sales — Sale of products in retail locations, or delivered to the customers, including crop protection, fertilizers, seeds, specialty inputs and grains as a result of Barter transactions (Note 11);

(ii)
Private Label products — Products delivered to the client such as biological, special fertilizers and off-patent.

When products are delivered to the customer revenue is recognized when the customer receives the product at the specified location. The Group engages third parties to provide freight services.
The Group provides pulverization services. The Group recognizes revenues from these services when the customer receives and consumes the benefits provided to them, at the time the pulverization services take place.
The Group generally acts as a principal as it has the primary responsibility for delivering the contracted goods, bears the inventory risk, and has discretion to establish the price.
Revenue from contracts with customers is recognized at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. For sales of grains see Note 11.
Sales prices are substantially based on international benchmark market prices, which are variable and subject to global supply and demand, and other market factors. There are no general warranties to the customers. Returns and incentives are estimated based on historical and forecasted data, contractual terms, and current conditions. Transportation costs are generally recovered from the customer through sales pricing and is included in cost of goods sold.
Trade receivables usually include a significant financing component. As such, the transaction price is discounted, using the interest rate implicit in the contract (i.e., the interest rate that discounts the trade receivable amount to the cash selling price) and revenue is recognized for such amount. Significant financing component is recognized as financial income under the amortized cost method. The average monthly interest rate applied was 1% for June 2022 and June 2021. Below is revenue from contracts with customers disaggregated by product line and geographic location:

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
	2022	2021	2020
Retail sales
Brazil	6,248,591	4,198,570	2,164,774
Colombia	1,088,328	788,674	510,953
	7,336,919	4,987,244	2,675,727
Private Label products
Brazil	331,527	41,138	163
Services
Colombia	78,088	70,163	30,391
Total Revenues	7,746,534	5,098,545	2,706,281
Summarized by region
Brazil	6,580,118	4,239,708	2,164,937
Colombia	1,166,416	858,837	541,344
(i)   Non-cash consideration
As explained in Note 11, the Group receives grains from certain customers in exchange to the product sold. The fair value of such non-cash consideration received from the customer is included in the transaction price and measured when the Group obtains control of the grains.
The Group estimates the fair value of the non-cash consideration by reference to its market price.
27.   Costs and expenses by nature
Accounting policy
(a)
Cost of goods sold

The cost of goods sold comprises the cost of purchases, net of rebates, discounts and commercial agreements received from suppliers, variations in inventories and logistics costs (inbound and outbound). The cost of goods sold includes the cost of the logistics operations managed or outsourced by the Group, including storage, handling and freight costs incurred until goods are ready to be sold.
Trade payables include a significant financing component. As such, trade payables are discounted, using the interest rate implicit in the contract (i.e., the interest rate that discounts the trade payable amount to the purchase paid in cash) and inventory is recorded at such amount. Significant financing component is recognized as financial expense under the amortized cost method. The average monthly interest rate applied was 1.18% per month for June 2022, 2021 and 2020.
(b)
Sales, general and administrative expenses

Sales, general and administrative expenses refer to indirect expenses and the cost of the corporate departments, information technology, treasury function, sales force personnel and marketing and advertising expenses.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The breakdown of costs and expenses by nature is as follows:
	2022	2021	2020
Cost of inventory(i)	6,368,444	4,357,001	2,354,210
Personnel expenses	485,643	286,086	151,178
Maintenance of the units	30,567	22,387	10,296
Consulting, legal and other professional services	118,056	67,836	36,920
Freight on sales	47,979	31,911	17,225
Commissions	33,874	42,447	6,769
Storage	5,363	8,425	5,993
Travels	23,605	18,444	9,976
Depreciation	9,697	5,717	5,770
Amortization of intangibles	57,607	29,717	20,024
Amortization of rights of use	51,203	17,997	10,862
Taxes and fees	29,849	17,948	7,718
Short term rentals	11,733	20,525	5,053
Business events	4,893	1,951	1,964
Marketing and advertising	18,181	4,089	1,253
Insurance	3,395	2,877	1,516
Utilities	12,696	6,693	9,027
Allowance for expected credit losses	27,393	11,094	86,901
Losses and damages of inventories	23,339	9,808	726
Fuels and lubricants	23,705	4,373	3,222
Legal fees	7,025	3,208	1,476
Other administrative expenditures	49,178	11,629	30,658
Total	7,443,425	4,982,163	2,778,737
Classified as:
Cost of goods sold	6,421,037	4,362,657	2,384,080
Sales, general and administrative expenses	1,022,388	619,506	394,657

(i)
Includes fair value on inventory sold from acquired companies, in the amounts of R$ 27,005, R$ 39,536 and R$ 13,848 respectively for the years ended June 30, 2022, 2021 and 2020.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
28.   Finance income (costs)
	2022	2021	2020
Finance income
Interest from cash equivalents	8,703	2,461	1,507
Interest arising from revenue contracts	407,449	204,744	49,010
Foreign exchange differences	—	12,759	—
Gain on changes in fair value of derivative instruments	—	—	4,260
Gain on change in fair value of commodity forward contracts	9,200	6,337	—
Other	1,581	798	712
Total	426,933	227,099	55,489
Finance costs
Interest on borrowings	(74,081)	(33,971)	(23,010)
Interest on leases	(13,217)	(5,076)	(2,058)
Interest on trade payables	(506,778)	(256,122)	(45,035)
Foreign exchange differences	(1,957)	—	(78,728)
Loss on changes in fair value of derivative instruments	(26,323)	(4,883)	—
Loss on changes in fair value of commodity forward contracts	—	—	(6,909)
Other	(24,021)	(12,840)	(12,966)
Total	(646,377)	(312,892)	(168,706)
Finance income (costs)	(219,444)	(85,793)	(113,217)
29.   Non-cash transactions
The Group carries out non-cash transactions which are not reflected in the statement of cash flows.
The main non-cash transactions are related to the acquisition of subsidiaries through the issuance of shares and accounts payable as described in note 20.
The Group had a non-controlling interest acquisition through the exchange of shares as described in note 25.
The Group also had non-cash additions to right-of-use assets and lease liabilities of R$124,740 in 2022 (R$21,606 in 2021 and R$32,696 in 2020).
30.   Relevant events occurred after the balance sheet date
•
Acquisition of Floema

On March, 2022, the Group signed an agreement for the acquisition of Floema Soluções Nutricionais de Cultivos Ltda. (“Floema”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on August 4, 2022 and the Group currently owns 62.61% interest. Consideration transferred for the acquisition amounted to R$49,185, of which R$20,700 was paid in cash on the closing date, which R$25,294 will be paid in cash within 12 months after the closing date and R$12,296 will be paid in shares issued by Agrozap.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The following table summarizes the preliminary allocation of the consideration transferred as of August 4, 2022:
Cash paid	25,294
Payable in installments	12,296
Shares issued(i)	11,595
Fair value of consideration transferred	49,185
(-) Fair value of net assets acquired:
Assets
Cash and cash equivalents	24,167
Trade receivables	44,702
Inventories	52,133
Other assets	11,737
Property, plant and equipment	1,152
Intangible	14,881
148,772
Liabilities
Trade payables	88,902
Other liabilities	26,353
115,255
Total identifiable net assets at fair value	33,517
Preliminary goodwill arising on acquisition	15,668
(i)   Shares issued as consideration
Consideration transferred to the acquisition was composed by 75% to be paid in cash and 25% settled in shares issued by Agrozap to the selling shareholders. The fair value of such shares was R$ 11,595 and was based on an equity transaction with third parties close to the acquisition date.
Below is the estimated fair value of the significant separately identified assets as of the acquisition date:
Item	Total	Nature	Assessment method
Customer relationship	14,881	A loyal relationship between these acquirees and its customers, which translates into recurring purchases of products and services	Multi Period Excess Earnings Method (MPEEM)
Inventories	52,133	Fair value of inventory considering the replacement cost methodology	Selling price less all expenses related to the selling the inventory
	67,014
There were no differences between accounting basis and fiscal basis on fair value adjustments, therefore no deferred taxes were recorded.
•
Acquisition of Casa Trevo Participações S.A.

On May 5, 2022, the Group signed an agreement for the acquisition of Casa Trevo Participações S.A. (“Casa Trevo”), establishing the terms and other conditions for its acquisition.

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
The acquisition was completed on August 31, 2022 and the Group currently owns and 79% interest.
Consideration transferred for the acquisition amounted to R$42,500, which will be paid in cash.
The Group is in the process of estimating the fair value of assets acquired and liabilities assumed, and such estimation has not been concluded.
•
Acquisition of Provecampo

On June 16, 2022, the Group signed an agreement for the acquisition of Provecampo S.A.S. (“Provecampo”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on July 29, 2022 and the Group currently owns 94.93% interest. Consideration transferred for the acquisition amounted to R$21,688 of which R$14,221 was paid in cash on the closing date, and the remaining R$7,467 will be paid in cash in two equal annual installments within 24 months after the closing date.
The following table summarizes the preliminary allocation of the consideration transferred as of July 29, 2022:
Cash paid	14,221
Payable in installments	7,467
Fair value of consideration transferred	21,688
(-) Fair value of net assets acquired:
Assets
Cash and cash equivalents	10,479
Trade receivables	7,514
Inventories	6,634
Property, plant and equipment	817
Intangible	10,218
35,662
Liabilities
Trade payables	11,635
Deferred tax liabilities	4,110
Other liabilities	909
16,654
Total identifiable net assets at fair value	19,008
Preliminary goodwill arising on acquisition	2,680
Below is the estimated fair value of the significant separately identified assets as of the acquisition date:
Item	Total	Nature	Assessment method
Customer relationship	10,218	A loyal relationship between these acquirees and its customers, which translates into recurring purchases of products and services	Multi Period Excess Earnings Method (MPEEM)
Inventories	6,634	Fair value of inventory considering the replacement cost methodology	Selling price less all expenses related to the selling the inventory
	16,852

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
the Group recorded a deferred tax liability of R$4,110 once the Group does not have a viable tax plan that will permit that the accounting basis and tax basis be the same after the acquisition.
•
Acquisition of Sollo Sul e Dissul

On July 22, 2022, the Group signed an agreement for the acquisition of Sollo Sul Insumos Agrícolas Ltda (“Sollo Sul”) and Dissul Insumos Agrícolas Ltda. (“Dissul”), establishing the terms and other conditions for its acquisition.
The acquisition was completed on November 30, 2022 and the Group currently owns 93.1% interest. Consideration transferred for the acquisition amounted to R$105,941 of which R$52,971 was paid in cash on the closing date, and the remaining R$52,970 will be paid in cash in two equal annual installments within 24 months after the closing date.
The Group is in the process of estimating the fair value of assets acquired and liabilities assumed, and such estimation has not been concluded.
•
Acquisition of NS Agro

On August 25, 2022, the Group signed an agreement for the acquisition of 82% interest in NS Agro S.A. (“NS Agro”), establishing the terms and other conditions for its acquisition.
Consideration transferred for the acquisition amounted to R$664,210, to be paid in cash in three installments.
The completion of this acquisition is subject to the usual precedent conditions for this type of transaction, including the approval by the regulatory authorities in Brazil, and has not been completed by the Group as of the issuance date of these interim financial statements.
•
Approval of the Group’s Long-Term Incentive Policy

On August 17, 2022, the Long Term Incentive Policy was approved by the Group. The new policy aims to allow its participants to have the right, in accordance with the terms and conditions provided for therein, to the long-term incentive, embodied the right to receive cash or goods, or shares issued by Lavoro Agro Limited (“Holding Offshore”) or new Holding, as defined in the policy.
The Group has granted 46,800,000 options with the vesting condition being:
(i)
a service condition: one third of the options on the 3rd anniversary of the grant date, one third on the 4th anniversary of the grant date and one third on the 5th anniversary of the grant date; and

(ii)
a market condition: a liquidity event with verification of the minimum return, as defined in the policy.

After both conditions are fulfilled, the participants will have their options vested and the right to receive the incentive from the Group.
The plan determines that the term has 5 years of validity. If a liquidity event has not occurred during this time, the reference options will be extinguished without any payment or incentive being due by the Group.
•
FIAGRO (Investment Fund in Agro)

On July 22, 2022, we entered into an agreement to transfer receivables in the aggregate amount of R$160.0 million to Lavoro Agro Fundo de Investimentos nas Cadeias Produtivas Agroindustriais (Fiagro) — Direitos Creditórios, or “Fiagro,” an investment fund legal structure established under Brazilian law designed specifically for investing in agribusiness credit rights receivables.
The Fiagro fund was structured with several tranches of quotas, with senior and mezzanine quotas bearing interest at a benchmark rate of return ranging from the CDI rate + 2.45% per year up to the CDI

Notes to the combined financial statements
(In thousands of Brazilian reais — R$, except if otherwise indicated)
rate + 8.0% per year. Residual returns from the Fiagro fund, if any, are paid on the subordinated quotas, which do not bear interest and are not otherwise entitled to any pre-established rate of return. Senior and mezzanine quotas amortize annually over a three year period after an initial 24-month grace period, whereas subordinated quotas amortize at the end of the fifth annual period.
Certain of Patria Investments Limited’s related parties acquired the mezzanine quotas of Fiagro in an aggregate amount of R$56.0 million. The Group acquired the subordinated quotas of Fiagro in an aggregate amount of R$8.1 million. Our agreement to assign certain credit rights to Fiagro will expire when all assigned receivables have been liquidated.